Prospectus	Filed pursuant to Rule 424(b)(3)
Registration No. 333-163098

Mitsui Sumitomo Insurance Group Holdings, Inc.

Exchange for Shares of Common Stock of Aioi Insurance Company, Limited

The boards of directors of Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”) and Aioi Insurance Company, Limited (“Aioi”) have agreed to a share exchange (the “Share Exchange”) between the two companies under the Corporation Law of Japan (the “Corporation Law”). MSIG and Aioi have entered into a share exchange agreement (the “Share Exchange Agreement”) that sets forth the terms of the Share Exchange. Pursuant to the Share Exchange, each shareholder of Aioi will receive 0.190 shares of MSIG’s common stock for each share of Aioi’s common stock that such shareholder holds. The terms of the Share Exchange (along with certain related matters) require approval by the shareholders of MSIG and Aioi. The board of directors of Aioi has convened an extraordinary general meeting of shareholders to seek such approval.

The Share Exchange is a part of the proposed business integration among MSIG, Aioi and Nissay Dowa General Insurance Company, Limited. Upon the completion of the Share Exchange and other related transactions described in this prospectus, MSIG will be renamed MS&AD Insurance Group Holdings, Inc. (“MS&AD”). See “The Share Exchange”.

Based on the number of shares of Aioi’s common stock issued as of October 21, 2009, MSIG expects to issue 143,678,268 shares of its common stock in connection with the Share Exchange. Approximately 17.7% of those shares will be offered to shareholders of Aioi resident in the United States.

This document has been prepared for the shareholders of Aioi resident in the United States to provide detailed information in connection with the Share Exchange.

The date, time and place of the shareholders’ meeting of Aioi is expected to be held at Aioi’s head office at 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo 150-8488, Japan on December 22, 2009 (Japan time).

To attend and vote at the shareholders’ meeting of Aioi, or to vote electronically, shareholders of Aioi must follow the procedures outlined in the convocation notice and the mail-in-ballot material which Aioi will send them.

The Share Exchange cannot be completed unless it is approved at the scheduled shareholders’ meetings of MSIG and Aioi and certain other conditions are satisfied. The additional conditions and other terms of the Share Exchange are more fully described in this prospectus. For a discussion of these conditions, see “The Share Exchange”.

This document provides you with detailed information about the Share Exchange. It also provides you with important information about the shares of common stock of MSIG to be issued to Aioi shareholders in connection with the Share Exchange. You are encouraged to read this document in its entirety.

MSIG shares are traded in yen on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. On November 27, 2009, the last reported official price of MSIG shares on the Tokyo Stock Exchange was ¥2,175 per share.

You may have dissenters’ rights in connection with the transactions under Japanese law. See page 50 for a complete discussion of your dissenters’ rights, if any.

You should consider carefully the risk factors beginning on page 4 of this prospectus.

Aioi is not asking for a proxy and you are not required to send a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2009.

Appendix A:	Share Exchange Agreement, dated September 30, 2009, among Mitsui Sumitomo Insurance Group Holdings, Inc., Aioi Insurance Company, Limited and Nissay Dowa General Insurance Company, Limited (English translation)
Appendix B-1:	Fairness Opinion Delivered by Nomura Securities Co., Ltd. (English translation)
Appendix B-2:	Fairness Opinion Delivered by Morgan Stanley Japan Securities Co., Ltd. (English translation)
Appendix C:	Selected Articles of the Corporation Law of Japan (English translation)
Appendix D:	Unaudited Japanese GAAP Summary Financial Information of MSIG for the Six Months Ended September 30, 2009
Appendix E:	Unaudited Reverse Reconciliation of Selected Financial Information of MSIG
Appendix F:	Unaudited Japanese GAAP Summary Financial Information of Aioi for the Six Months Ended September 30, 2009
Appendix G:	Unaudited Reverse Reconciliation of Selected Financial Information of Aioi
Appendix H:	Unaudited Japanese GAAP Summary Financial Information of NDGI for the Six Months Ended September 30, 2009
Appendix I:	Unaudited Reverse Reconciliation of Selected Financial Information of NDGI

i

REFERENCES TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional important business and financial information about MSIG and Aioi that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:

Mr. Youichi Shimizu Shareholder Relations and Legal Department Mitsui Sumitomo Insurance Group Holdings, Inc. 27-2, Shinkawa 2-chome Chuo-ku, Tokyo 104-8252 Japan Telephone: 81-3-3297-1111	Mr. Kazunori Adachi Corporate Communication Department Aioi Insurance Company, Limited 28-1, Ebisu 1-chome Shibuya-ku, Tokyo 150-8488 Japan Telephone: 81-3-5424-0101

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE INFORMATION NO LATER THAN DECEMBER 15, 2009, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

For additional information about MSIG and Aioi, see “Where You Can Find More Information”.

As used in this prospectus, references to “MSI” are to Mitsui Sumitomo Insurance Company, Limited, references to “MSIG” are to Mitsui Sumitomo Insurance Group Holdings, Inc. (as of any time on or after April 1, 2008) or MSI (as of any time on or before March 31, 2008), references to “Aioi” are to Aioi Insurance Company, Limited, and references to “NDGI” are to Nissay Dowa General Insurance Company, Limited, in each case on a consolidated basis except where the context otherwise requires. Also, references to the “Share Exchange” are to the proposed share exchange between MSIG and Aioi, references to the “MSIG-NDGI Share Exchange” are to the proposed share exchange between MSIG and NDGI, and references to the “Business Combination” are to the proposed business integration among MSIG, Aioi and NDGI consisting of the Share Exchange, the MSIG-NDGI Share Exchange and the proposed subsequent merger between Aioi and NDGI.

As used in this prospectus, except where the context otherwise requires, references to the “shareholders’ meeting” of Aioi or to the “meeting” of Aioi shareholders are to the extraordinary general meeting of shareholders of Aioi that is scheduled to take place on December 22, 2009, at which Aioi’s shareholders will vote on the terms of the Share Exchange and certain related matters. See “Extraordinary General Meeting of Aioi Shareholders”.

As used in this prospectus, references to “MS&AD” are to MS&AD Insurance Group Holdings, Inc., the name to which MSIG will change its name upon the completion of the Share Exchange and other related transactions described in this prospectus. References to MSIG as of any time after the time of such name change, which is expected to be on April 1, 2010, are to MS&AD.

As used in this prospectus, “dollar” or “$” means the lawful currency of the United States of America, and “yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan.

In tables appearing in this prospectus, figures may not add up to totals due to rounding.

FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” that reflect the plans and expectations of MSIG and Aioi in relation to, and the benefits resulting from, the Business Combination. To the extent that statements in this prospectus do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of MSIG and Aioi in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of MSIG and Aioi (or the post-Business Combination group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. MSIG and Aioi undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by MSIG and Aioi (or the post-Business Combination group) in their subsequent domestic filings in Japan and filings with the SEC.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic conditions in Japan, the United States, Europe and China;

(2)	the extent of competition faced by MSIG, Aioi and NDGI from other Japanese major non-life insurance companies and new entrants in the Japanese non-life insurance market;

(3)	the regulatory outlook, and the extent of further deregulation of the Japanese insurance industry;

(4)	occurrence of natural disasters in Japan and elsewhere;

(5)	occurrence of losses the type or magnitude of which could not be foreseen at the time of writing the insurance policies covering such losses;

(6)	the price and availability of reinsurance;

(7)	the performance of the companies’ (or the post-Business Combination group’s) investments;

(8)	the parties being unable to complete the Business Combination due to failure to obtain the necessary shareholder approval or any governmental approval for the proposed transactions or for other reasons; and

(9)	difficulties in realizing the synergies and benefits of the post-Business Combination group due to various reasons, including, but not limited to, unexpected significant costs incurred in connection with the planned integration of IT and other systems, facilities, human resources and other aspects of the operations of the post-business combination group, unexpected significant impairment charges recorded with respect to goodwill recorded in connection with the proposed business combination, and any of the preceding paragraphs (1) through (8).

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

Q.	Why is MSIG proposing the Share Exchange?

A.	The Share Exchange is a part of the Business Combination, which consists of the Share Exchange, the MSIG-NDGI Share Exchange and subsequent merger between Aioi and NDGI. By pursuing the Business Combination and the related business alliance, MSIG, Aioi and NDGI aim to improve their joint prospects for growth and profitability in the increasingly competitive non-life insurance industry in Japan by: providing high quality products, services, and best practices; satisfying customers, gaining the confidence of insurance agents as partners, and enhancing job satisfaction and motivation of employees; maximizing support from stakeholders, and enhancing social and environmental contributions; improving shareholder returns; expanding available investment capacity and enhancing earning capacity; and expanding marketing networks, enhancing sales forces and strategically increasing resources for growth.

Q.	What will Aioi shareholders receive in the Share Exchange?

A.	Aioi shareholders will receive 0.190 newly issued shares of MSIG’s common stock for each share of Aioi’s common stock which they hold.

Q.	Does the board of directors of Aioi recommend the Share Exchange?

A.	Yes. The board of directors of Aioi unanimously recommends that shareholders vote for the Share Exchange.

Q.	How will fractional shares be treated in the Share Exchange?

A.	Aioi shareholders will not receive any fractional shares of MSIG’s common stock in the Share Exchange. Instead, the shares representing the aggregate of all such fractional shares will be sold either by auction or at the market price by MSIG and the net cash proceeds from the sale will be distributed to the former holders of Aioi shares on a proportionate basis in accordance with their respective fractions.

Q.	How do the legal rights of MSIG shares differ from those of Aioi shares?

A.	There are no material differences between or among the rights of shareholders of MSIG’s common stock and Aioi’s common stock from a legal perspective except the right to inspect the books and records of the company, which is granted to the holders of MSIG’s common stock but not to the holders of Aioi’s common stock.

Q.	How will trading in Aioi shares be affected in connection with the completion of the Share Exchange?

A.	Aioi expects that its shares will be delisted from the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange about three or four trading days before April 1, 2010.

Q.	Will Aioi shareholders receive dividends on common stock for the year ending March 31, 2010?

A.	Subject to the approval of MS&AD in June 2010, Aioi expects to pay dividends in June 2010 to holders of record of Aioi’s common stock as of March 31, 2010.

Q.	When is the Share Exchange expected to be completed?

A.	The Share Exchange is expected to be completed on or around April 1, 2010.

Q.	Can the number of shares of MSIG’s common stock for which the shares of Aioi’s common stock are exchanged change between now and the time the transaction is completed?

A.	No. The exchange ratio is fixed, and it will not change even if the trading price of Aioi’s common stock changes between now and the time the Share Exchange is completed. See “Risk Factors” beginning on page 4.

Q.	What is the record date for voting at the shareholders’ meeting?

A.	Holders of Aioi shares as of October 21, 2009 will be eligible to vote at the shareholders’ meeting expected to be held on December 22, 2009.

Q.	How do I vote at the shareholders’ meeting?

A.	You may exercise voting rights by electronic means, mail-in-ballot or attending the meeting in person or through attorney-in-fact. Aioi will distribute materials to shareholders that will enable them to exercise their voting rights. Completed mail-in-ballots must be received at least one day before the shareholders’ meeting.

Q.	May I change my vote?

A.	Yes. If you want to change your vote expressed by mail-in-ballot, you must attend the meeting personally or through another shareholder you appoint as your attorney-in-fact, or send another mail-in-ballot dated a later date than the previous mail-in-ballot if Aioi redistributes mail-in-ballots. By attending the meeting in person you automatically revoke your mail-in-ballot.

If you wish to change a vote previously submitted via the Internet, you must either attend the shareholders meeting personally or through another shareholder having voting rights whom you appoint as your attorney-in-fact, or by resubmitting your vote via the Internet. By attending the meeting in person or having another shareholder entitled to vote your shares attend the meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your vote previously submitted via the Internet. If you submit more than one vote via the Internet, the last vote submitted will be counted.

Q.	How will shares represented at the shareholders’ meeting by mail-in-ballots be treated?

A.	The mail-in-ballots used for the shareholders’ meeting of Aioi will describe the proposals to be voted on by shareholders at the meeting, including approval of the Share Exchange. The mail-in-ballots will allow shareholders to indicate a “for” or “against” vote with respect to each proposal. In accordance with Japanese law and practice, Aioi intends to count toward the quorum requirements for its shareholders’ meeting the shares represented by mail-in-ballots that are returned without indicating a “for” or “against” vote for any of the proposals, and count these mail-in-ballots as having voted “for” the approval of the Share Exchange and other related proposals.

Q.	Do I have dissenters’ rights?

A.	Under the Corporation Law of Japan, you are entitled to dissenters’ rights of appraisal in connection with the Share Exchange if you comply with the procedures set forth in the Corporation Law. Any Aioi shareholder (i) who notifies Aioi prior to the shareholders’ meeting of his or her intention to oppose the Share Exchange, and who votes against the approval of the Share Exchange at the shareholders’ meeting, or (ii) who is not entitled to vote at such general meeting of shareholders, and complies with the other relevant procedures set forth in the Corporation Law, may demand that Aioi purchase his or her shares of Aioi’s common stock at the fair value. The failure of a shareholder of Aioi who is entitled to vote at such general meeting of shareholders to provide such notice prior to the shareholders’ meeting or to vote against the approval of the Share Exchange at the shareholders’ meeting will in effect constitute a waiver of the shareholder’s right to demand that Aioi purchase his or her shares of Aioi’s common stock at the fair value.

Q.	What are the Japanese tax consequences of the Share Exchange?

A.	The Share Exchange is expected to be a tax-free transaction for Japanese tax purposes. A non-Japanese holder of Aioi shares is expected to recognize no gain for Japanese tax purposes upon his or her exchange of Aioi shares for MSIG shares in the Share Exchange, except to the extent it receives cash in lieu of fractional shares of MSIG shares.

Q.	What are the U.S. federal income tax consequences of the Share Exchange to U.S. holders of Aioi shares?

A.	The U.S. federal income tax consequences to a U.S. holder (as defined under “Taxation — Material U.S. Federal Income Tax Consequences”) of Aioi shares who participates in the Share Exchange depend in part on whether the Share Exchange will qualify as a tax-free exchange under the Internal Revenue Code of 1986, as amended (the “Code”). However, regardless of whether the Share Exchange qualifies as a tax-free exchange under the Code, Section 1248 of the Code generally will require that U.S. holders of Aioi shares recognize taxable gain (but not loss) as a result of the Share Exchange. As such, for U.S. federal income tax purposes: (1) a U.S. holder of Aioi shares will be required to include in gross income, as a deemed dividend, an amount

v

generally equal to the excess, if any, of (i) the sum of the fair market value of the MSIG shares received in the Share Exchange and the amount of any cash received in redemption of a fractional share thereof over (ii) the U.S. holder’s tax basis in its Aioi shares exchanged therefor; (2) a U.S. holder’s tax basis in the MSIG shares received pursuant to the Share Exchange will equal the sum of such U.S. holder’s tax basis in its Aioi shares surrendered in the Share Exchange and the amount such U.S. holder includes in its gross income as a deemed dividend; (3) a U.S. holder’s holding period in the MSIG shares received pursuant to the Share Exchange will include the holding period of the U.S. holder’s Aioi shares surrendered in the Share Exchange; and (4) a U.S. holder will be required to attach IRS Form 5471 to its U.S. federal income tax or information return that it would normally file for its taxable year in which the Share Exchange occurs. All U.S. holders of Aioi shares should review the discussion of the material U.S. federal income tax consequences of the Share Exchange set forth below under “Taxation — Material U.S. Federal Income Tax Consequences — The Share Exchange”, and should consult their own tax advisors as to the potential U.S. federal income tax consequences of participating in the Share Exchange in their individual circumstances.

Q.	Who can I call with questions?

A.	If you have more questions about the Share Exchange, you should contact:

Mr. Youichi Shimizu
Shareholder Relations and Legal Department
Mitsui Sumitomo Insurance Group Holdings, Inc.
27-2, Shinkawa 2-chome
Chuo-ku, Tokyo 104-8252
Japan
Telephone: 81-3-3297-1111

Mr. Kazunori Adachi
Corporate Communication Department
Aioi Insurance Company, Limited
28-1, Ebisu 1-chome
Shibuya-ku, Tokyo 150-8488
Japan
Telephone: 81-3-5424-0101

SUMMARY

This summary highlights selected information from this document. It does not contain all the information that is important to you. You should read carefully the entire document to fully understand the Share Exchange.

Companies

Each of MSIG and Aioi is one of the largest insurance companies in Japan. Each of them offers, by itself or through its subsidiaries, a broad range of property and casualty insurance products, life insurance products, financial services and risk-related services.

MSIG’s principal executive offices are located at 27-2, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8252, Japan, and its telephone number is 81-3-3297-1111. Aioi’s principal executive offices are located at 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo 150-8488, Japan, and its telephone number is 81-3-5424-0101.

The Share Exchange

The boards of directors of MSIG and Aioi have agreed to the Share Exchange, to be approved by their respective shareholders. Under the Share Exchange, each shareholder of Aioi registered as of the moment immediately preceding the Share Exchange will receive 0.190 shares of MSIG’s common stock for each share of Aioi’s common stock that such shareholder holds. If the Share Exchange Agreement is approved by the shareholders of MSIG and Aioi, and if the other conditions to completing the Share Exchange are satisfied, the Share Exchange is expected to become effective on or around April 1, 2010.

Notice of Meeting

To seek shareholders’ approval of the terms of the Share Exchange and certain other matters, the board of directors of Aioi has convened an extraordinary general meeting of shareholders. Under Japanese law, the notice of a general meeting of shareholders must be dispatched two weeks in advance to all shareholders of record having voting rights. Aioi will mail out its notices on such date as to be determined by the board of directors.

The affirmative vote of shareholders representing a two-thirds majority of the voting rights of the shareholders of Aioi represented at the shareholders’ meeting is required to approve the Share Exchange. Each shareholder is entitled to one vote per share, subject to the limitation by the “Unit share system”. As of September 30, 2009, the directors and corporate auditors of Aioi owned directly and indirectly an aggregate of 668,122 shares of Aioi’s common stock. Also, as of September 30, 2009, a director of MSIG owned directly and indirectly 2,000 shares of Aioi’s common stock.

The required quorum for vote on the Share Exchange at the shareholders’ meeting is a one-third majority of the voting rights of the shareholders of Aioi who are entitled to exercise their voting rights.

The date, time and place of the meeting is expected to be held at Aioi’s head office at 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo 150-8488, Japan on December 22, 2009 (Japan time).

Shareholders may attend the meeting in person or by proxy using a duly authorized power of attorney, or vote via the Internet.

At the meeting, you will be allowed to vote upon the terms of the Share Exchange approved by the boards of directors of MSIG and Aioi. The Share Exchange Agreement sets forth the terms of the Share Exchange. You are encouraged to read an English language translation of the Share Exchange Agreement attached to this prospectus as Appendix A in its entirety.

Reasons for the Share Exchange

By pursuing a business combination and business alliance, the companies seek to improve their joint prospects for growth and profitability in the increasingly competitive non-life insurance industry in Japan by:

•	providing high quality products, services, and best practices;

•	satisfying customers, gaining the confidence of insurance agents as partners, and enhancing job satisfaction and motivation of employees;

•	maximizing support from stakeholders, and enhancing social and environmental contributions;

•	improving shareholder returns;

•	expanding available investment capacity and enhancing earning capacity; and

•	expanding marketing networks, enhancing sales forces and strategically increasing resources for growth.

The companies aim to promote their business alliance through:

•	jointly establishing and expanding overseas businesses and new areas of business;

•	sharing various critical systems and server systems;

•	sharing frameworks, systems and tools for agency education, and conducting joint education;

•	joint use of risk consulting subsidiaries and subsidiaries providing claims handling services;

•	jointly developing new products and services; and

•	establishing a common business platform that conforms to international accounting standards, the Financial Instruments and Exchange Law and the Corporation Law.

No Solicitation of Proxies, Consents or Authorizations

Aioi’s management is not soliciting proxies, consents or authorizations with respect to the Share Exchange prior to the extraordinary general meeting of shareholders.

Conditions to the Completion of the Share Exchange

The Share Exchange can be completed only if the following conditions are satisfied:

•	Under the Corporation Law, the Share Exchange must be approved at the general meeting of shareholders of each of MSIG and Aioi;

•	The MSIG-NDGI Share Exchange must be approved at the general meeting of shareholders of each of MSIG and NDGI;

•	MSIG, Aioi and NDGI must receive all necessary approvals from governmental authorities including those described below under “— Required Regulatory Approvals”; and

•	All other requirements necessary for the Share Exchange and the MSIG-NDGI Share Exchange to take effect must be satisfied.

Dissenters’ Rights

Under Japanese law, you may have dissenters’ rights of appraisal in connection with the Share Exchange. See “The Share Exchange — Dissenters’ Rights” for a complete discussion of dissenters’ rights.

Material Tax Consequences

Japanese Taxation

The Share Exchange is expected to be a tax-free transaction for Japanese tax purposes. A non-Japanese holder of Aioi shares is expected to recognize no gain for Japanese tax purposes upon his or her exchange of Aioi shares for MSIG shares in the Share Exchange, except to the extent it receives cash in lieu of fractional shares of MSIG shares. See “Taxation — Japanese Taxation”.

Material U.S. Federal Income Tax Consequences

U.S holders of Aioi shares who participate in the Share Exchange generally will be deemed to have received a taxable dividend for U.S. federal income tax purposes upon exchange of their Aioi shares for MSIG shares and, as such, generally will be required to recognize taxable gain (but not loss) as a result of the Share Exchange. For important details, see “Taxation — Material U.S. Federal Income Tax Consequences”.

Required Regulatory Approvals

Under amendments to the Anti-Monopoly Law of Japan, which are expected to take effect in January 2010, MSIG, Aioi and NDGI will be required to give a prior notification of the Share Exchange to the Fair Trade Commission of Japan and to observe a waiting period of 30 days before the effective date of the Share Exchange (unless such waiting period is shortened or extended by the Fair Trade Commission). Prior to completing the Share Exchange, MSIG, Aioi and NDGI will file any required notifications with U.S. antitrust regulatory authorities regarding the formation of “MS&AD” and will observe any applicable waiting periods under U.S. antitrust laws.

Accounting Treatment of the Share Exchange

The Share Exchange will be accounted for by MSIG under the acquisition method of accounting in accordance with U.S. GAAP. See “The Share Exchange — Accounting Treatment”.

Risk Factors

In determining whether to vote to approve the Share Exchange, you should consider carefully the risk factors described in this document.

Trading Markets for Shares of MSIG’s Common Stock

MSIG’s common stock currently trades on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

RISK FACTORS

Prior to making a decision on the Share Exchange, you should carefully consider, along with other matters set out in this prospectus, the following considerations:

Risks Relating to the Business Combination and Share Exchange

The Business Combination may not produce the benefits anticipated by MSIG, Aioi and NDGI.

The success of the Business Combination will depend, in part, on the ability of MS&AD to produce benefits that each of MSIG, Aioi and NDGI may have difficulty in producing by itself. The major benefits that are anticipated by the three companies include expanding growth opportunities, increasing their operational bases and management resources, strengthening their competitiveness, achieving economies of scale and creating a world-leading insurance group. To achieve such benefits, the operations of the three companies would need to be reorganized and their resources combined in a timely and effective manner. If MS&AD fails to achieve such reorganization of operations or combination of resources within the time frame that is currently contemplated or to the full extent that is currently planned, the anticipated benefits of the Business Combination may not be realized fully or at all or may take longer to realize than expected.

The exchange ratio for the Share Exchange is fixed and will not be adjusted to reflect changes in the market values of MSIG’s and Aioi’s common stocks; as a result, the value of MSIG’s common stock you receive in the transaction may be less than when you vote on the Share Exchange.

Upon the completion of the Share Exchange, each share of Aioi’s common stock will be exchanged for 0.190 shares of MSIG’s common stock. The ratio at which Aioi’s common stock will be exchanged for MSIG’s common stock is fixed, and will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of MSIG’s and Aioi’s common stocks change, there will be no change in the number of shares of MSIG’s common stock which shareholders of Aioi will receive in the Share Exchange.

Any change in the prices of either company’s common stock occurring prior to the effective date of the Share Exchange will affect the value that holders of Aioi’s common stock receive in the Share Exchange. The value of the MSIG common stock to be received in the Share Exchange (which will occur approximately three months after the general meetings of shareholders) may be higher or lower than the indicative value as of the date of this prospectus and/or as of the date of the general meeting of Aioi shareholders, depending on the then prevailing market prices of MSIG’s and Aioi’s common stocks.

The share prices of MSIG’s and Aioi’s common stocks are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of MSIG and Aioi, including actual changes in, or investor perception of, MSIG’s and Aioi’s businesses, operations and prospects. Regulatory developments, as well as current or potential legal proceedings, and changes in general market and economic conditions may also affect the stock price of MSIG or Aioi.

You should obtain and review recent market quotations for MSIG’s and Aioi’s common stocks before voting on the Share Exchange. There can be no assurances as to the future market prices of MSIG’s and Aioi’s common stocks before the completion of the Share Exchange, nor of the market price of MSIG’s common stock at any time after the completion of the Share Exchange.

The Share Exchange is subject to regulatory approvals and various conditions set forth in the Share Exchange Agreement and, even though it may be approved by both companies’ shareholders, the Share Exchange nonetheless may not be completed as scheduled or at all.

Under the Share Exchange Agreement, the respective obligations of MSIG and Aioi to complete the Share Exchange are subject to a number of specified conditions, including obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the consummation of the transaction. Regulatory authorities in Japan or elsewhere may seek to block or delay the Share Exchange, or may impose conditions that reduce the anticipated benefits of the Share Exchange or make it difficult to complete as planned. Shareholder approval of the

Share Exchange will be subject to fulfillment of conditions imposed on the Share Exchange by regulatory authorities in Japan and other jurisdictions. MSIG and Aioi will be required to obtain further shareholder approval in the event that any of the conditions imposed by those regulatory authorities materially alter any aspect of the Share Exchange as previously approved. In addition, MSIG and Aioi have the right to terminate the Share Exchange agreement at any time prior to the completion of the transaction, upon the parties’ mutual written consent. Either party may also terminate the Share Exchange agreement upon, among other things, an unremedied breach of the agreement by the other party or occurence of an event that has a material adverse effect on either party or the ability of either party to perform its obligations under the Share Exchange agreement. Accordingly, even if the terms of the Share Exchange are approved at the general meetings of shareholders of MSIG and Aioi, there is no assurance that the Share Exchange will ultimately be completed as scheduled or at all.

Significant costs will be incurred in the course of the Business Combination and the subsequent reorganization of MS&AD’s operations to be discussed by MSIG, Aioi and NDGI.

MSIG, Aioi, and NDGI expect that they and MS&AD will incur significant costs related to the Business Combination and the subsequent reorganization of MS&AD’s operations. These expenses include financial advisory, legal and accounting fees and expenses, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. There may be significant costs in compensating dissenting shareholders who exercise their appraisal rights. There may also be additional unanticipated significant costs in connection with the Business Combination or such subsequent reorganization. In addition, there may be significant impairment charges recorded with respect to goodwill recorded in connection with the Share Exchange.

U.S. holders of Aioi shares who participate in the Share Exchange generally will recognize U.S. taxable gain.

Regardless of whether the Share Exchange qualifies as a tax-free exchange under the Internal Revenue Code of 1986, as amended, U.S. holders of Aioi shares generally will be deemed to have received a taxable dividend from Aioi as a result of the Share Exchange. As such, for U.S. federal income tax purposes: (1) a U.S. holder of Aioi shares will be required to include in gross income, as a deemed dividend, an amount generally equal to the excess, if any, of (i) the sum of the fair market value of the MSIG shares received in the Share Exchange and the amount of any cash received in redemption of a fractional share thereof over (ii) the U.S. holder’s tax basis in its Aioi shares exchanged therefor; (2) a U.S. holder’s tax basis in the MSIG shares received pursuant to the Share Exchange will equal the sum of such U.S. holder’s tax basis in its Aioi shares surrendered in the Share Exchange and the amount such U.S. holder includes in its gross income as a deemed dividend; (3) a U.S. holder’s holding period in the MSIG shares received pursuant to the Share Exchange will include the holding period of the U.S. holder’s Aioi shares surrendered in the Share Exchange; and (4) a U.S. holder will be required to attach IRS Form 5471 to its U.S. federal income tax or information return that it would normally file for its taxable year in which the Share Exchange occurs. All U.S. holders of Aioi shares should review the discussion of the material U.S. federal income tax consequences of the Share Exchange set forth below under “Taxation — Material U.S. Federal Income Tax Consequences — The Share Exchange”, and should consult their own tax advisors as to the potential U.S. federal income tax consequences of participating in the Share Exchange in their individual circumstances.

U.S. holders of Aioi shares who participate in the Share Exchange may be required to pay U.S. federal income tax even though no cash will be distributed in the Share Exchange.

U.S. holders of Aioi shares who participate in the Share Exchange generally will be subject to U.S. federal income tax on an amount generally equal to the excess, if any, of (1) the sum of the fair market value of the MSIG shares received in the Share Exchange and the amount of any cash received in redemption of a fractional share thereof over (2) the U.S. holder’s tax basis in its Aioi shares exchanged therefor. However, because no cash will be distributed in the Share Exchange (other than cash received in redemption of a fractional MSIG share), a U.S. holder of Aioi shares who participates in the Share Exchange will likely have to pay tax in respect of income that is not distributed currently, and may never be distributed.

Risks Relating to the Business of MSIG

If economic conditions in Japan remain difficult or deteriorate further, MSIG’s financial condition and results of operations may be adversely affected.

MSIG derives most of its insurance underwriting revenues from Japan. In addition, a substantial majority of the investments in its investment portfolio are Japanese equity securities, bonds and loans. Accordingly, MSIG’s financial condition and results of operations are very dependent on economic conditions in Japan.

Starting in 2007, and particularly since the second half of 2008, the business environment has been extremely adverse for many of MSIG’s businesses.

Economists now believe the Japanese and global economies have entered into a recessionary period and are projecting significant negative macroeconomic trends, including higher unemployment, lower consumer spending, declines in home purchases and substantial increases in delinquencies on consumer debt. Moreover, recent disruptions in the financial markets, particularly the reduced availability of credit and tightened lending requirements, have impacted the ability of borrowers to borrow at affordable rates. MSIG cannot predict the length and severity of a recession, but as with most businesses, it believes a longer or more severe recession could have an adverse effect on its business and results of operations.

A continued economic slowdown could adversely affect MSIG through reduced demand for its products and pressure on its investment portfolios. For example, as consumers purchase fewer automobiles, MSIG’s sales of automobile insurance may continue to decline. Also, as consumers become more cost conscious, they may choose lower levels of automobile and homeowners insurance. In the year ended March 31, 2009, declining automobile sales, weakness in the Japanese housing market and a highly competitive environment contributed to lower policies in force. MSIG’s investment portfolio could also be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in its investment portfolio.

In response to the crisis affecting financial markets and the broader economy, the Japanese government has taken or is considering taking action to address such conditions and increasing spending to stimulate the economy. However, there can be no assurance as to what impact such actions will have on the financial markets or on economic conditions, and the economic climate may not improve significantly in the near term. The length and severity of a continuing weakness in the Japanese economy could materially and adversely affect MSIG’s business, financial condition and results of operations.

Deregulation, consolidation and the entry of new competitors has intensified competition in the Japanese insurance industry.

Japan’s current Insurance Business Law enacted in April 1996 contains provisions designed to deregulate and increase competition in the life and non-life insurance business in Japan. The Insurance Business Law has provisions permitting life insurance companies and non-life insurance companies to enter each other’s business through subsidiaries. The Insurance Business Law also permits the entry of foreign insurance companies with global operations into the Japanese insurance market and the entry of new competitors that have traditionally been engaged in non-insurance business activities. Furthermore, an amendment to the Law Concerning the Non-Life Insurance Rating Organization in 1998 has allowed non-life insurers to set their own premium rates, which has effectively opened the door to premium rate competition. MSIG operates in a business environment in which competition has intensified and accelerated due to these measures.

In addition, anticipated changes in the financial services market, including the full liberalization of over-the-counter sales of insurance products at banks in December 2007 and the privatization of Japan Post in October 2007, are expected to accelerate competition in both price and quality of insurance products. Such competition could adversely affect MSIG’s profitability.

Japan is prone to natural disasters, which can result in substantial claims on non-life insurance policies.

Japan is frequently subject to earthquakes, typhoons, windstorms, floods and other types of natural disasters, the frequency and severity of which are inherently unpredictable. See, for example, “Business of MSIG — Lines of

Business — Fire and Allied Lines (Excluding Earthquake)” for a list of major windstorms and floods that affected Japan during the last 30 years. For example, MSIG paid insurance claims in the aggregate amount of approximately ¥77 billion under fire and allied lines insurance in connection with Typhoon No. 19 that occurred in September 1991, and ¥53 billion in connection with Typhoon No. 18 that occurred in September 2004. These types of natural disasters can have a serious impact on MSIG depending on their frequency, their nature and scope, the amount of insurance coverage MSIG has written in respect of them, the amount of claims for losses, the timing of such claims and the extent to which its liability is covered by reinsurance. The occurrence of a natural disaster, or a series of natural disasters, the severity, frequency or nature of which MSIG did not predict, or for which MSIG was not adequately reinsured, could significantly affect MSIG’s financial condition or results of operations.

MSIG may be required to augment its reserves in case of unforeseen losses.

The insurance business is unlike manufacturing and most other businesses in that, at the time of a “sale” — the writing of an insurance policy and the payment of the premium — the “cost” of sale — the payment of a claim for a loss under the insurance policy — is not yet determined.

Claim and claim adjustment expense reserves (loss reserves) represent management’s estimate of the ultimate unpaid cost of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported. Loss reserves do not represent an exact calculation of liability, but instead represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. These loss reserve estimates are expectations of what the ultimate settlement and administration of claims will cost upon final resolution in the future, based on MSIG’s assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability and other factors. In establishing reserves, MSIG also takes into account estimated recoveries from reinsurance, salvage and subrogation.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

MSIG continually refines its loss reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Informed judgment is applied throughout the process, including the application, on a consistent basis over time, of various individual experiences and expertise to multiple sets of data and analyses. Different experts may choose different assumptions when faced with material uncertainty, based on their individual backgrounds, professional experiences and areas of focus. Hence, such experts may at times produce estimates materially different from each other. Experts providing input to the various estimates and underlying assumptions include actuaries, underwriters, claim personnel and lawyers, as well as other Company management. Therefore, management may have to consider varying individual viewpoints as part of its estimation of loss reserves.

MSIG rigorously attempts to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherent uncertainty underlying loss reserve estimates including but not limited to the future settlement environment, final resolution of the estimated liability will be different from that anticipated at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than currently reserved — favorable or unfavorable.

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the current reserves. In addition, MSIG’s estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect MSIG’s results of operations or financial condition in future periods.

For a discussion of claims and claim adjustment expense reserves by product line, including examples of common factors that can affect required reserves, see “MSIG Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Insurance Reserves”.

Generally speaking, an insurance company will experience difficulty in foreseeing the frequency, type or magnitude of losses at the time of writing the insurance policies. If a deficiency arises with respect to MSIG’s insurance liability reserves, MSIG would have to augment its reserves or otherwise incur a charge to earnings, which in turn could have a material adverse effect on its results of operations. Many insurance companies have experienced such losses. For example, the terrorist attacks in the United States on September 11, 2001 resulted in many unforeseen losses to insurers around the world and the collapse of some insurance and reinsurance firms, including Taisei Fire and Marine Co., Ltd. in Japan. In another example, the United States insurance industry experienced significant unforeseen losses with respect to unexpected claims resulting from the harmful effects of asbestos use. MSIG’s loss reserves could substantially increase if claims are similarly made against its insurance policies for risks which MSIG did not anticipate when writing the policies.

MSIG is subject to risks associated with reinsurance.

Like many other non-life insurance companies, MSIG uses reinsurance to provide greater capacity to write larger policies and to control its exposure to extraordinary losses or catastrophes. Reinsurance is a form of insurance that insurance companies buy for their own protection. An insurance company, referred to as a reinsured, reduces its possible maximum loss on risks by giving, or ceding, a portion of its liability to another insurance company, referred to as a reinsurer. Reinsurance is subject to prevailing market conditions, both in terms of price, which could affect MSIG’s profitability, and in terms of availability, which could affect MSIG’s ability to offer insurance. Following the events of September 11, 2001, the Asian Tsunami in 2004, Hurricane Katrina in 2005 and other recent natural disasters, availability of reinsurance generally has been more limited and prices for reinsurance have been higher. Further large catastrophes could make it difficult or impossible to obtain the reinsurance coverage MSIG seeks on terms acceptable to MSIG. In addition, MSIG is subject to credit risk with respect to its ability to recover amounts due from its reinsurers, as the ceding of liabilities to reinsurers does not relieve MSIG of its liability as the direct insurer to policyholders under the contracts with respect to which liabilities have been ceded.

MSIG’s investment activities entail risks.

MSIG invests its policyholders’ premiums in a portfolio of assets. See “Business of MSIG — Investments” for the breakdown of MSIG’s asset portfolio. These assets are subject to the normal risks associated with these kinds of investments, including the risk that changes in market prices, interest rates, market indices, levels of volatility, price correlations, liquidity or other market factors might result in losses for a specific position or portfolio and the risk that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in MSIG’s incurring losses. In particular, to the extent MSIG’s investment portfolio includes corporate stocks, it is subject to frequent and volatile changes in their values. As of March 31, 2009, Japanese equities available for sale represented 24% (¥1,454 billion) of total investments other than investments in affiliates (as will hereinafter be described in detail). In addition, MSIG is subject to interest rate risk due to its investments in fixed income instruments as well as deposit-type insurance and long-term insurance liabilities. Since liabilities exceed investment assets exposed to interest rate risk, a decrease in interest rates decreases the value of MSIG’s portfolio and thereby adversely affects its financial condition. Also, economic sluggishness, a decline of the equity market or real estate prices in Japan, an increase in the number of bankruptcy filings in Japan, or a combination of such events, could increase defaults by issuers or borrowers.

If another “Mitsui” or “Sumitomo” company is having financial difficulties, MSIG may be called upon, and may decide to provide, financial support to that company.

MSIG is one of both the so-called “Mitsui companies” and “Sumitomo companies”, which are each a loose grouping of Japanese companies — most of them carrying the “Mitsui” or “Sumitomo” name — that have evolved during a period of over 100 years. The relationships among the Mitsui companies and the relationships among the Sumitomo companies, which are similar to those of other major Japanese corporate groupings, are ones of cooperation in areas of common interest within a group of publicly-owned companies, each operating independently under its own management. Within each group, member companies are engaged in a wide range of activities, including manufacturing, trading, natural resources, transportation, real estate, banking and life and non-life insurance. MSIG expects to continue its relationships with other Mitsui companies and other Sumitomo companies, and these relationships may continue to be important in MSIG’s decision-making processes. If there is any financially troubled Mitsui or Sumitomo group company, MSIG may, on a case-by-case basis, decide to provide financial support in order to protect and enhance its own interests. In such a case, MSIG would consider the negative effect that declining to provide financial support would have on its own revenues as a result of the lowering of the brand value of the “Mitsui” or “Sumitomo” names, were the financial condition of the group company seeking support to further deteriorate. MSIG would also consider the impact on its revenues of the potential strain on its business relationships with other Mitsui or Sumitomo group companies.

The determination of the fair value of MSIG’s financial assets and financial liabilities is highly subjective and could materially impact its operating results and financial condition.

In determining the fair value of its financial assets and financial liabilities, MSIG generally utilizes market transaction data for the same or similar instruments. The degree of management judgment involved in determining fair values is inversely related to the availability of market observable information. The fair value of financial assets and financial liabilities may differ from the amount actually received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the financial assets’ and financial liabilities’ fair values. Changing market conditions could materially effect the determination of the fair value of MSIG’s securities and unrealized net capital gains and losses could vary significantly. Determining fair value is highly subjective and could materially impact MSIG’s operating results and financial condition.

MSIG’s foreign assets and liabilities are exposed to foreign currency fluctuations.

MSIG holds assets and liabilities denominated in foreign currencies such as the U.S. dollar, the euro and the pound sterling. A decrease in the fair value of assets or an increase in the fair value of liabilities as a result of foreign currency fluctuations could adversely affect MSIG’s financial position. Fluctuations in foreign exchange rates also create foreign currency translation gains or losses.

MSIG’s financial results may be materially adversely affected by unpredictable events.

MSIG’s business, results of operations and financial condition may be materially adversely affected by unpredictable events and their consequences. Unpredictable events include single or multiple man-made or natural events that, among other things, cause unexpectedly large market price movements, increases in claims or deterioration of economic conditions of certain countries or regions, such as the terrorist attack on the United States on September 11, 2001, the outbreak of Severe Respiratory Syndrome (SARS) in Asia in 2003 or the outbreaks of the bird flu and other events.

MSIG recognizes the scientific view that the world is getting warmer. Climate change, to the extent it produces rising temperatures and changes in weather patterns, could impact the frequency or severity of weather events such as typhoons, adversely affecting MSIG’s financial condition, profitability or cash flows.

MSIG may not succeed in executing its growth strategies outside of Japan.

MSIG’s strategy includes expanding its businesses in markets outside of Japan.

Each of the following additional factors, among others, could affect MSIG’s future international operations:

•	The impact of economic slowdown or currency crises in economies outside Japan;

•	Unexpected changes in or delays resulting from regulatory requirements;

•	Exchange controls;

•	Restrictions on foreign investment or the repatriation of profits or invested capital;

•	Changes in the tax systems or rate of taxation;

•	Social, political and economic risks;

•	Natural disasters; and

•	Unexpected spread of contagious diseases.

Business interruptions, human factors or external events may adversely affect MSIG’s financial results.

Operational risk is inherent in MSIG’s business and can manifest itself in various ways, including business interruptions, regulatory breaches, human errors, employee misconduct and external fraud. These events can potentially result in financial loss or harm to MSIG’s reputation, or otherwise hinder MSIG’s operational effectiveness. MSIG’s management attempts to control this risk and keep operational risk at appropriate levels. Notwithstanding these control measures, operational risk is part of the business environment in which MSIG operates and it may incur losses from time to time due to operational risk.

System failures may adversely affect MSIG’s reputation, operations and financial condition.

System failure risk is inherent in MSIG’s operations, which rely heavily on computer and other information systems. System failures due to unexpected events, the wrongful use of these systems due to deficient or defective security measures or failures due to deficient or defective development or operation of information systems could result in adverse effects on MSIG’s operations, increased direct or indirect costs due to recovery operations as well as impaired reputation and credibility due to press coverage of such failures. Any significant system failure could still materially adversely affect MSIG’s operations and financial condition.

Unauthorized disclosure of personal information held by MSIG may adversely affect MSIG’s business.

MSIG keeps and manages personal information obtained from customers in relation to its insurance business. In recent years, there have been many cases of personal information and records in the possession of corporations and institutions being improperly accessed or disclosed. The standards relating to protection of personal information that apply to MSIG have become more stringent under the Law Concerning Protection of Personal Information and rules, regulations and guidelines relating thereto. The provisions of this law applicable to MSIG became effective on April 1, 2005. If any material unauthorized disclosure of personal information does occur, MSIG’s credibility and brand image may suffer. In addition, MSIG may have to provide compensation for economic loss arising out of a failure to protect such information, thereby materially adversely affecting its results of operations and financial condition.

A downgrade in the financial strength ratings of MSIG’s operating subsidiaries could limit its ability to market products, increase the number of policies being surrendered and hurt its relationships with customers and trading counterparties.

Financial strength ratings, which are intended to measure an insurer’s ability to meet policyholder obligations, are an important factor affecting public confidence in most of MSIG’s products and, as a result, its competitiveness. On an ongoing basis, rating agencies review the financial performance and condition of MSIG and could downgrade or change the outlook on its ratings due to, for example, a change in its statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of MSIG’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the MSIG’s control. A downgrade, or potential downgrade, of the financial strength ratings of MSIG’s operating subsidiaries, may limit MSIG’s ability to sell its insurance and annuity products, adversely affect its reinsurance business and adversely affect the terms and conditions of the business MSIG conducts with trading counterparties.

Adverse capital and credit market conditions may significantly affect MSIG’s ability to meet liquidity needs or its ability to obtain credit on acceptable terms.

The capital and credit markets have been experiencing extreme volatility and disruption. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity. In the event that MSIG needs access to additional capital to pay its operating expenses, make payments on its indebtedness, pay for capital expenditures or fund acquisitions, its ability to obtain such capital may be limited and the cost of any such capital may be significant. MSIG’s access to additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to the insurance industry, MSIG’s credit ratings and credit capacity. Similarly, MSIG’s access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. If a combination of these factors were to occur, MSIG’s internal sources of liquidity may prove to be insufficient, and in such case, it may not be able to successfully obtain additional financing on favorable terms.

Japanese life insurance and non-life insurance companies have been subject to increasing scrutiny and regulatory actions in connection with under-payment and non-payment of claims and benefits.

As the product offerings of Japanese life and non-life insurance companies have expanded, in recent years the Financial Services Agency of Japan, or the FSA, has more closely scrutinized disclosure made to policyholders and instances in which insurers have failed to pay claims and benefits payable to insured parties. For example, in November 2005, the FSA issued a business improvement order to MSIG, together with 25 other non-life insurance companies, ordering improvements in corporate governance, disclosure to policyholders, product development and policy claim payment procedures, among other things.

MSIG takes these administrative measures with the utmost seriousness, and in response to a business suspension order in June 2006, MSIG submitted a business improvement plan to the FSA in July 2006. Under the plan, MSIG believes it is improving and strengthening corporate governance, claims payment and product development administration systems, policyholder protection and benefits, and the legal compliance system. However, given the increasing regulatory scrutiny and actions, including business suspension orders given by the FSA to 10 insurance companies in March 2007 (not including MSIG), MSIG cannot fully assure that it will not be the subject to further review or sanctions in the future.

In addition, the matters relating to under-payment and non-payment of insurance claims, and related negative media attention, could have a negative impact on the public perception of life and non-life insurers in Japan, which could cause customers to avoid insurance and investment products offered by insurance companies in favor of competing products offered by banks, securities companies and other financial service providers.

Risks Relating to Owning MSIG’s Common Stock

As a holding company, MSIG’s ability to pay operating and financing expenses and dividends depends on the financial performance of its principal operating subsidiaries. MSIG’s ability to pay dividends also depends on its own dividend-paying capacity.

As a holding company, MSIG’s ability to pay operating and financing expenses and dividends will depend primarily on the receipt of sufficient funds from its principal operating subsidiaries. Statutory provisions regulate MSIG’s operating subsidiaries’ ability to pay dividends. If MSIG’s operating subsidiaries are unable to pay dividends to it in a timely manner and in amounts sufficient to pay its operating and financing expenses to declare and pay dividends and to meet its other obligations, MSIG may not be able to pay dividends or MSIG may need to seek other sources of liquidity.

Under the Corporation Law of Japan, or the Corporation Law, MSIG will not be able to declare or pay dividends unless it meets specified financial criteria on a “parent-only” basis. Generally, MSIG will be permitted to pay dividends only if it has retained earnings on a non-consolidated balance sheet basis as of the end of the preceding fiscal year (determined in accordance with Japanese GAAP).

MSIG’s shareholders of record on a record date may not receive the dividend they anticipate.

The customary dividend payout practice of publicly listed companies in Japan may significantly differ from that widely followed or otherwise deemed necessary or fair in foreign markets. MSIG’s dividend payout practice is no exception. MSIG ultimately determines the actual dividend payment amount to its shareholders of record on a record date, including whether it will make any dividend payment to such shareholders at all, after the expiry of such record date. For the foregoing reasons, MSIG’s shareholders of record on a record date may not receive the dividend they anticipate.

Investors holding less than a unit of shares will have limited rights as shareholders.

Pursuant to the Corporation Law and other related legislation, MSIG’s Articles of Incorporation provide that 100 shares of common stock constitute one “unit”. The Corporation Law imposes significant restrictions and limitations on holdings of shares that do not constitute whole units. In general, holders of shares constituting less than one unit do not have the right to vote or to examine MSIG’s books and records. The transferability of shares of MSIG’s common stock constituting less than one unit is significantly limited. For a more complete description of the unit share system and its effect on the rights of holders of MSIG shares, see “Description of MSIG’s Common Stock — Unit Share System”.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions.

MSIG’s Articles of Incorporation, Regulations of the Board of Directors, and the Corporation Law and the Insurance Business Law of Japan govern the corporate affairs of MSIG. Legal principles relating to such matters as the validity of corporate procedures, directors’ fiduciary duties and liabilities, and shareholders’ rights may be different from those that would apply to a non-Japanese company. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions within the United States. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell your shares of MSIG’s common stock at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, these exchanges set daily upward and downward price fluctuation limits for each stock, based on the previous day’s closing price. Although transactions may continue at the upward or downward limit price if the limit price is reached on a particular trading day, no transactions may take place outside these limits. Consequently, an investor wishing to sell at a price above or below the relevant daily limit may not be able to sell his or her shares at such price on a particular trading day, or at all.

It may not be possible for investors to effect service of process within the United States upon MSIG or its directors, executive officers or corporate auditors, or to enforce against MSIG or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

MSIG is a joint stock corporation organized under the laws of Japan. All of MSIG’ directors, executive officers and corporate auditors reside outside of the United States. Many of MSIG’s and its assets are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon MSIG or these persons or to enforce against MSIG or these persons judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. MSIG believes that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

If you acquire more than 10% of the MSIG shares, the “controlled foreign corporation” rules of the U.S. federal income tax laws may apply to you.

Each “United States shareholder” of a “controlled foreign corporation” (“CFC”) who owns, directly or indirectly through foreign persons, shares in the CFC on the last day of the CFC’s taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. Subpart F income that a United States shareholder includes in income is not treated as a dividend eligible for the special tax rate for non-corporate U.S. investors applicable to “qualified dividend income”. MSIG anticipates that substantially all of the income of its subsidiaries, other than certain income derived by its non-U.S. insurance subsidiaries from the insurance of non-U.S. risks, will be subpart F income. Additionally, U.S. federal income tax laws provide that if a U.S. person disposes of stock in a foreign corporation and such person is a “United States shareholder” (as defined below) at any time during the five-year period ending on the date of the disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the U.S. federal income tax laws, 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a “United States shareholder” of that corporation. For these purposes, each person treated as a “United States shareholder” of MSIG would be treated as owning an equivalent proportion of the shares of MSIG’s subsidiaries and therefore would be treated as a “United States shareholder” of each such subsidiary. In general, a non-U.S. insurance company is treated as a CFC subject to these rules only if “United States shareholders” of such company collectively own or are treated as owning more than 25% of the total combined voting power or total value of such company’s stock for an uninterrupted period of 30 days or more during the relevant tax year. As a result, if you are a U.S. holder (as defined under “Taxation — Material U.S. Federal Income Tax Consequences”) and you own, directly, indirectly or constructively, 10% or more of the MSIG shares, the CFC rules may cause you to be subject to U.S. federal income tax on income that you have not yet received and to lose eligibility for the special U.S. federal income tax rate applicable to non-corporate U.S. investors to “qualified dividend income”. U.S. holders who might, directly or through attribution, acquire 10% or more of the MSIG shares should consider the possible application of the CFC rules.

Under certain circumstances, you may be required to pay taxes on your pro-rata share of certain of MSIG’s non-U.S. insurance subsidiary’s related person insurance income.

Different definitions of “United States shareholder” and “controlled foreign corporation” are applicable in the case of a foreign corporation that earns “related person insurance income” (“RPII”). RPII is defined in Section 953(c)(2) of the Code as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. In general, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which is not “exempt insurance income” and which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of this test, a person is indirectly insured by a reinsurance company to the extent that the reinsurance company reinsures an insurance contract under which the person is insured. For purposes of determining the amount of RPII from MSIG’s non-U.S. insurance subsidiaries that must be included in the income of U.S. holders of MSIG shares, unless an exception applies, the term “United States shareholder” includes all U.S. persons who own, directly or indirectly, any amount (rather than 10% or more) of the MSIG shares and MSIG’s non-U.S. insurance subsidiaries will be treated as controlled foreign corporations for RPII purposes if such “United States shareholders” collectively own, directly or indirectly, 25% or more of the MSIG shares (by vote or value) for an uninterrupted period of at least 30 days during any taxable year.

Under the RPII rules, “United States shareholders” would not be taxed currently on undistributed RPII from an MSIG non-U.S. insurance company subsidiary if (1) direct or indirect insureds and persons related to such insureds (for purposes of the RPII rules), whether or not U.S. persons, are treated at all times during the taxable year as owning less than 20% of the voting power and less than 20% of the value of the shares of such non-U.S. insurance subsidiary, (2) RPII (determined on a gross basis) is less than 20% of such non-U.S. insurance subsidiary’s gross insurance income for the taxable year or (3) such non-U.S. insurance subsidiary makes certain U.S. tax elections which MSIG does not intend to cause such non-U.S. insurance subsidiary to make.

If none of these exceptions apply and you own, directly or indirectly, MSIG shares at the end of any taxable year (which in general would be December 31), you will generally be required to include in your gross income for U.S. federal income tax purposes your share of the RPII of MSIG’s non-U.S. insurance subsidiaries for the entire taxable year, determined as if such RPII were distributed proportionately only to “United States shareholders” holding MSIG shares at the end of the taxable year, but limited to MSIG’s current year earnings and profits reduced by your pro rata share, if any, of certain prior year deficits in earnings and profits. Some of the factors that determine the extent of RPII in any period may be beyond MSIG’s control. Consequently, there can be no assurance that you will not be required to include RPII in your income.

In addition, you may be required to comply with certain information reporting requirements, regardless of whether you are required to include RPII in income. Failure to comply with such information reporting requirements may result in penalties. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes, if any, might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to MSIG is uncertain. In addition, there can be no assurance that the IRS will not challenge any determination by MSIG as to the amount, if any, of RPII that should be includible in your income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

If MSIG or Aioi is treated as a passive foreign investment company for U.S. federal income tax purposes, you may suffer adverse U.S. federal income tax consequences.

If MSIG or Aioi were to be characterized as a passive foreign investment company (“PFIC”), a U.S. holder (as defined under “Taxation — Material U.S. Federal Income Tax Consequences”) of MSIG shares or Aioi shares would be subject to a penalty tax at the time of their sale at a gain of, or receipt of an “excess distribution” with respect to, their MSIG shares or Aioi shares, respectively, unless such U.S. holder elected to be taxed on its pro rata share of MSIG’s or Aioi’s earnings whether or not such earnings were distributed. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the shareholder held the stock). The penalty tax is generally equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, if MSIG were to be characterized as a PFIC, dividends on MSIG shares would not be eligible for the special tax rate available to non-corporate U.S. investors applicable to “qualified dividend income”. MSIG believes that neither MSIG nor Aioi has been, is currently or will be in the foreseeable future, treated as a PFIC. U.S. holders should consult their own tax advisors with respect to how the PFIC rules could affect the U.S. federal income tax consequences of the Share Exchange and holding and disposing of MSIG shares received in the Share Exchange.

SELECTED CONSOLIDATED FINANCIAL DATA OF MSIG

U.S. GAAP Selected Financial Data of MSIG

The following selected consolidated statement of operations data for the years ended March 31, 2007, 2008 and 2009, and the selected consolidated balance sheet data as of March 31, 2008 and 2009, have been derived from MSIG’s audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended March 31, 2005 and 2006, and the selected consolidated balance sheet data as of March 31, 2005, 2006 and 2007 are derived from MSIG’s audited consolidated financial statements not included in this prospectus. You should read the following selected consolidated financial data in conjunction with MSIG’s consolidated financial statements and the information in “MSIG Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. MSIG has prepared its consolidated financial statements in accordance with U.S. GAAP.

On April 1, 2008, MSI established a holding company, MSIG, through a share transfer and became its wholly owned subsidiary. The share transfer is considered a transaction between entities that have a high degree of common ownership (the “Exchange Transaction”). The only net assets of MSIG immediately after the Exchange Transaction were those of MSI and its subsidiaries immediately prior to the Exchange Transaction, and the shareholders (and their respective relative ownership percentages) of MSIG immediately after the Exchange Transaction were identical to the shareholders of MSI immediately prior to the Exchange Transaction. Therefore, the assets and liabilities of MSI and its subsidiaries, as well as their previously reported results of operations and cash flows have been included in MSIG’s consolidated financial statements at their historical amounts because the Exchange Transaction was deemed to lack substance. Further, the consolidated financial statements present MSIG’s financial condition and results of operations as if MSIG had been in existence, and the Exchange Transaction had occurred, as of the beginning of the earliest period presented.

	Year Ended March 31,
	2005	2006	2007	2008	2009
		(Yen in millions, except per share data)

Selected consolidated statement of operations data:
Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379	¥1,537,616	¥1,448,273
Net premiums earned	1,357,748	1,422,801	1,469,080	1,502,685	1,508,403
Premium income for life insurance contracts	156,254	179,430	193,551	192,731	190,113
Investment income, net of investment expenses	119,479	156,102	179,189	185,265	154,012
Net realized gains (losses) on investments	50,992	50,199	24,315	(17,370)	(134,885)
Total revenues	1,684,473	1,808,532	1,866,135	1,863,311	1,717,643
Losses and claims incurred and provided for	918,771	881,623	909,656	906,257	960,041
Total expenses	1,617,400	1,627,555	1,698,696	1,709,552	1,799,619
Net income (loss)	46,694	119,890	113,916	104,796	(70,240)
Selected consolidated balance sheet data (period end):
Total investments	¥6,345,976	¥7,481,988	¥7,943,462	¥7,293,449	¥6,085,854
Total assets	8,206,571	9,398,714	9,877,032	9,326,325	8,234,855
Total liabilities	6,154,370	6,742,777	6,985,891	6,898,440	6,545,339
Common stock	100,000	100,000	100,000	100,000	100,000
Accumulated other comprehensive income	603,893	1,119,324	1,255,766	713,667	79,960
Total shareholders’ equity	2,049,893	2,652,968	2,874,460	2,409,299	1,676,684
Number of shares outstanding	429,379,532	426,186,348	423,360,631	421,320,739	419,300,096

	Year Ended March 31,
	2005	2006	2007	2008	2009
		(Yen in millions, except per share data)

Per share data(1):
Net income (loss) — basic	¥107.89	¥280.36	¥267.47	¥247.59	¥(166.82)
Shareholders’ equity(2)	4,773.70	6,224.90	6,789.63	5,718.44	3,998.77
Cash dividends	28.33	45.00	50.00	50.00	57.00
Cash dividends(3)					$0.54
Key ratios(4):
Net loss ratio(5)	67.7%	62.0%	61.9%	60.3%	63.6%
Combined loss and expense ratio(6)	102.7%	97.6%	99.1%	98.7%	106.1%

Notes:

(1)	The per share data for the fiscal years March 31, 2005, 2006, 2007 and 2008 have been retrospectively adjusted to reflect the Exchange Transaction described above.

(2)	At period end, calculated using the number of shares then outstanding (excluding shares held by MSIG).

(3)	Calculating using the yen-dollar exchange rate at the date of our shareholders’ meeting at which the relevant dividend payment was approved.

(4)	The key ratios relate to the property and casualty insurance reportable segment.

(5)	The ratio of losses incurred to net premiums earned.

(6)	Sum of the ratio of losses and loss adjustment expenses incurred to net premiums earned and the ratio of underwriting and administrative expenses incurred to net premiums written.

Nissay Dowa General Insurance Company, Limited

Simultaneously with the Share Exchange, MSIG and NDGI propose to effect the MSIG-NDGI Share Exchange, as a result of which MSIG will acquire all of the outstanding shares of NDGI’s common stock. See “The Share Exchange — Concurrent Transactions”.

U.S. GAAP Selected Financial Data of NDGI

The following selected consolidated financial data as of and for each of the two years ended March 31, 2009 have been derived from NDGI’s audited consolidated financial statements included elsewhere in this prospectus. These financial statements were prepared in accordance with U.S. GAAP. You should read this data together with the discussion of NDGI’s results of operations in “MSIG Management’s Discussion and Analysis of Financial Condition and Results of Operations — Selected Financial Information of NDGI” and NDGI’s consolidated financial statements included in this prospectus.

	Year Ended March 31,
	2008	2009
	(Yen in millions, except
	per share data)

Selected consolidated statement of operations data:
Net premiums written	¥317,594	¥311,386
Net premiums earned	316,177	313,177
Net investment income	26,683	22,004
Total revenues	367,660	312,782
Losses and loss adjustment expenses	218,455	212,022
Amortization and write-down of deferred policy acquisition costs	77,297	79,580
Total expenses	341,949	337,082

Net income (loss)	17,309	(14,461)

Selected consolidated balance sheet data (period end):
Total investments	¥1,019,646	¥881,605
Total assets	1,417,473	1,245,273
Total liabilities	983,058	909,213
Common stock	46,683	46,683
Accumulated other comprehensive income, net of tax	126,416	45,329
Total shareholders’ equity	434,393	335,643
Number of shares outstanding	379,850,742	379,560,018
Per share data:
Net income (loss) — basic	¥45.57	¥(38.08)
Shareholders’ equity(1)	1143.59	884.30
Cash dividends	8.00	8.00
Cash dividends(2)	$0.07	$0.07
Key ratios:
Net loss ratio(3)	69.09%	67.70%
Combined loss and expense ratio(4)	103.78%	103.76%

(1)	At period end, calculated using the number of shares then outstanding (excluding shares held by NDGI).

(2)	Calculating using the yen-dollar exchange rate at the date of our shareholders’ meeting at which the relevant dividend payment was approved.

(3)	The ratio of losses incurred to net premiums earned.

(4)	Sum of the ratio of losses and loss adjustment expenses incurred to net premiums earned and the ratio of underwriting and administrative expenses incurred to net premiums written.

Japanese GAAP Selected Financial Data of NDGI

The following selected non-consolidated financial data as of and for each of the five years ended March 31, 2009 have been derived from NDGI’s non-consolidated financial statements that were prepared in accordance with Japanese GAAP. Such non-consolidated financial statements were included in NDGI’s annual reports filed with the Japanese authorities pursuant to the Securities and Exchange Law (now the Financial Instruments and Exchange Law) of Japan. For Japanese GAAP reporting purposes, consolidated financial statements are not required to be prepared if the company’s subsidiaries are not material based on Japanese GAAP consolidation criteria.

	Year Ended March 31,
	2005	2006	2007	2008	2009
		(Yen in millions, except per share data)

Selected non-consolidated statement of operations data:
Net premiums written	¥321,827	¥321,786	¥326,341	¥318,249	¥310,918
Total revenues	343,524	334,130	339,267	350,243	318,554
Net losses and claims paid	199,453	177,379	186,779	194,708	191,808
Loss adjustment expenses	15,559	14,733	15,449	16,764	17,623
Total expenses	336,471	324,000	330,351	339,511	329,274
Net income (loss)	5,044	7,333	6,259	6,450	(6,738)
Selected non-consolidated balance sheet data (period end):
Total assets	¥1,211,719	¥1,350,426	¥1,364,571	¥1,214,111	¥1,100,172
Total liabilities	933,205	987,559	996,014	940,803	915,808
Common stock	47,328	47,328	47,328	47,328	47,328
Unrealized gain on available-for-sale securities	121,491	202,826	205,521	106,888	27,885
Total shareholders’ equity	278,513	362,866	368,556	273,308	184,364
Per share data:
Net income (loss) — basic	¥13.07	¥19.28	¥16.47	¥16.98	¥(17.74)
Cash dividends	7.00	8.50	8.00	8.00	8.00
Key ratios:
Equity ratio	22.98%	26.87%	27.01%	22.51%	16.76%
Return on equity	1.80%	2.29%	1.71%	2.01%	(2.94)%
Price earnings ratio	43.15	43.00	45.60	30.09	—

SELECTED CONSOLIDATED FINANCIAL DATA OF AIOI

U.S. GAAP Selected Financial Data

The following selected consolidated financial data as of and for each of the two years ended March 31, 2009 have been derived from Aioi’s audited consolidated financial statements included elsewhere in this prospectus. These financial statements were prepared in accordance with U.S. GAAP. You should read this data together with “Aioi Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aioi’s consolidated financial statements included in this prospectus.

	Year Ended March 31,
	2008	2009
	(Yen in millions, except
	per share data)

Selected consolidated statement of operations data:
Net premiums written	¥871,588	¥837,413
Net premiums earned	850,375	839,713
Premium income for life insurance contracts	67,532	68,240
Investment income, net of investment expenses	75,994	16,065
Net realized losses on investments	(95,329)	(67,808)
Total revenues	902,594	863,106
Losses and claims incurred and provided for	499,689	499,107
Total expenses	916,747	931,982

Net loss	¥(5,825)	¥(46,228)

Selected consolidated balance sheet data (period end):
Total investments	¥2,432,661	¥2,096,315
Total assets	3,436,422	3,118,648
Total liabilities	2,656,638	2,543,811
Common stock	100,005	100,005
Accumulated other comprehensive income (loss)	93,959	(42,628)
Total shareholders’ equity	761,509	571,313
Number of shares outstanding	734,449,253	734,133,480
Per share data:
Net loss — basic	¥(7.93)	¥(62.95)
Shareholders’ equity(1)	1,036.84	778.21
Cash dividends	10.00	10.00
Cash dividends(2)	$0.08	$0.09
Key ratios(3):
Net loss ratio(4)	63.2%	64.2%
Combined loss and expense ratio(5)	95.4%	99.8%

Notes:

(1)	At period end, calculated using the number of shares then outstanding (excluding shares held by Aioi).

(2)	Calculating using the yen-dollar exchange rate at the date of the shareholders’ meeting at which the relevant dividend payment was approved.

(3)	The key ratios relate to the property and casualty insurance business only.

(4)	The ratio of losses incurred to net premiums earned.

(5)	Sum of the ratio of losses and loss adjustment expenses incurred to net premiums earned and the ratio of underwriting and administrative expenses incurred to net premiums written.

Japanese GAAP Selected Financial Data

The following selected consolidated financial data as of and for each of the five years ended March 31, 2009 have been derived from Aioi’s consolidated financial statements that were prepared in accordance with Japanese GAAP. Such consolidated financial statements were included in Aioi’s annual reports filed with the Japanese authorities pursuant to the Securities and Exchange Law (now the Financial Instruments and Exchange Law) of Japan.

	Year Ended March 31,
	2005	2006	2007(1)	2008(1)	2009(1)
		(Yen in millions, except per share data)

Selected consolidated statement of operations data:
Net premiums written	¥838,740	¥847,008	¥868,907	¥871,589	¥829,147
Total revenues	1,056,406	1,077,374	1,089,973	1,156,992	1,075,517
Net losses and claims paid	509,393	498,742	508,454	508,958	501,550
Loss adjustment expenses	36,278	35,834	35,283	36,003	37,732
Total expenses	1,034,325	1,052,378	1,062,772	1,165,610	1,098,545
Net income (loss)	19,701	20,791	16,187	(3,172)	(10,943)
Selected consolidated balance sheet data (period end):
Total assets	¥2,797,920	¥3,008,838	¥3,082,676	¥2,987,234	¥2,804,162
Total liabilities	2,352,718	2,384,683	2,461,945	2,564,841	2,537,293
Common stock	100,005	100,005	100,005	100,005	100,005
Unrealized gain (loss) on available-for-sale securities	135,420	299,728	286,410	99,129	(33,506)
Total shareholders’ equity	445,147	624,103	620,731	422,392	266,868
Per share data:
Net income (loss) :
Basic	¥26.96	¥28.37	¥22.04	¥(4.31)	¥(14.90)
Diluted	26.90	28.33	22.03	—	—
Cash dividends	8.00	10.00	10.00	10.00	10.00
Key ratios:
Equity ratio	15.91%	20.74%	20.14%	14.13%	9.51%
Return on equity	4.47%	3.89%	2.60%	(0.61)%	(3.18)%
Price earnings ratio	21.44	30.67	37.30	—	—

(1)	Effective from the year ended March 31, 2007, the Company adopted “Accounting Standard for Presentation of Net Assets in the Balance Sheet” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 5, issued on December 9, 2005) and “Guidance on Accounting Standard for Presentation of Net Assets in the Balance Sheet” (ASBJ Guidance No. 8, issued on December 9, 2005).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared on a U.S. GAAP basis and gives effect to the Share Exchange and the MSIG-NDGI Share Exchange. These unaudited pro forma condensed consolidated financial statements as of and for the year ended March 31, 2009 are based on the acquisition method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma condensed consolidated financial statements are also based on and derived from the historical U.S. GAAP consolidated financial statements of MSIG, Aioi and NDGI, together with the related notes.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical U.S. GAAP consolidated financial statements (and related notes) and the selected U.S. GAAP consolidated financial data of each of MSIG, Aioi and NDGI included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only. This information is not necessarily indicative of the operating results or financial position that might have occurred had the Share Exchange and the MSIG-NDGI Share Exchange occurred on the dates indicated, nor is it necessarily indicative of future operating results or financial position of MSIG.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2009

	Historical			Pro Forma Adjustments		Note	Pro Forma
	MSIG	Aioi	NDGI	Aioi	NDGI	Reference	Consolidated
	(Yen in millions)

ASSETS
Investments — other than investments in affiliates	¥6,085,854	¥2,096,315	¥881,605	¥32,065	¥1,622	(3a)	¥9,097,461
Cash and cash equivalents	455,444	178,873	58,448	—	—		692,765
Investments in and indebtedness from affiliates	69,380	4,146	2,900	—	—		76,426
Accrued investment income	20,228	6,231	3,872	—	—		30,331
Premiums receivable and agents’ balances	144,005	40,465	19,354	—	—		203,824
Reinsurance recoverable on paid losses	58,149	48,755	17,962	—	—		124,866
Property and equipment, net of accumulated depreciation	232,047	60,818	51,797	56,733	18,634	(3b)	420,029
Deferred policy acquisition costs	325,539	169,345	57,814	(169,345)	(57,814)	(3c)	325,539
Other assets	844,209	513,700	151,521	125,636	34,237	(3d)(3e)	1,669,303

Total assets	¥8,234,855	¥3,118,648	¥1,245,273	¥45,089	¥(3,321)		¥12,640,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Policy liabilities and accruals	¥5,656,020	¥2,326,640	¥843,056	¥85,114	¥48,940	(3f)	¥8,959,770
Indebtedness to affiliates	1,616	1,178	—	—	—		2,794
Short-term debt	70,000	641	—	(641)	—	(3g)	70,000
Long-term debt	94,961	1,244	—	(1,244)	—	(3g)	94,961
Other liabilities	722,742	214,108	66,157	(12,527)	(18,814)	(3g)(3h)	971,666

Total liabilities	6,545,339	2,543,811	909,213	70,702	30,126		10,099,191

Minority interests	12,832	3,524	417	—	—		16,773

Shareholders’ equity:
Common stock	100,000	100,005	46,683	(100,005)	(46,683)	(2c)(3i)	100,000
Other shareholders’ equity	1,581,329	479,255	293,899	66,445	8,297	(2c)(3i)	2,429,225
Treasury stock	(4,645)	(7,947)	(4,939)	7,947	4,939	(3i)	(4,645)

Total shareholders’ equity	1,676,684	571,313	335,643	(25,613)	(33,447)		2,524,580

Total liabilities and shareholders’ equity	¥8,234,855	¥3,118,648	¥1,245,273	¥45,089	¥(3,321)		¥12,640,544

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2009

	Historical			Pro Forma Adjustments		Note	Pro Forma
	MSIG	Aioi	NDGI	Aioi	NDGI	Reference	Consolidated
	(Yen in millions, except per share data)

Revenues:
Premiums earned	¥1,698,516	¥907,953	¥313,177	¥(37)	¥(97)	(3j)	¥2,919,512
Investment income, net of investment expenses	154,012	16,065	22,004	(3,510)	(1,483)	(3k)(3l)(3m)	187,088
Net realized losses on investments	(134,885)	(67,808)	(24,161)	(120,869)	(72,774)	(3n)(3o)	(420,497)
Other revenue	—	6,896	1,762	(6,896)	(1,762)	(3p)	—

Total revenues	1,717,643	863,106	312,782	(131,312)	(76,116)		2,686,103

Expenses:
Benefits, claims, losses and settlement expenses	1,248,905	601,006	218,259	(4,297)	(2,764)	(3q)	2,061,109
Amortization of policy acquisition costs	398,660	228,902	79,580	(81,718)	(29,929)	(3r)	595,495
						(3p)(3s)(3t)
Other expenses	152,054	102,074	39,243	25,161	11,945	(3u)(3v)	330,477

Total expenses	1,799,619	931,982	337,082	(60,854)	(20,748)		2,987,081

Loss before income taxes	(81,976)	(68,876)	(24,300)	(70,458)	(55,368)		(300,978)
Income taxes	(12,036)	(23,973)	(9,627)	(25,365)	(19,932)	(3w)	(90,933)
Minority interests	300	1,325	(212)	—	—		1,413

Net loss	¥(70,240)	¥(46,228)	¥(14,461)	¥(45,093)	¥(35,436)		¥(211,458)

Earnings per share:
Net loss:
Basic and diluted	¥(166.82)	¥(62.95)	¥(38.08)	¥—	¥—	(4)	¥(334.01)

Weighted average number of shares outstanding (thousands)	421,052	734,318	379,694	—	—	(4)	633,094

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1)	Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give effect to the proposed Share Exchange and the proposed MSIG-NDGI Share Exchange (hereinafter collectively referred to as “Share Exchanges”) as if it had occurred on March 31, 2009 for the purposes of the unaudited pro forma condensed consolidated balance sheet and as of the beginning of the fiscal year ended March 31, 2009 for the purposes of the unaudited pro forma condensed consolidated statement of operations. The unaudited pro forma condensed consolidated financial statements have been prepared by MSIG’s management and are based on the historical consolidated financial statements of MSIG, Aioi and NDGI, which have been prepared in accordance with U.S. GAAP. Certain amounts from Aioi’s and NDGI’s historical consolidated financial statements have been reclassified to conform to the MSIG presentation.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 and the unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2009 have been prepared using the following information:

(a)	Audited historical consolidated financial statements of MSIG as of and for the year ended March 31, 2009;

(b)	Audited historical consolidated financial statements of Aioi as of and for the year ended March 31, 2009;

(c)	Audited historical consolidated financial statements of NDGI as of and for the year ended March 31, 2009; and

(d)	Such other supplementary information as considered necessary to reflect the Share Exchanges in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are based on the acquisition method under Statement of Financial Accounting Standard (“SFAS”) No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R is applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141R was not effective as of and for the year ended March 31, 2009, however, it has been applied to the unaudited pro forma condensed consolidated financial statements as the Share Exchanges are expected to be completed on April 1, 2010, which is after the effective date of SFAS No. 141R.

The pro forma adjustments reflecting the Share Exchanges under the acquisition method of accounting are based on certain estimates and assumptions. The actual adjustments to MSIG’s consolidated financial statements upon consummation of the Share Exchanges and recognition of identifiable assets acquired and liabilities assumed of Aioi and NDGI will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Aioi’s and NDGI’s operating results between the date of preparation of these unaudited pro forma condensed consolidated financial statements and the effective date of the Share Exchanges. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. MSIG’s management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The excess of the net of the identifiable assets acquired and the liabilities assumed over the consideration transferred has been recognized as a gain from a bargain purchase. The gain, however, has been excluded from the unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2009, as it is considered to be a nonrecurring credit directly attributable to the Share Exchanges. The unaudited pro forma condensed consolidated financial statements do not include the anticipated financial benefits from such items as

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

cost savings and revenue synergies arising from the Share Exchanges nor do the unaudited pro forma condensed consolidated financial statements include the portion of restructuring and integration costs to be incurred by MSIG.

The unaudited pro forma condensed consolidated financial statements are not intended to reflect the results of operations or the financial position that would have resulted had the Share Exchanges been effected on the dates indicated or the results that may be obtained by the consolidated company in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of MSIG, Aioi and NDGI included in this prospectus.

(2)	Consideration transferred

Pursuant to the Share Exchanges, MSIG will become the owner of all of common shares of Aioi and NDGI. Each share of Aioi and NDGI common stock will be converted into the right to receive 0.190 and 0.191 MSIG common shares, respectively.

The unaudited pro forma condensed consolidated financial statements assume the following:

(a) Excluding treasury stock of Aioi and NDGI, the total number of outstanding shares of Aioi and NDGI as of March 31, 2009 are 734,133 thousand and 379,560 thousand, respectively.

(b) For the purposes of calculating the consideration transferred used in the unaudited pro forma condensed consolidated financial statements, the price of the MSIG common shares to be issued is assumed to be ¥2,475 per common share, which represents the closing price of MSIG common shares on the First Section of the Tokyo Stock Exchange on September 30, 2009 when the agreement was entered into by and between MSIG, Aioi and NDGI and the announcement was made to the public.

(c) MSIG will issue 139,485 thousand and 72,496 thousand common shares to shareholders of Aioi and NDGI, representing an aggregate value of ¥345,226 million and ¥179,428 million, respectively. The total consideration from the Share Exchanges will be charged to additional paid-in capital and common stock of MSIG will remain unchanged at ¥100,000 million.

For the purposes of the unaudited pro forma condensed consolidated financial statements, the Share Exchanges are accounted for using the acquisition method of accounting. The following table summarizes the consideration paid for Aioi and NDGI and the amounts of the fair value of assets acquired and liabilities assumed recognized at the acquisition date.

(Yen in millions)

Purchase Consideration
Fair value of common shares to be issued to shareholders of Aioi	¥345,226
Fair value of common shares to be issued to shareholders of NDGI	179,428

Total purchase consideration	¥524,654

		Pro Forma	Pro
	Historical	Adjustments	Forma

Recognized amounts of identifiable assets acquired and liabilities assumed
Investments	¥2,977,920	¥33,687	¥3,011,607
Other assets	1,386,001	8,081	1,394,082
Policy liabilities and accruals	(3,169,696)	(134,054)	(3,303,750)
Other liabilities	(287,269)	33,226	(254,043)

Total identifiable net assets	¥906,956	¥(59,060)	847,896

Gain from a bargain purchase			(323,242)

			¥524,654

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

MSIG recognizes a gain of ¥323,242 million as a result of re-measuring to fair value all the assets and liabilities of Aioi and NDGI including identifiable intangible assets arising from the acquisition. The gain is mainly caused by the fact that the stock price of the Japanese companies in the property and casualty industry is evaluated based on the financial statements in accordance with the Japanese GAAP, which requires more conservative accounting such as recording catastrophe reserves and non-recognition of deferred policy acquisition costs, resulting in the much less shareholders’ equity compared with U.S. GAAP. In addition, the consideration is calculated based on the price on September 30, 2009, while the unaudited pro forma condensed consolidated financial statements are prepared based on the historical consolidated financial statements as of and for the year ended March 31, 2009. As a result, the timing difference has significantly affected the unrealized gains on securities in accumulated other comprehensive income, causing the greater gain. The gain is not, however, included in the unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2009 on the basis of a nonrecurring credit directly associated with the Share Exchanges.

Total purchase consideration may materially vary from the foregoing amounts depending upon the closing price of MSIG common shares on the acquisition date, which is expected to be April 1, 2010. As a result, the gain from the bargain purchase may also differ from the above amount materially and might result in no recognition of a gain and recording of goodwill. The following table sets forth, for illustrative purposes only, the closing price range and an expected gain from the bargain purchase. While the price range below assumes 80%, 90%, 110% and 120% of ¥2,475, representing the closing price on September 30, 2009, it does not mean the price on the acquisition date will be within that range. The actual price may be materially less than or in excess of the range, resulting in a larger or less gain.

	Price per Share
	−20%	−10%	+10%	+20%
	¥1,980	¥2,228	¥2,723	¥2,970
		(Yen in millions)

Fair value of common shares to be issued to shareholders of Aioi	¥276,181	¥310,773	¥379,819	¥414,272
Fair value of common shares to be issued to shareholders of NDGI	143,542	161,521	197,406	215,313

Total purchase consideration	419,723	472,294	577,225	629,585

Gain from a bargain purchase	¥(428,173)	¥(375,602)	¥(270,671)	¥(218,311)

(3)	Pro Forma Adjustments

As discussed above, these pro forma adjustments are based on certain estimates and assumptions made by MSIG as of the date of the unaudited pro forma condensed consolidated financial statements. The actual adjustments will depend on a number of factors, including changes in the market value of net balance sheet assets and operating results of Aioi and NDGI between March 31, 2009 and the effective date of the Share Exchanges, which is expected to be April 1, 2010. MSIG expects to make such adjustments at the effective date of the Share Exchanges. Such adjustments may affect the value of assets, liabilities or any gain from a bargain purchase and any such adjustments may be material.

(a) Fair value adjustments to Aioi’s and NDGI’s investments for the difference between estimated fair value and carrying value as follows:

	Aioi	NDGI
	(Yen in millions)

Mortgage loans on real estate	¥(65)	¥111
Investment real estate	32,509	1,516
Other long-term investments	(379)	(5)

(b) Fair value adjustments of ¥56,733 million and ¥18,634 million to Aioi’s and NDGI’s property and equipment for the difference between estimated fair value and carrying value.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(c) Eliminations of Aioi’s and NDGI’s historical deferred policy acquisition costs of ¥169,345 million and ¥57,814 million.

(d) Elimination of Aioi’s historical value of business acquired (“VOBA”) of ¥10,498 million.

(e) Recognition of VOBA of ¥136,134 million and ¥34,237 million related to the acquisition of Aioi and NDGI. VOBA reflects the estimated fair value of the business in force and represents the portion of the consideration transferred that is identified as the value of the right to receive future cash flows from the property and casualty insurance and the life insurance existing as of the effective date of the Share Exchanges. The expected future cash flows used in determining such value were based on actuarially determined projections of net loss ratios, mortality and morbidity, operating expenses, investment returns and other factors. The use of discount rates was necessary to establish fair values of VOBA. While MSIG’s management determined discount rates of 8% for the property and casualty business and the life insurance business based on the expectations of market participants and other factors, actual results may vary from those projections significantly. VOBA is amortized over the anticipated lives of the major types of business in relation to estimated gross premiums. If the estimates differ from expectations, the amortization of VOBA is adjusted to reflect actual experience.

(f) Fair value adjustments to Aioi’s and NDGI’s unearned premiums, future policy benefits for life insurance contracts and investment deposits by policyholders for the difference between estimated fair value and carrying value as follows:

	Aioi	NDGI
	(Yen in millions)

Unearned premiums	¥55,912	¥15,365
Future policy benefits for life insurance contracts	(6,130)	—
Investment deposits by policyholders	35,332	33,575

(g) Reclassifications to other liabilities from short-term debt and long-term debt to conform to the MSIG presentation.

(h) Adjustments of ¥(14,408) million and ¥(18,814) million to Aioi’s and NDGI’s deferred tax liabilities to reflect the estimated net impact of income tax on the fair value adjustments to balance sheet assets and liabilities as described above. An income tax rate of 36.0%, which is the effective tax rate of MSIG, has been used to calculate those adjustments.

(i) Eliminations of Aioi’s and NDGI’s historical common stock, additional paid-in capital, retained earnings, accumulated other comprehensive income and treasury stock to reflect the effect of the Share Exchanges.

(j) Adjustments of ¥(37) million and ¥(97) million to Aioi’s and NDGI’s historical premiums earned to reflect fair value adjustments to unearned premiums.

(k) Adjustments of ¥(3,121) million and ¥(1,542) million to Aioi’s and NDGI’s historical amortization to reflect fair value adjustments to amortized costs of fixed maturity securities classified as available for sale.

(l) Amortization of Aioi’s and NDGI’s mortgage loans on real estate and other long-term investments to reflect fair value adjustments to carrying value of those investments as follows:

	Aioi	NDGI
	(Yen in millions)

Mortgage loans on real estate	¥(59)	¥—
Other long-term investments	(20)	1

(m) Adjustments of ¥(310) million and ¥58 million to Aioi’s and NDGI’s depreciation for investment real estate to reflect fair value adjustments to carrying value.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(n) Adjustments to Aioi’s and NDGI’s net realized losses from sales and other than temporary impairments to reflect fair value adjustments to amortized costs or costs of fixed maturity securities and equity securities classified as available for sale as follows:

	Aioi	NDGI
	(Yen in millions)

Net realized losses from sales	¥(50,334)	¥(14,845)
Other than temporary impairments	(70,517)	(57,930)

(o) Adjustments of ¥(18) million and ¥1 million to Aioi’s and NDGI’s realized losses on investment real estate to reflect fair value adjustments to carrying value.

(p) Reclassifications to other expenses from other revenue to conform to the MSIG presentation.

(q) Adjustments to Aioi’s and NDGI’s policyholder benefits for life insurance contracts and interest credited to investment deposits by policyholders to reflect fair value adjustments to carrying value as follows:

	Aioi	NDGI
	(Yen in millions)

Policyholder benefits for life insurance contracts	¥(500)	¥—
Interest credited to investment deposits by policyholders	(3,797)	(2,764)

(r) Adjustments of ¥(81,718) million and ¥(29,929) million to Aioi’s and NDGI’s historical amortization of policy acquisition costs to reflect eliminations of the beginning balances of deferred policy acquisition costs.

(s) Elimination of Aioi’s historical amortization and interest of VOBA of ¥1,364 million.

(t) Amortization of Aioi’s and NDGI’s VOBA of ¥33,545 million and ¥13,867 million — Also see Note (3) (e).

(u) Adjustments to Aioi’s and NDGI’s net realized losses on and depreciation for property and equipment to reflect fair value adjustments to carrying value as follows:

	Aioi	NDGI
	(Yen in millions)

Net realized losses	¥670	¥153
Depreciation	517	—

(v) Eliminations of Aioi’s and NDGI’s amortization of prior service cost and actuarial loss to reflect fair value adjustments to retirement and severance benefits as follows:

	Aioi	NDGI
	(Yen in millions)

Amortization of prior service cost	¥(888)	¥—
Recognized actuarial loss	2,199	313

(w) Adjustments of ¥(25,365) million and ¥(19,932) million to Aioi’s and NDGI’s income taxes at 36.0% of the above adjustments to the statement of operations.

(4)	Earnings per common share

Pro forma earnings per common share for the year ended March 31, 2009 has been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below.

(a) The historical weighted average number of common shares of MSIG was 421,052 thousand for the year ended March 31, 2009. There were no diluted shares.

(b) The pro forma weighted average number of common shares after giving effect to the Share Exchanges is 633,094 thousand for the year ended March 31, 2009. The pro forma weighted average number of common shares reflects the issuance of 139,520 thousand and 72,522 thousand MSIG common shares to shareholders of Aioi and NDGI, as described in Note (2).

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical pro forma and pro forma equivalent information with respect to net loss per share and dividend per share for the year ended March 31, 2009 and net book value per share as of March 31, 2009 for MSIG, Aioi and NDGI. The information that follows should be read in conjunction with the unaudited pro forma U.S. GAAP condensed consolidated financial information and related notes included elsewhere in this prospectus, together with the historical U.S. GAAP consolidated financial statements of the three companies included elsewhere in this prospectus.

The comparative pro forma and pro forma equivalent per share data have been included for comparative purposes only and do not purport to be indicative of: (1) the results of operations or financial position which actually would have been obtained if the Share Exchange and the MSIG-NDGI Share Exchange had been completed at the beginning of the earliest period presented or as of the date indicated or (2) the results or financial position which may be obtained in the future.

	As of and for the Year Ended March 31, 2009
	MSIG		Aioi		NDGI
				Pro Forma		Pro Forma
	Historical(1)	Pro Forma	Historical(1)	Equivalent(2)	Historical(1)	Equivalent(2)

Net book value per share	¥3,998.77	¥3,999.13	¥778.21	¥759.84	¥884.30	¥763.83
Cash dividends per share(3)	57.00	57.00	10.00	10.83	8.00	10.89
Loss from continuing operations per share:
Basic and diluted	(166.82)	(334.01)	(62.95)	(63.46)	(38.08)	(63.80)

Notes:

(1)	Calculated using the weighted average number of shares outstanding for the period.

(2)	Pro forma equivalent per share amounts were calculated by multiplying the pro forma net book value per share, pro forma cash dividends per share and pro forma loss from continuing operations per share by the relevant share exchange ratio (for Aioi, each share of Aioi’s common stock to 0.190 shares of MSIG’s common stock; for NDGI, each share of NDGI’s common stock to 0.191 shares of MSIG’s common stock).

(3)	Cash dividends per share reflect those declared for the year ended March 31, 2009.

MARKET PRICE AND DIVIDEND INFORMATION

MSIG’s common stock and Aioi’s common stock are listed on the First Section of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. NDGI’s common stock is listed on the First Section of the Tokyo Stock Exchange and the Osaka Securities Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of MSIG’s common stock on the First Section of the Tokyo Stock Exchange, as adjusted as explained below. The information for periods prior to April 1, 2008 is that of MSI, and the information for periods starting on or after that date is that of MSIG. MSI’s common stock was delisted from the Tokyo Stock Exchange on March 26, 2008, and MSIG’s common stock was listed on that Exchange on April 1, 2008. Accordingly, the share price and trading volume data of MSI for the fiscal year and quarter ended March 31, 2008 does not include information for March 26, 27, 28 and 31, 2008. Also, in connection with the formation of MSIG on April 1, 2008, the then outstanding shares of MSI’s common stock were exchanged with shares of MSIG’s common stock at the exchange ratio of 0.3 shares of MSIG’s common stock to each share of MSI’s common stock. For purposes of easy comparison, the share price and trading volume data of MSI’s common stock in the table below has been adjusted to show the equivalent share price and trading volume data of MSIG using the above exchange ratio.

	MSIG
	Common Stock
	Price per Share
	High	Low

Fiscal year ended March 31, 2005	¥3,953	¥2,840
Fiscal year ended March 31, 2006	5,420	3,060
Fiscal year ended March 31, 2007	5,647	4,087
Fiscal year ended March 31, 2008(1)	5,760	3,070
Fiscal year ended March 31, 2009	4,500	1,635
Fiscal year ended March 31, 2008:
First quarter	5,760	4,807
Second quarter	5,307	3,750
Third quarter	4,857	3,590
Fourth quarter(1)	3,870	3,070
Fiscal year ended March 31, 2009:
First quarter	4,500	3,400
Second quarter	3,890	2,975
Third quarter	3,800	1,635
Fourth quarter	2,845	1,765
Fiscal year ending March 31, 2010:
First quarter	3,060	2,295
Second quarter	2,745	2,285
Third quarter (to November 5, 2009)	2,510	1,986
Month of:
April 2009	2,800	2,295
May 2009	3,060	2,550
June 2009	2,915	2,470
July 2009	2,605	2,285
August 2009	2,745	2,405
September 2009	2,705	2,430
October 2009	2,510	2,050
November 2009 (to November 27, 2009)	2,310	1,986

(1)	Excludes March 26, 27, 28 and 31, 2008.

On November 27, 2009, the last reported sale price of MSIG shares on the Tokyo Stock Exchange was ¥2,175 per share.

The following table sets forth, for the periods indicated, the reported high and low prices per share of Aioi’s common stock on the First Section of the Tokyo Stock Exchange:

	Aioi
	Common Stock
	Price per Share
	High	Low

Fiscal year ended March 31, 2005	¥593	¥407
Fiscal year ended March 31, 2006	892	512
Fiscal year ended March 31, 2007	922	707
Fiscal year ended March 31, 2008	932	421
Fiscal year ended March 31, 2009	709	276
Fiscal year ended March 31, 2008:
First quarter	932	787
Second quarter	825	564
Third quarter	707	519
Fourth quarter	593	421
Fiscal year ended March 31, 2009:
First quarter	709	553
Second quarter	597	456
Third quarter	540	276
Fourth quarter	476	301
Fiscal year ending March 31, 2010:
First quarter	505	385
Second quarter	477	415
Third quarter (to November 5, 2009)	469	380
Month of:
April 2009	463	385
May 2009	482	408
June 2009	505	431
July 2009	461	415
August 2009	477	435
September 2009	471	431
October 2009	469	387
November 2009 (to November 27, 2009)	431	380

On November 27, 2009, the last reported sale price of Aioi shares on the Tokyo Stock Exchange was ¥407 per share.

The following table sets forth, for the periods indicated, the reported high and low prices per share of NDGI’s common stock on the First Section of the Tokyo Stock Exchange:

	NDGI
	Common Stock
	Price per Share
	High	Low

Fiscal year ended March 31, 2005	¥625	¥470
Fiscal year ended March 31, 2006	959	507
Fiscal year ended March 31, 2007	865	643
Fiscal year ended March 31, 2008	852	476
Fiscal year ended March 31, 2009	671	333
Fiscal year ended March 31, 2008:
First quarter	852	724
Second quarter	820	613
Third quarter	744	518
Fourth quarter	610	476
Fiscal year ended March 31, 2009:
First quarter	671	509
Second quarter	635	506
Third quarter	612	337
Fourth quarter	565	333
Fiscal year ending March 31, 2010:
First quarter	499	388
Second quarter	487	425
Third quarter (to November 5, 2009)	470	381
Month of:
April 2009	463	388
May 2009	477	406
June 2009	499	440
July 2009	475	425
August 2009	487	443
September 2009	477	438
October 2009	470	389
November 2009 (to November 27, 2009)	434	381

On November 27, 2009, the last reported sale price of NDGI shares on the Tokyo Stock Exchange was ¥409 per share.

Set forth below are the closing prices of MSIG’s common stock, Aioi’s common stock and NDGI’s common stock on January 22, 2009, the last full trading day prior to the public announcement that the three companies had agreed to commence discussions regarding a new insurance group which would integrate their respective businesses, September 30, 2009, the date on which the three companies publicly announced their agreement on the key terms of the Business Combination, and November 27, 2009. The table also sets forth the implied equivalent value of Aioi’s common stock and NDGI’s common stock on these dates, as determined by multiplying the applicable closing price of MSIG’s common stock by the exchange ratio of 0.190 MSIG shares per Aioi share (in the case of Aioi) and 0.191 MSIG shares per NDGI share (in the case of NDGI). MSIG urges you to obtain current market quotations for each of the three companies’ common stock.

	MSIG’s
	Common
	Stock	Aioi’s Common Stock		NDGI’s Common Stock
	Historical	Historical	Equivalent	Historical	Equivalent

January 22, 2009	¥2,370	¥426	¥450.30	¥496	¥452.67
September 30, 2009	2,475	458	470.25	459	472.73
November 27, 2009	2,175	407	413.25	409	415.43

The following table sets forth, for the periods indicated, the dividends per share declared on MSIG’s common stock, Aioi’s common stock and NDGI’s common stock:

	MSIG(*)	Aioi	NDGI

Fiscal Year Ended March 31,
2005	¥31.7	¥8.0	¥7.0
2006	43.3	10.0	8.5
2007	46.7	10.0	8.0
2008	53.3	10.0	8.0
2009	54.0	10.0	8.0

(*)	The dividends for the fiscal year ended March 31, 2005, 2006, 2007 and 2008 are those with respect to MSI’s common stock. As explained above, on April 1, 2008, the outstanding shares of MSI’s common stock were exchanged with shares of MSIG’s common stock at the exchange ratio of 0.3 shares of MSIG’s common stock to each share of MSI’s common stock. For the purpose of easy comparison, the dividends of MSI in the above table have been adjusted to show the equivalent dividends of MSIG using the above exchange ratio.

Aioi Shareholders

According to Aioi’s register of shareholders as of October 21, 2009, there were 756,201,411 shares of its common stock issued, of which 734,127,735 shares were outstanding and were held by 22,740 shareholders of record, including 98 shareholders of record with addresses in the United States who held 133,509,761 shares, representing approximately 17.7% of the then issued common stock and approximately 18.2% of the then outstanding common stock. Because some of these shares were held by brokers or other nominees, the number of record holders with addresses in the United States may be fewer than the number of beneficial owners in the United States. Aioi is not required by Japanese law to monitor or disclose beneficial ownership of its common stock.

EXCHANGE RATES

The following table sets forth information regarding the noon buying rates for Japanese yen in New York City as certified for customs purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00 during the periods and as of the dates shown. The average exchange rate for the periods shown is the average of the month-end rates during the period. We have translated some Japanese yen amounts presented in this prospectus into U.S. dollars solely for your convenience. Unless otherwise noted, the rate used for the translations was ¥98 per $1.00. This was the approximate exchange rate in Japan on March 31, 2009. The translation should not be construed as a representation that the yen amounts have been, could have been, or could in the future be converted into U.S. dollars at the above or any other rate.

The following table shows the noon buying rates for Japanese yen per $1.00.

Year Ended March 31,	High	Low	Average	Period-End

2004	¥120.55	¥104.18	¥112.75	¥104.18
2005	114.30	102.26	107.28	107.22
2006	120.93	104.41	113.67	117.48
2007	121.81	110.07	116.55	117.56
2008	124.09	96.88	113.61	99.85
2009	110.48	87.80	100.85	99.15

Calendar Year 2009

May	¥99.24	¥94.45
June	98.56	95.19
July	96.41	92.33
August	97.65	92.82
September	93.09	89.83
October	92.04	88.44
November (to November 20, 2009)	90.96	88.90

On November 20, 2009, the noon buying rate was ¥88.90 = $1.00.

EXTRAORDINARY GENERAL MEETING OF AIOI SHAREHOLDERS

General

Aioi is distributing mail-in-ballots to its shareholders who are entitled to exercise their voting rights (or their standing proxies in Japan, as appropriate) for use at the Aioi extraordinary general meeting, currently expected to be held at 10:00 a.m. on December 22, 2009, (Japan time), at Aioi’s head office, 1-28-1, Ebisu, Shibuya-ku, Tokyo 150-8488, Japan. Aioi is distributing these mail-in-ballots, together with the notice of convocation of the meeting and reference documents concerning the shareholders’ meeting, by mail to its shareholders who have voting rights. Both the notice and mail-in-ballots are written in Japanese. An English translation of the notice of convocation of the meeting and reference documents for the shareholders’ meeting are included as an exhibit to the registration statement of which this prospectus forms a part. An English translation of the mail-in-ballot is also included as an exhibit to such registration statement. This prospectus is furnished to Aioi shareholders resident in the United States in connection with the issuance by MSIG of shares of MSIG’s common stock pursuant to the Share Exchange.

The purpose of the Aioi extraordinary general meeting is:

(1) to consider and to vote upon the approval of the terms of the Share Exchange, including the share exchange ratios;

(2) to consider and to vote upon the approval of the terms of the merger between Aioi and NDGI; and

(3) to consider and to vote upon the amendments to the articles of incorporation of Aioi.

Voting

Record Date

The close of business on October 21, 2009 has been fixed by the resolution of board of directors to be as the Aioi record date for the determination of the holders of Aioi’s common stock entitled to exercise the shareholders’ rights at the Aioi extraordinary general meeting. Aioi’s shareholders may vote at the Aioi extraordinary general meeting only if they are registered as a holder of one “unit” or more shares of Aioi’s common stock in Aioi’s register of shareholders at that time.

As of October 21, 2009, there were 734,127,735 shares of Aioi’s common stock issued and outstanding. Of those, 133,509,761 shares were held by residents of the United States. Each share of Aioi’s common stock outstanding on the Aioi record date is entitled to one vote on each matter properly submitted at the Aioi extraordinary general meeting subject to the limitation by the “Unit share system”.

Vote Required

Approval of the Share Exchange requires the affirmative vote of the holders of a two-thirds majority of the voting rights of shareholders of Aioi represented at the extraordinary general meeting of shareholders of Aioi at which shareholders holding one-third of the total voting rights of the shareholders who are entitled to exercise their voting rights are represented.

As of September 30, 2009, the directors and corporate auditors of Aioi owned directly and indirectly an aggregate of 668,122 shares of Aioi’s common stock. Also, as of September 30, 2009, a director of MSIG owned directly and indirectly 2,000 shares of Aioi’s common stock.

Mail-in-ballots and Electronic Vote

Holders of Aioi’s common stock entitled to vote at the Aioi extraordinary general meeting may vote their shares by mail-in-ballot, using the form in Japanese which Aioi is distributing by mail to those holders.

Holders of Aioi’s common stock are also entitled to exercise voting rights via the Internet by accessing a website designated by Aioi and inputting an exercise code and password. Internet voting is available only on the Japanese-language website.

Revocation

Any person who submits a mail-in-ballot by mail or vote via the Internet may revoke it any time before it is voted:

•	By sending another mail-in-ballot dated a later date than the previous mail-in-ballot to Aioi, or by submitting a subsequent vote via the Internet (if a shareholder sends mail-in-ballot and submits vote via the Internet, the vote via Internet will be counted and if a shareholder submits vote via the Internet more than one time, the last vote will be counted), or

•	By voting in person, or through another shareholder entitled to vote and appointed as such person’s attorney-in-fact, at the general meeting of shareholders of Aioi.

Aioi shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their vote.

An electronic proxy voting platform operated by ICJ, Inc. is available as a means of electronic voting for institutional investors.

Questions About Voting Aioi Shares

If Aioi shareholders have any questions about how to vote or direct a vote in respect of their Aioi’s common stock, they may call Mr. Kazunori Adachi, Corporate Communication Department, at 81-3-5424-0101.

THE SHARE EXCHANGE

General

The boards of directors of MSIG and Aioi have agreed to the Share Exchange, to be approved by shareholders’ meetings of MSIG and Aioi. Pursuant to the Share Exchange, each shareholder of Aioi will receive 0.190 shares of MSIG’s common stock for each share of Aioi’s common stock that such shareholder holds. If the terms of the Share Exchange are approved by the shareholders of MSIG and Aioi, and if the other conditions for completing the Share Exchange are satisfied, the Share Exchange is expected to become effective on or around April 1, 2010.

This section of the prospectus describes material aspects of the Share Exchange, including the material provisions of the Share Exchange Agreement. An English-language translation of the Share Exchange Agreement, the original of which is written in Japanese, is included in this prospectus as Appendix A.

Background to the Share Exchange

The management of each of MSIG, Aioi and NDGI has, from time to time and separately, reviewed and discussed available potential strategic alternatives, and considered ways to enhance performance and prospects in light of developments and conditions in the Japanese non-life insurance industry. For each company, these reviews included periodic internal discussions of projected financial performance, as well as consideration of hypothetical transactions that would further its strategic objectives and increase shareholder value. The reviews also considered the potential benefits and risks of those transactions.

In recent years, the industry environment for Japanese non-life insurers has become increasingly difficult. The country’s declining population has contributed to a sharp decline in automobile sales, negatively affecting the automobile insurance market on which those non-life insurers depend. At the same time, the loss ratios of various lines of insurance, including automobile, written by the Japanese non-life insurers, while they have been declining overall, are not expected to show any major improvement in the near future. Recent amendments to the Insurance Business Law of Japan have added to the difficulties by lifting a number of industry barriers and further spurring competition among life and non-life insurers, other domestic financial institutions such as banks, and foreign insurers. The deregulation triggered a wave of industry consolidation, including the formation of MSI (now wholly owned by MSIG), Aioi and NDGI. See “The Japanese Non-life Insurance Industry — Competition”. In addition, in 2005, MSI, Aioi and NDGI, along with other major Japanese non-life insurers, were found to have failed to make certain fringe claim payments that should have been paid to policyholders when they received main claim payments. Each company received an administrative order from the FSA in November 2005 to improve their corporate governance, disclosures to policyholders, product development and policy claim payment procedures, among other things. Further, the FSA took administrative actions against MSI in June 2006 mainly for failing to make payments for claims under “third sector” insurance and underpaying amounts to be paid with respect to incidental expenses, and against Aioi and NDGI in March 2007 mainly for failing to make payments for claims under “third sector” insurance. See “The Japanese Non-life Insurance Industry — Issues Relating to Non-payment and Under-payment of Insurance Claims”. As a result of these developments, and for the purpose of effecting systematic reforms to prevent recurrence of similar problems, MSIG, Aioi and NDGI have been making substantial IT and other infrastructural investments notwithstanding the harsh business environment.

The severe industry environment described above has adversely affected the Japanese non-life insurers’ businesses in recent years. The situation further worsened in September 2008 when Lehman Brothers Holdings Inc. filed for bankruptcy protection in the United States, triggering a widespread dislocation in the global financial and credit markets. In Japan, the rapidly declining stock market and adverse conditions in other financial markets negatively affected the investment positions of financial institutions, including non-life insurers.

Facing such a difficult environment, the presidents of MSIG, Aioi and NDGI, at various industry and other meetings attended by the heads of Japanese non-life insurers, had occasion to exchange views as to how the industry should respond to the current adverse situation. In the course of these exchanges, the presidents of the three companies also discussed whether cooperation between the three companies might be a possible solution to better position themselves to address current and future challenges. Discussions focusing on possible collaboration among the three companies started in earnest in early March 2008, when the three presidents met to exchange views and to discuss a possible business alliance, capital alliance and future management integration. They agreed to commence further preliminary discussions. Later that month, representatives of the three companies exchanged views on management integration, reviewed the management systems of the three companies and considered possible methods of integration, including the option of integration by way of a share holding company.

Between March and August 2008, the presidents and representatives of the three companies met from time to time to further discuss ideas and schedules for a possible business alliance and management integration. In August 2008, the three companies had a common understanding that integration by way of a share holding company would be one of the options.

In November 2008, the three presidents met several times to agree upon basic concepts and the purpose, method and schedule of management integration. They specifically agreed that the integration would, through share exchanges and merger, utilize the holding company functions of MSIG for MSI and a second company which would result from the merger between Aioi and NDGI. MSIG, Aioi and NDGI also agreed to enter into a confidentiality agreement related to their discussions.

In January 2009, representatives of the three companies and their respective financial advisors met to confirm the management status of each company. The representatives also held meetings to discuss resolutions on management integration and procedures for a public announcement.

On January 23, 2009, the board of directors of each of MSIG, Aioi and NDGI adopted resolutions authorizing each company to agree to proceed with negotiating the terms of the management integration, including the Share Exchange, the MSIG-NDGI Share Exchange and the subsequent merger between Aioi and NDGI, with a view to completing the integration in April 2010. The three companies made a joint public announcement of their agreement to commence discussions towards the proposed management integration on January 23, 2009.

Based on their agreement, the three companies set up an Integration Promotion Committee to coordinate their efforts to reach a formal agreement on the terms of the management integration in the fall of 2009. Between January and September 2009, committee members met frequently and exchanged opinions on various issues relating to the integration. Under the Integration Promotion Committee, special sub-committees were also formed and met frequently to focus on specific issues. The three companies also conducted legal, financial and business due diligence on each other’s operations.

On September 30, 2009, the boards of directors of MSIG, Aioi and NDGI adopted resolutions approving the execution of a share exchange agreement among the three companies setting forth the terms of the Share Exchange and the MSIG-NDGI Share Exchange, including the share exchange ratios of 0.190 MSIG shares for each Aioi share and 0.191 MSIG shares for each NDGI share, respectively, subject to modification under certain conditions. The boards of directors of Aioi and NDGI also adopted resolutions approving the merger between those two companies, which is expected to occur on October 1, 2010. In passing such resolutions, the three companies’ boards of directors considered various factors, including the financial condition, asset condition and future outlook of the respective companies, as well as the share exchange ratio relating to the respective companies’ common stock. In connection with such consideration, the boards referred to the fairness analyses of their respective financial advisors.

Reasons for the Share Exchange

MSIG and Aioi are entering into the Share Exchange as part of the Business Combination among MSIG, Aioi and NDGI to seek sustainable growth opportunities and to enhance enterprise value by expanding the quality and quantity of the three companies’ respective operational bases and management resources, and to create a globally operating and world-class insurance and financial group. The companies seek to take advantage of their respective strengths and to provide high quality products and services to customers in all markets.

By pursuing a business combination and business alliance, the companies aim to improve their joint prospects for growth and profitability in the increasingly competitive non-life insurance industry in Japan by:

•	providing high quality products, services, and best practices;

•	satisfying customers, gaining the confidence of insurance agents as partners, and enhancing job satisfaction and motivation of employees;

•	maximizing support from stakeholders, and enhancing social and environmental contributions;

•	improving shareholder returns;

•	expanding available investment capacity and enhancing earning capacity; and

•	expanding marketing networks, enhancing sales forces and strategically increasing resources for growth.

The companies aim to promote their business alliance through:

•	jointly establishing and expanding overseas businesses and new areas of business;

•	sharing various critical systems and server systems;

•	sharing frameworks, systems and tools for agency education, and conducting joint education;

•	joint use of risk consulting subsidiaries and subsidiaries providing claims handling services;

•	jointly developing new products and services; and

•	establishing a common business platform that conforms to international accounting standards, the Financial Instruments and Exchange Law and the Corporation Law.

Considerations of Aioi

In its deliberations on the proposed Share Exchange, the board of directors of Aioi consulted with management as well as Aioi’s financial and legal advisors. Throughout this process, the board of directors of Aioi placed emphasis on securing a business combination offering long-term growth potential greater than it believes that Aioi would likely achieve on a stand-alone basis. The Aioi board of directors believes that the proposed business combination meets this requirement.

Aioi’s board considered a number of factors with respect to the Share Exchange, including the following material advantages and disadvantages:

Advantages:

•	through the business combination, the new integrated group would be able to achieve sustainable growth and enhance enterprise value through the creation of a globally operating and world-leading insurance and financial group by significantly improving the quality and expanding the quantity of operational bases and management resources.

•	the new integrated group would facilitate enhanced efficiencies and synergies by integrating operational procedures, developing shared services, promoting standardization, and improving operations through:

•	streamlining systems development and integrating the systems of the three companies;

•	integrating sales and claims handling facilities, making effective use of real property, and streamlining printing and distribution costs;

•	concentrating corporate resources in growing markets, cultivating customer markets, improving the loss ratio of the group by sharing the individual companies’ know-how on underwriting and loss prevention, and the cross use of overseas networks; and

•	controlling costs by streamlining business operations, including through the integration of affiliates and the reallocation of human resources.

Disadvantages:

•	potential difficulties in integrating the businesses, operations and workforces of the three companies.

•	the risk that anticipated cost savings and other anticipated synergies may not be achieved.

At the time of approving the Share Exchange, the board of directors of Aioi also considered the current and prospective economic and industry environment in which Aioi operates and the changing competitive landscape for the insurance industry in Japan, including the trend towards consolidation.

This summary of the advantages and disadvantages of the Share Exchange is not exhaustive, but includes certain material factors that were considered by Aioi’s board of directors in making its decision. In view of the variety of material factors considered in connection with its evaluation of the Share Exchange, Aioi’s board of directors did not find it practicable to quantify or otherwise assign relative or specific weight to any of these factors and individual directors of Aioi may have given different weights to different factors.

Determination of Aioi’s Board of Directors

The board of directors of Aioi considered the factors discussed above and the respective analyses performed by Nomura Securities Co., Ltd. and Morgan Stanley Japan Securities Co., Ltd., its financial advisors, which are discussed below. These included consideration of the current market prices of Aioi, MSIG and NDGI shares. After conducting an overall analysis of these factors, Aioi’s board of directors determined that the Share Exchange is advisable and in the best interests of Aioi and its shareholders.

Opinions of Aioi’s Financial Advisors

Nomura Securities Co., Ltd. (“Nomura”) and Morgan Stanley Japan Securities Co., Ltd. (“Morgan Stanley”) have acted as financial advisors to Aioi in connection with the Business Combination and have each provided written opinions to the board of directors of Aioi.

Nomura

Nomura rendered its written opinion in Japanese to Aioi’s board of directors that, as of September 29, 2009, and based upon and subject to the factors and assumptions set forth therein, the proposed share exchange ratio between common stocks of Aioi and MSIG (the “Share Exchange Ratio”) was fair from a financial point of view to the holders of Aioi common stock.

The full text of an English translation of the written opinion of Nomura, dated September 29, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B-1. Nomura provided its opinion only for the information of the board of directors of Aioi in connection with its evaluation of the Share Exchange Ratio. The Nomura opinion does not constitute a recommendation as to how any holder of shares of Aioi common stock should vote or act on any matter relating to the Share Exchange.

In connection with rendering the opinion described above and performing its related financial analyses, Nomura, among other things:

•	reviewed and analyzed a draft of the Share Exchange Agreement;

•	reviewed and analyzed financial information, such as financial statements and business information contained in the annual securities reports and other disclosure materials of the last three fiscal years of Aioi and MSIG, respectively;

•	reviewed and analyzed financial and stock-related data publicly available from information providers;

•	reviewed and analyzed the business plans of Aioi and MSIG for the period between financial years ending March 31, 2010 and March 31, 2014, and other information related thereto, received from Aioi;

•	interviewed Aioi and MSIG with respect to the business and financial condition of the two companies, their financial forecasts and the possible effects of the Share Exchange on their businesses;

•	reviewed and analyzed market share price and market trading activities for shares of both Aioi common stock and MSIG common stock;

•	reviewed and analyzed financial data and market share price comparisons of publicly held companies in businesses comparable to those of Aioi and MSIG;

•	reviewed reports on results from due diligence on MSIG as prepared by the legal advisor, accounting and tax advisor and actuary engaged by Aioi; and

•	reviewed and analyzed such other facts received from Aioi in response to Nomura’s requests or obtained by Nomura through its own general investigation as Nomura considered appropriate and necessary.

Nomura assumed the accuracy and completeness of all public information reviewed by it and all financial and other information provided to it for purposes of rendering its opinion. Nomura did not verify or assume any responsibility to independently verify the accuracy or completeness of any such information. In addition, Nomura did not make any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Aioi, MSIG or their affiliates, nor did Nomura make any request to a third party for any such appraisal or assessment. With respect to the financial forecasts and other forward-looking information of Aioi and MSIG provided to Nomura, Nomura assumed that such information was reasonably prepared by the management of each of Aioi and MSIG on a basis reflecting the best currently available estimates and judgments of Aioi and MSIG and that the future financial condition of Aioi and MSIG will be consistent with such forecasts and information. In preparing its opinion, Nomura relied on these forecasts and related materials without independent verification. Nomura assumed, without independent verification, that the Business Combination will be carried out lawfully and validly in accordance with the terms set forth in the Share Exchange Agreement, the draft merger agreement and other draft agreements in connection with the Business Combination (collectively, the “Agreements”) and that the Business Combination will not have any tax consequences different from the assumptions provided to it. In addition, Nomura assumed, without independent verification, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on the contemplated benefits of the Business Combination and that the Business Combination will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term or agreement therein. Nomura was not asked to provide, and did not provide, any opinion on any transaction other than the Business Combination or on the relative merits of the Business Combination as compared to any other transaction. Nomura was under no obligation to Aioi or its board of directors to solicit indications of interest from any third party in connection with the Business Combination, nor did Nomura make any such solicitations. Nomura’s opinion is not an expression of an opinion regarding the prices at which the common stock of Aioi or MSIG will or should be traded prior to the consummation of the Business Combination or of the value or prices of common stock of MS&AD Insurance Group Holdings, Inc. to be issued to Aioi’s shareholders. Nomura was not asked to provide, and did not provide, any opinion on any of the premises or assumptions upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Aioi to proceed with the Business Combination.

The following is a summary of the material financial analyses delivered by Nomura to the board of directors of Aioi in connection with rendering the opinion described above, but does not purport to be a complete description of the financial analyses performed by Nomura, nor does the order of analyses described represent the relative importance or weight given to those analyses by Nomura. The summary includes information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Nomura’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 29, 2009 and is not necessarily indicative of current market conditions.

Average Market Price Analysis.  Nomura reviewed the closing trading prices and the average closing trading prices for the common stock of Aioi and MSIG at and for the following periods and calculated implied exchange ratios as follows:

		Implied Exchange
	Periods	Ratio per share of Aioi

Reference Date (i)	September 29, 2009	0.184
1 Month Average	August 31, 2009 to September 29, 2009	0.175
3 Month Average	June 30, 2009 to September 29, 2009	0.180
6 Month Average	March 30, 2009 to September 29, 2009	0.173
One Business Day prior to the press speculation regarding the Business Combination (“Reference Date (ii)”)	December 26, 2008	0.152
1 Month Average	November 27, 2008 to December 26, 2008	0.160
3 Month Average	September 29, 2008 to December 26, 2008	0.150
6 Month Average	June 27, 2008 to December 26, 2008	0.152

Comparable Peer Company Analysis.  Nomura reviewed and compared certain financial information for Aioi and MSIG to corresponding financial information for the following publicly traded corporations in the non-life insurance industry:

•	Tokio Marine Holding, Inc.

•	MSIG (when calculating multiple range for Aioi)

•	Sompo Japan Insurance Inc.

•	Aioi (when calculating multiple range for MSIG)

•	NDGI

•	Fuji Fire and Marine Insurance Company, Limited

Although none of the selected companies is directly comparable to Aioi or MSIG, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Aioi and MSIG.

Nomura calculated certain financial multiples of the selected companies, Aioi and MSIG, and the results are as follows:

	Multiple Range	Multiple Range
	for Aioi	for MSIG

Current Net Income (consolidated) multiple (Fiscal years ending March 31, 2010 and 2011, Estimates)	19.9x -25.7x	19.7x -25.7x
Equity Capital(1) (consolidated) multiple (As of June 30, 2009, Actual)	0.84x -0.91x	0.84x -0.94x
Net Asset Value (“NAV”)(2) (consolidated) multiple (As of June 30, 2009, Actual)	0.54x -0.59x	0.54x -0.59x

(1)	Equity Capital as used in this analysis means consolidated net assets (excluding minority shareholder interests and share subscription rights) which, for the period from July 1, 2009 to September 29, 2009, were adjusted for unrealized gains on available-for-sale securities.

(2)	NAV as used in this analysis means consolidated net assets (excluding minority shareholder interests and share subscription rights) which, for the same period as in (1) above, were adjusted for unrealized gains on available-for-sale securities, plus after-tax price fluctuation reserves and after-tax non-life insurance catastrophe loss reserves plus the value of the in-force business that constitutes part of the life-insurance subsidiaries’ Embedded Value.

As a result of this analysis, Nomura calculated the following ranges of implied exchange ratios per share of Aioi:

•	a ratio range of 0.241 to 0.305 based on Current Net Income for the fiscal years ending March 31, 2010 and 2011;

•	a ratio range of 0.143 to 0.150 based on Equity Capital as of June 30, 2009; and

•	a ratio range of 0.185 to 0.188 based on NAV as of June 30, 2009.

Dividend Discount Model (“DDM”) Analysis.  Nomura performed a DDM analysis on Aioi and MSIG using Aioi’s and MSIG’s projections for the periods from April 1, 2009 through March 31, 2014. Nomura calculated illustrative exchange ratios per share of MSIG using the net present value of projected adjusted dividends for Aioi and MSIG. In calculating adjusted dividends, Nomura relied on the business plans received from Aioi and MSIG. Nomura calculated an implied terminal value for Aioi, MSIG and the respective non-life insurance subsidiaries based on certain assumed perpetual growth rates. The dividend stream and terminal values were then discounted using discount rates centered on 7.5% for both Aioi and MSIG. Such discount rate ranges were selected based on Nomura’s judgment with reference to the cost of capital of Aioi and MSIG. In addition, in the valuations of the life insurance subsidiaries, Nomura took into account Embedded Values calculated by the actuarial firm in calculating the equity values of such life insurance subsidiaries of Aioi and MSIG.

As a result of this analysis, the range of implied exchange ratios per share of Aioi was calculated to be 0.182 to 0.259.

Contribution Analysis.  Nomura calculated the implied exchange ratios with reference to the level of relative financial contribution of Aioi and MSIG to MS&AD Insurance Group Holdings, Inc. in terms of Current Net Income, Adjusted Income, Equity Capital, NAV and Adjusted Net Assets for Aioi and MSIG on a stand-alone basis resulting from the Share Exchange based on actual Equity Capital and NAV as of June 30, 2009, and Current Net Income, Adjusted Income and Adjusted Net Assets based on Aioi management’s projections for the period between fiscal years ending March 31, 2010 and March 31, 2012. The relevant results of the analysis are as follows:

Implied Exchange Ratios
Based on Contribution Levels

Current Net Income (consolidated)
Period between fiscal years ending March 31, 2010 and 2012, Estimates	0.230-0.280
Adjusted Income(1)
Period between fiscal years ending March 31, 2010 and 2012, Estimates	0.133-0.251
Equity Capital
As of June 30, 2009, Actual	0.150
Net Asset Value
As of June 30, 2009, Actual	0.185
Adjusted Net Assets(2)
As of June 30, 2009, Actual	0.184-0.222

(1)	Adjusted Income as used in this analysis is (i) non-consolidated adjusted insurance underwriting income plus (ii) non-consolidated adjusted investment income plus (iii) current net income from other businesses plus (iv) current net income from overseas businesses plus (v) life insurance subsidiary Embedded Value amount increase.

(2)	Adjusted Net Assets as used in this analysis is (i) consolidated net assets (excluding minority shareholder interests and share subscription rights) plus (ii) after-tax price fluctuation reserves plus (iii) after-tax non-life insurance catastrophe loss reserves plus (iv) contingency funds plus (v) the value of the in-force business that constitutes part of the life insurance subsidiaries’ Embedded Value plus (vi) unrealized gains on available-for-sale securities.

Premiums Paid Analysis.  Based on publicly available data, Nomura reviewed the premiums paid for business combinations such as share exchanges in the past that: (i) were announced by reference dates on or after October 1999; (ii) were share exchanges, share transfers or mergers where the considerations were exclusively shares of publicly traded financial institutions; (iii) were of companies without any consolidated subsidiary-parent relationships prior to the reorganization; (iv) wherein the transaction announcement date and the ratio announcement date were not on the same day; and (v) wherein the 1-month average total market value ratio preceding the transaction announcement date was not more than 1:0.5.

In calculating the premiums, (i) the date on which the transaction was announced by the relevant parties (the “Reference Date (a)”) and (ii) the date on which the ratio was announced by the relevant parties (the “Reference Date (b)”) were used as the reference dates. The announced ratio was compared to the implied ratio as of one day prior to the reference dates, as well as to the ratio implied by each of the one-month, three-month and six-month share price averages through to the reference dates. The following table presents the results of this analysis:

	Implied Premium
	1 Business Day Prior	1 Month Average	3 Month Average	6 Month Average

Reference Date(a)	22.8%	22.4%	19.4%	15.5%
Reference Date(b)	4.5%	6.8%	8.1%	7.5%

Nomura’s opinion is directed to Aioi’s board of directors and addresses only the fairness, from a financial point of view, to the holders of Aioi common stock of the Share Exchange Ratio. Nomura’s opinion to Aioi’s board of directors was one of many factors taken into consideration by the Aioi board of directors in making its determination to approve the Business Combination. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aioi, MSIG, Nomura or any other person assumes any responsibility if future results are materially different from those projected. Nomura does not express any opinion regarding the fairness of the share exchange ratio between common stocks of NDGI and MSIG set forth in the Share Exchange Agreement. Nomura’s opinion was based on financial, economic, market and other conditions as they existed on the date of the opinion, and relies upon information available to Nomura as of the date of the opinion. Nomura had limited involvement in the negotiations in connection with the Agreements or any other matters related to the Business Combination. Although Nomura’s opinion may be affected by changes in future conditions, Nomura did not assume any responsibility to modify, change or supplement its opinion.

Nomura is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The board of directors of Aioi selected Nomura as its financial advisor because Nomura has substantial experience in transactions similar to the Business Combination. Nomura acted as financial advisor to Aioi in connection with the Business Combination and, pursuant to an agreement between Nomura and Aioi, expects to receive from Aioi a customary fee for its services, including a fee contingent on the rendering of its opinion and consummation of the Business Combination. In addition, Nomura will also expect to receive from Aioi reimbursement of certain expenses incurred by Nomura and its affiliates. Aioi also agreed pursuant to the agreement between Nomura and Aioi to indemnify Nomura and its affiliates and their respective officers and employees against liabilities incurred in connection with Nomura’s rendering of its opinion to Aioi, including liabilities under securities laws. Nomura and its affiliates have provided in the past, and may provide in the future, investment banking or other financial and loan services to Aioi, MSIG, NDGI or their affiliates for which Nomura and its affiliates have received, and may receive, compensation. In the ordinary course of business, Nomura and its affiliates may from time to time also acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Aioi, MSIG, NDGI or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

Morgan Stanley

Aioi retained Morgan Stanley to provide financial advisory services in connection with the Business Combination and to render a financial opinion in connection with the Share Exchange under the Corporation Law between MSIG and Aioi. Aioi selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience, reputation and its knowledge of the business and affairs of Aioi. At a meeting of the Aioi board of directors on September 30, 2009, Morgan Stanley delivered to Aioi’s board of directors Morgan Stanley’s written opinion dated September 29, 2009, that, as of such date, based on and subject to the various assumptions, limitations and qualifications set forth in its opinion, the Share Exchange Ratio pursuant to the Share Exchange Agreement was fair, from a financial point of view, to the holders of Aioi common stock.

The original written opinion of Morgan Stanley dated September 29, 2009 delivered to the board of directors of Aioi was prepared in Japanese. The full text of an English translation of the Morgan Stanley opinion is attached to this document as Appendix B-2. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are urged to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Aioi’s board of directors and addresses only the fairness from a financial point of view of the Share Exchange Ratio pursuant to the Share Exchange Agreement to holders of shares of Aioi common stock of Aioi as of the date of the opinion. The opinion does not address any other aspects of the transaction and does not constitute a recommendation to any shareholders of Aioi, MSIG or NDGI as to how such shareholder should vote or act on any matter at any special meeting with respect to the Business Combination.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, respectively;

•	reviewed certain financial projections prepared by Aioi, MSIG and NDGI management;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, prepared by the managements of Aioi, MSIG and NDGI, respectively;

•	discussed the past and current operations and financial condition and the prospects of each of Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, including information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, with representatives of Aioi, MSIG and NDGI, respectively;

•	reviewed the pro forma impact of the Business Combination on MSIG’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the Aioi common stock, the MSIG common stock and the NDGI common stock, respectively;

•	compared the financial performance of Aioi, MSIG and NDGI and the prices and trading activity of Aioi common stock, MSIG common stock and NDGI common stock with that of certain other publicly-traded companies comparable with Aioi, MSIG and NDGI, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations between representatives of Aioi and MSIG;

•	reviewed the accounting, tax, legal, and actuarial due diligence reports relating to MSIG and its major affiliates and NDGI and its major affiliates prepared by the respective accounting, tax, legal and actuarial advisors to MSIG and NDGI (the “Due Diligence Reports”);

•	reviewed a draft dated September 29, 2009 of the Share Exchange Agreement and a draft dated September 29, 2009 of the merger agreement between Aioi and NDGI (the “Merger Agreement”, together with the Share Exchange Agreement, the “Definitive Agreements”) and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Aioi, MSIG and NDGI, and that formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, Morgan Stanley assumed that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Aioi, MSIG and NDGI of the future financial performance of Aioi, MSIG and NDGI, respectively. In addition, Morgan Stanley assumed that the Business Combination would be consummated in accordance with the terms set forth in the Definitive Agreements, without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Business Combination, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Business Combination. In its opinion, Morgan Stanley noted that it is not a legal, tax, accounting, regulatory or actuarial advisor and that as financial advisor it relied upon, without independent verification, the assessment of Aioi, MSIG and NDGI and their respective legal, tax, accounting, or actuarial advisors with respect to legal, tax, accounting, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Aioi’s officers, directors or employees relative to the Share Exchange Ratio. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Aioi, MSIG or NDGI, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley expressed no opinion as to the fairness from a financial point of view of either the Share Exchange Ratio or the MSIG-NDGI Share Exchange Ratio to the holders of NDGI common stock, nor did it express any opinion as to the fairness of the MSIG-NDGI Share Exchange Ratio to the holders of Aioi common stock, or the fairness of the Share Exchange Ratio relative to the MSIG-NDGI Share Exchange Ratio. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Aioi, MSIG or NDGI’s common stock will trade at any time, including following the consummation of the Business Combination. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated September 29, 2009. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s financial opinion.

Historical Share Exchange Ratio Analysis.  Morgan Stanley reviewed the share exchange ratios of the recent trading performance of Aioi common shares and MSIG common shares as of September 29, 2009 (“Record Date 1”) as well as of December 26, 2008, the last trading day prior to the appearance of certain media reports speculating about the business combination (“Record Date 2”). Morgan Stanley used the closing share price as of Record Date 1 and Record Date 2 and the average closing share prices during each of the one (1) month and three

(3) month periods prior to and including Record Date 1 and Record Date 2, respectively, and compared the share exchange ratios with the Share Exchange Ratio. The share exchange ratios are summarized in the table below:

Historical Share
Exchange Ratio

Record Date 1	0.184
1 month average for Record Date 1	0.175
3 month average for Record Date 1	0.180
Record Date 2	0.152
1 month average for Record Date 2	0.160
3 month average for Record Date 2	0.150

Comparable Companies Analysis.  To provide a perspective on Aioi versus companies that share certain characteristics with Aioi, MSIG and NDGI, respectively, Morgan Stanley reviewed and compared certain financial information of Aioi, MSIG and NDGI and the selected companies listed below, which are also publicly traded non-life insurance companies in Japan with similar operating characteristics. These companies were:

•	Tokio Marine Holdings, Inc.

•	Sompo Japan Insurance Inc.

•	NIPPONKOA Insurance Company, Limited.

For each of these companies, Morgan Stanley calculated the ratio of the closing stock price on September 29, 2009 to estimated earnings per share for the fiscal years ending March 31, 2010 and March 31, 2011 using Institutional Broker Estimate System, or IBES, estimates and actual net asset value per share, adjusting for certain items as of September 29, 2009 (as described below) and then derived ranges of imputed valuations for Aioi and MSIG common shares. The results of this analysis are set forth below:

	Multiple		Share Exchange Ratio
	Minimum	Maximum	Minimum	Maximum

Price-to-Net Asset Value multiple(1) (September 29, 2009 Calculated))	0.58x	0.65x	0.171	0.171
Price-to-earnings multiple (FYE March 31, 2010 IBES)	19.0x	24.0x	0.211	0.213
Price-to-earnings multiple (FYE March 31, 2011 IBES)	15.0x	19.0x	0.173	0.175

(1)	Net Asset Value (“NAV”) = actual book value (as of June 30, 2009) + reserve for price fluctuation (net of tax, as of June 30, 2009) + catastrophe loss reserve (net of tax, as of June 30, 2009) + contingency reserve (net of tax, as of June 30, 2009) + value of in-force contracts of a life insurance subsidiary and an affiliated company (as of March 31, 2009) + assumed increase or decrease in unrealized profit or loss from marketable equity securities (calculated based on percentage change of TOPIX from June 30, 2009 to September 29, 2009)

No company analyzed in the comparable companies analysis is identical to Aioi, MSIG or NDGI. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Aioi, MSIG or NDGI, such as the impact of competition on the business of Aioi, MSIG, NDGI or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Aioi, MSIG, NDGI or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using data of the selected companies.

Discounted Dividend Analysis.  Morgan Stanley performed a discounted dividend analysis to estimate a range of present values per Aioi common share and MSIG common share, assuming the companies continued to operate as stand-alone entities. This range was determined by adding (1) the present value of the stream of dividends from Aioi’s and MSIG’s non-life insurance businesses that each company can pay to its respective shareholders over the next four years ending March 31, 2014 while maintaining their target solvency margin ratios, (2) the present value of the terminal value of Aioi’s and MSIG’s non-life businesses based on Aioi’s and MSIG’s adjusted net income from non-life insurance businesses and a perpetuity growth rate of -1.0% to 0.0% for Aioi’s and MSIG’s domestic non-life insurance operations, 0.0% to 1.0% for Aioi’s overseas non-life insurance operations and 1.0% to 2.0% for MSIG’s overseas non-life insurance operations, (3) the embedded values of each of Aioi Life Insurance Co., Ltd., Mitsui Sumitomo Kirameki Life Insurance Co., Ltd. and Mitsui Sumitomo MetLife Insurance Co., Ltd., and (4) necessary adjustments including adjustments based on the Due Diligence Reports to the solvency margins of both Aioi and MSIG to calculate appropriate target solvency margin ratios. The dividend stream and terminal values were discounted using discount rates ranging from 6.5% to 7.5%. Morgan Stanley considered this to be the appropriate range of discount rates for Aioi and MSIG based on each company’s risk characteristics and an analysis of the cost of equity of the comparable non-life insurance companies in Japan. Financial projections used in the discounted dividend analysis were based on estimates provided by Aioi and MSIG management. Based on this analysis, Morgan Stanley derived a range of share exchange ratios of 0.165 to 0.193.

Adjusted Net Asset Value Analysis.  Morgan Stanley reviewed and calculated the adjusted net asset values of Aioi and MSIG by adding necessary adjustments based on the Due Diligence Reports to the net asset values of each company as of September 29, 2009. Based on this analysis, Morgan Stanley derived a range of share exchange ratios of 0.179 to 0.201.

Precedent Transaction Analysis.  Morgan Stanley performed an analysis of seven (7) precedent business combination transactions in the non-life insurance and banking industries of greater than ¥100 billion market value (pro forma base) with an acquirer company to target company proportion of market value of 0.1 to 0.5 that have been completed in Japan since 1995. The transactions selected were as follows:

Transactions in the Non-Life Insurance Industry:

Date Announced	Acquirer	Target

March 23, 2000	The Nippon Fire & Marine Insurance Co., Ltd.	The Koa Fire & Marine Insurance Co., Ltd.
September 18, 2000	The Tokio Marine & Fire Insurance Co., Ltd.	The Nichido Fire and Marine Insurance Co., Ltd.

Transactions in the Banking Industry:

Date Announced	Acquirer	Target

March 28, 1995	The Mitsubishi Bank, Limited	The Bank of Tokyo, Ltd.
March 14, 2000	The Sanwa Bank, Limited	The Tokai Bank, Limited
April 19, 2000	The Bank of Tokyo-Mitsubishi, Ltd.	The Mitsubishi Trust and Banking Corporation
July 5, 2000	The Sanwa Bank, Limited	The Toyo Trust and Banking Company, Limited
July 14, 2004	Mitsubishi Tokyo Financial Group, Inc.	UFJ Holdings, Inc.

For each of these selected transactions, Morgan Stanley calculated the premium or discount to the closing market price of the target’s common stock prior to each of the date of the announcement of the transaction and the date of the announcement of the exchange ratio, as well as the premium or discount to the average closing price for the one (1) month and three (3) month periods prior to each such dates. The following table sets forth the results of this analysis:

	Premium (Discount) to
	Last Closing Price	One Month Average	Three Month Average
	Prior to the Date of	Prior to the Date of	Prior to the Date of
	Announcement of	Announcement of	Announcement of
	Transaction	Transaction	Transaction

Mean	8.3%	9.7%	10.4%
Median	6.4%	11.8%	10.3%

	Premium (Discount) to
	Last Closing Price	One Month Average	Three Month Average
	Prior to the Date of	Prior to the Date of	Prior to the Date of
	Announcement of	Announcement of	Announcement of
	Exchange Ratio	Exchange Ratio	Exchange Ratio

Mean	15.5%	13.8%	13.5%
Median	21.0%	15.1%	11.4%

Based on this analysis, Morgan Stanley derived a range of share exchange ratios of 0.168 to 0.199.

No company or transaction analyzed in the precedent transaction analysis is identical to Aioi, MSIG, NDGI or the Business Combination. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Aioi, MSIG and NDGI, such as the impact of competition on the business of Aioi, MSIG, NDGI or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Aioi, MSIG, NDGI or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

General

In connection with the review of the Business Combination by Aioi’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Aioi, MSIG, NDGI or the resulting combined company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Aioi, MSIG and NDGI. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Share Exchange Ratio pursuant to the Share Exchange Agreement from a financial point of view to the holders of shares of common stock of Aioi, and in connection with the delivery by Morgan Stanley of its opinion, dated September 29, 2009, to the Aioi board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Aioi or MSIG might actually trade.

The Share Exchange Ratio was determined through arm’s length negotiations between Aioi and MSIG and was approved by Aioi’s board of directors. Morgan Stanley did not recommend any specific share exchange ratio to Aioi or its board of directors or that any specific share exchange ratio constituted the only appropriate share exchange ratio for the Share Exchange.

Morgan Stanley’s opinion and its presentation to Aioi’s board of directors was only one of many factors taken into consideration by Aioi’s board of directors in deciding to approve the Share Exchange. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Aioi’s board of directors with respect to the Share Exchange Ratio or of whether Aioi’s board of directors would have been willing to agree to a different share exchange ratio. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Aioi, MSIG, NDGI, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Aioi with financial advisory services in connection with the Business Combination for which it will be paid a customary fee by Aioi, a significant portion of which became payable upon the signing and announcement of the Definitive Agreements in connection with the Business Combination and the remainder of which is contingent upon the closing of the Business Combination. Aioi has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Aioi has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Considerations of MSIG

In its deliberations on the proposed Share Exchange, the Board of Directors of MSIG consulted MSIG’s financial and legal advisors and considered a number of factors with respect to the Share Exchange, including the following material advantages and disadvantages of the Share Exchange.

Advantages:

•	The new integrated group would be the biggest non-life insurer in Japan with market share of more than 30% and one of the top 10 global insurers in terms of non-life premium written, thereby creating a scale and operational base on which it could go on to be a world leading insurance and financial group.

•	The integrated group would provide its product and services to a bigger customer base as each company has strong relationships with its customers and sales channels, including the corporate market, auto dealer market, retail market, and financial institutions.

•	By pursuing economies of scale, realizing synergies, and integrating each company’s know-how, the new integrated group would enhance profitability as well as improve the quality of its products and service, thus it would win customers’ trust and grow further.

•	By utilizing the expanded resources in terms of quality and quantity and cooperation in other areas of operation, the integrated group would realize efficiency and quality improvement simultaneously, while enhance growth by allocating corporate resources in the growing and important areas.

Disadvantages:

•	Integrating the computer systems and operational processes of the group companies would require a temporary but considerable amount of expenses. The merger between Aioi and NDGI would take a temporary but considerable amount of expenses.

•	At least for a short period of time after the effectiveness of the Share Exchange, the integrated group’s performance indices such as earnings per share may temporarily decrease.

•	Harmonization of the new integrated group’s employee and corporate culture might take some time.

The foregoing discussion of the advantages and disadvantages of the Share Exchange considered by MSIG’s Board of Directors in making its decision is not exhaustive, but includes all the material factors considered by MSIG’s Board of Directors. In view of the variety of material factors considered in connection with its evaluation of the Share Exchange, MSIG’s Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight to any of these factors, and individual directors of MSIG may have given different weights to different factors.

Structure of the Share Exchange

The Share Exchange is expected to become effective on or around April 1, 2010. Under the terms of the Share Exchange approved by the boards of directors of MSIG and Aioi, the following events will occur upon the effectiveness of the Share Exchange:

•	Shareholders of Aioi’s common stock whose names appear in the register of shareholders of Aioi as of the moment immediately preceding the Share Exchange will be allotted shares of MSIG’s common stock in amounts based on the ratio of 0.190 MSIG shares for one Aioi share, such amount (excluding fractional shares) to be reflected in MSIG’s register of shareholders; and

•	Fractional shares of MSIG’s common stock that would otherwise be allotted to former shareholders of Aioi will instead be cashed out as described in more detail below.

In accordance with the Corporation Law, if any fractional shares of MSIG’s common stock representing less than one share would otherwise be allotted to former holders of Aioi shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Instead, the shares aggregated of all such fractional shares will be sold at the market price (MSIG may be a purchaser of such shares) and the cash proceeds from the sale will be distributed to the former holders of Aioi shares on a proportionate basis in accordance with their respective fractions.

If a material change occurs in the financial condition or results of operations of MSIG as a result of any natural disaster or any other event during the period from the date of the Share Exchange Agreement until the effective date of the Share Exchange, MSIG and Aioi may, by the resolution of their respective boards of directors, amend the terms and conditions of the Share Exchange or terminate the Share Exchange Agreement.

Concurrent Transactions

As part of the Business Combination, concurrent with the Share Exchange, the MSIG-NDGI Share Exchange is being proposed to take place. The boards of directors of MSIG and NDGI have agreed to the MSIG-NDGI Share Exchange, pursuant to which each shareholder of NDGI will receive 0.191 shares of MSIG’s common stock for each share of NDGI’s common stock that such shareholder holds. The terms of the MSIG-NDGI Share Exchange will be submitted to the shareholders’ meetings of MSIG and NDGI, each to be held on December 22, 2009. Among other conditions, the completion of the MSIG-NDGI Share Exchange is conditioned on all of the requirements necessary for the Share Exchange to take effect having been satisfied as of the moment immediately preceding the Share Exchange taking effect. If the MSIG-NDGI Share Exchange is completed, MS&AD will serve as the holding company for NDGI on or around April 1, 2010. At the same time, MS&AD will serve as the holding company for Aioi upon the completion of the Share Exchange.

If the Share Exchange and the MSIG-NDGI Share Exchange are completed, Aioi and NDGI (as then wholly-owned subsidiaries of MS&AD) plan to merge to form a new entity called Aioi Nissay Dowa Insurance Company, Limited (“Aioi-NDGI”). The merger between Aioi and NDGI is expected to become effective on October 1, 2010.

Further, at the time of the completion of the two share exchanges, MSIG plans to change its name to “MS&AD”.

As a result of the above transactions, MS&AD is expected to have two wholly-owned non-life insurance subsidiaries — MSI (which is currently wholly owned by MSIG) and Aioi-NDGI.

Conditions to the Share Exchange

The Share Exchange can be completed only if the following conditions are satisfied.

•	Under the Corporation Law, the Share Exchange Agreement must be approved at the general meetings of shareholders of MSIG and Aioi;

•	The Agreement which sets forth the terms and conditions of the MSIG-NDGI Share Exchange must be approved at the general meetings of shareholders of MSIG and NDGI and completed;

•	MSIG, Aioi and NDGI must receive all necessary approvals from governmental authorities including those described below under “Required Regulatory Approvals”; and

•	All other requirements necessary for the Share Exchange and the MSIG-NDGI Share Exchange to take effect must be satisfied.

Aioi Voting Matters

The close of business on October 21, 2009 has been fixed by the resolution of Aioi’s board of directors as the record date for determination of the holders of Aioi’s common stock entitled to exercise shareholders’ rights at Aioi’s extraordinary general meeting. As of October 21, 2009, there were 734,127,735 shares of Aioi’s common stock issued and outstanding. See “Extraordinary General Meeting of Aioi Shareholders” for a more detailed description of the vote required, and the use and revocation of mail-in-ballots or electronic vote, at the general meetings of shareholders.

Dissenters’ Rights

Any Aioi shareholder (i) who notifies Aioi prior to the general meeting of shareholders of his or her intention to oppose the Share Exchange, and who votes against approval of the Share Exchange at the general meeting, or (ii) who is not entitled to vote at such general meeting of shareholders, and complies with the other procedures set forth in the Corporation Law discussed below (a “dissenting shareholder”) may demand that Aioi purchase his or her shares of Aioi’s common stock at the fair value. The failure of a shareholder who is entitled to vote at such general meeting of shareholders to provide such notice prior to the general meeting or to vote against approval of the Share Exchange at the general meeting will in effect constitute a waiver of the shareholder’s right to demand that Aioi purchase his or her shares of common stock at the fair value. The dissenting shareholder who has made such demand may withdraw such demand only if Aioi approves such withdrawal.

Aioi will give individual notice or public notice to its shareholders announcing that Aioi intends to perform the Share Exchange and providing the name and address of MSIG, no later than 20 days prior to the effective date of the Share Exchange (such individual or public notice may be made prior to the date of the general meeting of shareholders). The demand referred to in the preceding paragraph must be made during the period from the day 20 days prior to the effective date of the Share Exchange to the date immediately preceding the effective date of the Share Exchange and should state the number of shares relating to such demand. The Corporation Law does not require any other statement in the demand. If the value of such shares is agreed upon between the dissenting shareholder of Aioi, then Aioi is required to make payment to such shareholder of the agreed value within 60 days of the effective date of the Share Exchange. If the shareholder and Aioi do not agree on the value of such shares within 30 days from the effective date of the Share Exchange, the shareholder or Aioi may, within 30 days after the expiration of such period, file a petition with the Tokyo District Court for a determination of the value of his or her shares. Aioi is also required to make payment of statutory interest on such share value as determined by the court after the expiration of the 60-day period referred to in the second preceding sentence. The transfer of shares will become effective on April 1, 2010 unless otherwise agreed among the parties. The payment of the price of shares shall be made in exchange for the share certificates.

Dissenter’s rights in the context of a Share Exchange by a Japanese corporation are set forth in Article 785 and 786 of the Corporation Law. An English translation of these articles is included in this prospectus as Appendix C.

Required Regulatory Approvals

Pursuant to amendments to the Anti-Monopoly Law of Japan which are expected to take effect in January 2010, MSIG will be required to give a prior notification to the Fair Trade Commission of Japan upon the Share Exchange with respect to the acquisition of the shares of Aioi and NDGI and to observe a waiting period of 30 days before the effective date of the Share Exchange (unless such waiting period is shortened or extended by the Fair Trade Commission). Prior to completion of the Share Exchange, MSIG, Aioi and NDGI intend to file any required notifications with U.S. antitrust regulatory authorities regarding the formation of “MS&AD” and to observe any applicable waiting periods under U.S. antitrust laws.

Status of MSIG’s Common Stock under the Federal Securities Laws

The issuance of shares of MSIG’s common stock in connection with the Share Exchange to United States holders of Aioi’s common stock has been registered under the United States Securities Act of 1933 ( “the Securities Act”). Accordingly, there will be no restrictions under the Securities Act upon the resale or transfer of such shares by United States shareholders of Aioi except for those shareholders, if any, who are deemed to be “affiliates” of MSIG, as such term is used in Rule 144 and Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of MSIG generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, MSIG. With respect to those shareholders who may be deemed to be affiliates of MSIG, Rule 144 and Rule 145 place certain restrictions on the offer and sale within the United States or to United States persons of MSIG’s common stock that may be received by them pursuant to the Share Exchange. This prospectus does not cover resales of shares of MSIG’s common stock received by any person who may be deemed to be an affiliate of MSIG.

Accounting Treatment

The Share Exchange will be accounted for by MSIG under the acquisition method of accounting in accordance with SFAS No. 141R, “Business Combinations”, under U.S. GAAP. Under the acquisition method, Aioi’s net assets acquired and any non-controlling interest will be recognized at fair value at the date of acquisition, and any excess of the fair value of the share consideration paid over net fair value of the net assets acquired and any non-controlling interests will be recorded as goodwill. Management of MS&AD will be required to exercise significant judgments by making estimates and determining underlying assumptions in order to determine the fair value of the share consideration to be paid and the fair values of the net assets acquired and any non-controlling interests. The fair values used to record the net assets acquired from Aioi, and any non-controlling interests and any goodwill could have a material effect on the consolidated financial position and the results of operations and cash flows of MS&AD subsequent to the acquisition. The reported consolidated financial condition and results of operations and cash flows of MS&AD to be issued after the completion of the Share Exchange will reflect Aioi’s net assets and results and cash flows from the date of the acquisition in addition to MSIG’s consolidated net assets and results and cash flows. Following the completion of the Share Exchange, the consolidated operating results of MS&AD are expected to be impacted by certain purchase accounting adjustments, including amortization of intangible assets representing value of insurance contracts in force acquired, and increased amortization and depreciation expense for acquired assets. The acquisition of NDGI will be accounted for by MS&AD in a similar manner. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for additional information.

Differences in Shareholders’ Rights

There are no material differences between or among the rights of shareholders of MSIG’s common stock and Aioi’s common stock from a legal perspective except the right to inspect the books and records of the company which is granted to the holders of MSIG’s common stock but not to the holders of Aioi’s common stock.

Tax Consequences of the Share Exchange

The Share Exchange is expected to be a tax-free transaction for Japanese tax purposes. A non-Japanese shareholder of Aioi will not recognize any gain for Japanese tax purposes upon his or her exchange of those shares for MSIG shares in the Share Exchange, except to the extent it receives cash in lieu of fractional MSIG shares. See “Taxation — Japanese Taxation” for further discussion.

U.S holders of Aioi shares who participate in the Share Exchange generally will be deemed to have received a taxable dividend for U.S. federal income tax purposes upon exchange of their Aioi shares for MSIG shares and, as such, generally will be required to recognize taxable gain (but not loss) as a result of the Share Exchange. For important details, see “Taxation — Material U.S. Federal Income Tax Consequences”.

BUSINESS GOALS AND STRATEGIES OF MS&AD

Purpose of the Business Combination

The purpose of the Business Combination is to achieve sustainable growth and to enhance enterprise value through the creation of a globally operating and world-leading insurance and financial services group by rapidly and significantly improving the quality and expanding the quantity of operational bases and corporate resources.

Aspirations of MS&AD

MS&AD’s mission will be to contribute to the development of a vibrant society and help secure a sound future for the earth, by bringing security and safety through the global insurance and financial services business, and its vision is to create a world-leading insurance and financial services group that continues to seek sustainable growth and to enhance enterprise value. MS&AD will seek to realize the following values in its daily business operations:

Customer Focused.	MS&AD will continuously strive to provide security and achieve customer satisfaction.

Integrity.	MS&AD will be sincere, kind, fair and just in all its dealings with everyone.

Teamwork.	MS&AD will seek to achieve mutual growth by respecting one another’s individuality and opinions, and by sharing knowledge and ideas.

Innovation.	MS&AD will listen to our stakeholders and continuously seek ways to improve its work and business.

Professionalism.	MS&AD will make continuous efforts to improve its skills and proficiency to provide high quality services.

Strategies of MS&AD

To achieve its mission, vision and values described above, MS&AD will follow the following strategies, through which it will seek to enhance its shareholder value:

Win customers’ trust and realize growth through quality improvement.

•	Make every operation customer focused and deliver to all products and services of the highest quality.

•	Establish virtuous cycles and realize sustainable growth by injecting profits obtained from growth back into quality improvement.

Integrate all the power of MS&AD as a whole and pursue group synergies to enhance profitability even further.

•	Aim to enhance efficiencies and increase group profitability by pursuing synergies within MS&AD.

•	Revise all of MS&AD’s operations from the perspective of maximizing performance of MS&AD, utilizing integration of operational processes and computer systems and development of shared services, and capitalize on economies of scale.

Allocate resources strategically to selected and focused areas, as well as secure soundness of business operations.

•	Allocate expanded corporate resources into important and growing areas and aim to make efficient use of resources and to accelerate growth of MS&AD.

•	Secure the soundness of MS&AD as a whole, by conducting business operations in each company under MS&AD with the soundness required in the insurance and financial service businesses and by establishing a group-wide corporate governance structure with the core of the holding company.

Foster a corporate culture of a challenging spirit as professionals and grow with employees and agencies.

•	Foster a corporate culture under which every single employee tackle challenges as a professional.

•	Create a group that its members are proud of and want to work for and in which employees and agencies can grow with MS&AD.

THE JAPANESE NON-LIFE INSURANCE INDUSTRY

History

The first Japanese private non-life insurance company was incorporated in 1879. Following the enactment of the Insurance Business Law in 1900, the Japanese non-life insurance business prospered, mainly as a result of the rapid expansion of the Japanese economy during World War I. However, this period was followed by a recession, the great earthquake in Tokyo in 1923 and the financial crisis of 1929, which resulted in Japanese non-life insurance companies incurring substantial losses and led them to reorganize and form various cartels, pools and cooperative associations.

During World War II, under the guidance of the Japanese Government, the industry was again reorganized. The number of companies was reduced from 48 in 1940 to 16 in 1945.

Following the end of World War II, Japanese non-life insurance companies resumed their business without the benefit of an overseas underwriting market and with the loss of almost all of their previous overseas assets and the burden of huge deficits. Nevertheless, the Japanese non-life insurance business grew rapidly, in parallel with the rapid expansion of the Japanese economy from the late 1950s. In the 1970s, the growth rate of the Japanese non-life insurance industry decreased as a result of reduced growth in the Japanese economy, but in the latter half of the 1980s the growth rate again increased, following changes in Japanese social and economic structures. In the 1980s, significant non-life insurance business growth was achieved through sales of automobile insurance and by the marketing to individuals of insurance policies with a maturity refund, which customers viewed as an attractive form of investment. However, since the 1990s after the collapse of the Japanese bubble economy, the growth of Japanese non-life insurance business has been sluggish.

After World War II, the non-life insurance business in Japan showed significant growth, primarily due to the growth of the automobile insurance business, consisting of voluntary and (with the introduction in 1955 of the Automobile Liability Security Law) compulsory insurance. The automobile insurance business resulted in a substantial volume of business for the non-life insurance industry. In recent years, however, growth in this category of non-life insurance business has slowed down while deregulation of the industry has led to diversification of Japanese non-life insurance companies’ business activities.

Industry Background

The premium of the non-life insurance in Japan has been closely related to a variety of factors, including the number of housing starts and motor vehicles on the road and the volume of foreign trade. It has also related to the growth of new kinds of risks arising in the course of social and economic development, such as concepts of liability compensation, and to increasing public awareness of insurance and its functions.

The net premium received for the whole non-life insurance industry was ¥7.2 trillion for the fiscal year ended March 31, 2009. Automobile insurance accounted for 48% of the net premium, compulsory automobile liability 12%, fire 15%, personal accident 9%, and others 16%.

The Japanese non-life insurance industry has gone through tremendous changes due to the deregulation and liberalization in the last 10 years. On April 1, 1996, the Insurance Business Law was revised for the first time in 56 years, followed half a year later by the removal of the prohibition on the reciprocal entry between the life and non-life insurance sectors. In July 1998, the mandatory bureau rates were abolished and the insurance industry entered into a period of liberalization. Mergers and reorganizations became active after 2000, and MSIG was created on October 1, 2001 through the merger of Mitsui Marine and Fire Insurance Co. and Sumitomo Marine and Fire Insurance Co. Aioi was incorporated in April 2001 as a result of the merger of Dai-Tokyo Fire & Marine Insurance Co., Ltd. and Chiyoda Fire & Marine Insurance Co., Ltd. NDGI was formed in April 2001 as a result of the merger between Nissay General Insurance Co., Ltd. and The Dowa Fire and Marine Insurance Co., Ltd.

There were 30 non-life insurance companies in Japan as of March 31, 2001, of which 2 companies have gone out of business since. As to listed non-life insurance companies, the number has decreased from 14 companies to 7 companies. As of April 1, 2009, there were 51 insurers which held non-life insurance operating licenses, of which 21 were foreign insurers. As a result of this reorganization, the top 3 companies in the non-life insurance industry including MSIG account for approximately 60% of the market share, and the top 6 companies account for approximately 80%.

Also notable are the industry-wide improvements in existing practices which the industry has been implementing over the past few years in line with changes in stakeholder expectations and market-conduct requirements. Examples include the introduction of the use of confirmation-papers (for insurance sales), qualitative improvements measures for agents, consolidation of personal lines products, easier to read and understand policy-wordings and pamphlets, improved claims-checking and payment processes, and streamlined functions to handle customer complaints.

Compulsory Automobile Liability

Under the Automobile Liability Security Law, with certain minor exceptions, all automobiles operated on public roads in Japan are required to be covered by “compulsory automobile liability insurance”, which covers liability for bodily injuries. The purchase of such insurance is a condition for the official registration of automobiles and for periodic vehicle inspections. Generally, without such registration, an automobile cannot be operated in Japan. Compulsory automobile liability insurance is designed to serve the public policy of assuring the injured in automobile accidents minimum payments for their claims against those who are liable due to the ownership, use or maintenance of automobiles involved in such accidents. In the light of such public policy, licensed non-life insurance companies in Japan may not refuse to issue compulsory automobile liability policies absent a reasonable grounds under the law.

Under these policies, the maximum amount of coverage for accidents resulting in deaths is limited to ¥30 million per person, for accidents resulting in permanent disabilities, ¥30 million per person, and for accidents resulting in other injuries, ¥1.2 million per person. Persons who wish to purchase coverage beyond these maximum amounts may purchase automobile insurance with bodily injury liability coverage on a voluntary basis. In order to mitigate any inconvenience caused by this dual structure, i.e., compulsory and voluntary coverage, the insured is permitted to submit claims for indemnity under both the compulsory and voluntary policies to the insurance company that wrote the voluntary policy.

Premium rates of compulsory automobile liability insurance are calculated and filed with the Financial Services Agency by the Non-Life Insurance Rating Organization of Japan, a non-profit organization established by law. A filing is deemed approved after a 90-day examination period, which may be changed at the Financial Services Agency’s discretion. After the approval of the filed premium rates, they become standard rates, and each licensed non-life insurance company in Japan, as a member insurer of the Non-Life Insurance Rating Organization of Japan, may use these rates by making individual filings of their intent to make such use with the Financial Services Agency.

Under the law, it is stipulated that premium rates shall be as low as possible within the range of compensating reasonable costs of the insurance business efficiently. This provision has been construed to prohibit the insurer from making undue benefit from the operation of compulsory automobile liability insurance, which operates under a “no-loss, no-profit” rule. Under this rule, if there is any underwriting loss or profit to the insurer from compulsory automobile liability insurance, the result of such underwriting is adjusted by the future revision of standard premium rates.

Licensed non-life insurance companies reinsure 100% of the risk under compulsory automobile liability insurance by means of a pooling arrangement among them. Each company’s participating share in the pool is determined mainly on the basis of the market share of direct premiums written by it for compulsory automobile liability insurance and the aggregate amount of its investment assets as compared with those of other insurers.

Windstorms and Floods

Under fire and allied lines insurance (excluding earthquake insurance), insurers may be required to make indemnity payments of a very large aggregate amount in the event of a large windstorm, flood or other catastrophe. The following table sets forth information concerning major windstorms and floods in Japan.

				Amount of Claims Paid
				(Unit: Hundred Million Yen)
	Major Claims Paid (Disasters)			Fire/New
Ranking	Disaster	Region	Date	Products	Automobile	Marine	Total

1.	Typhoon No. 19	Nationwide	Sep. 26-28, 1991	5,225	269	185	5,679
2.	Typhoon No. 18	Nationwide	Sep. 4-8, 2004	3,564	259	51	3,874
3.	Typhoon No. 18	Kumamoto, Yamaguchi, Fukuoka, etc.	Sep. 21-25, 1999	2,847	212	88	3,147
4.	Typhoon No. 7	Mainly Kinki	Sep. 22,1998	1,514	61	24	1,600
5.	Typhoon No. 23	West Japan	Oct. 20, 2004	1,113	179	89	1,380
6.	Typhoon No. 13	Fukuoka,Saga, Nagasaki, Miyazaki, etc.	Sep. 15-20, 2006	1,161	147	12	1,320
7.	Typhoon No. 16	Nationwide	Aug. 30-31, 2004	1,037	138	35	1,210
8.	Sep. 2000 Flood	Aichi	Sep. 10-12, 2000	447	545	39	1,030
9.	Typhoon No. 13	Kyushu, Shikoku, Chugoku	Sep. 3, 1993	933	35	10	977
10.	Hail	Chiba, Ibaraki	May 24, 2000	372	303	25	700

MSIG paid insurance indemnity in the aggregate amount of approximately ¥77 billion under fire and allied lines insurance by virtue of Typhoon No. 19 that occurred in September 1991. MSIG’s net payment after the receipt of payments under ceded reinsurance was approximately ¥47 billion. Prior to this, particularly when public and non-public measures against disasters were underdeveloped, Japan had experienced strikes by typhoons and wind storms that caused heavier damage than in any of the events listed in the above table, such as the Isewan Typhoon of 1959 which resulted in over 800,000 damaged buildings and over 300,000 flooded buildings.

Earthquakes

Japan is subject to frequent earthquakes. Earthquake risks, however, are not a type of risk that may easily be underwritten by non-life insurance companies in Japan because the loss that may result from one earthquake could be disastrously large and the actuarial analysis may not be effective due to the lack of adequate statistical data. The Law Concerning Earthquake Insurance was enacted in 1966 to implement an earthquake insurance program for dwellings and the contents thereof, which is entitled to the benefit of a partial reinsurance arrangement with the government and is subject to limitations on maximum insured amounts.

MSIG writes earthquake insurance pursuant to the Law Concerning Earthquake Insurance in the form of an extension of the coverage of fire insurance for dwellings and the contents thereof. The insured amount for earthquakes under such policies does not exceed a range of 30% to 50% of the insured amount for fire thereunder up to a maximum of ¥50 million for dwellings and ¥10 million for the contents thereof, all as prescribed by the Law Concerning Earthquake Insurance.

Pursuant to the Law Concerning Earthquake Insurance, the aggregate amount of indemnity payable by all insurers to all policyholders per any one occurrence is limited to ¥5.5 trillion. The earthquake risks written by direct insurers, including MSIG, are wholly reinsured with Japan Earthquake Reinsurance Company Limited, a private reinsurer in Japan owned by major Japanese non-life insurance companies including MSIG. Pursuant to the Law Concerning Earthquake Insurance, this portfolio is protected by (i) an excess of loss reinsurance cover arranged between Japan Earthquake Reinsurance Company and the Japanese Government and (ii) another excess of loss reinsurance cover arranged among Japan Earthquake Reinsurance Company, Toa Reinsurance Company, Limited, which is another private reinsurer in Japan, and the original direct insurers, including MSIG, which participate in such insurance cover through retrocession agreements with Japan Earthquake Reinsurance Company. The maximum amount which is to be borne by Japan Earthquake Reinsurance Company per any one occurrence, net of the amount covered by reinsurance ceded, is ¥560 billion. The maximum amount which is to be borne by the Japanese Government per any one occurrence is ¥4,391.5 billion. The maximum aggregate amount which is to be borne by the original direct insurers and Toa Reinsurance per any occurrence according to the share specified under the retrocession agreements is ¥548.5 billion. The Law Concerning Earthquake Insurance requires that, if there are special needs, e.g., insufficient existing funds, for the payment of indemnity under earthquake insurance policies, the Japanese Government will make efforts to arrange for, or to facilitate, financing by non-life insurance companies for such payment.

Competition

The Japanese non-life insurance market expanded steadily until the 1980s. However, as the Japanese bubble economy burst, economic growth became sluggish. Consequently, the growth of the non-life insurance market also slowed down. According to the General Insurance Association of Japan, the average annual growth rate of the non-life insurance market was only 1.0% (excluding direct net premiums and investment income on deposit premiums from policyholders) for the period of 2001 to 2005. Amidst this sluggish and increasingly competitive market environment, there was active reorganization in the non-life insurance industry in the early 2000s. In April 2001, three mergers of insurance companies took place: Nippon Fire & Marine Insurance Co., Ltd. and Koa Fire & Marine Insurance Co., Ltd. merged into Nipponkoa Insurance Co., Ltd.; Dai-Tokyo Fire & Marine Insurance Co., Ltd. and Chiyoda Fire & Marine Insurance Co., Ltd. merged into Aioi; and The Dowa Fire & Marine Insurance Co., Ltd. and Nissay General Insurance Co., Ltd. merged into NDGI. In October 2001, MSI was established through a merger of Mitsui Marine & Fire Insurance Co., Ltd. and Sumitomo Marine & Fire Insurance Co., Ltd. In July 2002, Sompo Japan Insurance Inc. was formed by a merger of Yasuda Fire & Marine Insurance Co., Ltd. and Nissan Fire & Marine Insurance Co., Ltd. Furthermore, Tokio Marine & Fire Insurance Co., Ltd. and Nichido Fire & Marine Insurance Co., Ltd. established a joint holding company, Millea Holdings, Inc., in April 2002 and merged into Tokio Marine & Nichido Fire Insurance Co., Ltd. in October 2004. Millea Holdings, Inc., which was renamed Tokio Marine Holdings, Inc. in July 2008, made Nisshin Fire & Marine Insurance Co., Ltd. its wholly owned subsidiary in September 2006. As a result, only seven listed non-life insurance groups survived out of the 14 listed non-life insurance companies as of March 31, 2001. These top seven groups represented over 80% of the market share of the total net premium income in the fiscal year ended March 31, 2008. In January 2009, MSIG, Aioi and NDGI announced their agreement to commence discussions towards management integration in April 2010 using MSIG as the holding company. In March 2009, Sompo Japan Insurance Inc. and Nipponkoa Insurance Co., Ltd. announced plans to integrate under a holding company in April 2010. Overall, competition remains severe in the non-life industry.

With regard to competition with foreign companies, while major insurance companies with global operations, such as American Home Assurance Co. and Zurich Insurance Co., have entered the Japanese insurance market, MSIG believes that their current strategy focuses on marketing methods and products that are yet to be cultivated in Japan, including direct marketing to individual customers as well as risk-segmented automobile insurance. MSIG believes that it is probable that, over time, some foreign insurers will succeed in increasing their sales through such strategies, given the nature of the Japanese individual non-life insurance market, where customers prefer to deal with their insurance companies and agents on a face-to-face basis.

As for Japan’s life insurance companies, they have already been competing directly with the non-life insurance companies in the business of “third sector” insurance (such as medical insurance, long-term care insurance and personal injury insurance), and in 1996 many life insurers established non-life insurance subsidiaries as permitted under the 1995 amendments to the Insurance Business Law. However, while life insurance subsidiaries of non-life insurers have been growing steadily, many non-life insurance subsidiaries of life insurers have faced sluggish growth. As a result, those non-life insurance subsidiaries of life insurers integrated with, merged with, or transferred business to traditional non-life insurance companies. As of March 31, 2009, only two non-life insurance subsidiaries of life insurers remained. Sumi-Sei General Insurance Co., Ltd., one of the two remaining companies, has announced a strengthened business alliance with MSI and plans to transfer of its policies to MSI starting in October 2009.

In addition, the non-life insurance business in Japan is likely to evolve further, which may further intensify competition. Sales channels have changed, and are expected to change further in connection with the complete deregulation of bank channels to sell insurance products. Therefore, non-life insurance companies are developing new sales channels utilizing financial institutions, while simultaneously working to increase profitability and added value at existing insurance agencies.

Issues Relating to Non-payment and Under-payment of Insurance Claims

In recent years, the product offerings of Japanese life and non-life insurance companies have expanded. These insurance products involve “core” claims and “fringe” claims. For example, for automobile insurance, core claims payable under the policy relate to damages to the covered automobile and injuries suffered by individuals involved in an accident, while the policy may provide for payment of fringe claims for extra expenses such as consolation payments, condolence payments and expenses for a rental car. In the non-life insurance industry, competition intensified following the liberalization of premium rates in 1998. Non-life insurers sought to obtain a competitive edge by offering products with various riders (for fringe claims), particularly for auto insurance. However, in some instances the companies did not update their systems for paying claims in line with new product development, and did not pay out the correct amounts for fringe claims.

In 2005, it came to light that 26 Japanese non-life insurance companies, including MSI, Aioi and NDGI, had paid out core claims but not fringe claims in respect of certain policies they had written. In a typical non-payment case, the claimant would make a claim for a core claim and mistakenly fail to make the fringe claims. Such non-payments were due to flaws in the systems at those companies for development of products covering fringe claims as well as for the management of claim payments. In November 2005, the FSA issued business improvement orders to the 26 non-life insurers, including MSI, Aioi and NDGI, ordering improvements in corporate governance, disclosure to policyholders, product development and policy claim payment procedures, among other things, and requiring those companies to submit progress reports.

The complete liberalization of “third sector” insurance in 2001 further exacerbated non-life insurers’ problems with making proper claim payments. In 2006 and 2007, many instances came to light where non-life insurers did not make payments for claims under “third sector” insurance despite the fact that proper payment claims were made, or they paid less than the amount that should have been paid with respect to incidental expenses. In June 2006, the FSA issued partial business suspension and business improvement orders to MSI mainly for failing to make payments for claims under “third sector” insurance and underpaying amounts to be paid with respect to incidental expenses. In March 2007, the FSA took an administrative action against ten non-life insurers mainly for failing to make payments for claims under “third sector” insurance, including issuing partial business suspension and business improvement orders to Aioi and a business improvement order to NDGI.

In light of the administrative sanctions imposed by the FSA and the negative publicity raised by the above incidents, the Japanese non-life insurers, individually and as an industry, have taken various steps to improve their claims payment systems and management, including infrastructure upgrades, extensive personnel training and simplification of product line-ups.

BUSINESS OF MSIG

General

MSIG operates insurance and financial business through subsidiaries and affiliates in Japan, U.S., Europe, Asian countries and many other areas in the world. MSIG’s key market is the Japanese non-life insurance business, where MSI, its core operating arm, stands as the second biggest in the industry in terms of consolidated premium volume.

Through MSI, MSIG underwrites the full range of non-life insurance coverage available in Japan, including automobile, compulsory automobile liability, personal accident, fire and allied lines and marine insurance. MSIG underwrites some lines of non-life insurance coverage overseas. MSIG also accepts and cedes reinsurance for certain lines of non-life insurance coverage. MSIG’s direct premiums written for the fiscal year ended March 31, 2009 were ¥1,537.4 billion, as compared with ¥1,625.7 billion for the fiscal year ended March 31, 2008, and its net premiums written for the fiscal year ended March 31, 2009 were ¥1,448.3 billion, as compared with ¥1,537.6 billion for the fiscal year ended March 31, 2008. MSIG’s net investment income for the fiscal year ended March 31, 2009 was ¥154.0 billion, as compared with ¥185.3 billion for the fiscal year ended March 31, 2008.

In the life insurance business, through Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., MSIG’s wholly owned subsidiary, and Mitsui Sumitomo MetLife Insurance, a joint venture with MetLife, Inc., MSIG underwrites a wide range of life insurance business in Japan.

In the overseas market, MSIG has developed a global network in 40 countries and regions which offers insurance products and services through offices, branches, subsidiaries and affiliates in each area.

In addition to the above, MSIG offers a variety of financial and risk-related products and services, including Japanese 401k plans, alternative risk transfer such as weather derivatives and insurance, financing guarantees, and risk management consulting.

Lines of Business

MSIG engages primarily in underwriting voluntary automobile, compulsory automobile liability, fire and allied lines, personal accident, cargo and transit, hull and other insurance, principally in Japan. The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of MSIG’s direct premiums written by its principal types of insurance for each of the fiscal years indicated:

	Year Ended March 31,
	2007	2008	2009
	(Yen in millions)

Voluntary Automobile	¥609,348	¥634,948	¥615,451
Compulsory Automobile Liability(1)	176,826	165,851	137,598
Fire and Allied Lines(2)	256,259	274,432	269,613
Personal Accident	147,133	146,390	143,244
Cargo and Transit	100,309	108,097	97,295
Hull	29,128	31,799	31,030
Other(3)	256,473	264,215	243,164

Total	¥1,575,476	¥1,625,732	¥1,537,395

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance. See Note 2(m) to MSIG’s consolidated financial statements.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, aviation, workers’ compensation and movables comprehensive all risks.

The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of each key component of MSIG’s insurance premiums written for the fiscal year ended March 31, 2009:

	Direct	Reinsurance	Reinsurance	Net Premiums
	Premiums	Premiums	Premiums	Written(4)
	Written	Assumed	Ceded	Amount	%
	(Yen in millions, except percentages)

Voluntary Automobile	¥615,451	¥6,403	¥13,240	¥608,614	42.0%
Compulsory Automobile Liability(1)	137,598	104,631	93,727	148,502	10.3%
Fire and Allied Lines(2)	269,613	46,745	96,170	220,188	15.2%
Personal Accident	143,244	2,674	9,322	136,596	9.4%
Cargo and Transit	97,295	11,593	20,060	88,828	6.1%
Hull	31,030	10,804	20,505	21,329	1.5%
Other(3)	243,164	33,522	52,470	224,216	15.5%

Total	¥1,537,395	¥216,372	¥305,494	¥1,448,273	100.0%

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance. See Note 2(m) to MSIG’s consolidated financial statements.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, aviation, workers’ compensation, movables comprehensive all risks.

(4)	Net premiums written = (direct premiums written + reinsurance premiums assumed - reinsurance premiums ceded).

Voluntary Automobile

Automobile ownership in Japan has grown over the years to the extent that there is currently no other country in the world in which a greater number of automobiles are owned except the United States. Automobile ownership in Japan amounted to approximately 78.8 million automobiles as of March 31, 2009, a decrease of 0.3% from March 31, 2008. In line with the number of automobiles, the number of automobile accidents and the number of persons being injured or dying in such accidents have remained at high levels despite various social efforts to prevent the occurrence of such accidents. To serve the public policy of reducing losses from automobile accidents, the Automobile Liability Security Law provides for owner-operators’ tort liabilities that are stricter than those under the general tort theory under the Civil Code of Japan. Over the years, the average amount of damage awards granted by Japanese courts for liability claim cases relating to automobile accidents has increased, as has the public awareness of the risks involved in automobile ownership in Japan. These circumstances have led to a substantial increase in demand for automobile insurance offered by Japanese non-life insurance companies, including MSIG. According to data gathered by the General Insurance Association of Japan, the industry-wide aggregate amount of net premiums written for voluntary automobile insurance in Japan was approximately ¥3,456.5 billion for the fiscal year ended March 31, 2009, a decrease of 1.3% from the previous fiscal year.

Automobile insurance in Japan generally carries one or more of the following five types of coverage: bodily injury, property damage, personal injury, protection against uninsured automobiles and vehicular damage. Each type of coverage is briefly described below.

Bodily Injury Liability.  This coverage relates to liability to others for bodily injuries resulting from the ownership, use or maintenance of automobiles subject to the policy. Such bodily injury liability is likewise covered by compulsory automobile liability insurance up to a certain maximum amount provided by law. Bodily injury liability covers the portion of the overall liability that exceeds the maximum amount covered by compulsory automobile liability insurance. In line with the growing public awareness of the risks of automobile ownership, the insured amount per person under a policy is generally unlimited. This coverage constitutes the largest component among the five types of automobile insurance coverage.

Property Damage Liability.  This coverage relates to liability for property damage resulting from ownership, use or maintenance of automobiles subject to the policy. Property damage typically covered includes damage to other automobiles caused by collisions.

Personal Injury.  This coverage relates to bodily injuries of drivers and passengers of automobiles resulting from collisions or other accidents. Under this coverage, damage resulting from injury, including those caused by the insured’s own fault, are compensated up to the amount of insurance.

Protection against Uninsured Automobiles.  This coverage relates to damage claims for deaths or permanent disabilities resulting from the ownership, use or maintenance by others of automobiles, to the extent that these claims are not satisfied because such automobiles are not covered by any liability insurance or the liability insurance covering such automobiles is insufficient.

Vehicular Damage.  This coverage relates to physical damage to automobiles resulting from collision, theft or other accidents.

In connection with bodily injury and property damage liability coverage, MSIG provides under certain circumstances settlement assistance services whereby MSIG assists the insured, with the insured’s prior consent and at MSIG’s expense, in settling the insured’s liability with other persons who make claims by negotiating, proceeding with a mediation, making an out-of-court settlement, or by proceeding with a civil trial and any subsequent appeals process for a final judgment. The scope of such services is subject to the limitations under applicable law, including the law restricting non-attorneys’ participation in dispute-settlement processes. Such settlement assistance services have contributed to the growth in the demand for automobile insurance in Japan as Japanese customers are generally averse to directly participating in dispute resolution procedures.

MSIG underwrites automobile insurance for businesses, individuals and households. The marketing for business customers is conducted through agents in charge of respective business customers, including agents affiliated with major corporate customers such as Toyota Motor Corporation, Mitsui & Co. Ltd., Sumitomo Corporation and Sumitomo Mitsui Banking Corporation. The marketing for individual and household customers is also conducted generally through agents, including agents who are automobile dealers, gas stations and automobile service stations, as well as through general agents.

MSIG classifies its customers for automobile insurance into two broad categories: fleet customers who take out policies each covering ten or more automobiles and non-fleet customers who take out policies each covering less than ten vehicles. Fleet customers generally include medium-size and large businesses, and non-fleet customers include individual and household customers as well as small businesses. Different sets of premium rate tables apply to fleet and non-fleet customers. Currently, roughly 14% of the total direct premiums written by us on automobile insurance are for fleet customers.

Compulsory Automobile Liability

See “The Japanese Non-life Insurance Industry — Compulsory Automobile Liability”.

Fire and Allied Lines (Excluding Earthquake)

Fire and allied lines insurance (excluding earthquake insurance) is one of the traditional lines of insurance written by MSIG. Fire and allied lines insurance (excluding earthquake insurance) generally covers dwelling houses, shops, offices, factories and warehouses in Japan and their contents against fire, flood, storm, lightning, explosion, theft and other risks. In addition, some policies cover personal accident, third-party liability and loss of income caused by such events.

This type of insurance is written for individual customers to safeguard their personal lives and for business customers to protect their ongoing business operations through coverage of the risks mentioned above. This type of insurance also generally provides mortgage lenders, whether residential or commercial, with protection against loss or damage to mortgaged properties. Traditionally, fire and allied lines insurance (excluding earthquake insurance) has been one of the major lines for non-life insurance companies in Japan. This is reflected in the strong popular awareness of the risks addressed by this insurance, as many houses in Japan have traditionally been susceptible to fires and because Japan is struck by typhoons every year. Some of the products under this insurance line are deposit-type insurance products with a savings feature by way of a maturity refund.

Earthquakes

See “The Japanese Non-life Insurance Industry — Earthquakes”.

MSIG writes certain earthquake insurance for buildings and structures other than dwellings as an extension of fire insurance coverage on a private basis separately from insurance under the Law Concerning Earthquake Insurance. Such earthquake insurance is not entitled to the reinsurance arrangements under the Law Concerning Earthquake Insurance, and a substantial part of the risk thereunder is reinsured by reinsurers. Such earthquake insurance has not fared well in the Japanese market due to its significantly high rates. However, the demand for this type of insurance has grown in the last several years, and MSIG’s exposure has also been increasing on a gross underwritten basis. MSIG has expanded its reinsurance coverage with respect to this risk to manage its net exposure.

Personal Accident

MSIG writes personal accident insurance for individual customers in Japan which generally covers bodily injuries of the insured person resulting from accidents. Typically, under personal accident insurance, a fixed amount, without regard to the actual damage incurred, is payable pursuant to a pre-set payment table. MSIG offers a variety of personal accident insurance policy products, which include general personal accident insurance, income indemnity insurance, overseas traveler’s personal accident insurance and traffic accident insurance.

General Personal Accident.  This insurance covers the insured against a broad range of accidents resulting in personal injury, whether they occur at home or abroad. A fixed amount of indemnity is payable in accordance with the particular type of the injury, such as death, permanent disability or hospitalization. A general personal accident insurance policy may cover either one particular individual or all members of a particular household.

Income Indemnity.  This insurance provides the insured with coverage against loss of income caused by an injury or sickness.

Overseas Traveler’s Personal Accident.  This insurance provides the insured with coverage against accidents during travels and, if the insured has elected a special policy condition, against sickness during travels.

Traffic Accident.  This insurance covers the insured against collisions with, or accidents occurring on, automobiles, trains, planes, ships and other vehicles. A traffic accident insurance policy may cover either one particular individual or all members of a particular household.

Many of the products under this line are or, if the insured has elected a special policy condition, may be, deposit-type insurance. MSIG writes personal accident insurance for individual customers primarily through its agents. Among various types of personal accident insurance, the three largest were general personal accident, overseas traveler’s personal accident and family accident which accounted for roughly 70% of the total direct premiums written by MSIG for this insurance for the fiscal year ended March 31, 2009.

Traditionally, personal accident insurance was not a principal line of business for non-life insurance companies in Japan, including MSIG. This line has grown substantially from the mid-1980s to the mid-1990s as individuals in Japan acquired more leisure time and greater financial resources for personal spending and activities. The introduction of non-life insurance products with deposit-type features added to the growing popularity of personal accident insurance. While MSIG expects this line to grow in the long-run as the personal activities of Japanese individuals expand, its short-term outlook depends largely upon the level of consumer spending, which is affected by general economic conditions in Japan, as well as the popularity of deposit-type insurance products as compared to various other financial products available to individuals in Japan.

Cargo and Transit

Marine cargo insurance covers goods aboard vessels against risks during international transportation or risks during transportation in coastal seas. The terms of international cargo insurance is generally governed by the

Institute Cargo Clauses of the former Institute of London Underwriters, currently International Underwriting Association. This line of insurance is distinctive in that it provides coverage to risks of acts of war. Over 90% of the insurance premiums of MSIG’s marine cargo insurance policies written in Japan is from international cargoes. MSIG’s major clients for international cargo insurance are Japanese manufacturers and trading companies.

The marine cargo insurance business is generally underwritten directly by MSIG through its personnel without using insurance agents. Insurance premiums for international cargo insurance are primarily affected by the level of Japanese import and export trading activities.

Inland transit insurance is usually purchased by owners of goods that are transported and stored on land to cover physical damage to such goods. Carriers of the goods, on the other hand, purchase inland transit liability insurance to cover their legal or contractual liabilities arising out of the physical damage of such goods.

Hull

Hull insurance is one of the traditional lines of insurance written by MSIG. Hull insurance covers ocean-going and coastal vessels against damage or loss caused by sinking, stranding, grounding, fire, collision and other maritime accidents. Damage and losses covered include damage to hull, disbursements for voyage, loss of earnings and liability to others for damages. Hull war risk insurance covers vessels against damage or loss resulting from acts of war. Hull insurance is available not only to vessels in operation but also to those under construction in respect of damage caused during the construction period.

MSIG’s primary customers in this line are Japanese shipping companies who operate Japan-flagged vessels or “flag of convenience” vessels, as well as Japanese shipbuilders. The marketing for such customers is generally conducted directly by MSIG without insurance agents. MSIG revenues in hull insurance are influenced primarily by the number of vessels that are operated by Japanese shipping companies and the number of vessels that are being built by Japanese shipbuilders, which are in turn influenced by overall worldwide economic conditions and a number of global competitive factors surrounding those customers’ respective industries.

A significant portion of the premiums for hull insurance is denominated in currencies other than Japanese yen, primarily U.S. dollars.

Losses resulting from an accident involving a vessel may be very large. Thus, MSIG actively reinsures risks under hull insurance contracts to Japanese and overseas reinsurers.

Other

Other insurance written by MSIG includes liabilities insurance, including product liability insurance, as well as workers’ compensation insurance, movables all-risks insurance and credit and guarantee insurance. Liabilities insurance is written primarily for business customers and includes contractors’ liability insurance and product liability insurance. Workers’ compensation insurance is offered to employers for provisions of benefits to employees as supplements to public insurance for employees. Movables all-risks insurance generally covers damages resulting from loss, theft or destruction of various types of movables, primarily for businesses.

Savings-Type Insurance Products

Savings-type insurance products combine the characteristics of long-term non-life insurance policies, such as fire and allied lines and personal accident, with those of savings accounts. These policies, the terms of which typically range between three and five years, have proven to be compatible with the particular needs of Japanese consumers.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with a payment of a commission to MSIG that equals the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term. A total loss under this type of policy occurs when the aggregate amount of claims paid in connection with losses covered by the policy within any one insurance year reaches the insured amount covered by the policy, regardless of whether claims are caused by one or more events. If a total loss occurs, the policy is immediately terminated.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy period. The committed interest rate cannot be changed by MSIG at any time during the policy term. Committed interest rates ranged from 0.5% to 1.33% for the fiscal year ended March 31, 2009.

There are several key reasons for the popularity of savings-type insurance products among Japanese consumers. First, a substantial number of Japanese consumers have a negative view of the fact that premiums on a standard non-life insurance policy are not repaid at the end of the policy’s term, and the refunding feature of savings-type policies has a strong appeal to such consumers. Second, the dual characteristics of such policies have been another appealing feature, especially as products with different premium payment and refund methods have been introduced to respond to various financial needs of consumers. Third, savings-type insurance products are sold through the numerous agents of Japanese insurance companies, who often visit customers’ homes to offer insurance products, thereby allowing customers to conduct “one-stop shopping” for insurance and savings products at home. Fourth, the size of personal financial assets in Japan has risen along with the rise in personal income of Japanese consumers, and savings-type insurance products, with the dual characteristics mentioned above, have been an attractive investment target for such assets. However, the number of contracts for savings-type insurance products has decreased due to the adverse effect of extremely low rates of interest which have prevailed for over ten years.

The premiums received under savings-type insurance are generally invested in loans and fixed income securities. The investment return may exceed or fall short of the committed interest depending on, among other factors, the expected rate of interest, the market interest rates applicable to such loans and securities and the extent to which the terms of such loans and securities match the terms of the savings-type insurance policies. MSIG adjusts from time to time the committed interest applicable to new savings-type insurance policies in response to changes in market levels of interest rates.

Premium Rates

A premium under an insurance policy constitutes the “sales price” of that insurance product. There are two components to the premium: the “pure premium”, which represents the cost of claims payment, and the “loading”, which represents the agent commissions and certain other costs to the insurer. The pure premium is determined by multiplying the amount insured by the applicable premium rate, which represents the probability of the occurrence of the loss covered by the insurance policy. This premium rate is calculated by a formula which, on the basis of the “law of large numbers”, purports to reflect the statistical likelihood of such an occurrence. The “law of large numbers” is a mathematical premise that states that the greater the number of exposures, (1) the more accurate the prediction, (2) the less the deviation of the actual losses from the expected losses and (3) the greater the credibility of the prediction. Out of a large group of policyholders, an insurance company can fairly accurately predict the number of policyholders who will suffer a loss, but not the specific policyholders who will suffer a loss, provided that its actuarial assumptions and empirical data are reasonably accurate and its risk models appropriate to analyze the risks insured. The Insurance Business Law and the regulations thereunder require that premium rates be “reasonable and appropriate in accordance with the mathematical principles of insurance” and that they not be “unfairly discriminatory”.

Until 1998, for certain lines of non-life insurance that are considered to have particularly strong public aspects, such as automobile and fire insurance, the applicable non-life insurance rating organization established pursuant to the Law Concerning Non-Life Insurance Rating Organizations determined premium rates. Such organizations included the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan. As discussed in “Regulation” below, the 1998 amendments to the Law Concerning Non-Life Insurance Rating Organizations abolished this arrangement. The role of the rating organizations in respect of these lines of insurance is now that of supporting the non-life insurers by calculating advisory rates, preparing standard forms of insurance contracts and collecting a wide range of insurance-related data. As a result of this liberalization, non-life insurance companies may set their own premium rates for their products. This has had the effect of intensifying the competition in the industry.

On July 1, 2002, the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan merged to form the “Non-Life Insurance Rating Organization of Japan.”

Loss and Expense Ratios

MSIG calculated and disclosed publicly its loss ratio and expense ratio based on its consolidated financial statements. The following table, prepared on a U.S. GAAP basis, sets forth information with respect to MSIG’s loss and expense ratios for each of the periods indicated. Net loss ratio represents the ratio of net loss incurred to net premiums earned.

	Year Ended March 31,
	2005	2006	2007	2008	2009	2009
	(Yen in millions, dollars in thousands, except percentages)

Voluntary Automobile:
Net premiums written	¥582,410	¥587,253	¥599,663	¥624,949	¥608,614	$6,210,347
Net premiums earned	581,065	590,052	600,371	621,036	614,199	6,267,337
Net loss incurred	372,558	370,790	401,429	405,656	382,642	3,904,510
Net loss ratio	64.1%	62.8%	66.9%	65.3%	62.3%
Compulsory Automobile Liability:
Net premiums written	¥195,741	¥193,402	¥192,087	¥191,256	¥148,502	$1,515,327
Net premiums earned	185,264	193,871	193,663	193,572	217,935	2,223,827
Net loss incurred	138,756	154,440	137,607	133,688	218,219	2,226,724
Net loss ratio	74.9%	79.7%	71.1%	69.1%	100.1%
Fire and Allied Lines:
Net premiums written	¥188,122	¥205,214	¥208,182	¥225,259	¥220,188	$2,246,816
Net premiums earned	163,248	180,143	185,208	209,396	208,331	2,125,827
Net loss incurred	155,525	97,810	93,302	114,095	94,168	960,898
Net loss ratio	95.3%	54.3%	50.4%	54.5%	45.2%
Personal Accident:
Net premiums written	¥132,456	¥143,190	¥139,795	¥138,896	¥136,596	$1,393,837
Net premiums earned	127,528	133,476	134,369	132,171	131,995	1,346,888
Net loss incurred	54,187	60,089	69,292	73,921	77,302	788,796
Net loss ratio	42.5%	45.0%	51.6%	55.9%	58.6%
Cargo and Transit:
Net premiums written	¥71,501	¥83,282	¥91,379	¥98,846	¥88,828	$906,408
Net premiums earned	69,815	79,963	90,286	97,696	92,313	941,969
Net loss incurred	33,058	34,722	38,802	35,753	35,008	357,224
Net loss ratio	47.4%	43.4%	43.0%	36.6%	37.9%
Hull:
Net premiums written	¥14,405	¥16,564	¥19,602	¥21,867	¥21,329	$217,643
Net premiums earned	13,616	15,551	18,496	21,508	20,650	210,714
Net loss incurred	12,199	14,508	16,620	15,933	15,996	163,224
Net loss ratio	89.6%	93.3%	89.9%	74.1%	77.5%
Other:
Net premiums written	¥218,342	¥229,602	¥238,671	¥236,543	¥224,216	$2,287,918
Net premiums earned	217,212	229,745	246,687	227,306	222,980	2,275,306
Net loss incurred	152,488	149,264	152,604	127,211	136,706	1,394,959
Net loss ratio	70.2%	65.0%	61.9%	56.0%	61.3%

	Year Ended March 31,
	2005	2006	2007	2008	2009	2009
	(Yen in millions, dollars in thousands, except percentages)

Total:
Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379	¥1,537,616	¥1,448,273	$14,778,296
Net premiums earned	1,357,748	1,422,801	1,469,080	1,502,685	1,508,403	15,391,868
Net loss incurred	918,771	881,623	909,656	906,257	960,041	9,796,335
Net loss ratio	67.7%	62.0%	61.9%	60.3%	63.6%
Net loss adjustment expenses incurred — unallocated	¥62,614	¥68,855	¥70,001	¥82,370	¥90,235	$920,765
Ratio of losses and loss adjustment expenses incurred to net premiums earned(A)	72.3%	66.8%	66.7%	65.8%	69.6%
Underwriting and administrative expenses incurred(1)	¥426,333	¥448,832	¥482,592	¥505,549	¥529,203	$5,339,041
Ratio of underwriting and administrative expenses incurred to net premiums written(1)(B)	30.4%	30.8%	32.4%	32.9%	36.5%
Combined loss and expenses ratios(2)	102.7%	97.6%	99.1%	98.7%	106.1%
Net premiums/direct premiums written ratios	95.4%	95.0%	94.5%	94.6%	94.2%

(1)	This data is for MSIG’s property and casualty businesses only.

(2)	Sum of (A) and (B).

Reconciliation of Beginning and Ending Liabilities for Losses and Claims

The following table, prepared on a U.S. GAAP basis, is a summary reconciliation of the beginning and ending liabilities for losses and claims and claim adjustment expenses for each of the three fiscal years ended March 31, 2009:

	Year Ended March 31,
	2007	2008	2009
	(Yen in millions)

Balance at beginning of year	¥1,056,517	¥1,153,550	¥1,197,820
Less reinsurance recoverable	233,369	237,719	253,092

Net balance at beginning of year	823,148	915,831	944,728
Change in estimate of IBNR for Compulsory Automobile Liability Insurance	—	—	86,524

Incurred related to:
Current year insured events	1,049,859	1,094,832	1,109,730
Prior year insured events	14,834	(7,191)	(21,268)

Total Incurred	1,064,693	1,087,641	1,088,462
Paid related to:
Current year insured events	562,338	576,463	610,493
Prior year insured events	437,353	483,209	483,212

Total paid	999,691	1,059,672	1,093,705
Foreign currency translation adjustments	15,400	928	(73,715)

Adjustment in connection with the acquisition	12,281	—	—

Net balance at end of year	915,831	944,728	952,294
Plus reinsurance recoverable	237,719	253,092	304,228

Balance at end of year	¥1,153,550	¥1,197,820	¥1,256,522

Operations

Sales, Marketing and Underwriting

In addition to its head office, MSIG had 18 regional headquarters, 126 branches and 645 sub-branches located throughout Japan as of April 1, 2009. Regional headquarters are charged with overseeing the operations of branches and sub-branches in their respective regions. The head office has delegated to these regional headquarters powers necessary to manage and oversee the operations in their respective regions. The primary purpose of this delegation is to enable the regional headquarters to gauge and respond quickly to customers’ needs and other local market conditions. Branches and sub-branches are each responsible for a specified geographical area in which they carry out ordinary insurance activities, including policy issuance, loss adjustment and settlement of claims at their own discretion within authorized limits. Certain activities are under the direct control of the head office in Tokyo, including all reinsurance business as well as transactions involving amounts which exceed the branches’ authorized limits.

Instead of the brokering system common in Europe and North America, non-life insurance in Japan is sold primarily through a network of full- or part-time insurance agents. As of March 31, 2009, MSIG had 41,519 insurance agents, approximately 50% of whom sell insurance exclusively for MSIG. These exclusive agents accounted for approximately 35% of the total premiums written through MSIG’s agents. Its agents include corporations and individuals. Agents in Japan are required to be registered with the Financial Services Agency.

MSIG regards the establishment of strong sales agency channels as a key factor in enhancing its competitive edge to be successful in Japan’s deregulating market environment. MSIG stresses educating its insurance agents thoroughly and on an ongoing basis, with the goal of maintaining and strengthening professional insurance agency operations. MSIG seeks to enable its agents to respond effectively to customers’ needs with appropriate knowledge of products and the ability to deal with and meet consumer demands. In addition to inhouse education programs, MSIG delegates certain of its training functions to MITSUI SUMITOMO INSURANCE Agency Service Company, Limited, one of its subsidiaries which promotes large-scale expansion of and business assistance to insurance agencies.

In an effort to increase customer services and to strengthen sales, MSIG maintains an “agency evaluation system” and seeks to provide insurance agents with appropriate products and business knowledge, such as claims payment procedures and other information. This agency evaluation system works in collaboration with MSIG’s “Performance rating system” by which insurance agents are rated in order to determine their commission. Insurance agents are compensated on a commission basis and, depending on MSIG’s Performance rating system, which is conducted once every year, rates may vary from agent to agent even when dealing with the same type of insurance, according to factors such as qualifications, business volume and profitability.

Insurance Brokers

Although MSIG does not foresee in Japan an immediate development of a strong brokerage structure or significant increase in market scale of brokerage businesses, MSIG will continue to monitor the potential market opportunities. In light of the continuing deregulation of the Japanese financial system, insurance brokers may in the future become an important sales channel, and MSIG is exploring ways to take active measures to pave the way for future deployment of an effective brokerage organization.

Claims Processing

Claims of policyholders are accepted for processing either by insurance agents or by MSIG at its branch offices. The processing of insurance claims is undertaken by MSIG’s branch offices and, in cases of overseas claims, by its claim processing subsidiaries located in New York, London and Bangkok. There is great customer demand for quick claim processing conducted by a nearby office. In view of the intensifying competition in insurance and other financial markets in Japan, MSIG has focused on expediting claim processing in order to satisfy customer needs. As of April 1, 2009, there were 282 offices, including MSIG’s branch offices, throughout Japan that are staffed with an aggregate of approximately 8,250 specialized employees and engage in claim processing work. MSIG has also set up a 24-hour a day, 365-day a year claim processing service and has provided its adjusters with hand-held portable personal computers in order to conduct quick and accurate repair-cost estimates.

Investment Trust Sales and Defined Contribution Pension Plans

In 1998, MSIG started directly selling investment trusts through its network of insurance agents. In light of the expected growth of investment trusts among Japanese individual investors’ financial assets and the expected positive effect of cross-selling investment trusts through MSIG’s network of insurance agents, MSIG has been focusing on expanding sales of investment trusts.

On October 1, 2001, a defined contribution pension system was introduced in Japan upon the effectiveness of the Defined Contribution Pension Law. MSIG has developed insurance and investment trust products for defined contribution pension plans and has begun proposing those products to its corporate customers. Under corporate-type pension plan rules, MSIG has introduced products, centering on the JIP general 401k plans for small- and medium-sized companies, while proactively ascertaining the needs of small- and medium-sized enterprises for defined contribution pension plans, thereby earning extensive acclaim from these customers. Mainly through tie-ups with banks, MSIG is also aggressively cultivating business in pension schemes for individuals being introduced primarily by large companies, which are targeting persons leaving their companies mid-career.

Financial Guarantees

MSIG has been engaged in the business of providing guarantees in financial transactions, including those involving asset-backed securities, securitization products and credit derivative contracts since the 1990s, in a position as a direct insurer, a reinsurer and a protection seller of credit derivative contracts. In principle, MSIG maintains a conservative policy for underwriting such financial guarantees and requires that such transactions have at least an investment-grade credit rating. As a result of the above-mentioned policy, the proportion of the exposure rated as investment-grade remains more than 97% among MSIG’s entire financial guarantee portfolio in spite of the financial turbulence and the recession caused by the subprime loan crisis.

Alternative Risk Transfer

Following the December 1998 amendment to the Insurance Business Law, in March 1999, MSIG started its own derivatives business, including trading and sales of interest rate and currency derivatives, as part of the expansion of its financial services. Subsequently, MSIG’s derivatives business has included the development and sales of ART, or alternative risk transfer products, including weather and earthquake derivatives. In 2007, MSIG’s weather derivatives business for customers who are financially affected by unexpected weather conditions expanded through domestic alliances with banks and other participants in the markets and through MSI GuaranteedWeather LLC, a wholly-owned subsidiary, which was acquired in April 2007 to expand MSIG’s weather-related business. MSI GuaranteedWeather LLC was formed by acquiring the entire business of GuaranteedWeather, Kansas, U.S., a risk management company handling weather derivatives and MSIG’s business alliance partner up to the date of acquisition.

Reinsurance

For a variety of purposes, insurers cede liabilities under their policies to reinsurers. The benefits of reinsurance include stabilization of profits by reducing fluctuations in loss ratios arising from large or multiple claims, procurement of greater capacities to write larger risks and control over exposures to extraordinary losses or catastrophes.

MSIG cedes a portion of the risks it underwrites and pays reinsurance premiums based upon the risks subject to the terms and conditions of the reinsurance contracts. Although a reinsurer is liable to MSIG to the extent of the risks assumed, MSIG remains liable as the direct insurer to policyholders on all such risks.

MSIG cedes liabilities under its policies to various reinsurers in the world, which it selects primarily from the viewpoint of financial security. In MSIG’s effort of protecting itself from defaults of counterparties under outward reinsurance transactions, as a general rule, MSIG sets a criterion that its counterparties be rated “A-/A3” or higher by at least one of the internationally recognized rating agencies — A- by Standard & Poor’s, A- by A.M. Best or A3 by Moody’s. MSIG believes that there are no material amounts uncollectible from its current reinsurers.

Meanwhile, in the event that turmoil in the global financial markets should continue or worsen, the creditworthiness of reinsurance companies may be weakened due to investment losses etc. In this scenario, reinsurance protection of MSIG could be affected by the reduction of available secured reinsurance capacity. This situation could limit MSIG in transferring its insurance risks. In the changing environments MSIG will seek the most suitable balance of strong equity capital and reinsurance protection to deal with every potential insurance risk.

MSIG utilizes a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance.

Proportional reinsurance

In this type of reinsurance, reinsurers share a proportional part of the original premiums and losses under the reinsurance cession assumed. This type of reinsurance is used as a means to limit the loss amount on an individual-risk basis. In proportional reinsurance, the reinsurer customarily pays the ceding insurer a ceding commission, which is generally based upon the ceding insurer’s cost of acquiring the business ceded and may also include the ceding insurer’s margin. In most cases, this type of reinsurance is arranged in the form of a reinsurance treaty, where the ceding insurer is automatically authorized to cede any business under a set of terms and conditions previously agreed upon without obtaining a separate prior consent to each cession from the reinsurers. If the underwriting capacity provided by such a treaty is not sufficient, the ceding insurer would have to arrange for “facultative reinsurance” in which separate consent must be obtained from each reinsurer before any cession.

Excess-of-loss reinsurance

This type of reinsurance indemnifies the ceding insurer against a specified level of loss on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity with more competitive pricing by offering various levels of risk exposure with different terms for reinsurers with different preferences. This type of reinsurance is commonly used as a means of protecting against the occurrence of catastrophes by capping the total accumulated amount of losses from the retention of individual risks after recovery of losses from proportional reinsurance.

By establishing an efficient and stable retention/reinsurance program structure, MSIG aims to achieve the following:

•	Stabilize profits and maximize middle-term earnings;

•	Increase return on equity;

•	Improve its combined ratio and solvency ratio;

•	Achieve cost savings and strengthen its overall competitiveness.

Taking account of these policies, MSIG believes that it adequately controls its exposure on both a per risk and per occurrence basis.

As for natural catastrophe risks, MSIG controls its net retained loss both on a single catastrophe and on an annual aggregate basis within an adequate level, even in the severest years of natural catastrophe. By doing so, MSIG aims to maintain its capital adequacy. MSIG sets a conservative criterion of Probable Maximum Loss (PML) for natural catastrophe risks of earthquake combined with typhoon occurrences in a single year under a probabilistic analysis model. Preparing for the realization of PML, MSIG maintains natural catastrophe reinsurances in order to protect its equity within a required and adequate level.

In 2007, MSIG transferred $120 million of Japan Typhoon risk to the capital markets by way of an insurance-linked security. In this transaction, MSIG entered into a reinsurance contract with an intermediary counterparty, which simultaneously transferred the risk to a special purpose vehicle via a financial contract. The special purpose vehicle issued bonds in two classes of notes to institutional investors in capital markets. While in this transaction MSIG owes credit risk of the intermediary counterparty as in the case of traditional reinsurance contracts, in return it enabled MSIG to engage in a long-term (5 years) stable risk transfer of natural catastrophe risk, which is difficult in the traditional reinsurance markets. Although MSIG has no immediate plans for another origination of an insurance-linked security under the current state of a sluggish financial market, in the long run, it regards insurance-linked securitization as an effective diversification method in obtaining secured and stable capacities.

MSIG assumes reinsurance from its overseas affiliates, insurance pools and other insurers/reinsurers as additional sources of revenue.

The following table, prepared on a U.S. GAAP basis, sets forth MSIG’s reinsurance premiums assumed and ceded and retention ratio for each of the periods indicated:

	Year Ended March 31,
	2007	2008	2009
	(Yen in millions, except percentages)

Direct premiums written	¥1,575,476	¥1,625,732	¥1,537,395
Reinsurance premiums assumed	265,857	264,880	216,372
Reinsurance premiums ceded	(351,954)	(352,996)	(305,494)

Net premiums written	¥1,489,379	¥1,537,616	¥1,448,273

Retention ratio(1)	80.9%	81.3%	82.6%

(1)	Retention ratio is calculated by dividing the net premiums written by the aggregate of the direct premiums written and the reinsurance premiums assumed.

A major portion of assumed reinsurance of MSIG comes from domestic reinsurance pools, and from overseas group subsidiaries primarily writing direct insurance. In domestic reinsurance pools, each member company sets its case reserves and reports the ceded portion to the pools, thereby each member assumes its share portion of the pooled reserves from all members. Therefore, the majority of assumed reinsurance of MSIG is, substantially, of a direct insurance nature, and not as uncertain in loss reserve amounts as it would be under ordinary assumed reinsurance.

Although not substantial in volume compared to assumed reinsurance from pools and the group’s direct insurance companies, MSIG also assumes reinsurance from overseas non-group companies, through MSIG and its reinsurance subsidiary vehicles. This improves its comprehensive group risk structure by diversifying its insurance portfolio in terms of perils and regions. The assumed reinsurance premiums of MSIG including assumed reinsurance from domestic reinsurance pools and of its reinsurance subsidiaries, MS Frontier Reinsurance Limited and Mitsui Sumitomo Reinsurance Limited account for approximately 92% of MSIG’s total assumed reinsurance premiums. MSIG books case reserves principally based on the information from ceding companies or otherwise on reasonable materials. In addition to the above, MSIG books IBNR principally based on actuarial analysis of the past claims or historical loss tendencies, and incorporates uncertainties through the IBNR calculation process.

The case reserves and IBNR of assumed reinsurance are reviewed periodically based on the information by ceding companies or on other reasonable materials. At the closing of financial years, MSIG endeavors to minimize the time lag of information and to reflect the updated figures to its financial statements. Furthermore, the conservative methods to book IBNR provide certain allowances for time lags until claims are reported to MSIG.

There are no notable backlogs related to the processing of assumed reinsurance information as all statements of account received from cedants are booked in a timely manner, except for those embracing specific concerns about the payment obligation of MSIG under the terms and conditions of original contracts, which are scrutinized respectively. In order for management to determine the accuracy and completeness of the cedants’ information, at the closing of financial years, MSIG endeavors to obtain the latest case reserves and IBNR from cedants, and as necessary ask cedants for any background of the information received.

In resolving disputes against cedants under the assumed reinsurance of MSIG, upon necessity, MSIG consults with lawyers, actuarial firms and other external professional advisors particularly where the disputed amount is significant. As a result of MSIG’s general stance to seek commutation with cedants, where appropriate, only a minimal number of disputes against cedants occur in a year.

MSIG occasionally uses reinsurance brokers in its outward reinsurance transactions, which are helpful for MSIG in gathering general information about loss reserving and trends. MSIG believes this information has positively impacted accuracy of our loss reserving. MSIG uses historical loss data information in order to book its reserves appropriately, while incorporating uncertainties through these processes on IBNR calculations.

Overseas Business

The overseas business is considered one of MSIG’s core operations, playing an important role in terms of both achieving group core profit and balancing its overall business structure. Along with the 2 overseas branches and 34 overseas offices of MSI, the group had 26 overseas subsidiaries and affiliates engaged in providing insurance related services, including 2 subsidiaries engaged in underwriting reinsurance, as of March 31, 2009. As a whole, the group operates in 40 countries and has 318 offices worldwide outside of Japan. MSIG’s overseas underwriting activity is mainly conducted by the following branches, subsidiaries and affiliates:

•	Asia and Oceania. Thailand Branch and Korea Branch of MSI, Mitsui Sumitomo Insurance (China) Company Limited, MSIG Insurance (Hong Kong) Limited, Mitsui Sumitomo Insurance (Singapore) Pte Ltd, MSIG Insurance (Singapore) Pte. Ltd., MSIG Insurance (Thailand) Co., Ltd., PT. Asuransi MSIG Indonesia, MSIG Insurance (Malaysia) Bhd., BPI/MS Insurance Corporation, FLT Prime Insurance Corporation, MSIG Insurance (Vietnam) Co., Ltd., Asia Insurance (Cambodia) Plc., MSIG Mingtai Insurance Co., Ltd. and Cholamandalam MS General Insurance Company Limited

•	The Americas. Mitsui Sumitomo Insurance USA Inc., Mitsui Sumitomo Insurance Company of America and Mitsui Sumitomo Seguros S/A.

•	Europe, the Middle East and Africa. Mitsui Sumitomo Insurance Company (Europe), Ltd., and MSI Corporate Capital Ltd. and Mitsui Sumitomo Insurance (London) Limited

•	Reinsurance Business. Mitsui Sumitomo Reinsurance Limited and MS Frontier Reinsurance Limited

Along with the traditional area of underwriting commercial risks for overseas subsidiaries and affiliated companies of customers in Japan, MSIG is extending its underwriting activities to non-Japanese risks including personal lines insurance, thereby expanding while at the same time diversifying its global underwriting portfolio. MSIG has also adopted a decentralized operating framework to manage its widely diversified overseas business portfolio. Dividing its global network into three areas, Asia, Americas and Europe, where each have established a regional holding company to manage the regional business, the current framework is intended to realize prompt decision-making and business execution as well as to effectively manage and govern its overseas business.

In Asia, MSIG’s history dates back to 1964 when it first opened its branch in Bangkok. Since then, the company has been successful in expanding its business throughout Asia offering a wide variety of non-life insurance products to serve the demands of various customers in the region. Along with steady organic growth, MSIG accelerated its expansion in the region by acquiring the Asian non-life insurance operations of Aviva in September 2004 and Taiwan’s 2nd largest non-life insurance company, Mingtai Fire and Marine (now MSIG Mingtai Insurance), in April 2005, thereby affirming its position as one of the leading non-life insurers in Asia. In order to effectively manage its widely spread Asian business, in 2006, MSIG established a regional holding company in Singapore which now manages the business mainly in the ASEAN region. In February 2009, MSIG established a wholly-owned subsidiary in rapidly growing Vietnam, further expanding its business in the region. In China, its wholly-owned subsidiary incorporated in Shanghai in 2007 obtained a license from the China Insurance Regulatory Commission to open a branch in Guangdong in October 2008. In India, MSIG’s joint-venture company Cholamandalam MS, which was established in 2003, continues to successfully expand its business by rapidly creating an extensive nationwide network.

Outside of Asia, in January 2002, MSIG established a regional holding company in the United States, now placing 5 subsidiaries, including 2 insurance subsidiaries, under its management in order to strengthen the North American business. In Europe, MSIG’s Lloyd’s operation, since its foundation in April 2000, has been successful in creating an innovative and dynamic business and now places itself within the top third of Lloyd’s syndicates in terms of turnover. To further affirm its support to the syndicate, in October 2006, MSIG successfully launched its own dedicated managing agent, Mitsui Sumitomo Insurance Underwriting at Lloyd’s Limited, also confirming its commitment to the Lloyd’s market. For its reinsurance business, in November 2006 MSIG increased the capital base of its reinsurance subsidiary MS Frontier Reinsurance Limited (based in Hamilton, Bermuda) from US$200 million to US$300 million, in order to expand the group’s global reinsurance operations.

Life Insurance Business

MSIG views its life insurance business as one of its core operations, together with its non-life insurance business. MSIG believes that the expansion of its life insurance business can contribute to long-term growth and increased profits. MSIG’s life insurance subsidiary is Mitsui Sumitomo Kirameki Life Insurance Co. Ltd., a wholly-owned subsidiary. Mitsui Sumitomo Kirameki Life’s principal office is located in Tokyo, and it has approximately 1,311 employees and 130 branches throughout Japan.

Mitsui Sumitomo Kirameki Life utilizes a network of approximately 12,063 agents from MSIG’s nationwide network to sell life insurance products, mainly consisting of whole life insurance, term insurance, income benefit insurance and medical insurance. Since it started operations, Mitsui Sumitomo Kirameki Life has been steadily expanding its business. It had underwritten approximately 1,075,000 insurance contracts, excluding group insurance contracts, as of March 31, 2009, compared to approximately 985,000 contracts as of March 31, 2008. Furthermore, total insurance in force was ¥11.6 trillion as of March 31, 2009, compared to approximately ¥11.1 trillion as of March 31, 2008. Mitsui Sumitomo Kirameki Life’s net profit was ¥14.4 billion for the fiscal year ended March 31, 2009.

MSIG established a joint venture with the U.S.-based Citigroup and began selling personal annuities in October 2002. Subsequently, in July 2005, Citigroup sold its life insurance and annuity business, including the aforementioned joint venture, to MetLife, Inc., of the United States, making MetLife MSIG’s new partner in this joint venture. Later, on October 1, 2005, the name of this company was changed to Mitsui Sumitomo MetLife Insurance Co., Ltd. The joint venture will continue to carry out sales centered on individual annuities.

In the last five years since its inception, Mitsui Sumitomo MetLife Insurance Co. has expanded its sales channels and developed competitive new products. As a result, Mitsui Sumitomo MetLife Insurance Co. has become one of the leaders in the industry. At the end of March 31, 2009, the net premiums written were ¥619.2 billion, the amount of insurance contracts in effect was ¥2,478.7 billion, and the number of insurance contracts in effect was 344,480.

In order to provide annuities for the long-term, the credibility of the company is crucial in gaining customer trust. Mitsui Sumitomo MetLife Insurance Co. has received an insurance financial strength rating of AA from Standard & Poor’s, and an insurance claims paying ability rating of AA from Rating and Investment Information, Inc. (as of March 31, 2009.)

MSIG differentiates this joint venture from Mitsui Sumitomo Kirameki Life through its unique sales channels and products.

Direct Marketing Non-Life Insurance

Mitsui Direct General Insurance Company, Ltd. (“MDGI”) was established by Mitsui & Co. Ltd. and other companies of the Mitsui group in June 1999 and started business operations in June 2000. MSIG has made MDGI its subsidiary by subscribing for the new shares that MDGI issued and by further acquiring MDGI’s outstanding shares from the minority shareholders. MDGI has expanded its internet non-life insurance business by focusing on the internet business model to take advantage of the increase in internet users.

Financial Services

On December 1, 2002 Sumitomo Mitsui Asset Management Company, Limited, the 27.5%-owned affiliate of MSI, was formed through the merger of MITSUI SUMITOMO INSURANCE Asset Management Co., Ltd., a former wholly-owned subsidiary, and four other asset management companies. MITSUI SUMITOMO INSURANCE Asset Management Co., Ltd. was consolidated until November 30, 2002, and Sumitomo Mitsui Asset Management Company, Limited was accounted for under the equity method from December 1, 2002.

Sumitomo Mitsui Asset Management is one of the largest asset management companies in Japan, with its operations consisting of two businesses: investment advisory services and management of investment trusts. The asset management market in Japan is expected to grow in the long term, and MSIG expects the already fierce competition in the market to intensify. As of March 31, 2009, assets under management totaled approximately ¥9,640 billion for Sumitomo Mitsui Asset Management.

MSIG conduct its venture capital business through MITSUI SUMITOMO INSURANCE Venture Capital Co., Ltd., a wholly-owned subsidiary. In addition to utilizing MITSUI SUMITOMO INSURANCE Venture Capital for the purpose of investing MSIG’s own insurance assets, MSIG seeks to provide value-added venture capital asset management services to third party customers through that entity. MSIG is also seeking to expand its venture capital consulting capability.

Long-Term Care Services

With the introduction in April 2000 of the Long-term Care Insurance Law in Japan, MSI moved to strengthen its capability with respect to nursing care services. In October 2001, three nursing care related companies, Life Services Net, Well Life Services and Sumitomo Marine Sawayaka Net, merged to become MITSUI SUMITOMO INSURANCE Care Network Company, Limited. MITSUI SUMITOMO INSURANCE Care Network plays a principal role for MSIG in the nursing care field and provides home-visit long-term care, private nursing home services and long-term care training services in the Nagoya region in central Japan and in the Yokohama area near Tokyo. MITSUI SUMITOMO INSURANCE Care Network Company, Ltd. opened another private-pay nursing home named “Yu Life Setagaya” in Setagaya-Ward, Tokyo, in July 2006, following the previous nursing home “Yu Life Yokohama,” which was opened in 1995. MSIG aims to develop a comprehensive nursing service business, centering on the private nursing home business, and to contribute to prosperous longevity in the light of the rapidly aging population.

Alliances with Other Financial Institutions

As part of MSIG’s strategy to enhance its insurance business and to expand other operations such as financial businesses and risk related services, MSIG has entered into the following alliances with other financial institutions:

In November 2001, MSIG agreed with Mitsui Life, Sumitomo Life and Sumitomo Mitsui Banking Corporation to execute a wide-ranging alliance to further strengthen MSIG’s insurance business. The proposed strategies are (i) collaboration of distribution channels among Mitsui and Sumitomo group insurance companies, (ii) joint-research and development of hybrid life and non-life insurance and financial products, (iii) concentration of Mitsui Life’s non-life subsidiary’s business in MSIG and (iv) reorganization of asset management businesses. The agreement in April 2002 for the merger of MSIG’s asset management subsidiaries, described above, is a result of this alliance. As a further result of this alliance, Mitsui Life’s non-life insurance subsidiary, Mitsui Seimei General Insurance had transferred its policies to MSIG until November 2003. Mitsui Life now promotes sales of MSIG’s non-life insurance products.

In April 2002, American Appraisal Associates, the world’s largest valuation consulting firm, and InterRisk Research Institute & Consulting, a general think tank and consulting firm within the Mitsui Sumitomo Insurance group, established a joint venture corporation, American Appraisal Japan, to begin a full-service professional valuation practice in the Japanese appraisal market. American Appraisal Japan will provide a wide array of valuation services including with respect to corporations, machines and equipment, land and intangible assets. MSIG, as a group, seeks increased growth and revenues through marketing appraisal services to its corporate insurance clients.

MSI entered into a sales alliance with AXA Life Insurance Company, Ltd. in July 2004, with the aim of AXA Life’s introducing MSI’s defined contribution plan (Japanese 401k) products and related consulting services to AXA Life’s customers. MSIG believes AXA Life has a competitive advantage in the market for small to medium-sized companies and has a special full-time advisor channel. MSIG believes the alliance enables it to promote defined contribution plans through cross-selling to the life insurance customers of AXA. At the same time, AXA Life can provide higher-quality products and services to their customers for their convenience.

In May 2004, MSI and Tokai Tokyo Securities Co., Ltd. (“TTS”) entered into a business and capital alliance in order to provide attractive products and services to meet customer demands. Currently, TTS carries MSIG’s life insurance, non-life insurance, and variable annuities products, and together, provides support services to small to medium-sized companies. TTS ranks top in the sales of MSIG’s insurance products and variable annuities. MSIG plans to continue the alliance with TTS and build an integrated securities and insurance business model using both companies’ business knowledge.

MSI and Sumitomo Life Insurance Company (“SLIC”) have had a business alliance since February 2000 in the areas of claims support and wholesale marketing of the non-life insurance business. In September 2008, MSI and SLIC entered into a basic agreement to further strengthen the business alliance in order to seek both to enhance their corporate values and to provide even better services to customers by expanding their businesses further and making them more efficient. SLIC will, from October 2009, sell MSI’s non-life insurance products, both personal and commercial lines (including automobile, fire and personal injury insurance), through its approximately 29,000 salespersons qualified to offer non-life insurance.

Investments

MSIG invests in a portfolio of asset funds which are either (i) such portion of deposit premiums by policyholders under deposit-type insurance that have not been due for refund to the policyholders or (ii) MSIG’s other general funds including such portion of net premiums written that have not been disbursed as indemnity payments. The deposit premiums are to be refunded to policyholders at maturity of deposit-type insurance, together with interest which is calculated at pre-agreed rates of interest and a portion of the investment return on the relevant deposit premiums. The investment return on the deposit premiums directly affects the attractiveness to policyholders of MSIG’s deposit type products. Other general funds are to be used by MSIG for indemnity payments under insurance policies upon occurrence of the risks covered, for working capital and for other general corporate purposes. MSIG’s principal investment objectives are first, to maintain the high quality of its investment assets in order to strengthen its claim payment capabilities. Second, MSIG seeks to maintain sufficient liquidity to meet the requirements of timely indemnity payments and payments of maturity refunds and dividends under deposit-type insurance policies. Third, upon satisfying the first two objectives described above, MSIG seeks to obtain the highest possible return on its investments.

With regard to the distribution of its investment assets among different asset types, MSIG seeks to ensure that its general funds and premiums received on deposit-type insurance policies match investments with different risk profiles relating to the characteristics of the respective sources of the investment assets and thus respective corresponding liabilities. With regard to deposit-type insurance, because its liabilities consist of yen-denominated liabilities with respect to maturity refunds and dividends, MSIG endeavors to secure stable investment income sources, as well as sufficient liquidity and relatively low risk, by allocating the corresponding investment assets primarily among yen-denominated deposits and savings, call loans, bonds and loans. With regard to its general funds, in addition to the above-mentioned yen-denominated assets, MSIG diversifies its investments among Japanese equities and foreign securities, real estate and other investments, thereby seeking stable investment income sources while at the same time seeking higher returns on investments.

In connection with the amendment of the Insurance Business Law, which came into force in April 1996, most government regulations relating to MSIG’s investments were eliminated. The remaining regulations limit the percentage of the book value of its assets that may be invested in specified categories of investment products without the approval of the Commissioner of the Financial Services Agency. For example, without such approval, investments in shares in Japanese companies are limited to 30%, investments in assets denominated in foreign currencies are limited to 30%, and investments in real estate are limited to 20%, in each case, of the book value of MSIG’s total assets, less reserves for deposit-type policies and certain specified assets, under Japanese GAAP.

The following table, prepared on a U.S. GAAP basis, sets forth our investments as of each date indicated:

	As of March 31,
	2007	2008	2009
		(Yen in millions)

Investments — other than investments in affiliates:
Securities available for sale:
Fixed maturities, at fair value	¥3,317,804	¥ 3,334,185	¥ 2,994,870
Equity securities, at fair value	3,312,574	2,547,773	1,703,433
Securities held to maturity:
Fixed maturities, at amortized cost	384,215	449,474	475,576
Mortgage loans on real estate	11,511	9,859	9,224
Investment real estate, at cost less depreciation	49,192	43,151	40,992
Policy loans	38,523	39,536	43,254
Other long-term investments	715,972	749,385	711,653
Short-term investments	113,671	120,086	106,852

Total investments	¥7,943,462	¥ 7,293,449	¥ 6,085,854

Cash and cash equivalents	¥ 369,941	¥ 368,290	¥ 455,444

Investments in and indebtedness from affiliates:
Investments	¥ 46,198	¥ 56,351	¥ 66,523
Indebtedness	3,008	2,961	2,857

Total investments in and indebtedness from affiliates	¥ 49,206	¥ 59,312	¥ 69,380

A substantial portion of MSIG’s investments consists of direct investments by MSI and Mitsui Sumitomo Kirameki Life. As of March 31, 2009, investments by MSI represented 77.3% of MSIG’s total investments and investments by Mitsui Sumitomo Kirameki Life represented 16.0%.

The following table, prepared on a U.S. GAAP basis, sets forth MSIG’s average yield of the investments as of March 31 in each year indicated:

	As of March 31,
	2007			2008			2009
		Average	Average		Average	Average		Average	Average
	Income	Amount	Rate	Income	Amount	Rate	Income	Amount	Rate
	(Yen in billions, except percentage)

Fixed maturities*	89.1	3,578.3	2.5%	89.7	3,742.8	2.4%	75.1	3,627.1	2.1%
Equity securities*	66.8	3,208.9	2.1%	69.0	2,930.2	2.4%	53.2	2,125.6	2.5%
Mortgage loans on real estate	0.4	13.3	3.0%	0.3	10.7	2.8%	0.3	9.5	3.2%
Investment real estate	6.2	51.1	12.1%	4.9	46.2	10.6%	5.5	42.1	13.1%
Policy loans	1.3	38.6	3.4%	1.4	39.0	3.6%	1.4	41.1	3.4%
Other-long term investments	12.4	718.7	1.7%	13.9	732.7	1.9%	14.5	730.5	2.0%
Short-term investments	2.5	103.8	2.4%	3.1	116.9	2.7%	3.2	113.5	2.8%

*	Average amount is calculated based on market value.

Securities available for sale

MSIG invests in a diversified portfolio of securities. The following table, prepared on a U.S. GAAP basis, sets forth our securities by type as of each date indicated:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Japanese bonds	¥ 2,243,740	¥ 2,305,653	¥ 2,240,363
Foreign bonds	1,074,064	1,028,532	754,507

Total bonds other than affiliates	3,317,804	3,334,185	2,994,870
Japanese equities	3,057,218	2,276,543	1,454,157
Foreign equities	255,356	271,230	249,276

Total equities other than affiliates	3,312,574	2,547,773	1,703,433

Securities available for sale	¥ 6,630,378	¥ 5,881,958	¥ 4,698,303

Japanese bonds.  MSIG invests in Japanese government bonds, local government bonds and corporate bonds, which generally yield higher returns on investment, yet are nearly as liquid, when compared with deposits and savings or call loans. Fluctuations in market interest rates, in the absence of countervailing hedging or other procedures, could result in losses or gains in the carrying value of MSIG’s investments in such bonds. MSIG uses interest rate swaps and futures contracts to manage and control such market risks within certain parameters.

Japanese equities.  As stated above, MSIG seeks to combine the above-mentioned objectives of diversifying investments and obtaining high investment returns while maintaining and enhancing business relationships with major corporate customers in Japan through ownership of shares in such customers on a long-term basis. However, stocks are exposed to volatility risk that is substantially higher than that of other assets in which MSIG generally invests, and MSIG believes that this type of stock holding generates significant risk for its portfolio. Accordingly, MSIG seeks to reduce its levels of stock holdings.

Foreign bonds.  MSIG invests in government and corporate bonds of foreign issuers with a view toward generating interest income which is generally higher as compared with investments in Japanese bonds under recent market conditions, as well as toward ensuring a certain degree of liquidity in its assets in the event of a major natural disaster in Japan that temporarily incapacitates the Japanese financial and monetary system and necessitates indemnity payments under its policies. MSIG manages and controls foreign exchange exposures within certain parameters primarily by using forward exchange contracts and currency options and interest rate exposures by using interest rate swaps and futures.

Loans

Loans are one of MSIG’s primary investment assets. Loans generally generate relatively high interest income. Credit risk management is the key element in operating loans. The following table, prepared on a U.S. GAAP basis, sets forth our loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Mortgage loans on real estate	¥ 11,511	¥ 9,859	¥ 9,224
Other long-term investments:
Mortgage loans on vessels and facilities	526	277	119
Collateral and guaranteed loans	376,405	403,488	396,335
Unsecured loans	337,662	345,467	315,117
Policy loans	38,523	39,536	43,254

Total	¥764,627	¥798,627	¥764,049

Mortgage loans on vessels and facilities, collateral and guaranteed loans and unsecured loans are included in other long-term investments.

About half of MSIG’s loans are to corporate borrowers in Japan and most of the others are to individual borrowers in Japan. Since major corporate borrowers tend to look more to capital markets in raising funds, the amount of its loans outstanding to corporate borrowers has declined over the last few years. On the other hand, MSIG’s efforts to expand its loan businesses have led to an increase in the amount of loans outstanding to individual borrowers, such as housing loans and consumer loans.

Total investment income on loans increased ¥0.7 billion from ¥15.6 billion for the fiscal year ended March 31, 2008 to ¥16.3 billion for the fiscal year ended March 31, 2009. Non-consolidated basis investment income on loans increased ¥0.8 billion from ¥14.1 billion to ¥14.9 billion. The amounts of change in interest income on loan attributable to changes in volume and rates are ¥0.5 billion and ¥0.3 billion, respectively.

The total amount of MSIG’s loans as of March 31, 2009 was ¥764.0 billion. Of this total, ¥754.6 billion (99%) was held by MSI. Loan amounts held by MSI are as follows:

As of
March 31, 2009
(Yen in billions)

Due within one year	¥130.6
Due after one year through five years	303.1
Due after five years	320.9

Total	¥754.6

The following table shows a breakdown of loan amounts held by MSI due after one year:

As of
March 31, 2009
(Yen in billions)

Predetermined interest rate	¥199.9
Floating or adjustable interest rates	424.1

Total	¥624.0

MSIG’s total investment income on loans increased ¥0.7 billion from ¥15.6 billion for the fiscal year ended March 31, 2008 to ¥16.3 billion for the fiscal year ended March 31, 2009. Non-consolidated basis investment income on loans increased ¥0.7 billion from ¥14.1 billion to ¥14.8 billion.

Of its outstanding corporate loans, approximately 60% are fixed-rate loans and 40% are floating-rate loans, while the respective percentages are 80% and 20% for its outstanding individual loans.

Short-Term Investments

Short-term investments consist of invested cash and money trusts. The following table, prepared on a U.S. GAAP basis, shows the amounts of short-term investments through money trusts, and invested cash as of each date indicated:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Money trust	¥ 51,069	¥ 47,832	¥ 13,727
Invested cash	47,410	56,948	79,336
Other	15,192	15,306	13,789

Total	¥113,671	¥120,086	¥106,852

Cash and Cash Equivalents

MSIG seeks to hold adequate levels of deposits, savings and call loans in cash and cash equivalents in order to maintain liquidity for indemnity payments which may become due any time upon occurrence of the risks covered by the policies. Call loans are short-term loans, generally overnight to three weeks, made to banks, securities companies or money market dealers.

Investment Results

The following table, prepared on a U.S. GAAP basis, sets forth MSIG’s investment results for each period indicated:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Interest income, net of investment expenses:
Interest on fixed maturities	¥ 89,052	¥ 89,704	¥ 75,101
Dividends from equity securities	66,828	69,050	53,196
Interest on mortgage loans on real estate	420	328	280
Rent from investment real estate	6,194	4,926	5,472
Interest on policy loans	1,326	1,352	1,425
Interest on other long-term investments	12,408	13,871	14,560
Interest on short-term investments	2,490	3,078	3,207
Others	11,070	12,480	11,375

Gross investment income	189,788	194,789	164,616
Less investment expenses	10,599	9,524	10,604

Net investment income	179,189	185,265	154,012
Realized gains (losses) on investments:
Fixed maturities	975	6,273	(39,219)
Equity securities	23,955	10,788	(80,359)
Other investments	(615)	(34,431)	(15,307)

Total net investment income and realized gains on investments	¥203,504	¥167,895	¥ 19,127

Competition

See “The Japanese Non-life Insurance Industry — Competition”.

Organizational Structure

Subsidiaries and Affiliates

The following table represents MSIG’s significant subsidiaries and affiliates.

		Equity Held by
	Country of	MSIG, Directly or
Name	Incorporation	Indirectly (%)	Main Business

Mitsui Sumitomo Insurance Company, Limited	Japan	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Kirameki Life Insurance Company, Limited	Japan	100.0%	Life Insurance
MITSUI SUMITOMO INSURANCE Venture Capital Co., Ltd.	Japan	100.0%	Venture Capital
Mitsui Direct General Insurance Company, Limited	Japan	66.5%(2)	Property and Casualty Insurance
MSIG Holdings (Americas), Inc.	U.S.A.	100.0%	Holding Company
Mitsui Sumitomo Insurance USA Inc.	U.S.A.	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Insurance Company of America	U.S.A.	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Seguros S/A.	Brazil	98.3%	Property and Casualty Insurance
MSIG Holdings (Europe) Limited	U.K.	100.0%	Holding Company
Mitsui Sumitomo Insurance (London Management) Ltd	U.K.	100.0%	Holding Company
Mitsui Sumitomo Insurance Company (Europe), Limited	U.K.	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Insurance (London) Limited	U.K.	100.0%	Property and Casualty Insurance
MSI Corporate Capital Limited	U.K.	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Reinsurance Limited	Ireland	100.0%	Reinsurance
MS Frontier Reinsurance Limited	Bermuda	100.0%	Reinsurance
MSIG Holdings (Asia) Pte. Ltd.	Singapore	100.0%	Holding Company
MSIG Insurance (Singapore) Pte. Ltd	Singapore	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Insurance (Singapore) Pte Ltd	Singapore	100.0%	Property and Casualty Insurance
MSIG Mingtai Insurance Co., Ltd.	Taiwan	100.0%	Property and Casualty Insurance
Mitsui Sumitomo Insurance (China) Company Limited	China	100.0%	Property and Casualty Insurance
MSIG Insurance (Hong Kong) Limited	China (Hong Kong)	100.0%	Property and Casualty Insurance
MSIG Insurance (Vietnam) Company Limited	Vietnam	100.0%	Property and Casualty Insurance
PT. Asuransi MSIG Indonesia	Indonesia	80.0%	Property and Casualty Insurance
MSIG Insurance (Thailand) Co., Ltd.	Thailand	69.8%	Property and Casualty Insurance
MSIG Insurance (Malaysia) Bhd.	Malaysia	74.0%	Property and Casualty Insurance
Mitsui Sumitomo MetLife Insurance Co., Ltd.(1)	Japan	50.0%(3)	Life insurance
Sumitomo Mitsui Asset Management Company Limited(1)	Japan	27.5%	Asset Management

(1)	This company is accounted for by the equity method.

(2)	MSIG holds 69.6% of voting rights of this company.

(3)	MSIG holds 51.0% of voting rights of this company.

Property, Plants and Equipment

MSIG owns real estate properties either for use in its operations or for investment purposes. MSIG leases some of its office space in Japan. Its head office is located in Tokyo. Its other major offices in Japan are located in Tokyo, Chiba, Osaka, Nagoya and Kobe.

As of March 31, 2009, the net book value of the land and buildings owned by MSIG was ¥206.8 billion, and the net book value of equipment owned by MSIG, including communications and data processing facilities, was ¥23.9 billion. MSIG leases other equipment it uses in its operations.

The following table sets forth information, as of March 31, 2009, with respect to MSIG’s significant properties:

			Floor Space
Principal Facilities or Subsidiary Name	Location	Principal Uses	(Square Meters)

Chiba New Town Center	2-2-1, Otsuka, Inzai-city, Chiba	Computer Center	78,703.06
Surugadai Building	3-9, Kanda-Surugadai, Chiyoda-ku, Tokyo	Sales Office	75,500.62
Osaka Yodoyabashi Building	4-3-1, Kitahama, Tyuuou-ku, Osaka-city, Osaka	Sales Office	45,742.58
Hachioji Center	1-41-1, Koyasu-cho, Hachioji-city, Tokyo	Computer Center	20,193.34
Nagoya Building	1-2-1, Nishiki, Naka-ku, Nagoya-city, Aichi	Sales Office	15,260.80
Kobe Building	1-1-18, Sakaedori, Tyuuou-ku, Kobe-city, Hyougo	Sales Office	11,100.99

None of the above properties owned by MSIG was subject to mortgages or other liens as of March 31, 2009. MSIG knows of no material defect in the title to any of its properties or of any material adverse claim with respect to any of its properties, either pending or contemplated.

MSIG considers its office and other facilities to be well maintained and adequate for its current requirements.

Employees

As of June 30, 2009, MSIG had approximately 15,000 employees.

Most of MSIG’s employees are members of the Mitsui Sumitomo Insurance Workers’ Union, which is affiliated with the Federation of Non-Life Insurance Workers’ Unions of Japan and which negotiates with MSIG concerning remuneration and working conditions. As is customary in Japan, MSIG negotiates annually with the union and usually grant annual wage increases and semiannual bonuses. MSIG also annually renews the terms and conditions of labor contracts, other than those relating to wages and bonuses. MSIG has not experienced any labor disputes in Japan and considers its labor relations to be good.

Litigation

MSIG is not a party to any material pending legal proceedings other than routine litigation incidental to its business. In addition, MSIG is not aware of any litigation that is reasonably likely to have a material adverse effect on its financial position or results of operations.

For administrative actions taken against MSIG in connection with non-payment and under-payment of insurance claims, see “The Japanese Non-life Insurance Industry — Issues Relating to Non-payment and Under-payment of Insurance Claims”.

Information about NDGI

Concurrently with the Share Exchange, pursuant to which MS&AD will serve as the holding company for Aioi, MSIG and NDGI plan to conduct the MSIG-NDGI Share Exchange, pursuant to which MS&AD will serve as the holding company for NDGI. If approved, the two share exchanges are scheduled to be completed simultaneously. Also, Aioi and NDGI (then wholly-owned subsidiaries of MS&AD) are expected to merge on October 1, 2010. See “The Share Exchange — Concurrent Transactions”. Set forth below is summary information on NDGI’s business.

Business of NDGI

NDGI is a leading non-life insurance company in Japan, providing a wide range of non-life insurance coverage, such as fire, marine, personal accident, voluntary automobile, compulsory automobile liability, and other miscellaneous insurance, including general liability, aviation, movables comprehensive and workers’ accident comprehensive, primarily in Japan. NDGI also writes and cedes reinsurance for certain lines of domestic and overseas non-life insurance coverage.

The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of each key component of NDGI’s insurance premiums written for the fiscal year ended March 31, 2009:

	Direct	Reinsurance	Reinsurance	Net Premiums
	Premiums	Premiums	Premiums	Written(4)
	Written	Assumed	Ceded	Amount	%
		(Yen in millions, except percentages)

Voluntary Automobile	¥158,842	¥246	¥360	¥158,728	51.0%
Compulsory Automobile Liability(1)	29,497	20,693	19,682	30,508	9.8%
Fire(2)	64,292	2,911	19,767	47,436	15.2%
Personal Accident	29,995	468	1,301	29,162	9.4%
Marine	9,868	1,804	3,819	7,853	2.5%
Miscellaneous(3)	53,927	7,917	24,145	37,699	12.1%

Total	¥346,421	¥34,039	¥69,074	¥311,386	100.0%

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance. See Note 2(m) to NDGI’s audited consolidated financial statements included elsewhere in this prospectus.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are general liability, aviation, movables comprehensive, and workers’ accident comprehensive.

(4)	Net premiums written = Direct premiums written + Reinsurance premiums assumed — Reinsurance premiums ceded.

Alliance with Nippon Life Insurance Company

NDGI was formed in April 2001 as a result of the merger between Nissay General Insurance Co., Ltd. and The Dowa Fire and Marine Insurance Co., Ltd. Nissay General Insurance was established in 1996 as a wholly owned subsidiary of Nippon Life Insurance Company (“Nippon Life Insurance”), which is the largest shareholder of NDGI holding 36.4% of NDGI’s outstanding common shares as of October 21, 2009.

Since its formation, NDGI has been expanding its wide-ranging alliance with Nippon Life Insurance to provide better insurance services through the implementation of a comprehensive strategy. NDGI’s current arrangements with Nippon Life Insurance include strategies relating to (1) a capital alliance, (2) exchange of personnel, (3) enhanced cross-selling and marketing efforts of non-life and life insurance products, and (4) joint research and development of new insurance products or services combining non-life and life insurance products or services. After the merger between Aioi and NDGI, Aioi-NDGI is expected to maintain and seek to expand the alliance with Nippon Life Insurance.

Investments

NDGI invests its funds in a portfolio of assets with different risk profiles that, in NDGI’s judgment, is intended to match the characteristics of the liabilities NDGI bears with respect to the premiums received that make up the funds invested. NDGI’s investments consist primarily of the portion of deposit premiums by policyholders under deposit- type insurance that are not due for refund to the policyholders and its other general funds including the portion of net premiums written that have not been disbursed as indemnity payments.

The following table, prepared on a U.S. GAAP basis, sets forth NDGI’s investments as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Investments — other than investments in affiliates:
Securities available for sale:
Fixed maturities, at fair value	¥536,341	¥510,509
Equity securities, at fair value	424,869	311,821
Securities held to maturity:
Fixed maturities, at cost	123	43
Trading securities:
Fixed maturities, at fair value	941	5,860
Equity securities, at fair value	773	1,203
Mortgage loans on real estate	7,807	7,807
Investment real estate, at cost less accumulated depreciation	9,821	9,406
Policy loans	2,322	2,118
Other long-term loans	35,539	30,695
Short-term investments	1,110	2,143

Total investments	¥1,019,646	¥881,605

Cash and cash equivalents	¥83,992	¥58,448

Investments in affiliates	¥3,050	¥2,900

BUSINESS OF AIOI

General

Aioi is one of the leading Japanese insurance groups. It offers a full range of property and casualty insurance products, including voluntary automobile, compulsory automobile liability, fire and allied lines (including earthquake), personal accident, marine and other insurance. Among these, voluntary automobile insurance is the most significant line of business representing 57.7% of net premiums written for the year ended March 31, 2009. Compulsory automobile liability, fire and allied lines, and personal accident insurance represented 14.3%, 12.4% and 5.5%, respectively, for the year ended March 31, 2009. Aioi also offers a wide range of traditional life insurance products such as whole life insurance, as well as income indemnity insurance.

Aioi’s direct premiums written for the fiscal year ended March 31, 2009 were ¥869.7 billion as compared with ¥892.1 billion for the fiscal year ended March 31, 2008, and its net premiums written for the fiscal year ended March 31, 2009 were ¥837.4 billion as compared with ¥871.6 billion for the fiscal year ended March 31, 2008. Aioi’s investment income, net of investment expenses for the fiscal year ended March 31, 2009 was ¥16.1 billion as compared with ¥76.0 billion for the fiscal year ended March 31, 2008.

In the year ended March 31, 2009, Aioi ranked fourth among Japanese non-life insurance companies in terms of net premiums written based on consolidated financial statements published by such companies.

As of June 30, 2009, Aioi operated its business through its comprehensive nationwide network of 107 branches, 473 sales offices, 199 claim service centers and offices and approximately 39,400 agents. Aioi’s overseas network provides diversified insurance services and consists of subsidiaries and branches in key cities in Asia, Oceania, North America, and Europe and offices of allied local insurers around the world. It also operates overseas offices in 20 major cities worldwide to assist policyholders who travel, live, or work abroad. Aioi’s overseas offices also conduct insurance related research and information gathering activities.

Aioi is an affiliate of Toyota Motor Corporation (“Toyota”), one of the world’s leading automobile manufacturers. As of October 21, 2009, Toyota held 34.4% of Aioi’s outstanding shares.

Aioi’s principal executive offices are located at 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo 150-8488, Japan and its telephone number is 81 (3) 5424-0101.

Historical Overview

Aioi was incorporated in April 2001 as a result of the merger of two long-established non-life insurance companies, Dai-Tokyo Fire & Marine Insurance Co., Ltd. (“Dai-Tokyo”) and Chiyoda Fire & Marine Insurance Co., Ltd. (“Chiyoda”). The two companies merged to increase their earnings power, build an extended business base, and enhance their competitiveness.

Dai-Tokyo was formed in 1944 through the merger between Tokyo Movable Property Fire Insurance Company and Toshin Fire Insurance Co., Ltd. Chiyoda was established in 1945 through the merger between Okura Fire & Marine Insurance Co., Ltd., and Chiyoda Fire & Marine Insurance Co., Ltd.

Lines of Business

The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of Aioi’s direct premiums written by its principal types of insurance for each of the fiscal years indicated:

	Year Ended March 31,
	2008	2009
	(Yen in millions)

Voluntary Automobile	¥482,650	¥478,262
Compulsory Automobile Liability(1)	157,533	132,713
Fire and Allied Lines(2)	117,346	123,262
Personal Accident	50,779	49,623
Marine	10,175	9,776
Other(3)	73,614	76,059

Total	¥892,097	¥869,695

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, workers’ compensation and movables comprehensive all risks and credit and guarantee insurance.

The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of each key component of Aioi’s insurance premiums written for the fiscal year ended March 31, 2009:

	Direct	Reinsurance	Reinsurance	Net Premiums
	Premiums	Premiums	Premiums	Written(4)
	Written	Assumed	Ceded	Amount	%
	(Yen in millions, except percentages)

Voluntary Automobile	¥478,262	¥10,546	¥5,752	¥483,056	57.7%
Compulsory Automobile Liability(1)	132,713	76,381	89,362	119,732	14.3
Fire and Allied Lines(2)	123,262	9,001	28,475	103,788	12.4
Personal Accident	49,623	109	3,614	46,118	5.5
Marine	9,776	1,790	2,187	9,379	1.1
Other(3)	76,059	6,028	6,747	75,340	9.0

Total	¥869,695	¥103,855	¥136,137	¥837,413	100.0%

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, workers’ compensation and movables comprehensive all risks and credit and guarantee insurance.

(4)	Net premiums written = (direct premiums written + reinsurance premiums assumed − reinsurance premiums ceded).

Voluntary Automobile

Automobile ownership in Japan has grown over the years to the extent that there is currently no other country in the world in which a greater number of automobiles are owned except the United States. Automobile ownership in Japan amounted to approximately 78.8 million automobiles as of March 31, 2009, a decrease of 0.3% from March 31, 2008. In line with the number of automobiles, the number of automobile accidents and the number of persons being injured or dying in such accidents have remained at high levels despite various social efforts to prevent the occurrence of such accidents. To serve the public policy of reducing losses from automobile accidents, the Automobile Liability Security Law provides for owner-operators’ tort liabilities that are stricter than those under the general tort theory under the Civil Code of Japan. Over the years, the average amount of damage awards granted by Japanese courts for liability claim cases relating to automobile accidents has increased, as has the public awareness of the risks involved in automobile ownership in Japan. These circumstances have led to a substantial increase in demand for automobile insurance offered by Japanese non-life insurance companies over the past decade, though this trend has been offset recently by very difficult economic conditions both in Japan and globally, which has caused a sharp drop in new automobile sales in 2008-2009. According to data gathered by the General Insurance Association of Japan, the industry-wide aggregate amount of net premiums written for voluntary automobile insurance in Japan was approximately ¥3,456.5 billion for the fiscal year ended March 31, 2009, a decrease of 1.3% from the previous fiscal year.

Automobile insurance in Japan generally carries one or more of the following five types of coverage: bodily injury, property damage, personal injury, protection against uninsured automobiles, and vehicular damage. Each type of coverage is briefly described below.

Bodily Injury Liability.  This coverage relates to liability to others for bodily injuries resulting from the ownership, use or maintenance of automobiles subject to the policy. Such bodily injury liability is likewise covered by compulsory automobile liability insurance up to a certain maximum amount provided by law. Bodily injury liability covers the portion of the overall liability that exceeds the maximum amount covered by compulsory automobile liability insurance. In line with the growing public awareness of the risks of automobile ownership, the insured amount per person under a policy is generally unlimited. This coverage constitutes the largest component among the five types of automobile insurance coverage.

Property Damage Liability.  This coverage relates to liability for property damage resulting from ownership, use or maintenance of automobiles subject to the policy. Property damage typically covered includes damage to other automobiles caused by collisions.

Personal Injury.  This coverage relates to bodily injuries of drivers or passengers of automobiles resulting from collisions or other accidents. Under this coverage, damages resulting from injury, including those caused by the insured’s own fault, are compensated up to the amount of insurance.

Protection against Uninsured Automobiles.  This coverage relates to damage claims for deaths or permanent disabilities resulting from the ownership, use or maintenance by others of automobiles, to the extent that these claims are not satisfied because such automobiles are not covered by any liability insurance or the liability insurance covering such automobiles is insufficient.

Vehicular Damage.  This coverage relates to physical damage to automobiles resulting from collisions, thefts or other accidents.

In connection with bodily injury and property damage liability coverages, Aioi provides under certain circumstances settlement assistance services whereby they assist the insured, with the insured’s prior consent and at their expense, in settling the insured’s liability with other persons who make claims by negotiating, proceeding with a mediation for, making an out-of-court settlement, or by proceeding with a civil trial and any subsequent appeals process for a final judgment. The scope of such services is subject to the limitations under applicable law, including the law restricting non-attorneys’ participation in dispute-settlement processes. Such settlement assistance services have contributed to the growth in the demand for automobile insurance in Japan as Japanese customers are generally averse to directly participating in dispute resolution procedures.

Aioi writes automobile insurance for businesses, individuals and households. The marketing for business customers is conducted through agents, including agents affiliated with major corporate customers such as Toyota. The marketing for individual and household customers is also conducted generally through its agents, including agents who are automobile dealers, gas stations and automobile service stations, as well as through general agents.

Aioi classifies its customers for automobile insurance into two broad categories: fleet customers, who take out policies each covering ten or more automobiles, and non-fleet customers, who take out policies each covering less than ten vehicles. Fleet customers generally include medium-size and large businesses, and non-fleet customers include individual and household customers, as well as small businesses. Different sets of premium rate tables apply to fleet and non-fleet customers. Currently, approximately 11% of the total direct premiums written by Aioi on automobile insurance are for fleet customers.

Compulsory Automobile Liability

See “The Japanese Non-Life Insurance Industry — Compulsory Automobile Liability”.

Fire and Allied Lines (Excluding Earthquake)

Fire and allied lines insurance (excluding earthquake insurance) is one of the traditional lines of insurance written by Aioi. Fire and allied lines insurance (excluding earthquake insurance) generally covers dwelling houses, shops, offices, factories and warehouses in Japan and their contents against fire, flood, storm, lightning, explosion, theft and other risks. In addition, some policies cover personal accident, third-party liability and loss of income caused by such events.

This type of insurance is written for individual customers to safeguard their personal lives and for business customers to protect their ongoing business operations through coverage of the risks mentioned above. This type of insurance also generally provides mortgage lenders, whether residential or commercial, with protection against loss or damage to mortgaged properties. Traditionally, fire and allied lines insurance (excluding earthquake insurance) has been one of the major lines for non-life insurance companies in Japan. This is reflected in the strong popular awareness of the risks addressed by this insurance, as many houses in Japan have traditionally been susceptible to fires and because Japan is struck by typhoons every year. Some of the products under this insurance line are deposit-type insurance products with a savings feature by way of a maturity refund.

Earthquake

See “The Japanese Non-Life Insurance Industry — Earthquake”.

Aioi writes certain earthquake insurance for buildings and structures other than dwellings as an extension to coverage of fire insurance on a private basis separately from insurance under the Law Concerning Earthquake Insurance. Such earthquake insurance is not entitled to the reinsurance arrangements under the Law Concerning Earthquake Insurance, and a substantial part of the risk thereunder is reinsured by reinsurers. Such earthquake insurance has not fared well in the Japanese market due to its significantly high rates. However, the demand for this type of insurance has grown in the last several years and Aioi’s exposure has also been increasing on a gross underwritten basis. Aioi has expanded its reinsurance coverage with respect to this risk to manage Aioi’s net exposure.

Personal Accident

Aioi writes personal accident insurance for individual customers in Japan which generally cover bodily injuries of the insured person resulting from accidents. Typically, under personal accident insurance, a fixed amount, without regard to the actual damage incurred, is payable pursuant to a pre-set payment table. Aioi offers a variety of personal accident insurance policy products, which include general personal accident insurance, income claims insurance, overseas traveler’s personal accident insurance and traffic accident insurance.

General Personal Accident.  This insurance covers the insured against a broad range of accidents resulting in personal injury, whether they occur at home or abroad. A fixed amount of claims is payable in accordance with the particular type of the injury, such as death, permanent disability or hospitalization. A general personal accident insurance policy may cover either one particular individual or all members of a particular household.

Income claims.  This insurance provides the insured with coverage against loss of income caused by an injury or sickness.

Overseas Traveler’s Personal Accident.  This insurance provides the insured with coverage against accidents during travel and, if the insured has elected a special policy condition, against sickness during travel.

Traffic Accident.  This insurance covers the insured against collisions with, or accidents occurring on, automobiles, trains, planes, ships and other vehicles. A traffic accident insurance policy may cover either one particular individual or all members of a particular household.

Japanese non-life insurance companies write personal accident insurance for individual customers primarily through their agents. Among various types of personal accident insurance, the three largest — general personal accident, overseas traveler’s personal accident, and family accident — accounted for roughly 50% of the total direct premiums written by Aioi for this insurance for the fiscal year ended March 31, 2009.

Traditionally, personal accident insurance was not a principal line of business for non-life insurance companies in Japan. This line has grown substantially from the mid-1980s to the mid-1990s as individuals in Japan acquired more leisure time and greater financial resources for personal spending and activities. The introduction of property and casualty insurance products with deposit-type features added to the growing popularity of personal accident insurance. While this line is expected to grow in the long-run as the personal activities of Japanese individuals expand, its short-term outlook depends largely upon the level of consumer spending, which is affected by general economic conditions in Japan, as well as the popularity of deposit-type insurance products as compared to various other financial products available to individuals in Japan.

Marine

Marine cargo insurance covers goods aboard vessels against risks during international transportation or risks during transportation in coastal seas. The terms of international cargo insurance are generally governed by the Institute Cargo Clauses of the former Institute of London Underwriters, currently International Underwriting Association. This line of insurance is distinctive in that it provides coverage to risks of acts of war. Aioi’s major clients for international cargo insurance are Japanese manufacturers and trading companies.

Inland transit insurance is usually purchased by owners of goods that are transported and stored on land to cover physical damage to such goods. Carriers of the goods, on the other hand, purchase inland transit liability insurance to cover their legal or contractual liabilities arising out of the physical damage of such goods.

Hull insurance is one of the traditional lines of insurance written by Aioi. Hull insurance covers ocean-going and coastal vessels against damage or loss caused by sinking, stranding, grounding, fire, collision and other maritime accidents. Damage and losses covered include damage to hull, disbursements for voyage, loss of earnings and liability to others for damages. Hull war risk insurance covers vessels against damage or loss resulting from acts of war. Hull insurance is available not only to vessels in operation but also to those under construction in respect of damage caused during the construction period.

Other

Other insurance written by Aioi includes liabilities insurance, such as product liability insurance, as well as workers’ compensation insurance, movables all-risks insurance, and credit and guarantee insurance. Liabilities insurance is written primarily for business customers and includes contractors’ liability insurance and product liability insurance. Workers’ compensation insurance is offered to employers for provisions of benefits to employees as supplements to public insurance for employees. Movables all-risks insurance generally covers damages resulting from loss, theft or destruction of various types of movables, primarily for businesses. Credit and guarantee insurance includes providing surety bonds such as performance bonds for public construction and custom bonds.

Savings-Type Insurance Products

Savings-type insurance products combine the characteristics of long-term insurance policies, such as fire and allied lines and personal accident, with those of savings accounts. These policies, the terms of which typically range between three and five years, have proven to be compatible with the particular needs of Japanese consumers.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term. A total loss under this type of policy occurs when the aggregate amount of claims paid in connection with losses covered by the policy within any one insurance year reaches the insured amount covered by the policy, regardless of whether claims are caused by one or more events. If a total loss occurs, the policy is immediately terminated.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy period. The committed interest rate cannot be changed at any time during the policy term. Committed interest rates ranged from 0.5% to 1.5% for the fiscal year ended March 31, 2009.

There are several key reasons for the popularity of savings-type insurance products among the Japanese consumers. First, a substantial number of Japanese consumers have a negative view of the fact that premiums on a standard non-life insurance policy are not repaid at the end of the policy’s term, and the refunding feature of savings-type policies has a strong appeal to such consumers. Second, the dual characteristics of such policies have been another appealing feature, especially as products with different premium payment and refund methods have been introduced to respond to various financial needs of consumers. Third, savings-type insurance products are sold through the numerous agents of Japanese insurance companies, who often visit customers’ homes to offer insurance products, thereby allowing customers to conduct “one-stop shopping” for insurance and savings products at home. Fourth, the size of personal financial assets in Japan has risen along with the rise in personal income of Japanese consumers, and savings-type insurance products, with the dual characteristics mentioned above, have been an attractive investment target for such assets. However, the number of contracts for savings-type insurance products has decreased due to the adverse effect of extremely low rates of interest which have prevailed for over ten years.

The premiums received under savings-type insurance are generally invested in loans and fixed maturity securities. The investment return may exceed or fall short of the committed interest depending on, among other factors, the expected rate of interest, the market interest rates applicable to such loans and securities and the extent to which the terms of such loans and securities match the terms of the savings-type insurance policies. From time to time, the committed interest applicable to new savings-type insurance policies is adjusted in response to changes in market levels of interest rates.

Premium Rates

A premium under an insurance policy constitutes the “sales price” of that insurance product. There are two components to the premium: the “pure premium”, which represents the cost of claims payment, and the “loading”, which represents the agent commissions and certain other costs to the insurer. The pure premium is determined by multiplying the amount insured by the applicable premium rate, which represents the probability of the occurrence of the loss covered by the insurance policy. This premium rate is calculated by a formula which, on the basis of the “law of large numbers”, purports to reflect the statistical likelihood of such an occurrence. The “law of large numbers” is a mathematical premise that states that the greater the number of exposures, (1) the more accurate the prediction, (2) the less the deviation of the actual losses from the expected losses and (3) the greater the credibility of the prediction. Out of a large group of policyholders, an insurance company can fairly accurately predict the number of policyholders who will suffer a loss, but not the specific policyholders who will suffer a loss, provided that its actuarial assumptions and empirical data are reasonably accurate and its risk models appropriate to analyze the risks insured. The Insurance Business Law and the regulations thereunder require that premium rates be “reasonable and appropriate in accordance with the mathematical principles of insurance” and that they not be “unfairly discriminatory”.

Until 1998, for certain lines of property and casualty insurance that are considered to have particularly strong public aspects, such as automobile and fire insurance, the applicable non-life insurance rating organization established pursuant to the Law Concerning Non-Life Insurance Rating Organizations determined premium rates. Such organizations included the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan. As discussed in “Regulation” below, the 1998 amendments to the Law Concerning Non-Life Insurance Rating Organizations abolished this arrangement. The role of the rating organizations in respect of these lines of insurance is now that of supporting the non-life insurers by calculating advisory rates, preparing standard forms of insurance contracts and collecting a wide range of insurance-related data. As a result of this liberalization, non-life insurance companies may set their own premium rates for their products. This has had the effect of intensifying the competition in the industry.

On July 1, 2002, the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan merged to form the “Non-Life Insurance Rating Organization of Japan.”

Loss and Expense Ratios

The following table, prepared on a U.S. GAAP basis, sets forth information with respect to Aioi’s loss and expense ratios for each of the periods indicated in its consolidated financial statements. The net loss ratio represents the ratio of net loss incurred to net premiums earned.

	Year Ended March 31,
	2008	2009	2009
	(Yen in millions, dollars in thousands, except percentages)		US$

Voluntary Automobile:
Net premiums written	¥489,371	¥483,056	$4,929,143
Net premiums earned	491,330	486,856	4,967,918
Net loss incurred	292,399	288,362	2,942,470
Net loss ratio	59.5%	59.2%
Compulsory Automobile Liability:
Net premiums written	¥149,546	¥119,732	$1,221,755
Net premiums earned	150,016	143,550	1,464,796
Net loss incurred	102,817	103,351	1,054,602
Net loss ratio	68.5%	72.0%
Fire and Allied Lines:
Net premiums written	¥99,543	¥103,788	$1,059,061
Net premiums earned	82,845	85,448	871,918
Net loss incurred	33,936	33,082	337,572
Net loss ratio	41.0%	38.7%
Personal Accident:
Net premiums written	¥48,074	¥46,118	$470,592
Net premiums earned	45,679	43,896	447,918
Net loss incurred	22,241	23,517	239,969
Net loss ratio	48.7%	53.6%
Marine:
Net premiums written	¥9,923	¥9,379	$95,704
Net premiums earned	10,197	9,636	98,327
Net loss incurred	3,970	4,004	40,857
Net loss ratio	38.9%	41.6%
Other:
Net premiums written	¥75,131	¥75,340	$768,776
Net premiums earned	70,308	70,327	717,623
Net loss incurred	44,326	46,791	477,459
Net loss ratio	63.0%	66.5%

	Year Ended March 31,
	2008	2009	2009
	(Yen in millions, dollars in thousands, except percentages)		US$

Total:
Net premiums written	¥871,588	¥837,413	$8,545,031
Net premiums earned	850,375	839,713	8,568,500
Net loss incurred	499,689	499,107	5,092,929
Net loss ratio	58.8%	59.4%
Net loss adjustment expenses incurred — unallocated	38,135	40,055	408,724
Ratio of losses and loss adjustment expenses incurred to net premiums earned(A)	63.2%	64.2%
Underwriting and administrative expenses incurred(1)	¥280,505	¥298,152	$3,042,367
Ratio of underwriting and administrative expenses incurred to net premiums written(1)(B)	32.2%	35.6%
Combined loss and expense ratios(2)	95.4%	99.8%
Net premiums/direct premiums written ratios	97.7%	96.3%

(1)	This data is for Aioi’s property and casualty businesses only.

(2)	Sum of (A) and (B).

Reconciliation of Beginning and Ending Liabilities for Losses and Claims

The following table, prepared on a U.S. GAAP basis, is a summary reconciliation of the beginning and ending liabilities for Aioi’s losses and claims and claim adjustment expenses for each of the two fiscal years ended March 31, 2009:

	Year Ended March 31,
	2008	2009
	(Yen in millions)

Balance at beginning of year	¥583,781	¥577,404
Less reinsurance recoverable	(144,553)	(151,117)

Net balance at beginning of year	439,228	426,287
Incurred losses related to:
Current year insured events	559,696	559,485
Prior year insured events	4,782	9,672

Total incurred	564,478	569,157
Paid related to:
Current year insured events	346,982	351,823
Prior year insured events	230,437	228,154

Total paid	577,419	579,977

Net balance at end of year	426,287	415,467
Plus reinsurance recoverable	151,117	155,263

Balance at end of year	¥577,404	¥570,730

Changes in Historical Liabilities for Losses and Claims

The table below represents on a non-consolidated basis loss reserve development data for Aioi’s property and casualty insurance business, which include voluntary automobile, fire and allied lines, personal accident and other lines except compulsory automobile liability earthquake and marine. Japan has special reinsurance schemes for compulsory automobile liability and earthquake under which each direct insurer is obliged to cede 100% of the risk and assume some portion of the risk as a form of retrocession, and detailed information on the losses and claims for such lines of business is not practically available. Therefore, the data for such lines of business was not included. The losses and claims for earthquakes are generally settled within a short period.

These lines of business represent the majority of Aioi’s business on a non-consolidated basis. Liabilities for losses and claims of these lines of business of Aioi represent approximately 67% of its net balance of total liabilities for losses and claims on a consolidated basis (the average figure for the years ended March 31, 2008 and 2009).

The table illustrates the change over time of Aioi’s liabilities for loss and claims at the end of the fiscal years indicated. The liabilities represent the estimated amount for loss and claims arising in the current and all prior accident years that are unpaid as of the balance sheet data.

The first section of the following table, prepared on a U.S. GAAP basis, shows the net balance of total liabilities for losses and claims as initially established at the end of each stated fiscal year. The second section, reading down, shows the cumulative amounts paid, net of reinsurance and retrocessions, as of the end of the successive fiscal years with respect to the liability initially established. The third section shows the retroactive re-estimation of the initially established total liabilities for losses and claims as of the end of each successive fiscal year, which results primarily from Aioi’s expanded awareness of additional facts and circumstances that pertain to open claims. The last section compares the latest re-estimated net balance of total liabilities for losses and claims to the ones initially established and indicates the cumulative development of the initially established net balance of total liabilities through March 31, 2009. For instance, the surplus, or deficiency, shown in the table for each year represents the aggregate amount by which the original estimates of liability at that fiscal year-end have changed in subsequent fiscal years. Accordingly, the cumulative surplus, or deficiency, for a fiscal year-end relates only to liabilities at that fiscal year-end and such amounts are not additive.

Liabilities for losses and claims are an accumulation of the estimated amounts necessary to settle outstanding claims as of the date for which the liability is stated. The liability estimates are based upon the factors discussed in “Aioi Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Insurance Reserves — Loss, Claim and Loss Adjustment Expense Liability”.

Caution should be exercised in evaluating the information shown on this table, as each amount includes the effects of all changes in amounts for prior periods. Conditions and trends that have affected development of liability in the past may or may not necessarily occur in the future, and accordingly, conclusions about future results may not be derived from information presented in this table. Total liabilities for losses and claims and retroactive re-estimation of the liability are presented net of reinsurance.

	Year Ended March 31,
	2005	2006	2007	2008	2009
		(Yen in millions, except percentages)

Total liabilities for losses and claims	¥431,783	¥392,341	¥394,946	¥407,875	¥400,632
Cumulative paid as of:
One year later	377,989	342,260	354,324	358,006
Two years later	395,014	363,269	374,567
Three years later	404,465	375,615
Four years later	410,348
Liability re-estimated as of:
One year later	418,471	390,215	399,103	413,693
Two years later	420,680	393,021	400,549
Three years later	420,476	392,843
Four years later	419,529
Cumulative surplus (deficiency)	¥12,254	¥(502)	¥(5,603)	¥(5,818)	¥0
%	2.8%	(0.1)%	(1.4)%	(1.4)%	0.0%

Operations

Sales, Marketing and Underwriting

In addition to its head office, Aioi had 18 regional headquarters, 107 branches, 473 sales offices and 199 claim service centers located throughout Japan as of June 30, 2009. Aioi’s head office has delegated to its regional headquarters the powers necessary to manage and oversee the operations and sales offices in their respective regions. Branches and claim service centers are each responsible for a specified geographical area in which they carry out ordinary insurance activities, including policy issuance, loss adjustment and settlement of claims at their own discretion within authorized limits. As of the same date, Aioi maintained 32 subsidiaries and affiliates (including 20 subsidiaries engaged in businesses other than insurance underwriting), 20 liaison offices and one underwriting agent overseas.

Instead of the brokering system common in Europe and North America, property and casualty insurance in Japan is sold primarily through a network of full- or part-time insurance agents. As of June 30, 2009, Aioi had approximately 39,400 insurance agents, approximately 58% of whom sell insurance exclusively for it. These exclusive agents accounted for approximately 40% of the total premiums written through its agents for the twelve-month period ended June 30, 2009. Aioi’s agents include corporations and individuals. In order to engage in insurance distribution, agents in Japan are required to be registered with the Financial Services Agency in accordance with the Insurance Business Law.

The principal business of agents are consulting for insurance, soliciting and concluding insurance contracts with customers, calculating and receiving insurance premiums, delivering insurance policies to customers, maintaining insurance contracts and accepting notifications of claims from customers and reporting those claims to the non-life insurance companies.

Agents are generally categorized into five channels — professionals, automobile dealers, motor related industry, corporations and financial institutions — and the features of each channel are indicated below.

Professional agents engage in community-based sales activities with a main focus on individual and small-to-mid-sized business clients. Automobile dealer agents mainly offer insurance policies such as voluntary automobile and compulsory automobile liability to buyers of automobiles, which is one of the representative distribution channels of Aioi due to its favorable alliance with Toyota. Motor related industry agents are agents at gas stations and automobile body shops, which offer voluntary automobile and compulsory automobile liability which are Aioi’s main insurance products. Corporation agents are agents affiliated with major corporate customers such as Toyota, which mainly handle insurance as a part of their corporate risk management. They also offer insurance policies to employees of such corporations. Financial institutions are another distribution channel. As from April 2001, Japanese banks were allowed to enter into the insurance business and became eligible to sell insurance products through their branch offices.

Aioi regards the establishment of strong sales agency channels as a key factor in enhancing its competitive edge to be successful in Japan’s deregulating market environment. Aioi stresses educating its insurance agents thoroughly and on an ongoing basis, with the goal of maintaining and strengthening professional insurance agency operations. Aioi seeks to enable its agents to respond effectively to customers’ needs with appropriate knowledge of products and the ability to deal with and meet consumer demands.

In an effort to increase customer services and to strengthen sales, Aioi maintains an agency evaluation system and seeks to provide insurance agents with appropriate products and business knowledge, such as claims payment procedures and other information. This agency evaluation system works in collaboration with Aioi’s performance rating system by which insurance agents are rated in order to determine their commission. Insurance agents are compensated on a commission basis and, depending on Aioi’s performance rating system, which is conducted once every year, rates may vary from agent to agent even when dealing with the same type of insurance, according to factors such as qualifications, business volume and profitability.

Insurance Brokers

Although Aioi does not foresee an immediate development of a strong brokerage structure or a significant increase in market scale of brokerage businesses in Japan, given the continuing deregulation of the Japanese financial system, insurance brokers may become an important sales channel in the future, and Aioi will monitor potential market opportunities.

Claims Processing

Policyholders may submit their claims for processing by contacting insurance agents or Aioi’s claim service branches. Claims are also accepted on the “Anshin Dial”, a dial-up service offered through an outsourcing arrangement with Anshin Dial Co., where policyholders can place a free call at any time 24 hours a day throughout the year. The initial stage of a claim comprises a review of the validity of the policy and the basis for the claim. Aioi checks the degree of damage, reviews progress and calculates the amount of the loss. Aioi is also involved in negotiations with the counterparty. After payment of compensation to the policyholder, Aioi completes the processing of the claim.

For overseas travel insurance holders, Aioi accepts claims on the “Aioi Kaigai Anshin Dial”, a 24 hour Japanese speaking free call service for policyholders traveling anywhere in the world. This service is allied with international assistance companies, where they guide customers on how to file a claim on their insurance, advise on available services and act as agent to communicate with local police.

There is great customer demand for quick claim processing conducted by a nearby office. In view of the intensifying competition in insurance and other financial markets in Japan, Aioi has focused on expediting claim processing in order to satisfy customer needs. As of June 30, 2009, Aioi had 199 offices, including branch offices, throughout Japan that were staffed with employees engaged in claim processing work.

Defined Contribution Pension Plans

In October 2001, a defined contribution pension system was introduced in Japan upon the effectiveness of the Defined Contribution Pension Law. Aioi aligned with Nomura Securities Co. Ltd. and Nomura Pension Support & Services Co. Ltd. and in July 2005 began a defined contribution pension (Japanese 401k) business targeted at small and medium sized enterprises. Aioi has developed insurance products specialized for defined contribution pension plans. It offers consulting prior to the adoption of a pension plan, assistance in selecting and presenting attractive products and investment education. Aioi also provides information services through call-centers and the internet.

Reinsurance

Aioi hedges risks associated with its insurance policies through reinsurance schemes in which it transfers and hedges a portion of its risks to other insurers and reinsurers. Reinsurance is for reducing a maximum potential net loss and stabilizing the level of Aioi’s potential net loss arising from large or multiple claims. Aioi believes that the use of reinsurance schemes is an important way of maintaining and strengthening its business.

However, with respect to the policyholders, the entire liability under the policy remains with Aioi as the primary insurer.

Aioi’s reinsurers are mainly foreign companies. Aioi has internal guidelines to examine reinsurers’ credit worthiness. The financial stability of its reinsurers is the principal criterion considered in choosing them. As a general rule, Aioi requires that its reinsurers must have a rating of at least BBB by Standard & Poor’s, B++ by A.M. Best or Baa2 by Moody’s, although in fact most of its reinsurers are rated “A-/A3” (A- by Standard & Poor’s, A- by A.M. Best or A3 by Moody’s) or higher by at least one of these internationally recognized rating agencies. Aioi’s reinsurance department is responsible for all reinsurance transactions for the company.

Aioi makes various types of reinsurance arrangements falling into two principal categories: (i) proportional reinsurance and (ii) excess-of-loss insurance.

Proportional reinsurance

Proportional reinsurance involves reinsurers who share a proportional part of the original premiums and losses which are transferred by Aioi. Proportional reinsurance is primarily used as a measure to limit a loss amount on an individual risk basis.

The reinsurer customarily pays the ceding company a commission usually based upon the ceding company’s cost of acquiring the business ceded and may also include the ceding company’s margin. This type of reinsurance is usually arranged in the form of a reinsurance treaty, where the ceding company is automatically authorized to cede any business as provided for in a set of terms and conditions previously agreed upon without the need to obtain individual consent to each cession from the reinsurers. Where a treaty is currently fully utilized, the ceding company obtains a separate prior consent from each reinsurer.

Excess-of-loss reinsurance

Excess-of-loss reinsurance indemnifies Aioi against a specified level of loss on underlying insurance policies in excess of a specified agreed amount. This is normally arranged in layers to provide greater capacity with more competitive pricing. This is done by offering different levels of risk exposure with various terms for reinsurers with different requirements. Excess-of-loss reinsurance is primarily used as a way of protecting against catastrophes, such as earthquakes, fires following earthquakes, typhoons and windstorms. Reinsurers set out a maximum total accumulated amount of losses from the retention on each individual risk after recovery of losses from proportional reinsurance.

Aioi has established a comprehensive reinsurance protection arrangement to assist in controlling its exposure on both a per risk and per event basis. Through this reinsurance arrangement, Aioi aims to stabilize profits and maximize mid-term earnings, increase its return on equity, improve its combined ratio and solvency margin ratios, save costs, and strengthen its competitiveness.

Aioi underwrites reinsurance in accordance with its internal underwriting guidelines which set out the line size, categories and other provisions. Aioi also assumes reinsurance business from various Japanese insurance pools and other Japanese insurers. Aioi underwrites reinsurance from direct insurers and professional reinsurers as an additional source of income and in accordance with market practice. Most of the reinsurance policies underwritten by Aioi are the policies issued by foreign insurers and reinsurers denominated in foreign currencies, in particular U.S. dollars, euros and British pounds.

The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s reinsurance premiums assumed and ceded and retention ratio for each of the periods indicated:

	Year Ended March 31,
	2008	2009
	(Yen in millions, except percentages)

Direct premiums written	¥892,097	¥869,695
Reinsurance premiums assumed	144,471	103,855
Reinsurance premiums ceded	(164,980)	(136,137)

Net premiums written	¥871,588	¥837,413

Retention ratio(1)	84.1%	86.0%

(1)	Retention ratio is calculated by dividing the net premiums written by the aggregate of the direct premiums written and the reinsurance premiums assumed.

Life Insurance Business

In April 1996, the Insurance Business Law was amended to allow non-life insurance companies to deal in life insurance products through their life insurance subsidiaries and for the reverse arrangement to be allowed for life insurance companies.

Aioi engages in life insurance business mainly through Aioi Life Insurance Co. Ltd., a 100% owned subsidiary. Aioi Life Insurance was established in April 2001 through the merger of Dai-Tokyo Shiawase Seimei and Chiyoda Kasai Ebisu Seimei. Aioi Life Insurance, which is headquartered in Tokyo, operates fourteen sales offices and four branch offices located throughout Japan, staffed by approximately 553 employees as of June 30, 2009. Its products focus on whole life insurance and income indemnity insurance.

Aioi offers and sells its life insurance products and related services through its established distribution channel for property and casualty insurance.

Aioi Life Insurance has generally utilized Aioi’s network of agents, which numbered approximately 6, 626 as of June 30, 2009. Aioi views its life insurance business as one of its core operations, together with its property and casualty insurance business. Aioi believes that the expansion of its life insurance business can contribute to long-term growth and increased profits.

Overseas Business

Aioi’s overseas business is expected to represent an increasingly important part of the company’s overall business in the future, and is essential to meeting Aioi’s future growth objectives. Aioi’s overseas business consists of sales of insurance policies to Japanese companies abroad and sales of insurance policies — mainly automobile insurance — to Toyota customers abroad. Aioi is expanding its overseas insurance services for Toyota users in conjunction with Toyota distributors and Toyota Financial Services Corporation. Under this alliance, Aioi offered automobile insurance policies, both directly and through reinsurance with local direct insurers, to Toyota customers in 16 countries/provinces as of June 30, 2009. It intends to gradually expand the number of countries where these services are offered. Aioi also seeks to steadily expand such automobile-related products as extended warranty (which provides warranty after the end of a manufacturers’ warranty period) and credit life insurance (which provides coverage of outstanding liabilities in the event of injury or illness during the term of the loan or lease). Along with its single overseas branch and 20 overseas offices, Aioi had 17 overseas subsidiaries and affiliates engaged in providing insurance related services, as of June 30, 2009. As a whole, Aioi operates in 19 countries and has 32 offices worldwide outside of Japan. Its overseas underwriting activity is mainly conducted by the following branch, subsidiaries and affiliates:

•	Asia, Oceania — Australia Branch, Aioi Insurance Company (China) Limited, Guangzhou Guang Ai Insurance Brokers Co., Ltd., Aioi Bangkok Insurance Co., Ltd., Bangkok Chayoratn Co., Ltd., Bangkok

Chayolife Co., Ltd., Aioi Management Services Singapore Pte., Ltd., Pt.. Asuransi Aioi Indonesia, Aioi Management New Zealand Ltd. and Aioi Management Australia Pty. Ltd.

•	The Americas — Aioi Insurance Company of America, DTRIC Insurance Co., Ltd., and DTRIC Insurance Underwriters, Ltd.

•	Europe — Aioi Motor and General Insurance Company of Europe Ltd., Aioi Insurance Management Ltd., Toyota Insurance Management Ltd., and Aioi Life Insurance of Europe AG.

Alliances with Other Financial Institutions

As part of Aioi’s strategy to enhance its insurance business and to expand other operations such as financial businesses and risk related services, Aioi has entered into the following alliances with other financial institutions:

•	In July 2004, Aioi entered into a general sales affiliation agreement with Axa Life Insurance Co. Ltd. regarding the distribution of Aioi’s property and casualty insurance products. Aioi provides its property and casualty insurance products through the sales network of Axa Life to members, officers and employees of chambers of commerce, which are core customers of Axa Life.

•	In December 2005, Aioi established a business alliance with The Bank of Tokyo-Mitsubishi UFJ, Ltd. regarding corporate financing and other agency business. Aioi focuses on providing services to small and medium sized business customers by acting as agents and serving as financial intermediaries for them.

•	In October 2008, Aioi entered into a strategic alliance with Lotte Insurance Co., Ltd in Korea. At the same time, Aioi acquired a 9.9% interest in the company. Through the business alliance, the two companies will share information and know-how on risk management, product development and reinsurance. The business alliance also undertakes research on Korea’s insurance sector and cooperates on reinsurance deals on the insurance contracts held by the Lotte group.

Investments

Aioi invests in a portfolio of asset funds which are either (i) such portion of deposit premiums by policyholders under deposit-type insurance that have not been due for refund to the policyholders or (ii) its other general funds including such portion of net premiums written that have not been disbursed as claim payments. The deposit premiums are to be refunded to policyholders at maturity of deposit-type insurance, together with interest which is calculated at pre-agreed rates of interest and a portion of the investment return on the relevant deposit premiums. The investment return on the deposit premiums directly affects the attractiveness to policyholders of its deposit type products. Other general funds are to be used by Aioi for claim payments under insurance policies upon occurrence of the risks covered, for working capital and for other general corporate purposes. Aioi’s principal investment objectives are first, to maintain the high quality of its investment assets in order to strengthen its claim payment capabilities. Second, Aioi seeks to maintain sufficient liquidity to meet the requirements of timely claim payments and payments of maturity refunds and dividends under deposit-type insurance policies. Third, upon satisfying the first two objectives described above, Aioi seeks to obtain the highest possible return on its investments.

With regard to the distribution of its investment assets among different asset types, Aioi seeks to ensure that its general funds and premiums received on deposit-type insurance policies match investments with different risk profiles relating to the characteristics of the respective sources of the investment assets and thus respective corresponding liabilities. With regard to deposit-type insurance, because Aioi’s liabilities consist of yen-denominated liabilities with respect to maturity refunds and dividends, it endeavors to secure stable investment income sources, as well as sufficient liquidity and relatively low risk, by allocating the corresponding investment assets primarily among yen-denominated deposits and savings, call loans, bonds and loans. With regard to Aioi’s general funds, in addition to the above-mentioned yen-denominated assets, it diversifies its investments among Japanese equities and foreign securities, real estate and other investments, thereby seeking stable investment income sources while at the same time seeking higher returns on investments. Aioi’s reserve account includes foreign currency assets and equity related assets such as convertible bonds and foreign investment funds.

In connection with the amendment of the Insurance Business Law, which came into force in April 1996, most government regulations relating to Aioi’s investments were eliminated. The remaining regulations limit the percentage of the book value of Aioi’s assets that may be invested in specified categories of investment products without the approval of the Commissioner of the Financial Services Agency. For example, without such approval, investments in shares in Japanese companies are limited to 30%, investments in assets denominated in foreign currencies are limited to 30%, and investments in real estate are limited to 20%, in each case, of the book value of its total assets, less reserves for deposit-type policies and certain specified assets, under Japanese GAAP.

Aioi’s investment portfolio is comprised primarily of securities and loans to Japanese companies, and to a lesser extent, properties and deposits. See Note 16 to Aioi’s consolidated financial statements included elsewhere in this prospectus for more information on the fair value measurements for Aioi’s investments. The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s investments as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Investments — other than investments in affiliates:
Securities available for sale:
Fixed maturities, at fair value	¥1,273,323	¥1,138,073
Equity securities, at fair value	566,430	417,698
Securities held to maturity:
Fixed maturities, at amortized cost	349	119
Trading securities:
Fixed maturities, at fair value	47,471	37,050
Equity securities, at fair value	164,253	99,731
Mortgage loans on real estate	47,423	51,949
Investment real estate, at cost less accumulated depreciation	32,262	33,735
Policy loans	15,462	17,107
Other long-term loans	277,014	282,983
Short-term investments	8,674	17,870
Total investments	¥2,432,661	¥2,096,315

Cash and cash equivalents	¥148,811	¥178,873

Investments in and indebtedness from affiliates:
Investments	¥3,084	¥2,665
Indebtedness	1,057	1,481

Total investments in and indebtedness from affiliates	¥4,141	¥4,146

Securities available for sale

Aioi invests in a diversified portfolio of securities. The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s securities by type as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Japanese bonds	¥1,074,321	¥928,618
Foreign bonds	199,002	209,455

Total bonds other than affiliates	1,273,323	1,138,073
Japanese equities	506,025	382,297
Foreign equities	60,405	35,401

Total equities other than affiliates	566,430	417,698

Securities available for sale	¥1,839,753	¥1,555,771

Japanese bonds.  Aioi invests in Japanese government bonds, local government bonds and corporate bonds, which generally yield higher returns on investment, yet are nearly as liquid, when compared with deposits and savings or call loans. Fluctuations in market interest rates, in the absence of countervailing hedging or other procedures, could result in losses or gains in the carrying value of Aioi’s investments in such bonds.

Japanese equities.  Aioi seeks to combine the objectives of diversifying investments and obtaining high investment returns while maintaining and enhancing business relationship with major corporate customers in Japan through ownership of shares in such customers on a long-term basis.

Foreign bonds.  Aioi invests in government and corporate bonds of foreign issuers with a view toward generating interest income which is generally higher as compared with investments in Japanese bonds under recent market conditions, as well as toward ensuring a certain degree of liquidity in its assets in the event of a major natural disaster in Japan that temporarily incapacitates the Japanese financial and monetary system and necessitates claim payments under its policies. Aioi manages and controls foreign exchange exposures within certain parameters primarily by using forward exchange contracts.

Loans

The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Mortgage loans on real estate	¥47,423	¥51,949
Other long-term loans:
Collateral and guaranteed loans	205,098	210,024
Unsecured loans	71,916	72,959
Policy loans	15,462	17,107

Total	¥339,899	¥352,039

Collateral and guaranteed loans and unsecured loans are included in other long-term loans.

About 80% of Aioi’s loans are to individual borrowers in Japan and most of the others are to corporate borrowers in Japan. Since major corporate borrowers tend to look more to capital markets in raising funds, the amount of Aioi’s loans outstanding to corporate borrowers has declined over the last few years. On the other hand, its loan businesses have led to an increase in the amount of loans outstanding to individual borrowers, such as housing loans and consumer loans.

The total amount of Aioi’s loans at March 31, 2009 was ¥352.0 billion. Loan amounts held by Aioi were broken down as follows:

As of March 31,
2009
(Yen in millions)

Due within one year	¥28,360
Due after one year through five years	76,890
Due after five years	246,789

Total	¥352,039

As of March 31, 2009, loan amounts held by Aioi due after one year were categorized as follows:

As of March 31,
2009
(Yen in millions)

Predetermined interest rate	¥182,228
Floating or adjustable interest rates	141,451

Total	¥323,679

Of Aioi’s outstanding loans, approximately 60% are fixed-rate loans and 40% are floating-rate loans.

Short-term Investments

Short-term investments consist of time deposits and money trusts. The following table, prepared on a U.S. GAAP basis, shows the amounts of short-term investments as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Money trust	¥2,022	¥2,010
Time deposits	6,014	14,575
Other	638	1,285

Total	¥8,674	¥17,870

Cash and cash equivalents

Aioi seeks to hold adequate levels of deposits, savings and call loans in cash and cash equivalents in order to maintain liquidity for claim payments which may become due any time upon occurrence of the risks covered by the policies.

Call loans are short-term loans, generally overnight to one week, made to banks, securities companies or money market dealers.

Investment Results

The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s investment results for each period indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Investment income, net of investment expenses:
Interest on fixed maturities	¥26,296	¥25,346
Dividends from equity securities	49,904	11,143
Interest on mortgage loans on real estate	1,142	1,131
Rent from investment real estate	4,888	4,930
Interest on policy loans	500	557
Interest on other long-term loans	5,355	5,401
Interest on short-term investments	1,565	1,998
Others	944	109

Gross investment income	90,594	50,615
Less investment expenses	14,600	34,550

Investment income, net of investment expenses	75,994	16,065
Realized gains (losses) on investments:
Fixed maturities	3,460	5,886
Equity securities	(13,661)	(62,119)
Other investments	(85,128)	(11,575)

Total investment income, net of investment expenses and realized losses on investments	¥(19,335)	¥(51,743)

Competition

See “The Japanese Non-life Insurance Industry — Competition”.

Organizational Structure

Subsidiaries

The following table sets forth Aioi’s significant subsidiaries as of March 31, 2009.

		Equity Held by
	Country of	Aioi, Directly or
Name	Incorporation	Indirectly (%)	Main Business

Domestic Companies
Aioi Life Insurance Company, Limited	Japan	100.0%	Life insurance
Aioi Insurance CS-Desk Co., Ltd.	Japan	90.9%	Development, maintenance and management of systems/call centers
Overseas Companies
Aioi Motor and General Insurance Company of Europe Ltd.	U.K.	100.0%	Property and casualty insurance
Aioi Life Insurance of Europe AG	Germany	100.0%	Life insurance
Aioi Insurance Management Ltd.	U.K.	100.0%	Property and casualty insurance general agency
Toyota Insurance Management Ltd.	U.K.	75.0%	Insurance agency

Property

Aioi owns real estate properties either for use in its operations or for investment purposes. It leases some of its office space in Japan. Aioi’s head office is located in Tokyo, with major offices located in Tokyo, Osaka, Nagoya, and Sendai.

As of March 31, 2009, the net book value of the land and buildings owned by Aioi was ¥101.0 billion and the net book value of equipment owned by Aioi, including communications and data processing facilities, was ¥44.8 billion. Aioi leases other equipment it uses in its operations.

The following table sets forth information, as of March 31, 2009, with respect to the significant properties Aioi uses to conduct its business:

			Floor Space
Principal Facilities	Location	Principal Uses	(Square Meters)

Shinjuku Building	3-25-3, Yoyogi, Shibuya-ku, Tokyo	Sales Office	48,155
Ebisu Building	1-28-1, Ebisu, Shibuya-ku, Tokyo	Head Office	33,819
Sakuragaoka Center	1-7-2, Sekido, Tama-city, Tokyo	Computer Center	23,061
Midosuji Building	3-6-1, Hirano-cho, Chuo-ku, Osaka-city, Osaka	Sales Office	18,507
Nagoya Building	5-7-5, Chiyoda, Naka-ku, Nagoya-city, Aichi	Sales Office	11,747
Sendai Building	1-1-10, Kakyoin, Aoba-ku, Sendai-city, Miyagi	Sales Office	11,370

None of the above properties owned by Aioi was subject to mortgages or other lines as of March 31, 2009. Aioi knows of no material defect in the title to any of Aioi’s properties nor of any material adverse claim with respect to any of Aioi’s properties, either pending or contemplated.

Aioi considers its office and other facilities to be well maintained and adequate for its current requirements.

Employees

As of June 30, 2009, Aioi had approximately 9,840 employees. Most of Aioi’s employees are members of a labor union, which negotiates with Aioi concerning remuneration and working conditions. Aioi has not experienced any significant labor disputes in Japan, and considers its labor relations to be good.

Litigation

Aioi is not a party to any material pending legal proceedings other than routine litigation incidental to its business. In addition, Aioi is not aware of any litigation that is reasonably likely to have a material adverse effect on its financial position of results of operations.

For administrative actions taken against Aioi in connection with non-payment and under-payment of insurance claims, see “The Japanese Non-life Insurance Industry — Issues Relating to Non-payment and Under-payment of Insurance Claims”.

REGULATION

Insurance Industry Regulations

The Japanese insurance market is regulated by the Insurance Business Law, as amended. In addition, it is also subject to associated cabinet orders, cabinet office ordinances, ministerial ordinances and various rules and regulations made by the Financial Services Agency and relevant ministries. Under the Insurance Business Law and the regulations thereunder, all insurance companies must be either joint stock corporations or mutual companies, and they must each obtain a license (non-life or life insurance) from the Prime Minister. Although the same entity cannot obtain both non-life and life insurance licenses, non-life insurance companies are allowed to establish subsidiaries to engage in the life insurance business and life insurance companies are also allowed to establish subsidiaries to engage in non-life insurance business. The Insurance Business Law and the regulations thereunder also contain detailed provisions regarding, among other things, accounting principles and restrictions relating to the investment of insurance companies’ funds, the registration of insurance agents and insurance brokers with the Prime Minister and the nature of their soliciting activities. Foreign insurance companies which intend to conduct insurance business in Japan are also subject to the Insurance Business Law.

The business operations and financial condition of insurance companies are under the supervision of the Financial Services Agency and must comply with the internal regulations that must be approved by the Financial Services Agency, prescribing methods of operations, general policy conditions and the basis of calculation of premiums and policy reserves. The Financial Services Agency may require insurance companies to submit reports and other documents and may carry out inspections at the companies’ offices. It is the practice of the Financial Services Agency to review the business operations of insurance companies regularly.

Under the Insurance Business Law, an insurance holding company is prohibited from carrying on business other than the administration of the management of its subsidiaries and other incidental business. An insurance holding company may have as its subsidiaries life and non-life insurance companies, banks, securities companies, trust companies, foreign companies engaging in the insurance, banking, securities or trust business and certain other companies. An insurance holding company is also subject to the supervision of the Financial Services Agency. The Financial Services Agency may require an insurance holding company or its subsidiaries to submit reports and other documents and carry out inspections at an insurance holding company’s or its subsidiaries’ offices. In addition, if an insurance holding company has a bank as its subsidiary, such insurance holding company is also subject to supervision by the Financial Services Agency under the Banking Law instead of the Insurance Business Law, as a bank holding company.

Japanese insurance companies are limited by the Insurance Business Law and the regulations thereunder as to the types of investment which they may make and as to the percentage of their total assets (as defined in the regulations under the Insurance Business Law and calculated on the basis of Japanese GAAP) which can be invested in each type of investment. Under these provisions, an insurance company’s investment portfolio must, in general, be held in the form of cash on deposit, loans, shares, bonds, money trusts and real estate and other investments. Investments in shares and assets denominated in foreign currencies are each limited to 30% of the book value of its total assets. The aggregate investment in real estate is limited to 20% of the book value of its total assets. Investments in debt securities, loans and loaned securities are limited to 10% of the book value of its total assets. In addition, investments in any one company (including its affiliates) is, in general, limited to 10% (in the case of the loans and guarantees, 3%) of the book value of its total assets. Similar limitations also apply to an insurance company’s group on an aggregated basis.

Under the Insurance Business Law, as amended in 1998, (1) the Non-life Insurance Policy-holders Protection Corporation and the Life Insurance Policy-holders Protection Corporation were established, (2) an early warning measure for insurance companies was introduced, under which the regulatory authorities, such as the Financial Services Agency, may take appropriate measures against an insurance company, including an order to suspend its business operations, based upon their inspection of the operational soundness of the company in accordance with the solvency margin ratios of the company, and (3) non-life and life insurance companies became able to sell beneficiary interest certificates of securities investment trusts. In addition to the foregoing, under the Insurance Business Law as amended in 1998, non-life and life insurance companies were permitted to enter into the banking business through their subsidiaries in October 1999, and banks were permitted to enter into non-life and life insurance businesses through their subsidiaries in October 2000. Furthermore, amendments were made in 1998 to the Law Concerning Non-Life Insurance Rating Organizations abolishing the obligation previously imposed on non-life insurance companies to use the tariffs established by these organizations. As a result, non-life insurance companies may set their own premiums for the products that they offer, and competition has also increased. In addition, a ministerial ordinance liberalized the procedure for certain changes to i) the statement of business procedures, ii) general policy conditions, and iii) the statement of calculation procedures for insurance premiums and policy reserves, by only requiring prior notification for certain items which previously required approval. Such liberalization has also caused an increase in competition among non-life insurance companies.

A risk-based capital regulation (i.e., solvency-margin ratio regulation) was introduced in 1996. The Financial Services Agency is currently undertaking a comprehensive review of the solvency regulation, and plans to revise it in two stages, short-and mid-term. In the short-term, risk-coefficients and the scope of capital resources expect to be amended. In the mid-term, the Financial Services Agency plans to introduce an economic-valued based solvency framework.

In the “third sector” insurance business, including accident, sickness and nursing-care insurance, the entry of life and non-life insurance companies through their subsidiaries has been fully allowed since January 2001. As from July 1, 2001, life and non-life insurance companies have been allowed to directly conduct this business without using their subsidiaries. Foreign insurance companies have concentrated on this field, and deregulation of the Japanese insurance industry has intensified competition in the “third sector” insurance business among non-life and life insurance companies, as well as foreign insurance companies.

In April 2001, the Consumer Contracts Act and the Act on Sales, etc. of Financial Products were enacted, which regulate soliciting and selling activities of non-life insurance products.

From April 2001, in further liberalization of the Japanese financial industry as a whole, non-life insurance companies can sell certain types of their products (including household fire and credit long term disability insurance, if these are provided in connection with housing loans made by banks, and overseas travel insurance) through banks’ branch offices. The scope of insurance products which could be distributed through banks’ branch offices had been gradually expanded and the restrictions on the scope of insurance products were abolished in December 2007.

From August 2003, insurance companies under difficulty to continue operations have been allowed to change the terms of their insurance policies (including reductions of insurance payments) subject to the approvals of the Commissioner of the Financial Services Agency and the shareholders’ meeting of such insurance company, implementing procedures to protect the interests of policyholders and other conditions and procedures prescribed in the Insurance Business Law.

On September 30, 2007, in line with the enactment of the Financial Instruments and Exchange Law, certain amendments to the Insurance Business Law became effective. Under the amendments, among other things, the regulations on the solicitation and selling activities of certain insurance products with market risks (such as variable insurance or annuity) have been enhanced.

In April 2006, special provisions for Small Amount and Short Term Insurance Provider were introduced. Before the enforcement, such providers had been doing quasi-insurance business without applicable laws and regulations. Therefore, from the viewpoint of equal-footing, the Financial Services Agency reviewed the definition of insurance business, and included those providers in the scope of the Insurance Business Law.

Under the Law Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan, or the Japanese Anti-Monopoly Law, no insurance company can acquire or hold more than 10% of the total voting rights of all shareholders of any other company in Japan without obtaining the prior approval of the Fair Trade Commission except in certain limited circumstances. Additionally, the Insurance Business Law and the regulations thereunder prohibit an insurance company and its subsidiaries from acquiring or holding, on an aggregated basis, more than 10% of the total voting rights of all shareholders of any other company in Japan except certain companies listed in the Insurance Business Law. These restrictions do not apply to an insurance holding company.

The Insurance Law, which is the successor to the insurance section of the Commercial Code and which governs the contractual relationship between the insurer and the insured, was promulgated on June 6, 2008 and will come into effect on April 1, 2010. The Insurance Law enhanced protection of those who are insured and provides that, among other things, (i) an applicant for insurance is required to answer only inquiries specified by the insurer in connection with his/her duty to disclose, (ii) an insurer shall be defaulted on payment of claims and benefits to the insured after reasonable time for necessary verification or investigation has elapsed (even if the insurance contract provides for a longer payment term), and (iii) any agreement that is in contravention of the above as well as certain other provisions of the Insurance Law, and is unfavorable to the insured, shall be null and void. Amendments to the Insurance Business Law, which will regulate insurance business in line with the enactment of the Insurance Law, are currently under discussion.

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan, as amended, and the cabinet orders and ministerial ordinances thereunder, or the Foreign Exchange Regulations, govern certain matters relating to the acquisition and holding of shares by non-residents and foreign investors.

The Foreign Exchange Regulations define “non-residents” as:

•	individuals who are not resident in Japan; or

•	corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations located within Japan are regarded as residents of Japan, and branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

The Foreign Exchange Regulations define “foreign investors” as:

•	individuals who are non-residents;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•	corporations, not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within the definition of “foreign investors” above or a majority of the directors or other officers (or directors or other officers having the power of representation) of which are individuals who are non-residents.

Acquisition of Equity Securities

In general, the acquisition of shares of a listed corporation by a non-resident of Japan from a resident of Japan may be made without any restriction, except as mentioned below. However, a resident of Japan who transfers shares to a non-resident of Japan must file a report to the Minister of Finance following the transfer of shares to the non-resident of Japan, unless:

•	the consideration for the transfer is ¥100 million or less; or

•	the transfer is made through a bank, securities company or financial business operator as licensed under relevant Japanese laws.

If a foreign investor acquires shares of a listed corporation and, as a result of the acquisition, the foreign investor directly or indirectly holds 10% or more of the issued shares of the relevant corporation aggregated with existing holdings, the foreign investor is, in general, required to report the acquisition to the Minister of Finance and any other relevant ministers by the 15th day of the month following the month containing the date of the acquisition. In certain exceptional cases, prior notification is required regarding the acquisition. Limited circumstances, including the acquisition of shares by non-resident holders by way of a stock split, are not subject to any notification or reporting requirement.

Distributions and Proceeds of Sale

Under the Foreign Exchange Regulations, distributions paid on, and the proceeds of sales in Japan of, shares of a corporation held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad subject to certain exceptions.

Reporting of Substantial Shareholdings

The Financial Instruments and Exchange Law of Japan, in general, requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director of the relevant Local Finance Bureau of the Ministry of Finance, within five business days, a report concerning such shareholdings. A similar report must also be made in respect of any subsequent increase or decrease of 1% or more in any such holding ratio or any change in material matters set out in any previously filed reports. For this purpose, shares issuable to such person upon exercise of stock acquisition rights are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. Copies of each such report must also be furnished to the issuer of such shares.

Under the Insurance Business Law, a shareholder of an insurance company or insurance holding company that holds more than 5% of the total voting rights of the insurance company or insurance holding company is required to file a report of its shareholdings with the Director of the relevant Local Finance Bureau of the Ministry of Finance within five business days after the acquisition of the shares and other reports concerning changes in the reported matters (including any increase or decrease of more than 1% in the shareholding ratio).

MSIG MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the interim financial statements of MSIG included in this prospectus. MSIG prepares its consolidated financial statements in accordance with U.S. GAAP, and accordingly the following discussion is based on MSIG’s U.S. GAAP financial information. MSIG’s fiscal year end is March 31.

On April 1, 2008, MSI established a holding company, MSIG, through a share transfer and became its wholly owned subsidiary. The share transfer is considered a transaction between entities that have a high degree of common ownership (the “Exchange Transaction”). The only net assets of MSIG immediately after the Exchange Transaction are those of MSI and its subsidiaries immediately prior to the Exchange Transaction, and the shareholders (and their respective relative ownership percentages) of MSIG immediately after the Exchange Transaction are identical to the shareholders of MSI immediately prior to the Exchange Transaction. Therefore, the assets and liabilities of MSI and its subsidiaries, as well as their previously reported results of operations and cash flows have been included in MSIG’s consolidated financial statements at their historical amounts because the Exchange Transaction is deemed to lack substance. Further, the consolidated financial statements present MSIG’s financial condition and results of operations as if MSIG had been in existence, and the Exchange Transaction had occurred, as of the beginning of the earliest period presented.

Overview

MSIG’s financial condition and results of operations are generally affected by economic conditions in Japan and, to a lesser extent, other parts of the world in which MSIG’s overseas subsidiaries conduct business.

Since 2001, Japan enjoyed five consecutive years of positive growth in real terms. However, Japan’s economy experienced a sharp downturn in the 2008 fiscal year, part of the world economic stagnation triggered by the global financial crisis. In the fiscal year ended March 31, 2009, Japan’s real gross domestic product, or GDP, decreased by 3.3% as compared with the previous fiscal year.

As the financial crisis deepened last autumn, the economy rapidly declined and corporate earnings were heavily depressed. The Japanese stock markets also sharply declined to a record low since the early 1980s. The Nikkei 225 declined by 35% in the fiscal year 2008, from 12,525 at the end of March 2008 to 8,109 at the end of March 2009.

MSIG has invested in securities of certain Japanese and foreign issuers, primarily marketable equity securities, for relationship and other purposes. Substantially all of its marketable equity securities are classified as available-for-sale securities. The fair value of these securities exposes it to equity price risks that can affect its earnings. The carrying amounts of equity securities classified as available-for-sale securities in MSIG’s consolidated balance sheets were ¥1,703,433 million as of March 31, 2009 and ¥2,547,773 million as of March 31, 2008. Changes in the value of these securities affect its financial statements in two ways. First, they are carried on the balance sheet at fair value, and any gains or losses resulting from changes in values of these securities are reported, net of related taxes, as a separate item under stockholders’ equity, but are not reflected in earnings for the current period unless sold. Second, if these securities have experienced a decline in value below their respective costs that are considered to be other than temporary, the declines are recorded as a loss and charged against current earnings.

Results of Operations

The following table sets forth MSIG’s income statement information for each of the periods indicated:

	Year Ended March 31,
	2007	2008	2009	2009
	(Yen in millions, dollar in thousands)

Revenues:
Net premiums written	¥1,489,379	¥1,537,616	¥1,448,273	$14,778,296
Less increase in unearned premiums	20,299	34,931	(60,130)	(613,571)

Net premiums earned	1,469,080	1,502,685	1,508,403	15,391,867
Premium income for life insurance contracts	193,551	192,731	190,113	1,939,929
Investment income, net of investment expenses	179,189	185,265	154,012	1,571,551
Net realized gains (losses) on investments	24,315	(17,370)	(134,885)	(1,376,378)

Total revenue	1,866,135	1,863,311	1,717,643	17,526,969

Expenses:
Losses, claims and loss adjustment expenses:
Losses and claims incurred and provided for	909,656	906,257	960,041	9,796,337
Related adjustment expenses	70,001	82,370	90,235	920,765
Policyholder benefits for life insurance contracts	156,591	156,683	154,056	1,572,000
Amortization of policy acquisition costs	367,224	372,025	398,660	4,067,959
Investment income credited to investment deposits by policyholders	48,482	48,498	44,573	454,827
Other expenses, net	146,742	143,719	152,054	1,551,571

Total expenses	1,698,696	1,709,552	1,799,619	18,363,459

Income (loss) before income taxes	167,439	153,759	(81,976)	(836,490)
Income taxes:
Current expense	43,747	25,368	29,874	304,837
Deferred expense (benefit)	9,208	22,769	(41,910)	(427,653)

Total income taxes expense (benefit)	52,955	48,137	(12,036)	(122,816)
Minority interests	568	826	300	3,061

Net income (loss)	¥113,916	¥104,796	¥(70,240)	$(716,735)

Fiscal Year Ended March 31, 2009 compared with the Fiscal Year Ended March 31, 2008

Net Premiums Written.  In non-life insurance business, mainly due to the lowered premium rate of compulsory automobile liability insurance and the slowdown in Japanese economy, which affected all lines, net premiums written of MSI decreased by ¥77.5 billion. In addition, net premiums written decreased by ¥15.1 billion at overseas subsidiaries mainly due to the appreciation of the yen. As a result, net premiums written decreased 5.8% from ¥1,537.6 billion for the fiscal year ended March 31, 2008 to ¥1,448.3 billion for the fiscal year ended March 31, 2009. On the other hand, net premiums earned increased 0.4% from ¥1,502.7 billion for the fiscal year ended March 31, 2008 to ¥1,508.4 billion for the fiscal year ended March 31, 2009.

Net premiums written for voluntary automobile insurance decreased 2.6% from ¥624.9 billion for the fiscal year ended March 31, 2008 to ¥608.6 billion for the fiscal year ended March 31, 2009. This was mainly due to the slump in car sales in Japan. Voluntary automobile insurance premiums account for more than 40% of MSIG’s net premiums, and thus voluntary automobile insurance underwriting results significantly affect MSIG’s overall profit.

Net premiums written for compulsory automobile liability insurance decreased 22.4% from ¥191.3 billion for the fiscal year ended March 31, 2008 to ¥148.5 billion for the fiscal year ended March 31, 2009 due to the lowering of standard premium rate, filed by Non-Life Insurance Rating Organization of Japan. The negative effect of the change in standard premium rate on the net premiums written is estimated as approximately ¥43.0 billion.

Net premiums written for fire and allied lines insurance decreased 2.3% from ¥225.3 billion for the fiscal year ended March 31, 2008 to ¥220.2 billion for the fiscal year ended March 31, 2009 mainly due to the strong yen, resulting in the decrease in premiums at overseas subsidiaries.

Net premiums written for personal accident insurance decreased 1.7% from ¥138.9 billion for the fiscal year ended March 31, 2008 to ¥136.6 billion for the fiscal year ended March 31, 2009 mainly due to a decline of net premiums written for saving-type insurance products and whole-life medical insurance which covers medical expense on accidents such as surgery and hospitalization.

Net premiums written for cargo and transit insurance decreased 10.1% from ¥98.8 billion for the fiscal year ended March 31, 2008 to ¥88.8 billion for the fiscal year ended March 31, 2009, mainly due to decreased logistics activity amid the worldwide economic slowdown and to the strong yen.

Net premiums written for hull insurance decreased 2.5% from ¥21.9 billion for the year ended March 31, 2008 to ¥21.3 billion for the year ended March 31, 2009.

Net premiums written for other types of insurance decreased 5.2% from ¥236.5 billion for the fiscal year ended March 31, 2008 to ¥224.2 billion for the fiscal year ended March 31, 2009. This reflected a decrease in net premiums written at overseas subsidiaries due to the strong yen, in addition to the decrease in net premiums written by MSI by ¥4.0 billion especially for liability insurance and movables all-risks insurance.

Premium Income for Life Insurance Contracts.  In the life insurance business, measures taken to promote cross-sales at Mitsui Sumitomo Kirameki Life, a wholly-owned subsidiary of MSIG, as well as increased direct sales and proactive sales activities, led to growth in the amount of individual insurance in force. However, due to an increase in cancellation of contracts amid the slowdown in Japanese economy, overall life insurance premiums decreased 1.4% from ¥192.7 billion for the fiscal year ended March 31, 2008 to ¥190.1 billion for the fiscal year ended March 31, 2009.

Investment Income.  Investment income, net of investment expenses, decreased 16.9% to ¥154.0 billion for the fiscal year ended March 31, 2009 from ¥185.3 billion for the fiscal year ended March 31, 2008, mainly due to the appreciation of the yen and deterioration in the condition of investment market stemming from worldwide financial crisis, which affected the equity and fixed maturity investments issued in the foreign countries.

Realized Gains (Losses) on Investments.  MSIG recorded realized losses on investments in the amount of ¥134.9 billion for the fiscal year ended March 31, 2009 compared to realized losses in the amount of ¥17.4 billion for the fiscal year ended March 31, 2008. For the year ended March 31, 2008, MSIG recorded realized gains on equity securities in the amount of ¥10.8 billion, and for the year ended March 31, 2009, MSIG recorded realized losses of ¥80.4 billion, which included other-than-temporary impairment losses of investments owned by MSI in the amount of ¥134.7 billion. This was mainly due to the effects of Japanese stock market slowdown during the fiscal year. For the fiscal year ended March 31, 2008, MSIG recorded realized gains on fixed maturity securities in the amount of ¥6.3 billion, and for the fiscal year ended March 31, 2009, realized losses on fixed maturity securities in the amount of ¥39.2 billion, which included other-than-temporary impairment losses of investments owned by MSI in the amount of ¥30.8 billion. This was mainly due to significantly widening credit spread, as well as the appreciation of the yen. Realized losses on fixed maturity securities issued by Lehman Brothers Holdings Inc. and its subsidiaries for the fiscal year ended March 31, 2009 was ¥12.6 billion, which included impairment losses in the amount of ¥10.1 billion. With respect to other investments, MSIG recorded realized losses in the amount of ¥34.4 billion for the fiscal year ended March 31, 2008 and MSIG recorded realized losses in the amount of ¥15.3 billion for the fiscal year ended March 31, 2009. This reflected realized losses on credit derivatives in the amount of ¥19.2 billion and ¥6.1 billion at a European subsidiary and MSI, respectively, although gain of ¥14.6 billion was recognized for derivatives on interest rate. With regard to the non-performing loan situation, although the amount of impaired loans decreased from ¥4.5 billion as of March 31, 2008 to ¥3.9 billion as of

March 31, 2009, the amount of total allowance for credit losses increased from ¥1.1 billion as of March 31, 2008 to ¥2.7 billion as of March 31, 2009.

Losses, Claims and Loss Adjustment Expenses.  Losses, claims and loss adjustment expenses increased 6.2% from ¥988.6 billion for the fiscal year ended March 31, 2008 to ¥1,050.3 billion for the fiscal year ended March 31, 2009. Of these expenses, losses and claims incurred and provided for, or net loss incurred, increased 5.9% from ¥906.3 billion for the fiscal year ended March 31, 2008 to ¥960.0 billion for the fiscal year ended March 31, 2009. The overall net loss ratio, which is the ratio of net loss incurred to net premiums earned, increased from 60.3% for the fiscal year ended March 31, 2008 to 63.6% for the fiscal year ended March 31, 2009.

Net loss incurred for voluntary automobile insurance decreased 5.7% from ¥405.7 billion for the year ended March 31, 2008 to ¥382.6 billion for the year ended March 31, 2009. This was mainly due to a decrease in the occurrence of accidents. The net loss ratio for this line of business also declined 3.0% from 65.3% for the year ended March 31, 2008 to 62.3% for the year ended March 31, 2009.

Net loss incurred for compulsory automobile liability insurance increased 63.2% from ¥133.7 billion for the fiscal year ended March 31, 2008 to ¥218.2 billion for the fiscal year ended March 31, 2009. The net loss ratio for compulsory automobile liability insurance increased 31.0% from 69.1% for the year ended March 31, 2008 to 100.1% for the year ended March 31, 2009. The main cause of this was an increase in unreported losses from the previous fiscal year resulting from the change to the method of estimating incurred but not reported losses due to the improvement in the availability of relevant losses and claims data. The effect of the change in estimate on net loss incurred for the year ended March 31, 2009 is ¥84.1 billion.

Net loss incurred for fire and allied lines insurance decreased 17.5% from ¥114.1 billion for the fiscal year ended March 31, 2008 to ¥94.2 billion for the fiscal year ended March 31, 2009. This reflected a decrease in payment for natural disaster. The net loss ratio for this line of business also decreased 9.3% to 45.2% for the fiscal year ended March 31, 2009 compared to 54.5% for the fiscal year ended March 31, 2008.

Net loss incurred for personal accident insurance increased 4.6% from ¥73.9 billion for the fiscal year ended March 31, 2008 to ¥77.3 billion for the fiscal year ended March 31, 2009. The net loss ratio for this line of business increased 2.7% from 55.9% for the fiscal year ended March 31, 2008 to 58.6% for the fiscal year ended March 31, 2009, due to increasing claim payouts, particularly for general personal accident insurance products, and decreased net premiums.

Net loss incurred for cargo and transit insurance decreased 2.1% from ¥35.8 billion for the fiscal year ended March 31, 2008 to ¥35.0 billion for the fiscal year ended March 31, 2009. However, the net loss ratio for this line of business increased 1.3% from 36.6% for the fiscal year ended March 31, 2008 to 37.9% for the fiscal year ended March 31, 2009. This reflected a decrease by 5.5% in net premiums earned as a denominator in calculating the net loss ratio.

Net loss incurred for hull insurance increased 0.4% from ¥15.9 billion for the fiscal year ended March 31, 2008 to ¥16.0 billion for the fiscal year ended March 31, 2009. The net loss ratio for this line of business increased 3.4% from 74.1% for the fiscal year ended March 31, 2008 to 77.5% for the fiscal year ended March 31, 2009.

Net loss incurred for other types of insurance increased 7.5% from ¥127.2 billion for the fiscal year ended March 31, 2008 to ¥136.7 billion for the fiscal year ended March 31, 2009. This was mainly due to several large claims which occurred overseas. The net loss ratio for other types of business increased 5.3% from 56.0% for the fiscal year ended March 31, 2008 to 61.3% for the fiscal year ended March 31, 2009.

Policyholder Benefits for Life Insurance Contracts.  Policyholder benefits for life insurance contracts decreased 1.7% from ¥156.7 billion for the fiscal year ended March 31, 2008 to ¥154.1 billion for the fiscal year ended March 31, 2009, along with the decrease in premium income for life insurance contracts.

Policy Acquisition Costs.  Policy acquisition costs increased 7.2% from ¥372.0 billion for the fiscal year ended March 31, 2008 to ¥398.7 billion for the fiscal year ended March 31, 2009. In non-life insurance business, policy acquisition costs increased ¥17.2 billion from the previous fiscal year, due to the charge of unamortized acquisition costs to expense in order to eliminate the deficiencies of premiums with respect to compulsory automobile liability insurance, resulting from the reduction of standard premium rate. In life insurance business, policy acquisition costs also increased ¥9.5 billion from the previous fiscal year, reflecting the expansion of the life insurance business, as well as the reverse effect compared to the fiscal year ended March 31, 2008 regarding the incorporation of the Company’s recent experience into the calculation for amortization of deferred policy acquisition costs.

Investment Income Credited to Investment Deposits by Policyholders.  Investment income credited to investment deposits by policyholders decreased 8.1% from ¥48.5 billion for the fiscal year ended March 31, 2008 to ¥44.6 billion for the fiscal year ended March 31, 2009. This reflected a decline in investment deposits by policyholders from ¥2,119.2 billion as of March 31, 2008 to ¥2,044.0 billion as of March 31, 2009.

Other expenses.  Other expenses increased 5.8% from ¥143.7 billion for the fiscal year ended March 31, 2008 to ¥152.1 billion for the fiscal year ended March 31, 2009. This was mainly due to a decrease in investment gains in equity included in “other expenses, net”, from ¥12.3 billion for the fiscal year ended March 31, 2008 to ¥8.7 billion for the fiscal year ended March 31, 2009, and decrease in income resulting from the sales of property and equipment.

Income (Loss) Before Income Taxes.  As a result of the foregoing, loss before income taxes was ¥82.0 billion for the fiscal year ended March 31, 2009 compared to income before income taxes of ¥153.8 billion for the fiscal year ended March 31, 2008.

Income Taxes.  MSIG recorded an income tax benefit in the amount of ¥12.0 billion for the fiscal year ended March 31, 2009, representing an effective income tax rate of 14.7%, compared to income tax expense in the amount of ¥48.1 billion for the year ended March 31, 2008, representing an effective income tax rate of 31.3%. The decrease in the effective income tax rate was mainly due to the tax expense for reorganization with respect to the share transfer of Mitsui Sumitomo Kirameki Life, Mitsui Direct, and Mitsui Sumitomo MetLife, from MSI to MSIG dated, July 1, 2008.

Net Income (loss).  As a result of the foregoing, net loss was ¥70.2 billion for the fiscal year ended March 31, 2009 compared to net income of ¥104.8 billion for the fiscal year ended March 31, 2008. Of the net loss for the fiscal year ended March 31, 2009, the net effect of the changes in estimates was net loss of ¥35.6 billion.

Fiscal Year Ended March 31, 2008 compared with the Fiscal Year Ended March 31, 2007

Net Premiums Written.  In non-life insurance business, although net premiums written of MSI decreased by ¥13.7 billion due to reduced revenue from MSIG’s main products, automobile insurance and fire and allied line insurance, overall net premiums written increased 3.2% from ¥1,489.4 billion for the fiscal year ended March 31, 2007 to ¥1,537.6 billion for the fiscal year ended March 31, 2008, reflecting the inclusion of Mitsui Direct’s premiums of ¥26.5 billion in the consolidated accounts and business expansion in European subsidiaries. Net premiums earned increased 2.3% from ¥1,469.1 billion for the fiscal year ended March 31, 2007 to ¥1,502.7 billion for the fiscal year ended March 31, 2008.

Net premiums written for voluntary automobile insurance increased 4.2% from ¥599.7 billion for the fiscal year ended March 31, 2007 to ¥624.9 billion for the fiscal year ended March 31, 2008. This was mainly due to the inclusion of Mitsui Direct’s premiums in the consolidated accounts. Voluntary automobile insurance premiums account for approximately 40% of MSIG’s net premiums, and thus voluntary automobile insurance underwriting results significantly affect MSIG’s overall profit.

Net premiums written for compulsory automobile liability insurance decreased 0.4% from ¥192.1 billion for the fiscal year ended March 31, 2007 to ¥191.3 billion for the fiscal year ended March 31, 2008.

Net premiums written for fire and allied lines insurance increased 8.2% from ¥208.2 billion for the fiscal year ended March 31, 2007 to ¥225.3 billion for the fiscal year ended March 31, 2008, mainly due to business expansion in European subsidiaries.

Net premiums written for personal accident insurance decreased 0.6% from ¥139.8 billion for the fiscal year ended March 31, 2007 to ¥138.9 billion for the fiscal year ended March 31, 2008, mainly due to a decline of net premiums written for 3rd sector insurance products such as whole-life medical insurance.

Net premiums written for cargo and transit insurance increased 8.2% from ¥91.4 billion for the fiscal year ended March 31, 2007 to ¥98.8 billion for the fiscal year ended March 31, 2008, due to rising materials costs and brisk cargo movement.

Net premiums written for hull insurance increased 11.6% from ¥19.6 billion for the year ended March 31, 2007 to ¥21.9 billion for the year ended March 31, 2008, due to efforts to expand MSIG’s sales foundation.

Net premiums written for other types of insurance decreased 0.9% from ¥238.7 billion for the fiscal year ended March 31, 2007 to ¥236.5 billion for the fiscal year ended March 31, 2008.

Premium Income for Life Insurance Contracts.  In the life insurance business, measures taken to promote cross-sales at Mitsui Sumitomo Kirameki Life, a wholly-owned subsidiary, as well as increased direct sales and proactive sales activities, led to growth in the amount of individual insurance and individual annuity insurance in force. However, due to a fall in premium income for group insurance, overall life insurance premiums slightly decreased 0.4% from ¥193.6 billion for the fiscal year ended March 31, 2007 to ¥192.7 billion for the fiscal year ended March 31, 2008.

Investment Income.  Investment income, net of investment expenses, increased 3.4% to ¥185.3 billion for the fiscal year ended March 31, 2008 from ¥179.2 billion for the fiscal year ended March 31, 2007, due to an increase in the number of companies raising or restoring dividends amid an overall recovery in corporate earnings in Japan and an increase in investible funds.

Realized Gains (Losses) on Investments.  MSIG recorded realized losses on investments in the amount of ¥17.4 billion for the fiscal year ended March 31, 2008 compared to realized gains in the amount of ¥24.3 billion for the fiscal year ended March 31, 2007. For the year ended March 31, 2007, MSIG recorded realized gains on equity securities in the amount of ¥24.0 billion, and for the year ended March 31, 2008, MSIG recorded realized gains of ¥10.8 billion. This decrease was mainly due to the effects of the Japanese stock market slowdown toward the end of the fiscal year. For the fiscal year ended March 31, 2007, MSIG recorded realized gains on fixed maturity securities in the amount of ¥1.0 billion, and for the fiscal year ended March 31, 2008, realized gains on fixed maturity securities in the amount of ¥6.3 billion. With respect to other investments, MSIG recorded realized losses in the amount of ¥0.6 billion for the fiscal year ended March 31, 2007 and MSIG recorded realized losses in the amount of ¥34.4 billion for the fiscal year ended March 31, 2008. This reflected mark-to-market losses on credit derivatives in the amount of ¥41.9 billion caused by the turbulence in the credit derivative market as a whole (guarantee rates surged) stemming from the subprime loan problems. This also reflected realized gains in the amount of ¥11.7 billion in relation to derivatives on foreign exchange rates and ¥1.7 billion in relation to derivatives on interest rates. In addition, this reflected realized losses in the amount of ¥9.6 billion in relation to demolition of investment properties, which had been used primarily for rent, as part of an urban redevelopment plan by the Tokyo Prefecture. The amount of ¥9.6 billion includes impairment losses, compensation to tenants for removal, and cost for demolition work. With regard to the non-performing loan situation, although the amount of impaired loans slightly increased from ¥4.3 billion as of March 31, 2007 to ¥4.5 billion as of March 31, 2008, the amount of total allowance for credit losses decreased from ¥1.7 billion as of March 31, 2007 to ¥1.1 billion as of March 31, 2008. This reflected a decrease in the specific allowance from ¥1.0 billion in the year ended March 31, 2007 to ¥0.7 billion in the year ended March 31, 2008 primarily due to repayment of loans for which provisions had been made in previous years and a decrease in the general allowance from ¥0.7 billion in the year ended March 31, 2007 to ¥0.4 billion in the year ended March 31, 2008 mainly due to a decrease in historical loss experience.

Losses, Claims and Loss Adjustment Expenses.  Losses, claims and loss adjustment expenses increased 0.9% from ¥979.7 billion for the fiscal year ended March 31, 2007 to ¥988.6 billion for the fiscal year ended March 31, 2008. Of these expenses, losses and claims incurred and provided for, or net loss incurred, decreased 0.4% from ¥909.7 billion for the fiscal year ended March 31, 2007 to ¥906.3 billion for the fiscal year ended March 31, 2008. The overall net loss ratio, which is the ratio of net loss incurred to net premiums earned, decreased from 61.9% for the fiscal year ended March 31, 2007 to 60.3% for the fiscal year ended March 31, 2008.

Net loss incurred for voluntary automobile insurance increased 1.1% from ¥401.4 billion for the year ended March 31, 2007 to ¥405.7 billion for the year ended March 31, 2008. This was mainly due to the inclusion of Mitsui

Direct’s losses in the consolidated accounts. The net loss ratio for this line of business declined 1.6% from 66.9% for the year ended March 31, 2007 to 65.3% for the year ended March 31, 2008.

Net loss incurred for compulsory automobile liability insurance decreased 2.8% from ¥137.6 billion for the fiscal year ended March 31, 2007 to ¥133.7 billion for the fiscal year ended March 31, 2008. The net loss ratio for compulsory automobile liability insurance declined 2.0% from 71.1% for the year ended March 31, 2007 to 69.1% for the year ended March 31, 2008. This was mainly due to a decrease in unreported losses from the previous fiscal year.

Net loss incurred for fire and allied lines insurance increased 22.3% from ¥93.3 billion for the fiscal year ended March 31, 2007 to ¥114.1 billion for the fiscal year ended March 31, 2008. This reflected business expansion in European subsidiaries and large-scale losses from a flood disaster in Europe. The net loss ratio for this line of business also increased 4.1% to 54.5% for the fiscal year ended March 31, 2008 compared to 50.4% for the fiscal year ended March 31, 2007.

Net loss incurred for personal accident insurance increased 6.7% from ¥69.3 billion for the fiscal year ended March 31, 2007 to ¥73.9 billion for the fiscal year ended March 31, 2008. The net loss ratio for this line of business increased 4.3% from 51.6% for the fiscal year ended March 31, 2007 to 55.9% for the fiscal year ended March 31, 2008, due to increasing claim payouts especially for general and family-type personal accident insurance products, and decreased net premiums written.

Net loss incurred for cargo and transit insurance decreased 7.9% from ¥38.8 billion for the fiscal year ended March 31, 2007 to ¥35.8 billion for the fiscal year ended March 31, 2008. The net loss ratio for this line of business declined 6.4% from 43.0% for the fiscal year ended March 31, 2007 to 36.6% for the fiscal year ended March 31, 2008.

Net loss incurred for hull insurance decreased 4.1% from ¥16.6 billion for the fiscal year ended March 31, 2007 to ¥15.9 billion for the fiscal year ended March 31, 2008. The net loss ratio for this line of business declined 15.8% from 89.9% for the fiscal year ended March 31, 2007 to 74.1% for the fiscal year ended March 31, 2008.

Net loss incurred for other types of insurance decreased 16.6% (¥24.6 billion) from ¥152.6 billion for the year ended March 31, 2007 to ¥127.2 billion for the year ended March 31, 2008. This is mainly caused by following two reasons. One is the decrease estimated ¥9.3 billion in losses and claims liabilities denominated in foreign currencies owed to the appreciation of the yen. The other is the decrease, which is estimated ¥13.4 billion, because of the reverse impact derived from the adoption of more adequate loss development trend or method for estimating the amount of unreported losses (IBNR) and, in consequence, an increase in IBNR reserve in 2007. Detailed explanation for the change in IBNR estimates in 2007 is as follows:

•	With respect to business lines for which IBNR reserve had been estimated by Chain Ladder Method previously, such as liability insurance, MSIG changed Loss Development Factors to be applied from “average during all years” to “average during the latest 5 years”. MSIG believes that the accuracy and credibility of the estimation of IBNR were improved by reflecting more recent loss development trend.

•	With respect to some of other types of insurance, MSIG revised the method of estimation of IBNR from the non-actuarial method (based on the deficiencies of case reserve one year after) to Chain Ladder Method in 2007 due to the accumulation of sufficient and reliable losses and claims data. MSIG believes that this change resulted in improvement of the accuracy and credibility of IBNR reserve by considering the long-term loss development from the year the claim was incurred to 10th year.

The net loss ratio for other types of business decreased by 5.9% from 61.9% for the fiscal year ended March 31, 2007 to 56.0% for the fiscal year ended March 31, 2008.

Policyholder Benefits for Life Insurance Contracts.  Policyholder benefits for life insurance contracts slightly increased 0.1% from ¥156.6 billion for the fiscal year ended March 31, 2007 to ¥156.7 billion for the fiscal year ended March 31, 2008, reflecting the expansion of the life insurance business.

Policy Acquisition Costs.  Policy acquisition costs increased 1.3% from ¥367.2 billion for the fiscal year ended March 31, 2007 to ¥372.0 billion for the fiscal year ended March 31, 2008. In non-life insurance business, policy acquisition costs increased ¥16.1 billion from the previous fiscal year, reflecting the business expansion including Mitsui Direct’s operations. On the other hand, in life insurance business, policy acquisition costs decreased ¥11.3 billion from the previous fiscal year. The amortization of deferred policy acquisition costs related to products to which SFAS No. 97 applies is calculated based on future estimated gross profit (EGP). Since the most recent EGP reevaluated based on the Company’s actual performance of said products increased, policy acquisition costs fell accordingly. A breakdown is provided below:

•	Impact related to products classified as SFAS No. 97 Investment Contracts: ¥3.4 billion

•	Impact related to products classified as SFAS No. 97 Universal Life: ¥8.1 billion

In addition, suspension of sales of increasing term life insurance resulted in a reduction in policy acquisition costs of ¥0.9 billion.

Investment Income.  Credited to Investment Deposits by Policyholders. Investment income credited to investment deposits by policyholders was ¥48.5 billion for the fiscal year ended March 31, 2008, as well as for the fiscal year ended March 31, 2007. This was due to a slight rise in the credited interest rate reflecting investment performance, although investment deposits by policyholders decreased from ¥2,196.6 billion as of March 31, 2007 to ¥2,119.2 billion as of March 31, 2008.

Other expenses.  Other expenses decreased 2.1% from ¥146.7 billion for the fiscal year ended March 31, 2007 to ¥143.7 billion for the fiscal year ended March 31, 2008. This was mainly due to an increase in investment gains in equity included in “other expenses, net”, from ¥3.2 billion for the fiscal year ended March 31, 2007 to ¥12.3 billion for the fiscal year ended March 31, 2008.

Income Before Income Taxes.  As a result of the foregoing, income before income taxes decreased 8.2% to ¥153.8 billion for the fiscal year ended March 31, 2008 from ¥167.4 billion for the fiscal year ended March 31, 2007.

Income Taxes.  MSIG recorded income tax expense in the amount of ¥48.1 billion for the year ended March 31, 2008, representing an effective income tax rate of 31.3%, compared to income tax expense in the amount of ¥53.0 billion for the year ended March 31, 2007, representing an effective income tax rate of 31.6%.

Net Income.  As a result of the foregoing, net income decreased 8.0% to ¥104.8 billion for the fiscal year ended March 31, 2008 compared to ¥113.9 billion for the fiscal year ended March 31, 2007.

Liabilities for Losses and Claims

For a summary reconciliation of the beginning and ending liabilities for MSIG’s losses and claims, see Note 9 to MSIG’s consolidated financial statements included elsewhere in this prospectus.

Credit Losses and Non-Performing Loans

During the late 1980s, reflecting the boom in the Japanese real estate market, Japanese financial institutions actively made loans to corporate and individual borrowers with real estate as collateral. In the early 1990s, reflecting a tighter monetary policy, strengthened regulations on land transactions and substantial declines in equity prices, the Japanese economy entered a recession and land prices began falling precipitously. This led to a substantial increase in the amount of non-performing loans in Japanese financial institutions’ portfolios. Under these circumstances, Japanese non-life insurers, including MSIG, have seen their non-performing loans increase, although not as much as other types of financial institutions. The main reason for this is that the Japanese non-life insurers are required to maintain high levels of liquidity compared with other types of financial institutions, in order to be able to make claim payments, which led them to diversify their investment portfolios.

Since the fiscal year ended March 31, 2000, MSIG’s amount of non-performing loans decreased dramatically, reflecting a decline in large-scale bankruptcies due to the recent economic recovery in Japan and its efforts to dispose of non-performing loans.

The following table sets forth, for each period indicated, MSIG’s recorded investment in impaired loans and valuation allowance:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥1,160	¥1,150	¥1,387
Mortgage loans on vessels and facilities	4	4	3
Collateral and guaranteed loans	—	1,724	—
Unsecured loans	3,185	1,575	2,487

Total	¥4,349	¥4,453	¥3,877

Valuation allowance:
Mortgage loans on real estate	¥259	¥254	¥271
Collateral and guaranteed loans	—	104	—
Unsecured loans	692	294	1,579

Total	¥951	¥652	¥1,850

Solvency Margin Ratio

The solvency margin ratio is the solvency margin amount (i.e., payment ability, for example, capital and reserves) as a percentage of total risk, which is calculated as “risk exceeding ordinary forecast” based on Article 130 of the Insurance Business Law, Articles 86 and 87 of the Enforcement Regulations of the Insurance Business Law and the Japanese Ministry of Finance’s Notification No. 50, issued in 1996.

Solvency margin ratio is used as an indicator of an insurance company’s ability to pay insurance claims and other obligations in the event of losses exceeding ordinary forecasts. In the event the solvency margin ratio falls below a fixed level, regulatory authorities may require an insurance company to submit a plan for management reform. According to Notification No. 3 of the Ministry of Finance and the Financial Services Agency of Japan, a solvency margin ratio of 200% indicates that an insurance company has sufficient capability to pay insurance claims and other obligations.

The solvency margin ratio at the end of the fiscal year of MSIG’s major subsidiary, MSI, declined 255.8 percentage points from the previous fiscal year-end to 692.8%, mainly due to a ¥925.4 billion decrease in the total solvency margin from the previous fiscal year-end caused by falls in the fair value of company-held stocks.

The following shows the solvency margin ratios of domestic insurance subsidiaries.

Mitsui Sumitomo Insurance Company, Limited

	As of March 31,
	2008	2009	Change
	(Yen in billions, except percentages)		(Yen in billions)	(Percentage or points)

Solvency margin total amount	¥2,782.9	¥1,857.5	¥(925.4)	(33.3)%
Risk amount	586.7	536.2	(50.5)	(8.6)%
Solvency margin ratio	948.6%	692.8%		(255.8	) points

Mitsui Direct General Insurance Co., Limited

	As of March 31,
	2008	2009	Change
	(Yen in billions, except percentages)		(Yen in billions)	(Percentage or points)

Solvency margin total amount	¥8.8	¥6.5	¥(2.3)	(26.4)%
Risk amount	2.3	2.8	0.5	22.3%
Solvency margin ratio	776.8%	467.0%		(309.8	) points

Mitsui Sumitomo Kirameki Life Insurance Co., Limited

	As of March 31,
	2008	2009	Change
	(Yen in billions, except percentages)		(Yen in billions)	(Percentage or points)

Solvency margin total amount	¥109.3	¥114.1	¥4.8	4.4%
Risk amount	10.3	11.0	0.7	7.2%
Solvency margin ratio	2,124.0%	2,069.1%		(54.9	) points

Mitsui Sumitomo MetLife Insurance Co., Ltd

	As of March 31,
	2008	2009	Change
	(Yen in billions, except percentages)		(Yen in billions)	(Percentage or points)

Solvency margin total amount	¥131.8	¥116.5	¥(15.3)	(11.6)%
Risk amount	18.8	31.9	13.1	69.5%
Solvency margin ratio	1,398.8%	729.6%		(669.2	) points

Effects of Inflation

Because a substantial portion of MSIG’s assets are highly liquid, they are not significantly affected by inflation. However, inflation may result in increases in MSIG’s expenses, which may not be readily recoverable in the prices of services offered. To the extent that inflation results in rising interest rates and has other adverse effects on the capital markets and on the value of financial instruments, it may adversely affect MSIG’s financial position and profitability.

Exposure to Currency Fluctuations

Some portion of MSIG’s business is conducted in currencies other than yen, primarily U.S. dollars. Such business includes some hull and marine cargo insurance operations and some reinsurance operations, as well as investments in financial products denominated in foreign currencies. MSIG is exposed to risks arising from fluctuations in exchange rates on assets and liabilities denominated in foreign currencies. MSIG seeks to manage such exposures primarily by using forward exchange contracts, currency options and other derivatives. MSIG also seeks to control currency exposure by holding offsetting foreign currency positions in order to reduce the risk of loss from currency fluctuations.

MSIG’s Credit Rating

Standard & Poor’s and Moody’s Investors Service are rating agencies that rate the debt performance capability (creditworthiness) of debt issuers. Their evaluations are based on periodic reviews of financial data as well as management strategies and are results of analyses done using the proprietary models of each rating agency.

MSIG does not receive any ratings, however some of MSIG’s insurance operating companies have ratings on each company’s capability to service its obligations from insurance contracts and from the issuance of bonds, commercial paper, and other specific debt obligations. The ratings of key subsidiaries and affiliates on their capability to service debt obligations from insurance contracts are presented below.

As of July 31, 2009

Mitsui Sumitomo Insurance Company, Limited
Rating Agency and Category	Rating(1)

Standard & Poor’s Insurer Financial Strength Rating	AA
Counterparty Rating	AA
Long-term Senior Debt Rating	AA
Commercial Paper Rating	A-1+
Moody’s Investors Service Insurance Financial Strength Rating	Aa3
Issuer Rating	Aa3
Commercial Paper Rating	P-1
Mitsui Sumitomo Kirameki Life Insurance Co., Ltd.

Rating Agency and Category	Rating(1)

Standard & Poor’s Insurer Financial Strength Rating	AA
Mitsui Sumitomo MetLife Insurance Co., Ltd.

Rating Agency and Category	Rating(1)

Standard & Poor’s Insurer Financial Strength Rating	AA

(1)	These ratings are entirely the opinion of the respective rating agencies and are thus not to be construed as payment guarantees. These ratings are subject to revision by the respective rating agencies.

Critical Accounting Policies

The accounting policies that MSIG follows when preparing U.S. GAAP consolidated financial statements are fundamental to understanding MSIG’s financial condition and results of operations. Many of these accounting policies require management to make difficult, complex or subjective judgments regarding the valuation of assets and liabilities.

MSIG’s significant accounting policies are summarized in the notes to MSIG’s U.S. GAAP consolidated financial statements included in this prospectus. The following is a summary of MSIG’s critical accounting policies.

Insurance Reserves

Losses, Claims and Loss Adjustment Expenses Liability

MSIG’s losses, claims and loss adjustment expenses liability represents estimates of future payments that MSIG will make in respect of property and casualty insurance claims, including expenses relating to those claims for insured events that have already occurred as of the balance sheet date.

As of March 31, 2008 and 2009, MSIG’s losses, claims and loss adjustment expenses liability in respect of property and casualty insurance accrued by line of business was as follows:

Line of Business

	As of March 31,
	2008	2009
	(Yen in millions)

Property and casualty losses, claims and loss adjustment expenses liability:
Voluntary automobile	¥325,606	¥306,809
Compulsory automobile liability	211,553	396,302
Fire and allied lines	134,890	103,634
Personal accident	56,466	60,630
Cargo and transit	43,669	35,302
Hull	33,795	35,660
Other	381,615	307,209

Total	¥1,187,594	¥1,245,546

The amount of the reserve for losses, claims and loss adjustment expenses was as follows:

	As of March 31,
	2008	2009
	(Yen in millions)

Losses and claims:
Losses and claims of MSI
Case reserves	¥596,797	¥505,408
IBNR reserves	209,865	432,454
Loss adjustment expenses	33,916	43,551

Total losses and claims of MSI	840,578	981,413

Losses and claims of non-life insurance subsidiaries except MSI	347,016	264,133

Total losses and claims of non-life insurance subsidiaries	1,187,594	1,245,546

Losses and claims of life insurance subsidiary	10,226	10,976

Total losses and claims on consolidated basis	¥1,197,820	¥1,256,522

The establishment of MSIG’s losses, claims and loss adjustment expenses liability is an inherently uncertain process, involving assumptions as to factors such as court decisions, changes in laws, social, economic and demographic trends, inflation and other factors affecting claim costs.

MSIG estimate losses, claims and loss adjustment expenses liability for reported claims on a case-by-case basis, based on the facts known to MSIG at the time reserves are established. MSIG periodically adjusts these estimates to recognize the estimated ultimate cost of a claim.

In addition, MSIG establishes reserves in MSIG’s property and casualty business to recognize the estimated cost of losses that have occurred but about which MSIG has not yet been notified (i.e., IBNR: Incurred But Not Reported reserve). The majority of such reserves for losses and claims are determined utilizing the incurred loss triangle method, but in addition, reserves for some run-off contracts are determined based on estimates by external actuaries, etc. Under the incurred loss triangle method, reported losses (i.e., paid claims plus case reserves) and loss ratios are tracked by accident year or underwriting year for each line of business to determine loss development factors. These historical loss development factors, along with any known or anticipated trends in claims developments, are considered in determining the loss development factors to be utilized in calculating the appropriate level of reserve for the current fiscal year. Essentially, the loss development factor utilizes past results. This is because MSIG believes that, in the absence of significant changes to either the products themselves or the method used for estimating case reserves, an estimate based on past actual loss development factors is the best representative estimate of IBNR.

The method for estimating IBNR reserves, and the estimated amounts of loss reserves including IBNR reserves are submitted at least once a year to the Board of Directors for approval. The estimates of IBNR reserves are determined mainly by utilizing the incurred loss triangle method, and MSIG discussed the methods in advance with the chief actuary.

When actual claims experience differs from MSIG’s previous estimate, the resulting difference will be reflected in MSIG’s reported results for the period of the change in the estimate. See “Business of MSIG — Loss and Expense Ratios”.

As claims are reported over time, not all claims incurred during a fiscal period will be reported to MSIG by the balance sheet date. Accordingly, MSIG estimates incurred but not yet reported amounts using actuarial methods. MSIG applies actuarial methods appropriate for each line of business.

The majority of the losses and claims are determined utilizing an incurred loss triangle method. Under the incurred loss triangle method, reported losses (i.e., paid claims plus case reserves) and loss ratios are tracked by accident year for each line of business to determine loss development factors. These historical loss development factors, along with any known or anticipated trends in claims development, are considered by management in determining the loss development factor to be utilized in calculating the appropriate level of reserve for the current fiscal year.

Changes in reported losses may affect MSIG’s historical loss development factors, which in turn may affect MSIG’s estimate of the amount of losses, claims and loss adjustment expense liability. For example, MSIG estimates that a 1% increase in paid claims during the fiscal year ended March 31, 2009, together with a 1% increase in case reserves as of March 31, 2009, would have increased MSIG’s aggregate losses, claims and loss adjustment expense liability as of March 31, 2009 by approximately 1.24%.

MSIG has short-tail and long-tail contracts grouped within MSIG’s property and casualty business line, the methodologies used by tail are as follows:

Short-tailed Property and Casualty

MSIG’s short-tailed property and casualty insurance business included all of MSIG’s property and casualty insurance business other than that related to relatively long-tailed claims from bodily injury claims and certain other claims. MSIG utilize the incurred loss triangle method for MSIG’s short-tailed property and casualty insurance business. Under the incurred loss triangle method, reported losses and loss ratios are tracked by accident year for each line of business to determine loss development factors.

The loss development factors are utilized to estimate the ultimate liability which is then reduced by the cumulative paid claims and existing case reserves to arrive at the IBNR liability. During the year ended March 31, 2009, loss development factors generally were applied based on historical trends.

For short-tail claims, during the three most recent fiscal years up to the year ended March 31, 2009, there were no significant adjustments to the calculated historical trends.

Long-tailed Bodily Injury Coverage

MSIG considers property and casualty reserves expected to be paid after five years to be of a longer-tailed nature. MSIG’s longer-tailed balances consist primarily of bodily-injury claims. Settlement of claims involving longer-tailed reserves is inherently more risky and uncertain as claims cost may escalate as time progresses. Neither the products themselves nor the method used for estimating case reserves have changed significantly in recent years. In addition, MSIG estimates that approximately 5% of MSIG’s property and casualty reserves as of March 31, 2009 relate to claims that will be paid after five or more years.

MSIG expects most of voluntary automobile and CALI claims to be settled within 5 years. MSIG also utilizes an incurred loss triangle method for these domestic voluntary automobile and CALI claims. During the year ended March 31, 2009, loss development factors were generally applied based on historical trends. The impact of any adjustments to the historical trends was not considered to be material, either individually or in the aggregate.

Long-tailed run-off contracts

For some run-off contracts, including asbestos and other long-tail claims, MSIG asks external actuaries to provide actuarial review of IBNR reserve, and refer to that in estimating retaining reserves. Since determination of these reserves is more subjective due to a number of factors to be considered for these longer-tailed claims in estimating an appropriate level of reserves, MSIG believe the use of external actuaries with specialized knowledge of estimating such reserve is essential for estimating the appropriate level of reserves.

For the years ended March 31, 2007, 2008 and 2009, MSIG’s adverse development for claims expenses for all lines of business related to prior years (net of reinsurance) was as follows:

	Year Ended March 31,
	2007	2008	2009
	(Yen in millions, except percentages)

Claims expenses recognized in the current year relating to prior years, net of reinsurance	¥14,834	¥(7,191)	¥(21,268)
Claims expenses recognized in the current year relating to prior years as a percentage of opening reserves for losses, claims and loss adjustment expenses, net of reinsurance	1.8%	(0.8)%	(2.1)%
Claims expenses recognized in the current year relating to prior years as a percentage of net incurred losses, net of reinsurance	1.4%	(0.7)%	(2.0)%

As set forth in the above table, subsequent development on prior years’ claims represented an immaterial portion of the current year’s claims expense for the periods presented.

Future Policy Benefits for Life Insurance Contracts

MSIG estimates future policy benefits for life insurance contracts using long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses. These assumptions include provisions for adverse deviations and generally vary by characteristics such as type of coverage, year of issue and policy duration. Future investment yield assumptions are determined at the time the policy is issued based upon prevailing investment yields as well as estimated reinvestment yields. Mortality, morbidity and policy termination assumptions are based on MSIG’s experience and on industry experience prevailing at the time the policies are issued. Expense assumptions are based on MSIG’s general experience and include expenses to be incurred beyond the premium-paying period.

Amortization of Deferred Policy Acquisition Costs

MSIG defers certain costs incurred in acquiring new business to the extent such costs are deemed recoverable from future profits. These costs are principally external sales agents’ commissions, other compensation and other underwriting costs which vary with and are directly related to the acquisition of business. For property and casualty insurance products, MSIG defers and amortizes (i.e., expenses) these costs over the period in which the related premiums written are earned. For traditional life insurance products, MSIG generally defers and amortize these costs over the premium paying period of the policy. For investment contracts, MSIG defer and amortize these costs with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. MSIG reviews MSIG’s deferred policy acquisition costs periodically to determine if they are likely to be offset by future premium revenue recognition. If any of these deferred policy acquisition costs are not considered recoverable, MSIG writes off those costs in the current year.

Estimates of future gross profits are made at a specific point in time based upon relevant available information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and changes in assumptions made could significantly affect these estimates.

The DAC balance related to life insurance was ¥76.1 billion as of March 31, 2009.

10% increase in MSIG’s surrender rate would have decreased DAC by ¥0.9 billion.

The information provides a demonstration of the sensitivity of the DAC balance relative to MSIG’s surrender rate assumptions by quantifying the adjustments that would be required assuming a 10% increase in MSIG’s surrender rate. While the information is for illustrative purposes only and does not reflect MSIG’s expectations regarding surrender rate assumptions, it is a near term, reasonably likely hypothetical change that illustrates the potential impact of such a change. This information considers only the direct effect of changes in MSIG’s surrender rate on the DAC balance and not changes in any other assumptions such as mortality, or expenses included in MSIG’s evaluation of DAC.

Fair Value Measurements

MSIG adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), effective April 1, 2008. This standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also expands the disclosure requirements about fair value measurements and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

In accordance with SFAS No. 157, MSIG established a methodological framework in order to measure fair value of financial instruments on a recurring basis. The fair value of financial instruments, including exchange traded securities and derivatives is based on quoted market prices, including market indices, broker or dealer quotations or an estimation by management of the amounts expected to be realized upon settlement under current market conditions. For financial instruments which have quoted market prices in active markets, MSIG uses quoted market prices in the determination of fair value. Certain financial instruments, such as cash and over-the-counter (“OTC”) contracts, have bid and ask prices that are observable in the market. These are measured at the point within the bid-ask range which best represents the management’s estimate of fair value. Where quoted market prices or broker or dealer quotations are not available, MSIG uses prices for similar instruments or valuation pricing models in the determination of fair value.

As for pricing of securities, publicly available prices are first sought from third party pricing services, the remaining unpriced securities are submitted to independent brokers for prices where applicable. Typical inputs used by the brokers include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows.

Management judgment is required to determine whether a market is active or inactive in determining the fair value hierarchy. Key criteria used to determine whether a market is active or inactive include the number of transactions, the frequency pricing is updated by other market participants, the variability of prices quotations amongst other market participants, and the amount of publicly available information.

Please see Note 18 to MSIG’s consolidated financial statements for further information such as the definition of the fair value hierarchy, valuation techniques and classification of financial assets and liabilities measured at fair value.

Financial Assets and Financial Liabilities classified as Level 3

MSIG values its assets and liabilities classified as Level 3 using judgment and valuation models or other pricing techniques that require a variety of inputs including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs, some of which may be unobservable.

•	Fixed maturity securities: these comprise corporate bonds, municipal bonds and residential mortgage backed securities “RMBS” valued using broker quotes, to which primary inputs are unobservable in the market.

Prices from third party pricing services are often unavailable for securities that are rarely traded or traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data.

MSIG performs an analysis of the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. As a result of this analysis, if MSIG determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly.

Due to a general lack of transparency in the process that the brokers use to develop prices, most valuations that are based on brokers’ prices are classified as Level 3.

•	Equity securities: these comprise non-traded equity securities and privately placed non-traded investment trusts.

The valuation of privately placed investment trusts requires significant management judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. As such, private equity investments are valued initially based upon cost. Regularly, valuations are reviewed utilizing available data including significant management estimates to determine if the carrying value of these investments should be adjusted. Therefore, privately placed investment trusts are included in Level 3 of the valuation hierarchy.

•	Derivatives: Derivative products, typically the newest and most complex products or products that have become illiquid, require more judgment in the implementation of the valuation technique applied due to the complexity of the valuation assumptions and the reduced observability of inputs. Derivatives in Level 3 mainly comprise credit derivatives valued using internally established valuation models based on discounted cash flows. Primary inputs to the models include interest rates, foreign exchange and credit spreads. Credit spreads appropriately reflected factors such as default rates and recovery rates. For credit derivatives for which credit spreads cannot be observed in an active trading market (such as ABS- CDOs), MSIG uses quotes obtained from brokers involved in valuing these instruments. Prior to use of the broker quotes, MSIG examines if the structure and pricing mechanism of the instruments are reasonable.

Internally established valuation models and their inputs affect the amount of unrealized gains and losses recognized, and the use of different valuation models or inputs could produce different financial results. Valuation uncertainty results from a variety of factors, including: the valuation technique or model selected; the quantitative adjustments used within the valuation model; the inputs to the model; as well as other factors.

If economic conditions do not change significantly, management does not anticipate a material difference between the fair value of Level 3 financial instruments and the settlement amounts in the future. Given that the valuation of those instruments fluctuate in response to a variety of factors, including, but not limited to, general market sentiment, interest rates, foreign exchange, credit spreads, current values may decrease if conditions deteriorate further. In contrast, should the conditions improve, an increase in the value of Level 3 instruments would be expected.

The amounts and proportions of Level 3 assets and liabilities as of March 31, 2009 are as follows:

	Total Assets and
	Liabilities Measured	Level 3 Assets
	at Fair Values	and Liabilities
	(Yen in millions)

March 31, 2009:
Assets on a recurring basis:
Securities available for sale:
Fixed maturities	¥2,982,919	¥170,596
Equity securities	1,702,254	298,453
Short term-investments	13,673	—
Other assets:
Derivatives	26,086	4,420
Assets on a nonrecurring basis	2,027	2,027
Total assets in the fair value hierarchy	¥4,726,959	¥475,496

% of assets in the fair value hierarchy	100.0%	10.1%
Liabilities on a recurring basis:
Other liabilities:
Derivatives	¥45,721	¥36,439

Total liabilities in the fair value hierarchy	¥45,721	¥36,439

% of liabilities in the fair value hierarchy	100.0%	79.7%

The following table shows the reconciliation of financial assets and financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from April 1, 2008 to March 31, 2009:

			Change in
		Net Realized	Accumulated
	Balance	and Unrealized	Other				Changes in
	as of	Gains (Losses)	Comprehensive	Purchases,	Transfers in		Unrealized Gains
	April 1,	Included in	Income (Loss),	Sales, and	and/or Out of	Balance at	(Losses) Held at
March 31, 2009:	2008	Income(1)	Gross of Tax	Settlements	Level 3	End of Period	End of Period(2)
	(Yen in millions)

Securities available for sale:
Fixed maturities	¥228,483	¥(3,352)	¥(7,744)	¥(46,791)	¥—	¥170,596	¥(1,635)
Equity securities	287,550	(16,404)	(28,036)	55,343	—	298,453	(16,404)
Derivatives (net)	(39,627)	(9,266)	—	16,874	—	(32,019)	(6,956)

(1)	Included in Investment income, net of investment expenses and Net realized gains (losses) on investments in the accompanying consolidated statement of operations.

(2)	Included in Net realized gains (losses) on investments in the accompanying consolidated statement of operations.

Set forth below is the discussion of the change to Level 3 balances for the year ended March 31, 2009.

Included in Earnings and Other Comprehensive Income (Loss)

Net realized losses on equity securities included in earnings primarily consist of other-than-temporary losses on privately placed non-traded investment trusts.

Unrealized losses on fixed maturity securities included in other comprehensive income were driven by the decrease in fair values of non-Japanese corporate and municipal bonds and RMBS. The majority of unrealized losses on equity securities included in other comprehensive income were the decrease in unlisted equity securities.

Losses on derivatives included in earnings were primarily due to unrealized losses on credit derivatives.

Purchases, Sales and Settlements

The net decrease in fixed maturity securities were mainly due to maturities and settlements of non-Japanese corporate bonds. The majority of increase in equity securities was driven by purchases of unlisted equity securities.

The net positive amount of derivatives was primarily due to reversal of unrealized losses recorded in earnings for the prior year on credit derivatives that were settled during the current year.

Asset-Backed Securities and Credit Derivatives

MSIG has invested in ABS and credit derivatives written on CDOs. ABS and credit derivatives are valued based on the non-binding prices obtained from independent broker dealers or pricing vendors and are generally classified in Level 3 because the fair values include significant unobservable inputs.

The following table summarizes MSIG’s investments in ABSs:

	Carrying Values		Fair Values		Unrealized Profit and
	as of March 31,		as of March 31,		Loss as of March 31,
	2008	2009	2008	2009	2008	2009
	(Yen in millions)		(Yen in millions)		(Yen in millions)

Structured investment vehicles (“SIVs”)	¥—	¥—	¥—	¥—	¥—	¥—
Collateralized debt obligations (“CDOs”)	16,608	13,371	16,373	13,053	(235)	(318)
Commercial mortgage-backed securities (“CMBS”)(1)	18,853	17,251	18,708	16,430	(145)	(821)
Residential mortgage-backed securities (“RMBS”)(1)	139,081	139,335	141,762	138,924	2,680	(411)
Others(1)(2)	21,070	18,681	21,070	18,681	0	0

Total	¥195,612	¥188,638	¥197,913	¥187,088	¥2,301	¥(1,551)

(1)	CMBS, RMBS and other ABS do not include sub-prime and Alt-A.

(2)	Others include ABCP and LBO loans.

The following table summarizes the credit derivatives written by MSIG:

	Notional Amount as
	of March 31,		Fair Value as of March 31,
	2008	2009	2008	2009
	(Yen in billions)		(Yen in billions)

Corporate CDSs	¥195.6	¥158.6	¥(2.9)	¥(7.7)
Corporate CDOs	395.2	388.4	(22.1)	(24.3)
ABS-CDO	13.4	1.1	(0.3)	(0.0)

Total	¥604.2	¥548.2	¥(25.3)	¥(32.0)

With regard to corporate CDSs:

•	MSIG has underwritten the credit risk of 69 domestic and 15 overseas companies.

•	Exposure to companies of “A” rating or higher accounts for 94% of the portfolio, providing a high level of creditworthiness.

With regard to CDO tranches:

•	MSIG has underwritten 14 tranches of pools consisting of the credit risk of domestic companies, and 14 tranches of pools consisting mainly of the credit risk of overseas companies (“Corporate CDOs “).

•	There is one tranche of CDOs of pools consisting of ABSs, accounting for 0.3% of all CDOs in terms of the notional amount (“ABS-CDOs “).

•	Exposure to tranches higher or equal to “AA” accounts for 96% of all tranches.

Sensitivity Analysis

The following table represents the sensitivity for the credit derivatives portfolio and the estimated decrease to its fair value at March 31, 2009 corresponding to parallel shift changes in credit spreads by 10 basis points. In this sensitivity analysis, the credit spreads are assumed to widen simultaneously and instantaneously across all markets and maturities in each country. Even if typical market indices, such as CDX and iTraxx, increase by 10 basis points, the actual fair value may not be decreased by the estimated amount because the relationship of the change in assumptions to the change in fair value is not usually linear.

Sensitivity Analysis (As of March 31, 2009)

Change	Notional Amount	Decrease

+ 10 bp	¥548.2 billion	¥(1.5) billion

Investment Valuation and Impairments

Valuation of investments

Securities Available for Sale

At March 31, 2008 and 2009, the fair value of MSIG’s fixed maturity securities available for sale was ¥3,334.2 billion and ¥2,994.9 billion, respectively, and the fair value of MSIG’s equity securities available for sale was ¥2,547.8 billion and ¥1,703.4 billion, respectively. Changes in the fair value of MSIG’s securities available for sale can have a significant impact on MSIG’s results of operations, as MSIG is required to recognize losses for declines in fair value below cost that MSIG determines to be “other than temporary” in nature. See “Operating and Financial Results and Prospects — Critical Accounting Policies — Investment Impairments — Securities Available for Sale”.

For fixed maturity securities available for sale, MSIG uses quoted market values to determine fair value. If quoted market values are not available, MSIG instead uses quoted market values for similar securities. For equity securities available for sale, which include common stock and non-redeemable preferred stock, MSIG primarily uses quoted market prices to determine fair value.

The following table shows the fair value of MSIG’s securities available for sale, broken down by security rating, as of March 31, 2008:

	Fair Value
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥3,249,925	¥2,012,101	¥5,262,026	89.5%
Non-investment grade	—	723	723	0.0
Not rated	84,260	534,949	619,209	10.5

Total securities available for sale	¥3,334,185	¥2,547,773	¥5,881,958	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

(2)	Balance by internal rating of “Total Securities” was as follows:

(Yen in millions)

BBB or above	¥257,598
Below BBB	44,899
Funds/investment trusts, etc.	316,712

Total	619,209

Funds, investments trusts, etc. include traditional asset funds (domestic and foreign stocks and bonds), hedge funds, venture/private equity funds, etc. and are not given an internal rating.

The following table shows the balances of fund/investment trusts.

As of March 31,
2008
(Yen in millions)

Traditional asset funds:
Japanese stocks	¥15,372
Foreign stocks	60,524
Japanese bonds	14,708
Foreign bonds	59,169

Sub-total	149,773

Alternative investment funds:
Hedge Funds	111,817
Venture/Private Equity Funds, etc.	55,122

Sub-total	166,939

Total	¥316,712

We select attractive strategies and funds both in quality (market environment, organization, etc.) and quantity (performance, etc.), considering diversification of investment in each alternative asset class. We classify funds into hedge funds and venture/private equity funds according to their liquidity risk, and we define hedge funds as ones which in principle can be redeemed once in a quarter. In investing in hedge funds, we invest mainly in fund of hedge funds.

As for risk management activities for funds and investment trusts, the front office division selects and monitors outside fund managers in accordance with internal rules for managing such outside fund managers. The middle office division is independent of the front office division and sets risk limits and monitors risk in order to prevent excessive risk-taking.

The following table shows the fair value of MSIG’s securities available for sale, broken down by security rating, as of March 31, 2009:

	Fair Value
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥2,842,122	¥1,320,222	¥4,162,344	88.6%
Non-investment grade	6,258	349	6,607	0.1
Not rated(2)	146,489	382,863	529,352	11.3

Total securities available for sale	¥2,994,869	¥1,703,434	¥4,698,303	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

(2)	Balance by internal rating of “Total Securities” was as follows:

(Yen in millions)

BBB or above	¥257,303
Below BBB	36,790
Funds/investment trusts, etc.	235,259

Total	529,352

Funds, investments trusts, etc. include traditional asset funds (domestic and foreign stocks and bonds), hedge funds, venture/private equity funds, etc. and are not given an internal rating.

The following table shows the balances of fund/investment trusts.

As of March 31,
2009
(Yen in millions)

Traditional asset funds:
Japanese stocks	¥9,386
Foreign stocks	32,558
Japanese bonds	6,733
Foreign bonds	50,978

Sub-total	99,655

Alternative investment funds:
Hedge Funds	81,852
Venture/Private Equity Funds, etc.	53,752

Sub-total	135,604

Total	¥235,259

We select attractive strategies and funds both in quality (market environment, organization, etc.) and quantity (performance, etc.), considering diversification of investment in each alternative asset class. We classify funds into hedge funds and venture/private equity funds according to their liquidity risk, and we define hedge funds as ones which in principle can be redeemed once in a quarter. In investing in hedge funds, we invest mainly in fund of hedge funds.

As for risk management activities for funds and investment trusts, the front office division selects and monitors outside fund managers in accordance with internal rules for managing such outside fund managers. The middle office division is independent of the front office division and sets risk limits and monitors risk in order to prevent excessive risk-taking.

The following table shows gross unrealized losses on our securities available for sale, broken down by security rating, as of March 31, 2008:

	Gross Unrealized Losses
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥28,207	¥1,654	¥29,861	48.2%
Non-investment grade	—	—	—	—
Not rated	3,913	28,135	32,048	51.8

Total securities available for sale	¥32,120	¥29,789	¥61,909	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

The following table shows gross unrealized losses on MSIG’s securities available for sale, broken down by security rating, as of March 31, 2009:

	Gross Unrealized Losses
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥53,387	¥3,430	¥56,817	71.2%
Non-investment grade	135	—	135	0.2
Not rated	2,874	19,947	22,821	28.6

Total securities available for sale	¥56,396	¥23,377	¥79,773	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

The following table shows gross unrealized gains on MSIG’s securities available for sale, broken down by security rating, as of March 31, 2008:

	Gross Unrealized Gains
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥89,726	¥1,267,575	¥1,357,301	88.9%
Non-investment grade	—	338	338	0.0
Not rated	483	168,601	169,084	11.1

Total securities available for sale	¥90,209	¥1,436,514	¥1,526,723	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

The following table shows gross unrealized gains on MSIG’s securities available for sale, broken down by security rating, as of March 31, 2009:

	Gross Unrealized Gains
				% of Total
				Securities
	Fixed Maturity	Equity	Total	Available for
	Securities	Securities(1)	Securities	Sale
		(Yen in millions)

Investment grade	¥57,775	¥533,728	¥591,503	87.8%
Non-investment grade	43	41	84	0.0
Not rated	2,346	79,920	82,266	12.2

Total securities available for sale	¥60,164	¥613,689	¥673,853	100.0%

(1)	MSIG classifies equity securities based upon issuer’s long-term bond rating.

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2008:

	Gross Unrealized Losses
	Fixed Maturity	Equity	Total
	Securities	Securities	Securities
		(Yen in millions)

Less than one year	¥22,998	¥29,067	¥52,065
Over one year	9,122	722	9,844

Total	¥32,120	¥29,789	¥61,909

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2009:

	Gross Unrealized Losses
	Fixed Maturity	Equity	Total
	Securities	Securities	Securities
		(Yen in millions)

Less than one year	¥30,601	¥18,341	¥48,942
Over one year	25,795	5,036	30,831

Total	¥56,396	¥23,377	¥79,773

The following table shows gross unrealized losses on and the fair value of fixed maturity securities available for sale that were in an unrealized loss position as of March 31, 2008, by contractual maturities at that date:

	Gross
	Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥2,803	¥76,156
Due after one year through five years	11,058	376,324
Due after five years through ten years	10,034	135,198
Due after ten years	7,148	186,852

Subtotal	31,043	774,530
Securities held by overseas subsidiaries	1,077	34,061

Total	¥32,120	¥808,591

The following table shows gross unrealized losses on and the fair value of fixed maturity securities available for sale that were in an unrealized loss position as of March 31, 2009, by contractual maturities at that date:

	Gross
	Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥4,842	¥112,980
Due after one year through five years	27,957	403,202
Due after five years through ten years	13,084	168,688
Due after ten years	9,764	175,160

Subtotal	55,647	860,030
Securities held by overseas subsidiaries	749	23,891

Total	¥56,396	¥883,921

The following table shows gross unrealized losses on MSIG’s securities available for sale as of each of the dates indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Equity securities	¥29,789	¥23,377
Fixed maturity securities	32,120	56,396

Total gross unrealized losses	¥61,909	¥79,773

Set forth below is certain other information relating to MSIG’s portfolio of securities available for sale as of March 31, 2008 and 2009:

Investment concentration

As of March 31, 2008, MSIG held investments in Japanese government bonds that were valued at ¥1,232.4 billion, representing approximately 51.2% of its consolidated stockholders’ equity as of that date. As of March 31, 2008, MSIG also held investments, mainly equity securities, in Toyota Motor Corporation and its affiliates that were valued at ¥483.1 billion, representing approximately 20.1% of its consolidated stockholders’ equity as of that date. No other investment in a single company including its affiliates exceeded 10% of its consolidated stockholders’ equity as of that date. As of March 31, 2009, MSIG held investments in Japanese government bonds that were valued at ¥1,301.8 billion, representing approximately 77.6% of its consolidated stockholders’ equity as of that date. As of March 31, 2009, MSIG also held investments, mainly equity securities, in Toyota Motor Corporation and its affiliates that were valued at ¥295.1 billion, representing approximately 17.6% of its consolidated stockholders’ equity as of that date. No other investment in a single company including its affiliates exceeded 10% of its consolidated stockholders’ equity as of that date.

Maturity profile

As of March 31, 2008, MSIG held ¥739.7 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥2,594.5 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of less than ten years. As of March 31, 2009, MSIG held ¥838.9 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥2,156.0 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of less than ten years. Fixed maturity securities with longer maturities are more sensitive to interest rate fluctuations than securities with shorter maturities.

Unrealized losses of fixed maturity securities

As of March 31, 2008, MSIG’s unrealized losses of fixed maturity securities available for sale amounted to ¥32,120 million. As of March 31, 2009, MSIG’s unrealized losses of fixed maturity securities available for sale amounted to ¥56,396 million. Such losses primarily resulted from changes in interest rates, and, consistent with MSIG’s critical accounting policy “Investment Impairments — Securities Available for Sale”, MSIG recorded an impairment loss for such fixed maturity securities in the amount of ¥30,758 million for the year ended March 31, 2009.

In addition, based on MSIG’s determinations in accordance with its critical accounting policy “Investment Impairments — Securities Available for Sale”, during the years ended March 31, 2008 and 2009, MSIG did not record any material loss in connection with sales of securities that were in an unrealized loss position at March 31, 2007 and 2008, respectively.

Investment Impairments

Securities Available for Sale

Under U.S. GAAP, MSIG is required to recognize an impairment loss for “other than temporary” declines in the fair value of equity and fixed maturity securities available for sale. Determinations of whether a decline is other than temporary often involve estimating the outcome of future events. Management judgment is required in determining whether existing factors indicate that an impairment loss should be recognized at any balance sheet date. These judgments are based on subjective as well as objective factors.

When it is determined that a decline in value is other than temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. This corresponding charge is referred to as an impairment and is reflected in “Net realized gains (losses) on investments” in the consolidated statements of operations.

Among the factors that management considers when determining whether declines in the value of securities below their costs are other than temporary is the likelihood that those declines will be reversed. For marketable fixed maturities securities, management evaluates each of the securities and considers fundamental valuation issues such as credit deterioration of the issuer and other facts including the extent and period of time that the value of the securities is below cost, such as whether the value of the securities continued to be more than 20% below cost during six-month period. For marketable equity securities, management evaluates each of the securities and considers a variety of facts, including (i) whether the value of the securities continued to be below cost for more than 12 months, (ii) whether the value of the securities continued to be more than 20% below cost during six-month period and (iii) whether there has been a decline in value to below 50% of cost as measured at the end of any fiscal year. For non-marketable securities, management considers whether declines in value reflect fundamental valuation issues such as the deterioration of the issuer’s financial position and credit rating.

After considering these and other factors, MSIG writes down individual securities holdings to fair value when management determines that a decline in fair value below the acquisition cost of the securities is other than temporary.

See Note 5 to MSIG’s consolidated financial statements for more information on the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity and for the fair value of equity securities available for sale.

Valuation Allowances for Loan Losses

The following table, prepared on a U.S. GAAP basis, sets forth MSIG’s loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Mortgage loans on real estate	¥11,511	¥9,859	¥9,224
Other long-term investments:
Mortgage loans on vessels and facilities	526	277	119
Collateral and guaranteed loans	376,405	403,488	396,335
Unsecured loans	337,662	345,467	315,117
Policy loans	38,523	39,536	43,254

Total	¥764,627	¥798,627	¥764,049

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance is based on two principles of accounting: (1) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”, which require that losses be accrued based on the difference between the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral or the loan’s observable market value and the loan balance and (2) SFAS No. 5 “Accounting for Contingencies”, which requires that losses be accrued when they are probable of occurring and reasonably estimable.

The allowance consists of specific and general components. The specific allowance is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan.

A loan is considered impaired when, based on current information and events, it is probable that MSIG will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. MSIG determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans and other loans which are not specifically identified as impaired are collectively evaluated for impairment. For large groups of smaller balance homogeneous loans, the general allowance is calculated for loan losses to reflect loss contingencies underlying individual loan portfolios. Based on MSIG’s past experience, it is probable that a certain percentage of its loans are impaired at any balance sheet date even if there is no specific loss information for individual loans. MSIG calculates the amount of the general allowance for any period by taking aggregate loans, which excludes loans covered by specific allowances, for each credit category and multiplying the amount by the average of each category’s overall loan loss ratio in the past three years. This estimated allowance is then adjusted for qualitative factors in accordance with the current macroeconomic conditions prevailing at each period and current lending policies and practices. The amount of the general allowance has varied from year to year due in part to fluctuations in the historical loan loss ratios.

Determination of the adequacy of allowances for loan losses requires an exercise of considerable judgment and the use of estimates, such as those discussed above. To the extent that actual losses exceed management’s estimates, additional allowance for loan losses may be required that could have a materially adverse impact on MSIG’s operating results and financial condition in future periods.

The following table, prepared on a U.S. GAAP basis, sets forth, for each period indicated, MSIG’s recorded investment in impaired loans and valuation allowance:

	As of March 31,
	2007	2008	2009
	(Yen in millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥1,160	¥1,150	¥1,387
Mortgage loans on vessels and facilities	4	4	3
Collateral and guaranteed loans	—	1,724	—
Unsecured loans	3,185	1,575	2,487

Total	¥4,349	¥4,453	¥3,877

Valuation allowance:
Mortgage loans on real estate	¥259	¥254	¥271
Collateral and guaranteed loans	—	104	—
Unsecured loans	692	294	1,579

Total	¥951	¥652	¥1,850

During the years ended March 31, 2007, 2008 and 2009, loan losses of ¥2,381 million, ¥48 million and ¥205 million, respectively, were recorded, which represented 0.31%, 0.01% and 0.03%, respectively, of the average loan portfolio during the period. As of March 31, 2008 and 2009, the allowance for loan losses, including general allowance in addition to the above, was ¥1,098 million and ¥2,660 million, respectively, which represented 0.14% and 0.35%, respectively, of the outstanding loans.

MSIG’s loan portfolio consists mainly of loans to individuals and corporations resident in Japan. Therefore, the level of impairment losses can generally be expected to increase when economic conditions in Japan deteriorate and decrease when economic conditions in Japan improve. If the Japanese economy performs differently from management’s expectations, actual impairment losses could be different from the estimates.

Accounting for Deposit-Type Insurance Products

MSIG allocates premiums for the indemnity and investment portions of deposit-type insurance products at the inception of the policy. The premium for the indemnity portion is calculated the same way that the premium for a traditional indemnity policy with no savings portion is calculated. The premium for the savings portion represents the present value of the lump-sum or annuity refund, discounted using the committed interest rate and the “total loss termination” rate. Total loss termination occurs when a full payout is made for the indemnity portion of the contract, in which case the policy terminates without any maturity refund being paid to the policyholder. The annual frequency of total loss of major saving-type insurance contracts ranges from 0.03% to 0.26%.

Premiums for the savings portion of the contract are accounted for as an increase to the liability for refunds captioned “Investment deposits by policyholders”. At the end of each fiscal year, the present value of future payments of maturity refunds of contracts in force, net of the present value of the savings portion of future premiums, is accounted for as “Investment deposits by policyholders”. The present value of future cash flows is calculated using the committed interest rate and the total loss termination rate, which are both set at the inception of the contracts.

Policy acquisition costs are not charged to the savings portion of the contracts. Costs associated with policy acquisition of deposit-type products are charged to the insurance portion and amortized over the contract period. This is based on the observation that there is no substantial difference in the level of policy acquisition costs depending on whether the savings feature is incorporated.

Operating Segment Analysis

MSIG has two operating segments: property and casualty insurance and life insurance. The property and casualty insurance segment offers automobile, fire, personal accident, liability and other forms of property and casualty insurance products. MSIG’s financial services business, financial guarantee business and derivatives business are classified within the property and casualty insurance segment. Life insurance operations are conducted by MSIG’s wholly owned subsidiary, Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., which offers a wide range of traditional life insurance products such as term-life, whole-life and annuity insurance, and a joint venture company, Mitsui Sumitomo MetLife Insurance Co., Ltd., which offers variable annuity plans that combine the appeal of fund management, insurance, and annuity products, and fixed annuities denominated in foreign currencies.

The operating segment information is based on financial information prepared on a Japanese GAAP basis with certain limited presentation differences from that utilized in MSIG’s external Japanese GAAP financial reporting. Additionally, the format and information presented in the internal management reporting are not consistent with the consolidated financial statements prepared on a U.S. GAAP basis.

Summarized financial information with respect to the operating segments as of and for the years ended March 31, 2007, 2008 and 2009 is as follows:

	Property and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
		(Yen in millions)

2007
Net premiums written	1,492,808	—	—	1,492,808
Net claims paid	846,445	—	—	846,445
Life insurance premiums	—	165,364	—	165,364
Life insurance claims	—	24,850	—	24,850
Commission and collection expenses	241,089	17,003	(433)	257,659
Operating expenses and general and administrative expenses	244,912	20,790	(2,713)	262,989
Interest and dividends received, net	107,953	13,856	(50)	121,759
Ordinary profit (loss)	94,307	(2,643)	20	91,684
Income Taxes	25,888	246	—	26,134
Net income (loss)	64,840	(3,080)	(964)	60,796
Total assets	8,106,558	906,006	(912)	9,011,652

	Property and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
		(Yen in millions)

2008
Net premiums written	1,541,032	—	—	1,541,032
Net claims paid	879,725	—	—	879,725
Life insurance premiums	—	156,528	—	156,528
Life insurance claims	—	31,703	—	31,703
Commission and collection expenses	234,640	14,740	(395)	248,985
Operating expenses and general and administrative expenses	271,198	21,560	(2,416)	290,342
Interest and dividends received, net	114,403	16,232	(20)	130,615
Ordinary profit (loss)	66,591	(5,724)	—	60,867
Income Taxes	15,159	241	—	15,400
Net income (loss)	46,706	(6,177)	(501)	40,028
Total assets	7,388,669	1,009,780	(731)	8,397,718

	Property and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
		(Yen in millions)

2009
Net premiums written	1,445,651	—	—	1,445,651
Net claims paid	892,711	—	—	892,711
Life insurance premiums	—	133,368	—	133,368
Life insurance claims	—	36,438	—	36,438
Commission and collection expenses	231,359	14,841	(504)	245,696
Operating expenses and general and administrative expenses	281,903	23,040	(2,593)	302,350
Interest and dividends received, net	98,256	18,396	(187)	116,465
Ordinary loss	(8,574)	(3,914)	(557)	(13,045)
Income Taxes	1,583	277	4	1,864
Net income (loss)	13,540	(4,418)	(930)	8,192
Total assets	6,328,170	1,090,883	21,657	7,440,710

Information on major lines of Property and Casualty insurance is as follows:

	Direct Premiums
	Written (Including
	Deposit Premiums	Net Premiums	Net Claims
	from Policyholders)	Written	Paid
		(Yen in millions)

2007
Fire and Allied Lines	301,692	208,951	100,229
Marine	113,006	95,487	38,685
Personal Accident	327,519	139,531	62,909
Voluntary Automobile	611,148	601,354	375,298
Compulsory Automobile Liability	176,826	192,087	134,908
Other	276,517	255,398	134,416
Total	1,806,708	1,492,808	846,445

	Direct Premiums
	Written (Including
	Deposit Premiums	Net Premiums	Net Claims
	from Policyholders)	Written	Paid
		(Yen in millions)

2008
Fire and Allied Lines	317,882	225,161	104,817
Marine	121,969	104,127	44,367
Personal Accident	298,155	138,217	70,233
Voluntary Automobile	634,948	624,950	391,878
Compulsory Automobile Liability	165,851	191,255	136,542
Other	287,460	257,322	131,888
Total	1,826,265	1,541,032	879,725

	Direct Premiums
	Written (Including
	Deposit Premiums	Net Premiums	Net Claims
	from policyholders)	Written	Paid
		(Yen in millions)

2009
Fire and Allied Lines	314,513	220,096	96,270
Marine	110,566	93,681	42,481
Personal Accident	263,397	135,937	71,916
Voluntary Automobile	615,451	608,613	393,312
Compulsory Automobile Liability	137,598	148,502	137,383
Other	258,713	238,822	151,349
Total	1,700,238	1,445,651	892,711

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Non-Life Insurance

In the non-life insurance business, net premiums written of ¥1,445.7 billion in the fiscal year ended March 31, 2009 decreased ¥95.4 billion from the previous fiscal year. The main causes were a decrease in net premiums written by subsidiaries of MSIG due mainly to decreased revenues from compulsory automobile liability insurance caused by lowered premium rates and from voluntary automobile insurance, a principal insurance line, and decreased net premiums written of overseas subsidiaries due to the strong yen. “Interest and dividends received, net” also decreased ¥16.1 billion to ¥98.3 billion. On the other hand, net claims paid rose ¥13.0 billion to ¥892.7 billion due mainly to the occurrence of a large-scale accident in credit insurance underwritten at a European subsidiary. As a result, consolidated ordinary loss rose ¥75.2 billion to ¥8.6 billion, and net income amounted to ¥13.5 billion, down ¥33.2 billion from the previous fiscal year.

Fire and Allied Insurance.  During the year, net premiums written declined 2.2% to ¥220.1 billion. This decrease is due to a decrease in net premiums written by a European subsidiary. On the other hand, net claims paid amounted to 96.3 billion, a decrease of 8.2%, owing to a decrease in claims paid for natural disasters.

Marine Insurance.  During the year, Net premiums written decreased 10.0% to ¥93.7 billion due mainly to decreased logistics activity amid the worldwide economic slowdown and to the strong yen. Net claims paid decreased 4.3% to ¥42.5 billion.

Personal Accident Insurance.  Net premiums written declined 1.6% to ¥135.9 billion due mainly to declines in saving-type accident insurance products. Net claims paid rose 2.4% to ¥71.9 billion.

Voluntary Automobile Insurance.  During the year, net premiums written decreased 2.6% to ¥608.6 billion reflecting a decrease in policies written amid slumping vehicle sales in Japan. Net claims paid rose 0.4% to ¥393.3 billion.

Compulsory Automobile Liability.  Insurance Net premiums written declined 22.4% to ¥148.5 billion due mainly to the lowering of premium rates. Net claims paid rose 0.6% to ¥137.4 billion.

Other Property and Casualty Insurance.  During the year, net premiums written decreased 7.2% to ¥238.8 billion due to a decrease in net premiums written by a European subsidiary. Net claims paid increased 14.8% to ¥151.3 billion due mainly to the incurrence overseas of large insurance payouts.

Life Insurance

In the life insurance business, due to a slump in corporate contracts in MSIG’s wholly owned subsidiary Mitsui Sumitomo Kirameki Life Insurance Company, Limited, life insurance premium income decreased ¥23.2 billion to ¥133.4 billion. “Interest and dividends received, net” also decreased ¥2.2 billion to ¥18.4 billion. On the other hand, “Operating expenses and general and administrative expenses” decreased ¥1.5 billion from the previous fiscal year to ¥23.0 billion. The amount of investment loss in equity in Mitsui Sumitomo MetLife Insurance Company, Limited, was ¥4.5 billion reflecting the impact of the worldwide financial crisis. As a result, an ordinary loss of ¥3.9 billion was recorded, which was ¥1.8 billion lower than in the previous fiscal year, and net loss amounted to ¥4.4 billion, down ¥1.8 billion from the previous fiscal year.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Non-Life Insurance

In the non-life insurance business, net premiums written of ¥1,541.0 billion in the fiscal year ended March 31, 2008 increased ¥48.2 billion from the previous fiscal year, due partly to an increase of net premiums written in connection with Mitsui Direct General Insurance Company, Limited which was newly included for consolidation purposes, and to an expansion in business operations by subsidiaries in Europe. “Interest and dividends received, net” also increased ¥6.4 billion to ¥114.4 billion. On the other hand, net claims paid rose ¥33.3 billion to ¥879.7 billion due mainly to an increase in connection with Mitsui Direct General Insurance Company, Limited. As a result, consolidated ordinary profit declined ¥27.7 billion to ¥66.6 billion, and net income amounted to ¥46.7 billion, down ¥18.1 billion from the previous fiscal year.

Fire and Allied Insurance.  Net premiums written rose 7.8% to ¥225.2 billion. This rise was due to an expansion in the business operations of subsidiaries in Europe. On the other hand, net claims paid amounted to ¥104.8 billion, an increase of 4.6%, owing to a rise in claims paid for natural disasters by subsidiaries.

Marine Insurance.  Net premiums written increased 9.0% to ¥104.1 billion, reflecting efforts to expand the sales network and sharp increases in raw material prices. Net claims paid rose 14.7% to ¥44.4 billion.

Personal Accident Insurance.  Net premiums written declined 0.9% to ¥138.2 billion due to a decline in revenues of 3rd sector insurance products such as whole life medical insurance. Net claims paid rose 11.6% to ¥70.2 billion.

Voluntary Automobile Insurance.  Net premiums written rose 3.9% to ¥625.0 billion. This rise was due to the inclusion of the results of Mitsui Direct General Insurance Company, Limited. Net claims paid rose 4.4% to ¥391.9 billion.

Compulsory Automobile Liability Insurance.  Net premiums written declined 0.4% to ¥191.3 billion. Net claims paid rose 1.2% to ¥136.5 billion.

Other Property and Casualty Insurance.  Net premiums written rose 0.8% to ¥257.3 billion due to an expansion in the business operations of subsidiaries in Europe. Net claims paid decreased 1.9% to ¥131.9 billion.

Life Insurance

In the life insurance business, due to an increase in insurance contract dissolutions in MSIG’s wholly-owned subsidiary Mitsui Sumitomo Kirameki Life Insurance Company, Limited, life insurance premium income decreased ¥8.8 billion to ¥156.5 billion. “Interest and dividends received, net” increased ¥2.4 billion to ¥16.2 billion. “Operating expenses and general and administrative expenses” rose ¥0.8 billion from the previous fiscal year to ¥21.6 billion. The amount of investment loss in equity in Mitsui Sumitomo MetLife Insurance Company, Limited, was ¥6.2 billion. This loss resulted mainly from the upfront advance payment of sales commissions to financial institution agents, accompanying an increase in contracts. As a result, an ordinary loss of ¥5.7 billion was recorded, which was ¥3.1 billion higher than in the previous fiscal year, and net loss amounted to ¥6.2 billion, up ¥3.1 billion from the previous fiscal year.

Recent Accounting Pronouncements

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, FASB Staff Position (“FSP”) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP FAS 157-1) and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” (FSP FAS 157-2) were issued. FSP FAS 157-1 removes certain leasing transactions from its scope and FSP FAS 157-2 partially delays the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities. MSIG adopted SFAS No. 157 for financial assets and financial liabilities effective April 1, 2008. In October 2008, FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP FAS 157-3) was issued. FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active. FSP FAS 157-3 was effective upon issuance. The adoption of SFAS No. 157 and FSP FAS 157-3 did not affect MSIG’s consolidated financial position, results of operation or cash flows. The required disclosures are reflected in Note 18 to MSIG’s consolidated financial statements.

In April 2009, FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4) was issued. FSP FAS 157-4 provides additional guidance for determining fair value when there is no active market and on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for fiscal years ending after June 15, 2009. The Effect that the adoption of FSP FAS 157-4 will have on MSIG’s consolidated financial statements is currently evaluated.

In February 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was issued. SFAS No. 159 provides companies with an option to report financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Since MSIG did not apply the fair value option to any financial assets or liabilities, the adoption of SFAS No. 159 had no impact on MSIG’s consolidated financial statements.

In December 2007, SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”) was issued. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R is applied prospectively to business combinations on and after the beginning of fiscal year beginning on or after December 15, 2008.

In December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” was issued. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS No. 160 will have on MSIG’s consolidated financial statements is currently evaluated.

In March 2008, SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” was issued. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, SFAS No. 163 “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60” was issued. SFAS No. 163 clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claim liabilities. SFAS No. 163 also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008 except for some disclosures. The effect that the adoption of SFAS No. 163 will have on MSIG’s consolidated financial statements is currently evaluated.

In September 2008, FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45: and Clarification of the Effective Date of FASB Statement No. 161” (FSP FAS 133-1 and FIN 45-4) was issued. FSP FAS 133-1 and FIN 45-4 requires additional disclosures for sellers of credit derivative instruments and certain guarantees. FSP FAS 133-1 and FIN 45-4 is effective for the years ended ending after November 15, 2008. Because only additional disclosures were required, the adoption of FSP FAS 133-1 and FIN 45-4 had no impact on MSIG’s consolidated financial position, results of operations or cash flows. The required disclosures are reflected in Note 16 to MSIG’s consolidated financial statements.

In December 2008, FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8) was issued. FSP FAS 140-4 and FIN 46(R)-8 amends and expands the disclosure requirements regarding transfers of financial assets and a company’s involvement with variable interest entities (VIEs). MSIG adopted FSP FAS 140-4 and FIN 46(R)-8 effective for the fiscal year ended March 31, 2009. The adoption of FSP FAS 140-4 and FIN 46(R)-8 did not affect MSIG’s consolidated financial position, results of operations or cash flows, as only additional disclosures were required. The additional disclosures are included in Note 19 to MSIG’s consolidated financial statements.

In May 2009, SFAS No. 165, “Subsequent Events” was issued. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for the fiscal years ending after June 15, 2009.

In June 2009, SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” was issued. SFAS No. 166 removes the concept of a qualifying special-purpose entity and eliminates its exemption from consolidation. SFAS No. 166 changes the requirements for derecognizing financial assets, and eliminates an exception that currently permits a company to derecognize certain transferred mortgage loans when MSIG has not surrendered control over those loans. Enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets are also required. SFAS No. 166 is effective for the fiscal years beginning after November 15, 2009. The effect that the adoption of SFAS No. 166 will have on MSIG’s consolidated financial statements is currently evaluated.

In June 2009, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” was issued. SFAS No. 167 requires an enterprise to perform a qualitative analysis when determining whether it must consolidate a VIE. SFAS No. 167 also requires ongoing reassessments to determine if an enterprise must consolidate a VIE. This differs from existing guidance, which requires reconsideration only when specific events occur. Enhanced disclosures are required for any enterprise that holds a variable interest in a VIE. The content of the enhanced disclosures, however, is generally consistent with that required by FSP FAS 140-4 and FIN 46(R)-8. SFAS No. 167 is effective for the fiscal years beginning after November 15, 2009. The effect that the adoption of SFAS No. 167 will have on MSIG’s consolidated financial statements is currently evaluated.

Liquidity and Capital Resources

Liquidity

In the insurance industry, liquidity generally refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including its investment portfolio, in order to meet its financial commitments, which are principally obligations under its insurance or reinsurance contracts. The liquidity of a property-casualty insurer’s operations is generally affected by the frequency and severity of losses under its policies, as well as by the persistency of its products. Future catastrophic events, the timing and effect of which are inherently unpredictable, may also increase liquidity requirements for a property-casualty insurer’s operations. The liquidity of a life insurer’s operations, including MSIG’s life insurance subsidiary, is generally affected by trends in actual mortality experience relative to the assumptions with respect thereto included in the pricing of its life insurance policies, by the extent to which minimum returns or crediting rates are provided in connection with its life insurance products and by the level of surrenders and withdrawals.

MSIG’s sources of liquidity include insurance premiums and deposit premiums received, investment income and cash provided from maturing or liquidated investments. In addition, MSIG’s investments held in liquid securities represent potential sources of liquidity.

The principal sources of MSIG’s funds are premiums and investment income, as well as funds that may be raised from time to time from the issuance of debt or equity securities.

Capital Resources

MSIG typically generates substantial positive cash flow from operations as a result of insurance premiums being received in advance of the time when claim payments, as the case may be, are required. These positive operating cash flows, a portion of the investment portfolio that is held in highly liquid securities, and commercial paper borrowings and bank lines of credit have met, and MSIG expects will continue to meet, its liquidity requirements.

MSIG’s capital requirements consist principally of capital expenditures and debt repayment. Capital expenditures for the fiscal years ended March 31, 2007, 2008 and 2009 were ¥24,905 million, ¥45,074 million and ¥22,217 million, respectively, in each case primarily for operational purposes.

MSIG’s long-term debt amounted to ¥95.0 billion as of March 31, 2009. This long-term debt consisted of ¥30.0 billion of 1.31% Japanese yen debentures due December 20, 2012, and ¥65.0 billion of 1.74% Japanese yen debentures due March 20, 2014.

MSIG’s policy is to fund its capital requirements principally from cash flow from operating activities and external sources, such as issuances of debentures and common stock. In the future, MSIG intends to explore funding opportunities from diversified external sources within the framework of applicable regulations.

Cash Flows

	Year Ended March 31,
	2007	2008	2009
	(Yen in millions)

Net cash provided by operating activities	¥325,256	¥308,007	¥157,480
Net cash provided by (used in) investing activities	(217,400)	(197,879)	84,693
Net cash used in financing activities	(132,431)	(106,473)	(109,075)
Effect of exchange rate changes on cash and cash equivalents	9,351	(5,306)	(45,944)

Net change in cash and cash equivalents	(15,224)	(1,651)	87,154
Cash and cash equivalents at beginning of year	385,165	369,941	368,290

Cash and cash equivalents at end of year	¥369,941	¥368,290	¥455,444

The principal sources of cash flows from operating activities are premiums in property-casualty insurance and life insurance and investment income while the payment of claims and losses, benefits and expenses are MSIG’s main uses of cash resources.

In general, there is a time lag between premium collections and payment for losses and benefits resulting from an event specified in the policy. During this intervening time period, the premiums MSIG collected are invested to generate investment income cash flows, primarily from interest and dividends.

While cash flows from operating activities have been generally sufficient to meet MSIG’s funding requirements for claim payments and other operating needs, MSIG may, if required, liquidate a portion of MSIG’s investment portfolio and/or arrange for financing to address liquidity needs.

MSIG’s insurance operations include issuances of insurance contracts classified as investment contracts for accounting purposes. These investment contracts generally have cash payment requirements based on a stated crediting rate which may differ in timing and amount from MSIG’s returns on the asset portfolio allocated to fund the investment contract payments.

In addition, MSIG did not change material underlying drivers of cash flow statements during the years presented.

Fiscal Year Ended March 31, 2009 compared with the Fiscal Year Ended March 31, 2008

Net cash provided by operating activities amounted to ¥157.5 billion for the fiscal year ended March 31, 2009, compared to ¥308.0 billion for the fiscal year ended March 31, 2008. This decrease was primarily attributable to a decrease in income from insurance premiums.

Net cash provided by investing activities was ¥84.7 billion for the fiscal year ended March 31, 2009, compared to net cash used in investing activities of ¥197.9 billion for the fiscal year ended March 31, 2008. This increase was primarily attributable to an increase in income from the sale and redemption of securities.

Net cash used in financing activities amounted to ¥109.1 billion for the fiscal year ended March 31, 2009, compared to ¥106.5 billion for the fiscal year ended March 31, 2008.

The operating, investing and financing activities described above resulted in net cash and cash equivalents of ¥455.4 billion as of March 31, 2009, compared to ¥368.3 billion as of March 31, 2008, representing a increase of 23.7%.

Fiscal Year Ended March 31, 2008 compared with the Fiscal Year Ended March 31, 2007

Net cash provided by operating activities amounted to ¥308.0 billion for the fiscal year ended March 31, 2008, compared to ¥325.3 billion for the fiscal year ended March 31, 2007. This decrease was primarily attributable to a rise in losses and claims paid.

Net cash used in investing activities was ¥197.9 billion for the fiscal year ended March 31, 2008, compared to ¥217.4 billion for the fiscal year ended March 31, 2007. This reflected a decrease in purchases of securities.

Net cash used in financing activities amounted to ¥106.5 billion for the fiscal year ended March 31, 2008, compared to ¥132.4 billion for the fiscal year ended March 31, 2007.

The operating, investing and financing activities described above resulted in net cash and cash equivalents of ¥368.3 billion as of March 31, 2008, compared to ¥369.9 billion as of March 31, 2007, representing a decrease of 0.4%.

Research and Development, Patents and Licenses, etc.

MSIG’s business does not depend to a material extent on research and development or on patents, licenses or other intellectual property.

Off-Balance Sheet Arrangements

MSIG has no material off-balance sheet arrangements or transactions.

Contractual Obligations

The following tables summarize MSIG’s contractual obligations as of March 31, 2009 that will affect MSIG’s liquidity position for the next several years.

Contractual Obligations

	Payments Due by Period
		Less Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(Yen in millions)

Losses, claims and loss adjustment expenses(1)	¥1,256,522	¥683,730	¥377,056	¥128,355	¥67,381
Future policy benefits for life insurance contracts(2)	2,504,888	116,324	255,228	238,421	1,894,915
Investment deposits by policyholders(3)	2,926,022	310,613	629,417	516,327	1,469,665
Long-term debt	102,227	1,524	3,048	97,655	—
Capital lease obligations	1,655	814	796	34	11
Operating leases	10,473	2,558	3,561	1,646	2,708

Total(4)	¥6,801,787	¥1,115,563	¥1,269,106	¥982,438	¥3,434,680

(1)	MSIG estimates the timing of cash flows with respect to losses, claims and loss adjustment expenses based on its historical loss development payment patterns.

(2)	MSIG estimates the timing of cash flows with respect to future policy benefits for life insurance contracts based on its historical experience and expectations of future payment patterns. Uncertainties exist, however, particularly with respect to mortality, morbidity, expenses, customer lapse and renewal premiums for life policies. Accordingly, MSIG’s actual experience may differ from its estimates. In addition, the amounts set forth in the table above do not reflect MSIG’s estimates of future premiums and reinsurance recoveries.

The total amount of future policy benefit for life insurance contracts set forth in the table above (¥2,504,888 million) exceeds the amount of corresponding liabilities of ¥970,217 million reflected in MSIG’s consolidated balance sheet as of March 31, 2009, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(3)	MSIG estimates the timing of cash flows and its expectation of future payment patterns with respect to investment deposits by policyholders based on its historical experience, taking into account contractual maturity dates and expected customer lapse and withdrawal activity. Customer lapse and withdrawal activity, however, are inherently uncertain and outside of MSIG’s control. Accordingly, MSIG’s actual experience may differ from the estimates. In addition, the amounts set forth in the table above do not reflect MSIG’s estimates of future premiums and reinsurance recoveries. The total amount of investment deposits by policyholders set forth in the table above (¥2,926,022 million) exceeds the amount of corresponding liabilities of ¥2,043,991 million reflected in MSIG’s consolidated balance sheet as of March 31, 2009, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(4)	The total amount of expected future pension payments has not been included in this table as such amount was not determinable as of March 31, 2009. MSIG expects to contribute approximately ¥8,976 million to its pension plans for the year ending March 31, 2010. See Note 15 to MSIG’s consolidated financial statements.

Market Risk Management

Substantial portions of MSIG’s investments are held at the level of MSI. Except as otherwise noted, the following discussion relates to MSIG’s market risk management at that level.

MSIG invests in a portfolio of assets for its funds which are either (1) such portion of deposit premiums it receives on its deposit-type insurance policies that have not been due for refund to policyholders or (2) its other general funds including such portion of net premiums written that MSIG has not disbursed to policyholders for claim payments. These investments are subject to market risk, which MSIG defines as the potential for sustained adverse changes in market prices or rates that may cause a loss in the “fair value” of an investment to occur. The fair value of a financial instrument is the amount at which it could be exchanged in a current transaction between willing counterparties other than in a forced or liquidation sale. MSIG’s primary market risk exposures are to potential changes in interest rates and equity prices, as well as foreign exchange rates. The composition of its insurance investments varies by line of business.

MSIG’s material market risk exposures consist of equities and interest rate-sensitive and foreign exchange rate-sensitive financial instruments.

MSIG has a risk of loss because the value of its equity securities may decline during a sustained general fall in equity prices (see “Sensitivity Analysis and Risk Category” below). Most of its equity investments are intended to be held for the long term. MSIG’s equity holdings are primarily in the Japanese market. MSIG seeks to reduce asset-fluctuation risks on Japanese equities by selling portions of them from time to time.

For the purpose of market risk measurement, MSIG defines interest rate risk as the risk of a loss in the fair values of interest rate-sensitive assets and liabilities caused by changes in market interest rates. MSIG is exposed to interest rate risk due to its investments in fixed-income instruments, in particular bonds and loans. MSIG has a risk of loss because its assets and liabilities may fluctuate in value when market interest rates change (see “Sensitivity Analysis and Risk Category” below). MSIG’s primary exposure for interest rate risk is to the Japanese mid- and long-term market interest rates. This results from its investment allocations reflecting its asset-liability management, especially for its deposit-type insurance fund. MSIG endeavors to mitigate interest rate risk by investing in securities that match the nature of its liabilities with respect to each of its deposit-type insurance funds and its general fund reserves, based on the asset allocation mentioned in “Allocation of Investments” below.

Foreign exchange rate risk is the risk of a loss in the fair values of instruments denominated in currencies other than MSIG’s functional currency, which is the yen. MSIG is exposed to foreign exchange rate risk because some of its assets are denominated in currencies other than the yen. If the foreign exchange rates of the non-yen currencies decline against the yen, the fair values of the corresponding assets would also decline (see “Sensitivity Analysis and Risk Category” below). MSIG’s primary exposures for foreign exchange risk are to the Untied States dollar and the Euro.

MSIG holds and uses many different financial instruments in managing its businesses. Grouped according to risk category, the following are the most significant assets according to their fair values:

•	Equity price risk: common shares;

•	Interest rate risk: bonds, loans and liabilities; and

•	Foreign exchange rate risk: non-yen denominated equities and bonds.

MSIG also selectively uses derivative financial instruments such as swaps, swaptions, options, forwards and futures to manage the risk profile of equity, foreign exchange rate and interest rate exposures. In its use of derivatives, MSIG complies with applicable regulatory requirements and also follows internal compliance guidelines. MSIG uses derivatives both for reducing its own exposures and for trading purposes. Grouped according to risk category, the following are the most significant derivatives used by MSIG:

•	Equity price risk: options and futures;

•	Interest rate risk: swaps, swaptions, futures and options; and

•	Foreign exchange rate risk: forwards and others.

For additional information on MSIG’s use of derivatives, see Note 16 to its consolidated financial statements included elsewhere in this prospects.

Risk Exposure Estimates. As well as using a value-at-risk methodology based on its assessment of market risk factors, MSIG uses a risk modeling technique known as “sensitivity analysis” to analyze the implications of changes in market conditions on the financial instruments it holds. MSIG’s sensitivity analysis measures the potential loss in fair values of market sensitive instruments resulting from selected hypothetical changes in equity prices, interest rates, and foreign exchange rates at a selected time.

For equity sensitivity, MSIG calculates the beta value of individual stocks held, and then estimates the change in fair value of its managed portfolio caused by changes in the applicable stock index. The aggregate equity sensitivity measure shown in the table below illustrates the effect on fair values of its Japanese equity holdings assuming a 10% decline in the Tokyo Stock Price Index, or TOPIX, which is a leading index of prices of stocks traded on the First Section of the Tokyo Stock Exchange.

For interest rate sensitivity, accumulating the scheduled cash flow after incorporating cancellation rate of insurance policies and other instruments, MSIG then uses the discounted cash flow method to calculate exposure from assets and debt, and estimates the change in exposure generated by the change in interest rates. Interest rate risk sensitivity is estimated under the assumption of a 50 basis point parallel shift in interest rates. If yen interest rates fall, the net asset value of MSIG’s general and segregated accounts may decrease, and the amounts of interest and dividends received may decline. If foreign interest rates rise, the table below sets forth the aggregate effect on the fair value of its interest rate-sensitive investments assuming a 50 basis point fall or rise that occurs simultaneously and instantaneously across all markets and maturities in each country.

For foreign exchange sensitivity, MSIG estimates the change in its foreign-denominated exposure generated by changes in exchange rates. In a similar manner to equity risk, foreign exchange rate risk is estimated by assuming a 10% decline in all currency exchange rates against Japanese yen. Consequently, the aggregate fair value sensitivity shown in the table below illustrates the effect on fair values if, simultaneously and uniformly, the value of the yen appreciates by 10% against all non-yen currencies.

MSIG believes that the scenarios chosen are reasonable assumptions based on past observations about market conditions.

The tables below set forth the sensitivity of MSIG’s investments, by market risk category, as of March 31, 2009. Certain investments are included in more than one risk category, e.g., bonds denominated in non-yen currencies are affected by changes in both interest rates and foreign exchange rates.

Investment Objectives

MSIG has the following primary investment objectives:

•	Maintain high-grade investment assets in order to strengthen its ability to meet insurance payment obligations;

•	Maintain sufficient liquidity in its investment assets to meet insurance payment obligations, repayment of deposit-type products upon maturity and payment of dividends on those products on a timely basis; and

•	Achieve the highest possible returns on its investment assets while meeting the two objectives above.

Allocation of Investments

MSIG believes that, in terms of the asset allocation of its investments, the most important goal is to make investments that best match different risk profiles arising from the specific nature of liabilities corresponding to each of its general fund and deposit-type insurance fund reserves. MSIG determines “Strategic Asset Allocation”, a model for determining medium-term asset allocation ratios, based upon expected risk-to-return ratios and its liability structures, in order to set a benchmark for portfolio management. It then compares its actual asset allocation activities with the results produced by the Strategic Asset Allocation model and analyzes the status of its portfolio through the dual standpoint of acquired risks and generated returns. The results of the analysis are reported to MSIG’s Investment Committee, which oversees asset allocation, on a quarterly basis. For the general fund reserve, MSIG diversify its investments among yen-denominated assets, Japanese equities, foreign currency denominated bonds, real estate and other investments, to obtain a stable income source and relatively high return at the same time. For deposit-type insurance fund reserves, in light of the fact that payments upon maturity and dividend payments must be made in yen, investments are made primarily in highly liquid and relatively low-risk yen-denominated assets. In particular, with respect to deposit-type insurance reserves, in order to deal with the risk that a large amount may become due at any particular point in time and the risk that the market interest rate may be below the assumed rate of interest, MSIG use its own asset-liability management system which quantifies the risks arising from the mismatch of its assets and liabilities. The results of these calculations are reported to its Asset Liability Management Committee Meeting on a monthly basis, and that committee deliberates and decides appropriate levels of risks and returns.

Risk Management Functions

MSIG has an independent financial risk management section in place and have a market risk management organization which is designed to ensure that each of its front, middle and back offices effectively monitor one another with respect to its market management processes. Market risk management matters are periodically reported to MSIG’s board of directors and Risk Management Committee. The board of directors is accountable for the overall risk management of MSIG and its subsidiaries. The functions and responsibilities of the board of directors and the Risk Management Committee with respect to market risk management are established in accordance with MSIG’s overall risk management policies as well as relevant laws and regulations of Japan and other jurisdictions where MSIG conducts business.

Sensitivity Analysis and Risk Category (As of March 31, 2009)

Equity risk	10% decline	(125) billion yen
Interest rate risk	50bp move	(7) billion yen
Foreign exchange risk	10% decline	(53) billion yen

Data Verification and Model Accuracy Confirmation.  Ensuring the quality of source data and calculations is a key priority for MSIG’s risk management function. Market values of asset holdings that are inputs for risk measurement are obtained and managed by MSIG’s back office independently of its front office. Its back and middle offices verify the data for reasonableness, consistency and completeness through the appropriate business processes which are validated by internal controls. Indices and other data necessary for risk measurement are obtained through neutral sources such as Bloomberg, and risk measurement models are back-tested annually for appropriateness.

Other Risks Management

Insurance Underwriting and Pricing.  MSIG’s insurance businesses are subject to underwriting and pricing risks. Insurance underwriting involves a determination of the type and amount of risk which an insurer is willing to accept. MSIG evaluates policy applications on the basis of information provided by the applicant and others. MSIG follows detailed underwriting practices and procedures designed to properly assess and qualify risks before issuing coverage to qualified applicants. Its insurance underwriting standards attempt to produce results consistent with the assumptions used in product pricing. In addition, MSIG manages its overall exposure to single risks or events through the purchase of reinsurance coverage.

The pricing of insurance products involves the risk that, once a determination that coverage should be provided through the underwriting process has been made, the price charged for the coverage may be inadequate. The pricing of MSIG’s insurance products takes into consideration the expected frequency and severity of claims; the costs of providing the necessary coverage, including the cost of administering policy benefits, sales and other administrative and overhead costs; and a margin for profit. Additional factors considered in setting premiums and prices for MSIG’s life insurance products include assumptions as to future investment returns, expenses, persistency, mortality, morbidity and taxes, where appropriate. The long-term profitability of its products is affected by the degree to which future experience deviates from these assumptions. MSIG endeavors to appropriately price its products according to risk with a margin for profit.

MSIG has managed to maintain the appropriate level of the risk retention by controlling the large exposure due to massive catastrophes, for individual policies and group policies. MSIG calculates the Probable Maximum Loss (“PML”) using field research for each risk category and arranges adequate reinsurances to mitigate the impact from such risks. MSIG aims to hold sufficient capital to ensure that it is financially strong, even after an extreme loss event. MSIG manages 99.5% VaR one-year time horizon measures of required capital. For the future accumulated loss due to natural disasters such as typhoons and earthquakes, MSIG estimates PML by using statistical models and arranges reinsurances properly.

Insurance Claims and Reserves.  MSIG is subject to risk associated with claims settlement, including the risk that amounts paid may be in excess of related losses or reserves, fraud and customer service-related issues affected by the promptness of its claims-handling procedures, as well as risks associated with the adequacy of its reserves.

The claims process involves professional claims evaluation personnel, with input from legal, accounting, actuarial and other functions as necessary, and is closely coordinated with the reserving process. While the claims process is managed at the local level, MSIG coordinates the establishment of claims guidelines, monitors claims development trends and exposures and provides centralized support to its subsidiary operations in order to ensure that it benefits from the “best practices” of its member companies. In addition, for large industrial and commercial risks, claims in excess of certain levels are actively managed by its central claims department. To assess the appropriateness of its insurance reserves, MSIG makes use of historic values as well as statistical testing and regularly reviews the development of its reserves over time relative to its initial assumptions.

Credit Risk.  MSIG is subject to credit risk on investments such as corporate bonds, loans, guarantees and securities as well as ceded reinsurance. Deterioration of the financial condition or results of operations of the debtor of these instruments may cause a delay in payments of principal or interest when due and eventually result in uncollectibility. MSIG manages these risks in a number of ways. If closely inspects the creditworthiness of individual companies prior to making investments and performs follow-up on such reviews periodically. It maintains internal controls by separating its loan and guarantee origination operations from its inspection and review operations. Additionally, MSIG collectively manages its investment portfolio to avoid losses arising from over-exposure to particular companies or sectors. MSIG’s policy of having an investment portfolio with a high average credit quality means that the credit risk in that portfolio is relatively small. MSIG also measures credit risk using a value-at-risk methodology based on its assessment of the bankruptcy, collectibility and rating migration rates on investments. As of March 31, 2009, the amount of value-at-risk of credit risk on investments was ¥92 billion, at a 99% confidence level over a one-year period. Credit analyses are also performed with respect to banks with whom MSIG maintains deposit relationships and other financial counterparties, including derivatives counterparties, to minimize its exposure.

Real Estate Investment Risk.  MSIG is subject to real estate investment risk due to the market fluctuation in real estate prices and rents. Therefore, it engages in risk management according to such characteristics, while it works to lower its outstanding balance of low-performing real estate and improve overall profitability.

Legal Risk.  MSIG is subject to legal risks arising from the uncertainty in the enforceability through legal or judicial processes of the obligations of its policyholders and counterparties, particularly in jurisdictions where applicable laws and regulation may be relatively recent or incomplete. MSIG seeks to minimize such uncertainty through consultation with internal and external legal advisors in all countries in which it conducts business.

Operational Risk.  Operational risk contains the following three categories: administrative risk, information and system risk and liquidity risk.

Administrative risk.  Administrative risk is the risk due to administrative errors, legal violation or improprieties committed by MSIG’s employees or insurance agencies. In order to reduce such risks, not only does MSIG set up rules and manuals, but it regularly monitors its operations through internal compliance programs. MSIG has been improving its products and services to the best by its continuous efforts to carry out the inspections in each executive department and to improve through internal educational programs and guidance and monitoring compliance status.

Information and system risk.  Information and system risk is the risk due to the loss and/or leakage of customer-related information and, breakage or shutdown of computer systems due to such factors as malfunction and improper usage. To insure the protection of customer-related information and company information, MSIG has formulated an Information Security Policy, Privacy Policy and related guidelines. It has also implemented a contingency plan for large risks on the assumption of epicentral earthquakes in the Southern Kanto area and computer crimes like cyber terrorism.

Liquidity risk.  Liquidity risk is the risk of suffering financial losses arising from forced sale of assets at a price lower than fair value in order to meet the cash flow requirements of urgent and large claim payments against catastrophic accidents. MSIG manages its cash flow by holding sufficient liquid assets and monitoring the level of liquidity for both assets and liabilities to estimate future financing needs.

Selected Financial Information of NDGI

Concurrently with the Share Exchange, pursuant to which MS&AD will serve as the holding company for Aioi, MSIG and NDGI plan to conduct the MSIG-NDGI Share Exchange, pursuant to which MS&AD will serve as the holding company for NDGI. If approved, the two share exchanges are scheduled to be completed simultaneously. Also, Aioi and NDGI (then wholly-owned subsidiaries of MS&AD) are expected to merge on October 1, 2010. See “The Share Exchange — Concurrent Transactions”. Set forth below is summary financial information of NDGI. NDGI’s audited consolidated financial statements, prepared in accordance with U.S. GAAP, are included elsewhere in this prospectus.

The following table sets forth NDGI’s selected financial information for and as of the end of each of the periods indicated:

	Year Ended March 31,
	2008	2009
	(Yen in millions, except per share amounts)

Statement of Operations Data:
Net premiums written	¥317,594	¥311,386
Net premiums earned	316,177	313,177
Net investment income	26,683	22,004
Net realized gains (losses) on investments	23,332	(24,161)
Total revenues	367,660	312,782
Losses and loss adjustment expenses	218,455	212,022
Total expenses	341,949	337,082

Net income (loss)	¥17,309	¥(14,461)

Balance Sheet Data (period end):
Total investments	1,019,646	881,605
Total assets	1,417,473	1,245,273
Total liabilities	983,058	909,213
Total shareholders’ equity	434,393	335,643
Per Share Data:
Net income (loss) — basic	¥45.57	¥(38.08)
Cash dividends	8.00	8.00

Net premiums written decreased by ¥6.2 billion, or 2.0%, to ¥311.4 billion for the fiscal year ended March 31, 2009 from ¥317.6 billion for the previous fiscal year. This decrease was primarily due to the significant decrease in premium rates for compulsory automobile liability insurance pursuant to changes in applicable regulations that became effective in April 2008.

For the fiscal year ended March 31, 2009, NDGI recorded net realized losses on investments of ¥24.2 billion compared to net realized gains on investments of ¥23.3 billion for the previous fiscal year. This primarily reflected declining stock prices which were adversely affected by the global economic downturn.

Losses and loss adjustment expenses decreased by ¥6.4 billion, or 2.9%, to ¥212.0 billion for the fiscal year ended March 31, 2009 from ¥218.5 billion for the previous fiscal year. This decrease was primarily due to lower claim payments resulting from a decrease in payment per claim under our automobile insurance policies and a decrease in claims paid for losses caused by natural disasters under our fire insurance policies.

As a result of the foregoing, NDGI recorded a net loss of ¥14.5 billion for the fiscal year ended March 31, 2009 compared to net income of ¥17.3 billion for the previous fiscal year.

AIOI MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Aioi’s financial condition and results of operations together with its consolidated financial statements and other information included in this prospectus. Aioi prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), and accordingly the following discussion is based on Aioi’s U.S. GAAP financial information.

Overview

Aioi is one of the leading Japanese insurance groups. It offers a full range of property and casualty insurance products, including voluntary automobile, compulsory automobile liability, fire and allied lines (including earthquake), personal accident, marine and other insurance. Among these, voluntary automobile insurance is the most significant line of business representing 57.7% of net premiums written for the fiscal year ended March 31, 2009. Compulsory automobile liability, fire and allied lines, and personal accident represented 14.3%, 12.4% and 5.5%, respectively, for the fiscal year ended March 31, 2009. Aioi also offers a wide range of traditional life insurance products such as whole life insurance, as well as income indemnity insurance.

Aioi’s financial condition and results of operations are generally affected by economic conditions in Japan and, to a lesser extent, other parts of the world in which Aioi conducts business. Japan’s economy experienced a significant downturn throughout the 1990s and early 2000s. After a long recession and deflationary economic conditions, the economy improved due to the deregulation and structural changes in the economy, as well as stabilization of the financial system. Japan enjoyed five consecutive years of positive growth in real terms from 2002 to 2007. However, since 2007, the economy has been on a downturn again due to the subprime mortgage crisis which originated in the U.S. and has led to a worldwide financial crisis. Japan’s real gross domestic product/GDP decreased by 3.2% for the fiscal year ended March 31, 2009 and Japan’s stock market index (Nikkei Stock Average) plunged to ¥7,021 in March 10, 2009 from ¥18,297 in June 20, 2007, although it had partially recovered to a level of ¥9,958 as of June 30, 2009.

A deterioration in the Japanese economy and an appreciation in the Japanese yen have contributed to a fall in corporate earnings, decreased corporate capital expenditures, increased unemployment and a drop in consumer spending. The Japanese non-life insurance industry has been severely affected by a decline in new car sales, a sharp slowdown in residential construction, and deterioration in investment conditions caused by declining stock prices.

Aioi has invested in marketable securities of Japanese and foreign issuers, such as marketable fixed income securities and equity securities. Substantially all of its marketable securities are classified as securities available for sale. The fair value of these securities exposes Aioi to market risks that can affect its earnings. The carrying amounts of equity securities classified as available-for-sale securities in its consolidated balance sheets were ¥417,698 million as of March 31, 2009 and ¥566,430 million as of March 31, 2008. Changes in the value of these securities affect Aioi’s consolidated financial statements in two ways. First, they are carried on the balance sheet at fair value, and any gains or losses resulting from changes in values of these securities are reported, net of related taxes, as a separate item under shareholders’ equity, but are not reflected in earnings for the current period unless sold. Second, if these securities have experienced a decline in value below their respective costs that are considered to be other than temporary, the declines are recorded as a loss and charged against current earnings.

Results of Operations

The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s selected statement of operations information for each of the periods indicated:

	Year Ended March 31,
	2008	2009	2009
	(Yen in millions)		(U.S. dollars
			in thousands)

Revenues:
Net premiums written	¥871,588	¥837,413	$8,545,031
Change in unearned premiums	(21,213)	2,300	23,469

Net premiums earned	850,375	839,713	8,568,500
Premium income for life insurance contracts	67,532	68,240	696,326
Investment income, net of investment expenses	75,994	16,065	163,929
Net realized losses on investments	(95,329)	(67,808)	(691,918)
Other revenue	4,022	6,896	70,367

Total revenues	902,594	863,106	8,807,204

Expenses:
Losses, claims and loss adjustment expenses:
Losses and claims incurred and provided for	499,689	499,107	5,092,929
Related adjustment expenses	38,135	40,055	408,724
Policyholder benefits for life insurance contracts	51,056	48,996	499,959
Amortization of deferred policy acquisition costs	208,051	228,902	2,335,735
Interest credited to investment deposits by policyholders	12,478	12,848	131,102
Operating expenses	95,470	94,261	961,847
Other expenses	11,868	7,813	79,724

Total expenses	916,747	931,982	9,510,020

Loss before income taxes and minority interests	(14,153)	(68,876)	(702,816)
Income taxes:
Current	208	2,492	25,429
Deferred	(5,356)	(26,465)	(270,051)

Total income tax benefits	(5,148)	(23,973)	(244,622)

Minority interests	(3,180)	1,325	13,520

Net loss	¥(5,825)	¥(46,228)	$(471,714)

Fiscal Year Ended March 31, 2009 compared with the Fiscal Year Ended March 31, 2008

Net Premiums Written.  Aioi’s net premiums written decreased by 3.9% from ¥871.6 billion for the fiscal year ended March 31, 2008 to ¥837.4 billion for the fiscal year ended March 31, 2009, reflecting the economic stagnation in Japan during the period and reduced rates for one of Aioi’s principal products, compulsory automobile liability.

Net premiums written for voluntary automobile insurance decreased by 1.3% from ¥489.4 billion for the fiscal year ended March 31, 2008 to ¥483.1 billion for the fiscal year ended March 31, 2009. This was mainly due to a 11.6% decline in new car sales in Japan from 5.3 million units for the fiscal year ended March 31, 2008 to 4.7 million units for the fiscal year ended March 31, 2009. Voluntary automobile insurance premiums account for approximately 57.7% of Aioi’s total net premiums, much larger than other non-life insurers in Japan, and thus voluntary automobile insurance underwriting results significantly affect Aioi’s overall profit.

Net premiums written for compulsory automobile liability insurance, Aioi’s second largest category of insurance, accounting for approximately 14.3% of total net premiums, decreased by 19.9% from ¥149.5 billion for the fiscal year ended March 31, 2008 to ¥119.7 billion for the fiscal year ended March 31, 2009. The decline was due primarily to a 24.1% decrease in standard premium rates for compulsory automobile liability insurance as filed by the Non-Life Insurance Rating Organization of Japan. The negative effect of the change in standard premium rates on net premiums written was approximately ¥33.2 billion.

Net premiums written for fire and allied lines insurance, which includes earthquake insurance, and which accounts for approximately 12.4% of Aioi’s overall net premiums, increased by 4.3% from ¥99.5 billion for the fiscal year ended March 31, 2008 to ¥103.8 billion for the fiscal year ended March 31, 2009. This increase was mainly due to growth in fire insurance premiums resulting from Aioi’s efforts to increase the number of new housing agents which primarily handle fire and allied lines insurance. The number of new housing agents increased from 612 as of March 31, 2008 to 980 as of March 31, 2009.

Net premiums written for personal accident insurance decreased by 4.1% from ¥48.1 billion for the fiscal year ended March 31, 2008 to ¥46.1 billion for the fiscal year ended March 31, 2009, mainly due to an 8.9% decrease in premiums written for long-term policies for the fiscal year ended March 31, 2009 compared with the fiscal year ended March 31, 2008.

Net premiums written for marine insurance, which includes cargo insurance, transit insurance and hull insurance, decreased by 5.5% from ¥9.9 billion for the fiscal year ended March 31, 2008 to ¥9.4 billion for the fiscal year ended March 31, 2009, due to a sustained decline in cargo movement in the latter half of the year stemming from the global economic slowdown. Marine insurance accounts for only 1.1% of Aioi’s overall net premiums.

Net premiums written for other types of insurance, including general liability insurance, movable property insurance, workers’ compensation insurance and credit and guarantee insurance, slightly increased 0.3% from ¥75.1 billion for the fiscal year ended March 31, 2008 to ¥75.3 billion for the fiscal year ended March 31, 2009.

Premium Income for Life Insurance Contracts.  In the life insurance business, overall life insurance premiums increased 1.0% from ¥67.5 billion for the fiscal year ended March 31, 2008 to ¥68.2 billion for the fiscal year ended March 31, 2009. The increase in sales of life insurance contracts was primarily due to an increase in the number of multi-branch professional agencies selling life insurance policies from 76 as of March 31, 2008 to 214 as of March 31, 2009.

Investment Income, Net of Investment Expenses.  Investment income, net of investment expenses, decreased 78.9% to ¥16.1 billion for the fiscal year ended March 31, 2009 from ¥76.0 billion for the fiscal year ended March 31, 2008, due mainly to a 77.7% or ¥38.8 billion decrease of dividend income from equity securities.

Net Realized Losses on Investments.  Aioi recorded realized losses on investments in the amount of ¥67.8 billion for the fiscal year ended March 31, 2009 compared to ¥95.3 billion for the fiscal year ended March 31, 2008. For the fiscal year ended March 31, 2008, Aioi charged a ¥85.1 billion loss on derivatives to net realized losses on investments due to the significant decline of the fair value of credit derivatives, but the loss was reduced to ¥11.8 billion for the fiscal year ended March 31, 2009. Meanwhile, the loss on devaluation of investments in securities increased from ¥20.1 billion for the fiscal year ended March 31, 2008 to ¥71.7 billion for the fiscal year ended March 31, 2009. The increase in the devaluation of equity securities from ¥17.1 billion for the fiscal year ended March 31, 2008 to ¥71.7 billion for the fiscal year ended March 31, 2009 was due mainly to a significant decline in the Japanese stock market. The Nikkei Stock Average declined from ¥12,525 as of March 31, 2008 to ¥8,109 as of March 31, 2009.

Losses, Claims and Loss Adjustment Expenses.  Losses, claims and loss adjustment expenses increased 0.2% from ¥537.8 billion for the fiscal year ended March 31, 2008 to ¥539.2 billion for the fiscal year ended March 31, 2009. Of these expenses, losses and claims incurred and provided for (Net loss incurred) decreased 0.1% from ¥499.7 billion for the fiscal year ended March 31, 2008 to ¥499.1 billion for the fiscal year ended March 31, 2009. The overall net loss ratio, which is the ratio of net loss incurred to net premiums earned, increased from 58.8% for the fiscal year ended March 31, 2008 to 59.4% for the fiscal year ended March 31, 2009. The increase in the ratio resulted from a decrease in net premiums earned mainly due to rate reductions in compulsory automobile liability insurance.

Net loss incurred for voluntary automobile insurance decreased 1.4% from ¥292.4 billion for the fiscal year ended March 31, 2008 to ¥288.4 billion for the fiscal year ended March 31, 2009. This was mainly due to an 8.0% reduction in the frequency of traffic accidents in Japan for the fiscal year ended March 31, 2009 compared with the fiscal year ended March 31, 2008. This reduction was primarily caused by a decrease in traffic volume, especially in the number of trucks being driven, as the volume of freight distribution decreased due to the sluggish Japanese economy. The net loss ratio for this line of business declined from 59.5% for the fiscal year ended March 31, 2008 to 59.2% for the fiscal year ended March 31, 2009.

Net loss incurred for compulsory automobile liability insurance increased 0.5% from ¥102.8 billion for the fiscal year ended March 31, 2008 to ¥103.4 billion for the fiscal year ended March 31, 2009. The net loss ratio for compulsory automobile liability insurance increased from 68.5% for the fiscal year ended March 31, 2008 to 72.0% for the fiscal year ended March 31, 2009. This increase was mainly due to a decrease in net premiums earned because of the reduction of standard premium rates discussed above.

Net loss incurred for fire and allied lines insurance decreased 2.5% from ¥33.9 billion for the fiscal year ended March 31, 2008 to ¥33.1 billion for the fiscal year ended March 31, 2009. The reduction in net losses reflected a 26.4% decrease in payments for natural disasters such as typhoons compared with the previous year. The net loss ratio for this line of business also decreased to 38.7% for the fiscal year ended March 31, 2009 compared to 41.0% for the fiscal year ended March 31, 2008.

Net loss incurred for personal accident insurance increased 5.7% from ¥22.2 billion for the fiscal year ended March 31, 2008 to ¥23.5 billion for the fiscal year ended March 31, 2009. The net loss ratio for this line of business increased from 48.7% for the fiscal year ended March 31, 2008 to 53.6% for the fiscal year ended March 31, 2009, due to increasing claim payouts, particularly under general personal accident insurance products, and decreased net premiums.

Net loss incurred for marine insurance increased 0.9% from ¥4.0 billion for the fiscal year ended March 31, 2008 to ¥4.0 billion for the fiscal year ended March 31, 2009. The net loss ratio for this line of business increased from 38.9% for the fiscal year ended March 31, 2008 to 41.6% for the fiscal year ended March 31, 2009.

Net loss incurred for other types of insurance increased 5.6% from ¥44.3 billion for the fiscal year ended March 31, 2008 to ¥46.8 billion for the fiscal year ended March 31, 2009. The net loss ratio for other types of business increased from 63.0% for the fiscal year ended March 31, 2008 to 66.5% for the fiscal year ended March 31, 2009.

Policyholder Benefits for Life Insurance Contracts.  Policyholder benefits for life insurance contracts decreased 4.0% from ¥51.1 billion for the fiscal year ended March 31, 2008 to ¥49.0 billion for the fiscal year ended March 31, 2009, reflecting a decrease in the provision for unearned premiums.

Amortization of Deferred Policy Acquisition Costs.  Amortization of deferred policy acquisition costs increased 10.0% from ¥208.1 billion for the fiscal year ended March 31, 2008 to ¥228.9 billion for the fiscal year ended March 31, 2009. The increase was due to the charge to expense of unamortized acquisition costs in order to eliminate the premium deficiency with respect to compulsory automobile liability insurance, resulting from the reduction in standard premium rates.

Interest Credited to Investment Deposits by Policyholders.  Investment income credited to investment deposits by policyholders increased 3.0% from ¥12.5 billion for the fiscal year ended March 31, 2008 to ¥12.8 billion for the fiscal year ended March 31, 2009. This was due to an increase in Japan’s interest rates over the past three years.

Operating Expenses.  Operating expenses decreased 1.3% from ¥95.5 billion for the fiscal year ended March 31, 2008 to ¥94.3 billion for the fiscal year ended March 31, 2009.

Other expenses.  Other expenses decreased 34.2% from ¥11.9 billion for the fiscal year ended March 31, 2008 to ¥7.8 billion for the fiscal year ended March 31, 2009. This was mainly due to decrease in foreign exchange losses during the fiscal year ended March 31, 2009 compared to the fiscal year ended March 31, 2008.

Loss before Income Taxes and Minority Interests.  As a result of the foregoing, Aioi recorded a loss before income taxes and minority interests in the amount of ¥68.9 billion for the fiscal year ended March 31, 2009 compared to ¥14.2 billion for the fiscal year ended March 31, 2008.

Income Taxes.  Aioi recorded an income tax benefit in the amount of ¥24.0 billion for the fiscal year ended March 31, 2009 compared to an income tax benefit in the amount of ¥5.1 billion for the fiscal year ended March 31, 2008.

Minority Interests.  Minority interests increased from ¥3.2 billion in net loss for the fiscal year ended March 31, 2008 to ¥1.3 billion for the fiscal year ended March 31, 2009.

Net Loss.  As a result of the foregoing, Aioi recorded a net loss of ¥46.2 billion for the fiscal year ended March 31, 2009 compared to ¥5.8 billion for the fiscal year ended March 31, 2008.

Liabilities for Losses and Claims

For a summary reconciliation of the beginning and ending liabilities for Aioi’s losses and claims, see Note 9 to Aioi’s consolidated financial statements included elsewhere in this prospectus.

Credit Losses and Non-Performing Loans

Since the fiscal year ended March 31, 2003, Aioi’s non-performing loans have decreased reflecting a decline in large-scale bankruptcies in Japan and Aioi’s efforts to dispose of non-performing loans. Decreases in non-performing loans have continued from their peak in the fiscal year ended March 31, 2003 through the fiscal year ended March 31, 2009.

Solvency Margin Ratio

Japanese insurance companies keep reserves for payments of insurance claims and other purposes. Hence, Aioi needs to maintain sufficient ability to pay insurance claims under extraordinary situations, such as catastrophes, significant decline in the value of its assets, such as its investment portfolio, and other unexpected situations.

The solvency margin ratio is the solvency margin amount (i.e., payment ability, for example, capital and reserves) as a percentage of total risk, which is calculated as “risk exceeding ordinary forecast” based on Article 130 of the Insurance Business Law of Japan, Articles 86 and 87 of the Enforcement Regulations of the Insurance Business Law of Japan and the Japanese Ministry of Finance’s Notification No. 50, issued in 1996.

The solvency margin ratio is used as an indicator of an insurance company’s ability to pay insurance claims and other obligations in the event of losses exceeding ordinary forecasts. In the event the solvency margin ratio falls below a fixed level, regulatory authorities may require an insurance company to submit a plan for management reform. According to Notification No. 3 of the Ministry of Finance and the Financial Services Agency of Japan, issued in 1998, a solvency margin ratio of 200% indicates that an insurance company has sufficient capability to pay insurance claims and other obligations.

The solvency margin ratio as of March 31, 2009 of Aioi Insurance Co., Ltd. (“Aioi Insurance”) decreased 141.8 percentage points from the end of the previous fiscal year to 720.8%, due mainly to a decline in the fair value of its investments in equity securities.

The following shows the solvency margin ratios of Aioi Insurance and Aioi Life Insurance Company.

Aioi Insurance Co., Ltd.

	As of March 31,
	2008	2009	Change
	(Yen in millions,		(Yen in	(Percentage
	except percentages)		millions)	or points)

Solvency margin total amount	¥841,780	¥625,050	¥(216,730)	(25.7)%
Risk amount	195,159	173,420	(21,739)	(11.1)%
Solvency margin ratio	862.6%	720.8%		(141.8	)points

Aioi Life Insurance Company, Limited

	As of March 31,
	2008	2009	Change
	(Yen in millions,		(Yen in	(Percentage
	except percentages)		millions)	or points)

Solvency margin total amount	¥64,464	¥68,875	¥4,411	6.8%
Risk amount	6,201	6,750	549	8.9%
Solvency margin ratio	2,078.8%	2,040.6%		(38.2	)points

Effects of Inflation

Because a substantial portion of Aioi’s assets are liquid, they are not significantly affected by inflation. However, inflation may result in increases in Aioi’s expenses, which may not be readily recoverable in the prices of services offered. To the extent that inflation results in rising interest rates and has other adverse effects on the capital markets and on the value of financial instruments, it may adversely affect Aioi’s financial position and profitability.

Exposure to Currency Fluctuations

Some portion of Aioi’s business is conducted in currencies other than the Japanese yen, primarily U.S. dollars. Such business includes its overseas operations and some reinsurance operations, as well as investments in financial products denominated in foreign currencies. Aioi is exposed to risks arising from fluctuations in exchange rates on assets and liabilities denominated in foreign currencies. Aioi seeks to manage such exposures primarily by using forward exchange contracts. Aioi also seeks to control currency exposure by holding offsetting foreign currency positions in order to reduce the risk of loss from currency fluctuations.

Aioi’s Credit Rating

Standard & Poor’s and Moody’s Investors Service are rating agencies that mainly rate the debt performance capability (creditworthiness) of debt issuers. Their evaluations are based on periodic reviews of financial data as well as management strategies and results of analyses done using the proprietary models of each rating agency.

Aioi receives ratings on its capability to service its obligations from insurance contracts. Credit ratings on its capability to service debt obligations from insurance contracts are presented below.

As of July 31, 2009
Rating Agency and Category	Rating(1)

Standard & Poor’s Insurer Financial Strength Rating	A+
Long-term Counterparty Credit Rating	A+
Moody’s Investors Service Insurance Financial Strength Rating	A1

(1)	These ratings are entirely the opinion of the respective rating agencies and are thus not to be construed as payment guarantees. These ratings are subject to revision by the respective rating agencies.

Critical Accounting Policies

The accounting policies that Aioi follows when preparing U.S. GAAP consolidated financial statements are fundamental to understanding its financial condition and results of operations. Many of these accounting policies require management to make difficult, complex or subjective judgments regarding the valuation of assets and liabilities.

Aioi’s significant accounting policies are summarized in the notes to Aioi’s U.S. GAAP consolidated financial statements included in this prospectus. The following is a summary of Aioi’s critical accounting policies.

Insurance Reserves

Losses, Claims and Loss Adjustment Expenses Liability

Aioi’s losses, claims and loss adjustment expenses liability represents estimates of future payments that it will make in respect of property and casualty insurance claims, including expenses relating to those claims for insured events that have already occurred as of the balance sheet date.

As of March 31, 2009, Aioi’s losses, claims and loss adjustment expenses liability accrued by line of business was as follows:

Line of Business

	As of March 31,
	2008	2009
	(Yen in millions)

Property and casualty losses, claims and loss adjustment expenses liability:
Voluntary automobile	¥207,013	¥201,002
Compulsory automobile liability	249,857	254,961
Fire and allied lines	33,042	30,961
Personal accident	17,541	19,694
Marine	7,034	5,398
Other	59,556	55,749

Total	¥574,043	¥567,765

The amount of the reserve for losses, claims and loss adjustment expenses was as follows:

	As of March 31,
	2008	2009
	(Yen in millions)

Losses and claims:
Losses and claims of Aioi Insurance:
Case reserves	¥317,197	¥316,417
IBNR reserves	227,659	224,728
Loss adjustment expense reserves	18,961	19,144
Total losses and claims of Aioi Insurance	563,817	560,289
Losses and claims of subsidiaries except Aioi Insurance	13,587	10,441

Total losses and claims on consolidated basis	¥577,404	¥570,730

The establishment of Aioi’s losses, claims and loss adjustment expenses liability is an inherently uncertain process, involving assumptions as to factors such as court decisions, changes in laws, social, economic and demographic trends, inflation and other factors affecting claim costs.

Aioi estimates the losses, claims and loss adjustment expenses liability for reported claims on a case-by-case basis, based on the facts known to it at the time reserves are established. Aioi periodically adjusts these estimates to recognize the estimated ultimate cost of a claim.

In addition, Aioi establishes reserves in its property and casualty business to recognize the estimated cost of losses that have occurred but about which it has not yet been notified, such as incurred but not reported reserves (“IBNR”). The majority of such reserves for losses and claims are determined utilizing the incurred loss triangle method, but in addition, reserves for some run-off contracts are determined based on estimates by other parties such as external actuaries. Under the incurred loss triangle method, reported losses (paid claims plus case reserves) and loss ratios are tracked by accident year or underwriting year for each line of business to determine loss development factors. These historical loss development factors, along with any known or anticipated trends in claims developments, are considered in determining the loss development factors to be utilized in calculating the appropriate level of reserves for the current fiscal year. The loss development factor utilizes past results as Aioi believes that, in the absence of significant changes to either the products themselves or the method used for estimating case reserves, an estimate based on past actual loss development factors provides the best representative estimate of IBNR.

The method for estimating IBNR reserves, and the estimated amounts of loss reserves including IBNR reserves, are submitted at least once a year to Aioi’s board of directors for approval. The estimates of IBNR reserves are determined mainly by utilizing the incurred loss triangle method.

When actual claims experience differs from Aioi’s previous estimate, the resulting difference is reflected in its reported results for the period of the change in the estimate. See “Business of Aioi — Loss and Expense Ratios.”

Changes in reported losses may affect Aioi’s historical loss development factors, which in turn may affect its estimate of the amount of losses, claims and loss adjustment expenses liability. For example, Aioi estimates that a 1% increase in paid claims during the fiscal year ended March 31, 2009, together with a 1% increase in case reserves as of March 31, 2009, would have increased Aioi’s aggregate losses, claims and loss adjustment expenses liability as of March 31, 2009 by approximately 1.4%.

Aioi considers property and casualty reserves expected to be paid after five years to be of a longer-tailed nature. Its longer-tailed balances consist primarily of bodily-injury claims. Settlement of claims involving longer-tailed reserves is inherently more risky and uncertain as claims costs may escalate as time progresses. Aioi estimates that approximately 4% of its property and casualty reserves as of March 31, 2009 relate to claims that will be paid after five or more years.

For the fiscal years ended March 31, 2008 and 2009, Aioi’s adverse development for claims expenses for all lines of business related to prior years (net of reinsurance) was as follows:

	Year Ended March 31,
	2008	2009
	(Yen in millions, except percentages)

Claims expenses recognized in the current year relating to prior years, net of reinsurance	¥4,782	¥9,672
Claims expenses recognized in the current year relating to prior years as a percentage of opening reserves for losses, claims and loss adjustment expenses, net of reinsurance	1.1%	2.3%
Claims expenses recognized in the current year relating to prior years as a percentage of net incurred losses, net of reinsurance	0.8%	1.7%

As set forth in the above table, subsequent development on prior years’ claims represented an immaterial portion of the current year’s claims expense for the periods presented.

Future Policy Benefits for Life Insurance Contracts

Aioi estimates future policy benefits for life insurance contracts using long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses. These assumptions include provisions for adverse deviations and generally vary by characteristics such as type of coverage, year of issue and policy duration. Future investment yield assumptions are determined at the time the policy is issued based upon prevailing investment yields as well as estimated reinvestment yields. Mortality, morbidity and policy termination assumptions are based on Aioi’s experience and on industry experience prevailing at the time the policies are issued. Expense assumptions are based on Aioi’s general experience and include expenses to be incurred beyond the premium-paying period.

Amortization of Deferred Policy Acquisition Costs

Aioi defers certain costs incurred in acquiring new business to the extent such costs are deemed recoverable from future profits. These costs are principally comprised of external sales agents’ commissions, other compensation and other underwriting costs which vary with and are directly related to the acquisition of business. For property and casualty insurance products, Aioi defers and amortizes (i.e., expenses) these costs over the period in which the related premiums written are earned. For traditional life insurance products, Aioi generally defers and amortizes these costs over the premium paying period of the policy. For investment contracts, Aioi defers and amortizes these costs with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. Aioi reviews its deferred policy acquisition costs periodically to determine if they are likely to be offset by future premium revenue recognition. If any of these deferred policy acquisition costs are not considered recoverable, it writes off those costs in the current year. For the fiscal year ended March 31, 2009, Aioi wrote off ¥19.1 billion of those costs relating to compulsory automobile liability insurance reflecting the deterioration of the profitability of this line of business compared to the prior fiscal year due to a reduction of standard premium rates in April 2008.

Estimates of future gross profits are made at a specific point in time based upon relevant available information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and changes in assumptions made could significantly affect these estimates.

Valuation and Impairments of Securities Available for Sale

Valuation of securities available for sale

At March 31, 2008 and 2009, the fair value of Aioi’s fixed maturities available for sale was ¥1,273.3 billion and ¥1,138.1 billion, respectively, and the fair value of its equity securities available for sale was ¥566.4 billion and ¥417.7 billion, respectively. Changes in the fair value of Aioi’s securities available for sale can have a significant impact on its results of operations, as it is required to recognize losses for declines in fair value below cost that it determines to be “other than temporary” in nature. See “Critical Accounting Policies — Impairments of securities available for sale.”

For securities available for sale, Aioi primarily uses quoted market prices to determine fair value. If quoted market prices are not available, Aioi instead uses quoted market prices of securities with similar characteristics or non-binding prices obtained from independent pricing vendors or broker dealers to determine the fair value.

The following tables summarize the fair value, unrealized gains and losses of Aioi’s securities available for sale by its grade. The grade is based on the ratings defined by authorized external rating agencies or, if the authorized external ratings are not available, based on Aioi’s internal ratings.

The following table shows the fair value of Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2008:

	Fair Value
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥1,261,755	¥446,264	¥1,708,019	92.8%
Non-investment grade	11,568	120,166	131,734	7.2

Total securities available for sale	¥1,273,323	¥566,430	¥1,839,753	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows the fair value of Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2009:

	Fair Value
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥1,136,001	¥311,397	¥1,447,398	93.0%
Non-investment grade	2,072	106,301	108,373	7.0

Total securities available for sale	¥1,138,073	¥417,698	¥1,555,771	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized losses on Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2008:

	Gross Unrealized Losses
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥9,571	¥7,342	¥16,913	71.7%
Non-investment grade	29	6,661	6,690	28.3

Total securities available for sale	¥9,600	¥14,003	¥23,603	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized losses on Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2009:

	Gross Unrealized Losses
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥24,376	¥23,564	¥47,940	78.6%
Non-investment grade	239	12,791	13,030	21.4

Total securities available for sale	¥24,615	¥36,355	¥60,970	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized gains on Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2008:

	Gross Unrealized Gains
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥22,366	¥160,028	¥182,394	91.1%
Non-investment grade	152	17,742	17,894	8.9

Total securities available for sale	¥22,518	¥177,770	¥200,288	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized gains on Aioi’s securities available for sale, classified in the grade described above, as of March 31, 2009:

	Gross Unrealized Gains
				% of Total
				Securities
	Fixed	Equity	Total	Available for
	Maturities	Securities(1)	Securities	Sale
	(Yen in millions, except percentages)

Investment grade	¥21,979	¥37,657	¥59,636	84.1%
Non-investment grade	—	11,280	11,280	15.9

Total securities available for sale	¥21,979	¥48,937	¥70,916	100.0%

(1)	Aioi classifies equity securities based upon the issuer’s long-term bond rating.

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2008:

	Gross Unrealized Losses
	Fixed	Equity	Total
	Maturities	Securities	Securities
	(Yen in millions)

Less than one year	¥7,617	¥14,003	¥21,620
Over one year	1,983	—	1,983

Total	¥9,600	¥14,003	¥23,603

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2009:

	Gross Unrealized Losses
	Fixed	Equity	Total
	Maturities	Securities	Securities
	(Yen in millions)

Less than one year	¥21,968	¥36,355	¥58,323
Over one year	2,647	—	2,647

Total	¥24,615	¥36,355	¥60,970

The following table shows gross unrealized losses on and the fair value of fixed maturities available for sale that were in an unrealized loss position as of March 31, 2008, by contractual maturities at that date:

	Gross
	Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥21	¥14,526
Due after one year through five years	2,657	77,854
Due after five years through ten years	4,178	108,056
Due after ten years	2,744	63,355

Total	¥9,600	¥263,791

The following table shows gross unrealized losses on and the fair value of fixed maturities available for sale that were in an unrealized loss position as of March 31, 2009, by contractual maturities at that date:

	Gross Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥702	¥12,978
Due after one year through five years	8,551	112,651
Due after five years through ten years	13,353	144,104
Due after ten years	2,009	51,746

Total	¥24,615	¥321,479

The following table shows gross unrealized losses on Aioi’s securities available for sale as of each of the dates indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Equity securities	¥14,003	¥36,355
Fixed maturities	9,600	24,615

Total gross unrealized losses	¥23,603	¥60,970

Set forth below is certain other information relating to Aioi’s portfolio of securities available for sale as of March 31, 2008 and 2009:

Investment concentration

As of March 31, 2008, Aioi held investments in Japanese government bonds that were valued at ¥634.0 billion, representing approximately 83.3% of its consolidated shareholders’ equity as of that date. As of March 31, 2009, Aioi held investments in Japanese government bonds that were valued at ¥528.6 billion, representing approximately 92.5% of its consolidated shareholders’ equity as of that date.

Maturity profile

As of March 31, 2008, Aioi held ¥508.0 billion of fixed maturities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥765.3 billion of fixed maturities available for sale (measured at fair value) with an original term to maturity of less than ten years. As of March 31, 2009, Aioi held ¥414.3 billion of fixed maturities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥723.8 billion of fixed maturities available for sale (measured at fair value) with an original term to maturity of less than ten years. Generally, fixed maturities with longer maturities are more sensitive to interest rate fluctuations than securities with shorter maturities. Aioi does not have fixed maturities which significantly affect the valuation of securities.

Unrealized losses of fixed maturities

As of March 31, 2008, Aioi’s unrealized losses of fixed maturities available for sale amounted to ¥9.6 billion. As of March 31, 2009, Aioi’s unrealized losses of fixed maturities available for sale amounted to ¥24.6 billion. The increase in losses primarily resulted from the sharp appreciation in the Japanese yen against the euro.

Impairments of securities available for sale

Under U.S. GAAP, Aioi is required to recognize an impairment loss for “other than temporary” declines in the fair value of equity and fixed maturities available for sale. Determinations of whether a decline is other than temporary often involve estimating the outcome of future events. Management judgment is required in determining whether existing factors indicate that an impairment loss should be recognized at any balance sheet date. These judgments are based on subjective as well as objective factors.

When it is determined that a decline in value is other than temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. This corresponding charge is referred to as an impairment and is reflected in “Net realized losses on investments” in the consolidated statements of operations.

Among the factors that Aioi’s management considers when determining whether declines in the value of securities below their costs are other than temporary is the likelihood that those declines will be reversed. For securities available for sale, management evaluates each of the securities and considers fundamental valuation issues such as credit deterioration of the issuer and other facts including the extent and period of time that the value of the securities is below cost, such as whether the value of the securities continued to be more than 20% below cost during six-month period. In addition, Aioi recognizes losses in situations where, even though the fair value has not remained 20% below its original cost for a six month period, it considers that a decline at the fair value is other than temporary.

After considering these and other factors, Aioi writes down individual securities holdings to fair value when management determines that a decline in fair value below the acquisition cost of the securities is other than temporary.

See Note 3 to Aioi’s consolidated financial statements included elsewhere in this prospectus for more information on securities available for sale.

Valuation of Financial Assets and Financial Liabilities

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements,” which was effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Aioi adopted SFAS No. 157 as of April 1, 2008. For additional information related to its adoption of SFAS No. 157, see Note 16 to Aioi’s consolidated financial statements included elsewhere in this prospectus.

Beginning April 1, 2008, assets and liabilities recorded at fair value in Aioi’s consolidated balance sheet are classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure the fair values as discussed below:

•	Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that Aioi has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. Aioi does not adjust the quoted price for such instruments.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Aioi’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, Aioi considers factors specific to the asset or liability.

Aioi holds trading securities and securities available for sale portfolios and derivative financial instruments that are carried at fair value on a recurring basis in its consolidated balance sheet. Aioi also carries fair valued collateral dependent mortgage loans on a non-recurring basis when such loans are impaired.

In determining the fair value, management judgment is generally considered but the degree of judgment used in measuring the fair value of financial instruments depends on the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the asset or liability being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Aioi defines active markets for debt and equity instruments based on the trading volume of the securities in the market.

To determine the fair value, Aioi has an established process for fair value measurement. In this process, valuation adjustments may be made to ensure that assets and liabilities are carried at fair value. These adjustments include amounts to reflect counterparty credit quality and its creditworthiness. For derivative assets and liabilities carried at fair value, credit valuation adjustments may be necessary when the prices are not indicative of the credit quality of the counterparty and Aioi’s creditworthiness. Under derivative contracts, Aioi either receives or provides collateral in order to mitigate nonperformance risk by Aioi or its counterparties. As a result, Aioi and its counterparties do not have significant exposure for credit risks to each other and significant credit valuation adjustments on both derivative assets and liabilities were not required to be recognized for the years ended March 31, 2008 and 2009.

Assets and Liabilities Measured at Fair Values

The following table includes Aioi’s assets and liabilities carried at fair value. For a description of the valuation techniques or models Aioi used for the measurements of fair values of the assets and liabilities listed below, see Note 16 to Aioi’s consolidated financial statements included elsewhere in this prospectus.

	As of March 31,
	2008	2009
	(Yen in millions, except percentages)

Assets:
Trading securities:
Fixed maturities, at fair value	¥47,471	¥37,050
Equity securities, at fair value	164,253	99,731
Securities available for sale:
Fixed maturities, at fair value	1,273,323	1,138,073
Equity securities, at fair value	566,430	417,698
Derivative financial instruments	791	2,530
Total assets carried at fair value on a recurring basis	2,052,268	1,695,082
Mortgage loans on real estate	64	54
Total assets carried at fair value on a nonrecurring basis	64	54
Total assets carried at fair value	2,052,332	1,695,136
Total assets	3,436,422	3,118,648
Level 3 assets as a percentage of total assets	6.3%	5.2%
Level 3 assets as a percentage of total assets carried at fair value	10.5%	9.6%
Liabilities:
Derivative financial instruments	45,454	31,591
Total liabilities carried at fair value on a recurring basis	45,454	31,591
Total liabilities carried at fair value	45,454	31,591
Total liabilities	2,656,638	2,543,811
Level 3 liabilities noted above as a percentage of total liabilities	1.6%	1.2%
Level 3 liabilities as a percentage of total liabilities carried at fair value	95.6%	99.1%

For the fiscal year ended March 31, 2009, assets carried at fair value on a recurring basis decreased by ¥357.2 billion. During the fiscal year ended March 31, 2009, the fair value of securities available for sale and trading securities declined by approximately ¥358.9 billion, of which Aioi recorded impairment loss of ¥71.7 billion on securities available for sale. Additionally, securities including government bond, corporate bond, equity securities and other debt securities were sold to increase the liquidity of Aioi.

Derivative liabilities decreased by ¥13.9 billion due mainly to the settlement of certain credit derivatives during the year ended March 31, 2009.

Changes in Level 3 Fair Value Category

The following table presents the changes in the Level 3 fair-value category for the fiscal year ended March 31, 2009. Aioi classifies financial instruments in Level 3 of the fair-value hierarchy when it relies on at least one significant unobservable input to the valuation model.

		Net Realized
		and
	Balance	Unrealized	Accumulated	Purchases,			Balance
	as of	Gains	Other	Sales, Issuances	Transfer	Transfer	as of
	April 1,	(Losses) in	Comprehensive	and	Into	Out of	March 31,
	2008	Income	Income (Loss)	Settlements-Net	Level 3	Level 3	2009
	(Yen in millions)

Securities available for sale:
Fixed maturities	¥60,394	¥(773)	¥(247)	¥(31,137)	¥—	¥(503)	¥27,734
Equity securities	85,943	(8,228)	(3,314)	16,636	4	(12)	91,029
Trading securities:
Fixed maturities	21,145	(3,854)	—	(2,257)	—	—	15,034
Equity securities	46,614	(19,186)	—	(24)	—	—	27,404

Total	¥214,096	¥(32,041)	¥(3,561)	¥(16,782)	¥4	¥(515)	¥161,201

Derivative financial assets (liabilities), net	¥(42,652)	¥(7,437)	¥—	¥19,982	¥—	¥—	¥(30,107)

The following is a discussion of the changes to the Level 3 balances in 2009 in the roll-forward table presented above.

Included in Earnings and Other Comprehensive Income

Losses on equity securities available for sale included in earnings consist of ¥6.0 billion of other-than-temporary impairment losses and ¥2.3 billion of losses on settlement of equity securities, mainly investments in funds and limited partnerships. Unrealized losses on securities available for sale included in other comprehensive income were driven by a decrease in the fair values of securities due to the deterioration of global capital markets.

Losses on trading securities were due mainly to the unrealized losses on securities held by variable interest entities (“VIEs”) which were consolidated by Aioi in accordance with FIN 46(R). The significant unrealized losses on the securities held by the consolidated VIE were also caused by the deterioration in market conditions.

Losses on derivative financial instruments included in earnings consisted of the unrealized losses on credit default swaps (“CDSs”) due to the severe credit crisis during the year.

Purchases, Sales, Issuance and Settlements

The significant net decrease in fixed maturities available for sale was due mainly to the settlement and sales of asset-backed securities (“ABSs”) including residential mortgage-backed securities and other securitized products. The settlements of fixed maturities available for sale also included settlement of investments in certain collateralized debt obligations (“CDOs”) vehicles.

The net increase in Level 3 equity securities available for sale was mainly driven by the purchase of securities, including preferred stock issued by Japanese corporations and investments in limited partnerships, amounting to ¥19.6 billion which was partially offset by settlements of investments in funds.

The net decrease of derivative liabilities was related to the settlement of certain CDS on asset-backed securities-collateralized debt obligations (“ABS-CDOs”).

Key Controls over Fair Value Measurement

The fair value of assets and liabilities are measured at the quoted market price where quoted prices are available. If quoted market prices are not available, fair values are estimated using quoted market prices of financial instruments with similar characteristics, non-binding prices obtained from independent broker dealers or pricing vendors, or prices calculated based on internal valuation models. To ensure the prudent application of estimates and management judgment in determining fair value, Aioi has adopted various processes and controls. The processes are designed to ensure that quoted prices, prices calculated by internal valuation models and the non-binding prices obtained from independent broker dealers or pricing vendors are accurately recorded and that the inputs and valuation techniques utilized are appropriate, consistently applied and that significant assumptions underlying the valuation models are reasonable. These processes include quarterly reviews of the quoted market prices of traded products and comparing the non-binding prices obtained from independent broker dealers and pricing vendors to internally calculated prices on an annual basis. Aioi also evaluates on an annual basis the models and inputs used by the independent broker dealers and pricing vendors to (1) clarify how the broker dealers and pricing vendors develop the prices and (2) confirm that market liquidity and credit factors are appropriately considered if necessary. These processes and controls are performed independently of the business unit involved. Aioi also analyzes the reasonableness of the fair values obtained from broker dealers and pricing vendors based on its understanding of market conditions. All internal valuation models used in this process are validated and reviewed by qualified personnel independent of the division that created the models.

The fair value of assets and liabilities as of March 31, 2009, using non-binding broker quotes or prices obtained from pricing vendors, was as follows:

	Non-Binding Broker Quotes or Prices
	Obtained from Pricing Vendors
	Level 1	Level 2	Level 3
	(Yen in millions)

Trading securities:
Fixed maturities, at fair value	¥—	¥12,907	¥15,085
Equity securities, at fair value	—	37,038	27,133
Securities available for sale:
Fixed maturities, at fair value	118,039	91,853	26,553
Equity securities, at fair value	23,557	81,580	54,273
Derivative assets	—	247	1,194

Total assets	¥141,596	¥223,625	¥124,238

Derivative liabilities	¥—	¥134	¥31,301

Prices for securities obtained from pricing vendors and broker dealers include both market observable and modeled values developed by them. Market observable quoted prices are classified in Level 1 or Level 2 and values based on vendor’s internal models are classified in Level 2 or Level 3 in accordance with SFAS 157 in the above table.

Asset-Backed Securities and Credit Derivatives

Aioi has invested in ABS and credit derivatives written on CDO. ABS and credit derivatives are valued based on the non-binding prices obtained from independent broker dealers or pricing vendors and are generally classified in Level 3 because the fair values include significant unobservable inputs.

The following table summarizes Aioi’s investments in ABSs:

	Carrying Value		Fair Value		Unrealized Gains and
	as of March 31,		as of March 31,		Losses as of March 31,
	2008	2009	2008	2009	2008	2009
			(Yen in millions)

Structured investment vehicles (“SIVs”)(1)	¥330	¥329	¥871	¥425	¥541	¥96
Collateralized debt obligations (“CDOs”)	5,043	503	4,190	503	(853)	—
Commercial mortgage-backed securities (“CMBS”)(2)	7,308	3,825	7,279	3,762	(29)	(63)
Residential mortgage-backed securities (“RMBS”)(2)	41,578	23,941	41,996	23,811	418	(130)
Others(2)	21,589	9,919	19,892	8,390	(1,697)	(1,529)

Total	¥75,848	¥38,517	¥74,228	¥36,891	¥(1,620)	¥(1,626)

(1)	Aioi invests in commercial paper issued by SIVs. The SIVs’ assets rated “AAA” were more than 85% and 50% of the SIVs’ total assets as of March 31, 2008 and 2009, respectively. The SIVs’ assets rated “A” or above were more than 95% and 70% of the SIVs’ total assets as of March 31, 2008 and 2009, respectively. CMBS and RMBS included in SIVs’ assets were more than 50% as of March 31, 2008 and 2009. The CMBS and RMBS do not include sub-prime loans but include Alt-A.

(2)	CMBS, RMBS and other ABS do not include sub-prime and Alt-A.

The following table summarizes credit derivatives written by Aioi:

	Notional Amount		Fair Value		Outstanding Exposure
	as of March 31,		as of March 31,		as of March 31,
	2008	2009	2008	2009	2008	2009
			(Yen in millions)

ABS-CDO(1)	¥53,661	¥24,811	¥(40,950)	¥(24,401)	¥12,711	¥410
Corporate debt — CDO(2)	76,005	35,000	(2,222)	(5,910)	73,783	29,090
Others	29,000	26,000	(319)	(1,124)	28,681	24,876

Total	¥158,666	¥85,811	¥(43,491)	¥(31,435)	¥115,175	¥54,376

(1)	Sub-prime and Alt-A loans were included in the collateral pool of ABS-CDO and ratings of such ABS-CDO were less than “BB.” Collateral of ABS-CDO included RMBS, CMBS, credit card loans, student loans and lease receivables.

(2)	The ratings of corporate debt-CDOs were all “AAA.”

Sensitivity Analysis

To measure the fair value of securities, Aioi uses some key economic assumptions and performs sensitivity analysis of the current fair value of those products to changes in the key assumptions. For the description of the sensitivity analysis Aioi performed for the fair value measurements of those products, see “Quantitative and Qualitative Disclosure about Market Risk — Market Risk Measurement”.

Valuation Allowances for Loan Losses

The following table, prepared on a U.S. GAAP basis, sets forth Aioi’s loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2008	2009
	(Yen in millions)

Mortgage loans on real estate	¥47,423	¥51,949
Collateral and guaranteed loans	205,098	210,024
Unsecured loans	71,916	72,959
Policy loans	15,462	17,107

Total	¥339,899	¥352,039

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when Aioi’s management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by Aioi’s management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Aioi receives collateral when it makes certain loans to customers and the value of collateral is taken into consideration when the allowance for credit losses is evaluated as discussed above. Mortgage loans on real estate amounted to ¥47.4 billion and ¥51.9 billion as of March 31, 2008 and 2009, respectively.

The collateral consists mainly of real estate. The value of collateral is normally determined semi-annually primarily based on internal valuation models. In addition, for the collateral received from other than normal borrowers, Aioi obtains appraisals from independent third parties annually.

Mortgage loans on real estate with loan-to-value ratios above 100% were ¥28.0 billion as of March 31, 2009. Except for the collateral dependent impaired loans, Aioi assesses collectability of such loans mainly by borrowers’ ability to earn income from their operations and does not heavily rely on collections from the disposition of underlying collateral. Therefore, mortgage loans on real estate with loan-to-value ratios above 100% were not necessarily considered to have a greater risk of non-collection than other loans.

The allowance consists of specific and general components. The specific allowance is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan.

A loan is considered impaired when, based on current information and events, it is probable that Aioi will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Aioi’s management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Aioi determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans and other loans which are not specifically identified as impaired are collectively evaluated for impairment. For large groups of smaller balance homogeneous loans, the general allowance is calculated for loan losses to reflect loss contingencies underlying individual loan portfolios.

Based on Aioi’s past experience, it is probable that a certain percentage of its loans are impaired at any balance sheet date even if there is no specific loss information for individual loans. Aioi calculates the amount of the general allowance for any period by taking aggregate loans, which excludes loans covered by specific allowances, for each credit category and multiplying the amount by the average of each category’s overall loan loss ratio in the past three years. This estimated allowance is then adjusted for qualitative factors in accordance with the current macroeconomic conditions prevailing at each period and current lending policies and practices. The amount of the general allowance has varied from year to year due in part to fluctuations in the historical loan loss ratios.

Determination of the adequacy of the allowance for loan losses requires an exercise of considerable judgment and the use of estimates, such as those discussed above. To the extent that actual losses exceed management’s estimates, additional allowance for loan losses may be required that could have a materially adverse impact on Aioi’s operating results and financial condition in future periods.

The following table prepared on a U.S. GAAP basis, sets forth, for each period indicated, Aioi’s recorded investment in impaired loans and valuation allowance:

	As of March 31,
	2008	2009
	(Yen in millions)

Recorded investment in impaired loans, gross:
Mortgage loans on real estate	¥3,184	¥2,593
Collateral and guaranteed loans	111	64
Unsecured loans	504	24

Total	¥3,799	¥2,681

Valuation allowance:
Mortgage loans on real estate	¥610	¥332
Collateral and guaranteed loans	7	4
Unsecured loans	504	16

Total	¥1,121	¥352

During the years ended March 31, 2008 and 2009, loan losses of ¥1 million and ¥580 million, respectively, were recorded, which represented 0.0% and 0.2%, respectively, of the average loan portfolio during the period. As of March 31, 2008 and 2009, the allowance for loan losses, including general allowance in addition to the above, was ¥1,260 million and ¥445 million, respectively, which represented 0.4% and 0.1%, respectively, of the outstanding loans.

Aioi’s loan portfolio consists mainly of loans to individuals and corporations resident in Japan. Therefore, the level of impairment losses can generally be expected to increase when economic conditions in Japan deteriorate and decrease when economic conditions in Japan improve. If the Japanese economy performs differently from management’s expectations, actual impairment losses could be different from the estimates.

Accounting for Savings-Type Insurance Products

Aioi allocates premiums for the indemnity and investment portions of savings-type insurance products at the inception of the policy. The premium for the indemnity portion is calculated the same way that the premium for a traditional indemnity policy with no savings portion is calculated. The premium for the savings portion represents the present value of the lump-sum or annuity refund, discounted using the committed interest rate and the “total loss termination” rate. Total loss termination occurs when a full payout is made for the indemnity portion of the contract, in which case the policy terminates without any maturity refund being paid to the policyholder. The annual frequency of total loss of major saving-type insurance contracts ranges from 0.0% to 0.3%.

Premiums for the savings portion of the contract are accounted for as an increase to the liability for refunds captioned “Investment deposits by policyholders.” At the end of each fiscal year, the present value of future payments of maturity refunds of contracts in force, net of the present value of the savings portion of future premiums, is accounted for as “Investment savings by policyholders.” The present value of future cash flows is calculated using the committed interest rate and the total loss termination rate, which are both set at the inception of the contracts.

Policy acquisition costs are not charged to the savings portion of the contracts. Costs associated with policy acquisition of savings-type products are charged to the insurance portion and amortized over the contract period. This is based on the observation that there is no substantial difference in the level of policy acquisition costs depending on whether the savings feature is incorporated or not.

Business Segment Analysis

Aioi operates principally in two business segments: property and casualty insurance and life insurance. Revenue from Aioi’s domestic insurance business accounts for more than 90% of its entire insurance business. The property and casualty insurance segment offers voluntary automobile, compulsory automobile liability, fire and allied lines, personal accident, marine and other forms of property and casualty insurance products. Aioi’s life insurance operations offer a wide range of traditional life insurance products such as whole-life insurance, as well as income indemnity insurance. For a more detailed description of these lines of business, see “Business of Aioi — Lines of Business”.

The business segment information is based on financial information prepared on a Japanese GAAP basis with certain limited presentation differences from that utilized in Aioi’s external Japanese GAAP financial reporting. Additionally, the format and information presented below have presentation differences from the consolidated financial statements prepared on a U.S. GAAP basis.

Summarized financial information with respect to the business segments as of and for the years ended March 31, 2008 and 2009 is as follows:

	Property and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2008
Net premiums written	¥871,598	¥—	¥(9)	¥871,589
Net claims paid	508,959	—	—	508,959
Life insurance premiums	—	72,172	(153)	72,019
Life insurance claims	—	12,888	(86)	12,802
Commission and collection expenses	151,553	8,163	(85)	159,631
Operating expenses and general and administrative expenses	148,653	9,224	(1,190)	156,687
Interest and dividends received, net	60,923	6,501	(233)	67,191
Ordinary profit (loss)	(110)	(8,509)	(0)	(8,619)
Total assets	2,611,076	376,483	(325)	2,987,234

	Property and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2009
Net premiums written	¥829,155	¥—	¥(7)	¥829,148
Net claims paid	501,551	—	(0)	501,551
Life insurance premiums	—	71,395	(145)	71,250
Life insurance claims	—	14,003	(46)	13,957
Commission and collection expenses	147,801	9,017	(73)	156,745
Operating expenses and general and administrative expenses	150,221	9,877	(1,251)	158,847
Interest and dividends received, net	23,552	7,514	(272)	30,794
Ordinary profit (loss)	(24,002)	973	(0)	(23,028)
Total assets	2,381,773	422,501	(112)	2,804,162

Information on major lines of Property and Casualty insurance is as follows:

	Direct Premiums
	Written (Including
	Deposit Premiums	Net Premiums	Net Claims
	from Policyholders)	Written	Paid
	(Yen in millions)

2008
Fire and Allied Lines	¥134,862	¥100,424	¥36,171
Marine	5,551	6,460	3,632
Personal Accident	92,687	47,894	20,396
Voluntary Automobile	485,943	488,859	290,623
Compulsory Automobile Liability	157,533	149,546	100,168
Other	80,022	78,415	57,969

Total	¥956,598	¥871,598	¥508,959

	Direct Premiums
	Written (Including
	Deposit Premiums	Net Premiums	Net Claims
	from Policyholders)	Written	Paid
	(Yen in millions)

2009
Fire and Allied Lines	¥138,822	¥102,634	¥35,078
Marine	5,007	5,430	3,363
Personal Accident	85,769	46,017	21,469
Voluntary Automobile	472,341	477,504	287,159
Compulsory Automobile Liability	132,713	119,732	100,284
Other	79,574	77,838	54,198

Total	¥914,226	¥829,155	¥501,551

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Property and Casualty Insurance

In the property and casualty insurance business, net premiums written of ¥829.2 billion in the fiscal year ended March 31, 2009 decreased ¥42.4 billion from the previous fiscal year, reflecting the economic stagnation in Japan during this period and reduced premium rates for one of Aioi’s principal products, compulsory automobile liability.

“Interest and dividends received, net” also decreased ¥37.4 billion to ¥23.6 billion mainly due to a decrease in dividend income from investment funds following a significant decline in Japanese and international stock prices and the appreciation of the Japanese yen. On the other hand, net claims paid declined ¥7.4 billion to ¥501.6 billion. As a result, ordinary loss of property and casualty insurance increased ¥23.9 billion to ¥24.0 billion.

Fire and Allied Insurance Net premiums written rose 2.2% to ¥102.6 billion due to growth in fire insurance premiums resulting from an increase in the number of new housing agents. On the other hand, net claims paid amounted to ¥35.1 billion, a decrease of 3.0%.

Marine Insurance Net premiums written declined 15.9% to ¥5.4 billion, due to a sustained decline in cargo movement in the latter half of the year stemming from the global economic slowdown. Net claims paid declined 7.4% to ¥3.4 billion.

Personal Accident Insurance Net premiums written declined 3.9% to ¥46.0 billion mainly due to a decrease in long-term policies. Net claims paid rose 5.3% to ¥21.5 billion.

Voluntary Automobile Insurance Net premiums written declined 2.3% to ¥477.5 billion. This decline was mainly due to a 11.6% decline in new car sales in Japan from 5.3 million units for the fiscal year ended March 31, 2008 to 4.7 million units for the fiscal year ended March 31, 2009. Net claims paid declined 1.2% to ¥287.2 billion. This was mainly due to an overall reduction in the frequency of traffic accidents in Japan.

Compulsory Automobile Liability Insurance Net premiums written declined 19.9% to ¥119.7 billion due primarily to a reduction in premium rates during the year. Net claims paid rose 0.1% to ¥100.3 billion.

Other Property and Casualty Insurance Net premiums written declined 0.7% to ¥77.8 billion due to an expansion in the business operations of subsidiaries in Europe. Net claims paid decreased 6.5% to ¥54.2 billion.

Life Insurance

In the life insurance business, despite the launch of a new income protection product and the expansion of Aioi’s own sales network for life insurance, life insurance premium income decreased ¥0.8 billion to ¥71.4 billion. “Interest and dividends received, net” increased ¥1.0 billion to ¥7.5 billion. “Ordinary profit” of ¥1.0 billion was reported, which was an improvement of ¥9.5 billion compared with the previous fiscal year. ¥8.0 billion of one-time additional provision for the underwriting reserve was recorded in the previous fiscal year to meet the conservative Japanese statutory requirement.

Recent Accounting Pronouncements

New Accounting Standards

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) were issued. FSP 157-1 removes certain leasing transactions from its scope and FSP 157-2 partially delays the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities. During the fiscal year ended March 31, 2009, the other non-deferred portions of SFAS No. 157 were adopted.

In September 2008, the FASB issued FSP SFAS No. 133-1 and FIN No. 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” to require sellers of credit derivatives to disclose additional information about its credit derivatives and hybrid instruments that have embedded credit derivatives. Additionally, this FSP amends FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others-

an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34,” and requires guarantors to disclose additional information so that the disclosure will provide similar information to the disclosure relating to credit derivatives and hybrid instruments that have embedded credit derivatives under SFAS No. 133, as amended by this FSP. This FSP is effective for interim and annual periods ending after November 15, 2008. Aioi and its subsidiaries adopted this FSP on March 31, 2009, which had no material impact on Aioi’s consolidated financial position or results of operations.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies how an entity should determine fair value in markets that are not active. The adoption of FSP No. 157-3, effective September 30, 2008, did not have a material impact on Aioi’s financial position or results of operations.

In December 2008, the FASB issued FASB Staff Position SFAS No. 140-4 and FIN No. 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN 46(R), FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51,” to require public entities to provide enhanced disclosures about continuing involvement with transferred assets and involvement with variable interest entities. This FSP is effective for interim and annual periods ending after December 15, 2008. Aioi and its subsidiaries adopted this FSP on March 31, 2009, which no material impact on Aioi’s consolidated financial position or results of operations.

In January 2009, the FASB issued FSP EITF No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends EITF 99-20 to align the impairment guidance in EITF 99-20 with the impairment guidance in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP EITF 99-20-1 amends the cash flows model used to analyze an other-than-temporary impairment under EITF 99-20 by replacing the market participant view with management’s assumption of whether it is probable that there is an adverse change in the estimated cash flows. This FSP is effective for interim and annual periods ending after December 15, 2008. Aioi and its subsidiaries adopted this FSP on March 31, 2009 which had no material impact on Aioi’s consolidated financial position or results of operations.

Future Adoption of New Accounting Standards

In April 2008, the FASB issued FSP FAS 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires enhanced disclosure related to the determination of intangible asset useful lives. This FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The effect that the adoption of FSP No. 142-3 will have on Aioi’s consolidated financial statements is currently being evaluated.

In November 2008, the FASB issued Emerging Issues Task Force (“EITF”) No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The effect that the adoption of EITF 08-6 will have on Aioi’s consolidated financial statements is currently being evaluated.

In December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” was issued. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS No. 160 will have on Aioi’s consolidated financial statements is currently being evaluated.

In March 2008, SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” was issued. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The effect that the adoption of SFAS No. 161 will have on the disclosures about Aioi’s derivative and hedging activities is currently being evaluated.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (“EITF 08-3”). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The effect that the adoption of EITF 08-3 will have on Aioi’s consolidated financial position or results of operations is currently being evaluated.

In June 2008, the FASB ratified EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 contains provisions describing conditions when an instrument or embedded feature would be considered indexed to an entity’s own stock for purposes of evaluating the instrument or embedded feature under SFAS 133, including certain derivative instruments embedded in other contracts. This EITF is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The effect that the adoption of EITF 07-5 will have on Aioi’s consolidated financial position or results of operations is currently being evaluated.

In December 2008, the FASB issued FSP 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP 132(R)-1”). FSP 132(R)-1 requires additional disclosures about plan assets for sponsors of defined benefit pension and postretirement plans including expanded information regarding investment strategies, major categories of plan assets, and concentrations of risk within plan assets. Additionally, FSP 132(R)-1 requires disclosures similar to those required under FAS No. 157 with respect to the fair value of plan assets such as the inputs and valuation techniques used to measure fair value and information with respect to classification of plan assets in terms of the hierarchy of the source of information used to determine their value. The disclosures under FSP 132(R)-1 are required for annual periods ending after December 15, 2009. Upon initial application, the provisions of FSP 132(R)-1 are not required for earlier periods that are presented for comparative purposes. Aioi is currently evaluating the additional disclosures required by FSP No. FAS 132(R)-1.

In April 2009, the FASB issued SFAS No. 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP also amends the disclosure provisions of SFAS No. 157 to require entities to disclose on interim and annual periods the inputs and valuation techniques used to measure fair value. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The effect that the adoption of FSP FAS 157-4 will have on Aioi’s consolidated financial position or results of operations is currently being evaluated.

In April 2009, the FASB issued FSP FAS 115-2 and FSP FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and FSP 124-2”). The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP 115-2 and FSP 124-2 provide guidance in determining whether impairments in debt securities are other-than-temporary and requires additional disclosures relating to other-than-temporary impairments (OTTI) and unrealized losses on investments in both quarterly and annual reports. Pursuant to the FSPs, Aioi will revise its OTTI analysis for how it reviews its debt securities for impairment. Aioi will analyze its debt securities to determine if it intends to sell, or if it is more-likely-than-not that it will be required to sell, the security prior to recovery and, if so, Aioi will write down the security to its current fair value with the entire amount of the write-down recorded to earnings. To the extent that it is more-likely-than-not that Aioi will hold the debt security until recovery, it will need to determine if any of the decline in value is due to a credit loss (i.e., where the present value of cash flows expected to be collected are lower than the amortized cost basis of the security) and, if so, Aioi will recognize that portion of the impairment in earnings, with the balance (i.e., non-credit related impairment) recognized as part of its net unrealized gains (losses) in other comprehensive income. The FSP did not change the impairment model for equity securities. The effect that the adoption of FSP 115-2 and FSP 124-2 will have on Aioi’s consolidated financial statements is currently being evaluated.

In May 2009, SFAS No. 165, “Subsequent Events” was issued. SFAS No. 165 incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards. Subsequent events guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under SFAS No. 165, as under current practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The effect that the adoption of SFAS No. 165 will have on Aioi’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement” was issued. SFAS No. 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The effect that the adoption of SFAS No. 166 will have on Aioi’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” was issued. SFAS No. 167 prescribes an ongoing assessment of a reporting entity’s involvement in the activities of the investment funds and its rights or obligations to receive benefits or absorb losses of the investment funds that could be potentially significant in order to determine whether those entities will be required to be consolidated on the reporting entity’s financial statements. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The effect that the adoption of SFAS No. 167 will have on Aioi’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a Replacement of FASB Statement No. 162” was issued. SFAS No. 168 establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this Statement, the Board will not issue new standards in the form of Statements, FSPs, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. All guidance contained in the Codification carries an equal level of authority. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. All nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for interim or annual financial periods ending after September 15, 2009. The effect that the adoption of SFAS No. 168 will have on Aioi’s consolidated financial statements is currently being evaluated.

Liquidity and Capital Resources.

Liquidity

Under fire and allied lines insurance (excluding earthquake insurance), insurers may be required to make indemnity payments of a very large aggregate amount in the event of a large windstorm, flood or other catastrophe. The table listed under “The Japanese Non-life Insurance Industry — Windstorms and Floods” sets forth information concerning major windstorms and floods in Japan. Additionally, Japan is subject to frequent earthquakes. Earthquake risks, however, are not a type of risk that may easily be underwritten by property and casualty insurance companies in Japan because the loss that may result from one earthquake could be disastrously large and the actuarial analysis may not be effective due to the lack of adequate statistical data.

As a result, Japanese property and casualty insurers are required to maintain high levels of liquidity compared with other types of financial institutions, in order to be able to make claim payments which may become due any time upon occurrence of the risks covered by the policies. The liquidity of a property and casualty insurer’s operations is affected by the frequency and severity of losses under its policies, as well as by the persistency of its products. Future catastrophic events, the timing and effect of which are inherently unpredictable, may also increase liquidity requirements for a property and casualty insurer’s operations. The liquidity of a life insurer’s operations is generally affected by trends in actual mortality experience relative to the assumptions with respect thereto included in the pricing of its life insurance policies, by the extent to which minimum returns or crediting rates are provided in connection with its life insurance products and by the level of surrenders and withdrawals.

Aioi’s sources of liquidity include insurance premiums and deposit premiums from policyholders, investment income, cash provided from maturing or sales of investments securities and repayment of loans. In addition, its investments held in liquid securities represent an additional potential source of liquidity. Primary uses of these funds are payment of insurance claims, commissions and operating expenses, investment purchases and payments in connection with financing activities.

In addition to the sources of Aioi’s funds described above, additional funds may be raised through bank loans and the issuance of debt or equity securities. However, Aioi did not have any outstanding corporate bonds, commercial paper or bank loans as of March 31, 2009.

Capital Resources

Aioi typically generates substantial positive cash flow from operations as a result of insurance premiums being received in advance of the time when claim payments, as the case may be, are required. These positive operating cash flows along with a portion of the investment portfolio that is held in highly liquid securities have met, and Aioi expects will continue to meet, its liquidity requirements.

Aioi’s policy is to fund its capital requirements principally from cash flow from operating activities. In the future, Aioi intends to explore funding opportunities from diversified external sources within the framework of applicable regulations.

The capital and credit markets have been experiencing extreme volatility and disruption. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity. Given the recent economic situation, Aioi is trying to maintain a more liquid investment portfolio in preparation for any urgent funding requirements that may arise.

Cash Flows

The following table shows information about Aioi’s cash flows for the fiscal year ended March 31, 2008 and 2009.

	Year Ended March 31,
	2008	2009
	(Yen in millions)

Net cash provided by operating activities	¥118,604	¥65,561
Net cash (used in) provided by investing activities	(57,487)	13,953
Net cash used in financing activities	(29,120)	(42,257)

Effect of exchange rate changes on cash and cash equivalents	(1,218)	(7,195)

Net change in cash and cash equivalents	30,779	30,062
Cash and cash equivalents at beginning of year	118,032	148,811

Cash and cash equivalents at end of year	¥148,811	¥178,873

The principal sources of cash flows from operating activities are premiums in property and casualty insurance and life insurance and investment income while the payment of claims and losses, benefits and expenses are Aioi’s main uses of cash resources.

In general, there is a time lag between premium collections and payment for losses and benefits resulting from an event specified in the policy. During this intervening time period, the premiums Aioi collected are invested to generate investment income cash flows, primarily from interest and dividends.

While cash flows from operating activities have been generally sufficient to meet Aioi’s funding requirements for claim payments and other operating needs, Aioi may, if required, liquidate a portion of Aioi’s investment portfolio and/or arrange for financing to address liquidity needs.

Aioi’s insurance operations include issuances of insurance contracts classified as investment contracts for accounting purposes. These investment contracts generally have cash payment requirements based on a stated crediting rate which may differ in timing and amount from Aioi’s returns on the asset portfolio allocated to fund the investment contract payments.

In addition, Aioi did not change material underlying drivers of cash flow statements during the years presented.

Fiscal Year Ended March 31, 2009 compared with the Fiscal Year Ended March 31, 2008

Net cash provided by operating activities amounted to ¥65.6 billion for the fiscal year ended March 31, 2009 compared to ¥118.6 billion for the fiscal year ended March 31, 2008. This decrease was primarily due to decreased premium income resulting from a rate reduction for compulsory automobile liability insurance and a sharp economic slowdown in Japan.

Net cash provided by investing activities was ¥14.0 billion for the fiscal year ended March 31, 2009 compared to net cash used in investing activities of ¥57.5 billion for the fiscal year ended March 31, 2008. This change was due mainly to a decrease in the amount of securities purchased reflecting a decrease in premiums for compulsory automobile liability insurance.

Net cash used in financing activities was ¥42.3 billion for the fiscal year ended March 31, 2009 compared to ¥29.1 billion for the fiscal year ended March 31, 2008 due to increased payment to minority interests in consolidated VIEs which were withdrawn during the year.

The operating, investing and financing activities described above resulted in net cash and cash equivalents of ¥30.1 billion as of March 31, 2009 compared to ¥30.8 billion as of March 31, 2008, representing a decrease by 2.3%.

Research and Development, Patents and Licenses

Aioi’s business does not depend to a material extent on research and development or on patents, licenses or other intellectual property.

Off-Balance Sheet Arrangements

Aioi has no material off-balance sheet arrangements or transactions.

Contractual Obligations and Commercial Commitments

The following tables summarize Aioi’s contractual obligations and commercial commitments as of March 31, 2009 that will affect its liquidity position for the next several years. Since commitments associated with financing arrangements may expire unused, the amounts shown do not necessarily reflect actual future cash funding requirements.

Contractual Obligations

		Payments Due by Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Yen in millions)

Losses, claims and loss adjustment expenses(1)	¥570,730	¥335,859	¥174,306	¥36,426	¥24,139
Future policy benefits for life insurance contracts(2)	605,794	35,558	63,836	55,928	450,472
Investment deposits by policyholders(3)	1,113,198	112,963	208,712	169,641	621,882
Long-term debt	47	4	7	7	29
Capital lease obligations	1,903	666	1,065	172	0
Operating lease obligations	972	381	382	102	107

Total(4)	¥2,292,644	¥485,431	¥448,308	¥262,276	¥1,096,629

(1)	Aioi estimates the timing of cash flows with respect to losses, claims and loss adjustment expenses based on its historical loss development payment patterns.

(2)	Aioi estimates the timing of cash flows with respect to future policy benefits for life insurance contracts based on its historical experience and expectations of future payment patterns. Uncertainties exist, however, particularly with respect to mortality, morbidity, expenses, customer lapse and renewal premiums for life policies. Accordingly, Aioi’s actual experience may differ from its estimates. In addition, the amounts set forth in the table above do not reflect Aioi’s estimates of future premiums and reinsurance recoveries.

The total amount of future policy benefit for life insurance contracts set forth in the table above (¥605,794 million) exceeds the amount of corresponding liabilities of ¥237,598 million reflected in Aioi’s consolidated balance sheet as of March 31, 2009, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(3)	Aioi estimates the timing of cash flows and its expectation of future payment patterns with respect to investment deposits by policyholders based on Aioi’s historical experience, taking into account contractual maturity dates and expected customer lapse and withdrawal activity. Customer lapse and withdrawal activity, however, are inherently uncertain and outside of Aioi’s control. Accordingly, Aioi’s actual experience may differ from its estimates. In addition, the amounts set forth in the table above do not reflect Aioi’s estimates of future premiums and reinsurance recoveries. The total amount of investment deposits by policyholders set forth in the table above (¥1,113,198 million) exceeds the amount of corresponding liabilities of ¥699,483 million reflected in Aioi’s consolidated balance sheet as of March 31, 2009, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(4)	Since the total amount of expected future pension payments contributed to Aioi’s pension plan is decided based on reports from pension funds every year, such amount was not determinable as of March 31, 2009. Therefore it has not been included in this table.

Commercial Commitments

		Amount of Commitment Expiration per Period
Other Commercial Commitments	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
			(Yen in millions)

Guarantees	¥3,000	¥—	¥3,000	¥—	¥—

Guarantee includes the guarantee relating to an office leasing agreement between third parties whereby Aioi guarantees the obligation of returning the deposit when certain criteria are met.

Quantitative and Qualitative Disclosures about Market Risk

Substantial portions of Aioi’s investments are held at the level of Aioi Insurance Co., Ltd. Except as otherwise noted, the following discussion relates to market risk management at that level.

Market Risk Management

Market risk refers to the risk of losses incurred by a decline in the value of assets due to fluctuations in such factors as interest rates, stock prices or currency exchange rates.

Aioi invests in a portfolio of assets which is either (1) the portion of savings premiums it receives on its savings-type insurance policies that have not been due for refund to policyholders, or (2) its other general funds including such portion of net premiums written that Aioi has not disbursed to policyholders for claim payments.

Aioi monitors the sensitivity of assets to changes in the market environment and uses a variety of tools to manage market risk, including loss cut rules, stress testing and quantification of market risks by means of value-at-risk (“VaR”) methods together with setting VaR limits. To handle long-term insurance contracts such as savings type insurance, Aioi uses asset liability management (“ALM”) to maintain balance in the liability period, while at the same time constructing a portfolio to provide stable earnings.

The fair value of a financial instrument is the amount at which it could be exchanged in a current transaction between willing counterparties other than in a forced or liquidation sale. Aioi’s primary market risk exposures are to potential changes in interest rates and equity prices, as well as foreign exchange rates. The composition of its insurance investments varies by line of business.

Investment Objectives

Aioi has the following primary investment objectives:

•	Maintain high-grade investment assets in order to strengthen its ability to meet insurance payment obligations;

•	Maintain sufficient liquidity in its investment assets to meet insurance payment obligations, repayment of savings-type products upon maturity and payment of dividends on those products on a timely basis; and

•	Achieve the highest possible returns on its investment assets while meeting the two objectives above.

Allocation of Investments

Aioi believes that, in terms of the asset allocation of its investments, the most important goal is to make investments that best match different risk profiles arising from the specific nature of liabilities corresponding to each of its general fund and savings-type insurance fund reserves.

For the general fund reserve, Aioi diversifies its investments among yen-denominated bonds and loans, Japanese equities, foreign currency denominated bonds and equities, real estate and other investments, to obtain a stable source of income and achieve a relatively high return at the same time. For savings-type insurance fund reserves, given that payments upon maturity and dividend payments must be made in Japanese yen, investments are primarily in highly liquid and relatively low-risk assets denominated in Japanese yen. In order to deal with the risks that a large amount may become due at any particular point in time and the risk that the market interest rate may be below the assumed rate of interest, Aioi uses its asset-liability management methods to manage the risks arising from the mismatch of its assets and liabilities.

Risk Management Functions

The operating environment surrounding Japanese non-life insurance companies are changing dramatically due to such factors as economic globalization, advancing deregulation, competition from new entrants from outside the industry and transformation of communication methods, such as the advent of the Internet. As a result, Japanese non-life insurance company faces increasingly diverse and complex risks. Aioi analyzes these risks, evaluates their impact and manages them appropriately to ensure operational stability and enhance profitability.

Each of Aioi’s front, middle and back offices monitor one another with respect to its market management processes. If there is an infringement of internal rules, it is reported on a case-by-case basis, from the front departments as the first checker, to the market risk management department. The market risk management department then monitors, evaluates and manages the risk as the second checker. When an infringement is confirmed, the risk management department and the front department work out an appropriate response. Infringement conditions, the method in which they were handled, and number of such occurrences are regularly reported to the board.

Investment performance is also reported monthly to Aioi’s Asset Management Committee and reported every quarter to its Executive Meeting and Board of Directors. They can access the market risk situation on a daily basis.

Market Risk Measurement

Aioi’s material market risk exposure consists of equities and interest rate-sensitive and foreign exchange rate-sensitive financial instruments.

Aioi holds a substantial portfolio of available for sale securities and a limited portfolio of securities for trading purposes. Aioi has a risk of loss because the value of its equity securities may decline during a sustained general fall in equity prices, as has been experienced over the past year. In the case of Aioi’s portfolio for other than trading purposes, most of its equity investments are intended to be held for the long term. Aioi’s equity holdings are primarily in the Japanese market. The trading portfolio is held via consolidated mutual funds which have a similar market risk exposure to that described above.

For the purpose of market risk measurement, Aioi defines interest rate risk as the risk of a loss in the fair values of interest rate-sensitive assets and liabilities caused by changes in market interest rates. Aioi is exposed to interest rate risk due to its investments in fixed-income instruments, in particular bonds and loans. Aioi has a risk of loss because its assets and liabilities may fluctuate in value when market interest rates change. Aioi’s primary exposure to interest rate risk is to the Japanese mid- and long-term market interest rates. This results from its investment allocations reflecting its asset-liability management, especially for its savings-type insurance fund. Aioi endeavors to mitigate interest rate risk by investing in securities that match the nature of its liabilities with respect to each of its savings-type insurance fund and its general fund reserves, based on the asset allocation mentioned in “Allocation of Investments” above.

Foreign exchange rate risk is the risk of a loss in the fair values of instruments denominated in currencies other than Aioi’s functional currency, which is the yen. Aioi is exposed to foreign exchange rate risk because some of its assets are denominated in currencies other than the yen. If the foreign exchange rates of the non-yen currencies decline against the yen, the fair values of the corresponding assets would also decline. See “Sensitivity Analysis and Risk Category.” Aioi’s primary exposures for foreign exchange risk are to the Untied States dollar and the Euro.

Aioi holds and uses many different financial instruments in managing its businesses. Grouped according to risk category, the following are the most significant assets according to their fair values:

•	equity price risk: common shares;

•	interest rate risk: bonds, loans and liabilities; and

•	foreign exchange rate risk: non-yen denominated equities and bonds.

Aioi also selectively uses derivative financial instruments such as interest rate swaps, currency forward contracts and stock index options to manage the risk profile of equity, foreign exchange rate, interest rate and other exposures. Aioi uses such derivative financial instruments mainly for reducing its own exposures to market risks from fluctuations in exchange rates, interest rates and prices. Aioi also uses derivatives for trading purposes to supplement its income to a certain extent.

For additional information on Aioi’s use of derivatives, see Note 17 to Aioi’s its consolidated financial statements included elsewhere in this prospectus.

Risk Exposure Estimates.  As well as using a VaR methodology based on its assessment of market risk factors, Aioi uses a risk modeling technique known as “sensitivity analysis” to analyze the implications of changes in market conditions on the financial instruments it holds. Aioi’s sensitivity analysis measures the potential loss in fair values of market sensitive instruments resulting from selected hypothetical changes in equity prices, interest rates, and foreign exchange rates at a selected time.

The aggregate equity sensitivity measure shown in the table below illustrates the effect on fair values of Aioi’s equity holdings assuming a 10% decline in S&P 500 and TOPIX, which is a leading index of prices of stocks traded on the First Section of the Tokyo Stock Exchange. Aioi calculates the beta value of individual stocks held and then estimates the change in fair value based on its actual exposure and market data.

Interest rate risk sensitivity is estimated under the assumption of a 50 basis point parallel shift in interest rates. If yen interest rates fall, Aioi’s net asset value may decrease, and the amount of interest and dividends received may diminish. If foreign interest rates rise, the table below sets forth the aggregate effect on the fair value of Aioi’s interest rate-sensitive investments assuming a 50 basis point fall or rise that occurs simultaneously and instantaneously across all markets and maturities in each country. After incorporating cancellation rates of insurance policies and other instruments in the determination of expected cash flows, Aioi then uses the discounted cash flow method to calculate exposures from assets and debt and estimates the change in exposure caused by the change in interest rates.

For foreign exchange sensitivity, Aioi estimates the change in its foreign-denominated exposure generated by changes in exchange rates. In a similar manner to equity risk, foreign exchange rate risk is estimated by assuming a 10% decline in all currency exchange rates against Japanese yen. Consequently, the aggregate fair value sensitivity shown in the table below illustrates the effect on fair values if, simultaneously and uniformly, the value of the yen appreciates by 10% against all non-yen currencies. Aioi estimates the change in its foreign-denominated exposure resulting from exchange rate fluctuations based on its actual exposure and market data.

Aioi believes that the scenarios chosen are reasonable assumptions based on past observations about market conditions.

The following tables set forth the sensitivity of Aioi’s investments, by market risk category, as of March 31, 2009. Certain investments are included in more than one risk category. For example, bonds denominated in non-yen currencies are affected by changes in both interest rates and foreign exchange rates.

Sensitivity Analysis and Risk Category (as of March 31, 2009)

Equity risk	10% decline	(37) billion yen
Interest rate risk	50bp move	(6) billion yen
Foreign exchange risk	10% decline	(26) billion yen

Data Verification and Model Accuracy Confirmation.  Ensuring the quality of source data and calculations is a key priority for Aioi’s risk management function. Market values of asset holdings that are inputs for risk measurement are obtained and managed by Aioi’s back office independently of its front office. Its back and middle offices verify the data for reasonableness, consistency and completeness through the appropriate business processes which are validated by internal controls. Indices and other data necessary for risk measurement are obtained through independent sources such as Bloomberg, and risk measurement models are back-tested annually for appropriateness.

Other Risk Management

Insurance Underwriting and Pricing.  Aioi’s insurance businesses are subject to underwriting and pricing risks. Insurance underwriting involves a determination of the type and amount of risk which an insurer is willing to accept. Aioi evaluates policy applications on the basis of information provided by the applicant and others. It follows detailed and appropriate underwriting practices and procedures designed to properly assess and qualify risks before issuing coverage to qualified applicants. Aioi’s insurance underwriting standards attempt to produce results consistent with the assumptions used in product pricing. In addition, Aioi manages its overall exposure to single risks or events through the purchase of reinsurance coverage.

The pricing of insurance products involves the risk that, once a determination that coverage should be provided through the underwriting process has been made, the price charged for the coverage may be inadequate. The pricing of Aioi’s insurance products takes into consideration the expected frequency and severity of claims; the costs of providing the necessary coverage, including the cost of administering policy benefits, sales and other administrative and overhead costs; and a margin for profit. Additional factors considered in setting premiums and prices for Aioi’s life insurance products include assumptions as to future investment returns, expenses, persistency, mortality, morbidity and taxes, where appropriate. The long-term profitability of Aioi’s products is affected by the degree to which future experience deviates from these assumptions. Aioi endeavors to appropriately price its products according to risk with a margin for profit.

Aioi has managed to maintain the appropriate level of the risk retention by controlling the large exposure due to massive catastrophes, for individual policies and group policies. Aioi calculates the Probable Maximum Loss (“PML”) using field research for each risk category and arranges adequate reinsurance to mitigate the impact from such risks. Aioi aims to hold sufficient capital to ensure that it is financially strong, even after an extreme loss event. Aioi manages 99.5% VaR one-year time horizon measures of required capital. For the future accumulated loss due to natural disasters such as typhoons and earthquakes, Aioi estimates PML by using statistical models and arranges reinsurances properly.

Insurance Claims and Reserves.  Aioi is subject to risk associated with claims settlement, including the risk that amounts paid may be in excess of related losses or reserves, fraud and customer service-related issues affected by the promptness of its claims-handling procedures, as well as risks associated with the adequacy of its reserves.

The claims process involves professional claims evaluation personnel, with input from legal, accounting, actuarial and other functions as necessary, and is closely coordinated with the reserving process. While the claims process is managed at the local level, Aioi coordinates the establishment of claims guidelines, monitors claims development trends and exposures, and provides centralized support to its subsidiary operations in order to ensure that Aioi benefits from the “best practices” of its member companies. In addition, for large industrial and commercial risks, claims in excess of certain levels are actively managed by Aioi’s central claims department. To assess the appropriateness of its insurance reserves, Aioi makes use of historic values as well as statistical testing and regularly reviews the development of its reserves over time relative to its initial assumptions.

Credit Risk.  Credit risk refers to the risk of losses incurred by a decline in asset value or the loss of asset value due to deterioration in the financial position of a borrower. Aioi is subject to credit risk on investments such as corporate bonds, loans, guarantees as well as ceded reinsurance. Deterioration of the financial condition or results of operations of the debtor of these instruments may cause a delay in payments of principal or interest when due and eventually result in uncollectability. Aioi manages these risks in a number of ways. It closely inspects the creditworthiness of individual companies prior to making investments and performs follow-up on such reviews periodically. Aioi maintains internal controls by separating its loan and guarantee origination operations from its inspection and review operations. Additionally, Aioi collectively manages its investment portfolio to avoid losses arising from over-exposure to particular companies or sectors. Its policy of having an investment portfolio with a high average credit quality means that the credit risk in that portfolio is relatively small. Aioi also measures credit risk using a VaR methodology based on its assessment of the bankruptcy, collectability and rating migration rates on investments. As of March 31, 2009, the amount of VaR of credit risk on investments was ¥22 billion, calculated at a 99.5% confidence level over a one-year period. Credit analyses are also performed with respect to banks with whom Aioi maintains deposit relationships and other financial counterparties, including derivatives counterparties, to minimize its exposure.

Real Estate Investment Risk.  Aioi is subject to real estate investment risk due to the market fluctuation in real estate prices and rents. Therefore, it engages in risk management according to such characteristics, while it works to lower its outstanding balance of low-performing real estate and improve overall profitability.

Legal Risk.  Aioi is subject to legal risks arising from the uncertainty in the enforceability through legal or judicial processes of the obligations of its policyholders and counterparties, particularly in jurisdictions where applicable laws and regulation may be relatively recent or incomplete. Aioi seeks to minimize such uncertainty through consultation with internal and external legal advisors in all countries in which it conducts business.

Operational Risk.  Operational risk contains the following three categories: administrative risk, information and system risk and liquidity risk.

•	Administrative Risk. Administrative risk refers to the risk of losses incurred through deterioration of the quality of customer operations due to procedural negligence, accidents or impropriety on the part of officers, employees or agents, or confusion created by the introduction of new administrative systems that have not been verified or tested sufficiently during development and before deployment.

To ensure that its nationwide sales offices and service centers provide consistent, high-quality service, Aioi provides employees and agencies with manuals and training on administrative procedures and personal information protection. In addition, Aioi strives to prevent the manifestation of administrative risk by verifying the effectiveness of its risk management systems. Specifically, each head office division monitors administrative performance benchmarks and internal audits are carried out on sales branch offices and service centers.

•	Information and System Risk. Information and system risk refers to the risk of losses or customer dissatisfaction, caused mainly by abnormal stoppage, malfunction, improper operations or unauthorized use of computer systems or any mistake or delay in system development. To mitigate systems risk, Aioi has established a basic policy concerning information management to ensure that a new computer system will be thoroughly tested before its introduction.

Since Aioi handles a large volume of important information on customers, it positions the prevention of leaks of personal information as one of the vital elements of its risk management policy and takes measures to protect customer information and network security.

In addition, Aioi has established a contingency plan to ensure that it will be able to respond swiftly to a natural disaster or unforeseen accident. Aioi has also implemented a contingency plan for large risks on the assumption of epicentral earthquakes in the Tokyo metropolitan area.

•	Liquidity Risk. Liquidity risk comprises two types of risk: funding liquidity risk and market liquidity risk.

Funding liquidity risk refers to the risk of problems occurring in maintaining sufficient funds to meet obligations in the event of large-scale fund outflows triggered by a major disaster or other such event. Market liquidity risk refers to the risk of incurring losses owing to market instability, which may cause the value of assets held by Aioi to fall and transactions unavoidably conducted at prices disadvantageous to Aioi.

Aioi manages these risks by maintaining sufficient liquid assets, carefully monitoring capital outflows and inflows, and implementing appropriate cash management. In the case of market liquidity risk, Aioi manages risk using both qualitative and quantitative techniques, and strives to prevent the manifestation of such risk.

DIRECTORS AND MANAGEMENT OF MS&AD AFTER THE SHARE EXCHANGE

The following provides information about those individuals who are expected to serve in general capacities indicated for MS&AD after the Share Exchange. On September 30, 2009, MSIG, Aioi and NDGI agreed that Mr. Toshiaki Egashira, currently the President and Director of MSIG, will serve as the President and Director of MS&AD. The three companies also agreed that there would be 13 directors, four of whom would be outside directors, and also that there would be five corporate auditors, three of whom would be outside corporate auditors. The three companies agreed on the remaining directors and members of senior management as well as the corporate auditors of MS&AD at the end of October 2009.

			Number of
			MSIG Shares
	Proposed Position at		Owned as of	Percentage
Name	MS&AD	Date of Birth	September 30, 2009	Ownership

Toshiaki Egashira	President and Director	November 30, 1948	11,041	0.002%
Tadashi Kodama	Director	November 11, 1947	0	—
Ichiro Tateyama	Director	June 8, 1943	0	—
Yasuyoshi Karasawa	Director	October 27, 1950	7,513	0.001%
Hisahito Suzuki	Director	September 15, 1950	0	—
Masanori Yoneda	Director	July 24, 1950	0	—
Susumu Fujimoto	Director	December 5, 1948	7,318	0.001%
Katsuaki Ikeda	Director	September 8, 1951	10,530	0.002%
Shuhei Horimoto	Director	August 19, 1954	3,749	0.000%
Toshihiko Seki	Director	February 28, 1941	1,816	0.000%
Akira Watanabe	Director	February 16, 1947	0	—
Mitsuhiro Umezu	Director	May 18, 1957	0	—
Daiken Tsunoda	Director	January 29, 1967	0	—
Takashi Yamashita	Corporate Auditor	July 7, 1946	9,416	0.002%
Masahiko Oji	Corporate Auditor	March 9, 1946	0	—
Sosuke Yasuda	Corporate Auditor	December 15, 1943	0	—
Kuniaki Nomura	Corporate Auditor	June 13, 1945	0	—
Hiroyuki Tezuka	Corporate Auditor	May 8, 1961	0	—

Set forth below is summary biographical information of each of the individuals listed above:

Toshiaki Egashira (November 30, 1948)	President and Director, and CEO since April 1, 2009
(President, Director and CEO of MSI since 2006)
2001 Executive Officer of MSI
2003 Managing Executive Officer of MSI
2008 President and Director of MSIG
Tadashi Kodama (November 11, 1947)	(President and Director of Aioi since 2004) 2000 Executive Officer of Dai-Tokyo 2001 Director of Aioi 2002 Managing Director of Aioi 2003 Senior Managing Director of Aioi
Ichiro Tateyama (June 8, 1943)	(President and Director of NDGI since 2006)
1995 Director of The Dowa Fire & Marine Insurance Co., Ltd.
1997 Managing Director of The Dowa Fire & Marine Insurance Co., Ltd.
2001 Senior Managing Director of NDGI
2005 Director and Executive Vice President of NDGI

Yasuyoshi Karasawa (October 27, 1950)	Director and Senior Executive Officer since April 1, 2009
(Director and Senior Executive Officer of MSI since 2008)
2004 Executive Officer of MSI
2005 Director and Executive Officer of MSI
2006 Director and Managing Executive Officer of MSI
2008 Director of MSIG
Hisahito Suzuki (September 15, 1950)	(Director and Senior Managing Executive Officer of Aioi since 2008)
2000 Executive Officer of Dai-Tokyo
2002 Managing Executive Officer of Aioi
2002 Managing Director of Aioi
2003 Senior Managing Executive Officer of Aioi Life Insurance
Company, Limited
2003 Director and Vice President of Aioi Life Insurance Company, Limited
2004 Senior Managing Executive Officer of Aioi
2004 Senior Managing Director of Aioi
Masanori Yoneda (July 24, 1950)	(Director and Senior Managing Executive Officer of NDGI since 2009) 2003 Director of NDGI 2006 Director and Managing Executive Officer of NDGI
Susumu Fujimoto (December 5, 1948)	Director and Senior Executive Officer since April 1, 2009
(Director and Senior Managing Executive Officer of MSI since April 1, 2009)
1998 Director-General of Yokohama Customs, Ministry of Finance (the “MOF”)
1999 Deputy Director-General, Customs and Tariff Bureau, MOF
2002 Executive Director, European Bank for Reconstruction and Development
2005 Advisor of MSI
2007 Director of MSI
2008 Director of MSIG
Director and Managing Executive Officer of MSI
Katsuaki Ikeda (September 8, 1951)	Director and Managing Executive Officer since April 1, 2009 (Director and Managing Executive Officer of MSI since 2005) 2003 Director and Executive Officer of MSI 2008 Director of MSIG
Shuhei Horimoto (August 19, 1954)	Director and Managing Executive Officer since June 25, 2009 (Director and Managing Executive Officer of MSI since April 1, 2009) 2006 Executive Officer of MSI 2009 Managing Executive Officer of MSIG
Toshihiko Seki (February 28, 1941)	Director since April 1, 2008
1977 Associate Professor, School of Law, Tohoku University
1984 Professor, School of Law, Tohoku University
2000 Professor, Tohoku University Law School
2004 Honorary Professor, Tohoku University
Professor, Hosei University Law School
2004 Admitted as Attorney-at-Law
2007 Director of MSI
Akira Watanabe (February 16, 1947)	1973 Admitted to the Bar, Attorney-at-Law 1989 Attorney-at-Law, Seiwa Kyodo Law Office (Currently, Seiwa Meitetsu Law Office)
Mitsuhiro Umezu (May 18, 1957)	(Director of NDGI since 2007) 2005 Associate Professor, Faculty of Business and Commerce, Keio University
Daiken Tsunoda (January 29, 1967)	Corporate Auditor since 2008 1994 Admitted to the Bar, Attorney-at-Law 2003 Attorney-at-Law, Nakamura & Tsunoda (Currently, Nakamura, Tsunoda & Matsumoto)

Takashi Yamashita (July 7, 1946)	Corporate Auditor since 2008
2000 Executive Officer of Mitsui Marine
2001 Director of MSI
2002 Managing Director of MSI
2004 Senior Managing Director of MSI
2005 Director and Vice President Executive Officer of MSI
2007 Corporate Auditor of MSI
Masahiko Oji (March 9, 1946)	(Corporate Auditor of Aioi since June 25, 2009)
2000 Executive Officer of Dai-Tokyo
2002 Managing Executive Officer of Aioi
2004 Senior Managing Director of Aioi
2007 Director and Vice President of Aioi
2008 Director and Vice President Executive Officer of Aioi
2009 Director and Executive Officer of Aioi
Sosuke Yasuda (December 15, 1943)	Corporate Auditor since 2008
(Corporate Auditor of MSI since 2005)
1979 Registered as Certified Public Accountants
1980 Representative, Sosuke Yasuda Tax Accountant Office
1983 Representative, Tokyo Akasaka CPA Joint Office
1993 Senior Partner, Tokyo Akasaka & Co.
1999 Managing Partner, Tokyo Hokuto & Co. (Currently, Gyosei & Co.)
2001 Supervising Officer, Japan Prime Realty Investment Corporation
2008 Representative Partner, Gyosei & Co.
2009 Senior Adviser, Gyosei & Co.
Managing Partner, Gyosei Public Tax & Accountant’s Co.
Kuniaki Nomura (June 13, 1945)	(Corporate Auditor of MSI since 2006) 1970 Admitted to the Bar, Attorney-at-Law 2009 Attorney-at-Law, Nomura Law Offices
Hiroyuki Tezuka (May 8, 1961)	(Corporate Auditor of NDGI since 2007) 1986 Admitted to the Bar, Attorney-at-Law Attorney-at-Law, Nishimura & Sanada (Currently, Nishimura & Asahi)

Compensation

The aggregate compensation paid, including benefits in kind granted, by MSIG, Aioi and NDGI to those of their respective directors, corporate auditors and employees who are listed above during the fiscal year ended March 31, 2009 was ¥605 million.

MAJOR SHAREHOLDERS

MSIG

As of October 21, 2009, the following shareholders of record owned more than 5% of MSIG’s outstanding common stock. The information in the following table is based on MSIG’s register of shareholders. MSIG is not required by Japanese law to monitor or disclose beneficial ownership of common stock.

		Percentage of
	Number of MSIG	Outstanding MSIG
	Shares Owned as of	Shares Owned as of
Name	October 21, 2009	October 21, 2009

Japan Trustee Services Bank, Ltd. (Trust account 4G)	23,500,400	5.6%
The Master Trust Bank of Japan, Ltd. (Trust account)	22,923,300	5.5%

Note:

Any person who becomes, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the Japanese over-the-counter market, as calculated pursuant to the Financial Instruments and Exchange Law of Japan, must file with the Regional Finance Bureau having jurisdiction a report concerning such shareholding within five business days a report concerning such shareholding (a “Substantial Shareholding Report”). MSIG is aware that Brandes Investment Partners L.P. made such a filing (a revised filing) on May 29, 2009, in which it stated that it owned 35,143 thousand shares of MSIG’s common stock as of May 22, 2009, representing 8.4% of MSIG’s outstanding common stock. Brandes Investment Partners L.P. originally made a filing on May 2, 2008, in which it stated that it owned 54,132 thousand shares of MSIG’s common stock as of April 1, 2008, representing 12.8% of MSIG’s outstanding common stock.

MSIG’s major shareholders do not have different voting rights from any other holder of MSIG shares. To MSIG’s knowledge, it is not owned or controlled by another corporation, any government or any natural or legal person, either severally or jointly. MSIG knows of no arrangements the operation of which may result in a change of control of the company.

Aioi

As of October 21, 2009, the following shareholders of record owned more than 5% of Aioi’s outstanding common stock. The information in the following table is based on Aioi’s register of shareholders. Aioi is not required by Japanese law to monitor or disclose beneficial ownership of its common stock.

		Percentage of
	Number of Aioi	Outstanding Aioi
	Shares Owned as of	Shares Owned as of
Name	October 21, 2009	October 21, 2009

Toyota Motor Corporation	252,567,758	34.4%
State Street Bank and Trust Company	81,098,471	11.1%

Notes:

(1)	Aioi understands that State Street Bank and Trust Company is not the beneficial owner of Aioi’s common stock. Aioi does not know the identity of the beneficiaries of these trust accounts.

(2)	Aioi is aware that Arnold and S. Bleichroeder Advisers, LLC. initially filed a Substantial Shareholding Report on September 7, 2004. After that date, its shareholding decreased to under 5% and then exceeded 5% again, which was reported on January 8, 2008. The latest filing was made on November 14, 2008 and stated that it owned 83,725,100 shares of Aioi’s common stock, representing 11.4% of its then outstanding common stock. Aioi was unable to confirm such shareholding as of October 21, 2009.

Aioi’s major shareholders do not have different voting rights from any other holder of Aioi shares. To Aioi’s knowledge, it is not owned or controlled by another corporation, any government or any natural or legal person, either severally or jointly. Except for the Business Combination, Aioi knows of no arrangements the operation of which may result in a change of control of the company.

NDGI

As of October 21, 2009, the following shareholders of record owned more than 5% of NDGI’s outstanding common stock. The information in the following table is based on NDGI’s register of shareholders. NDGI is not required by Japanese law to monitor or disclose beneficial ownership of common stock.

		Percentage of
	Number of NDGI	Outstanding NDGI
	Shares Owned as of	Shares Owned as of
Name	October 21, 2009	October 21, 2009

Nippon Life Insurance Company	138,015,990	36.4%
State Street Bank and Trust Company	23,093,122	6.1%

Notes:

(1)	According to an amendment to a Substantial Shareholding Report, dated September 18, 2008, filed by Arnhold and S. Bleichroeder Advisers, LLC, it held 24,660,000 shares of NDGI’s common stock as of September 15, 2008, representing 6.3% of NDGI’s total outstanding shares, including shares held by NDGI, as of that date. NDGI has not independently confirmed such shareholding.

(2)	According to a Substantial Shareholding Report, dated March 16, 2009, filed by Mitsubishi UFJ Financial Group, Inc., it held 19,507,396 shares of NDGI’s common stock as of March 9, 2009, representing 5.0% of NDGI’s total outstanding shares, including shares held by NDGI, as of that date. NDGI has not independently confirmed such shareholding.

NDGI’s major shareholders do not have different voting rights from any other holder of NDGI shares. To NDGI’s knowledge, except as disclosed above, it is not owned or controlled by another corporation, any government or any natural or legal person, either severally or jointly. Except for the Business Combination, NDGI knows of no arrangements the operation of which may result in a change of control of the company.

MS&AD

Based on the above information, if the record ownership by the shareholders listed in the tables above remained unchanged through the date of the Share Exchange and the MSIG-NDGI Share Exchange, the following would be information regarding shareholders of record that would hold 5% or more of MS&AD’s outstanding common stock immediately after the two share exchanges:

		Percentage of
	Number of Shares of	Outstanding Shares
	MS&AD to Be	of MS&AD
	Received in the	Following the Share
Name	Share Exchanges	Exchanges

Toyota Motor Corporation	52,610,933	8.25%
Nippon Life Insurance Company	36,325,258	5.70%

Notes:

(1)	The number of shares of MS&AD has been obtained by multiplying the number of Aioi shares and/or NDGI shares, as the case may be, held by the shareholder as of October 21, 2009 by the relevant share exchange ratio, and then rounding down to the nearest whole number of shares, and then adding any MSIG shares such shareholder owned as of October 21, 2009.

(2)	For purposes of the above table, it is assumed that, between October 21, 2009 and April 1, 2010, the number of outstanding shares of each company’s common stock remains the same.

DESCRIPTION OF MSIG’S COMMON STOCK

The following information relates to the shares of MSIG’s common stock, including summaries of certain provisions of the MSIG’s Articles of Incorporation, Share Handling Regulations and of the Corporation Law of Japan (the “Corporation Law”) relating to joint stock corporations (known in Japanese as kabushiki kaisha) and of certain relevant regulations under the Insurance Business Law.

General

The authorized share capital of MSIG is 900,000,000 shares, as provided in its Articles of Incorporation, of which 421,320,739 shares are issued.

On January 5, 2009, a new central clearing system for shares of Japanese listed companies was established pursuant to the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, Etc. of Japan (the “Book-Entry Law”), and since then the shares of all Japanese companies listed on any Japanese financial instruments exchange, including the shares of MSIG, have become subject to this new system. On the same day, all existing shares were dematerialized and all existing share certificates for such shares became null and void. At present, the Japan Securities Depository Center, Inc. (“JASDEC”) is the sole institution that is designated by the relevant authorities as a book-entry transfer institution which is permitted to engage in the clearing operations of shares of Japanese listed companies under the Book-Entry Law. Under the new clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, such person must have an account at an account management institution unless such person has an account directly at JASDEC. “Account management institutions” are, in general, financial instruments firms engaged in type 1 financial instruments business (i.e., securities brokers/dealers), banks, trust companies and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law.

Under the Book-Entry Law, any transfer of shares is effected through book entry, and title to the shares passes to the transferee at the time when the number of the shares to be transferred is, by an application for book entry, recorded in the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal owner of the shares recorded in such account.

Under the Corporation Law and the Book-Entry Law, in order to assert shareholders’ rights against MSIG, a shareholder must have its name and address registered in the register of shareholders, except in limited circumstances. Although, in general, holders of an account with shares recorded are to be registered in the register of shareholders on the basis of information notified by JASDEC to MSIG at certain prescribed time, in order to exercise minority shareholders’ rights (other than those the record dates for which are fixed) against MSIG, a holder of an account with shares needs to make an application though an account management institution to JASDEC, which will then give a notice of the name and address of such holder, the number of shares held by such holder and other requisite information to MSIG, and to exercise rights within four weeks from such notice.

Dividends

General

Under the Corporation Law, distribution of cash or other assets by a joint stock corporation to its shareholders, so called “dividends”, takes the form of distribution of Surplus (as defined in “Restriction on Distribution of Surplus” below). Under the Corporation Law, a joint stock corporation may distribute dividends in cash and/or in kind any number of times per fiscal year, subject to certain limitations described in “Restriction on Distribution of Surplus” below.

Under the Corporation Law and the Articles of Incorporation, MSIG may, (a) following shareholders’ approval, make distribution of year-end dividends to shareholders of record as of March 31 in each year, (b) by resolution of board of directors, make interim dividend payments in cash to shareholders of record as of September 30 in each year, and (c) following shareholders’ approval, make distribution of dividends to shareholders of record date to be set for such distribution from time to time. Under its Articles of Incorporation, MSIG is not obligated to pay any dividends in cash unclaimed for a period of three years after the date on which they first become payable.

Distributions of dividends may be made in cash or in kind in proportion to the number of shares held by each shareholder. A resolution of the general meeting of shareholders or board of directors authorizing a distribution of dividends must specify the form and aggregate book value of the assets to be distributed, the manner of allotment of such assets to shareholders, and the effective date of the distribution. If a distribution of dividends is to be made in kind, MSIG may grant a right to shareholders to require MSIG to make such distribution in cash instead of in kind, pursuant to a resolution of a general meeting of shareholders. If no such right is granted to shareholders, the relevant distribution of dividend must be approved by a special resolution of a general meeting of shareholders.

Restriction on Distribution of Surplus

Under the Corporation Law, in making a distribution of Surplus, MSIG must set aside in its additional paid-in capital and/or legal reserve an amount equal to one-tenth of the amount of Surplus so distributed, until the sum of its additional paid-in capital and legal reserve reaches one-quarter of its stated capital.

The amount of Surplus at any given time must be calculated in accordance with the following formula:

A + B + C + D − (E + F + G)

In the above formula:

“A” = the total amount of other capital surplus and other retained earnings, each such amount being that appearing on MSIG’s non-consolidated balance sheet as of the end of the last fiscal year

“B” = (if MSIG has disposed of its treasury stock after the end of the last fiscal year) the amount of the consideration for such treasury stock received by it less the book value thereof

“C” = (if MSIG has reduced its stated capital after the end of the last fiscal year) the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital or legal reserve (if any)

“D” = (if MSIG has reduced its additional paid-in capital or legal reserve after the end of the last fiscal year) the amount of such reduction less the portion thereof that has been transferred to stated capital (if any)

“E” = (if MSIG has cancelled its treasury stock after the end of the last fiscal year) the book value of such treasury stock

“F” = (if MSIG has distributed Surplus to its shareholders after the end of the last fiscal year) the total book value of the Surplus so distributed

“G” = certain other amounts set forth in an ordinance of the Ministry of Justice

The aggregate book value of Surplus distributed by MSIG may not exceed a prescribed distributable amount (the “Distributable Amount”), as calculated on the effective date of such distribution. The Distributable Amount at any given time shall be the amount of Surplus less the aggregate of (a) the book value of MSIG treasury stock, (b) the amount of consideration for any of MSIG treasury stock disposed of by it after the end of the last fiscal year and (c) certain other amounts set forth in an ordinance of the Ministry of Justice.

If MSIG has become at its option a company with respect to which its consolidated balance sheet should also be considered in the calculation of the Distributable Amount (renketsu haito kisei tekiyo kaisha), MSIG shall further deduct from the amount of Surplus the excess amount, if any, of (x) the total amount of the shareholders’ equity appearing on its non-consolidated balance sheet as of the end of the last fiscal year and certain other amounts set forth by an ordinance of the Ministry of Justice over (y) the total amount of the shareholders’ equity and certain other amounts set forth by an ordinance of the Ministry of Justice appearing on MSIG’s consolidated balance sheet as of the end of the last fiscal year.

If MSIG has prepared interim financial statements as described below, and if such interim financial statements have been approved by the board of directors or, if so required by the Corporation Law, by a general meeting of shareholders, then the Distributable Amount must be adjusted to take into account the amount of profit or loss, and the amount of consideration for any of MSIG’s treasury stock disposed of by MSIG, during the period in respect of which such interim financial statements have been prepared. MSIG may prepare non-consolidated interim financial statements consisting of a balance sheet as of any date subsequent to the end of the last fiscal year and an income statement for the period from the first day of the current fiscal year to the date of such balance sheet. Interim financial statements so prepared by MSIG must be audited by its corporate auditors and/or outside accounting auditor, as required by an ordinance of the Ministry of Justice.

For information as to Japanese taxes on dividends, see “Taxation — Japanese Taxation”.

Stock Splits

MSIG may at any time split shares into a greater number of shares by the resolution of the board of directors. A company that conducts a stock split is required by the Corporation Law to give public notice (i) providing a description of the stock split and (ii) announcing that shareholders entered or recorded in the shareholder register as of the date specified by the company are entitled to the shares resulting from the stock split, no later than two weeks prior to such specified date.

For information as to the treatment under Japanese tax law of a stock split, see “Taxation — Japanese Taxation”.

Unit Share System

MSIG adopts a “unit share system”. MSIG’s Articles of Incorporation provide that 100 shares of the MSIG’s common stock constitute one “unit” of shares. The board of directors is permitted to reduce the number of shares constituting one unit or abolish the unit share system without approval by shareholders. The number of shares constituting a unit may not exceed one thousand (1,000) under the Corporation Law.

Upon demand from a holder of shares constituting less than one unit, MSIG is obligated to purchase such shares. In addition, pursuant to MSIG Articles of Incorporation, any such holders may demand MSIG to sell to them shares constituting less than one unit which, when added to the shares already held by such holder, will constitute a full unit unless MSIG does not own sufficient number of treasury shares. Such purchase and sale of shares will be effected at the market price as of the date of such demand.

A holder of less than one unit of shares has no voting right.

In accordance with the Corporation Law, MSIG’s Articles of Incorporation provide that a holder of shares constituting less than one unit does not have any other rights of a shareholder in respect of those shares, other than those provided by the Articles of Incorporation including the following rights:

•	to receive distributions of dividends,

•	to receive cash or other assets in case of consolidation or split of shares, exchange or transfer of shares or corporate merger,

•	to be allotted rights to subscribe for free for new shares and stock acquisition rights when such rights are granted to shareholders, and

•	to participate in any distribution of surplus assets upon liquidation.

Voting Rights

A holder of shares constituting one or more whole units is generally entitled to one voting right per unit of shares. Except as otherwise provided by law or by the Articles of Incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the number of voting rights of the shareholders represented at the meeting. The Corporation Law and MSIG’s Articles of Incorporation provide, however, that the quorum for the election of directors and corporate auditors shall not be less than one-third of the total number of voting rights of the shareholders who are entitled to exercise their voting rights. MSIG’s shareholders are not entitled to cumulative voting in the election of directors. MSIG or a corporate or certain other entity of which more than one-quarter of the total voting rights are directly or indirectly owned by MSIG may not exercise its voting rights with respect to shares of MSIG’s common stock that it owns. Shareholders may exercise their voting rights through proxies, provided that the proxies are also shareholders holding voting rights. MSIG’s shareholders, in general, also may cast their votes in writing. Shareholders may also exercise their voting rights by electronic means when the Board of Directors decides to permit such method of exercising voting rights.

The Corporation Law and MSIG’s Articles of Incorporation provide that a quorum of not less than one-third of the total number of the voting rights of shareholders who are entitled to exercise their voting rights must be present at a shareholders meeting to approve specified corporate actions, including:

•	any purchase of MSIG’s own shares from a particular shareholder other than its subsidiary;

•	a consolidation of shares;

•	any issuance or transfer of new shares or existing shares held by MSIG as treasury stock at an “especially favorable” price or any issuance of stock acquisition rights at an “especially favorable” condition to any persons other than shareholders;

•	a reduction of the liability of a director, a corporate auditor or an independent auditor caused by his or her failure to perform an obligation without intent or gross negligence, subject to certain exceptions;

•	a reduction of stated capital, subject to certain exceptions;

•	a distribution of dividends in kind without granting shareholders the right to request payment in cash instead;

•	any amendment to the Articles of Incorporation, subject to certain exceptions;

•	the transfer of the whole or an important part of the business, subject to certain exceptions;

•	the taking over of the whole of the business of any other corporation, subject to certain exceptions;

•	a dissolution, merger or consolidation, subject to certain exceptions;

•	a corporate split, subject to a certain exception; or

•	a share exchange or Share Exchange for the purpose of establishing a 100% parent-subsidiary relationship, subject to a certain exception.

A resolution for the above actions can be adopted only by special resolution, which requires an affirmative vote of at least two-thirds of the voting rights of the shareholders represented at the meeting.

General Meeting of Shareholders

The ordinary general meeting of the shareholders of MSIG will be normally held in June in each year in Tokyo, Japan. In addition, MSIG may hold an extraordinary general meeting of shareholders whenever necessary by giving notice of convocation thereof at least two weeks prior to the date set for the meeting.

Notice of convocation of a shareholders’ meeting setting forth the place, time and purpose thereof, must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for the meeting. Under the Corporation Law, such notice may be given to shareholders by electronic means, subject to the consent by the relevant shareholders. The record date for an ordinary general meeting of shareholders is March 31 of each year.

Any shareholder or group of shareholders holding at least three percent of the total number of voting rights for a period of six months or more may demand the convocation of a general meeting of shareholders. Unless such shareholders’ meeting is convened without delay or a convocation notice of a meeting which is to be held not later than eight weeks from the day of such demand is dispatched, the demanding shareholder may, upon obtaining a court approval, convene such shareholders’ meeting.

Any shareholder or group of shareholders holding at least 300 voting rights or one percent of the total number of voting rights for a period of six months or more may demand that a particular matter be added to the agenda of a general meeting of shareholders at least eight weeks prior to the date set for such meeting.

Liquidation Rights

In the event of the liquidation of MSIG, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among the shareholders in proportion to the respective number of shares which they hold.

Issue of Additional Shares of Common Stock and Pre-emptive Rights

Holders of shares of MSIG’s common stock have no pre-emptive rights under the Articles of Incorporation. Authorized but unissued shares may be issued at such times and upon such terms as the Board of Directors determines, subject to the limitations as to the offering of new shares at a “specially favorable” price mentioned under “Voting rights” above. MSIG’s Board of Directors may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as at a record date of which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom such rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which such rights expire.

Stock Acquisition Rights

MSIG may issue stock acquisition rights by the resolution of the board of directors, except for issuances at an “especially favorable” conditions, for which a special resolution of a shareholders’ meeting is required. Holders of stock acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of such stock acquisition rights. Upon the exercise of stock acquisition rights, MSIG will be obliged either to issue the required number of new shares or, alternatively, to transfer the necessary number of shares from treasury stock held by it.

Report to Shareholders

MSIG will furnish to the shareholders notices of shareholders’ meetings (including statutory business report), annual and semi-annual business reports, including financial statements or a summary thereof, and notices of resolutions adopted at the shareholders’ meetings, all of which are in Japanese.

Record Date

March 31 is the record date for MSIG’s year-end dividends. The shareholders who are registered as the holders of one unit of shares or more in MSIG’s registers of shareholders at the end of each March 31 are also entitled to exercise shareholders’ rights at the ordinary general meeting of shareholders with respect to the fiscal year ending on such March 31. In addition, MSIG may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

The price of shares generally goes ex-dividends or ex-rights on Japanese stock exchanges on the third business day prior to a record date (or if the record date is not a business day, the fourth business day prior thereto), for the purpose of dividends or rights offerings.

Repurchase by MSIG of Shares

MSIG may acquire its own shares:

(i) by purchase on any stock exchange on which its shares are listed or by way of a tender offer under the Financial Instruments and Exchange Law of Japan, pursuant to a resolution of the board of directors as provided in its Articles of Incorporation;

(ii) through procedures under which all shareholders in the same class may apply to sell their shares pursuant to a resolution of the general meeting of shareholders;

(iii) by purchase from a specific party other than any of its subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

(iv) by purchase from any of its subsidiaries, pursuant to the resolution of the board of directors.

In the case of (iii) above, any other shareholder may demand that such other shareholder be included as a seller in the proposed purchase, unless the purchase price will not exceed the market price on the day immediately preceding the date on which the resolution mentioned in (iii) above was adopted.

In general, the total acquisition price of the shares to be purchased by MSIG may not exceed the Distributable Amount. See “Dividends” above for further details regarding this amount.

Shares acquired by MSIG may be held as treasury stock for any period or cancelled by the resolution of the board of directors. MSIG may also transfer the shares held by it to any person, subject to the resolution of the board of directors and other requirements similar to those applicable to the issuance of new shares.

TAXATION

Japanese Taxation

The following is a summary of the principal Japanese tax consequences of the Share Exchange and the ownership of MSIG shares to non-resident holders who hold shares of Aioi’s common stock and ultimately of MSIG’s common stock. The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis.

This summary is not exhaustive of all possible tax considerations which may apply to a particular non-resident holder and potential non-resident holders are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of MSIG shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

A “non-resident holder” means a holder of Aioi’s common stock or MSIG’s common stock, as the case may be, who holds such stock as portfolio investments, and who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

Exchange of Aioi’s Common Stock for MSIG’s Common Stock

In the opinion of MSIG’s Japanese counsel, Mori Hamada & Matsumoto, a non-resident holder will not recognize any income or gain for Japanese tax purposes upon the exchange of its Aioi shares for MSIG shares in the Share Exchange, except to the extent it receives cash in lieu of fractional shares of MSIG shares as described in the following paragraph.

As long as Aioi’s common stockholders receive only MSIG’s common stock in exchange for their Aioi’s common stock in the Share Exchange, they will not recognize any gain for Japanese tax purposes. If they receive any cash in lieu of fractional shares of MSIG’s common stock, such cash is deemed to be sales proceeds for such fractional shares and, consequently, the Aioi’s common stockholders may recognize capital gains for Japanese tax purposes depending on their respective tax basis for the Aioi’s common stock exchanged for such fractional shares. However, non-resident holders are generally not subject to Japanese taxation with respect to such gains derived from Japanese corporation stock. A U.S. holder (as defined below) that is entitled to benefits under the Tax Convention (as defined below) is generally exempt from Japanese taxation, if any, on such gains.

Tax Consequences of Dissenting Shareholder

A dissenting shareholder who exercises the dissenters’ rights will be taxed. The purchase price of Aioi common stock purchased by Aioi from a dissenting shareholder who exercises the dissenters’ rights minus the amount equivalent to the capital of Aioi per such common stock calculated in accordance with the Japanese tax law will be deemed to be the dividends paid by Aioi to such dissenting shareholder, and the amount equivalent to the capital of Aioi per such common stock minus respective tax basis will be treated as capital gain or loss for Japanese tax purposes.

Tax Consequences of Owning MSIG Shares

Generally, a non-resident holder will be subject to Japanese withholding tax on dividends paid by MSIG. As described in more detail below, the rate of Japanese withholding tax applicable to dividends paid by MSIG to non-resident holders is 7% in general for dividends to be paid on or before December 31, 2011 pursuant to Japanese tax law. After such date, the maximum withholding rate for U.S. holders (as defined below), which is generally set at 10% of the gross amount distributed, shall be applicable pursuant to the Tax Convention (as defined below).

Under the Convention between the Government of the United States of America and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Tax Convention”), the maximum withholding rate for U.S. holders (as defined below) is generally set at 10% of the gross amount distributed. However, the maximum rate is 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a United States resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company with a controlling interest in the paying company.

Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate shall be applicable. The rate of Japanese withholding tax applicable to dividends paid by MSIG to non-resident holders is 7% for dividends to be paid on or before December 31, 2011 and 15% thereafter, except for dividends paid to any individual non-resident holder who holds 5% or more of MSIG issued shares for which the applicable rate is 20%.

Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on the shares of MSIG are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through MSIG to the relevant tax authority before the payment of dividends. A standing proxy for non-resident holders may provide this application service for the non-resident holders. Non-resident holders who do not submit an application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate of an applicable tax treaty.

Stock splits without any cash payment or delivery of other assets are not subject to Japanese income taxation.

Gains derived from the sale or other disposition of shares of MSIG within or outside Japan by a non-resident holder are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes. In addition, a U.S. holder (as defined below) that is entitled to benefits under the Tax Convention is generally exempt from Japanese taxation with respect to such gains.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired shares as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

Material U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of Aioi shares of (1) the Share Exchange and (2) holding and disposing of MSIG shares received pursuant to the Share Exchange. The discussion in this section is the opinion of Sullivan & Cromwell LLP, special U.S. tax counsel to MSIG, and is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

This discussion is not binding on the IRS or any court and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. No ruling from the Internal Revenue Service (the “IRS”) has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences described herein. This summary assumes that a U.S. holder holds its Aioi shares, and will hold any MSIG shares received in the Share Exchange, as a capital asset for U.S. federal income tax purposes.

For the purpose of this summary, the term “U.S. holder” means a beneficial owner of Aioi shares at the time of the Share Exchange and that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States; (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any of its political subdivisions; (3) a trust that (a) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, to control all substantial decisions or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds Aioi shares at the time of the exchange, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold Aioi shares and partners in such partnerships should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences applicable to them with respect to the Share Exchange and the holding and disposing of MSIG shares received pursuant to the Share Exchange.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular U.S. holder. In addition, except where specifically indicated, this summary does not address the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special rules, including:

•	brokers or dealers in securities or currencies;

•	banks and other financial institutions;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities;

•	insurance companies;

•	tax-exempt entities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. holders who hold Aioi shares, or will hold MSIG shares received in the Share Exchange, as part of a hedge, straddle, conversion transaction or other risk-reduction strategy;

•	U.S. holders who acquired their Aioi shares pursuant to the exercise of an employee stock option or right or otherwise as compensation;

•	U.S. holders who are subject to the alternative minimum tax provisions of the Code;

•	U.S. holders who own or have owned, directly, indirectly or constructively, 10% or more (by vote) of the Aioi shares; and

•	U.S. holders who will own, directly, indirectly or constructively, 5% or more (by either vote or value) of any class of MSIG shares following the Share Exchange.

This summary does not address the tax consequences of the Share Exchange under state, local or non-U.S. tax laws (including, without limitation, Japanese tax laws), or federal tax laws other than those pertaining to income tax.

U.S. holders of Aioi shares should consult their own tax advisors to determine the particular tax consequences to them of the Share Exchange and of holding and disposing of MSIG shares received in the Share Exchange (including the application and effect of any state, local or non-U.S. and other tax laws).

The Share Exchange

Tax Consequences Generally.  The U.S. federal income tax consequences to a U.S. holder of Aioi shares who participates in the Share Exchange depend in part on whether the Share Exchange will qualify as a tax-free exchange under the Code. However, even if the Share Exchange qualifies as a tax-free exchange under the Code, Section 1248 of the Code generally will require that U.S. holders of Aioi shares recognize taxable gain (but not loss) as a result of the Share Exchange. For a discussion of the application of Section 1248 of the Code to the Share Exchange, see below under ‘‘— The Share Exchange — Section 1248”.

The Code provides for various types of tax-free exchanges, and each such type of exchange has a specific set of requirements that must be satisfied in order to qualify as tax-free. In order for the Share Exchange to qualify as a tax-free exchange under the Code, (1) immediately after the Share Exchange, MSIG must be in “control” of Aioi, (2) holders of Aioi shares that participate in the Share Exchange must receive only “voting stock” of MSIG in exchange for their Aioi shares and must not receive any cash (including, without limitation, cash in respect of such a holder’s expenses relating to the Share Exchange) or nonvoting stock in the Share Exchange, other than cash received in redemption of a fractional MSIG share and (3) any cash paid to non-participating holders (including holders who exercise dissenters’ rights) of Aioi shares must be paid to such holders by Aioi, and not by MSIG. For this purpose, “control” means the ownership of stock possessing at least 80% of the total combined voting power of all classes of Aioi stock entitled to vote and at least 80% of the total number of shares of each other class of stock of Aioi.

In order for the MSIG shares that are issued in the Share Exchange to qualify as “voting stock”, such shares must generally carry a right to vote in the corporate affairs of MSIG. MSIG’s Articles of Incorporation have adopted a “unit share system” (see “Description of MSIG’s Common Stock — Unit Share System”) pursuant to which 100 shares of MSIG’s common stock constitute one “unit” of shares. A holder of MSIG shares constituting one or more whole units is generally entitled to one voting right per unit of shares. A holder of less than one unit of shares (i.e., less than 100 MSIG shares), has no voting rights. Because of this unit share system, to the extent any Aioi shareholder receives a fractional unit of MSIG shares (i.e., a number of shares that is not divisible by 100) in exchange for their Aioi shares, such Aioi shareholder may be treated as having received nonvoting stock of MSIG, in which case requirement (2) above will not be satisfied and the Share Exchange will not qualify as a tax-free exchange for U.S. federal income tax purposes. However, since MSIG has only one class of shares and since such shares are entitled to voting rights if held in sufficient amount, it may also be argued that the MSIG shares issued in the Share Exchange do constitute “voting stock” for U.S. federal income tax purposes. It is the opinion of Sullivan & Cromwell LLP that, although not entirely free from doubt, the MSIG shares issued in the Share Exchange should constitute “voting stock” for U.S. federal income tax purposes and the Share Exchange should qualify as a tax-free exchange under the Code. MSIG plans to take the position that the Share Exchange qualifies as a tax-free exchange under the Code and the rest of this discussion so assumes.

Section 1248.  Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits attributable to such shares during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder was a “United States shareholder” at any time during the five-year period ending on the date of disposition when the non-U.S. corporation was a controlled foreign corporation (“CFC”) (as defined in the next paragraph). Furthermore, if a U.S. holder would be subject to Section 1248 of the Code with respect to a sale or exchange of its Aioi shares before the Share Exchange but would not be subject to Section 1248 of the Code with respect to a sale or exchange of MSIG shares following the Share Exchange, such U.S. holder would be required to include in income as a deemed dividend an amount equal to the excess, if any, of (1) the sum of the cash and fair market value of the MSIG shares received by such U.S. holder (including the fair market value of any fractional MSIG share deemed received) over (2) the U.S. holder’s tax basis in the Aioi shares exchanged therefor, but only to the extent of Aioi’s earnings and profits attributable to such shares during the period that the U.S. holder held such shares (with certain adjustments).

For these purposes, any U.S. person who owns, directly or indirectly through non-U.S. persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all Aioi shares will be considered to be a “United States shareholder”. In general, a non-U.S. insurance company is treated as a CFC if “United States shareholders” collectively own (directly, indirectly or constructively) more than 25% of the total combined voting power or total value of its stock, and a non-U.S. corporation that is not an insurance company is treated as a CFC if “United States shareholders” collectively own (directly, indirectly or constructively) more than 50% of the total combined voting power or total value of its stock. The constructive ownership rules applicable for these purposes are complex, and may result in a person, such as a partnership, constructively owning shares directly, indirectly or constructively owned by its members. Furthermore, a “United States shareholder” may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation by a U.S. holder if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and such U.S. holder (regardless of whether such U.S. holder is a “United States shareholder”) held shares of the non-U.S. corporation at any time during the five-year period ending on the date of the disposition when the non-U.S. corporation was 25% or more owned by U.S. persons. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file IRS

Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that would be taxed as an insurance company if it were a domestic corporation and that is a CFC by reason of Section 953(c)(7) of the Code.

Japanese law does not require Aioi to monitor the beneficial ownership of its common stock and Aioi has not done so. Accordingly, it is not known whether 25% or more of Aioi’s shares are currently, or have been at any time during the last five years, owned by U.S. persons. As such, MSIG cannot conclude that Section 1248 of the Code will not apply to treat any gain recognized on the disposition of Aioi shares pursuant to the Share Exchange as a taxable dividend. As a result, MSIG intends to take the position that Section 1248 of the Code will apply to U.S. holders of Aioi shares who participate in the Share Exchange and results in the following U.S. federal income tax consequences: (1) a U.S. holder of Aioi shares will be required to include in gross income, as a deemed dividend, an amount generally equal to the excess, if any, of (i) the sum of the fair market value of the MSIG shares received in the Share Exchange and the amount of any cash received in redemption of a fractional share thereof over (ii) the U.S. holder’s tax basis in its Aioi shares exchanged therefor; (2) a U.S. holder of Aioi shares will not be allowed to recognize any loss as a result of the Share Exchange; (3) a U.S. holder’s tax basis in the MSIG shares received pursuant to the Share Exchange will equal the sum of such U.S. holder’s tax basis in its Aioi shares surrendered in the Share Exchange and the amount such U.S. holder includes in its gross income as a deemed dividend; (4) a U.S. holder’s holding period in the MSIG shares received pursuant to the Share Exchange will include the holding period of the U.S. holder’s Aioi shares surrendered in the Share Exchange; and (5) a U.S. holder will be required to attach IRS Form 5471 to its U.S. federal income tax or information return that it would normally file for its taxable year in which the Share Exchange occurs. Moreover, because no cash will be distributed in the Share Exchange (other than cash received in redemption of a fractional MSIG share), a U.S. holder of Aioi shares who participates in the Share Exchange will likely have to pay tax in respect of income that is not distributed currently, and may never be distributed. All U.S. holders of Aioi shares are urged to consult their own tax advisors as to the applicability of Section 1248 to their individual circumstances.

Section 1248 of the Code should not apply to the disposition of a fractional MSIG share deemed received in the Share Exchange because (1) less than 50% of MSIG’s shares are owned by U.S. persons and (2) MSIG is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. However, there can be no assurance that Section 1248 of the Code and the requirement to file IRS Form 5471 will not apply to the disposition of a fractional MSIG share deemed received in the Share Exchange. For more detail on the application of Section 1248 of the Code, see “— Holding and Disposing of MSIG Shares Received in the Share Exchange — Sale or Other Taxable Disposition of MSIG Shares”.

Miscellaneous Reporting Requirements.  If a U.S. holder of Aioi shares receives MSIG shares in the Share Exchange and, immediately before the Share Exchange, owned 5% or more, by vote or value, of the Aioi shares, such U.S. holder will be required to file a statement on IRS Form 926 with its U.S. federal income tax return for the year of the Share Exchange. The statement must set forth the U.S. holder’s basis in, and the fair market value of, its Aioi shares exchanged in the Share Exchange, the date of the Share Exchange and the name and employer identification number of MSIG and Aioi. Such U.S. holder will also be required to retain permanent records of these facts. U.S. holders of Aioi shares that own more than 5% of Aioi shares should consult their own tax advisors regarding IRS Form 926 and any other applicable reporting requirements.

Consequences to U.S. Holders Who Receive Cash Pursuant to the Exercise of Dissenters’ Rights.  U.S. holders of Aioi shares who exercise dissenters’ rights of appraisal, as discussed in “— The Share Exchange — Dissenters’ Rights”, with respect to their Aioi shares, and receive cash as a result, will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their Aioi shares. Such gain or loss will be treated as U.S. source income for U.S. federal income tax purposes. Subject to the discussion below under “— The Share Exchange — Passive Foreign Investment Company Rules” and the discussion above under “— The Share Exchange — Section 1248”, such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Aioi shares is more than one year. As discussed above under “Taxation — Japanese Taxation”, certain amounts received by holders of Aioi shares who exercise their dissenters’ rights may be treated as dividends for Japanese tax purposes and, subject to Japanese withholding tax, for purposes of determining such a U.S. holder’s foreign tax credit, such amounts would ordinarily be deemed to be income from sources within the United States. However, pursuant to the Convention Between the Government of the United States of America

and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Convention”), if such deemed dividends were received by a U.S. holder that is eligible for the benefits of the Convention, then such deemed dividends would generally be treated as arising from Japanese sources for U.S. federal income tax purposes. U.S. holders who own Aioi shares and who receive cash in respect of their Aioi shares pursuant to the exercise of dissenters’ rights of appraisal should consult their own tax advisors concerning the proper U.S. federal income tax treatment of the receipt of such cash.

The rules described in this section are very complex. U.S. holders are urged to consult their own tax advisors as to the applicability of those rules to their particular situation.

Passive Foreign Investment Company Rules.  As discussed below, MSIG does not believe that Aioi is or has been treated as a PFIC and, as discussed further below, MSIG does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. If, however, either Aioi or MSIG is a PFIC, a U.S. holder may be subject to adverse U.S. federal income tax rules in respect of the Share Exchange and/or holding MSIG shares if either Aioi or MSIG was classified as a PFIC for any taxable year during which such U.S. holder held Aioi shares or holds MSIG shares and did not have certain elections in effect. In particular, if Aioi is currently or was previously treated as a PFIC but MSIG was not treated as a PFIC for its current taxable year, the disposition of Aioi shares in the Share Exchange might constitute a fully taxable transaction to U.S. holders of Aioi shares for U.S. federal income tax purposes. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Share Exchange if Aioi were treated as a PFIC with respect to such U.S. holder.

In general, a non-U.S. corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income”; or

•	50% or more of its assets produce, or are held for the production of, passive income.

For the above purposes, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business”. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. MSIG believes that Aioi is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. MSIG believes that each of its insurance company subsidiaries is, and will continue to be after the Share Exchange, predominantly engaged in an insurance business and does not have nor will have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, under this look-through rule MSIG (and Aioi prior to the Share Exchange) should be deemed to own the assets and to have received the income of all of their respective insurance subsidiaries directly as insurance assets and insurance income for purposes of determining whether MSIG and Aioi, respectively, qualify for the insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; however, there can be no assurance as to what positions the IRS or a court might take in the future.

Determining the actual tax consequences of the Share Exchange to a U.S. holder of Aioi shares is complex. Such consequences will depend on the U.S. holder’s specific situation and on factors that may not be within MSIG’s or Aioi’s control. U.S. holders of MSIG shares or Aioi shares should consult their own tax advisors regarding the tax consequences of the Share Exchange in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Holding and Disposing of MSIG Shares Received in the Share Exchange

Distributions.  Unless MSIG is treated as a PFIC (as discussed below) or as a CFC with respect to a U.S. holder (as discussed below), the gross amount of distributions paid to a U.S. holder of MSIG shares received in the Share Exchange will be included in the gross income of such U.S. holder as dividend income to the extent MSIG has either accumulated earnings and profits (including any earnings and profits of Aioi which may, depending on the circumstances, be inherited by MSIG in the Share Exchange) or current earnings and profits (for the entire taxable year in which the distribution is made). Under current law, dividends paid to an individual or other noncorporate U.S. holder with respect to MSIG shares received in the Share Exchange in taxable years beginning before January 1, 2011, that constitute “qualified dividend income” will be taxable at a maximum tax rate of 15% if the U.S. holder held such MSIG shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements. Dividends distributed by MSIG with respect to MSIG shares generally will be qualified dividend income and will generally be treated as Japanese source income for U.S. federal income tax purposes and for purposes of the Convention.

To the extent the amount of any distribution exceeds the current and accumulated earnings and profits for a taxable year of MSIG, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of MSIG shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such MSIG shares and will be treated as derived from U.S. sources for U.S. federal income tax purposes and for purposes of the Convention. U.S. holders should consult their own tax advisors regarding the amount of distributions from MSIG after the Share Exchange that should be treated as dividends for U.S. federal income tax purposes. However, because MSIG does not presently intend to maintain calculations of earnings and profits for U.S. federal income tax purposes, a U.S. holder will generally be required to include the entire amount of all distributions received from MSIG as a dividend.

A U.S. holder of MSIG shares must include in gross income the amount of any Japanese tax withheld from a distribution even though such U.S. holder does not in fact receive it. Any distributed amounts treated as a dividend for U.S. federal income tax purposes will be taxable to a U.S. holder when such U.S. holder actually or constructively receives such amount. Such amounts will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount treated as a dividend that a U.S. holder must include in gross income will be the U.S. dollar value of the yen payments made, determined at the spot yen/U.S. dollar rate on the date the distributed amount is includible in such U.S. holder’s gross income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a U.S. holder includes the payment in income to the date such U.S. holder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income, and such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Related Person Insurance Income Rules.  Any U.S. person who owns MSIG shares, and hence indirectly owns shares of any of MSIG’s other insurance company subsidiaries, on the last day of such insurance company’s taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including MSIG. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes).

Although MSIG does not have any knowledge that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income, because some of the factors that determine the extent of RPII in any period may be beyond MSIG’s control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for MSIG to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of MSIG’s insurance subsidiaries:

•	a U.S. holder’s tax basis in its MSIG shares would be increased by the amount of any RPII that such U.S. holder includes in income;

•	the U.S. holder could exclude from income the amount of any distribution by MSIG to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. holder’s tax basis in its MSIG shares); and

•	each U.S. holder who is a direct or indirect shareholder of MSIG on the last day of MSIG’s taxable year would be required to attach IRS Form 5471 to its U.S. federal income tax or information return.

While, in certain circumstances, a U.S. person could exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will generally not be available to U.S. holders whose Aioi shares are exchanged for MSIG shares pursuant to the Share Exchange, or who acquire MSIG shares in the public trading markets, and therefore would be unable to identify the previous shareholder and demonstrate that such shareholder previously had included the RPII in income.

The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. Failure to file IRS Form 5471 may result in penalties. In addition, U.S. holders who at any time own 10% or more of the MSIG shares may have an independent obligation to file certain information returns.

There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed regulations. Accordingly, the meaning of the RPII provisions and their application to MSIG and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determination by MSIG or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

The RPII provisions are extremely complex and there is significant uncertainty in interpreting the RPII provisions. U.S. holders should consult their own tax advisors about RPII and the related reporting requirements.

Sale or Other Taxable Disposition of MSIG Shares.  Subject to the application of Sections 1248 and 953(c)(7) of the Code or the PFIC rules, any gain or loss realized by a U.S. holder on the sale or other taxable disposition of MSIG shares received in the Share Exchange will be subject to U.S. federal income tax as capital gain or loss (which will be long-term capital gain or loss if the holding period for such MSIG shares exceeds one year on the date of such sale or other taxable disposition) in an amount equal to the difference, if any, between the amount realized upon such sale or other taxable disposition and such U.S. holder’s tax basis in its MSIG shares. Long-term capital gain of individuals and other noncorporate U.S. holders that is recognized in taxable years beginning before January 1, 2011, is generally taxed at a maximum rate of 15%. Deductions for capital losses are subject to significant limitations under the Code. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes. Sections 1248 and 953(c)(7) of the Code will generally apply to MSIG in the same manner as these sections apply to Aioi and would take into income any gain or loss required by these Code sections in substantially the same way. For a discussion of the rules under Sections 1248 and 953(c)(7) of the Code, see “— The Share Exchange — Section 1248”.

MSIG does not expect to be treated as a PFIC for the current taxable year. However, the determination of whether MSIG or Aioi is a PFIC is made annually, and is based on the activities, income and assets of MSIG and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that MSIG will not become a PFIC in the future. U.S. holders of MSIG shares should consult their own tax advisors with respect to how the PFIC rules could affect the sale or other taxable disposition of MSIG shares received in the Share Exchange or the receipt of any distributions with respect to such MSIG shares.

Backup Withholding and Information Reporting.  In general, information reporting will apply to distributions made with respect to, and proceeds received on the disposition of, MSIG shares that are paid to a U.S. holder within the United States (and, in certain cases, outside of the United States), unless the U.S. holder establishes that it is an exempt recipient, such as a corporation. Backup withholding (currently imposed at a rate of 28%) may apply to such payment if the U.S. holder fails to timely provide a taxpayer identification number or certification of exempt status or fails to report dividend and interest income in full. Backup withholding tax is not an additional tax. A U.S. holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such U.S. holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. U.S. holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS RELATING TO THE SHARE EXCHANGE AND THE HOLDING AND DISPOSING OF MSIG SHARES RECEIVED PURSUANT TO THE SHARE EXCHANGE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Both MSIG and Aioi are joint stock corporations organized under the laws of Japan. Both of them are listed on the First Section of the Tokyo Stock Exchange and several other regional stock exchanges in Japan. In addition, the description of the attributes of shares of common stock in the share capital provisions of the articles of incorporation of MSIG and Aioi are substantially similar. As a result, there are no material differences between the rights of holders of MSIG’s common stock and of Aioi’s common stock from a legal perspective, except for the following: the restriction on shareholders’ right to inspect books and records of the company applicable to the holders of Aioi’s common stock under the Insurance Business Law will not be applicable to the holders of MSIG’s common stock, so long as they satisfy certain shareholding conditions prescribed under the Corporation Law.

EXPERTS

The consolidated financial statements and schedules of MSIG as of March 31, 2008 and 2009, and for each of the years in the three-year period ended March 31, 2009 have been included herein and in the registration statement in reliance upon the report of KPMG AZSA & Co., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedules of Aioi as of and for the years ended March 31, 2008 and 2009 have been included herein and in the registration statement in reliance upon the report of Deloitte Touche Tohmatsu LLC, independent registered public accounting firm, appearing elsewhere herein (which report expresses a qualified opinion due to the omission of segment and other information required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information”), and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NDGI as of and for the years ended March 31, 2008 and 2009 have been included herein and in the registration statement in reliance upon the report of Deloitte Touche Tohmatsu LLC, independent registered public accounting firm, appearing elsewhere herein (which report expresses a qualified opinion due to the omission of segment and other information required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information”), and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF MSIG SHARES

Mori Hamada & Matsumoto, Japanese counsel for MSIG, will render an opinion with respect to the validity of the shares of its common stock to be issued in the Share Exchange.

WHERE YOU CAN FIND MORE INFORMATION

MSIG is, a “foreign private issuer” and, under the rules adopted under the Securities Exchange Act of 1934 (the “Exchange Act”), will be exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

Following the date of this prospectus until the completion of the Share Exchange, MSIG will be, subject to reporting obligations and any filings they make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by MSIG at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by MSIG at http://www.sec.gov. You may also access the SEC filings and obtain other information about MSIG through the website it maintains, which is www.ms-ins.com/english/. The information contained in those website is not incorporated by reference into this prospectus.

MSIG files, annual and semi-annual securities reports and other reports, in Japanese, under the Financial Instruments and Exchange Law of Japan with the applicable local finance bureau in Japan.

MSIG has not authorized anyone to give any information or make any representation about the Share Exchange that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITIES

MSIG is a joint-stock corporation with limited liability incorporated under the laws of Japan. All of MSIG’s directors and corporate auditors reside in Japan. All or substantially all of MSIG’s assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon MSIG or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. MSIG’s Japanese counsel, Mori Hamada & Matsumoto, has advised it that there is doubt as to the enforceability in Japan, in original actions or inactions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Mitsui Sumitomo Insurance Group Holdings, Inc.:

We have audited the accompanying consolidated financial statements of Mitsui Sumitomo Insurance Group Holdings, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mitsui Sumitomo Insurance Group Holdings, Inc. and subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG AZSA & Co.

Tokyo, Japan
August 29, 2009

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

ASSETS
Investments — other than investments in affiliates (Notes 5 and 17):
Securities available for sale:
Fixed maturities, at fair value	¥3,334,185	2,994,870
Equity securities, at fair value	2,547,773	1,703,433
Securities held to maturity:
Fixed maturities, at amortized cost	449,474	475,576
Mortgage loans on real estate	9,859	9,224
Investment real estate, at cost less accumulated depreciation of ¥50,327 million in 2008; ¥ 48,570 million in 2009	43,151	40,992
Policy loans	39,536	43,254
Other long-term investments	749,385	711,653
Short-term investments	120,086	106,852

Total investments	7,293,449	6,085,854

Cash and cash equivalents	368,290	455,444

Investments in and indebtedness from affiliates:
Investments	56,351	66,523
Indebtedness (Note 17)	2,961	2,857

Total investments in and indebtedness from affiliates	59,312	69,380

Accrued investment income	24,798	20,228
Premiums receivable and agents’ balances	140,562	144,005
Prepaid reinsurance premiums	215,233	203,477
Funds held by or deposited with ceding reinsurers	76,884	78,756
Reinsurance recoverable on paid losses	58,264	58,149
Reinsurance recoverable on unpaid losses	253,092	304,228
Property and equipment, net of accumulated depreciation (Note 6)	245,522	232,047
Deferred policy acquisition costs (Note 2(h))	360,152	325,539
Goodwill (Note 8)	69,248	63,254
Other assets (Note 13)	161,519	194,494

Total assets	¥9,326,325	8,234,855

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)
March 31, 2008 and 2009

	2008	2009
	(Yen in millions, except share data)

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Losses and claims (Note 9):
Reported and estimated losses and claims	¥1,144,000	1,196,144
Adjustment expenses	53,820	60,378

Total losses and claims	1,197,820	1,256,522

Unearned premiums	1,489,956	1,385,290
Future policy benefits for life insurance contracts	911,165	970,217
Investment deposits by policyholders (Notes 10 and 17)	2,119,153	2,043,991
Indebtedness to affiliates	2,232	1,616
Income tax payable (Note 13)	4,283	9,401
Deferred tax liabilities (Note 13)	605,153	238,083
Retirement and severance benefits (Note 15)	116,287	126,538
Ceded reinsurance balances payable	77,423	74,000
Short-term debt (Note 11)	37,604	70,000
Long-term debt (Notes 11 and 17)	99,992	94,961
Other liabilities	237,372	274,720

Total liabilities	6,898,440	6,545,339

Minority interests	18,586	12,832

Shareholders’ equity:
Common stock:
Authorized — 900,000,000 shares; issued — 421,320,739 shares (Note 14(a))	100,000	100,000
Other shareholders’ equity:
Additional paid-in capital (Note 14(a))	123,981	123,969
Retained earnings (Note 14(b))	1,471,651	1,377,400
Accumulated other comprehensive income (Note 14(c))	713,667	79,960
Treasury stock, 2,020,600 shares in 2009, at cost	—	(4,645)

Total shareholders’ equity	2,409,299	1,676,684

Commitments and contingent liabilities (Note 20)
Total liabilities, minority interests and shareholders’ equity	¥9,326,325	8,234,855

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31, 2007, 2008 and 2009

	2007	2008	2009
	(Yen in millions, except per share data)

Revenues:
Net premiums written	¥1,489,379	1,537,616	1,448,273
Less increase (decrease) in unearned premiums	20,299	34,931	(60,130)

Net premiums earned (Note 12)	1,469,080	1,502,685	1,508,403
Premium income for life insurance contracts (Note 12)	193,551	192,731	190,113
Investment income, net of investment expenses (Note 5)	179,189	185,265	154,012
Net realized gains (losses) on investments (Note 5)	24,315	(17,370)	(134,885)

Total revenues	1,866,135	1,863,311	1,717,643

Expenses:
Losses, claims and loss adjustment expenses (Note 12):
Losses and claims incurred and provided for	909,656	906,257	960,041
Related adjustment expenses	70,001	82,370	90,235
Policyholder benefits for life insurance contracts (Note 12)	156,591	156,683	154,056
Amortization of policy acquisition costs	367,224	372,025	398,660
Investment income credited to investment deposits by policyholders (Note 10)	48,482	48,498	44,573
Other expenses, net (Note 7)	146,742	143,719	152,054

Total expenses	1,698,696	1,709,552	1,799,619

Earnings (loss) before income taxes and minority interests	167,439	153,759	(81,976)
Income taxes (Note 13):
Current	43,747	25,368	29,874
Deferred	9,208	22,769	(41,910)

Total income taxes	52,955	48,137	(12,036)

Minority interests	568	826	300

Net income (loss)	¥113,916	104,796	(70,240)

Earnings (loss) per share (Notes 2(p) and 14(b)):
Basic and diluted	¥267.47	247.59	(166.82)

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years ended March 31, 2007, 2008 and 2009

	2007	2008	2009
	(Yen in millions)

Net income (loss)	¥113,916	104,796	(70,240)

Other comprehensive income (loss), net of tax (Note 14(c)):
Foreign currency translation adjustments	10,950	(4,015)	(61,870)
Unrealized gains (losses) on securities	135,407	(526,138)	(564,918)
Net gains (losses) on derivative instruments	1	(24)	—
Minimum pension liability adjustment	(15)	—	—
Pension liability adjustments	—	(11,922)	(6,919)

Other comprehensive income (loss)	146,343	(542,099)	(633,707)

Comprehensive income (loss)	¥260,259	(437,303)	(703,947)

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended March 31, 2007, 2008 and 2009

	2007	2008	2009
	(Yen in millions, except per share data)

Common stock:
Balance at beginning and end of year	¥100,000	100,000	100,000

Additional paid-in capital:
Balance at beginning of year	124,002	124,014	123,981
Gain on sales of treasury stock	12	18	1
Retirement of treasury stock	—	(51)	(13)

Balance at end of year	124,014	123,981	123,969

Retained earnings:
Balance at beginning of year	1,386,963	1,485,823	1,471,651
Net income (loss) for the year	113,916	104,796	(70,240)
Dividends paid (Note 14(b))	(21,308)	(21,166)	(24,011)
Retirement of treasury stock	—	(98,657)	—
Other	6,252	855	—

Balance at end of year (Note 14(b))	1,485,823	1,471,651	1,377,400

Accumulated other comprehensive income (Note 14(c)):
Balance at beginning of year	1,119,324	1,255,766	713,667
Other comprehensive income (loss), net of tax	146,343	(542,099)	(633,707)
Adjustment upon adoption of SFAS No. 158, net of tax	(9,901)	—	—

Balance at end of year	1,255,766	713,667	79,960

Treasury stock:
Balance at beginning of year	(77,321)	(91,143)	—
Purchase of common shares	(13,840)	(7,629)	(4,725)
Sale of common shares	18	64	80
Retirement of treasury stock	—	98,708	—

Balance at end of year	(91,143)	—	(4,645)

Total shareholders’ equity	¥2,874,460	2,409,299	1,676,684

Cash dividends per share (Note 14(b))	¥50.00	50.00	57.00

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31, 2007, 2008 and 2009

	2007	2008	2009
	(Yen in millions)

Net cash provided by operating activities (Note 21)	¥325,256	308,007	157,480

Cash flows from investing activities:
Proceeds from:
Securities available for sale:
Fixed maturities	449,649	412,764	475,425
Equity securities	105,222	87,796	181,957
Fixed maturities available for sale matured	225,542	228,766	295,677
Fixed maturities held to maturity matured	3,866	9,345	4,044
Investment real estate	850	8,560	32
Property and equipment	4,343	14,351	2,744
Collection of:
Mortgage loans on real estate	4,250	2,445	1,785
Policy loans	37,144	41,974	45,194
Other long-term investments	228,689	180,235	193,644
Purchases of:
Securities available for sale:
Fixed maturities	(834,568)	(667,878)	(572,987)
Equity securities	(96,805)	(107,609)	(274,390)
Securities held to maturity:
Fixed maturities	(4,957)	(73,191)	(38,518)
Investments in:
Mortgage loans on real estate	(515)	(789)	(1,185)
Investment real estate	(719)	(8,631)	(1,448)
Policy loans	(37,052)	(42,987)	(33,899)
Other long-term investments	(240,871)	(214,654)	(172,408)
Property and equipment	(22,949)	(41,883)	(16,125)
Increase (decrease) in cash received under securities lending transactions	(20,429)	6,766	24,466
Increase in short-term investments, net	(4,249)	(13,361)	(11,382)
Increase in investments in and indebtedness from affiliates	(4,193)	(9,188)	(4,250)
Business acquired, net of cash acquired	(7,337)	—	—
Other, net	(2,311)	(10,710)	(13,683)

Net cash (used in) provided by investing activities	(217,400)	(197,879)	84,693

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
Years ended March 31, 2007, 2008 and 2009

	2007	2008	2009
	(Yen in millions)

Cash flows from financing activities:
Investment deposits funded by policyholders	¥ 324,907	290,741	256,301
Withdrawals of investment deposits by policyholders	(418,195)	(396,597)	(361,941)
Increase (decrease) in commercial paper, net	(2,532)	29,688	(37,670)
Proceeds from long-term debt	—	29,991	64,968
Repayment of short-term debt	(300)	(30,000)	—
Acquisition of treasury stock	(13,840)	(7,629)	(4,725)
Dividends paid to shareholders	(21,588)	(21,867)	(25,223)
Other, net	(883)	(800)	(785)

Net cash used in financing activities	(132,431)	(106,473)	(109,075)

Effect of exchange rate changes on cash and cash equivalents	9,351	(5,306)	(45,944)

Net change in cash and cash equivalents	(15,224)	(1,651)	87,154
Cash and cash equivalents at beginning of year	385,165	369,941	368,290

Cash and cash equivalents at end of year	¥369,941	368,290	455,444

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

(a)  Nature of Operations

On October 1, 2001, Mitsui Sumitomo Insurance Company, Limited (“MSI”) was formed through the merger of Mitsui Marine and Fire Insurance Company, Limited (“Mitsui”) and The Sumitomo Marine & Fire Insurance Company, Limited (“Sumitomo”).

On April 1, 2008, MSI established a holding company, Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIGH”), through a share transfer and became its wholly owned subsidiary. The share transfer is considered a transaction between entities that have a high degree of common ownership (the “Exchange Transaction”). The only net assets of MSIGH immediately after the Exchange Transaction are those of MSI and its subsidiaries immediately prior to the Exchange Transaction, and the shareholders (and their respective relative ownership percentages) of MSIGH immediately after the Exchange Transaction are identical to the shareholders of MSI immediately prior to the Exchange Transaction. Therefore, the assets and liabilities of MSI and its subsidiaries, as well as their previously reported results of operations and cash flows have been included in MSIGH’s consolidated financial statements at their historical amounts because the Exchange Transaction is deemed to lack substance. Further, the consolidated financial statements present MSIGH’s financial condition and results of operations as if MSIGH had been in existence, and the Exchange Transaction had occurred, as of the beginning of the earliest period presented. Earnings per share for prior periods have also been retrospectively adjusted to reflect the Exchange Transaction as of the earliest period presented.

MSIGH and its subsidiaries (collectively referred to as “the Company”) operate mainly in the Japanese domestic insurance industry and sell a wide range of property and casualty insurance products. Also, the Company sells life insurance products through a wholly owned subsidiary and a joint venture company. Overseas operations are conducted mostly in Southeast Asia, Europe and the United States of America through overseas branches and subsidiaries.

(b)  Basis of Financial Statements

MSIGH and its domestic subsidiaries maintain their books of account in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”), and its foreign subsidiaries generally maintain their books of account in accordance with those of the countries of their domicile.

Certain adjustments and reclassifications have been made in the accompanying consolidated financial statements to conform with U.S. generally accepted accounting principles (“U.S. GAAP”).

The accompanying consolidated financial statements are expressed in yen.

(c)  Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying amount of: securities, property and equipment, investment real estate, intangibles and goodwill; valuation allowances for receivables and deferred income tax assets; valuation of derivative instruments; insurance-related liabilities; assets and obligations related to employee benefits, income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions. Also see Note 3 for further discussion of changes in accounting estimates made during the year ended March 31, 2009.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)  Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of MSIGH and its majority-owned subsidiaries.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN46R”)”. FIN46R clarifies how to identify variable interest entities (“VIEs”) and how to determine when a business enterprise should include the assets, liabilities and non-controlling interests of VIEs in its consolidated financial statements. A company that absorbs a majority of a VIE’s expected losses, receives a majority of a VIE’s expected residual returns, or both, is the primary beneficiary and is required to consolidate the VIEs into its financial statements. The Company relies on a qualitative and/or quantitative analysis, including an analysis of the design of the entity, to determine if it is the primary beneficiary of the VIE and therefore must consolidate the VIE. See Note 19 for additional information required by FIN46R.

All material intercompany balances and transactions have been eliminated in consolidation.

Investments in affiliates over which the Company has the ability to exercise significant influence, but not control, are accounted for by the equity method. The nature of the minority interest rights is considered in determining whether the Company’s control for majority owned affiliates exists, and consolidation would be precluded to the extent that the minority interest holds substantive participating rights. Under the equity method of accounting, investments are stated at their underlying net equity value after elimination of intercompany profits. The cost method is used for non-marketable equity securities when the Company does not have the ability to exercise significant influence or control the investee.

The excess of investments in affiliates over the Company’s share of their net assets at the acquisition date, included in the equity investment balance, is recognized as investor level goodwill. Such goodwill is not amortized and is included in the overall carrying value of the investment, which is tested for impairment if there are indications that the decline in value below carrying value of the investment is other than temporary. The cost of investments in affiliates as of March 31, 2008 and 2009 amounted to ¥56,351 million and ¥66,523 million, respectively. There were no differences between the cost of these investments and the amount of underlying equity in net assets of the investees.

The proportionate share of the affiliates’ income which were included in “other expenses, net” for the years ended March 31, 2007, 2008 and 2009 were gains of ¥3,398 million, ¥12,312 million and ¥8,658 million, respectively.

The affiliates include Mitsui Sumitomo MetLife Insurance Co., Ltd. (“MS MetLife”), which offers variable annuity life insurance products to individuals. MS MetLife is a 51%-owned affiliate of the Company and is accounted for under the equity method based on an evaluation of the rights held by the minority interest shareholders pursuant to the joint venture agreement, which overcome the presumption that the subsidiary should be consolidated.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized information from the balance sheets and statements of income of MS MetLife as of and for the years ended March 31, 2007, 2008 and 2009 are as follows:

	2007	2008	2009
	(Yen in millions)

Investments	¥136,118	196,770	321,309
Separate account assets	2,153,564	2,288,002	2,095,067
Deferred acquisition costs	108,617	135,094	152,487
Other assets	7,032	10,443	10,391

Total assets	¥2,405,331	2,630,309	2,579,254

Policy benefits and reserves	¥153,397	223,934	347,900
Separate account liabilities	2,153,564	2,288,002	2,095,067
Other liabilities	37,998	44,304	43,979
Equity	60,372	74,069	92,308

Total liabilities and equity	¥2,405,331	2,630,309	2,579,254

Revenue	¥41,977	83,699	89,915
Expenses	33,818	49,093	63,289
Income taxes	2,578	11,895	9,760

Net income	¥5,581	22,711	16,866

(b)  Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

(c)  Investments in Equity and Fixed Maturity Securities

Trading securities are recorded at fair value with unrealized gains and losses included in income. Securities available for sale are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income (loss). Securities held to maturity, which the Company has positive intent and ability to hold to maturity, are recorded at amortized cost.

For investments that have experienced a decline in value below their respective cost that is considered to be other than temporary, the declines are recorded as realized losses on investments in the consolidated statements of operations. Gains and losses on the sale of investments are included in realized gains and losses in the consolidated statements of operations based on the trade date. The cost of investments sold is determined on a moving-average basis.

(d)  Investments in Loans

The Company grants mortgage, commercial and consumer loans primarily to customers throughout Japan. As a result of this geographic concentration of outstanding loans, the ability of the Company’s debtors to honor their contracts is much more dependent upon the general economic conditions in Japan than those competitors with a greater geographic dispersion of borrowing.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and an allowance for credit losses.

Loans are placed on a cash (non-accrual) basis when it is deemed that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more.

All interest accrued but not collected for loans placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on a cash basis until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific allowance is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general allowance covers other-than-impaired loans and is established based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

(e)  Accounts with Foreign Branches and Agents

The amounts included in the consolidated balance sheets at March 31, 2008 and 2009 with respect to foreign branches and agents of the Company represent data within three months before March 31, 2008 and 2009, respectively. The consolidated statements of operations likewise include amounts for the corresponding periods ended on those dates.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)  Property and Equipment

Property and equipment, including property classified as investment real estate, are stated principally at cost less accumulated depreciation on buildings and furniture and equipment. Depreciation is computed by the declining-balance method based on the estimated useful lives of the assets. The estimated useful lives for buildings, furniture and equipment are primarily 6 to 60 years, 2 to 20 years, respectively.

The cost and accumulated depreciation with respect to assets retired or otherwise disposed of are eliminated from the respective assets and related accumulated depreciation accounts. Any resulting profit or loss is credited or charged to income.

(g)  Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are stated at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The fair values of the assets are determined based on either quoted market prices or independent third party appraisals.

(h)	Policy Acquisition Costs

Policy acquisition costs are deferred and amortized over the periods in which the related premiums are earned or in relation to estimated gross profits with respect to certain interest-sensitive life and annuity products. Acquisition costs include agent commissions and certain other costs which vary with and are directly related to the acquisition of business. Such deferred costs are limited to the excess of the unearned premiums over the sum of expected claim costs, claim adjustment expenses and policy maintenance expenses.

Details of policy acquisition costs for the years ended March 31, 2007, 2008 and 2009 are as follows:

Property and casualty insurance:

	2007	2008	2009
	(Yen in millions)

Deferred at beginning of year	¥321,407	302,677	287,966
Adjustment in connection with acquisition	1,276	—	—
Capitalized during year:
Commissions and brokerage	223,316	230,377	221,255
Salaries and other compensation	60,435	62,841	63,019
Other underwriting costs	45,973	57,937	60,261

	329,724	351,155	344,535
Amortized during year	(349,730)	(365,866)	(383,079)

Deferred at end of year	¥302,677	287,966	249,422

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Life insurance:

	2007	2008	2009
	(Yen in millions)

Deferred at beginning of year	¥55,633	59,583	72,186
Capitalized during year	21,444	19,341	20,097
Change in shadow adjustment	—	(579)	(585)
Amortized during year	(17,494)	(6,159)	(15,581)

Deferred at end of year	¥59,583	72,186	76,117

Other underwriting costs include certain policy issuance costs supporting underwriting functions. These costs are related to the acquisition of new business and renewals and include technology costs to process policies, policy forms and travel.

Shadow accounting adjustments to deferred policy acquisition costs, present value of future profit and certain insurance liabilities, is recognized in equity, together with the unrealized gains or losses.

(i)	Losses, Claims, Loss Adjustment Expenses and Policyholder Benefits

Liabilities for reported and estimated losses and claims and for related adjustment expenses for property and casualty insurance contracts are based upon the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period on direct and assumed business. Provision has also been made based upon past experience for unreported losses and for adjustment expenses not identified with specific claims. The Company believes that the liabilities for unpaid losses and adjustment expenses at March 31, 2008 and 2009 are adequate to cover the ultimate cost of losses and claims incurred to those dates, but the provisions are necessarily based on estimates and no representation is made that the ultimate liability may not exceed or fall short of such estimates.

For life insurance contracts, reserves for future policy benefits are determined principally by the net level premium method. Assumed interest rates range from 1.10% to 3.10%. Anticipated rates of mortality are based on the recent experience of its life insurance subsidiary.

(j)	Insurance Revenue Recognition

Property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Life insurance premiums of long-duration contracts are recognized as revenue when due from policyholders.

(k)	Reinsurance

Reinsurance contracts are accounted for in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” Under this statement, assets and liabilities relating to reinsurance contracts are reported on a gross basis. SFAS No. 113 also established guidelines for determining whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit. All of the Company’s reinsurance contracts meet the risk transfer criteria and are accounted for as reinsurance.

(l)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In June 2006, FASB interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” was issued. FIN48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company’s accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense in the consolidated statements of operations. The Company adopted FIN48 on April 1, 2007 and the adoption of FIN48 had no effect on the Company’s consolidated financial statements.

(m)	Compulsory Automobile Liability Insurance

Japanese law requires that all automobiles be covered by liability insurance for personal injury and that insurance companies may not refuse to issue such policies. The law provides that the regulatory authorities should not approve any application for upward premium rate adjustments if, in the opinion of the regulatory authorities, such adjustments would generate underwriting profits, for the program as a whole, or if it is deemed that the rate adjustments would compensate the insurers for excessive underwriting costs attributable to a lack of effective cost control on the part of the insurers. The law further stipulates that whenever premium rates are such that, in the opinion of the regulatory authorities, such premium revenues generate income which exceeds costs that are effectively controlled by insurers, for the program as a whole, the regulatory authorities may order a downward revision of premium rates.

The Company is not permitted to reflect any profit or loss from underwriting Compulsory Automobile Liability Insurance in the statutory financial statements prepared for distribution to shareholders, unless permission has been obtained from the Financial Services Agency of Japan. Rather, all such accumulated profits are recorded as a liability in the statutory financial statements prepared on the Japanese GAAP basis.

In contrast, in the accompanying consolidated financial statements prepared on the U.S. GAAP basis, Compulsory Automobile Liability Insurance is accounted for similarly with other lines of property and casualty insurance written by the Company, in the absence of a legal or contractual obligation to refund premium amounts in excess of cost to policyholders. Thereby, premiums are earned over the terms of the policies and the unexpired portion of premiums written relating to the unexpired terms of coverage are accounted for as unearned premiums. Earned premiums from underwriting Compulsory Automobile Liability Insurance were ¥193,663 million, ¥193,572 million, and ¥217,935 million for the years ended March 31, 2007, 2008 and 2009, respectively. Likewise, liabilities for reported and estimated losses and claims and for related adjustment expenses are recorded based on the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period and on past experience for unreported losses and for adjustment expenses not identified with specific claims. Gross liabilities for losses, claims and related adjustment expenses for Compulsory Automobile Liability Insurance were ¥211,553 million and ¥396,302 million at March 31, 2008 and 2009, respectively. Also see Note 3 for further discussion of changes in accounting estimates made during the year ended March 31, 2009.

(n)	Foreign Currency Translation and Transactions

Foreign currency financial statements of the subsidiaries have been translated in accordance with SFAS No. 52, “Foreign Currency Translation.” Under this statement, assets and liabilities of the subsidiaries and affiliates located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date. Income and

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense items are translated at the average exchange rates prevailing during the year. Gains and losses resulting from the translation of foreign currency financial statements are excluded from the consolidated statements of operations and are accumulated in “Foreign currency translation adjustments,” within accumulated other comprehensive income.

Gains or losses resulting from foreign currency transactions have been included in other expenses in the accompanying consolidated statements of operations as gains of ¥1,058 million, losses of ¥10,191 million and losses of ¥7,452 million for the years ended March 31, 2007, 2008 and 2009, respectively.

(o)	Derivatives

All derivatives are recognized on the balance sheet at their fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133.”

Changes in the fair values of a derivative instrument are recorded in earnings or equity, depending on its designation and qualification as (1) “fair value hedge” (a hedge of subsequent changes in the fair value of a recognized asset or liability), (2) “cash flow hedge” (a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability) or (3) “foreign currency hedge” (fair value and cash flow hedges may involve foreign-currency risk). In order to qualify as a hedge, the derivative instrument must be: (1) designated as hedge of a specific financial asset or liability at the inception of the contract, (2) effective at reducing the risk associated with the exposure to be hedged, and (3) highly correlated with respect to changes in its fair value or in the related cash flows in relation to the fair value of or cash flows related to the item to be hedged both at inception and over the life of the contract. Through the year ended March 31, 2007, the Company applied hedge accounting to some of its derivatives. The Company reconsidered the cost-effectiveness of that accounting treatment and, as a result, the Company discontinued hedge accounting for those derivatives in the year ended March 31, 2008. Ceasing hedge accounting did not have a material effect on the Company’s reported financial position or cash flows.

(p)	Earnings per Share

SFAS No. 128, “Earnings per Share” requires dual presentation of basic and diluted earnings per share (“EPS”) with an appropriate reconciliation of both computations (see Note 14(b)). Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

(q)	Reclassification

Certain immaterial reclassifications have been made to the amounts as of and for the years ended March 31, 2007 and 2008 in the accompanying consolidated financial statements to conform with the March 31, 2009 presentation.

(r)  Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is tested for impairment at least annually, or more often if events or circumstances indicate there may be impairment. The impairment test is a two-step process. The first step is to identify any potential impairment using a multiple-of-earnings approach to estimate the fair value of the reporting units. The fair values of the reporting units are then compared to their carrying value, including goodwill. If the carrying amounts of the reporting units exceed their fair value, a second step is performed to measure the amount of impairment, if any.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(s)	Fair Value Measurements

On April 1, 2008, the Company adopted the provisions of , SFAS No. 157, “Fair Value Measurements,” for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 18). FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, the Company has not applied the provisions of SFAS No. 157 to the measurement of long-lived assets upon recognition of an impairment charge during the year ended March 31, 2009 (Please see Note 7).

Additionally, the provisions of SFAS No. 157 were not applied to fair value measurements of the Company’s reporting units (Step 1 of goodwill impairment tests performed under Statement 142).

On April 1, 2009, the Company will be required to apply the provisions of SFAS No. 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Management is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS No. 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. Management has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values during the year ended March 31, 2009.

In April 2009, FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4) was issued. FSP FAS 157-4 provides additional guidance for determining fair value when there is no active market and on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for fiscal years ending after June 15, 2009. The Effect that the adoption of FSP FAS 157-4 will have on the Company’s consolidated financial statements is currently evaluated.

(t)	New Accounting Standards

In February 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was issued. SFAS No. 159 provides companies with an option to report financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Since the Company elected not to apply the fair value option to any financial assets or liabilities, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements.

In December 2007, SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”) was issued. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R will be applied prospectively to business combinations on and after the beginning of fiscal year beginning on or after December 15, 2008.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” was issued. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS No. 160 will have on the Company’s consolidated financial statements is currently evaluated.

In March 2008, SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” was issued. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, SFAS No. 163 “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60” was issued. SFAS No. 163 clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claim liabilities. SFAS No. 163 also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008 except for some disclosures. The effect that the adoption of SFAS No. 163 will have on the Company’s consolidated financial statements is currently evaluated.

In September 2008, FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45: and Clarification of the Effective Date of FASB Statement No. 161” (FSP FAS 133-1 and FIN 45-4) was issued. FSP FAS 133-1 and FIN 45-4 requires additional disclosures for sellers of credit derivative instruments and certain guarantees. FSP FAS 133-1 and FIN 45-4 is effective for the years ended ending after November 15, 2008. Because only additional disclosures were required, the adoption of FSP FAS 133-1 and FIN 45-4 had no impact on the Company’s consolidated financial position, results of operations or cash flows. The required disclosures are reflected in Note 16.

In December 2008, FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8) was issued. FSP FAS 140-4 and FIN 46(R)-8 amends and expands the disclosure requirements regarding transfers of financial assets and a company’s involvement with variable interest entities (VIEs). The Company adopted FSP FAS 140-4 and FIN 46(R)-8 effective for the fiscal year ended March 31, 2009. The adoption of FSP FAS 140-4 and FIN 46(R)-8 did not affect the Company’s consolidated financial position, results of operations or cash flows, as only additional disclosures were required. The additional disclosures are included in Note 19.

In May 2009, SFAS No. 165, “Subsequent Events” was issued. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for the fiscal years ending after June 15, 2009.

In June 2009, SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” was issued. SFAS No. 166 removes the concept of a qualifying special-purpose entity and eliminates its exemption from consolidation. SFAS No. 166 changes the requirements for derecognizing financial assets, and eliminates an exception that currently permits a company to derecognize certain transferred mortgage loans when the company has not surrendered control over those loans. Enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets are also required.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 166 is effective for the fiscal years beginning after November 15, 2009. The effect that the adoption of SFAS No. 166 will have on the Company’s consolidated financial statements is currently evaluated.

In June 2009, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” was issued. SFAS No. 167 requires an enterprise to perform a qualitative analysis when determining whether it must consolidate a VIE. SFAS No. 167 also requires ongoing reassessments to determine if an enterprise must consolidate a VIE. This differs from existing guidance, which requires reconsideration only when specific events occur. Enhanced disclosures are required for any enterprise that holds a variable interest in a VIE. The content of the enhanced disclosures, however, is generally consistent with that required by FSP FAS 140-4 and FIN 46(R)-8. SFAS No. 167 is effective for the fiscal years beginning after November 15, 2009. The effect that the adoption of SFAS No. 167 will have on the Company’s consolidated financial statements is currently evaluated.

(3)	Accounting Changes

During the year ended March 31, 2009, the Company revised its method for estimating the IBNR and unearned premiums for Compulsory Automobile Liability Insurance due to the improvement in the availability of relevant premiums, and losses and claims data. Reserving method of IBNR was revised from a loss ratio method with limited inputs to a more scientific method involving loss development based on historical loss trend. The calculation of unearned premiums was also revised to apply proration at more frequent intervals. The effect of these revisions also resulted in adjustments to the calculation of deferred policy acquisition costs, reinsurance recoverable on unpaid losses, loss adjustment expenses and related deferred tax assets and liabilities.

The company considers the revisions in IBNR and unearned premiums, and the related effects to be changes in estimates. Consequently, the effects of these revisions are all recognized during the year ended March 31, 2009, in accordance with SFAS154 “Accounting Changes and Error Corrections.” and retrospective adjustments to prior periods is precluded.

These changes in estimate resulted in an increase of ¥35,573 million in net loss and an increase of ¥84.49 in the basic and diluted loss per share for the year ended March 31, 2009.

(4)	Business Developments

In March 2007, the Company subscribed new shares of common stock that Mitsui Direct General Insurance Company, Limited (“MDGI”) issued to increase capital and also purchased MDGI’s outstanding shares.

As a result of this transaction, the Company acquired approximately 66% of the outstanding shares of MDGI for a cost of ¥19,898 million and MDGI became a subsidiary of the Company. The excess of the cost over the fair values of assets acquired and liabilities assumed was allocated to goodwill. Goodwill of ¥11,286 million was recognized on the consolidated balance sheet as of March 31, 2007.

On July 1, 2008, MSI transferred all of the holding shares of its subsidiaries, Mitsui Sumitomo Kirameki Life Insurance Company (“MS Kirameki”), Limited and MDGI, and an affiliate, MS MetLife to MSIGH as dividends in-kind. This transaction was accounted for as a combination under common control by MSIGH. No gains or losses were recognized by this transaction.

On January 23, 2009, MSIGH announced, together with Aioi Insurance Company, Limited (“AIOI”), Nissay Dowa General Insurance Company, Limited (“NDGI”) and MSI, that they reached an agreement to commence discussions for a possible business combination and business alliance with the goal of forming a new insurance and financial group, subject to shareholder and regulatory approvals. The business combination of AIOI, NDGI and Mitsui Sumitomo Insurance Group, intended to be effective in April 2010, will be implemented by way of a holding company structure, whereby MSIGH will be utilized as a holding company of the newly formed insurance group.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AIOI and NDGI will each conduct a statutory share exchange with the holding company to implement the business reorganization. Immediately thereafter (but on the same day), AIOI and NDGI will merge with each other.

(5)	Investments

The amortized cost of fixed maturity securities or cost of equity securities and money trusts and related fair values at March 31, 2008 and 2009 were as follows:

Securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008:
Fixed maturity securities:
U.S. government and government agencies and authorities	¥4,254	—	—	4,254
Governments and government agencies and authorities other than U.S.	341,388	7,319	(1,347)	347,360
Other municipalities and political subdivisions	1,714	—	—	1,714
Other corporate bonds	102,118	3,789	(142)	105,765

Total securities held to maturity	¥449,474	11,108	(1,489)	459,093

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2009:
Fixed maturity securities:
Governments and government agencies and authorities other than U.S.	¥363,613	13,385	(902)	376,096
Other municipalities and political subdivisions	1,112	—	—	1,112
Other corporate bonds	110,851	3,792	(7)	114,636

Total securities held to maturity	¥475,576	17,177	(909)	491,844

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities available for sale:

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008:
Fixed maturity securities:
U.S. government and government agencies and authorities	¥113,676	7,520	(2,005)	119,191
U.S. municipalities and political subdivisions	125	3	—	128
Other governments and government agencies and authorities	685,783	26,717	(1,071)	711,429
Other municipalities and political subdivisions	716,210	18,956	(5,910)	729,256
Other corporate bonds	1,760,302	37,013	(23,134)	1,774,181

Total fixed maturity securities	3,276,096	90,209	(32,120)	3,334,185
Equity securities	1,141,048	1,436,514	(29,789)	2,547,773

Total securities available for sale	¥4,417,144	1,526,723	(61,909)	5,881,958

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2009:
Fixed maturity securities:
U.S. government and government agencies and authorities	¥96,199	9,831	(1,028)	105,002
U.S. municipalities and political subdivisions	100	—	(13)	87
Other governments and government agencies and authorities	723,315	24,027	(4,492)	742,850
Other municipalities and political subdivisions	591,108	10,541	(14,209)	587,440
Other corporate bonds	1,580,381	15,764	(36,654)	1,559,491

Total fixed maturity securities	2,991,103	60,163	(56,396)	2,994,870
Equity securities	1,113,120	613,690	(23,377)	1,703,433

Total securities available for sale	¥4,104,223	673,853	(79,773)	4,698,303

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trading securities:

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
(Yen in millions)

March 31, 2008:
Money trusts included in short-term investments	¥50,121	948	(3,237)	47,832

		Gross
		Unrealized	Gross
	Cost	Gains	Unrealized Losses	Fair Value
	(Yen in millions)

March 31, 2009:
Money trusts included in short-term investments	¥15,227	188	(1,688)	13,727

The changes in net unrealized gains and losses on trading securities have been included in the accompanying consolidated statements of operations as losses of ¥226 million, ¥2,060 million and gains of ¥789 million for the years ended March 31, 2007, 2008 and 2009, respectively.

The amortized cost and fair values of investments in fixed maturity securities held to maturity and available for sale at March 31, 2009 by contractual maturity were as follows:

Securities held to maturity:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥1,112	1,112
Due after one year through five years	107,077	110,358
Due after five years through ten years	126,405	130,755
Due after ten years	240,982	249,619

	¥475,576	491,844

Securities available for sale:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥301,714	299,187
Due after one year through five years	1,268,886	1,260,210
Due after five years through ten years	593,175	596,595
Due after ten years	827,328	838,878

	¥2,991,103	2,994,870

Actual maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The methods of determining the fair value of the Company’s fixed maturity and equity securities are described in Note 18.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2008 and 2009, were as follows:

Securities held to maturity:

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
March 31, 2008:	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
(Yen in millions)

Fixed maturities	¥16,939	(170)	40,790	(1,319)	57,729	(1,489)

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
March 31, 2009:	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
(Yen in millions)

Fixed maturities	¥11,609	(107)	13,572	(802)	25,181	(909)

Securities available for sale:

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
March 31, 2008:	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

Fixed maturities	¥502,809	(22,998)	305,782	(9,122)	808,591	(32,120)
Equity securities	249,126	(29,067)	9,934	(722)	259,060	(29,789)

Total securities	¥751,935	(52,065)	315,716	(9,844)	1,067,651	(61,909)

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
March 31, 2009:	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

Fixed maturities	¥560,524	(30,601)	323,397	(25,795)	883,921	(56,396)
Equity securities	99,417	(18,341)	23,856	(5,036)	123,273	(23,377)

Total securities	¥659,941	(48,942)	347,253	(30,831)	1,007,194	(79,773)

Unrealized losses of fixed maturities were mainly caused by changes in interest rate. The majority of fixed securities have received high credit ratings, and the Company has the positive ability and intent to hold these securities until a market price recovery.

In evaluating the factors for securities available for sale, the Company considers the length of time and the extent to which fair value has been below cost, the severity of the impairment, the cause of the impairment and the financial condition and near-term prospects of the issuer and activity in the market of the issuer which may indicate adverse credit conditions.

At March 31, 2008 and 2009, the Company determined the decline in value for securities with unrealized losses was not other than temporary in nature.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gross realized and change in unrealized gains and losses from investments for the years ended March 31, 2007, 2008 and 2009 were as follows:

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

2007:
Net realized gains (losses)	¥975	23,955	(615)	24,315
Change in unrealized gains (losses)	30,486	179,805	(82)	210,209

Combined realized and unrealized gains (losses)	¥31,461	203,760	(697)	234,524

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Losses
	(Yen in millions)

2008:
Net realized gains (losses)	¥6,273	10,788	(34,431)	(17,370)
Change in unrealized gains(losses)	(15,839)	(800,325)	436	(815,728)

Combined realized and unrealized losses	¥(9,566)	(789,537)	(33,995)	(833,098)

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Losses
	(Yen in millions)

2009:
Net realized losses	¥(39,219)	(80,359)	(15,307)	(134,885)
Change in unrealized losses	(54,322)	(816,412)	(879)	(871,613)

Combined realized and unrealized losses	¥(93,541)	(896,771)	(16,186)	(1,006,498)

The net effect on accumulated other comprehensive income of unrealized gains and losses on available-for-sale securities at March 31, 2008 and 2009 was as follows:

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

March 31, 2008:
Unrealized gains, net	¥58,089	1,406,725	839	1,465,653
Deferred income taxes				(731,954)

				¥733,699

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

March 31, 2009:
Unrealized gains (losses), net	¥3,767	590,313	(40)	594,040
Deferred income taxes				(418,809)

				¥175,231

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds and gross realized gains and losses from sales of securities available for sale for the years ended March 31, 2007, 2008 and 2009 were as follows:

Fixed Maturity Securities:	2007	2008	2009
	(Yen in millions)

Gross realized gains	¥7,747	10,251	9,175
Gross realized losses	(6,625)	(2,074)	(14,148)

Net realized gains(losses)	¥1,122	8,177	(4,973)

Proceeds from fixed maturity securities	¥449,649	412,764	475,425

Equity Securities:	2007	2008	2009
	(Yen in millions)

Gross realized gains	¥32,416	29,436	72,580
Gross realized losses	(874)	(1,735)	(4,846)

Net realized gains	¥31,542	27,701	67,734

Proceeds from equity securities	¥105,222	87,796	181,957

Bonds carried at ¥53,273 million at March 31, 2008 and ¥81,164 million at March 31, 2009, short-term investments carried at ¥568 million at March 31, 2008 and ¥529 million at March 31, 2009, cash equivalents carried at ¥3,584 million at March 31, 2008 and ¥3,593 million at March 31, 2009 and property and equipment carried at ¥533 million at March 31, 2008 and ¥411 million at March 31, 2009 were deposited with certain foreign government authorities and certain other parties as required by law and/or for other purposes.

The Company engages in securities lending transactions whereby certain securities from its portfolio are loaned to other institutions for short periods and cash collateral is obtained for some transactions. The loaned securities remain as recorded assets of the Company and the amount of the cash collateral are recorded as cash and cash equivalents. The carrying amount of loaned securities recorded as securities available for sale at March 31, 2008 and 2009 were ¥152,412 million and ¥88,481 million, respectively.

Mortgage loans on real estate are primarily mortgage loans on land and commercial buildings.

Policy loans are made to policyholders of long-term comprehensive insurance, long-term family traffic accident insurance and other long-term policies with refund at maturity. The maximum amount of loans is limited to 90% of return premiums on the policies.

Other long-term investments at March 31, 2008 and 2009 included the following:

	2008	2009
	(Yen in millions)

Mortgage loans on vessels and facilities	¥277	119
Collateral and guaranteed loans	403,488	396,335
Unsecured loans	345,467	315,117
Other investments	153	82

	¥749,385	711,653

Mortgage loans on vessels and facilities are generally joint loans in which other financial institutions participate. The Company participates in the hull insurance on these vessels.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Collateral loans are made generally to commercial enterprises and are secured principally by listed stocks and/or bonds of Japanese corporations. A portion of the loans is made jointly with other insurance companies.

Guaranteed loans are made generally to commercial enterprises, and payment is guaranteed principally by banks.

Unsecured loans are made to political subdivisions and independent government agencies and, on a selective basis, to corporate borrowers.

Certain guaranteed loans with the carrying amount of ¥21,709 million and ¥34,156 million were securitized in the years ended March 31, 2008 and 2009, respectively. The amount of gains on the securitization were ¥120 million and ¥7 million for the years ended March 31, 2008 and 2009, respectively. There were no significant servicing assets and liabilities associated with the securitization at March 31, 2008 and 2009.

Short-term investments at March 31, 2008 and 2009 included the following:

	2008	2009
	(Yen in millions)

Money trusts	¥47,832	13,727
Invested cash	56,948	79,336
Other	15,306	13,789

	¥120,086	106,852

Call loans are short-term (overnight to three weeks) loans made to money market dealers and banks or securities houses through money market dealers. Call loans to money market dealers are secured by Japanese government bonds. Call loans to banks or securities houses are unsecured. The balance of call loans included in cash and cash equivalents as of March 31, 2008 and 2009 were ¥39,900 million and ¥31,900 million, respectively.

The total recorded investment in impaired loans and the amount of the total valuation allowance at March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥1,150	1,387
Mortgage loans on vessels and facilities	4	3
Collateral and guaranteed loans	1,724	—
Unsecured loans	1,575	2,487

	¥4,453	3,877

Valuation allowance:
Mortgage loans on real estate	¥254	271
Collateral and guaranteed loans	104	—
Unsecured loans	294	1,579

	¥652	1,850

The recorded investment in loans of nonaccrual status was approximately ¥2,574 million and ¥2,623 million as of March 31, 2008 and 2009, respectively. The recorded investment in loans past due 90 days or more and still accruing interest was approximately ¥947 million and ¥818 million as of March 31, 2008 and 2009, respectively.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of activity in the total allowance for credit losses related to loans during the years ended March 31, 2007, 2008 and 2009 is as follows:

	2007	2008	2009
	(Yen in millions)

Balance at beginning of year	¥6,879	1,650	1,098
Charges (credit) to income	(2,907)	(428)	1,687
Principal charge-offs	(2,322)	(124)	(125)

Balance at end of year	¥1,650	1,098	2,660

The total allowance for credit losses related to loans at March 31, 2008 and 2009 includes an allowance for doubtful accounts in the amount of ¥446 million and ¥810 million, respectively, relating to loans which were not categorized in the above impaired loans. This allowance for doubtful accounts has been calculated by multiplying actual bad debt ratios computed based on the actual bad debt amounts during the past periods against outstanding balances.

The average recorded investment in impaired loans was approximately ¥6,651 million, ¥4,401 million and ¥4,165 million in the years ended March 31, 2007, 2008 and 2009, respectively. The Company recognized interest income from impaired loans of ¥109 million, ¥94 million and ¥145 million in the years ended March 31, 2007, 2008 and 2009, respectively, on a cash basis.

Other long-term investments include loans of ¥8 million as of March 31, 2008 and ¥19 million as of March 31, 2009 which had been non-income producing for the twelve months preceding each balance sheet date.

The components of net investment income for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009
	(Yen in millions)

Interest on fixed maturities	¥89,052	89,704	75,101
Dividends from equity securities	66,828	69,050	53,196
Interest on mortgage loans on real estate	420	328	280
Rent from investment real estate	6,194	4,926	5,472
Interest on policy loans	1,326	1,352	1,425
Interest on other long-term investments	12,408	13,871	14,560
Interest on short-term investments	2,490	3,078	3,207
Other	11,070	12,480	11,375

Gross investment income	189,788	194,789	164,616
Less investment expenses	10,599	9,524	10,604

Net investment income	¥179,189	185,265	154,012

In accordance with the Company’s internal policy, the Company’s portfolio is broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparties or group of counterparties. The concentrations of credit risk exceeding 10 percent of total shareholders’ equity as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Japanese government	¥1,232,366	1,301,843
Toyota Motor Corporation and its affiliates	483,118	295,134

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Property and Equipment

A summary of property and equipment as of March 31, 2008 and 2009 is as follows:

	2008	2009
	(Yen in millions)

Land	¥99,234	97,228
Buildings	302,910	299,985
Furniture and equipment	76,472	73,181
Construction in progress	357	1,429

	478,973	471,823
Less accumulated depreciation	(233,451)	(239,776)

	¥245,522	232,047

(7)	Impairment Losses of Long-Lived Assets

The carrying amount of long-lived assets held for sale as of March 31, 2008 and 2009 were ¥532 million and ¥111 million, respectively. The impairment losses on long-lived assets held for sale, included in other expenses, were ¥91 million, ¥487 million and ¥47 million for the years ended March 31, 2007, 2008 and 2009, respectively. Such impairment losses on long-lived assets were recognized in the property and casualty insurance segment.

The impairment loss on long-lived assets to be held and used, which arose from investment real estate, was included in net realized gains (losses) on investments, in the amount of ¥1,038 million, ¥3,572 million and ¥372 million for the years ended March 31, 2007, 2008 and 2009, respectively. The impairment loss on long-lived assets to be held and used, which arose from property and equipment, was included in other expenses in the amount of ¥76 million, ¥185 million and ¥396 million for the years ended March 31, 2007, 2008 and 2009, respectively. Those impairment losses on long-lived assets were recognized in the property and casualty insurance segment.

(8)	Goodwill

The change in the carrying amount of goodwill during the years ended March 31, 2007, 2008 and 2009 are as follows:

	2007	2008	2009
	(Yen in millions)

Balance at beginning of year	¥57,695	70,012	69,248
Acquisition	11,286	—	—
Change in foreign currency exchange rates	1,031	(764)	(5,994)

Balance at end of year	¥70,012	69,248	63,254

All goodwill recognized on the consolidated balance sheets were assigned to the property and casualty insurance segment.

No impairment loss on goodwill was recorded for the years ended March 31, 2007, 2008 and 2009, respectively.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Liabilities for Losses and Claims

Activities in the liabilities for losses and claims and claim adjustment expenses for the years ended March 31, 2007, 2008 and 2009 are summarized as follows:

	2007	2008	2009
	(Yen in millions)

Balance at beginning of year	¥1,056,517	1,153,550	1,197,820
Less: reinsurance recoverable	233,369	237,719	253,092

Net balance at beginning of year	823,148	915,831	944,728

Change in estimate of IBNR for Compulsory Automobile Liability Insurance	—	—	86,524

Incurred related to:
Current year insured events	1,049,859	1,094,832	1,109,730
Prior year insured events	14,834	(7,191)	(21,268)

Total incurred	1,064,693	1,087,641	1,088,462

Paid related to:
Current year insured events	562,338	576,463	610,493
Prior year insured events	437,353	483,209	483,212

Total paid	999,691	1,059,672	1,093,705

Foreign currency
Translation adjustments	15,400	928	(73,715)

Adjustment in connection with the acquisition	12,281	—	—

Net balance at end of year	915,831	944,728	952,294
Plus reinsurance recoverable	237,719	253,092	304,228

Balance at end of year	¥1,153,550	1,197,820	1,256,522

Incurred losses presented in the above table include those related to life insurance in the amount of ¥85,036 million, ¥99,014 million and ¥124,710 million for the years ended March 31, 2007, 2008 and 2009, respectively, which are included in policyholder benefits for life insurance contracts in the accompanying consolidated statements of operations.

(10)	Investment Deposits by Policyholders

Certain property and casualty insurance policies offered by the Company include a savings feature in addition to the insurance coverage provided under the policy. In addition, certain types of personal injury and fire insurance policies are available with a deposit premium rider. The premium received from the policyholder is split between the insurance coverage and the savings portion of the policy based upon rates approved by the Financial Services Agency of Japan. Policy terms are mainly from 3 to 10 years.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with a payment of a commission to the Company that equals the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term.

It is regarded as a total loss when an aggregate amount of claims paid in connection with accidents covered by the policy occurs within any one insurance year during the policy terms of insurance, regardless of whether claims are caused by one or more accidents, and reaches the insured amount covered by the policy. If a total loss occurs, the policy is immediately terminated. The annual frequency of total loss of major savings-type insurance contracts ranges from 0.03% to 0.26%.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy. The committed interest rate cannot be changed by the Company at any time during the policy term. Committed interest rates ranged from 0.3% to 1.5% for the years ended March 31, 2007, 2008 and 2009.

Premiums paid for the indemnity portion are allocated to income ratably over the terms of the related insurance contract. Premiums paid for the savings portion are credited to investment deposits by policyholders. Interest credited to investment deposits by policyholders is charged to income and presented as investment income credited to investment deposits by policyholders in the accompanying consolidated statements of operations. When a total loss occurs, the remaining balance in investment deposits by policyholders corresponding to the total loss contract is reversed and recorded as premium revenue.

(11)	Short-term Debt and Long-term Debt

Short-term debt and long-term debt as of March 31, 2008 and 2009 consist of the following:

	2008	2009
	(Yen in millions)

0.80% Japanese yen debentures, due 2009	¥70,000	70,000
1.31% Japanese yen debentures, due 2012	30,000	30,000
1.74% Japanese yen debentures, due 2014	—	65,000
Commercial paper	37,604	—

	137,604	165,000
Less current portion classified as short-term debt	(37,604)	(70,000)
Less unamortized discount	(8)	(39)

Total long-term debt	¥99,992	94,961

The Company issued ¥70,000 million of 0.80% unsecured debenture in November 2004, ¥30,000 million of 1.31% unsecured debenture in November 2007, and ¥65,000 million of 1.74% unsecured debenture in March 2009 with bullet repayment of maturity due December 18, 2009, December 20, 2012, and March 20, 2014 respectively.

(12)	Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. The Company cedes a portion of the risks it underwrites and pays reinsurance premiums based upon the risks subject to reinsurance contracts. The Company utilizes a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance. Proportional reinsurance is the type of reinsurance where the proportion of claims incurred is proportionate to the share of premiums received. This type of reinsurance is used as a means to limit a loss amount on an individual-risk basis. The excess-of-loss type of reinsurance indemnifies the ceding company against

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a specified level of losses on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity by offering various levels of risk exposure with different terms for reinsurers with different preferences. Although a reinsurer is liable to the Company to the extent of the risks assumed, the Company remains liable as the direct insurer to policyholders on all such risks. Failure of reinsurers to honor their obligations could result in losses to the Company. However, considering the Company’s applying strict standards when choosing reinsurers in terms of credit risk, no material amount is believed to be uncollectible and no provision has been made for this contingency.

At March 31, 2008 and 2009, there were no significant concentrations with a single reinsurer for reinsurance receivables and prepaid reinsurance premiums.

The effects of reinsurance on the results of operations of property and casualty insurance and life insurance for the years ended March 31, 2007, 2008 and 2009 were as follows:

Property and casualty insurance:

	2007	2008	2009
	(Yen in millions)

Premiums written:
Direct	¥1,575,476	1,625,732	1,537,395
Assumed	265,857	264,880	216,372
Ceded	(351,954)	(352,996)	(305,494)

Net premiums written	¥1,489,379	1,537,616	1,448,273

	2007	2008	2009
	(Yen in millions)

Premiums earned:
Direct	¥1,569,975	1,597,352	1,532,750
Assumed	264,424	266,471	282,642
Ceded	(365,319)	(361,138)	(306,989)

Net premiums earned	¥1,469,080	1,502,685	1,508,403

	2007	2008	2009
	(Yen in millions)

Losses and claims incurred:
Direct	¥918,117	947,824	947,167
Assumed	188,034	181,236	304,207
Ceded	(196,495)	(222,803)	(291,333)

Net losses and claims incurred	¥909,656	906,257	960,041

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Life insurance:

	2007	2008	2009
	(Yen in millions)

Premiums earned:
Direct	¥194,197	193,392	190,748
Ceded	(646)	(661)	(635)

Net premiums earned	¥193,551	192,731	190,113

	2007	2008	2009
	(Yen in millions)

Policyholder benefits:
Direct	¥156,920	156,714	154,582
Ceded	(329)	(31)	(526)

Net policyholder benefits	¥156,591	156,683	154,056

(13)	Income Taxes

Total income taxes for the years ended March 31, 2007, 2008 and 2009 were allocated as follows:

	2007	2008	2009
	(Yen in millions)

Taxes on income	¥52,955	48,137	(12,036)
Taxes on other comprehensive income (loss):
Net unrealized gains on investments	75,566	(296,550)	(316,773)
Net losses on derivative instruments	1	(14)	—
Minimum pension liability adjustment	(8)	—	—
Adjustment upon adoption of SFAS No. 158	(5,544)	—	—
Pension liability adjustments	—	(6,572)	(3,742)

Total income taxes	¥122,970	(254,999)	(332,551)

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of earnings (loss) before income taxes and minority interests and income tax expense (benefit) for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009
	(Yen in millions)

Earnings (loss) before income taxes and minority interests:
Domestic	¥143,317	147,619	(71,268)
Foreign	24,122	6,140	(10,708)

Total	¥167,439	153,759	(81,976)

Income tax expense (benefit):
Current:
Domestic	¥38,473	16,575	25,447
Foreign	5,274	8,793	4,427

Total current income tax expense	43,747	25,368	29,874

Deferred:
Domestic	8,119	32,623	(40,820)
Foreign	1,089	(9,854)	(1,090)

Total deferred income tax expense (benefit)	9,208	22,769	(41,910)

Total income tax expense (benefit)	¥52,955	48,137	(12,036)

MSIGH and its domestic subsidiaries are subject to a number of taxes based on income, which in the aggregate resulted in a statutory tax rate of approximately 36%.

The effective tax rates of the Company for the years ended March 31, 2007, 2008 and 2009 differed from the Japanese statutory income tax rates for the following reasons:

	2007	2008	2009

Japanese statutory income tax rate	36.0%	36.0%	(36.0)%
Tax expense for reorganization	—	—	19.0
Unrecognized tax effects by subsidiaries for current losses	0.2	1.6	10.5
Tax credit for dividends received	(4.3)	(5.1)	(10.0)
Dividends received from subsidiaries	0.7	1.2	2.4
Lower tax rates applicable to income of subsidiaries	(1.4)	(2.7)	(1.5)
Expenses not deductible for tax purposes	0.7	0.7	1.5
Other	(0.3)	(0.4)	(0.6)

Effective tax rate	31.6%	31.3%	(14.7)%

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities at March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Deferred tax assets:
Reported and estimated losses and claims	¥44,899	74,431
Adjustment expenses	13,022	16,465
Retirement and severance benefits	41,656	45,362
Computer software development costs	14,037	12,838
Impairment of investments	45,755	60,636
Cost adjustments to investments recognized in income	37,047	47,219
Other	18,585	22,508

Total gross deferred tax assets	215,001	279,459
Less valuation allowance	(7,005)	(12,666)

Total net deferred tax assets	207,996	266,793

Deferred tax liabilities:
Unearned premiums	118,924	140,757
Deferred policy acquisition costs	123,985	112,101
Property and equipment	6,099	6,166
Cost adjustments to investments recognized in income	19,118	11,107
Unrealized appreciation of investments and derivatives	526,154	209,007
Other	13,694	18,244

Total gross deferred tax liabilities	807,974	497,382

Total net deferred tax liabilities	¥599,978	230,589

At March 31, 2008 and 2009, other assets included deferred tax assets in the amount of ¥5,175 million and ¥7,494 million, respectively.

The net change in total valuation allowance for the years ended March 31, 2007, 2008 and 2009 was an increase of ¥5,346 million, ¥1,434 million and ¥5,661 million, respectively.

Subsequent recognition of tax benefits related to the valuation allowance for deferred tax assets will be recorded in the consolidated statements of operations under SFAS No. 141R.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At March 31, 2009, the Company had operating loss carryforwards for tax purposes of ¥35,154 million, which expire as follows:

(Yen in Millions)

Years ending March 31:
2010	¥3,626
2011	1,629
2012	1,995
2013	1,198
2014	1,162
Later years	4,574
Indefinite	20,970

Total	¥35,154

The Company intends to reinvest certain undistributed earnings of foreign subsidiaries for an indefinite period of time. As of March 31, 2009, a deferred tax liability was not recognized for ¥47,739 million of undistributed earnings of these subsidiaries where the Company intends to reinvest indefinitely. Determining the tax liability that would arise if these earnings were remitted is not practicable.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax-planning strategies relating to the future reversal of temporary differences.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the recorded valuation allowances, at March 31, 2009.

The Company adopted FIN 48 on April 1, 2007. The unrecognized tax benefits as of and for the years ended March 31, 2008 and 2009 were not material. The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The total amounts of penalties and interest expense related to unrecognized tax benefits in the consolidated balance sheets as of March 31, 2008 and 2009, and in the consolidated statements of operations for the years ended March 31, 2008 and 2009 were not material.

The Company files tax returns in Japan and certain foreign tax jurisdictions, and they are periodically audited by Japanese and foreign taxing authorities. MSI has been audited by the Japanese tax authorities through the tax year ended March 31, 2008.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Stockholders’ Equity

(a)	Common Stock

The amounts of statutory capital and surplus of MSI at March 31, 2008 and of MSIGH at March 31, 2009, on a non-consolidated basis, are presented as follows:

	2008	2009
	(Yen in millions)

Common stock	¥139,596	100,000
Additional paid-in capital	93,107	646,402
Legal reserve	46,488	—
Retained earnings	467,224	23,318
Unrealized gain on securities, net of tax	862,122	—
Deferred hedge losses, net of tax	528	—
Treasury stock	—	(4,645)

Total statutory equity	¥1,609,065	765,075

MSI’s statutory net income for the years ended March 31, 2007 and 2008 was ¥55,352 million and ¥38,366 million, respectively. MSIGH’s statutory net income for the year ended March 31, 2009 was ¥34,689 million.

The minimum capital requirement of the Insurance Business Law of Japan for a Japanese insurance company is ¥1,000 million on a statutory basis.

The domestic insurance subsidiaries of MSIGH are required to maintain solvency margin ratios of 200% or higher in accordance with the solvency margin regulations stipulated by the Japanese regulatory authorities. The solvency margin regulations are based on factors mainly for underwriting risks, investment risks and large catastrophe risks. The solvency margin must be supported by equity and other resources, including unrealized gains and losses on certain investments and catastrophe reserves based on the financial accounting standards of Japan. At March 31, 2009, the solvency margin ratios of the domestic non-life insurance subsidiaries, MSI and MDGI, were 692.8% and 467.0%, and that of its domestic life insurance subsidiary was 2,069.1%, respectively.

The statutory net income for the years ended March 31, 2007, 2008 and 2009 and shareholders’ equity at March 31, 2008 and 2009 of the consolidated insurance subsidiaries were as follows:

	2007	2008	2009
	(Yen in millions)

Statutory net income:
Property and casualty	¥32,792	11,453	20,225
Life	22	55	45
Statutory shareholders’ equity:
Property and casualty	¥265,969	257,372	1,213,122
Life	51,980	57,486	56,064

*	MSI is included in the consolidated insurance subsidiaries for 2009, while for 2007 and 2008 it was then a parent company and not included.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On May 20, 2009, the board of directors of MSIGH resolved to repurchase common stocks as follows:

	Number of Shares Repurchased	Total Amount of Repurchase
	(Maximum)	(Maximum)	Period of Repurchase
	(Shares)	(In millions of yen)

Common stock	5,000,000	10,000	From: January 5, 2010 To: March 24, 2010

The amounts of undistributed retained earnings of affiliates which were accounted for by the equity method were ¥18,206 million and ¥15,380 million at March 31, 2008 and 2009, respectively.

(b)	Retained Earnings

The Japanese Corporate Law requires a company to set aside an amount equal to 10% of retained earnings distributed, such as cash dividends, as a capital surplus or a legal reserve until the aggregate amount of capital surplus and legal reserve reaches 25% of the amount of common stock. Capital surplus and legal reserve is not available for dividends, but legal reserve may be used to reduce a deficit or may be transferred to other retained earnings.

The amount available for dividends is based on MSIGH’s non-consolidated financial statements in accordance with the Japanese Corporate Law and was ¥485,883 million as of March 31, 2009. The adjustments included in the accompanying consolidated financial statements to have them conform with U.S. GAAP, but not recorded in the books of account, have no effect on the determination of the amount available for dividends under the Japanese Corporate Law.

Cash dividends charged to unappropriated retained earnings for the years ended March 31, 2007, 2008 and 2009 represent dividends paid out during those years. Provision has neither been made in the accompanying consolidated financial statements for the dividends of ¥27.00 per share totaling ¥11,321 million, subsequently proposed by the Board of Directors and, on June 25, 2009, approved by the shareholders, nor for the related appropriation to the legal reserve.

The reconciliation of the basic and diluted earnings per share is not reported because there are no diluted shares.

The components of the basic earnings (loss) per share are as follows:

	2007	2008	2009
	(Yen in millions)

Net income (loss) available to common shareholders	¥113,916	104,796	(70,240)

	2007	2008	2009
	(Number of shares in thousands)

Weighted average common shares outstanding	425,902	423,259	421,052

	2007	2008	2009
	(Yen)

Earnings (loss) per share — basic	¥267.47	247.59	(166.82)

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Other Comprehensive Income (loss)

Changes in accumulated other comprehensive income for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009
	(Yen in millions)

Foreign currency translation adjustments:
Balance at beginning of period	¥(605)	10,345	6,330
Current-period change	10,950	(4,015)	(61,870)

Balance at end of period	10,345	6,330	(55,540)

Unrealized gains on securities, net of tax:
Balance at beginning of period	1,120,697	1,256,104	729,966
Current-period change	135,407	(526,138)	(564,918)

Balance at end of period	1,256,104	729,966	165,048

Net gains on derivative instruments, net of tax:
Balance at beginning of period	23	24	—
Current-period change	1	(24)	—

Balance at end of period	24	—	—

Minimum pension liability adjustment, net of tax:
Balance at beginning of period	(791)	—	—
Current-period change	(15)	—	—
Adjustment upon adoption of SFAS No. 158	806	—	—

Balance at end of period	—	—	—

Pension liability adjustments, net of tax:
Balance at beginning of period	—	(10,707)	(22,629)
Current-period change	—	(11,922)	(6,919)
Adjustment upon adoption of SFAS No. 158	(10,707)	—	—

Balance at end of period	(10,707)	(22,629)	(29,548)

Total accumulated other comprehensive income, net of tax:
Balance at beginning of period	1,119,324	1,255,766	713,667
Current-period change	146,343	(542,099)	(633,707)
Adjustment upon adoption of SFAS No. 158	(9,901)	—	—

Balance at end of period	¥1,255,766	713,667	79,960

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effect allocated to each component of other comprehensive income (loss) and the reclassification adjustments for the years ended March 31, 2007, 2008 and 2009 were as follows:

	Before
	Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2007:
Foreign currency translation adjustments	¥10,950	—	10,950
Unrealized gains on securities:
Unrealized holding gains arising during period	248,550	(89,095)	159,455
Less: reclassification adjustment for gains realized in net income	(37,577)	13,529	(24,048)

Net unrealized gains on securities	210,973	(75,566)	135,407

Net losses on derivative instruments:
Net losses on derivative instruments arising during period	139	(50)	89
Less: reclassification adjustment for gains realized in net income	(137)	49	(88)

Net losses on derivative instruments	2	(1)	1

Minimum pension liability adjustment	(23)	8	(15)

Other comprehensive income	¥221,902	(75,559)	146,343

2008:
Foreign currency translation adjustments	¥(4,015)	—	(4,015)
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	(765,548)	275,355	(490,193)
Less: reclassification adjustment for gains realized in net income	(57,140)	21,195	(35,945)

Net unrealized gains on securities	(822,688)	296,550	(526,138)

Net gains on derivative instruments:
Net gains on derivative instruments arising during period	—	—	—
Less: reclassification adjustment for gains realized in net income	(38)	14	(24)

Net gains on derivative instruments	(38)	14	(24)

Pension liability adjustments:
Pension liability adjustments arising during period	(16,190)	5,753	(10,437)
Less: reclassification adjustment for gains realized in net income	(2,304)	819	(1,485)

Pension liability adjustment	(18,494)	6,572	(11,922)

Other comprehensive loss	¥(845,235)	303,136	(542,099)

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Before
	Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2009:
Foreign currency translation adjustments	¥(61,870)	—	(61,870)
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	(661,999)	237,731	(424,268)
Less: reclassification adjustment for gains realized in net income	(219,692)	79,042	(140,650)

Net unrealized gains on securities	(881,691)	316,773	(564,918)

Pension liability adjustments:
Pension liability adjustments arising during period	(9,262)	3,251	(6,011)
Less: reclassification adjustment for gains realized in net income	(1,399)	491	(908)

Pension liability adjustments	(10,661)	3,742	(6,919)

Other comprehensive loss	¥(954,222)	320,515	(633,707)

(15)	Retirement and Severance Benefits

MSI has defined benefit plans and a defined contribution plan. Defined benefit plans consist of an unfunded lump-sum payment benefit plan and funded non-contributory pension plans covering substantially all employees. Under the plans, employees are entitled to lump-sum or annuity payments based on the current rate of pay and length of service at retirement or termination of employment for reasons other than dismissal for cause. Directors and statutory auditors are not covered by the above plans and their benefits are accrued as earned.

On March 31, 2007, the Company adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

SFAS No. 158 requires the recognition of the overfunded or unfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur. Incremental effect of applying SFAS No. 158 as of March 31, 2007 was as follows:

	Before Application of		After Application of
	SFAS No. 158	Adjustments	SFAS No. 158
	(Yen in millions)

Retirement and severance benefits	¥(83,002)	(15,445)	(98,447)
Deferred income taxes	388	5,544	5,932
Accumulated other comprehensive income	806	9,901	10,707

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net periodic benefit cost for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009
	(Yen in millions)

Components of net periodic benefit cost:
Service cost	¥11,277	11,340	11,607
Interest cost	5,341	5,372	5,465
Expected return on plan assets	(4,894)	(5,002)	(4,667)
Amortization of prior service cost	(2,509)	(2,509)	(2,509)
Recognized actuarial loss	191	205	1,109

Net periodic benefit cost	¥9,406	9,406	11,005

Reconciliations of beginning and ending balances of the benefit obligations and the fair value of the plan assets for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009
	(Yen in millions)

Change in benefit obligations:
Benefit obligations at beginning of year	¥262,327	265,063	271,865
Service cost	11,277	11,340	11,607
Interest cost	5,341	5,372	5,465
Plan participants’ contributions	4	4	33
Actuarial loss (gain)	(1,618)	1,688	(10,681)
Benefits paid	(12,268)	(11,602)	(13,076)

Benefit obligations at end of year	¥265,063	271,865	265,213

Change in plan assets:
Fair value of plan assets at beginning of year	¥163,095	166,616	155,578
Actual return on plan assets	4,518	(9,719)	(15,851)
Employer contributions	4,115	3,624	4,359
Plan participants’ contributions	4	4	33
Benefits paid	(5,116)	(4,947)	(5,444)

Fair value of plan assets at end of year	¥166,616	155,578	138,675

Funded status	¥(98,447)	(116,287)	(126,538)

Amounts recognized in the balance sheets	¥(98,447)	(116,287)	(126,538)

Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	¥265,063	271,865	265,213
Accumulated benefit obligation	234,207	241,189	236,442
Fair value of plan assets	166,616	155,578	138,675

The Company uses a measurement date of March 31 for all of its pension and severance plans.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts recognized in accumulated other comprehensive income, pre-tax at March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Net actuarial loss	¥40,854	49,006
Net prior service cost	(5,722)	(3,213)

Amounts in accumulated other comprehensive income, pre-tax expected to be recognized as components of net periodic benefit cost over the next fiscal year are as follows:

2010
(Yen in millions)

Net actuarial loss	¥1,992
Net prior service cost	(2,509)

The accumulated benefit obligation for the pension plan was ¥241,189 million and ¥236,442 million at March 31, 2008 and 2009, respectively.

Major weighted-average assumptions used to determine benefit obligations at March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009

Discount rate	2.00%	2.00%	2.30%
Rate of increase in future compensation	4.10% to 4.60%	4.10% to 4.60%	4.10% to 4.60%

Major weighted-average assumptions used to determine net cost for the years ended March 31, 2007, 2008 and 2009 were as follows:

	2007	2008	2009

Discount rate	2.00%	2.00%	2.00%
Expected long-term return on plan assets	3.00%	3.00%	3.00%
Rate of increase in future compensation	4.10% to 4.60%	4.10% to 4.60%	4.10% to 4.60%

The discount rate is determined by reference to the Moody’s Aa corporate bond and Japanese government bond at the measurement date, March 31, 2007, 2008 and 2009, based on the expected terms of benefit obligations.

The Company determines its expected long-term rate of return based on the expected long-term return of various asset categories in which it invests in consideration of the current expectations for future returns and the historical returns of each plan asset category.

The asset allocation of the Company’s pension benefits at March 31, 2008 and 2009 were as follows:

	2008	2009

Fixed maturities	69.0%	72.0%
Equity securities	24.5%	16.3%
Other	6.5%	11.7%

The Company’s investment policies are designed to provide long-range stability of investment profit for ensuring adequate plan assets are available to provide future payments of pension benefits to eligible participants. The Company endeavors to obtain better performance more than earnings from the expected long-term rate of return on plan assets. Plan assets are invested in individual equities and fixed maturities using the guidelines of the model portfolio with a consideration of its performance, expected returns and risks. The Company evaluates its plan asset allocation and can change its portfolio allocation as needed.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amounts contributed to defined contribution plans approximated ¥1,406 million, ¥1,475 million and ¥2,459 million for the years ended March 31, 2007, 2008 and 2009, respectively.

The Company forecasts to contribute ¥8,976 million to the defined benefit pension plans in the year ending March 31, 2010.

Expected future benefit payments for the defined benefit pension plan are as follows:

(Yen in Millions)

Years ending March 31:
2010	¥11,921
2011	11,676
2012	12,400
2013	12,934
2014	13,286
2015-2019	69,087

(16)	Derivative Financial Instruments

The Company utilizes derivative financial instruments (a) to manage interest rate risk and foreign exchange risk arising from its fixed maturities portfolio and (b) to generate trading revenues and fee income. All derivatives are recognized on the consolidated balance sheets at fair value as other assets or other liabilities.

All derivative transactions are controlled in accordance with the Company’s risk management rules. Under these rules, the purpose of derivative financial instruments is predetermined in writing, the balance of trading derivatives is limited to the extent permitted by the internal guidelines and derivative instruments entered into for hedging purposes require the advance approval of management. The Company’s portfolio is broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparty or group of counterparties. The Company’s policies prescribe monitoring of creditworthiness and exposure on a counterparty-by-counterparty basis. Back-office functions, such as settlements or monitoring, are designed independently from the function responsible for dealings.

Derivatives used for interest rate risk and foreign exchange risk management

The Company uses interest rate swaps, currency swaps and foreign exchange forward contracts to hedge the exposure to variability in expected future cash flows arising from fixed maturity securities available for sale. Changes in fair value of these derivatives are reported in net realized gains (losses) on investments. Such deferred amounts are subsequently reclassified into net investment income when the hedged interest cash flows affect earnings. The amount of the hedges’ ineffectiveness or components of derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness for the year ended March 31, 2007 was immaterial. The Company reconsidered the cost-effectiveness of hedge accounting treatment for those instruments and, as a result, the Company discontinued hedge accounting in the year ended March 31, 2008. Ceasing hedge accounting did not have a material effect on the Company’s reported financial position or cash flows.

Derivatives trading revenues

The Company uses a variety of derivative instruments, such as interest rate futures, forwards and options, interest rate and currency swaps, bond futures and options, foreign exchange forwards and options and credit derivatives, and non-derivative instruments, such as weather derivatives, to generate trading revenues and fee income. Changes in fair value of these derivatives are reported in net realized gains (losses) on investments.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit derivatives

The Company enters into certain derivative contracts that are considered credit derivatives under FSP FAS No. 133-1 and FIN 45-4. Under the majority of those contracts, the Company underwrites single-name credit default swaps and other credit-risk related portfolio products, which require the Company as a seller of protection to make a payment to a buyer upon the occurrence of credit events. Typical credit events include bankruptcy, failure to pay and restructuring.

Most contracts which the Company enters into have a five-year term, with other provisions in accordance with definition in the 2003 ISDA Credit Derivative Definition. There are no contracts involving provision of collateral, and thus no situations in which collateral must be provided. For most written credit derivatives, the nominal amount represents the maximum potential amount payable by the Company. The Company controls the underwriting to be diversed across industry sectors, and as a result, there is no concentration in any one particular industry.

The components of written credit derivatives by underlying asset type as of March 31, 2009 were as follows:

	Nominal	Estimated
	Amount	Fair Value
	(Yen in millions)

Corporate CDSs(1)	¥158,618	¥(7,671)
ABS-CDO(2)	1,150	(65)
CDO(3)	388,473	(24,324)

Total outstanding written credit derivatives	¥548,241	¥(32,060)

(1)	Corporate CDS: single-name credit default swaps

(2)	ABS-CDO: credit-risk related portfolio products in which referenced assets include structured finance.

(3)	CDO: credit-risk related portfolio products in which referenced corporate obligations, not including structured finance.

The components of written credit derivatives by par amount of corporate CDSs as of March 31, 2009 were as follows:

	Nominal	Estimated
	Amount	Fair Value
	(Yen in millions)

Less than ¥3.0 billion	¥155,618	¥(7,546)
Between ¥3.0 billion to ¥5.0 billion	3,000	(125)
More than ¥5.0 billion	—	—

Total outstanding written credit derivatives	¥158,618	¥(7,671)

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of written credit derivatives by vintage as of March 31, 2009 were as follows:

	Nominal	Estimated
	Amount	Fair Value
	(Yen in millions)

2001	¥1,150	¥(65)
2002	—	—
2003	982	(3)
2004	42,576	(938)
2005	156,028	(3,555)
2006	72,076	(7,282)
2007	245,429	(20,184)
2008	30,000	(33)

Total outstanding written credit derivatives	¥548,241	¥(32,060)

The components of written credit derivatives by credit rating as of March 31, 2009 were as follows:

	Nominal	Estimated
	Amount	Fair Value
	(Yen in millions)

AAA	¥357,993	¥(10,156)
AA	108,402	(6,646)
A	63,147	(4,963)
BBB	13,788	(5,384)
BB and the lower	4,911	(4,911)

Total outstanding written credit derivatives	¥548,241	¥(32,060)

Subordinated discounts for all CDO deals (weighted average of guarantee amounts) were as follows:

At initial contract: 18%

As of March 31, 2009: 18%

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(17)	Fair Value of Financial Instruments

The estimated fair values of the financial instruments at March 31, 2008 and 2009 were as follows:

	2008		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Yen in millions)

Financial assets:
Fixed maturities	¥3,783,659	3,793,278	3,470,446	3,486,714
Equity securities	2,547,773	2,547,773	1,703,433	1,703,433
Mortgage loans on real estate	9,859	9,682	9,224	9,052
Policy loans	39,536	39,536	43,254	43,254
Other long-term investments	749,385	736,117	711,653	698,739
Short-term investments	120,086	120,086	106,852	106,852
Cash and cash equivalents	368,290	368,290	455,444	455,444
Indebtedness from affiliates	2,961	2,808	2,857	2,747
Accrued investment income	24,798	24,798	20,228	20,228
Premiums receivable and agents’ balances	140,562	140,562	144,005	144,005
Other assets:
Weather derivatives	453	453	236	236
Derivative assets:
Foreign exchange contracts	599	599	1,957	1,957
Interest rate contracts	13,639	13,639	19,670	19,670
Bond and equity index contracts	66	66	39	39
Credit derivatives	89	89	—	—
Commodity contracts	2,099	2,099	4,184	4,184
Financial liabilities:
Investment deposits by policyholders	¥(2,119,153)	(2,371,996)	(2,043,991)	(2,282,047)
Indebtedness to affiliates	(2,232)	(2,232)	(1,616)	(1,616)
Short-term debt	(37,604)	(37,604)	(70,000)	(70,000)
Long-term debt	(99,992)	(100,051)	(94,961)	(94,643)
Other liabilities:
Weather derivatives	(161)	(161)	(195)	(195)
Derivative liabilities:
Foreign exchange contracts	(6,275)	(6,275)	(4,330)	(4,330)
Interest rate contracts	(7,269)	(7,269)	(4,889)	(4,889)
Bond and equity index contracts	(212)	(212)	(63)	(63)
Credit derivatives	(40,010)	(40,010)	(32,060)	(32,060)
Commodity contracts	(2,097)	(2,097)	(4,184)	(4,184)

The fair values of the financial instruments shown in the above table as of March 31, 2009 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The methodologies and assumptions used to estimate the fair values of financial instruments are as follows:

The carrying amounts of cash and cash equivalents, policy loans, accrued investment income, premiums receivable and agents’ balances and short-term debt approximate their fair values due to the short-term maturities of these instruments.

The methodologies to estimate fair values of fixed maturity securities, equity securities, short-term investments, and derivative financial instruments are described in Note 18.

(a)	Investments in Mortgage Loans and Other Long-term Investments

The fair values of loans and other long-term investments with fixed interest rates are estimated by discounting future cash flows using estimates of market rates for securities with similar characteristics.

The carrying amounts of investments with floating interest rates approximate their fair values. The fair value of consumer loans, which are included in other long-term investments, in the amount of ¥380,353 million and ¥376,325 million at March 31, 2008 and 2009, respectively, approximates the carrying amount. The floating and fixed rates on consumer loans in the years ended March 31, 2007, 2008 and 2009 range from approximately 1.0% to 9.0%, and the remaining loan periods are from approximately six months to 35 years.

(b)	Indebtedness from Affiliates

The fair values of loans to affiliates with fixed interest rates are estimated by discounting future cash flows using the long-term prime rate at the end of the year.

(c)	Investment Deposits by Policyholders

The fair values of investment deposits by policyholders are estimated by discounting future cash flows using the interest rates currently being offered for similar contracts.

(d)	Indebtedness to affiliates and Long-term Debt

The fair values of these financial instruments are estimated using quoted market prices for these or similar characteristic instruments.

(18)	Fair Value Hierarchy

The Company adopted SFAS No. 157 on April 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 1

Quoted prices for identical instruments in active markets; fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets or liabilities. This category generally includes equity securities that are traded in active exchange markets.

Level 2

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model derived valuations in which all significant inputs and significant value drivers are observable in active markets. This category generally includes most government, government agency, and corporate bonds.

Level 3

Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Fair value is based on significant unobservable inputs for the asset or liability.

In accordance with SFAS No. 157, the Company has established a methodological framework in order to measure fair value of financial instruments on a recurring basis. The fair value of financial instruments, including exchange traded securities and derivatives is based on quoted market prices, including market indices, broker or dealer quotations or an estimation by management of the amounts expected to be realized upon settlement under current market conditions. For financial instruments which have quoted market prices in active markets, the Company uses quoted market prices in the determination of fair value. Certain financial instruments, such as cash and over-the-counter (“OTC”) contracts, have bid and ask prices that are observable in the market. These are measured at the point within the bid-ask range which best represents the Company’s estimate of fair value. Where quoted market prices or broker or dealer quotations are not available, the Company uses prices for similar instruments or valuation pricing models in the determination of fair value.

As for security pricing, publicly available prices are first sought from third party pricing services, the remaining unpriced securities are submitted to independent brokers for prices where applicable. Typical inputs used by the brokers include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows.

A categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Management judgment is required to determine whether a market is active or inactive in determining the fair value hierarchy. Key criteria used to determine whether a market is active or inactive include the number of transactions, the frequency pricing is updated by other market participants, the variability of prices quotations amongst other market participants, and the amount of publicly available information.

Summary of significant valuation techniques for financial assets and financial liabilities measured at fair value on a recurring basis is as follows:

Level 1

•	Fixed maturity securities: Japanese government bonds, U.S. treasuries and bonds issued by governments of several European nations are categorized in Level 1. Since their valuations are based on quoted prices that are readily and regularly available in active markets, valuation adjustments are not applied. Accordingly, these are categorized in Level 1 of the fair value hierarchy.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Equity securities: Comprise actively traded, exchange-listed Japanese and other equity securities. Valuation is based on unadjusted quoted prices for identical assets in active markets that the Company can access. Accordingly, these are categorized in Level 1 of the fair value hierarchy.

•	Short-term investments: Comprise actively traded money trusts that have net asset values determined by daily quoted prices of respective entrusted assets that the Company can access. Accordingly, these are categorized in Level 1 of the fair value hierarchy.

•	Derivatives: Comprise actively traded, exchange-listed financial derivatives. Listed derivatives that are actively traded are valued based on quoted prices from the exchange and whereby are categorized in Level 1 of the fair value hierarchy.

Level 2

•	Fixed maturity securities: Comprise government and municipal bonds traded in markets that are not active, corporate bonds valued based on inputs including quoted prices for identical or similar assets in markets that are not active, and privately placed securities valued based on market-observable inputs.

•	Equity securities: Comprise equity securities valued based on inputs including quoted prices for identical or similar assets in markets that are not active.

•	Derivatives: Comprise OTC financial derivatives, valued based on market-observable inputs obtained from third party pricing services. Also, listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives, which are generally categorized in Level 2 of the fair value hierarchy.

Level 3

The company values its assets and liabilities classified as Level 3 using judgment and valuation models or other pricing techniques that require a variety of inputs including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs, some of which may be unobservable.

•	Fixed maturity securities: Comprise corporate bonds, municipal bonds and residential mortgage backed securities “RMBS” valued using broker quotes, to which primary inputs are unobservable in the market.

Prices from third party pricing services are often unavailable for securities that are rarely traded or traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data.

The Company performs an analysis of the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly.

Due to a general lack of transparency in the process that the brokers use to develop prices, most valuations that are based on brokers’ prices are classified as Level 3.

•	Equity securities: Comprise non-traded equity securities and privately placed non-traded investment trusts.

The valuation of privately placed investment trusts requires significant management judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. As such, private equity investments are valued initially based upon cost. Regularly, valuations are reviewed

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

utilizing available data including significant management estimates to determine if the carrying value of these investments should be adjusted. Therefore, privately placed investment trusts are included in Level 3 of the valuation hierarchy.

•	Derivatives: Derivative products, typically the newest and most complex products or products that have become illiquid, require more judgment in the implementation of the valuation technique applied due to the complexity of the valuation assumptions and the reduced observability of inputs. Derivatives in Level 3 mainly comprise credit derivatives valued using the discounted cash flow model which is widely accepted by the financial services industry and do not necessitate significant judgment. Primary inputs to the model include interest rates, foreign exchange and credit spreads. Interest rates and foreign exchange are observable in the active market, therefore they are not adjusted. Credit spreads data, which appropriately reflect factors such as default rates and recovery rates, are obtained from widely known financial information service companies. For credit derivatives for which credit spreads cannot be observed in an active trading market (such as ABS- CDOs), the Company uses one quote obtained from brokers involved in valuing these instruments. Prior to use of the broker quotes, the Company examines whether third parties supplying derivatives have determined the market price based on either the standard price, the discounted price, or the pricing model. Of these, many traders use either the discount price or the pricing model in computing market value, and the Company analyzes price movements of prices for making valuation judgments and determinations. The Company understands that the traders’ pricing models incorporate observable inputs such as market interest rates where appropriate but their practices may vary. The Company did not make adjustments to the prices of derivatives obtained from financial institutions.

(a)	Financial Assets and Financial Liabilities Measured at Fair Value on a Recurring Basis

The Company’s financial assets and financial liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows:

March 31, 2009:	Level 1	Level 2	Level 3	Total
	(Yen in millions)

Assets
Securities available for sale:
Fixed maturities	¥847,866	1,964,457	170,596	2,982,919
Equity securities	1,294,795	109,006	298,453	1,702,254
Short term-investments	6,865	6,808	—	13,673
Other assets:
Derivatives	39	21,627	4,420	26,086
Liabilities
Other liabilities:
Derivatives	¥63	9,219	36,439	45,721

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of financial assets and financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from April 1, 2008 to March 31, 2009 were as follows:

			Change in
		Net Realized	Accumulated
	Balance	and Unrealized	Other				Changes in
	as of	Gains (Losses)	Comprehensive	Purchases,	Transfers in	Balance at	Unrealized Gains
	April 1,	Included	Income (Loss),	Sales, and	and/or	End of	(Losses) Held at
March 31, 2009:	2008	in Income(1)	Gross of Tax	Settlements	Out of Level 3	Period	End of Period(2)
	(Yen in Millions)

Securities available for sale
Fixed maturities	¥228,483	(3,352)	(7,744)	(46,791)	—	170,596	(1,635)
Equity securities	287,550	(16,404)	(28,036)	55,343	—	298,453	(16,404)
Derivatives (net)	(39,627)	(9,266)	—	16,874	—	(32,019)	(6,956)

(1)	Included in Investment income, net of investment expenses and Net realized gains (losses) on investments in the accompanying consolidated statement of operations.

(2)	Included in Net realized gains (losses) on investments in the accompanying consolidated statement of operations.

The major Level 3 assets and liabilities were as follows:

Fixed maturities classified as Level 3 primarily consist of corporate bonds and RMBS, of which the fair values were ¥77,807 million and ¥77,133 million, respectively, at March 31, 2009. These assets are valued using broker quotes, to which primary inputs would be unobservable in the market. Due to a general lack of transparency in the process that the brokers use to develop prices, these brokers’ prices are classified as Level 3.

Equity securities classified as Level 3 primarily consist of non-traded equity securities and privately placed investment trusts, of which the fair values are ¥181,963 million and ¥80,262 million, respectively, at March 31, 2009.

The Level 3 liabilities primarily consist of credit derivatives, of which the fair value (net) was ¥32,060 million at March 31, 2009.

(b)	Financial Assets Measured at Fair Value on a Non-Recurring Basis

Mortgage loans and other long-term investments written-down to fair value in connection with recognizing other-than-temporary impairments are valued based on unobservable inputs. At March 31, 2009, mortgage loans and other long-term investments with a fair value of ¥2,027 million were included in the fair value hierarchy in Level 3 since they were subject to remeasurement at fair value.

(19)	Variable Interest Entities

The Company has entered into transactions with various types of VIEs which are described as follows:

The Company holds the subordinated notes issued by VIEs formed for the purpose of guaranteeing the obligation of the Company under the reinsurance agreements (reinsurance guarantee VIEs). These VIEs hold U.S. government securities to collateralize the guarantee. The Company consolidates reinsurance guarantee VIEs as it absorbs a majority of the VIEs’ expected losses and receives a majority of the VIEs’ expected residual returns.

The Company engages in certain structured transactions, mainly securitization of independent third parties’ assets through a VIE. The Company provides guarantee insurance for the VIE which is involved in the asset-backed securities business where it helps meet customers’ financing needs by providing access to the commercial paper markets (commercial paper conduit VIE). The Company guarantees the redemption of commercial paper issued by the VIE. In addition, the Company holds commercial paper issued by the VIE which found difficulty in issuing

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commercial paper due to the market disruption. The Company consolidates this commercial paper conduit VIE as it absorbs a majority of the VIE’s expected losses.

The assets and liabilities for the VIEs that are consolidated by the Company (net of intercompany balances that have been eliminated in consolidation) at March 31, 2009 were as follows:

Consolidated VIEs	Assets	Liabilities
	(Yen in millions)

2009:
Reinsurance guarantee VIEs	¥15,629	22
Commercial paper conduit VIE	5,302	1

Total	¥20,931	23

For Reinsurance guarantee VIEs, assets are primarily included in Securities available for sale: Fixed maturities, at fair value, and liabilities are included in Other liabilities. For Commercial paper conduit VIE, on the other hand, assets are primarily included in Short-term investments, and liabilities are included in Other liabilities.

A consolidated subsidiary of the Company holds significant variable interests in the VIEs which were structured by other parties for the purpose of project financing (project financing VIEs). As a means of ensuring timely repayment of the loan, the consolidated subsidiary provides limited credit enhancement for the VIEs through the guarantee insurance contracts. The consolidated subsidiary does not retain a first-risk-of-loss position and does not absorb a majority of these VIEs’ expected losses and the VIEs were accordingly not consolidated in the accompanying consolidated financial statements.

The carrying amount of the liabilities in the Company’s consolidated balance sheet that relate to those VIEs and maximum exposure to loss for those VIEs at March 31, 2009 were as follows:

	On-balance	Maximum
	Liabilities	Exposure to Loss
	(Yen in millions)

2009:
Project financing VIEs	¥1,772	41,282

For project financing VIEs, the maximum exposure to loss represents a total insured amount of the guarantee insurance contracts, whereas the on-balance liabilities represent Unearned premiums calculated in accordance with SFAS No. 60.

(20)	Commitments and Contingent Liabilities

At March 31, 2008 and 2009, commitments outstanding for the purchase of property and equipment amounted to approximately ¥40,104 million and ¥39,680 million, respectively. At March 31, 2008 and 2009, commitments outstanding for the purchase of investment real estate amounted to approximately nil and ¥2,547 million, respectively.

The Company is contingently liable for various financial guarantees totaling ¥589 million as of March 31, 2008 and ¥nil as of March 31, 2009. Fees related to these guarantees totaling ¥54 million, ¥51 million and ¥42 million were recorded as revenue on an accrual basis by the Company for the years ended March 31, 2007, 2008 and 2009, respectively. These guarantees are provided in the ordinary course of business and include guarantees with respect to asset-backed securities, bonds, loans and other financial obligations. The contractual amounts of the financial guarantees reflect the Company’s maximum exposure to credit loss in the event of nonperformance. The Company’s policy related to providing these financial guarantees limits transactions to those with credit ratings of

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an investment grade or equivalent creditworthiness and limits the amount of a guarantee on any individual transaction.

At March 31, 2009, the Company had a ¥3,056 million investment in a limited partnership with overseas partners. A condition of the support agreement is that additional investment shall be made by the limited partners, based on the pro rata share in the partnership, should there be a shortage of funds in the partnership. Considering the latest financial information of the partnership available to the Company as of November 28, 2008, its most recent balance sheet date, management believes the likelihood of an additional capital requirement is remote. In addition to the above commitment, the Company had a contract that would have provided a financial guarantee to the limited partnership; however, the amount of potential payment based on the contract was zero as of March 31, 2009. The obligation of the Company under the guarantee was fully collateralized with securities, and no net exposure existed as of March 31, 2009.

The Company had loan commitment agreements amounting to ¥3,436 million and ¥3,164 million as of March 31, 2008 and 2009, respectively. The Company’s policy to provide loan commitment agreements is basically the same as that of guarantee contracts.

The Company occupies certain offices and other facilities under lease arrangements. The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of March 31, 2009:

(Yen in Millions)

Years ending March 31:
2010	¥2,558
2011	2,124
2012	1,437
2013	1,021
2014	625
Later years	2,708

Total future minimum rental payments	¥10,473

Rental expenses for the years ended March 31, 2007, 2008 and 2009 were ¥14,259 million, ¥15,422 million and ¥16,288 million, respectively.

The Company leases assets related to investment property to the third parties under operating leases. The following is a schedule by years of future minimum lease receivables under non-cancelable operating leasing that have initial or remaining lease terms in excess of one year as of March 31, 2009:

(Yen in Millions)

Years ending March 31:
2010	¥1,019
2011	1,017
2012	831
2013	348
2014	187
Later years	2,008

Total future minimum lease receivables	¥5,410

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(21)	Reconciliation of Net Income (Loss) to Net Cash Provided by Operating Activities

	2007	2008	2009
	(Yen in millions)

Net income (loss)	¥113,916	104,796	(70,240)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Valuation allowance for credit losses	(4,237)	(1,967)	1,798
Impairment losses of long-lived assets	1,205	4,244	817
Realized losses (gains) from sales or revaluation of investments	(31,530)	(24,616)	117,897
Amortization of fixed maturity securities	4,212	2,456	116
Depreciation	17,445	19,879	27,413
Provision for retirement and severance benefits	(6,449)	2,332	(155)
Deferred income taxes	9,208	22,769	(41,910)
Decrease (increase) in assets:
Net insurance related assets	(3,041)	(32,631)	(26,300)
Deferred policy acquisition costs	17,319	2,457	27,261
Accrued investment income	(1,248)	(940)	3,188
Derivative assets	(1,462)	(10,028)	(9,348)
Other assets	(11,065)	2,793	705
Increase (decrease) in liabilities:
Losses and claims	63,541	37,243	93,444
Unearned premiums	17,652	35,276	(55,961)
Future policy benefits	75,819	63,921	41,845
Income taxes	(8,426)	(13,782)	(17,521)
Derivative liabilities	1,675	43,318	(10,337)
Other liabilities	29,199	4,831	17,476
Interest credited to policyholders’ contract deposits	48,482	48,498	44,573
Other, net	(6,959)	(2,842)	12,719

Net cash provided by operating activities	¥325,256	308,007	157,480

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(22)	Supplementary Cash Flow Information

	2007	2008	2009
	(Yen in millions)

Cash paid during the year for:
Interest	¥795	947	1,653
Income taxes	51,862	44,476	39,277
Noncash transaction:
Capital lease obligations incurred	772	924	703
Acquisition of subsidiaries:
Fair value of assets	34,149	—	—
Fair value of liabilities	21,191	—	—
Minority interests	4,345	—	—
Net cash paid	7,337	—	—

(23)	Segment Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the segments reported below are the components of the Company for which separate financial information is available that is evaluated regularly by the chief operating decision maker of the Company in deciding how to allocate resources and in assessing performance.

The Company identifies operating segments in accordance with the nature of the products and services. The property and casualty insurance segment offers automobile, fire, personal accident, liability and other forms of property and casualty insurance products. The Company’s financial services business, including financial guarantees and derivatives are also operated within the property and casualty insurance segment. Life insurance operations are conducted by the Company’s wholly owned subsidiary, MS Kirameki, which offers a wide range of traditional life insurance products such as term-life, whole-life and annuity insurance, and a joint venture company, MS MetLife, which offers variable annuity plans that combine the appeal of fund management, insurance, and annuity products, and fixed annuities denominated in foreign currencies.

The chief operating decision maker of the Company assesses segment profit and loss based on net income and segment assets based on total assets of the segment, all determined in accordance with Japanese GAAP. Accordingly, the operating segment information is based on internal financial information presented to the chief operating decision maker of the Company on a Japanese GAAP basis with certain limited presentation differences from that utilized in the Company’s external Japanese GAAP financial reporting. Additionally, the format and information presented in the internal management reporting are not consistent with the consolidated financial statements prepared on a U.S. GAAP basis.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial information with respect to the operating segments and reconciling items to the Company’s external Japanese GAAP financial statements as of and for the years ended March 31, 2007, 2008 and 2009 is as follows:

	Property
	and		Total	Adjustments
	Casualty	Life	Operating	and
	Insurance	Insurance	Segments	Eliminations	Consolidated
	(Yen in millions)

2007:
Net premiums written	¥1,492,808	—	1,492,808	—	1,492,808
Net claims paid	846,445	—	846,445	—	846,445
Life insurance premiums	—	165,364	165,364	—	165,364
Life insurance claims	—	24,850	24,850	—	24,850
Commission and collection expenses	241,089	17,003	258,092	(433)	257,659
Operating expenses and general and administrative expenses(1)	244,912	20,790	265,702	(2,713)	262,989
Interest and dividends received, net(2)	107,953	13,856	121,809	(50)	121,759
Ordinary profit (loss)(3)	94,307	(2,643)	91,664	20	91,684
Income taxes	25,888	246	26,134	—	26,134
Net income (loss)	64,840	(3,080)	61,760	(964)	60,796
Total assets(4)	8,106,558	906,006	9,012,564	(912)	9,011,652
Significant non-cash items(5)	6,530	—	6,530	—	6,530
Total expenditure for additions to long-lived assets	24,573	332	24,905	—	24,905

(1)	includes depreciation and amortization of ¥16,417 million in P&C insurance and ¥214 million in life insurance.

(2)	includes interest expense of ¥828 million in P&C insurance and ¥1 million in life insurance.

(3)	includes equity in earnings (losses) of equity method investees of ¥424 million in P&C insurance and ¥(3,102) million in life insurance.

(4)	includes investment in equity method investees of ¥4,256 million in P&C insurance and ¥11,182 million in life insurance.

(5)	primarily comprised of impairment losses on investments and long-lived assets.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Property
	and		Total	Adjustments
	Casualty	Life	Operating	and
	Insurance	Insurance	Segments	Eliminations	Consolidated
	(Yen in millions)

2008:
Net premiums written	¥1,541,032	—	1,541,032	—	1,541,032
Net claims paid	879,725	—	879,725	—	879,725
Life insurance premiums	—	156,528	156,528	—	156,528
Life insurance claims	—	31,703	31,703	—	31,703
Commission and collection expenses	234,640	14,740	249,380	(395)	248,985
Operating expenses and general and administrative expenses(1)	271,198	21,560	292,758	(2,416)	290,342
Interest and dividends received, net(2)	114,403	16,232	130,635	(20)	130,615
Ordinary profit (loss)(3)	66,591	(5,724)	60,867	—	60,867
Income taxes	15,159	241	15,400	—	15,400
Net income (loss)	46,706	(6,177)	40,529	(501)	40,028
Total assets(4)	7,388,669	1,009,780	8,398,449	(731)	8,397,718
Significant non-cash items(5)	19,128	—	19,128	—	19,128
Total expenditure for additions to long-lived assets	44,693	381	45,074	—	45,074

(1)	includes depreciation and amortization of ¥19,237 million in P&C insurance and ¥204 million in life insurance.

(2)	includes interest expense of ¥1,073 million in P&C insurance and ¥10 million in life insurance.

(3)	includes equity in earnings (losses) of equity method investees of ¥959 million in P&C insurance and ¥(6,232) million in life insurance.

(4)	includes investment in equity method investees of ¥4,971 million in P&C insurance and ¥7,508 million in life insurance.

(5)	primarily comprised of impairment losses on investments and long-lived assets.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Property
	and		Total	Adjustments
	Casualty	Life	Operating	and
	Insurance	Insurance	Segments	Eliminations	Consolidated
	(Yen in millions)

2009:
Net premiums written	¥1,445,651	—	1,445,651	—	1,445,651
Net claims paid	892,711	—	892,711	—	892,711
Life insurance premiums	—	133,368	133,368	—	133,368
Life insurance claims	—	36,438	36,438	—	36,438
Commission and collection expenses	231,359	14,841	246,200	(504)	245,696
Operating expenses and general and administrative expenses(1)	281,903	23,040	304,943	(2,593)	302,350
Interest and dividends received, net(2)	98,256	18,396	116,652	(187)	116,465
Ordinary profit (loss)(3)	(8,574)	(3,914)	(12,488)	(557)	(13,045)
Income taxes	1,583	277	1,860	4	1,864
Net income (loss)	13,540	(4,418)	9,122	(930)	8,192
Total assets(4)	6,328,170	1,090,883	7,419,053	21,657	7,440,710
Significant non-cash items(5)	119,167	—	119,167	—	119,167
Total expenditure for additions to long-lived assets	21,837	379	22,216	—	22,216

(1)	includes depreciation and amortization of ¥21,893 million in P&C insurance and ¥264 million in life insurance.

(2)	includes interest expense of ¥1,631 million in P&C insurance and ¥3 million in life insurance.

(3)	includes equity in earnings (losses) of equity method investees of ¥220 million in P&C insurance and ¥(4,463) million in life insurance.

(4)	includes investment in equity method investees of ¥4,685 million in P&C insurance and ¥13,248 million in life insurance.

(5)	primarily comprised of impairment losses on investments and long-lived assets.

Reconciling items under the caption “Adjustments and Eliminations” primarily consist of elimination of intersegment administration costs charged and adjustments for unallocated corporate assets.

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information on major lines of Property and Casualty insurance on the U.S. GAAP basis is as follows:

	Net	Net
	Premiums	Premiums
	Written	Earned
	(Yen in millions)

2007:
Voluntary automobile	¥599,663	¥600,371
Compulsory automobile liability	192,087	193,663
Fire and allied lines	208,182	185,208
Personal accident	139,795	134,369
Cargo and transit	91,379	90,286
Hull	19,602	18,496
Other	238,671	246,687

Total	¥1,489,379	¥1,469,080

	Net	Net
	Premiums	Premiums
	Written	Earned
	(Yen in millions)

2008:
Voluntary automobile	¥624,949	¥621,036
Compulsory automobile liability	191,256	193,572
Fire and allied lines	225,259	209,396
Personal accident	138,896	132,171
Cargo and transit	98,846	97,696
Hull	21,867	21,508
Other	236,543	227,306

Total	¥1,537,616	¥1,502,685

	Net	Net
	Premiums	Premiums
	Written	Earned
	(Yen in millions)

2009:
Voluntary automobile	¥608,614	¥614,199
Compulsory automobile liability	148,502	217,935
Fire and allied lines	220,188	208,331
Personal accident	136,596	131,995
Cargo and transit	88,828	92,313
Hull	21,329	20,650
Other	224,216	222,980

Total	¥1,448,273	¥1,508,403

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2007, 2008 and 2009, all the premium revenues were from external customers and no revenue was derived from transactions with a single external customer exceeding 10% of the Company’s revenues.

For the years ended March 31, 2007, 2008 and 2009, net property and casualty premiums written in the amount of ¥1,274,589 million, ¥1,289,911 million, and ¥1,218,796 million, respectively, were from external customers in Japan, and those in the amount of ¥214,790 million, ¥247,705 million, and ¥229,477 million, respectively, were from external customers in foreign countries. Life insurance premiums were from external customers in Japan for the years ended March 31, 2007, 2008 and 2009. There were no countries other than Japan to which more than 10% of the Company’s consolidated revenues were attributed for the periods presented.

At March 31, 2007, 2008 and 2009, long-lived assets located in Japan amounted to ¥250,302 million, ¥267,291 million and ¥258,973 million, respectively, and those located in countries other than Japan amounted to ¥20,791 million, ¥21,382 million and ¥14,067 million, respectively.

Reconciliation of segment information to the US GAAP consolidated financial statements

As described above, the bases for measuring and reporting segment net income (loss) and segment total assets is determined in accordance with Japanese GAAP, which are different from the amounts reported in the Company’s consolidated financial statements presented in accordance with U.S. GAAP.

Following is a reconciliation of the Company’s total segment premiums and total segment net income to the Company’s consolidated premiums earned and consolidated net income (loss), respectively, for the years ended March 31, 2007, 2008, and 2009:

	2007	2008	2009
	(Yen in millions)

Property and casualty insurance net premiums written	¥1,492,808	1,541,032	1,445,651
Life insurance premiums	165,364	156,528	133,368

Segment total premiums	1,658,172	1,697,560	1,579,019
Reconciling items:
Increase in unearned premiums in Japanese GAAP	29,651	40,410	(5,607)
Adjustment for difference in the measurement basis between Japanese GAAP and U.S. GAAP for unearned premiums	(49,950)	(75,341)	65,737
Reclassification of investment contracts or universal-life contracts of life insurance	(29,878)	(28,809)	(29,581)
Return premium for cancellation of life contracts	58,065	65,012	86,326
Other adjustments	(3,429)	(3,416)	2,622

Consolidated premiums earned	¥1,662,631	1,695,416	1,698,516

Consolidated premiums earned consists of:
Property and casualty insurance premiums	¥1,469,080	1,502,685	1,508,403
Life insurance premiums	193,551	192,731	190,113

Premiums earned (U.S.GAAP)	¥1,662,631	1,695,416	1,698,516

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2007	2008	2009
	(Yen in millions)

Total segment net income	¥61,760	40,529	9,122
Reconciling items:
Catastrophic loss reserve	25,264	25,160	(9,813)
Other underwriting reserves	46,693	47,923	(6,761)
Reserve for price fluctuation	3,167	3,254	(25,722)
Policy acquisition costs	(18,615)	(4,559)	(29,337)
Revaluation of investments in securities and related investment income (loss)	3,486	(1,315)	(52,040)
Derivative transactions	927	(7,824)	(7,038)
Retirement and severance benefits	3,186	1,403	3,322
Gains from equity method investments	5,709	22,858	12,902
Deferred income taxes	(25,632)	(32,737)	13,900
Other	7,971	10,104	21,225

Consolidated net income (loss)	¥113,916	104,796	(70,240)

Reconciling items consist of certain accounting differences between Japanese GAAP and U.S. GAAP and the adjustments and eliminations from total amounts of operating segments to the consolidated financial statements prepared on a Japanese GAAP.

The accounting differences primarily consist of differences in insurance reserving methodologies and differences in the assessment of other than temporary impairment of investments in securities.

Following is a reconciliation of the Company’s total segment assets to consolidated total assets at March 31, 2008 and 2009:

	2008	2009
	(Yen in millions)

Segment total assets	¥8,398,449	7,419,053
Reconciling items:
Japanese GAAP adjustment and elimination	(731)	21,657
Revaluation of investment in securities	47,368	30,887
Deferred policy acquisition costs	360,152	325,539
Prepaid reinsurance premiums on a gross basis	215,233	203,477
Reinsurance recoverable on losses on a gross basis	253,092	304,228
Deferred tax assets	(331)	(134,337)
The difference in consolidation scope	26,928	20,442
Other	26,165	43,909

Consolidated total assets	¥9,326,325	8,234,855

Reconciling items consist of certain accounting differences between Japanese GAAP and U.S. GAAP and the adjustments and eliminations from total amounts of operating segments to the consolidated financial statements prepared on a Japanese GAAP.

The accounting differences primarily consist of the recognition of deferred acquisition costs under U.S. GAAP which are charged to income as incurred under Japanese GAAP and adjustments to present reinsurance related accounts on a gross basis under U.S. GAAP.

Schedule I

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2009 and 2008

			Amount at Which
			Shown in the
Type of Investment	Cost	Value	Balance Sheet
	(Yen in millions)

March 31, 2009:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	¥—	¥—	¥—
Other	363,613	376,096	363,613

	363,613	376,096	363,613

States, municipalities and political subdivisions:
Other	1,112	1,112	1,112

	1,112	1,112	1,112

All other corporate bonds	110,851	114,636	110,851

Total fixed maturities	475,576	491,844	475,576

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	96,199	105,002	105,002
Other	723,315	742,850	742,850

	819,514	847,852	847,852

States, municipalities and political subdivisions:
United States	100	87	87
Other	591,108	587,440	587,440

	591,208	587,527	587,527

Public utilities	142,700	147,551	147,551
All other corporate bonds	1,437,681	1,411,940	1,411,940

Total fixed maturities	2,991,103	2,994,870	2,994,870

Equity securities:
Common stocks:
Public utilities	10,870	29,795	29,795
Banks, trust and insurance companies	103,484	143,718	143,718
Industrial, miscellaneous and all other	896,548	1,427,541	1,427,541

	1,010,902	1,601,054	1,601,054

Nonredeemable preferred stocks	102,218	102,379	102,379

Total equity securities	1,113,120	1,703,433	1,703,433

Total securities	4,579,799	¥5,190,147	5,173,879

Mortgage loans on real estate	9,224		9,224
Real estate — investment properties	40,992		40,992
Policy loans	43,254		43,254
Other long-term investments	711,653		711,653
Short-term investments	106,852		106,852

Total investments	¥5,491,774		¥6,085,854

Schedule I

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2009 and 2008

			Amount at Which
			Shown in the
Type of Investment	Cost	Value	Balance Sheet
	(Yen in millions)

March 31, 2008:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	¥4,254	¥4,254	¥4,254
Other	341,388	347,360	341,388

	345,642	351,614	345,642

States, municipalities and political subdivisions:
Other	1,714	1,714	1,714

	1,714	1,714	1,714

All other corporate bonds	102,118	105,765	102,118

Total fixed maturities	449,474	459,093	449,474

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	113,676	119,191	119,191
Other	685,783	711,429	711,429

	799,459	830,620	830,620

States, municipalities and political subdivisions:
United States	125	128	128
Other	716,210	729,256	729,256

	716,335	729,384	729,384

Public utilities	159,394	161,150	161,150
All other corporate bonds	1,600,908	1,613,031	1,613,031

Total fixed maturities	3,276,096	3,334,185	3,334,185

Equity securities:
Common stocks:
Public utilities	11,421	35,561	35,561
Banks, trust and insurance companies	122,522	209,402	209,402
Industrial, miscellaneous and all other	948,789	2,244,607	2,244,607

	1,082,732	2,489,570	2,489,570

Nonredeemable preferred stocks	58,316	58,203	58,203

Total equity securities	1,141,048	2,547,773	2,547,773

Total securities	4,866,618	¥6,341,051	6,331,432

Mortgage loans on real estate	9,859		9,859
Real estate — investment properties	43,151		43,151
Policy loans	39,536		39,536
Other long-term investments	749,385		749,385
Short-term investments	120,086		120,086

Total investments	¥5,828,635		¥7,293,449

Schedule III

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Supplementary Insurance Information
Years ended March 31, 2009, 2008 and 2007

				Losses
			Net	and Claims	Net
	Total Losses	Unearned	Premiums	Incurred and	Premiums
Line of Business	and Claims	Premiums	Earned	Provided for	Written
	(Yen in millions)

Property and casualty:
Year ended March 31, 2009:
Voluntary automobile	¥306,809	¥219,629	¥614,199	¥382,642	¥608,614
Compulsory automobile liability	396,302	218,289	217,935	218,219	148,502
Fire and allied lines	103,634	559,285	208,331	94,168	220,188
Personal accident	60,630	103,977	131,995	77,302	136,596
Cargo and transit	35,302	28,674	92,313	35,008	88,828
Hull	35,660	12,937	20,650	15,996	21,329
Other	307,209	242,499	222,980	136,706	224,216

Total	¥1,245,546	¥1,385,290	¥1,508,403	¥960,041	¥1,448,273

Year ended March 31, 2008:
Voluntary automobile	¥325,606	¥237,252	¥621,036	¥405,656	¥624,949
Compulsory automobile liability	211,553	313,405	193,572	133,688	191,256
Fire and allied lines	134,890	535,143	209,396	114,095	225,259
Personal accident	56,466	100,502	132,171	73,921	138,896
Cargo and transit	43,669	39,094	97,696	35,753	98,846
Hull	33,795	14,152	21,508	15,933	21,867
Other	381,615	250,408	227,306	127,211	236,543

Total	¥1,187,594	¥1,489,956	¥1,502,685	¥906,257	¥1,537,616

Year ended March 31, 2007:
Voluntary automobile	¥306,800	¥223,053	¥600,371	¥401,429	¥599,663
Compulsory automobile liability	218,218	326,979	193,663	137,607	192,087
Fire and allied lines	123,296	497,494	185,208	93,302	208,182
Personal accident	49,888	91,003	134,369	69,292	139,795
Cargo and transit	42,596	35,332	90,286	38,802	91,379
Hull	31,530	12,632	18,496	16,620	19,602
Other	372,602	253,086	246,687	152,604	238,671

Total	¥1,144,930	¥1,439,579	¥1,469,080	¥909,656	¥1,489,379

Schedule III

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Supplementary Insurance Information
Years ended March 31, 2009, 2008 and 2007

				Policyholder
		Liability for		Benefits for
	Total Losses	Future Policy	Premium	Life Insurance
	and Claims	Benefits	Income	Contracts
	(Yen in millions)

Life:
Year ended:
March 31, 2009	¥10,976	¥970,217	¥190,113	¥154,056
March 31, 2008	10,226	911,165	192,731	156,683
March 31, 2007	8,620	825,426	193,551	156,591

Schedule IV

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Reinsurance
Years ended March 31, 2009, 2008 and 2007

			Assumed		Percentage
		Ceded	From		of Amount
	Gross	to Other	Other	Net	Assumed
	Amount	Companies	Companies	Amount	to Net
	(Yen in millions)

Property and casualty insurance premiums:
Year ended:
March 31, 2009	¥1,532,750	¥306,989	¥282,642	¥1,508,403	18.7%
March 31, 2008	1,597,352	361,138	266,471	1,502,685	17.7%
March 31, 2007	1,569,975	365,319	264,424	1,469,080	18.0%
Life insurance premiums:
Year ended:
March 31, 2009	¥190,748	¥635	¥—	¥190,113	—
March 31, 2008	193,392	661	—	192,731	—
March 31, 2007	194,197	646	—	193,551	—

Schedule V

MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC.
AND SUBSIDIARIES

Valuation and Qualifying Accounts
Years ended March 31, 2009 and 2008

		Additions
		Charged
	Balance at	to Costs	Charged		Balance at
	Beginning	and	to Other		End of
Description	of Year	Expenses	Accounts	Deductions	Year
	(Yen in millions)

Year ended March 31, 2009:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥50,327	¥2,310	¥—	¥(4,067)	¥48,570
Valuation allowance — loans:
Specific allowance	652	1,323	—	(125)	1,850
General reserve	446	364	—	—	810
Allowance for doubtful accounts	3,469	(219)	—	—	3,250
Accumulated depreciation — property and equipment	233,451	25,103	—	(18,778)	239,776

Year ended March 31, 2008:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥57,985	¥2,050	¥—	¥(9,708)	¥50,327
Valuation allowance — loans:
Specific allowance	951	(175)	—	(124)	652
General reserve	699	(253)	—	—	446
Allowance for doubtful accounts	4,240	(771)	—	—	3,469
Accumulated depreciation — property and equipment	221,549	17,829	—	(5,927)	233,451

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Aioi Insurance Company, Limited
Shibuya-ku, Tokyo

We have audited the accompanying consolidated balance sheets of Aioi Insurance Company, Limited and subsidiaries (the “Company”) as of March 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedules listed in the Index. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The financial statements do not disclose certain information required by Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” In our opinion, disclosure of such information is required by accounting principles generally accepted in the United States of America.

In our opinion, except for the effect on the 2008 and 2009 consolidated financial statements of the omission of segment and other information required by SFAS No. 131 as discussed in the preceding paragraph, such consolidated financial statements present fairly, in all material respects, the financial position of Aioi Insurance Company, Limited and subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan
August 24, 2009

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

ASSETS
Investments — other than investments in affiliates (Notes 3, 16, 18 and 19):
Securities available for sale:
Fixed maturities, at fair value (Cost ¥1,260,405 in 2008 and ¥1,140,709 in 2009)	¥1,273,323	¥1,138,073
Equity securities, at fair value (Cost ¥402,663 in 2008 and ¥405,116 in 2009)	566,430	417,698
Securities held to maturity:
Fixed maturities, at amortized cost (Fair value ¥349 in 2008 and ¥119 in 2009)	349	119
Trading securities:
Fixed maturities, at fair value (Cost ¥46,774 in 2008 and ¥39,627 in 2009)	47,471	37,050
Equity securities, at fair value (Cost ¥164,256 in 2008 and ¥99,729 in 2009)	164,253	99,731
Mortgage loans on real estate (Notes 3, 16 and 19)	47,423	51,949
Investment real estate, at cost less accumulated depreciation of ¥30,965 in 2008 and ¥32,629 in 2009 (Note 6)	32,262	33,735
Policy loans (Note 19)	15,462	17,107
Other long-term loans (Notes 3 and 19)	277,014	282,983
Short-term investments (Notes 3 and 19)	8,674	17,870

Total investments	2,432,661	2,096,315

Cash and cash equivalents	148,811	178,873
Investments in and indebtedness from affiliates:
Investments (Note 19)	3,084	2,665
Indebtedness (Note 19)	1,057	1,481

Total investments in and indebtedness from affiliates	4,141	4,146

Accrued investment income (Note 19)	5,324	6,231
Premiums receivable and agents’ balances (Note 19)	39,909	40,465
Prepaid reinsurance premiums	150,254	127,601
Funds held by or deposited with ceding reinsurers	40,963	42,141
Reinsurance recoverable on paid losses	47,274	48,755
Reinsurance recoverable on unpaid losses (Note 9)	151,117	155,263
Property and equipment, net of accumulated depreciation (Notes 4, 5, 6 and 21)	61,886	60,818
Deferred policy acquisition costs (Note 7)	180,793	169,345
Other assets (Notes 8, 13, 15, 16 and 19)	173,289	188,695

Total assets	¥3,436,422	¥3,118,648

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)
March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Losses and claims (Note 9):
Reported and estimated losses and claims	¥558,443	¥551,585
Adjustment expenses	18,961	19,145

Total losses and claims	577,404	570,730

Unearned premiums	846,523	818,829
Future policy benefits for life insurance contracts	220,533	237,598
Investment deposits by policyholders (Notes 10 and 19)	705,009	699,483
Indebtedness to affiliates (Note 19)	1,067	1,178
Income taxes payable (Note 13)	1,998	2,451
Deferred tax liabilities (Note 13)	61,964	18,807
Retirement benefits (Note 15)	14,662	23,203
Ceded reinsurance balances payable	32,371	31,789
Short-term debt (Notes 11 and 19)	651	641
Long-term debt (Notes 11 and 19)	1,856	1,244
Other liabilities (Notes 5, 16, 17, 19 and 21)	192,600	137,858

Total liabilities	2,656,638	2,543,811

Minority interests	18,275	3,524

Commitments and contingent liabilities (Note 21)
Shareholders’ equity:
Common stock:
Authorized — 2,000,000,000 shares; issued — 756,201,411 shares in 2008 and 2009 (Note 14(a))	100,005	100,005
Other shareholders’ equity:
Additional paid-in capital (Note 14(a))	123,678	123,787
Retained earnings (Note 14(b))	451,668	398,096
Accumulated other comprehensive income (loss) (Note 14(c))	93,959	(42,628)
Treasury stock, 21,752,158 shares in 2008 and 22,067,931 shares in 2009, at cost	(7,801)	(7,947)

Total shareholders’ equity	761,509	571,313

Total liabilities and shareholders’ equity	¥3,436,422	¥3,118,648

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions, except per share data)

Revenues:
Net premiums written (Notes 2(n) and 12)	¥871,588	¥837,413
Change in unearned premiums	(21,213)	2,300

Net premiums earned (Note 12)	850,375	839,713
Premium income for life insurance contracts (Note 12)	67,532	68,240
Investment income, net of investment expenses (Notes 3, 6, 16 and 18)	75,994	16,065
Net realized losses on investments (Notes 3, 16 and 18)	(95,329)	(67,808)
Other revenue	4,022	6,896

Total revenues	902,594	863,106

Expenses:
Losses, claims and loss adjustment expenses (Note 12):
Losses and claims incurred and provided for	499,689	499,107
Related adjustment expenses	38,135	40,055
Policyholder benefits for life insurance contracts (Note 12)	51,056	48,996
Amortization of deferred policy acquisition costs (Note 7)	208,051	228,902
Interest credited to investment deposits by policyholders (Note 10)	12,478	12,848
Operating expenses (Notes 6 and 15)	95,470	94,261
Other expenses (Note 2(o))	11,868	7,813

Total expenses	916,747	931,982

Loss before income taxes and minority interests (Note 13)	(14,153)	(68,876)
Income taxes (Note 13):
Current	208	2,492
Deferred	(5,356)	(26,465)

Total income tax benefits	(5,148)	(23,973)

Minority interests	(3,180)	1,325

Net loss	¥(5,825)	¥(46,228)

Loss per share (Yen) (Notes 2(q) and 14(b)):
Basic	¥(7.93)	¥(62.95)

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Net loss	¥(5,825)	¥(46,228)

Other comprehensive loss (Note 14(c)):
Foreign currency translation adjustments	(475)	(5,163)
Unrealized gains (losses) on securities	(157,685)	(106,697)
Pension liability adjustments	(19,860)	(24,727)

Total other comprehensive loss	¥(178,020)	¥(136,587)

Total comprehensive loss	¥(183,845)	¥(182,815)

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions, except per share data)

Common stock:
Balance at beginning and end of year	¥100,005	¥100,005

Additional paid-in capital:
Balance at beginning of year	123,672	123,678
Sale of common stock	6	109

Balance at end of year	123,678	123,787

Retained earnings:
Balance at beginning of year	464,838	451,668
Net loss for the year	(5,825)	(46,228)
Dividends declared (Note 14(b))	(7,345)	(7,344)

Balance at end of year (Note 14(b))	451,668	398,096

Accumulated other comprehensive income (loss) (Note 14(c)):
Balance at beginning of year	271,979	93,959
Other comprehensive loss	(178,020)	(136,587)

Balance at end of year	93,959	(42,628)

Treasury stock:
Balance at beginning of year	(7,742)	(7,801)
Purchase of common stock	(79)	(171)
Sale of common stock	20	25

Balance at end of year	(7,801)	(7,947)

Total shareholders’ equity	¥761,509	¥571,313

Common shares outstanding (shares in thousands):
Balance at beginning of year	734,499	734,449
Purchase of common stock	(108)	(388)
Sale of common stock	58	72

Balance at end of year	734,449	734,133

Cash dividends per share (Yen) (Note 14(b))	¥10.00	¥10.00

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Net cash provided by operating activities (Notes 22 and 23)	¥118,604	¥65,561

Cash flows from investing activities:
Proceeds from sales/maturities:
Securities available for sale:
Fixed maturities	660,816	360,625
Equity securities	190,986	187,022
Fixed maturities available for sale matured	110,914	79,576
Fixed maturities held to maturity matured	392	230
Fixed maturities trading securities	7,382	14,027
Investment real estate	2,228	1,609
Collection of:
Mortgage loans on real estate	9,467	7,863
Policy loans	7,147	9,192
Other long-term loans	70,515	70,140
Purchases of:
Securities available for sale:
Fixed maturities	(857,655)	(318,932)
Equity securities	(117,934)	(244,712)
Fixed maturities trading securities	(2,598)	(3,679)
Investments in:
Mortgage loans on real estate	(9,707)	(12,115)
Investment real estate	(6,288)	(5,653)
Policy loans	(8,548)	(10,837)
Other long-term loans	(69,984)	(75,623)
Decrease (increase) in short-term investments, net	529	(12,342)
Increase in property and equipment, net	(3,639)	(7,650)
Derivative transactions, net	(40,949)	(25,634)
Other, net	(561)	846

Net cash (used in) provided by investing activities	¥(57,487)	¥13,953

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
Years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Cash flows from financing activities:
Investment deposits funded by policyholders	¥64,235	¥74,070
Withdrawals of investment deposits by policyholders	(91,341)	(93,653)
Sale of treasury stock	26	30
Purchase of treasury stock	(79)	(171)
Dividends paid to shareholders	(7,345)	(7,344)
Proceeds from minority interests	6,544	1,425
Payments to minority interests	(3,076)	(15,797)
Other, net	1,916	(817)

Net cash used in financing activities	(29,120)	(42,257)

Effect of exchange rate changes on cash and cash equivalents	(1,218)	(7,195)

Net change in cash and cash equivalents	30,779	30,062
Cash and cash equivalents at beginning of year	118,032	148,811

Cash and cash equivalents at end of year	¥148,811	¥178,873

See accompanying notes to consolidated financial statements.

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

(a)  Nature of Operations

Aioi Insurance Co., Ltd., (the “Company”) and its subsidiaries provide a wide range of property, casualty and life coverage, including fire, marine, personal accident, voluntary automobile, compulsory automobile liability and other miscellaneous insurance, to both individual and institutional customers that take residence mainly in Japan.

The Company was established in April 2001 as a result of the merger between Dai-Tokyo Fire & Marine Insurance Co., Ltd., (“Dai-Tokyo”) and Chiyoda Fire & Marine Insurance Co., Ltd., (“Chiyoda”). Dai-Tokyo was formed in 1944 through the merger between Tokyo Movable Property Fire Insurance Company and Toshin Fire Insurance Co., Ltd. Chiyoda was established in 1945 through the merger between Okura Fire & Marine Insurance Co., Ltd., and Chiyoda Fire & Marine Insurance Co., Ltd.

(b)  Basis of Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are denominated in Japanese yen, the currency of the country in which the Company is incorporated and primarily operates its business. The Company and its domestic subsidiaries maintain their books of account in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”), and its foreign subsidiaries generally maintain their books of account in accordance with those of the countries of their domicile. Certain adjustments and reclassifications have been made in the accompanying consolidated financial statements to conform with U.S. GAAP.

(c)  Use of Estimates

The preparation of the consolidated financial statements requires management of the Company and its subsidiaries to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of investments and derivative instruments, evaluation of other than temporary impairments (“OTTI”) on investments, insurance-related assets such as premiums receivable and reinsurance recoverable and liabilities such as ceded reinsurance balance payable, and obligations related to employee benefits, deferred income taxes and intangibles. Actual results could differ from those estimates.

(2)	Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries.

In addition, the consolidated financial statements include the accounts of variable interest entities (“VIEs”) when the Company and/or its consolidated subsidiaries hold a variable interest in such entities which will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation, No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”). Effective January 1, 2009, the Company and its subsidiaries adopted FASB Staff Position (“FSP”) No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” which expands disclosure requirements for transfers of financial assets and interests in VIEs to provide greater transparency about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with VIEs. The adoption of this FSP had no impact on the Company’s financial position and results of operations. See Note 20 for additional information required by FIN 46R.

All intercompany balances and transactions have been eliminated in consolidation.

Investments in affiliates over which we exercise significant influence, but not control, are accounted for by the equity method. The exercisability of minority interest rights is considered in determining whether the Company’s control for majority owned affiliates exists, and consolidation would be precluded to the extent that the minority interest holds substantive participating rights. Under the equity method of accounting, investments are stated at their underlying net equity value after elimination of intercompany profits. The cost method is used when the Company does not have significant influence.

(b)  Cash Equivalents

The Company and its subsidiaries consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Call loans are short-term (overnight to three weeks) loans made to money market dealers and banks or securities houses through money market dealers. Call loans to money market dealers are secured by Japanese government bonds. Call loans to banks or securities houses are unsecured. The balance of call loans included in “Cash and cash equivalents” as of March 31, 2008 was ¥20,000 million. There were no call loans as of March 31, 2009.

(c)  Investments in Equity Securities and Fixed Maturities

Trading securities are recorded at fair value with unrealized gains and losses included in income. Securities available for sale are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income. Securities held to maturity, which the Company and its subsidiaries have the positive intent and ability to hold to maturity, are recorded at amortized cost.

For investments that have experienced a decline in value below their respective cost that is considered to be other than temporary, the declines are recorded as realized losses on investments in the consolidated statements of operations. Gains and losses on the sales of investments are included in “Net realized losses” in the consolidated statements of operations based on the trade date. The cost of investments sold are determined on a moving-average basis.

(d)  Investments in Loans

The Company and its subsidiaries extend mortgage, commercial and consumer loans primarily to customers throughout Japan. As a result of this geographic concentration of outstanding loans, the ability of the Company and its subsidiaries’ debtors to honor their contracts is much more dependent upon the general economic conditions in Japan than those competitors with a greater geographic dispersion of lending.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and an allowance for credit losses.

Loans are placed on a cash (non-accrual) basis when it is deemed that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more.

All interest accrued but not collected for loans placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on a cash basis until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged to earnings when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific allowance, determined under Statement of Financial Accounting Standard (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan — an amendment of FASB Statements No. 5 and 15,” is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general allowance, determined under SFAS No. 5, “Accounting for Contingencies,” is established based on historical loss experience by each loan category, such as normal borrowers or special mention borrowers who are past due less than 90 days or recorded a net loss for two consecutive years but are not impaired, adjusted for qualitative factors such as changes in land price indices. Management assesses the validity of the general allowance based on back testing for the last several years.

A loan is considered impaired when, based on current information and events, it is probable that the Company and its subsidiaries will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include current payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Except as noted below, impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

(e)  Investment Real Estate and Property and Equipment

Investment real estate and property and equipment are stated principally at cost less accumulated depreciation. Depreciation is computed by the double declining balance method based on the estimated useful lives of the assets. The estimated useful lives for investment real estate and property are primarily 6 to 50 years. The estimated useful lives for equipment are primarily 3 to 15 years.

The cost and accumulated depreciation with respect to assets retired or otherwise disposed of are eliminated from the respective assets and related accumulated depreciation accounts. Any resulting gain or loss is credited or charged to income.

(f)  Impairment or Disposal of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are stated at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The fair values of the assets are determined based on either quoted market prices or independent third party appraisals.

(g)  Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.

(h)  Deferred Policy Acquisition Costs

Policy acquisition costs are deferred and amortized over the periods in which the related premiums are earned or in relation to estimated gross profits with respect to certain interest-sensitive life and annuity products. Acquisition costs include agent commissions and certain other costs, such as policy issuance costs and employee costs, which vary with and are directly related to the acquisition of business.

Other underwriting costs include certain policy issuance costs supporting underwriting functions. These costs are related to the acquisition of new business and renewals and include such costs as costs to process policies and to issue policy forms.

For certain life products accounted for under SFAS No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments,” realized gains or losses on investments may have a direct effect on the measurement of insurance assets and liabilities. That is to say, realization of gains or losses on available-for-sale investments can lead to unlocking of deferred policy acquisition costs (“DPAC”), present value of future profit (“PVFP”) and certain insurance liabilities. In these situations, “shadow accounting” is applied which ensures that all recognized gains and losses on investments affect the measurement of the insurance assets and liabilities in the same way, regardless of whether they are realized or unrealized and regardless of whether the gains and losses are recognized in the statements of operations or directly in equity. If unrealized gains or losses trigger shadow accounting adjustments to DPAC, PVFP and certain insurance liabilities, the corresponding adjustment is recognized in equity, together with the unrealized gains or losses.

(i)  Valuation of business acquired (“VOBA”)

As a result of the 2001 merger and acquisition discussed in Note 1, the Company applied the appropriate purchase accounting that resulted in an intangible asset representing VOBA. VOBA is determined by estimating the net present value of future cash flows from contracts in force in the acquired business at the date of acquisition. VOBA is amortized over the effective life of the acquired contracts and included in “Amortization of deferred policy acquisition costs.” In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the carrying amount of a VOBA is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

(j)  Losses, Claims, Loss Adjustment Expenses and Policyholder Benefits

Liabilities for reported and estimated losses and claims and for related adjustment expenses for property and casualty insurance contracts are based upon the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period on direct and assumed business. Provision has also been made based upon past experience for incurred but not reported (“IBNR”) and for adjustment expenses not identified with specific claims. The Company and its subsidiaries believe that the liabilities for unpaid losses and adjustment expenses as of March 31, 2008 and 2009 are adequate to cover the ultimate cost of losses and claims incurred to those dates. The provisions are necessarily based on estimates and the ultimate liability may vary materially from recorded reserves. Adjustments to previously established provisions are reflected in the consolidated statements of operations in the period in which the adjustment is determined to be necessary.

For life insurance contracts, reserves for future policy benefits are determined principally by the net level premium method. Assumed interest rates range from 0.75% to 3.10%. Anticipated rates of mortality are based on the recent experience of the Company’s life insurance subsidiary.

(k)	Insurance Revenue Recognition

Property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Life insurance premiums for long-duration contracts are recognized as revenue when due from policyholders.

(l)  Reinsurance

Reinsurance contracts are accounted for in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” Under this statement, assets and liabilities relating to reinsurance contracts are reported on a gross basis. SFAS No. 113 also established guidelines for determining whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit. All of the Company and its subsidiaries’ reinsurance contracts meet the risk transfer criteria and are accounted for as reinsurance.

(m)  Income Taxes

The Company and its subsidiaries account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company and its subsidiaries recognize the financial statement effects of tax positions when it is more-likely-than-not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Interest and penalties accrued related to unrecognized tax benefits are included in “Income taxes” in the consolidated statement of operations.

(n)  Compulsory Automobile Liability Insurance

Japanese law requires that all automobiles be covered by liability insurance for personal injury and that insurance companies may not refuse to issue such policies. The law provides that the regulatory authorities should not approve any application for upward premium rate adjustments if, in the opinion of the regulatory authorities, such adjustments would generate underwriting profits for the program as a whole, or if it is deemed that the rate adjustments would compensate the insurers for excessive underwriting costs attributable to a lack of effective cost control on the part of the insurers. The law further stipulates that whenever premium rates are such that, in the opinion of the regulatory authorities, premium revenues generate income which exceeds costs that are effectively controlled by insurers for the program as a whole the regulatory authorities may order a downward revision of premium rates.

The Company and its subsidiaries are not permitted to reflect any profit or loss from underwriting Compulsory Automobile Liability Insurance in the statutory financial statements prepared for distribution to shareholders, unless permission has been obtained from the Financial Services Agency of Japan. Rather, all such accumulated profits are recorded as a liability in the statutory financial statements prepared on the Japanese GAAP basis.

In contrast, in the accompanying consolidated financial statements prepared on the U.S. GAAP basis, Compulsory Automobile Liability Insurance is accounted for similarly with other lines of property and casualty insurance written by the Company, in the absence of a legal or contractual obligation to refund premium amounts in excess of cost to policyholders. Thereby, premiums are earned over the terms of the policies and the unexpired portion of premiums written relating to the unexpired terms of coverage are accounted for as unearned premiums. Likewise, liabilities for reported and estimated losses and claims and for related adjustment expenses are recorded based on the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period and on past experience for unreported losses and for adjustment expenses not identified with specific claims.

(o)  Foreign Currency Translation and Transactions

Financial statements of the Company’s subsidiaries have been translated in accordance with SFAS No. 52, “Foreign Currency Translation.” Under this statement, assets and liabilities of the Company’s subsidiaries and affiliates located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the year. Gains and losses resulting from the translation of foreign currency financial statements are excluded from the consolidated statements of operations and are accumulated in “Foreign currency translation adjustments,” within accumulated other comprehensive income (loss).

Losses resulting from foreign currency transactions have been included in “Other expenses” in the accompanying consolidated statements of operations and totaled ¥6,691 million and ¥3,118 million for the years ended March 31, 2008 and 2009, respectively.

(p)  Derivatives

The Company and its subsidiaries utilize various derivative financial instruments for risk management and trading purposes. The Company and its subsidiaries do not designate any derivative financial instruments, including derivative financial instruments utilized for risk management purposes, as hedging instruments. As a result, all derivative financial instruments are recognized on the consolidated balance sheets at their fair values and corresponding realized and unrealized gains and losses are recognized in earnings.

The Company and its subsidiaries enter into derivative contracts with major financial institutions in order to minimize credit losses in the event of nonperformance by counterparties to the contracts. Exposure to market risk is managed through position limits, approvals and monitoring procedures on derivative transactions. Under the derivative contracts, the Company and its subsidiaries also either receive or provide collateral in order to mitigate nonperformance risk by the Company and its subsidiaries or counterparties. Daily risk management of the Company and its subsidiaries consists of confirmation procedures with its counterparties conducted by the administrative division and analysis conducted by the supervisory division. The confirmation procedures require a collaboration of operational reports prepared by the executive division with transaction reports sent directly from financial institutions to the administrative division. The risk management division, which is independent from the executive division, then analyzes the positions and the possible risk incurred in the transactions by using the Value at Risk method. As a periodic measure for internal risk control, the risk management committee meets regularly to evaluate the transactions and to review procedures performed in that period by the aforementioned divisions. The current status of derivative activities is also reported regularly by the supervisory division to the Board of Directors.

Credit derivatives

The Company utilizes credit derivatives for trading purposes. The values of credit derivatives derive based on an underlying third party referenced obligation or a portfolio of referenced obligations and generally require the Company as the seller of credit protection to make payments to a buyer upon the occurrence of a predefined credit event. Such credit events generally include bankruptcy of the referenced entity and failure to pay under their credit obligations. In general, the notional value represents the maximum potential amount of future payments the Company could be required to make under the credit derivative contracts. The maximum potential amount of future payments may be recovered under recourse provisions in the credit derivative. See Note 17 for additional information about credit derivatives.

Other derivative contracts

The Company and its subsidiaries utilize various derivative financial instruments to mitigate the risk of fluctuation of foreign currency exchange rates, interest rates, and the price of debt and equity securities. The derivative financial instruments utilized by the Company and its subsidiaries for such risk management purpose include foreign exchange forward contracts, currency swaps, currency option contracts, interest rate swaps, stock index futures, stock index options, bond futures contracts and bond option contracts.

(q)  Net Income per Share

SFAS No. 128, “Earnings per Share” requires dual presentation of basic and diluted earnings per share (“EPS”) with an appropriate reconciliation of both computations (see Note 14(b)). Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

(r)  New Accounting Standards Adopted

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, FSP No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” were issued. FSP No. FAS 157-1 removes certain leasing transactions from its scope and FSP No. FAS 157-2 partially delays the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities. During the year ended March 31, 2009, the other non-deferred portions of SFAS No. 157 were adopted.

In September 2008, the FASB issued FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” to require sellers of credit derivatives to disclose additional information about its credit derivatives and hybrid instruments that have embedded credit derivatives. Additionally, this FSP amends FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34,” and requires guarantors to disclose additional information so that the disclosure will provide similar information to the disclosure relating to credit derivatives and hybrid instruments that have embedded credit derivatives under SFAS No. 133, as amended by this FSP. This FSP is effective for interim and annual periods ending after November 15, 2008. The Company and its subsidiaries adopted this FSP on March 31, 2009, which had no material impact on the Company’s consolidated financial position or results of operations.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies how an entity should determine fair value in markets that are not active. The adoption of FSP 157-3, effective September 30, 2008, did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN 46(R), FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51,” to require public entities to provide enhanced disclosures about continuing involvement with transferred assets and involvement with variable interest entities. This FSP is effective for interim and annual periods ending after December 15, 2008. The Company and its subsidiaries adopted this FSP on March 31, 2009, which no material impact on the Company’s consolidated financial position or results of operations.

In January 2009, the FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends EITF 99-20 to align the impairment guidance in EITF 99-20 with the impairment guidance in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP EITF 99-20-1 amends the cash flows model used to analyze an other-than-temporary impairment under EITF 99-20 by replacing the market participant view with management’s assumption of whether it is probable that there is an adverse change in the estimated cash flows. This FSP is effective for interim and annual periods ending after December 15, 2008. The Company and its subsidiaries adopted this FSP on March 31, 2009 which had no material impact on the Company’s consolidated financial position or results of operations.

(s)  Future Adoption of New Accounting Standards

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires enhanced disclosure related to the determination of intangible asset useful lives. This FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The effect that the adoption of ESP No. 142-3 will have on the Company’s consolidated financial statements is currently being evaluated.

In November 2008, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The effect that the adoption of EITF 08-6 will have on the Company’s consolidated financial statements is currently being evaluated.

In December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” was issued. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS No. 160 will have on the Company’s consolidated financial statements is currently being evaluated.

In March 2008, SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” was issued. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The effect that the adoption of SFAS No. 161 will have on the disclosures about the Company’s derivative and hedging activities is currently being evaluated.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (“EITF 08-3”). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The effect that the adoption of EITF 08-3 will have on the Company’s consolidated financial position or results of operations is currently being evaluated.

In June 2008, the FASB ratified EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 contains provisions describing conditions when an instrument or embedded feature would be considered indexed to an entity’s own stock for purposes of evaluating the instrument or embedded feature under SFAS 133, including certain derivative instruments embedded in other contracts. This EITF is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The effect that the adoption of EITF 07-5 will have on the Company’s consolidated financial position or results of operations is currently being evaluated.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP No. FAS 132(R)-1 requires additional disclosures about plan assets for sponsors of defined benefit pension and postretirement plans including expanded information regarding investment strategies, major categories of plan assets, and concentrations of risk within plan assets. Additionally, FSP No. FAS 132(R)-1 requires disclosures similar to those required under FAS No. 157 with respect to the fair value of plan assets such as the inputs and valuation techniques used to measure fair value and information with respect to classification of plan assets in terms of the hierarchy of the source of information used to determine their value. The disclosures under FSP No. FAS 132(R)-1 are required for annual periods ending after December 15, 2009. Upon initial application, the provisions of FSP No. FAS 132(R)-1 are not required for earlier periods that are presented for comparative purposes. The Company is currently evaluating the additional disclosures required by FSP No. FAS 132(R)-1.

In April 2009, the FASB issued FSP No. FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP also amends the disclosure provisions of SFAS No. 157 to require entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The effect that the adoption of FSP FAS 157-4 will have on the Company’s consolidated financial position or results of operations is currently being evaluated.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 115-2 and FAS 124-2 provide guidance in determining whether impairments in debt securities are other-than-temporary and requires additional disclosures relating to OTTI and unrealized losses on investments in both quarterly and annual reports. Pursuant to the FSP, the Company and its subsidiaries will revise how it reviews its debt securities for impairment. The Company and its subsidiaries will analyze its debt securities to determine if it intends to sell, or if it is more-likely-than-not that it will be required to sell, the security prior to recovery and, if so, the Company and its subsidiaries will write down the security to its current fair value with the entire amount of the write-down recorded to earnings. To the extent that it is more-likely-than-not that the Company and its subsidiaries will hold the debt security until recovery, the Company and its subsidiaries will need to determine if any of the decline in value is due to a credit loss (i.e., where the present value of cash flows expected to be collected are lower than the amortized cost basis of the security) and, if so, the Company and its subsidiaries will recognize that portion of the impairment in earnings, with the balance (i.e., non-credit related impairment) recognized as part of net unrealized gains (losses) in other comprehensive income. The FSP did not change the impairment model for equity securities. The effect that the adoption of FSP FAS 115-2 and FAS 124-2 will have on the Company’s consolidated financial statements is currently being evaluated.

In May 2009, SFAS No. 165, “Subsequent Events,” was issued. SFAS No. 165 incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards. Subsequent events guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under SFAS No. 165 as under current practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The effect that the adoption of SFAS No. 165 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” was issued. SFAS No. 166 eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets, and requires additional disclosures. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The effect that the adoption of SFAS No. 166 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” was issued. SFAS No. 167 prescribes an ongoing assessment of the Company’s involvement in the activities of the investment funds and its rights or obligations to receive benefits or absorb losses of the investment funds that could be potentially significant in order to determine whether those entities will be required to be consolidated on the Company’s financial statements. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The effect that the adoption of SFAS No. 167 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162,” was issued. SFAS No. 168 establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this Statement, the Board will not issue new standards in the form of Statements, FSPs, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. All guidance contained in the Codification carries an equal level of authority. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. All nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for interim or annual financial periods ending after September 15, 2009. The effect that the adoption of SFAS No. 168 will have on the Company’s consolidated financial statements is currently being evaluated.

(3)	Investments

The amortized cost of fixed maturities or cost of equity securities and related fair values as of March 31, 2008 and 2009 were as follows:

Securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Yen in millions)

March 31, 2008:
Fixed maturities:
Other municipalities and political subdivisions	¥349	¥—	¥—	¥349

Total securities held to maturity	¥349	¥—	¥—	¥349

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Yen in millions)

March 31, 2009:
Fixed maturities:
Other municipalities and political subdivisions	¥119	¥—	¥—	¥119

Total securities held to maturity	¥119	¥—	¥—	¥119

Securities available for sale:

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008:
Fixed maturities:
U.S. government and government agencies and authorities	¥44,902	¥21	¥(1,969)	¥42,954
U.S. municipalities and political subdivisions	8,261	—	(538)	7,723
Japanese government bonds	622,949	12,386	(1,348)	633,987
Other government and government agencies and authorities	82,994	949	(1,394)	82,549
Other municipalities and political subdivisions	181,846	2,994	(625)	184,215
Other bonds	319,453	6,168	(3,726)	321,895

Total fixed maturities	1,260,405	22,518	(9,600)	1,273,323
Equity securities	402,663	177,770	(14,003)	566,430

Total securities available for sale	¥1,663,068	¥200,288	¥(23,603)	¥1,839,753

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2009:
Fixed maturities:
U.S. government and government agencies and authorities	¥41,822	¥321	¥(1,447)	¥40,696
U.S. municipalities and political subdivisions	3,082	—	(150)	2,932
Japanese government bonds	514,518	15,157	(1,067)	528,608
Other government and government agencies and authorities	102,043	25	(11,890)	90,178
Other municipalities and political subdivisions	185,196	2,868	(1,890)	186,174
Other bonds	294,048	3,608	(8,171)	289,485

Total fixed maturities	1,140,709	21,979	(24,615)	1,138,073
Equity securities	405,116	48,937	(36,355)	417,698

Total securities available for sale	¥1,545,825	¥70,916	¥(60,970)	¥1,555,771

Other bonds primarily include corporate bonds but also include securitized products, such as residential mortgage-backed securities (RMBS), commercial mortgage-backed securities (CMBS) and asset-backed securities (ABS) and others.

Trading securities:

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Yen in millions)

March 31, 2008:
Fixed maturities	¥46,774	¥2,090	¥(1,393)	¥47,471
Equity securities	164,256	10	(13)	164,253

Total trading securities	¥211,030	¥2,100	¥(1,406)	¥211,724

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Yen in millions)

March 31, 2009:
Fixed maturities	¥39,627	¥39	¥(2,616)	¥37,050
Equity securities	99,729	9	(7)	99,731

Total trading securities	¥139,356	¥48	¥(2,623)	¥136,781

The changes in net unrealized gains and losses on trading securities in the amount of ¥6,833 million and of ¥3,270 million for the years ended March 31, 2008 and 2009, respectively, have been included in “Net realized losses on investments,” in the accompanying consolidated statements of operations.

The amortized cost and fair values of investments in fixed maturities held to maturity and available for sale as of March 31, 2009 by contractual maturity were as follows:

Securities held to maturity:

	Amortized	Fair
	Cost	Value
	(Yen in millions)

Due within one year	¥76	¥76
Due after one year through five years	43	43

	¥119	¥119

Securities available for sale:

	Amortized	Fair
	Cost	Value
	(Yen in millions)

Due within one year	¥57,284	¥56,724
Due after one year through five years	300,869	294,902
Due after five years through ten years	378,482	372,151
Due after ten years	404,074	414,296

	¥1,140,709	¥1,138,073

Actual maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The methods of determining the fair value of the Company and its subsidiaries’ fixed maturities and equity securities are described in Note 16.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of March 31, 2008 and 2009, were as follows:

Securities available for sale:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
March 31, 2008:	Value	Losses	Value	Losses	Value	Losses
	(Yen in millions)

Fixed maturities	¥203,229	¥(7,617)	¥60,562	¥(1,983)	¥263,791	¥(9,600)
Equity securities	106,659	(14,003)	—	—	106,659	(14,003)

Total securities	¥309,888	¥(21,620)	¥60,562	¥(1,983)	¥370,450	¥(23,603)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
March 31, 2009:	Value	Losses	Value	Losses	Value	Losses
	(Yen in millions)

Fixed maturities	¥279,533	¥(21,968)	¥41,946	¥(2,647)	¥321,479	¥(24,615)
Equity securities	106,959	(36,355)	—	—	106,959	(36,355)

Total securities	¥386,492	¥(58,323)	¥41,946	¥(2,647)	¥428,438	¥(60,970)

As of March 31, 2009, available-for-sale securities in an unrealized loss position were comprised of approximately 557 securities.

Regarding securities available for sale, the unrealized losses on fixed maturities were mainly the result of changes in interest rates. The majority of fixed maturities have received high credit ratings and the Company and its subsidiaries have the positive ability and intent to hold these securities until a market price recovery or maturity.

As of March 31, 2008 and 2009, there were no gross unrealized losses on securities held to maturity that had been in a continuous unrealized loss position.

Each period, the Company and its subsidiaries review all of its securities in an unrealized loss position (“impaired securities”) to identify those impaired securities to be specifically evaluated for a potential OTTI.

The Company and its subsidiaries have a security monitoring process that identifies securities that due to certain characteristics, as described below, are subjected to an enhanced analysis. The Company and its subsidiaries focus their review of investments for OTTI based on the following by type of security:

Fixed maturities:

•	Those securities of which fair value has been 20 percent or more below original cost for the previous six consecutive months

•	Those securities that have been in a loss position and the fair value of such securities is 15 percent or more below original cost, except for securities which are rated BBB or above by rating agency

•	A missed or late interest or principal payment related to any debt issuance.

Equity securities:

•	Those securities of which fair value is 50 percent or more below original cost

•	Those securities of which fair value has been 20 percent or more below original cost for the previous six consecutive months

•	Those securities that have been in a loss position for the previous twelve consecutive months even though the criteria above are not met

•	For all other material equity securities that have been in a loss position, certain indicators of an OTTI are present including the issuer’s financial condition and whether the decline appears to be related to other than general industry conditions.

Securities will be assessed to have an OTTI if cost is not expected to be recovered or it is concluded that the Company and its subsidiaries do not have the ability or specific intent to hold the security until its expected recovery. As of March 31, 2008 and 2009, based upon the Company’s evaluation of its securities in accordance with its impairment policy and the Company and its subsidiaries’ intent to retain these investments for a period of time sufficient to allow for recovery in value, the Company and its subsidiaries determined that securities with unrealized losses of ¥23,603 million and ¥60,970 million, respectively, were temporarily impaired. For the years ended March 31, 2008 and 2009, the Company and its subsidiaries concluded ¥20,089 million and ¥71,716 million of unrealized losses were OTTI. Those OTTI were recorded in “Net realized losses on investments.”

Net realized and change in unrealized gains and losses from investments for the years ended March 31, 2008 and 2009 were as follows:

	Fixed	Equity	Other	Total Gains
2008:	Maturities	Securities	Investments	(Losses)
	(Yen in millions)

Net realized gains (losses)	¥3,460	¥(13,661)	¥(85,128)	¥(95,329)
Change in unrealized losses	(2,358)	(243,016)	—	(245,374)

Combined realized and unrealized gains (losses)	¥1,102	¥(256,677)	¥(85,128)	¥(340,703)

	Fixed	Equity	Other	Total Gains
2009:	Maturities	Securities	Investments	(Losses)
	(Yen in millions)

Net realized gains (losses)	¥5,886	¥(62,119)	¥(11,575)	¥(67,808)
Change in unrealized losses	(15,555)	(151,185)	—	(166,740)

Combined realized and unrealized losses	¥(9,669)	¥(213,304)	¥(11,575)	¥(234,548)

The net effect on accumulated other comprehensive income of unrealized gains and losses on available-for-sale securities as of March 31, 2008 and 2009 was as follows:

	Fixed	Equity	Other	Total Net
2008:	Maturities	Securities	Investments	Gains
	(Yen in millions)

Unrealized gains (losses), net	¥12,918	¥163,767	¥(790)	¥175,895
Deferred income taxes				(63,507)

				¥112,388

	Fixed	Equity	Other	Total Net
2009:	Maturities	Securities	Investments	Gains
	(Yen in millions)

Unrealized gains (losses), net	¥(2,636)	¥12,582	¥(1,025)	¥8,921
Deferred income taxes				(3,230)

				¥5,691

Proceeds and gross realized gains and losses from sales of securities available for sale for the years ended March 31, 2008 and 2009 were as follows:

Fixed maturities:

	2008	2009
	(Yen in millions)

Gross realized gains	¥14,943	¥7,679
Gross realized losses	(8,466)	(1,792)

Net realized gains	6,477	5,887

Proceeds from fixed maturities	¥660,816	¥360,625

Equity securities:

	2008	2009
	(Yen in millions)

Gross realized gains	¥36,730	¥31,202
Gross realized losses	(1,491)	(16,286)

Net realized gains	35,239	14,916

Proceeds from equity securities	¥190,986	¥187,022

The carrying amounts of securities pledged as collateral were ¥57,478 million and ¥48,846 million as of March 31, 2008 and March 31, 2009, respectively. These amounts include collateral for loans payable of ¥58 million and ¥47 million as of March 31, 2008 and March 31, 2009, respectively. The loans payable are classified as long-term debt, and the collateral is for letters of credit issued and for derivative transactions.

Mortgage loans on real estate are primarily composed of mortgage loans on land and commercial buildings. Policy loans are made to policyholders of long-term comprehensive insurance, long-term family traffic accident insurance and other long-term policies with refund at maturity. The maximum amount of loans is limited to 90% of return premiums on the policies.

Other long-term loans as of March 31, 2008 and 2009 consisted of the following:

	2008	2009
	(Yen in millions)

Collateral and guaranteed loans	¥205,098	¥210,024
Unsecured loans	71,916	72,959

	¥277,014	¥282,983

Collateral loans are made generally to commercial enterprises and are secured principally by listed stocks and/or bonds of Japanese corporations. A portion of the loans have been made jointly with other insurance companies.

Guaranteed loans are made generally to commercial enterprises, and payment is guaranteed principally by banks.

Unsecured loans are made to political subdivisions and independent government agencies and, on a selective basis, to corporate borrowers.

Short-term investments as of March 31, 2008 and 2009 consist of the following:

	2008	2009
	(Yen in millions)

Money trusts	¥2,022	¥2,010
Time deposits	6,014	14,575
Other	638	1,285

	¥8,674	¥17,870

The total recorded investment in impaired loans and the amount of the related valuation allowance as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Recorded investment in impaired loans, gross:
Mortgage loans on real estate	¥3,184	¥2,593
Collateral and guaranteed loans	111	64
Unsecured loans	504	24

	¥3,799	¥2,681

Valuation allowance:
Mortgage loans on real estate	¥610	¥332
Collateral and guaranteed loans	7	4
Unsecured loans	504	16

	¥1,121	¥352

The recorded investment in loans in nonaccrual status was approximately ¥2,265 million and ¥1,554 million as of March 31, 2008 and 2009, respectively. The recorded investment in loans past due 90 days or more and still accruing interest was approximately ¥586 million and ¥1,342 million as of March 31, 2008 and 2009, respectively.

An analysis of activity in the total allowance for credit losses related to loans, included in “Mortgage loans on real estate” and “Other long-term loans,” for the years ended March 31, 2008 and 2009 is as follows:

	2008	2009
	(Yen in millions)

Balance at beginning of year	¥1,085	¥1,260
Provision (credit) for credit losses	176	(235)
Principal charge-offs	(1)	(580)

Balance at end of year	¥1,260	¥445

The total allowance for credit losses related to loans as of March 31, 2008 and 2009 includes an allowance for doubtful accounts in the amount of ¥139 million and ¥93 million, respectively, relating to loans which were not categorized as impaired loans.

The average recorded investment in impaired loans was approximately ¥6,625 million and ¥3,240 million for the years ended March 31, 2008 and 2009, respectively. The Company recognized interest income from impaired loans of ¥46 million and ¥43 million for the years ended March 31, 2008 and 2009, respectively, on a cash basis.

Other long-term loans include loans of ¥375 million and ¥44 million as of March 31, 2008 and 2009, respectively, which had been nonincome producing for the twelve months preceding each balance sheet date.

The components of “Investment income, net of investment expenses” for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Interest on fixed maturities	¥26,296	¥25,346
Dividends from equity securities	49,904	11,143
Interest on mortgage loans on real estate	1,142	1,131
Rent from investment real estate	4,888	4,930
Interest on policy loans	500	557
Interest on other long-term loans	5,355	5,401
Interest on short-term investments	1,565	1,998
Other	944	109

Gross investment income	90,594	50,615
Less investment expenses	14,600	34,550

Investment income, net of investment expenses	¥75,994	¥16,065

In accordance with the Company and its subsidiaries’ internal policy, the Company and its subsidiaries’ portfolios are broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparties or group of counterparties. The concentrations of credit risk exceeding 10 percent of total shareholders’ equity as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Japanese government	¥633,987	¥528,608

(4)	Property and Equipment

A summary of property and equipment as of March 31, 2008 and 2009 is as follows:

	2008	2009
	(Yen in millions)

Land	¥24,024	¥23,470
Buildings	74,334	77,570
Furniture and equipment	43,413	44,759
Construction in progress	2,805	11

	144,576	145,810
Less accumulated depreciation	82,690	84,992

Total property and equipment, net	¥61,886	¥60,818

Depreciation expense was ¥8,450 million and ¥8,649 million for the years ended March 31, 2008 and 2009, respectively.

(5)	Asset Retirement Obligations

The Company’s asset retirement obligations are related to and represent the costs for restoration of office spaces rented. Restoration is required under the lease contracts and is due to the leasehold improvements made to the properties during the lease period, which are included in “Property and equipment, net of accumulated depreciation” on the consolidated balance sheet. Following is a reconciliation of the asset retirement obligations for the years ended March 31, 2008 and 2009.

	2008	2009
	(Yen in millions)

Asset retirement obligation at beginning of year	¥1,544	¥1,570
Liabilities incurred	144	138
Liabilities settled	(145)	(88)
Accretion expense	27	27

Asset retirement obligation at end of year	¥1,570	¥1,647

Asset retirement obligations are calculated based on the estimated lease term and are included in “Other liabilities.” There are no legally restricted assets for purposes of settling asset retirement obligations.

(6)	Impairment Losses of Long-Lived Assets

The Company recognizes impairment losses on certain long-lived assets for investment real estate and property and equipment held and used due to decline of market value. The carrying amount of long-lived assets for investment real estate as of March 31, 2008 and 2009 were ¥32,262 million and ¥33,735 million, respectively. The impairment losses on these long-lived assets, included in “Investment income, net of investment expenses,” were ¥83 million and ¥1 million for the years ended March 31, 2008 and 2009, respectively. The impairment loss on property and equipment long-lived assets held and used was included in “Operating expenses” in the amount of ¥308 million and ¥329 million for the years ended March 31, 2008 and 2009, respectively.

(7)	Deferred Policy Acquisition Costs

Details of policy acquisition costs for the years ended March 31, 2008 and 2009 were as follows:

Property and casualty insurance:

	2008	2009
	(Yen in millions)

Deferred policy acquisition cost at beginning of year	¥147,187	¥155,723
Capitalized during year:
Commissions and brokerage	150,433	146,846
Salaries and other compensation	30,143	29,682
Other underwriting costs	23,045	23,118

	203,621	199,646
Amortization of deferred policy acquisition costs during year	(195,085)	(213,843)

Deferred policy acquisition costs at end of year	¥155,723	¥141,526

Life insurance:

	2008	2009
	(Yen in millions)

Deferred policy acquisition cost at beginning of year	¥22,182	¥25,070
Capitalized deferred policy acquisition costs during year	16,383	18,042
Change in shadow adjustment	(529)	(234)
Amortization of deferred policy acquisition costs during year	(12,966)	(15,059)

Deferred policy acquisition cost at end of year	¥25,070	¥27,819

Deferred policy acquisition costs are reviewed at least annually to determine if they are recoverable from future income, and if not, are charged to expense. Anticipated income is considered in the determination of the recoverability of deferred policy acquisition costs. The amount of deferred policy acquisition costs charged to expense based on the determination that certain of the deferred costs were no longer recoverable was ¥1,467 million, ¥71 million and ¥2,044 million relating to marine, personal accident and other for the year ended March 31, 2008, and ¥2,127 million, ¥19,097 million and ¥4,000 million relating to personal accident, compulsory automobile liability and other for the year ended March 31, 2009, respectively.

(8)	VOBA

The balance of and changes in VOBA as of and for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Gross carrying amount	¥57,609	¥57,609
Accumulated amortization	(45,748)	(47,111)

Net carrying amount	¥11,861	¥10,498

	2008	2009
	(Yen in millions)

Balance at beginning of year	¥13,348	¥11,861
Amortization	(1,964)	(1,785)
Interest	477	422

Balance at end of year	¥11,861	¥10,498

The following table provides estimated future amortization, net of interest, for the periods indicated.

VOBA
Amortization
(Yen in millions)

2010	¥1,244
2011	1,127
2012	1,028
2013	952
2014 and thereafter	6,147

Total	¥10,498

(9)	Liabilities for Losses and Claims

Activities in the liabilities for losses and claims and claim adjustment expenses for the years ended March 31, 2008 and 2009 are summarized as follows:

	2008	2009
	(Yen in millions)

Balance at beginning of year	¥583,781	¥577,404
Less: reinsurance recoverable	(144,553)	(151,117)

Net balance at beginning of year	439,228	426,287

Incurred losses related to:
Current year insured events	559,696	559,485
Prior year insured events	4,782	9,672

Total incurred	564,478	569,157

Paid related to:
Current year insured events	346,982	351,823
Prior year insured events	230,437	228,154

Total paid	577,419	579,977

Net balance at end of year	426,287	415,467
Plus reinsurance recoverable	151,117	155,263

Balance at end of year	¥577,404	¥570,730

Incurred losses presented in the above table include those related to life insurance in the amount of ¥26,654 million and ¥29,995 million for the years ended March 31, 2008 and 2009, respectively, which are included in “Policyholder benefits for life insurance contracts” in the accompanying consolidated statements of operations. Claim expenses recognized in the years ended March 31, 2008 and 2009 relating to prior years were incurred principally due to developments based on the latest experience in claim settlement and changes in currency rates affecting reserves for foreign currency denominated policies. As set forth in the above table, subsequent developments on prior years’ claim expenses represented an insignificant portion of the current year’s claim expenses for the periods presented.

(10)	Investment Deposits by Policyholders

Certain property and casualty insurance policies offered by the Company and its subsidiaries include a savings feature in addition to the insurance coverage provided under the policy. In addition, certain types of personal injury and fire insurance policies are available with a deposit premium rider. The premium received from the policyholder is split between the insurance coverage and the savings portion of the policy based upon rates approved by the Financial Services Agency of Japan. Policy terms are mainly from 3 to 10 years.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with a payment of a commission to the Company and its subsidiaries that equals the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term.

It is regarded as a total loss when an aggregate amount of claims paid in connection with accidents covered by the policy occurs within any one insurance year during the policy terms of insurance, regardless of whether claims are caused by one or more accidents, and reaches the insured amount covered by the policy. If a total loss occurs, the policy is immediately terminated. The annual frequency of total loss of major savings-type insurance contracts ranges from 0.002% to 0.26%.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy. The committed interest rate cannot be changed by the Company and its subsidiaries at any time during the policy term. Committed interest rate of the contracts issued for the years ended March, 2008 and 2009 ranges from 0.53% to 1.50%.

Premiums paid for the indemnity portion are allocated to income ratably over the terms of the related insurance contract. Premiums paid for the savings portion are credited to investment deposits by policyholders. Interest credited to investment deposits by policyholders is charged to income. When a total loss occurs, the remaining balance in investment deposits by policyholders corresponding to the total loss contract is reversed and recorded as premium revenue.

The investment deposits by policyholders include a fair value adjustment established at the acquisition of Chiyoda in April 2001. The remaining fair value adjustment is ¥33,503 million and ¥30,836 million as of March 31, 2008 and 2009, respectively.

(11)	Short-term Debt and Long-term Debt

Short-term debt and long-term debt as of March 31, 2008 and 2009 consist of the following:

	2008	2009
	(Yen in millions)

Obligations under capital leases 2008: range from 2.11% to 2.50%, 2009: range from 2.13% to 2.68%	¥2,439	¥1,831
Fixed rate borrowings, payable in Japanese yen, 2008: range from 2.85% to 6.40%, 2009: range from 2.85% to 6.40%	68	54

	2,507	1,885
Less current portion classified as short-term debt	651	641

Total long-term debt	¥1,856	¥1,244

(12)	Reinsurance

In the normal course of business, the Company and its subsidiaries seek to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. The Company and its subsidiaries cede a portion of the risks they underwrite and pay reinsurance premiums based upon the risks subject to reinsurance contracts. The Company and its subsidiaries utilize a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance. Proportional reinsurance is the type of reinsurance where the proportion of claims incurred is proportionate to the share of premiums received. This type of reinsurance is used as a means to limit a loss amount on an individual-risk basis. The excess-of-loss type of reinsurance indemnifies the ceding company against a specified level of losses on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity by offering various levels of risk exposure with different terms for reinsurers with different preferences. Although a reinsurer is liable to the Company and its subsidiaries to the extent of the risks assumed, the Company and its subsidiaries remain liable as the direct insurer to policyholders on all such risks. Failure of reinsurers to honor their obligations could result in losses to the Company and its subsidiaries. Therefore, the Company and its subsidiaries apply strict internal standards, such as obtaining investment grade ratings on each reinsurer before selection. Based on management’s best estimate, no material amount is believed to be uncollectible and therefore, no provision has been made for this contingency.

As of March 31, 2008 and 2009, there were no significant concentrations with a single reinsurer for reinsurance receivables and prepaid reinsurance premiums.

The effects of reinsurance on the results of operations of property and casualty insurance and life insurance for the years ended March 31, 2008 and 2009 were as follows:

Property and casualty insurance:

	2008	2009
	(Yen in millions)

Premiums written:
Direct	¥892,097	¥869,695
Assumed	144,471	103,855
Ceded	(164,980)	(136,137)

Net premiums written	¥871,588	¥837,413

	2008	2009
	(Yen in millions)

Premiums earned:
Direct	¥871,665	¥850,002
Assumed	143,932	127,318
Ceded	(165,222)	(137,607)

Net premiums earned	¥850,375	¥839,713

	2008	2009
	(Yen in millions)

Losses and claims incurred:
Direct	¥514,814	¥512,579
Assumed	120,216	118,007
Ceded	(135,341)	(131,479)

Net losses and claims incurred	¥499,689	¥499,107

Life insurance:

	2008	2009
	(Yen in millions)

Premiums earned:
Direct	¥68,581	¥69,536
Ceded	(1,049)	(1,296)

Net premiums earned	¥67,532	¥68,240

	2008	2009
	(Yen in millions)

Policyholder benefits:
Direct	¥51,649	¥49,593
Ceded	(593)	(597)

Net policyholder benefits	¥51,056	¥48,996

(13)	Income Taxes

The tax effects of items included in other comprehensive income for the years ended March 31, 2008 and 2009 were allocated as follows:

	2008	2009
	(Yen in millions)

Taxes on other comprehensive loss:
Net unrealized gains on investments	¥88,218	¥60,278
Pension liability adjustments	11,220	13,970

Total taxes on other comprehensive loss	¥99,438	¥74,248

Domestic and foreign components of loss before income taxes and the current tax and deferred income tax expenses (benefits) attributable to such loss are summarized as follows:

	2008	2009
	(Yen in millions)

Loss before income tax expense and minority interests:
Domestic	¥(11,335)	¥(66,534)
Foreign	(2,818)	(2,342)

Total	¥(14,153)	¥(68,876)

Income taxes:
Current:
Domestic	151	2,471
Foreign	57	21

Total current income tax expenses	208	2,492

Deferred:
Domestic	(5,356)	(26,465)
Foreign	—	—

Total deferred income tax benefits	(5,356)	(26,465)

Total income tax benefits	¥(5,148)	¥(23,973)

The Company is subject to a number of taxes based on income, which in the aggregate resulted in a statutory tax rate of approximately 36.1%.

The effective tax rates of the Company and its subsidiaries for the years ended March 31, 2008 and 2009 differed from the Japanese statutory income tax rates for the following reasons:

	2008	2009

Japanese statutory income tax rate	36.1%	36.1%
Tax credit for dividends received	15.0	3.0
Expenses not deductible for tax purposes	(7.0)	(1.3)
Change in valuation allowance	(2.7)	(0.7)
Unrealized tax benefits of foreign subsidiaries	(3.9)	(2.1)
Other adjustments	(1.1)	(0.2)

Effective tax rate	36.4%	34.8%

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Deferred tax assets:
Reported and estimated losses and claims	¥18,230	¥12,912
Retirement benefits	2,124	15,664
Impairment of investments	10,938	33,427
Depreciation	41,051	41,526
Unrealized loss on investments	—	3,099
Net operating loss carryforwards	3,211	819
Other	28,314	24,419

Total gross deferred tax assets	103,868	131,866
Less valuation allowance	(451)	(963)

Total net deferred tax assets	103,417	130,903

Deferred tax liabilities:
Unearned premiums	(22,588)	(19,229)
Unrealized gain on investments	(65,445)	—
Deferred policy acquisition costs	(64,259)	(60,166)
Other	(13,089)	(12,760)

Total gross deferred tax liabilities	(165,381)	(92,155)

Total net deferred tax assets (liabilities)	¥(61,964)	¥38,748

The Company and its subsidiaries are comprised of two tax-paying components, a property and casualty insurance component and a life insurance component, the deferred tax liabilities of which cannot be used to offset the deferred tax assets of the other. “Deferred tax liabilities” as of March 31, 2008 are comprised of ¥46,106 million for the property and casualty insurance component and ¥15,858 million for the life insurance component. As of March 31, 2009, the entire balance in “Deferred tax liabilities” related to the life insurance component, while a deferred tax asset of ¥57,555 million for the property and casualty insurance component is included in “Other assets” on the consolidated balance sheet.

The net change in total valuation allowance for the years ended March 31, 2008 and 2009 was an increase of ¥386 million and ¥512 million, respectively.

The amounts of undistributed retained earnings of affiliates which were accounted for by the equity method were ¥756 million and ¥337 million as of March 31, 2008 and 2009, respectively.

As of March 31, 2009, the Company’s subsidiary had operating loss carryforwards for tax purposes of ¥2,013 million, which expire as follows:

(Yen in millions)

Years ending March 31:
2014	¥130
2015	936
2016	947

Total	¥2,013

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax-planning strategies relating to the future reversal of temporary differences.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company and its subsidiaries will realize the benefits of these deductible differences, net of the recorded valuation allowances, as of March 31, 2008 and 2009.

The Company and its subsidiaries adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” effective April 1, 2007. The unrecognized tax benefits as of April 1, 2007 and for the twelve-month periods ended March 31, 2008 and 2009 were not material.

The Company and its subsidiaries do not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of March 31, 2009.

There were no penalties or interest expense related to unrecognized tax benefits in the consolidated balance sheets as of March 31, 2008 and 2009.

The Company and its subsidiaries file tax returns in Japan and certain foreign tax jurisdictions, and they are periodically audited by Japanese and foreign tax authorities. The Company has been audited by the Japanese tax authorities through the tax year ended March 31, 2007.

(14)	Shareholders’ Equity

(a)  Common Stock

The amounts of statutory capital and surplus of the Company, on a non-consolidated basis, as of March 31, 2008 and 2009, are presented as follows:

	2008	2009
	(Yen in millions)

Common stock	¥100,005	¥100,005
Additional paid-in capital	44,088	44,093
Legal reserve	32,527	33,996
Retained earnings	174,865	156,500
Unrealized gain on securities, net of tax	97,423	(35,024)
Treasury stock	(7,801)	(7,947)
Stock subscription right	—	104

Total statutory equity	¥441,107	¥291,727

The Company’s statutory basis net income for the year ended March 31, 2008 was ¥7,172 million and statutory basis net loss for the year ended March 31, 2009 was ¥9,551 million.

The minimum capital requirement of the Insurance Business Law of Japan for a Japanese insurance company is ¥1,000 million on a statutory basis.

The Company and its domestic life insurance subsidiary are required to maintain solvency margin ratios of 200% or higher in accordance with the solvency margin regulations stipulated by the Japanese regulatory authorities. The solvency margin regulations are based on factors mainly for underwriting risks, investment risks and large catastrophe risks. The solvency margin must be supported by equity and other resources, including unrealized gains and losses on certain investments and catastrophe reserves based on the financial accounting standards of Japan. As of March 31, 2008 and 2009, solvency margin ratios of the Company were 862.6% and 720.8%, and the ratios of its domestic life insurance subsidiary were 2,078.8% and 2,040.6%, respectively.

The amounts of statutory net income for the years ended March 31, 2008 and 2009 and shareholders’ equity as of March 31, 2008 and 2009 of the consolidated insurance subsidiaries were as follows:

	2008	2009
	(Yen in millions)

Statutory net income :
Property and casualty	¥(3,017)	¥(2,186)
Life	(5,251)	833
Statutory shareholders’ equity:
Property and casualty	¥9,955	¥7,265
Life	33,014	33,461

(b)  Retained Earnings

Article 15 of the Insurance Business Law of Japan requires insurance companies to set aside an amount equal to 20% of all appropriations of earnings, such as cash dividends, as a legal reserve until the aggregate amount of such reserve and additional paid-in capital reaches stated capital. This reserve is not available for dividends but may be used to reduce a deficit or may be transferred to stated capital. The Company’s appropriations charged to unappropriated retained earnings for the year ended March 31, 2009 were subject to the legal reserve requirement.

The reserve for price fluctuation is required under Article 115 of the Insurance Business Law of Japan. This reserve provides for possible losses arising from price fluctuations of securities and adverse changes in foreign exchange rates. The Company and its domestic insurance subsidiary may reduce this reserve by (1) the amount of net loss resulting from sales of securities or (2) the amount for which permission is granted by the Financial Services Agency of Japan, for any other purpose. Under Japanese GAAP, the Company and its domestic insurance subsidiary account for the price fluctuation reserves as a liability in accordance with the Insurance Business Law. However, under U.S. GAAP, the Company and its domestic insurance subsidiary reclassify these reserves to retained earnings in the accompanying consolidated financial statements.

The amount available for dividends is based on the Company’s non-consolidated financial statements in accordance with the Japanese Corporate Law and the Insurance Business Law of Japan and was ¥113,540 million as of March 31, 2009. The adjustments included in the accompanying consolidated financial statements to have them conform with U.S. GAAP, but not recorded in the books of account, have no effect on the determination of the amount available for dividends under the Japanese Corporate Law and the Insurance Business Law of Japan.

Cash dividends and appropriations to the legal reserve charged to unappropriated retained earnings for the years ended March 31, 2008 and 2009 represent dividends paid out during those years and the related appropriations to the legal reserve. Provision has neither been made in the accompanying consolidated financial statements for the dividends of ¥10.00 per share totaling ¥7,344 million, subsequently proposed by the Board of Directors and, on June 26, 2009, approved by the shareholders’ meeting, nor for the related appropriation to the legal reserve.

The reconciliation of the basic and diluted earnings per share is not reported because, although there are dilutive shares, the Company and its subsidiaries reported a net loss in both periods and as such these shares lose their dilutive feature.

The components of the basic net loss per share are as follows:

	2008	2009
	(Yen in millions)

Net loss	¥(5,825)	¥(46,228)

	2008	2009
	(Number of shares in thousands)

Weighted average common shares outstanding	734,462	734,318

	2008	2009
	(Yen)

Loss per share — basic	¥(7.93)	¥(62.95)

(c)  Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Foreign currency translation adjustments:
Balance at beginning of year	¥1,906	¥1,431
Current-period change	(475)	(5,163)

Balance at end of year	1,431	(3,732)

Unrealized gains on securities, net of tax:
Balance at beginning of year	270,073	112,388
Current-period change	(157,685)	(106,697)

Balance at end of year	112,388	5,691

Pension liability adjustments, net of tax:
Balance at beginning of year	—	(19,860)
Current-period change	(19,860)	(24,727)

Balance at end of year	(19,860)	(44,587)

Total accumulated other comprehensive income (loss) :
Balance at beginning of year	271,979	93,959
Current-period change	(178,020)	(136,587)

Balance at end of year	¥93,959	¥(42,628)

The tax effect allocated to each component of other comprehensive loss and the reclassification adjustments for the years ended March 31, 2008 and 2009 were as follows:

	Before Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2008:
Foreign currency translation adjustments	¥(475)	¥—	¥(475)
Unrealized losses on securities:
Unrealized holding losses arising during period	(219,215)	78,584	(140,631)
Less: reclassification adjustment for gains realized in net income	(26,688)	9,634	(17,054)

Net unrealized losses on securities	(245,903)	88,218	(157,685)

Pension liability adjustments:
Pension liability adjustments arising during period	(31,599)	11,408	(20,191)
Less: reclassification adjustment for gains realized in net loss	519	(188)	331

Pension liability adjustments	(31,080)	11,220	(19,860)

Other comprehensive loss	¥(277,458)	¥99,438	¥(178,020)

2009:
Foreign currency translation adjustments	¥(5,163)	¥—	¥(5,163)
Unrealized losses on securities:
Unrealized holding losses arising during period	(217,589)	78,550	(139,039)
Less: reclassification adjustment for losses realized in net income	50,614	(18,272)	32,342

Net unrealized losses on securities	(166,975)	60,278	(106,697)

Pension liability adjustments:
Pension liability adjustments arising during period	(40,008)	14,444	(25,564)
Less: reclassification adjustment for losses realized in net loss	1,311	(474)	837

Pension liability adjustments	(38,697)	13,970	(24,727)

Other comprehensive loss	¥(210,835)	¥74,248	¥(136,587)

(15)	Retirement Benefits

The Company and its subsidiaries have defined benefit plans, a retirement allowance plan and a defined contribution plan. The defined benefit plans primarily consist of points-based plans covering substantially all employees. Under the plans, points are earned every year based on the individual employee’s performance for the year. Employees are entitled to receive a lump-sum or annuity payment which is determined based on accumulated points at retirement or termination of employment for reasons other than dismissal for cause.

For non-US plans, SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”), was effective for fiscal years beginning after December 15, 1988. Due to the unavailability of data, the Company and its subsidiaries adopted SFAS No. 87 from the fiscal year beginning April 1, 2007 for the purpose of the consolidated financial statements. Because the expected future service period of the existing employees as of the adoption date was approximately 12 years assuming that SFAS No. 87 had been adopted at its original implementation date, the net transition asset of ¥49,788 million was amortized directly to retained earnings in its entirety at April 1, 2007.

On September 1, 2007, a portion of the benefits available under one of the defined benefit plans were transferred to the defined contribution plan. In accordance with SFAS No. 88, “Employers’ Accounting for

Settlements and Curtailments of Defined Benefit Pension Plan and for Termination Benefits,” the transfer caused a plan settlement and the Company and its subsidiaries recognized a net loss of ¥1,349 million, which consists of the initial contribution to the defined contribution plan by the Company of ¥12,040 million partially offset by gains of ¥10,691 million related to the decrease of the projected benefit obligation. At the same time, a plan amendment to the points-based plan changed the guaranteed interest rate for annuity payments to an interest rate based on the Japanese government bond. This plan amendment reduced the benefit by ¥10,664 million, which is to be amortized over 12 years, the expected future service period of the existing employees as of the plan amendment. The impact of the plan settlement and amendment are included in “Operating expenses,” for the year ended March 31, 2008.

On March 31, 2007, the Company adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

SFAS No. 158 requires the recognition of the overfunded or unfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur.

The components of net periodic benefit cost for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Components of net periodic benefit cost:
Service cost	¥4,902	¥4,317
Interest cost	2,226	2,077
Expected return on plan assets	(1,655)	(1,568)
Amortization of prior service cost	(519)	(888)
Settlement loss	1,349	—
Recognized actuarial loss	—	2,199

Net periodic benefit cost	¥6,303	¥6,137

Reconciliations of beginning and ending balances of the benefit obligations and the fair value of the plan assets for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Change in benefit obligations:
Benefit obligations at beginning of year	¥131,851	¥117,285
Service cost	4,902	4,317
Interest cost	2,226	2,077
Actuarial loss	5,085	4,129
Benefits paid	(5,424)	(5,791)
Settlement	(10,691)	—
Plan amendment	(10,664)	—

Benefit obligations at end of year	¥117,285	¥122,017

Change in plan assets:
Fair value of plan assets at beginning of year	¥172,646	¥140,476
Actual return on plan assets	(34,485)	(34,310)
Employer contributions	5,852	6,170
Benefits paid	(3,537)	(3,579)

Fair value of plan assets at end of year	¥140,476	¥108,757

Funded status	¥23,191	¥(13,260)

Amounts recognized in the balance sheets consist of:
Retirement benefits	¥(14,662)	¥(23,203)
Other assets	37,853	9,943
Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	¥44,804	¥45,074
Accumulated benefit obligation	44,804	45,074
Fair value of plan assets	30,142	21,871

The Company and its subsidiaries use a measurement date of March 31 for all of its pension plans.

Amounts recognized in accumulated other comprehensive income (loss), pre-tax, as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Net actuarial loss	¥41,225	¥79,034
Net prior service cost	(10,145)	(9,257)

Net actuarial loss and net prior service cost are amortized over 12 years.

Amounts in accumulated other comprehensive income (loss), pre-tax, expected to be recognized as components of net periodic benefit cost in the next fiscal year are as follows:

2010
(Yen in millions)

Net actuarial loss	¥5,506
Net prior service cost	(888)

The accumulated benefit obligations for the pension plans were ¥117,285 million and ¥122,017 million as of March 31, 2008 and 2009, respectively.

Weighted-average assumptions used to determine benefit obligations as of March 31, 2008 and 2009 were as follows:

	2008	2009

Discount rate	1.8%	1.6%

Weighted-average assumptions used to determine net cost for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009

Discount rate	1.9%	1.8%
Expected long-term return on plan assets	1.0%	1.1%

The discount rate is determined by reference to the Japanese government bond at the measurement date, March 31, 2008 and 2009, based on the expected terms of benefit obligations.

The Company and its subsidiaries determine their expected long-term rate of return based on the expected long-term return of various asset categories in which they invest in consideration of the current expectations for future returns and the historical returns of each plan asset category.

The asset allocation of the Company and its subsidiaries’ pension benefits as of March 31, 2008 and 2009 were as follows:

	2008	2009

Fixed maturities	35%	46%
Equity securities	61%	50%
Others	4%	4%

Total	100%	100%

The Company and its subsidiaries’ investment policies are designed to provide long-range stability of investment returns in order to ensure that adequate plan assets are available to provide future payments of pension benefits to eligible participants. Plan assets are invested in individual equities and fixed maturities using the guidelines of the model portfolio with a consideration of its performance, expected returns and risks. The Company and its subsidiaries evaluate their plan assets allocation and can change their portfolios allocation as needed.

The amounts contributed to the defined contribution plan approximated ¥376 million and ¥666 million for the years ended March 31, 2008 and 2009, respectively.

The Company and its subsidiaries expect to contribute ¥6,330 million to the defined benefit pension plans in the year ending March 31, 2010.

Expected future benefit payments for the defined benefit pension plans are as follows:

(Yen in millions)

Years ending March 31:
2010	¥6,339
2011	6,615
2012	6,587
2013	6,561
2014	7,255
Thereafter (2015-2019)	35,572

(16)	Fair Value of Financial Instruments

Transition impact

The Company and its subsidiaries adopted SFAS No. 157 “Fair Value Measurements” (SFAS 157) as of April 1, 2008. SFAS 157 does not determine or affect the circumstances under which fair value measurements are used. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 shall be applied prospectively, except for the provisions related to blockage factor, a derivative financial instrument that was measured at fair value at initial recognition under SFAS 133 using the transaction price in accordance with the guidance in footnote 3 of Emerging Issue Task Force Issue No. 02-3, “Issues involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” and a hybrid financial instrument that was measured at fair value at initial recognition under SFAS 133 using the transaction price in accordance with the guidance in SFAS 133 (added by FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments”). Upon adoption of SFAS 157, these changes shall be reflected as a cumulative effect adjustment to the opening balance of retained earnings. SFAS 157 also requires the Company and its subsidiaries to reflect their own credit standing when measuring the fair value of debt they have issued that is carried at fair value, including derivatives, prospectively from the date of adoption. The adoption of SFAS 157 as of April 1, 2008 did not have a material effect on the Company’s consolidated financial statements.

Fair Value Hierarchy

Beginning April 1, 2008, assets and liabilities recorded at fair value in the consolidated balance sheet are classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure the fair values as discussed below:

•	Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that the Company and its subsidiaries have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Company and its subsidiaries do not adjust the quoted price for such instruments.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company and its subsidiaries’ assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Company and its subsidiaries consider factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company and its subsidiaries measure at fair value on a recurring basis financial instruments in its trading and available for sale securities portfolios and derivative financial instruments. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the asset or liability being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.

The following are descriptions of the valuation methodologies used for instruments carried at fair value:

Available for sale and trading securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Such Level 1 securities include exchange traded equity securities and certain Japanese and foreign government bonds.

Where quoted market prices are available however not traded in an active market, such securities are classified in Level 2 of the valuation hierarchy. If quoted market prices are not available, fair values are estimated using internal valuation models, quoted prices of securities with similar characteristics, or non-binding prices obtained from independent pricing vendors or broker dealers. Such securities would generally be classified within Level 2 of the fair value hierarchy. Examples of such Level 2 securities include certain government bonds, municipal bonds, equity securities traded in an inactive market and certain corporate bonds including convertible debts for which fair value option under FAS 155 was elected.

In certain cases where there is limited activity or an absence of observable market data around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Examples of such Level 3 securities are certain asset-backed securities and certain corporate bonds including convertible debts for which fair value option under FAS 155 was elected. These securities are valued based on non-binding prices provided by the broker dealers or pricing service providers. In order to validate the reasonability of those values, the Company obtains an understanding of the assumptions that the broker-dealers and third party pricing services use in their valuations. In addition, prices are reviewed by internal asset managers through comparison with prices from multiple pricing services or internal estimates of current fair value, developed using market observable inputs and economic indicators. Unlisted equity securities are also classified in the Level 3 of the valuation hierarchy. The fair value measurement of unlisted equity securities involves a significant degree of management judgment as no quoted prices exist and such securities are not traded in the markets. The Company and its subsidiaries initially estimate the fair value of such unlisted equity securities by reference to the transaction price. Valuation of such securities is subsequently adjusted considering evidence such as change in the financial condition of an investee company. Examples of unobservable inputs used to determine the fair values of such securities include cash flow projections, recovery rates and probability of defaults.

Derivative financial instruments:

The derivatives contracts entered into by the Company and its subsidiaries are primarily currency forward contracts, interest rate swaps and credit default swaps (“CDS”) that are executed over the counter. The currency forward contracts are valued using an internal valuation model. The significant inputs used in the valuation models include forward foreign currency exchange rates and spot foreign currency exchange rates that are all observable and therefore currency forward contracts are generally classified in Level 2 of the valuation hierarchy. CDS and interest rate swaps are valued using non-binding broker dealer quotes or prices calculated by internal valuation models. The Company and its subsidiaries employ present value techniques to value CDS and interest rate swaps which include significant unobservable inputs such as projection of cash flows. Therefore, CDS and interest rate swaps are generally classified in Level 3 of the valuation hierarchy.

To determine the fair value of assets and liabilities, valuation adjustments may be made to ensure that assets and liabilities are carried at fair value. These adjustments include amounts to reflect counterparty credit quality and the Company and its subsidiaries’ creditworthiness. For derivative assets and liabilities carried at fair value, credit valuation adjustments may be necessary when the prices are not indicative of the credit quality of the counterparty and the Company and its subsidiaries’ credit worthiness. Under the derivative contracts, the Company and its subsidiaries either receive or provide collateral in order to mitigate nonperformance risk by the Company and its subsidiaries or counterparties. As a result, the Company and its subsidiaries and counterparties do not have significant exposure to credit risks of each other and significant credit valuation adjustments on both derivative assets and liabilities were not required to be recognized for the year ended March 31, 2009.

The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the levels of the inputs used:

				Total
				March 31,
	Level 1	Level 2	Level 3	2009
	(Yen in millions)

Assets:
Securities available for sale:
Fixed maturities	¥647,785	¥462,554	¥27,734	¥1,138,073
Equity securities	315,598	11,071	91,029	417,698
Trading securities:
Fixed maturities	—	22,016	15,034	37,050
Equity securities	30,780	41,547	27,404	99,731
Derivative financial instruments	—	1,336	1,194	2,530

Total	¥994,163	¥538,524	¥162,395	¥1,695,082

Liabilities:
Derivative financial instruments	¥—	¥290	¥31,301	¥31,591

Total	¥—	¥290	¥31,301	¥31,591

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following table presents changes for the year ended March 31, 2009 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in income during the fiscal year 2009 related to the Level 3 assets and liabilities that remained in the consolidated balance sheet as of March 31, 2009:

		Net Realized					Changes in
		and					Unrealized
		Unrealized					Gains (Losses)
		Gains	Accumulated	Purchases,			on Instruments
	Balance at	(Losses)	Other	Sales, Issuances		Balance as of	Held as of
	April 1,	Included in	Comprehensive	and	Transfers In	March 31,	March 31,
	2008	Income(a)	Income (Loss)	Settlements-net	(Out)	2009	2009
	(Yen in millions)

Assets:
Securities available for sale:
Fixed maturities	¥60,394	¥(773)	¥(247)	¥(31,137)	¥(503)	¥27,734	¥853
Equity securities	85,943	(8,228)	(3,314)	16,636	(8)	91,029	(5,977)
Trading securities:
Fixed maturities	21,145	(3,854)	—	(2,257)	—	15,034	(4,045)
Equity securities	46,614	(19,186)	—	(24)	—	27,404	(19,184)

Total	¥214,096	¥(32,041)	¥(3,561)	¥(16,782)	¥(511)	¥161,201	¥(28,353)

Derivative financial assets (liabilities), net	¥(42,652)	¥(7,437)	¥—	¥19,982	¥—	¥(30,107)	¥(7,495)

All transfers into Level 3 are assumed to occur at the beginning of the reporting period and all transfers out of Level 3 are assumed to occur at the end of the reporting period.

(a)	Net realized and unrealized gains and losses shown above are reported in the consolidated statements of operations primarily as follows:

Major Category of Assets/Liabilities	Consolidated Statement of Operations Line Items

Assets:
Securities available for sale:
Fixed maturities	Investment income, net of investment expenses Net realized losses on investments
Equity securities	Investment income, net of investment expenses Net realized losses on investments
Trading securities:
Fixed maturities	Net realized losses on investments
Equity securities	Net realized losses on investments
Derivative financial instruments, net	Net realized losses on investments

Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the table above. As a result, the unrealized gains (losses) on instruments held as of March 31, 2009 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable probability of defaults).

Fair Value Measurements on a Nonrecurring Basis

The Company and its subsidiaries also measure the fair value of certain assets on a nonrecurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include collateral securing foreclosed loans under SFAS No. 114, “Accounting by Creditors for Impairment of Loan” (“FAS 114”) for the year ended March 31, 2009. The collateral securing foreclosed loans under FAS 114 are measured at the fair values of the underlying collateral which are comprised only of real estate. The fair value of such real estate is measured based on valuation techniques such as discounted cash flow methods and current transaction prices of similar assets. These impaired loans are classified in Level 3 of the valuation hierarchy.

Assets Measured at Fair Value on a Nonrecurring Basis

Assets measured at fair value on a nonrecurring basis on which impairment charges were recorded were as follows:

					Losses for the
					Year Ended
	Level 1	Level 2	Level 3	Total	March 31, 2009
	(Yen in millions)

Mortgage loans on real estate	¥—	¥—	¥54	¥54	¥23

(17)	Credit derivatives

The Company utilizes credit derivatives to enhance its investment return by receiving fees in return for accepting credit default risk exposure relating to various types of collateralized debt obligations (“CDOs”) and credit default swap. The Company is a seller of credit derivatives in the credit derivatives market and does not purchase any credit derivatives.

The following table presents a summary of the notional amounts and fair value of credit derivatives the Company sold as of March 31, 2008, and March 31, 2009.

	Protection Sold
	Maximum Potential Payout/Notional Amounts
	Years to Maturity					Fair Value
Credit Rating of the Reference Obligation	Less Than 1	1-3	3-5	Over 5	Total	Liability
	(Yen in millions)

March 31, 2008:
Single name credit default swaps:
AA	¥—	¥2,000	¥—	¥—	¥2,000	¥13
A	—	23,000	2,000	—	25,000	280
BBB	—	2,000	—	—	2,000	26

Total	¥—	¥27,000	¥2,000	¥—	¥29,000	¥319

Basket credit default swaps:
AAA	¥—	¥35,000	¥32,147	¥53,661	¥120,808	¥43,121
AA	—	—	8,858	—	8,858	51

Total	—	35,000	41,005	53,661	129,666	43,172

Total credit default swaps sold	¥—	¥62,000	¥43,005	¥53,661	¥158,666	¥43,491

	Protection Sold
	Maximum Potential Payout/Notional Amounts
	Years to Maturity					Fair Value
Credit Rating of the Reference Obligation	Less Than 1	1-3	3-5	Over 5	Total	Liability
	(Yen in millions)

March 31, 2009:
Single name credit default swaps:
AA	¥1,000	¥—	¥—	¥—	¥1,000	¥8
A	11,000	13,000	—	—	24,000	729
Non-investment grade	1,000	—	—	—	1,000	387

Total	¥13,000	¥13,000	¥—	¥—	¥26,000	¥1,124

Basket credit default swaps:
AAA	¥—	¥35,000	¥—	¥—	¥35,000	¥5,910
Non-investment grade	—	—	—	24,811	24,811	24,401

Total	¥—	¥35,000	¥—	¥24,811	¥59,811	¥30,311

Total credit default swaps sold	¥13,000	¥48,000	¥—	¥24,811	¥85,811	¥31,435

(a)	The maturity profile is based on the remaining contractual maturity of the credit derivative contracts.

(b)	The ratings profile is based on the internal rating of the reference entity on which the credit derivative contract is based.

(c)	For the credit derivative contracts, there are no material contracts with recourse terms.

(d)	The Company does not hold any collateral related to its credit derivative contracts.

Single Name Credit Default Swaps:

A credit default swap protects the purchase against the loss of principal on a bond or loan in case of a default by an issuer. The protection purchaser pays a periodic premium over the life of the contract and is protected for the period. The Company in turn will have to perform under a credit default swap if a credit event as defined under the contract occurs. Typical credit events include bankruptcy, dissolution or insolvency of the referenced entity, failure to pay and restructuring of the obligations of the referenced entity.

Basket Credit Default Swaps:

Basket credit default swaps are credit default swaps that reference multiple names from the underlying basket or portfolio of credit default swaps. Generally, in the event of a default on one of the underlying names, the Company will have to pay a pro rata portion of the total notional amount of the basket.

(18)	Accounting for certain hybrid financial instruments

On April 1, 2007, the Company and its subsidiaries adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS No. 155). SFAS No. 155 permits an irrevocable election for fair value measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS 133. The fair value election can be applied on an instrument-by-instrument basis at the date of adoption and can be applied to new instruments on a prospective basis.

The Company and its subsidiaries have elected to fair value convertible debt securities which were previously classified as available for sale securities (“Fixed maturities, at fair value”) because the accounting for these instruments is simplified under a fair-value approach as it eliminates the complicated operational requirements of bifurcating the embedded derivatives from the host contracts and accounting for each separately.

The convertible debt securities are classified in trading securities on the consolidated balance sheets. The fair values of the convertible debt securities are ¥30,478 million and ¥18,964 million as of March 31, 2008 and 2009, respectively.

The following table sets forth the gains and losses included in earnings for the years ended March 31, 2008 and 2009 related to the convertible debt securities for which the Company and its subsidiaries have elected to apply the fair value option under SFAS No. 155.

	2008	2009
	(Yen in millions)

Investment income, net of investment expenses	¥94	¥51
Net realized gains (losses) on investments	697	(2,577)

	¥791	¥(2,526)

Interest income related to the convertible debt securities for which the fair value option is elected are measured based on the contractual rates specified in the transactions and reported as “Investment income, net of investment expenses” in the consolidated statements of operations.

(19)	Fair Value Information about Financial Instruments Not Measured at Fair Value

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments for which it is practicable to estimate such fair value. SFAS No. 107 excludes certain financial instruments, including those related to insurance contracts and lease contracts.

Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below:

	2008		2009
	Carrying	Estimated	Carrying	Estimated
	Amounts	Fair Value	Amounts	Fair Value
	(Yen in millions)

Financial assets:
Policy loans	¥15,462	¥15,462	¥17,107	¥17,107
Mortgage loans on real estate	47,423	47,227	51,949	51,884
Other long-term loans	277,014	276,947	282,983	282,604
Short-term investments	8,674	8,674	17,870	17,870
Cash and cash equivalents	148,811	148,811	178,873	178,873
Investments in affiliates	3,084	3,084	2,665	2,665
Indebtedness from affiliates	1,057	1,057	1,481	1,481
Accrued investment income	5,324	5,324	6,231	6,231
Derivative assets:
Foreign exchange contracts	458	458	2,287	2,287
Interest rate contracts	153	153	157	157
Swap contracts	141	141	62	62
Other derivatives	39	39	24	24
Financial liabilities:
Investment deposits by policyholders	¥705,009	¥751,928	¥699,483	¥741,508
Indebtedness to affiliates	1,067	1,067	1,178	1,178
Short-term debt	651	651	641	641
Long-term debt	1,856	1,854	1,244	1,240
Derivative liabilities:
Foreign exchange contracts	1,963	1,963	156	156
Credit derivatives	43,491	43,491	31,435	31,435

The methodologies and assumptions used to estimate the fair values of financial instruments are as follows:

The carrying amounts of cash and cash equivalents, policy loans, accrued investment income and short-term debt approximate their fair values due to the short-term maturities of these instruments.

(a)  Investments in Mortgage Loans and Other Long-term Loans

The fair values of mortgage loans and other long-term loans with fixed interest rates are estimated by discounting future cash flows using estimates of market rates for securities with similar characteristics.

The carrying amounts of investments with floating interest rates approximate their fair values. The fair value of consumer loans, which are included in “Other long-term loans,” in the amount of ¥246,374 million and ¥258,458 million at March 31, 2008 and 2009, respectively, approximates the carrying amount. The floating and fixed rates on consumer loans for the years ended March 31, 2008 and 2009 range from approximately 0.6% to 8.1%, and the remaining loan periods are from approximately six months to 40 years.

(b)  Short-term Investments

The fair values of short-term investments, where quoted market prices are available, are estimated using quoted market prices. The carrying amounts for other instruments approximate their fair values because of the short maturities of such instruments.

(c)  Investments in and Indebtedness from Affiliates

The fair values of loans to affiliates with fixed interest rates are estimated by discounting future cash flows using the long-term prime rate at the end of the year. The fair values of investments are estimated using quoted market prices for these or similar securities. The carrying amounts for other indebtedness approximate their fair values.

(d)  Investment Deposits by Policyholders

The fair values of investment deposits by policyholders are estimated by discounting future cash flows using the interest rates currently being offered for similar contracts.

(e)  Indebtedness to Affiliates and Long-term Debt

The fair values of these financial instruments are estimated using quoted market prices for these or similar characteristic instruments.

(f)  Derivative Financial Instruments

Fair values of forward and futures contracts are estimated based on the closing market prices at the major markets. Fair values of swap and credit derivative contracts are based on quotes from brokers. Fair values of option contracts are based on the closing market prices at the major markets or quotes from brokers.

(20)	VIEs

The Company and its subsidiaries are involved with VIEs primarily as passive investors in rated or unrated debt securities and equity interests issued by VIEs that are structured and managed by other parties as follows:

•	Investment funds, which are VIEs taking the form of a trust, primarily invest in corporate bonds, government bonds, and equity securities. The Company and its subsidiaries consolidate these funds if they absorb a majority of the VIEs’ expected losses, receive a majority of the VIEs’ expected residual returns, or both.

•	Special purpose entities for structured finance are VIEs that primarily invest in real estate properties, commercial mortgage backed securities, residential mortgage backed securities, or securitized credit card receivables originated in Japan, which are typically financed through the issuance of one or more classes of loans or securities (e.g. senior, junior, and mezzanine) and an equity tranche. The Company and its subsidiaries hold primarily senior class of debt securities issued by the VIEs, and do not consolidate these VIEs as they do not absorb a majority of the VIEs’ expected losses.

In determining whether the Company and its subsidiaries are the primary beneficiaries of a VIE and must therefore consolidate the VIE, the Company and its subsidiaries perform a qualitative analysis that considers the design of the VIE, the nature of the Company and its subsidiaries’ involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the VIE’s expected losses or residual returns, a quantitative analysis is performed to determine who is the primary beneficiary.

The Company and its subsidiaries do not structure any VIEs and do not provide any form of financial support, such as credit protection, guarantees, liquidity facility, or any other commitments, to any VIEs.

Consolidated VIEs

The Company and its subsidiaries’ consolidated investment funds in the amount of ¥213,739 million and ¥142,932 million in total assets as primarily trading securities and ¥44,746 million and ¥15,868 million in total liabilities as primarily other liabilities for the fiscal years ended March 31, 2008 and 2009, respectively.

Some investment funds which the Company and its subsidiaries consolidated as of March 31, 2008 ceased to be consolidated during the year ended March 31, 2009 due to the Company and its subsidiaries’ withdrawal of interest in the funds and the liquidation of funds. Some investment funds were newly consolidated by the Company and its subsidiaries during the year ended March 31, 2009 due to increased ownership. The effect on the Company’s consolidated financial statements for the year ended March 31, 2009 was immaterial.

The beneficial interest holders of the consolidated VIEs do not have recourse to the general credit of the Company.

Unconsolidated VIEs

The following table presents total assets of unconsolidated VIEs in which the Company and its subsidiaries hold a significant variable interest in a VIE, but are not the primary beneficiaries, the Company and its subsidiaries’ maximum exposure to loss associated with these VIEs, and the carrying amounts of assets and liabilities in the consolidated balance sheets that relate to the variable interests in the VIEs:

		Maximum	Carrying	Carrying
	Total VIE	Exposure to	Amounts of	Amounts of
	Assets	Loss(1)	Assets(2)	Liabilities
	(Yen in millions)

March 31, 2008:
Investment funds	¥20,723,494	¥83,997	¥83,997	¥—
Special purpose entities for structured finance	4,025,606	66,576	66,576	—
Other	99,621	727	727	—

Total	¥24,848,721	¥151,300	¥151,300	¥—

March 31, 2009:
Investment funds	¥11,633,914	¥58,810	¥58,810	¥—
Special purpose entities for structured finance	2,222,057	33,677	33,677	—
Other	136,807	4,670	4,670	—

Total	¥13,992,778	¥97,157	¥97,157	¥—

(1)	The Company and its subsidiaries calculate their maximum exposure to loss to be the amount invested in the debt or equity of the VIE.

(2)	The majority of the VIE assets presented in the table are included in “Securities available for sale — Equity securities, at fair value” for investment fund VIEs, and “Securities available for sale — Fixed maturities, at fair value” for the special purpose entities for structured finance VIEs.

(21)	Commitments and Contingent Liabilities

The Company is contingently liable for various financial guarantees totaling ¥3,000 million as of March 31, 2008 and 2009. Fees related to these guarantees totaling ¥15 million and ¥17 million were recorded as revenue on an accrual basis by the Company for the years ended March 31, 2008 and 2009, respectively. These guarantees are provided in the ordinary course of business and include guarantees with respect to asset-backed securities, bonds, loans and other financial obligations. The contractual amounts of the financial guarantees reflect the Company’s maximum exposure to credit loss in the event of nonperformance. The Company’s policy related to providing these financial guarantees limits transactions to those with credit ratings of an investment grade or equivalent creditworthiness and limits the amount of a guarantee on any individual transaction.

In the normal course of business, the Company enters into credit derivative transactions mainly as a protection seller. The maximum potential losses associated with these transactions were ¥158,666 million and ¥85,811 million as of March 31, 2008 and 2009, respectively. Liabilities of ¥43,491 million and ¥31,435 million were recorded in connection with these transactions as of March 31, 2008 and 2009, respectively, which are included in “Other liabilities.”

The Company had loan commitment agreements amounting to ¥1,900 million and ¥1,400 million as of March 31, 2008 and 2009, respectively. The Company’s policy to provide loan commitment agreements is basically the same as that of guarantee contracts.

The total rental expense on operating leases for the years ended March 31, 2008 and 2009 were ¥473 million and ¥537 million, respectively. Future minimum lease commitments are as follows:

Years ending March 31:	Capital Leases	Operating Leases
	(Yen in millions)

2010	¥666	¥381
2011	632	266
2012	433	116
2013	172	53
2014	—	49
Thereafter	—	107

Total minimum lease payments	1,903	¥972

Amounts representing interest	(72)

Present value of net minimum lease payments	1,831
Current portion of capital lease obligation	(630)

Total	¥1,201

The Company and its subsidiaries’ lease commitments consist primarily of lease agreements on office space, office equipment, vehicle, and computer software that expire at various dates. The operating leases are mainly for office spaces which are non-cancelable operating leases. Computer software is classified as a capital lease and is used for business operations. The capital lease assets are included in “Property and equipment, net of accumulated depreciation” in the consolidated balance sheet.

(22)	Reconciliation of Net Income to Net Cash Provided by Operating Activities

	2008	2009
	(Yen in millions)

Net loss	¥(5,825)	¥(46,228)
Adjustments to reconcile net income to net cash provided by
operating activities:
Valuation allowance for credit losses	176	(235)
Impairment losses of long-lived assets	391	330
Realized losses from the sales of investments	95,329	67,808
Amortization of fixed maturities	696	855
Depreciation and amortization	11,356	11,873
Provision for retirement benefits	84	5,066
Deferred income taxes	(5,356)	(26,465)
Interest credited to investment deposits by policyholders	12,478	12,848
Decrease (Increase) in assets:
Net insurance related assets	(1,340)	14,709
Deferred policy acquisition costs	(11,953)	11,213
Accrued investment income	277	(907)
Change in trading securities at fair value	46,956	63,430
Other assets	(43,581)	(32,138)
Increase (decrease) in liabilities:
Income taxes payable	(16,587)	7,569
Unearned premiums	21,213	(2,300)
Losses and claims	(9,354)	(7,499)
Future policy benefits	24,403	18,994
Other liabilities	(17,536)	(26,312)
Other, net	16,777	(7,050)

Net cash provided by operating activities	¥118,604	¥65,561

(23)	Supplementary Cash Flow Information

	2008	2009
	(Yen in millions)

Cash paid (refunded) during the year for:
Interest	¥49	¥49
Income taxes paid (refunded)	16,793	(5,084)

Schedule I

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2008 and 2009

			Amount at
			Which
			Shown in
			the Balance
Type of Investment	Cost	Value	Sheet
	(Yen in millions)

March 31, 2008:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
States, municipalities and political subdivisions	¥349	¥349	¥349

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	44,902	42,954	42,954
Japan	622,949	633,987	633,987
Other	82,994	82,549	82,549

	750,845	759,490	759,490

States, municipalities and political subdivisions:
United States	8,261	7,723	7,723
Other	181,846	184,215	184,215

	190,107	191,938	191,938

Other bonds	319,453	321,895	321,895

Total fixed maturities	1,260,405	1,273,323	1,273,323

Equity securities:
Common stocks:
Public utilities	8,587	12,968	12,968
Banks, trust and insurance companies	40,867	67,198	67,198
Industrial, miscellaneous and all other	353,130	486,185	486,185

	402,584	566,351	566,351

Nonredeemable preferred stocks	79	79	79

Total equity securities	402,663	566,430	566,430

Trading securities:
Fixed maturities	46,774	47,471	47,471
Equity securities	164,256	164,253	164,253

Total trading securities	211,030	211,724	211,724

Mortgage loans on real estate	47,423		47,423
Real estate — investment properties	32,262		32,262
Policy loans	15,462		15,462
Other long-term loans	277,014		277,014
Short-term investments	8,674		8,674

Total investments	¥2,255,282		¥2,432,661

Schedule I

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2008 and 2009

			Amount at
			Which
			Shown in
			the Balance
Type of Investment	Cost	Value	Sheet
	(Yen in millions)

March 31, 2009:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
States, municipalities and political subdivisions	¥119	¥119	¥119

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	41,822	40,696	40,696
Japan	514,518	528,608	528,608
Other	102,043	90,178	90,178

	658,383	659,482	659,482

States, municipalities and political subdivisions:
United States	3,082	2,932	2,932
Other	185,196	186,174	186,174

	188,278	189,106	189,106

Other bonds	294,048	289,485	289,485

Total fixed maturities	1,140,709	1,138,073	1,138,073

Equity securities:
Common stocks:
Public utilities	13,069	11,941	11,941
Banks, trust and insurance companies	41,628	49,576	49,576
Industrial, miscellaneous and all other	340,340	346,102	346,102

	395,037	407,619	407,619

Nonredeemable preferred stocks	10,079	10,079	10,079

Total equity securities	405,116	417,698	417,698

Trading securities:
Fixed maturities	39,627	37,050	37,050
Equity securities	99,729	99,731	99,731

Total trading securities	139,356	136,781	136,781

Mortgage loans on real estate	51,949		51,949
Real estate — investment properties	33,735		33,735
Policy loans	17,107		17,107
Other long-term loans	282,983		282,983
Short-term investments	17,870		17,870

Total investments	¥2,088,944		¥2,096,315

Schedule III

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Supplementary Insurance Information
March 31, 2008 and 2009

	Losses,			Claims,
	Claims and			Losses and
	Loss	Unearned	Premium	Settlement	Premiums
Line of Business	Expenses	Premiums	Revenue	Expenses	Written
	(Yen in millions)

Property and casualty:
Year ended March 31, 2008:
Voluntary automobile	¥207,013	¥150,160	¥491,330	¥292,399	¥489,371
Compulsory automobile liability	249,857	270,940	150,016	102,817	149,546
Fire and allied lines	33,042	308,665	82,845	33,936	99,543
Personal accident	17,541	34,893	45,679	22,241	48,074
Marine	7,034	2,852	10,197	3,970	9,923
Other	59,556	79,013	70,308	44,326	75,131

Total	¥574,043	¥846,523	¥850,375	¥499,689	¥871,588

Property and casualty:
Year ended March 31, 2009:
Voluntary automobile	¥201,002	¥144,236	¥486,856	¥288,362	¥483,056
Compulsory automobile liability	254,961	222,800	143,550	103,351	119,732
Fire and allied lines	30,961	329,348	85,448	33,082	103,788
Personal accident	19,694	37,162	43,896	23,517	46,118
Marine	5,398	2,603	9,636	4,004	9,379
Other	55,749	82,680	70,327	46,791	75,340

Total	¥567,765	¥818,829	¥839,713	¥499,107	¥837,413

Schedule III

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Supplementary Insurance Information
March 31, 2008 and 2009

	Losses, Claims			Policyholder
	and Loss	Liability for Future	Premium	Benefits for Life
	Expenses	Policy Benefits	Revenue	Insurance Contracts
	(Yen in millions)

Life:
Year ended:
March 31, 2008	¥3,361	¥220,533	¥67,532	¥51,056
March 31, 2009	2,965	237,598	68,240	48,996

Schedule IV

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Reinsurance
March 31, 2008 and 2009

					Percentage
		Ceded to	Assumed		of Amount
		Other	from Other	Net	Assumed to
	Gross Amount	Companies	Companies	Amount	Net
	(Yen in millions)

Property and casualty insurance premiums:
Year ended:
March 31, 2008	¥871,665	¥165,222	¥143,932	¥850,375	16.9%
March 31, 2009	850,002	137,607	127,318	839,713	15.2%
Life insurance premiums:
Year ended:
March 31, 2008	¥68,581	¥1,049	¥—	¥67,532	—
March 31, 2009	69,536	1,296	—	68,240	—

Schedule V

AIOI INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

Valuation and Qualifying Accounts
March 31, 2008 and 2009

	Balance at	Additions			Balance
	Beginning of	Charged to Costs and	Charged to		at End of
	Year	Expenses	Other Accounts	Deductions	Year
	(Yen in millions)

Year ended March 31, 2008:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥31,441	¥1,512	—	¥(1,988)	¥30,965
Valuation allowance for credit losses on loans:
Specific allowance	920	202	—	(1)	1,121
General reserve	165	(26)	—	—	139
Allowance for bad debts on premiums receivable	261	(89)	—	(41)	131
Allowance for doubtful accounts on other assets	888	126	—	(51)	963
Accumulated depreciation — property and equipment	79,119	8,450	—	(4,879)	82,690
Deferred tax assets — Valuation allowance	65	386	—	—	451
Year ended March 31, 2009:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥30,965	¥1,912	—	¥(248)	¥32,629
Valuation allowance for credit loss on loans:
Specific allowance	1,121	(189)	—	(580)	352
General reserve	139	(46)	—	—	93
Allowance for bad debts on premiums receivable	131	147	—	—	278
Allowance for doubtful accounts on other assets	963	567	—	(42)	1,488
Accumulated depreciation — property and equipment	82,690	8,649	—	(6,347)	84,992
Deferred tax assets — Valuation allowance	451	512	—	—	963

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nissay Dowa General Insurance Company, Limited
Kita-ku, Osaka

We have audited the accompanying consolidated balance sheets of Nissay Dowa General Insurance Company, Limited and subsidiaries (the “Company”) as of March 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The financial statements do not disclose certain information required by Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” In our opinion, disclosure of such information is required by accounting principles generally accepted in the United States of America.

In our opinion, except for the effect on the 2008 and 2009 consolidated financial statements of the omission of segment and other information required by SFAS No. 131, as discussed in the preceding paragraph, such consolidated financial statements present fairly, in all material respects, the financial position of Nissay Dowa General Insurance Company, Limited and subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan
August 24, 2009

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

ASSETS
Investments — other than investments in affiliates (Notes 3, 14 and 15):
Securities available for sale:
Fixed maturities, at fair value with amortized cost of ¥543,746 and ¥532,372 in 2008 and 2009, respectively	¥536,341	¥510,509
Equity securities, at fair value with cost of ¥212,424 and ¥204,467 in 2008 and 2009, respectively	424,869	311,821
Securities held to maturity:
Fixed maturities, at cost with fair value of ¥124 and ¥43 in 2008 and 2009, respectively	123	43
Trading securities:
Fixed maturities, at fair value with cost of ¥1,000 and ¥5,899 in 2008 and 2009, respectively	941	5,860
Equity securities, at fair value with cost of ¥773 and ¥1,203 in 2008 and 2009, respectively	773	1,203
Mortgage loans on real estate (Note 14)	7,807	7,807
Investment real estate, at cost less accumulated depreciation of ¥11,328 and ¥11,701 in 2008 and 2009, respectively (Note 5)	9,821	9,406
Policy loans (Note 14)	2,322	2,118
Other long-term loans (Note 14)	35,539	30,695
Short-term investments (Notes 3 and 14)	1,110	2,143

Total investments	1,019,646	881,605
Cash and cash equivalents	83,992	58,448
Investments in affiliates (Note 14)	3,050	2,900
Accrued investment income (Note 3)	4,575	3,872
Premiums receivable and agents’ balances (Note 14)	17,837	19,354
Prepaid reinsurance premiums	48,545	47,562
Funds held by or deposited with ceding reinsurers	21,477	21,755
Reinsurance recoverable on paid losses	15,827	17,962
Reinsurance recoverable on unpaid losses (Note 7)	64,439	62,598
Property and equipment, net of accumulated depreciation (Notes 4, 5 and 6)	50,918	51,797
Deferred policy acquisition costs (Note 2(h))	62,310	57,814
Other assets (Notes 12 and 13)	24,857	19,606

Total assets	¥1,417,473	¥1,245,273

See accompanying notes to consolidated financial statements.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

	2008	2009
	(Yen in millions)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Reserves losses and loss adjustment expenses (Note 7)	¥219,334	¥219,980
Unearned premiums	338,066	335,293
Investment deposits by policyholders (Notes 8 and 14)	307,120	287,783
Income tax payable (Note 10)	6,285	2,009
Deferred tax liabilities (Note 10)	79,044	24,084
Retirement and severance benefits (Note 12)	2,322	4,344
Ceded reinsurance balances payable	10,578	11,139
Other liabilities (Notes 6 and 13)	20,309	24,581

Total liabilities	¥983,058	¥909,213

Minority interests	22	417
Commitments and contingent liabilities (Note 16)
Shareholders’ equity:
Common stock (Note 11(a)):	¥46,683	¥46,683
Authorized — 700,000,000 shares; issued — 390,055,814 shares as of March 31, 2008 and 2009
Other shareholders’ equity:
Additional paid-in capital	51,396	51,400
Retained earnings (Note 11(b))	214,670	197,170
Accumulated other comprehensive income, net of tax (Note 11(c))	126,416	45,329
Treasury stock, 10,205,072 shares and 10,495,796 as of March 31, 2008 and 2009, respectively, at cost	(4,772)	(4,939)

Total shareholders’ equity	434,393	335,643

Total liabilities and shareholders’ equity	¥1,417,473	¥1,245,273

See accompanying notes to consolidated financial statements.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Revenues:
Net premiums earned (Note 9)	¥316,177	¥313,177
Net investment income (Note 3)	26,683	22,004
Net realized gains (losses) on investments (Notes 3 and 5)	23,332	(24,161)
Other revenue	1,468	1,762

Total revenues	367,660	312,782

Expenses:
Losses and loss adjustment expenses (Note 9)	218,455	212,022
Amortization and write-down of deferred policy acquisition costs (Note 2(h))	77,297	79,580
Interest credited to investment deposits by policyholders (Note 8)	6,527	6,237
Operating expenses	30,400	29,887
Other expenses (Note 5)	9,270	9,356

Total expenses	341,949	337,082

Income (loss) before income taxes and minority interests	25,711	(24,300)
Income taxes:
Current	6,540	208
Deferred	1,861	(9,835)

Income tax expense (benefit) (Note 10)	8,401	(9,627)

Minority interests	1	(212)

Net income (loss)	¥17,309	¥(14,461)

Earnings (loss) per share (Yen) (Notes 2(p) and 11(b))
Net income (loss) — Basic	¥45.57	¥(38.08)

See accompanying notes to consolidated financial statements.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Net income (loss)	¥17,309	¥(14,461)

Other comprehensive loss (Note 11(c)):
Change in foreign currency translation adjustments	(177)	(1,258)
Change in net unrealized losses on securities, net of tax	(105,478)	(76,218)
Change in pension liability adjustments, net of tax	(5,131)	(3,611)

Total other comprehensive loss	(110,786)	(81,087)

Total comprehensive loss	¥(93,477)	¥(95,548)

See accompanying notes to consolidated financial statements.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Common stock:
Balance at beginning and end of year	¥46,683	¥46,683

Additional paid-in capital:
Balance at beginning of year	56,071	51,396
Gain on sales of treasury stock	—	4
Retirement of treasury stock	(4,675)	—

Balance at end of year	51,396	51,400

Retained earnings:
Balance at beginning of year	200,400	214,670
Net income (loss)	17,309	(14,461)
Dividends declared (Note 11(b))	(3,039)	(3,039)

Balance at end of year (Note 11(b))	214,670	197,170

Accumulated other comprehensive income (Note 11(c)):
Balance at beginning of year	237,202	126,416
Total other comprehensive loss	(110,786)	(81,087)

Balance at end of year	126,416	45,329

Treasury stock (Note 11(d)):
Balance at beginning of year	(9,419)	(4,772)
Purchase of common shares	(31)	(206)
Sales of common shares	3	39
Retirement of treasury stock	4,675	—

Balance at end of year	(4,772)	(4,939)

Total shareholders’ equity	¥434,393	¥335,643

Cash dividends per share (Yen) (Note 11(b))	¥8.00	¥8.00

See accompanying notes to consolidated financial statements.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended March 31, 2008 and 2009

	2008	2009
	(Yen in millions)

Net income (loss)	¥17,309	¥(14,461)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Valuation allowance for credit losses	17	(173)
Impairment losses of long-lived assets	157	12
Realized (gains) losses from sales or revaluation of investments	(21,087)	29,054
Accretion of fixed maturity securities	(292)	(36)
Depreciation and amortization	3,421	3,447
Retirement and severance benefits, less payments	(2,459)	(1,934)
Deferred income taxes	1,861	(9,835)
Loss on sales or disposal of investment real estate	883	10
Foreign exchange losses, net	1,647	591
Interest credited to investment deposits by policyholders	6,527	6,237
Decrease (increase) in assets:
Net insurance related assets	(818)	(3,370)
Deferred policy acquisition costs	3,189	4,496
Accrued investment income	(1,015)	753
Derivative assets	(5,660)	5,517
Trading securities	280	(430)
Other assets	215	1,136
Increase (decrease) in liabilities:
Losses and claims	6,485	2,487
Unearned premiums	1,417	(1,791)
Income taxes	6,137	(7,205)
Derivative liabilities	(1,668)	5,067
Other liabilities	23	(2,260)
Others	664	391

Net cash provided by operating activities	¥17,233	¥17,703

Cash flows from investing activities:
Proceeds from the sale/redemption of:
Securities available for sale:
Fixed maturities	¥291,014	¥150,394
Equity securities	104,777	54,379
Fixed maturities available for sale matured	20,279	15,897
Fixed maturities held to maturity matured	133	80
Investment real estate	29	—
Short-term investments	2,913	2,807

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	2008	2009
	(Yen in millions)

Collection of:
Mortgage loans on real estate	907	884
Policy loans	1,026	1,037
Other long-term loans	6,516	10,669
Payments for the purchase of:
Securities available for sale:
Fixed maturities	(105,548)	(167,215)
Equity securities	(300,696)	(60,693)
Trading securities	—	(4,899)
Investments in:
Mortgage loans on real estate	(1,175)	(889)
Investment real estate	(357)	(65)
Policy loans	(930)	(832)
Short-term investments	(3,305)	(4,385)
Other long-term loans	(871)	(5,818)
(Increase)/decrease in investments in affiliates	(1,036)	44
Increase in property and equipment, net	(2,246)	(4,210)
Others	—	(1)

Net cash used in investing activities	11,430	(12,816)

Cash flows from financing activities:
Investment deposits funded by policyholders	29,533	25,709
Withdrawals of investment deposits by policyholders	(56,462)	(51,284)
Acquisition of treasury stock	(31)	(206)
Dividends paid to shareholders	(3,039)	(3,038)
Others	4	43

Net cash used in financing activities	(29,995)	(28,776)

Effect of exchange rate changes on cash and cash equivalents	(1,369)	(1,655)

Net change in cash and cash equivalents	(2,701)	(25,544)
Cash and cash equivalents at beginning of year	86,693	83,992

Cash and cash equivalents at end of year	¥83,992	¥58,448

Supplemental Disclosure:
Cash paid during the year for:
Income taxes paid	¥365	¥7,424

Non-cash financing activities:
Decrease in additional paid-in capital due to retirement of treasury stock	¥4,675	¥—

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

(a)  Nature of Operations

Nissay Dowa General Insurance Company, Limited (the “Company”) and its subsidiaries provide a wide range of non-life insurance coverage, including fire, marine, personal accident, voluntary automobile, compulsory automobile liability and other miscellaneous insurance, to both individual and institutional customers mainly in Japan. Miscellaneous insurance includes general liability, aviation, movables comprehensive, and workers’ accident comprehensive. In addition, the Company accepts and cedes reinsurance for certain lines of non-life insurance coverage.

The Company was established in April 2001 as a result of the merger between The Dowa Fire and Marine Insurance Co., Ltd. and Nissay General Insurance Co., Ltd.. Nissay General Insurance Co., Ltd. was established in 1996 as a wholly owned subsidiary of Nippon Life Insurance Company, the largest life insurance company in Japan. Nippon Life Insurance Company holds 36.36% of the Company’s outstanding common shares as of March 31, 2009.

(b)  Basis of Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are stated in Japanese yen, the currency of the country in which the Company is incorporated and primarily operates its business. Since the Company and its domestic subsidiaries maintain their books of account in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”), and its foreign subsidiaries generally maintain their books of account in accordance with those of the countries of their domicile, certain adjustments and reclassifications have been made in the accompanying consolidated financial statements to conform with U.S. GAAP.

(c)  Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of financial instruments with not readily available market prices, insurance-related liabilities, assets and obligations related to employee benefits, and deferred income tax assets. Actual results could differ from those estimates.

(2)	Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. In addition, the consolidated financial statements include the accounts of variable interest entities (“VIEs”) when the Company and/or its consolidated subsidiaries hold a variable interest in such entities which will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both in accordance with Financial Accounting Standard Board Interpretation (“FIN”) No. 46R, “Consolidation of Variable Interest Entities” (“FIN No. 46R”). See Note 15 for additional information required by FIN No. 46R. All intercompany balances and transactions have been eliminated in consolidation.

Investments in business entities in which the Company and/or its subsidiaries do not have control, but have the ability to exercise significant influence over operating or financial policies generally through 20-50% ownership,

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

are accounted for under the equity method. Under the equity method, investments are stated at cost plus/minus the Company’s portion of equity in earnings or losses.

(b)  Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Call loans are short-term (overnight to three weeks) loans made to banks and are unsecured. The balance of call loans included in cash and cash equivalents as of March 31, 2008 and 2009 was ¥ 42,700 million and ¥ 24,300 million, respectively.

(c)  Investments in Equity Securities and Fixed Maturities

Trading securities are recorded at fair value with unrealized gains and losses included in income. Securities available for sale are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income. Securities held to maturity, which the Company has the positive intent and ability to hold to maturity, are recorded at amortized cost.

For investments that have experienced a decline in value below their respective cost that is considered to be other than temporary, the declines are recorded as realized losses on investments in the consolidated statements of operations. Gains and losses on the sales of investments are included in realized gains and losses in the consolidated statements of operations based on the trade date. The cost of investments sold is determined on a moving-average basis.

The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”). SFAS No. 155 permits an irrevocable election for fair value measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The fair value election can be applied on an instrument-by-instrument basis at the date of adoption and can be applied to new instruments on a prospective basis.

(d)  Mortgage Loans on Real Estate, Policy Loans, and Other Long-term Loans

The Company grants mortgage, commercial and consumer loans primarily to customers throughout Japan. As a result of this geographic concentration of outstanding loans, the ability of the Company’s debtors to honor their contracts is much more dependent upon the general economic conditions in Japan than those competitors with a greater geographic dispersion of lending.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and an allowance for credit losses.

Loans are placed on a non-accrual basis when it is deemed that the payment of interest or principal is doubtful of collection or when interest or principal is past due for 90 days or more.

All interest accrued but not collected for loans placed on non-accrual status or charged off are reversed against interest income. The interest on these loans is accounted for on a cash basis until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(e)  Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The total allowance for credit losses for loans was ¥ 61 million and ¥ 47 million as of March 31, 2008 and 2009, respectively. The changes in the allowance are included in net realized gains (losses) on investments and were ¥ 6 million of loss and ¥2 million of gains for the years ended March 31, 2008 and 2009, respectively.

“The allowance consists of specific and general components. The specific allowance, determined under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan — an amendment of FASB Statements No. 5 and 15,” is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general allowance, determined under SFAS No. 5, “Accounting for Contingencies,” is established based on historical loss experience by each loan category, such as normal borrowers or special mention lenders, adjusted for qualitative factors such as changes in land price indices. Actual rates of bad debts for the last 5 years are obtained by product for loans to individuals (mortgages and consumer) and by industry segment for loans to corporations (construction, real estate, money lending business, and others). Management assesses the validity of the general allowance based on back testing results for the last several years.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include current payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Except as noted below, impairments are measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

(f)  Property and Equipment and Investment Real Estate

Property and equipment and investment real estate are stated principally at cost less accumulated depreciation. Depreciation is computed by the declining-balance method based on the estimated useful lives of the assets. Depreciation expense was ¥ 3,419 million and ¥ 3,445 million for the years ended March 31, 2008 and 2009, respectively. The estimated useful lives for property and investment real estate were primarily 8 to 60 years and the estimated useful life for equipment was primarily 4 to 20 years for the years ended March 31, 2008 and 2009.

(g)  Impairment or Disposal of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to an estimate of the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair values of the assets are determined based on either quoted market prices or independent third party appraisals. Long-lived assets, such as property and

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

(h)  Deferred Policy Acquisition Costs

Policy acquisition costs are deferred and amortized over the periods in which the related premiums are earned. Acquisition costs include agent commissions and certain other costs such as issuance costs and employment costs, which vary with and are directly related to the acquisition of business. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, and if not, are charged to expense. Anticipated income is considered in the determination of the recoverability of deferred policy acquisition costs. The amount of deferred policy acquisition costs charged to expense based on determination of impairment is disclosed below.

Details of deferred policy acquisition costs for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Deferred policy acquisition costs at beginning of year	¥65,499	¥62,310
Capitalization of deferred policy acquisition costs during the year	74,108	75,084
Amortization of deferred policy acquisition costs	(65,366)	(62,210)
Write-down of deferred policy acquisition costs due to impairment	(11,931)	(17,370)

Deferred policy acquisition costs at end of year	¥62,310	¥57,814

(i)  Losses and Loss Adjustment Expenses

Liabilities for reported and estimated losses and loss adjustment expenses (“LAE”) for property and casualty insurance contracts are based upon the accumulation of case estimates for losses and LAE reported prior to the close of the accounting period on direct and assumed business. Provision has also been made based upon past experience for incurred but not reported (“IBNR”) losses and LAE. The Company believes that the liabilities for unpaid losses and LAE as of March 31, 2008 and 2009 were adequate to cover the ultimate cost of losses and LAE incurred to those dates. The provisions, however, are based on estimates and the ultimate liability may vary materially from currently recorded reserves. Adjustments to previously established provisions are reflected in the statements of operations in the period in which the adjustment is determined to be necessary.

(j)  Insurance Revenue Recognition

Property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. The insurance term of typical contracts is approximately 1 year. There are also long term savings-type insurance contracts with policy terms mainly from 3 to 10 years.

(k)  Reinsurance

Reinsurance contracts are accounted for in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts” (“SFAS No. 113”). Under this statement, assets and liabilities relating to reinsurance contracts are reported on a gross basis. SFAS No. 113 also established guidelines for determining whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit. All of the Company’s reinsurance contracts meet the risk transfer criteria and are accounted for as reinsurance.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(l)  Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In June 2006, FIN No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB statement No. 109,” was issued. FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company’s accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense in the consolidated statements of operations. The Company adopted FIN No. 48 on April 1, 2007 and the adoption of FIN No. 48 did not have a material effect on the Company’s consolidated financial statements for the year ended March 31, 2008.

(m)  Compulsory Automobile Liability Insurance

Japanese law requires that all automobiles be covered by liability insurance for personal injury and that insurance companies may not refuse to issue such policies. The law provides that the regulatory authorities should not approve any application for upward premium rate adjustments if, in the opinion of the regulatory authorities, such adjustments would generate underwriting profits for the program as a whole, or if it is deemed that the rate adjustments would compensate the insurers for excessive underwriting costs attributable to a lack of effective cost control on the part of the insurers. The law further stipulates that whenever premium rates are such that, in the opinion of the regulatory authorities, premium revenues generate income which exceeds costs that are effectively controlled by insurers for the program as a whole the regulatory authorities may order a downward revision of premium rates.

The Company is not permitted to reflect any profit or loss from underwriting Compulsory Automobile Liability Insurance in the statutory financial statements prepared for distribution to shareholders, unless permission has been obtained from the Financial Services Agency of Japan. Rather, all such accumulated profits are recorded as a liability in the statutory financial statements prepared on the Japanese GAAP basis.

In contrast, in the accompanying consolidated financial statements prepared on the U.S. GAAP basis, Compulsory Automobile Liability Insurance is accounted for similarly with other lines of property and casualty insurance written by the Company, in the absence of a legal or contractual obligation to refund premium amounts in excess of cost to policyholders. Thereby, premiums are earned over the terms of the policies and the unexpired portion of premiums written relating to the unexpired terms of coverage are accounted for as unearned premiums.

Liabilities for reported and estimated losses and LAE are recorded based on the accumulation of case estimates for losses and LAE reported prior to the close of the accounting period and on past experience for IBNR losses and LAE.

(n)  Foreign Currency Translation and Transactions

Financial statements of the Company’s subsidiaries located outside Japan have been translated in accordance with SFAS No. 52, “Foreign Currency Translation”. Under this statement, assets and liabilities of the Company’s subsidiaries located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the year. Gains

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

and losses resulting from the translation of foreign currency financial statements are excluded from the consolidated statements of operations and are accumulated in “Foreign currency translation adjustments,” within accumulated other comprehensive income.

Losses resulting from foreign currency transactions have been included in other expenses in the accompanying consolidated statements of operation of ¥ 2,106 million and ¥ 1,201 million for the years ended March 31, 2008 and 2009, respectively.

(o)  Derivatives

The Company engages in forward-exchange contracts and other derivative activities. All derivatives are recognized on the balance sheet at their fair value in accordance with SFAS No. 133 and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133,” and changes in the fair values of a derivative instrument are recorded in earnings.

(p)  Net Income per Share

SFAS No. 128, “Earnings per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with an appropriate reconciliation of both computations (see Note 11(b)). Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS, however, is not presented since the Company has no financial instruments which have a dilutive effect on EPS.

(q)  Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.

(r)  New Accounting Standards Adopted

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, FASB Staff Position (“FSP”) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” and FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” were issued. FSP No. FAS 157-1 removes certain leasing transactions from its scope and FSP No. FAS 157-2 partially delays the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities. During the year ended March 31, 2009, the other non-deferred portions of SFAS No. 157 were adopted.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies how an entity should determine fair value in markets that are not active. The adoption of FSP 157-3, effective September 30, 2008, did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN 46(R), FASB Interpretation No. 46(R), Consolidation

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51,” to require public entities to provide enhanced disclosures about continuing involvement with transferred assets and involvement with variable interest entities. This FSP is effective for interim and annual periods ending after December 15, 2008. The Company and its subsidiaries adopted this FSP on March 31, 2009, which no material impact on the Company’s consolidated financial position or results of operations.

In January 2009, the FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends EITF 99-20 to align the impairment guidance in EITF 99-20 with the impairment guidance in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP EITF 99-20-1 amends the cash flows model used to analyze an other-than-temporary impairment under EITF 99-20 by replacing the market participant view with management’s assumption of whether it is probable that there is an adverse change in the estimated cash flows. This FSP is effective for interim and annual periods ending after December 15, 2008. The Company and its subsidiaries adopted this FSP on March 31, 2009 which had no material impact on the Company’s consolidated financial position or results of operations.

(s)  Future Adoption of New Accounting Standards

In December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” was issued. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS No. 160 will have on the Company’s consolidated financial statements is currently being evaluated.

In March 2008, SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” was issued. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The effect that the adoption of SFAS No. 161 will have on the disclosures about the Company’s derivative and hedging activities is currently being evaluated.

In November 2008, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The effect that the adoption of EITF 08-6 will have on the Company’s consolidated financial statements is currently being evaluated.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 requires additional disclosures about plan assets for sponsors of defined benefit pension and postretirement plans including expanded information regarding investment strategies, major categories of plan assets, and concentrations of risk within plan assets. Additionally, FSP FAS 132(R)-1 requires disclosures similar to those required under FAS No. 157 with respect to the fair value of plan assets such as the inputs and valuation techniques used to measure fair value and information with respect to classification of plan assets in terms of the hierarchy of the source of information used to determine their value. The disclosures under FSP FAS 132(R)-1 are required for annual periods ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132(R)-1 are not required for earlier periods that are presented for comparative purposes. The Company is currently evaluating the additional disclosures required by FSP FAS 132(R)-1.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

In April 2009, the FASB issued FSP No. FAS 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP also amends the disclosure provisions of SFAS No. 157 to require entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The effect that the adoption of FSP FAS 157-4 will have on the Company’s consolidated financial position is currently being evaluated.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 115-2 and FAS 124-2 provide guidance in determining whether impairments in debt securities are other-than-temporary and requires additional disclosures relating to OTTI and unrealized losses on investments in both quarterly and annual reports. Pursuant to the FSP, the Company and its subsidiaries will revise how it reviews its debt securities for impairment. The Company and its subsidiaries will analyze its debt securities to determine if it intends to sell, or if it is more-likely-than-not that it will be required to sell, the security prior to recovery and, if so, the Company and its subsidiaries will write down the security to its current fair value with the entire amount of the write-down recorded to earnings. To the extent that it is more-likely-than-not that the Company will hold the debt security until recovery, the Company and its subsidiaries will need to determine if any of the decline in value is due to a credit loss (i.e., where the present value of cash flows expected to be collected are lower than the amortized cost basis of the security) and, if so, the Company and its subsidiaries will recognize that portion of the impairment in earnings, with the balance (i.e., non-credit related impairment) recognized as part of net unrealized gains (losses) in other comprehensive income. The FSP did not change the impairment model for equity securities. The effect that the adoption of FSP FAS 115-2 and FAS 124-2 will have on the Company’s consolidated financial statements is currently being evaluated.

In May 2009, SFAS No. 165, “Subsequent Events,” was issued. SFAS No. 165 incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards. Subsequent events guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under SFAS No. 165 as under current practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009. The effect that the adoption of SFAS No. 165 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” was issued. SFAS No. 166 eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets, and requires additional disclosures. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The effect that the adoption of SFAS No. 166 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” was issued. SFAS No. 167 prescribes an ongoing assessment of the Company’s involvement in the activities of the investment funds and its rights or obligations to receive benefits or absorb losses of the investment funds that could be potentially significant in order to determine whether those entities will be required to be consolidated on the Company’s financial

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

statements. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited the effect that the adoption of SFAS No. 167 will have on the Company’s consolidated financial statements is currently being evaluated.

In June 2009, SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162,” was issued. SFAS No. 168 establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this Statement, the Board will not issue new standards in the form of Statements, FSPs, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. All guidance contained in the Codification carries an equal level of authority. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. All nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for interim or annual financial periods ending after September 15, 2009. The effect that the adoption of SFAS No. 168 will have on the Company’s consolidated financial statements is currently being evaluated.

(3)	Investments

The amortized cost of fixed maturities and cost of equity securities and related fair values as of March 31, 2008 and 2009 were as follows:

Securities available for sale:

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008
Fixed maturities:
U.S. government and government agency bonds	¥6,714	¥40	¥(405)	¥6,349
Japanese national government and government agency bonds	216,278	4,565	(677)	220,166
Japanese prefectural and municipal bonds	7,119	80	(13)	7,186
Other government and official institution bonds	137,151	2,464	(5,583)	134,032
Corporate bonds	176,484	812	(8,688)	168,608

Total fixed maturities	543,746	7,961	(15,366)	536,341
Equity securities	212,424	217,927	(5,482)	424,869

Total securities available for sale	¥756,170	¥225,888	¥(20,848)	¥961,210

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value

March 31, 2009
Fixed maturities:
U.S. government and government agency bonds	¥5,998	¥93	¥(263)	¥5,828
Japanese national government and government agency bonds	171,794	2,752	(1,342)	173,204
Japanese prefectural and municipal bonds	11,561	86	(36)	11,611
Other government and official institution bonds	89,185	231	(9,364)	80,052
Corporate bonds	253,834	647	(14,667)	239,814

Total fixed maturities	532,372	3,809	(25,672)	510,509
Equity securities	204,467	113,377	(6,023)	311,821

Total securities available for sale	¥736,839	¥117,186	¥(31,695)	¥822,330

Securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008
Fixed maturities:
Japanese prefectural and municipal bonds	¥123	¥1	¥—	¥124

Total securities held to maturity	¥123	¥1	¥—	¥124

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2009
Fixed maturities:
Japanese prefectural and municipal bonds	¥43	¥—	¥—	¥43

Total securities held to maturity	¥43	¥—	¥—	¥43

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Trading securities:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2008
Fixed maturities:
Structured bonds measured at fair value	¥1,000	¥—	¥(59)	¥941
Equity securities	773	—	—	773

Total trading securities	¥1,773	¥—	¥(59)	¥1,714

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2009
Fixed maturities:
Structured bonds measured at fair value	¥5,899	¥77	¥(116)	¥5,860
Equity securities	1,203	—	—	1,203

Total trading securities	¥7,102	¥77	¥(116)	¥7,063

The changes in net unrealized gains and losses on trading securities have been included in the accompanying consolidated statements of operations as gains of ¥ 31 million and ¥ 21 million for the years ended March 31, 2008 and 2009, respectively.

The amortized cost and fair values of investments in fixed maturities held to maturity and available for sale as of March 31, 2009 by contractual maturity were as follows:

Fixed maturities available for sale:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥42,563	¥39,821
Due after one year through five years	304,878	286,584
Due after five years through ten years	156,621	155,936
Due after ten years	28,310	28,168

	¥532,372	¥510,509

Fixed maturities held to maturity:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥27	¥27
Due after one year through five years	16	16

	¥43	¥43

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Actual maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The methods of determining the fair value of the Company’s fixed maturity and equity securities are described in Note 14.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time which the individual securities have been in a continuous unrealized loss position as of March 31, 2008 and 2009, were as follows:

Securities available for sale:

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

March 31, 2008
Fixed maturities:
U.S. government and government agency bonds	¥5,232	¥(405)	¥—	¥—	¥5,232	¥(405)
Japanese national government and government agency bonds	9,326	(480)	7,184	(197)	16,510	(677)
Japanese prefectural and municipal bonds	3,202	(13)	502	—	3,704	(13)
Other government and official institution bonds	86,695	(5,583)	—	—	86,695	(5,583)
Corporate bonds	100,994	(8,570)	16,217	(118)	117,211	(8,688)

Total fixed maturities	205,449	(15,051)	23,903	(315)	229,352	(15,366)
Equity securities	30,300	(5,311)	1,940	(171)	32,240	(5,482)

Total securities available for sale	¥235,749	¥(20,362)	¥25,843	¥(486)	¥261,592	¥(20,848)

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

March 31, 2009
Fixed maturities:
U.S. government and government agency bonds	¥1,266	¥(50)	¥2,468	¥(213)	¥3,734	¥(263)
Japanese national government and government agency bonds	12,028	(633)	8,893	(710)	20,921	(1,343)
Japanese prefectural and municipal bonds	4,073	(36)	—	—	4,073	(36)
Other government and official institution bonds	69,489	(8,529)	4,558	(835)	74,047	(9,364)
Corporate bonds	103,143	(6,503)	61,396	(8,163)	164,539	(14,666)

Total fixed maturities	189,999	(15,751)	77,315	(9,921)	267,314	(25,672)
Equity securities	40,724	(5,829)	771	(194)	41,495	(6,023)

Total securities available for sale	¥230,723	¥(21,580)	¥78,086	¥(10,115)	¥308,809	¥(31,695)

As of March 31, 2009, securities available for sale in an unrealized loss position were comprised of 321 securities.

As of March 31, 2008, the ¥315 million of gross unrealized losses of twelve months or more on fixed maturity securities were primarily concentrated in Japanese government bonds. As of March 31, 2009, the ¥9,921 million of gross unrealized losses of twelve months or more on fixed maturities were primarily concentrated in the financial services and automobile sectors of the Company’s corporate securities. Unrealized losses of fixed maturities were mainly a result of changes in interest rates and exchange rates.

Unrealized losses on equity securities were primarily related to equity market fluctuations.

As of March 31, 2008 and 2009, there were no gross unrealized losses on securities held to maturity that had been in a continuous unrealized loss position.

Each period, the Company reviews all of its securities in an unrealized loss position (impaired securities) to identify those impaired securities to be specifically evaluated for a potential other-than-temporary impairment (“OTTI”).

The Company has a security monitoring process that identifies securities that due to certain characteristics, as described below, are subjected to an enhanced analysis. The Company focuses its review of its investments for OTTI based on the following by type of security:

Fixed maturities,

•	those securities that have been in a loss position for the previous six consecutive months and the fair value of such securities is 20 percent or more below original cost

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

•	those securities that have been in a loss position and the fair value of such securities is 15 percent or more below original cost, and which are rated below investment grade by rating agency

•	a missed or late interest or principal payment related to any debt issuance.

Equity securities,

•	those marketable securities that have been in a loss position and the fair value of such securities is 30 percent or more below original cost

•	those marketable securities that have been in a loss position for the previous six consecutive months and the fair value of such securities is 20 percent or more below original cost

•	those marketable securities that have been in a loss position for the previous twelve consecutive months

•	for all other material equity securities that have been in a loss position, certain indicators of an OTTI are present including the issuer’s financial condition and whether the decline appears to be related to other than general industry conditions.

Securities will be assessed to have an OTTI if cost is not expected to be recovered or it is concluded that the Company does not have the ability or specific intent to hold the security until its expected recovery.

As of March 31, 2008 and 2009, based upon the Company’s current evaluation of its securities in accordance with its impairment policy and the Company’s intent to retain these investments for a period of time sufficient to allow for recovery in value, the Company has determined that securities with unrealized losses of ¥20,848 million and ¥31,695 million, respectively, are temporarily impaired. For the years ended March 31, 2008 and 2009, the Company concluded ¥964 million and ¥30,055 million of unrealized losses were other-than-temporarily impaired.

Net realized and change in unrealized gains and losses from investments for the years ended March 31, 2008 and 2009 were as follows:

	Fixed	Equity	Other	Total
	Maturities	Securities	Investments	Gains/(Losses)
	(Yen in millions)

March 31, 2008
Net realized gains (losses)	¥10,093	¥11,116	¥2,123	¥23,332
Change in unrealized gains (losses)	(19,680)	(144,148)	(1,370)	(165,198)

Combined realized and unrealized gains (losses)	¥(9,587)	¥(133,032)	¥753	¥(141,866)

	Fixed	Equity	Other	Total
	Maturities	Securities	Investments	Gains/(Losses)
	(Yen in millions)

March 31, 2009
Net realized gains (losses)	¥(13,874)	¥(14,371)	¥4,084	¥(24,161)
Change in unrealized gains (losses)	(14,459)	(105,090)	179	(119,370)

Combined realized and unrealized gains (losses)	¥(28,333)	¥(119,461)	¥4,263	¥(143,531)

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The net effect on accumulated other comprehensive income of unrealized gains and losses on available-for-sale securities as of March 31, 2008 and 2009 was as follows:

	Fixed	Equity	Other	Total
	Maturities	Securities	Investments	Gains/(Losses)
	(Yen in millions)

March 31, 2008
Unrealized gains (losses), net	¥(7,404)	¥212,445	¥1,261	¥206,302
Deferred income taxes				(74,578)

Total				¥131,724

	Fixed	Equity	Other	Total
	Maturities	Securities	Investments	Gains/(Losses)
	(Yen in millions)

March 31, 2009
Unrealized gains (losses), net	¥(21,863)	¥107,355	¥1,440	¥86,932
Deferred income taxes				(31,426)

Total				¥55,506

Proceeds and gross realized gains and losses from sales of securities available for sale for the years ended March 31, 2008 and 2009 were as follows:

Fixed maturities:

	2008	2009
	(Yen in millions)

Gross realized gains	¥14,799	¥3,930
Gross realized losses	(4,646)	(9,612)

Net realized gains (losses)	¥10,153	¥(5,682)

Proceeds from sales of fixed maturities	¥291,014	¥150,394

Equity securities:

	2008	2009
	(Yen in millions)

Gross realized gains	¥16,793	¥14,478
Gross realized losses	(4,673)	(5,474)

Net realized gains	¥12,120	¥9,004

Proceeds from sales of equity securities	¥104,191	¥46,026

Fixed maturities carried at ¥4,789 million and ¥6,135 million as of March 31, 2008 and 2009, respectively were deposited with certain foreign government authorities and certain other parties as required by law and/or for other purposes.

Mortgage loans on real estate are primarily mortgage loans on land and buildings. Policy loans are made to policyholders of long-term comprehensive insurance, long-term family traffic accident insurance and other long-term policies with refund at maturity. The maximum amount of loans is limited to 90% of return premiums on the policies.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Other long-term loans as of March 31, 2008 and 2009 consisted of the following:

	2008	2009
	(Yen in millions)

Collateral and guaranteed loans	¥11,768	¥10,244
Unsecured loans	23,771	20,451

Total other long-term loans	¥35,539	¥30,695

Other long-term loans include all loans except mortgage loans on real estate.

Collateral and guaranteed loans are made generally to government agencies and individuals, and payment is guaranteed principally by government agencies and credit companies.

Unsecured loans are made to public organizations and independent government agencies and, on a selective basis, to corporate borrowers.

Short-term investments are time deposits with a maturity of three-months or more, of which the balance as of March 31, 2008 and 2009 was ¥1,110 million and ¥2,143 million, respectively.

The total recorded investment in impaired loans and the amount of the related valuation allowance as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥122	¥125
Collateral and guaranteed loans	98	43

Total recorded investment in impaired loans, gross	220	168

Valuation allowance:
Mortgage loans on real estate	¥44	¥36

The recorded investment in loans in nonaccrual status was approximately ¥172 million and ¥168 million as of March 31, 2008 and 2009, respectively. The recorded investment in loans past due 90 days or more and still accruing interest was zero as of March 31, 2008 and 2009, respectively.

An analysis of activity in the total allowance for credit losses related to loans during the years ended March 31, 2008 and 2009 is as follows:

	2008	2009
	(Yen in millions)

Balance at beginning of year	¥66	¥61
Provision (credit) for credit losses	6	(2)
Principal charge-offs	(11)	(12)

Balance at end of year	¥61	¥47

The allowance for credit losses related to loans includes both specific and general allowance components.

The total allowance for credit losses related to loans at March 31, 2008 and 2009 included an allowance for doubtful accounts in the amount of ¥17 million and ¥11 million, respectively, relating to loans which were not categorized as impaired loans. This allowance for doubtful accounts has been calculated by multiplying actual bad

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

debt ratios computed based on the actual bad debt amounts during the past periods against outstanding balances. Qualitative factors such as economic conditions are also considered in the determination of the allowance.

The average recorded investment in impaired loans was approximately ¥225 million and ¥192 million for the years ended March 31, 2008 and 2009, respectively. The Company recognized interest income on the cash basis from impaired loans of ¥6 million and ¥5 million in the years ended March 31, 2008 and 2009, respectively.

Other long-term loans include an immaterial amount of loans as of March 31, 2008 and 2009 which had been nonincome producing for the twelve months preceding each balance sheet date.

The components of net investment income for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Interest on fixed maturities	¥16,372	¥12,992
Dividends from equity securities	8,804	8,104
Interest on mortgage loans on real estate	119	117
Rent from investment real estate	855	848
Interest on policy loans	92	85
Interest on other long-term loans	734	612
Other	1,555	961

Gross investment income	28,531	23,719
Less investment expenses	(1,848)	(1,715)

Net investment income	¥26,683	¥22,004

In accordance with the Company’s internal policy, the Company’s investment portfolio is broadly diversified to ensure that there are no significant concentrations of credit risk with any individual counterparties or group of counterparties. The concentrations of credit risk exceeding 10 percent of total shareholders’ equity as of March 31, 2008 and 2009 were only for the Japanese government amounting to ¥211,315 million and ¥163,058 million, respectively.

(4)	Property and Equipment

A summary of property and equipment as of March 31, 2008 and 2009 is as follows:

	2008	2009
	(Yen in millions)

Land	¥23,385	¥23,201
Buildings	61,785	61,268
Furniture and equipment	15,606	13,481
Construction in progress	1	2,688

Total property and equipment	100,777	100,638
Less accumulated depreciation	(49,859)	(48,841)

Property and equipment, net of depreciation	¥50,918	¥51,797

(5)	Impairment Losses of Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangibles, subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

may not be recoverable. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair values of the assets are determined based on either quoted market prices or independent third party appraisals.

The impairment loss on long-lived assets to be held and used which arose from investment real estate was included in net realized gains (losses) on investments in the amount of ¥97 million for the year ended March 31, 2008. There was no impairment loss recognized on investment real estate for the year ended March 31, 2009. The impairment loss on long-lived assets to be held and used which arose from property and equipment was included in other expenses in the amounts of ¥60 million and ¥12 million for the years ended March 31, 2008 and 2009, respectively.

The impairment of long-lived assets for the years ended March 31, 2008 and 2009 resulted primarily from a decrease in the market value of the Company’s land and buildings idle or for rent.

(6)	Asset Retirement Obligations

The Company recognizes a liability at discounted fair value for the future retirement of tangible long-lived assets and associated asset retirement costs associated with the restoration of spaces rented for sales offices. The fair value of the liability is capitalized as part of the cost of the related asset and amortized to expense over the estimated lease term. The liability accretes until the date of expected settlement of the retirement obligations. Such obligations are included within other liabilities on the balance sheets. There are no legally restricted assets for the settlement of asset retirement obligations.

Following is a reconciliation of the asset retirement obligations for the years ended March 31, 2008 and 2009.

	2008	2009
	(Yen in millions)

Asset retirement obligation as of beginning of year	¥712	¥722
Additional obligation incurred	31	47
Obligations settled	(30)	(27)
Accretion expense	9	10

Asset retirement obligation as of ending of year	¥722	¥752

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(7)	Liabilities for Losses and LAE

The table below provides an analysis of changes in the Company’s loss and LAE reserves for the years ended March 31, 2008 and 2009 (net of reinsurance amounts).

	2008	2009
	(Yen in millions)

Balance at beginning of year	¥229,472	¥219,334
Less reinsurance recoverable	(81,062)	(64,439)

Net balance at beginning of year	148,410	154,895

Incurred losses and LAE related to:
Current year insured events	200,074	199,379
Prior year insured events	18,381	12,643

Total incurred	218,455	212,022

Paid losses and LAE related to:
Current year insured events	117,913	117,917
Prior year insured events	94,057	91,618

Total paid	211,970	209,535

Net balance at end of year	154,895	157,382
Plus reinsurance recoverable	64,439	62,598

Balance at end of year	¥219,334	¥219,980

Since liabilities for losses and loss adjustment expenses (“LAE”) are estimates of the unpaid portions of losses that have occurred, including IBNR losses, the establishment of appropriate reserves is an inherently uncertain and complex process. The ultimate cost of losses and LAE may vary materially from recorded amounts, which are based on management’s best estimates. The Company regularly updates its reserve estimates as new information becomes available and as events unfold that may affect the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reported in losses and LAE in the accompanying consolidated statements of operations in the period such changes are determined. The prior year incurred deficiency of ¥18,381 million in 2008 and ¥12,643 million in 2009 were mainly attributable to development from bodily injury of voluntary automobile reserves.

(8)	Interest Credited to Investment Deposits by Policyholders

Certain property and casualty insurance policies offered by the Company include a savings feature in addition to the insurance coverage provided under the policy. The premium received from the policyholder is split between the insurance coverage and the savings portion of the policy based upon rates approved by the Financial Services Agency of Japan. Policy terms are mainly from 3 to 10 years.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with the payment of a commission to the Company that equals the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

A total loss occurs when the aggregate amount of claims paid in connection with accidents covered by the policy within any one insurance year during the policy term of insurance, regardless of whether claims are caused by one or more accidents, reaches the insured amount covered by the policy. If a total loss occurs, the policy is immediately terminated. The annual frequency of total losses for savings-type insurance contracts ranges from 0.001% to 0.26%.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy. The committed interest rate cannot be changed by the Company at any time during the policy term.

Committed interest rates for contracts issued during the years ended March, 2008 and 2009 ranged from 0.6% to 1.5%.

Premiums paid for the indemnity portion are allocated to income ratably over the terms of the related insurance contract. Premiums paid for the savings portion are credited to investment deposits by policyholders. Interest credited to investment deposits by policyholders is charged to income and presented as investment income credited to investment deposits by policyholders in the accompanying consolidated statements of operations. When a total loss occurs, the remaining balance in investment deposits by policyholders corresponding to the total loss contract is reversed and recorded as premium revenue.

(9)	Reinsurance

In the normal course of business, the Company seeks to reduce losses that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. The Company cedes a portion of the risks it underwrites and pays reinsurance premiums based upon the risks subject to reinsurance contracts. The Company utilizes a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance. Proportional reinsurance is the type of reinsurance where the proportion of claims incurred is proportionate to the share of premiums received. This type of reinsurance is used as a means to limit loss amounts on an individual-risk basis. The excess-of-loss type of reinsurance indemnifies the ceding company against a specified level of losses on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity by offering various levels of risk exposure with different terms for reinsurers with different preferences. Although a reinsurer is liable to the Company to the extent of the risks assumed, the Company remains liable as the direct insurer to policyholders on all such risks. Failure of reinsurers to honor their obligations could result in losses to the Company. However, considering the Company’s standards when choosing reinsurers, such as assessing the reinsurer’s financial strength ratings before selection, no material amount is believed to be uncollectible and no provision has been made for this contingency.

As of March 31, 2008 and 2009, there were no significant concentrations with a single reinsurer for reinsurance receivables and prepaid reinsurance premiums.

The results of reinsurance for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Premiums written:
Direct	¥339,278	¥346,421
Assumed	44,752	34,039
Ceded	(66,436)	(69,074)

Net premiums written	¥317,594	¥311,386

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	2008	2009
	(Yen in millions)

Premiums earned:
Direct	¥338,973	¥341,503
Assumed	44,956	41,730
Ceded	(67,752)	(70,056)

Net premiums earned	¥316,177	¥313,177

	2008	2009
	(Yen in millions)

Losses and LAE:
Direct	¥216,081	¥224,379
Assumed	36,572	34,383
Ceded	(34,198)	(46,740)

Net losses and LAE	¥218,455	¥212,022

(10)	Income Taxes

The tax effects of items included in other comprehensive income for the year ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Taxes on other comprehensive income:
Net unrealized gains (losses) on investments	¥59,720	¥43,152
Pension liability adjustment	2,905	2,045

Total	¥62,625	¥45,197

Foreign components of income before income taxes and the current and deferred income tax expense (benefit) attributable to such income were immaterial.

The Company and its domestic subsidiaries are subject to a number of taxes based on income, which in the aggregate resulted in a statutory tax rate of approximately 36.2% for the years ended March 31, 2008 and 2009.

The differences between effective tax rates of the Company and the statutory income tax rates in Japan for the years ended March 31, 2008 and 2009 were as follows

	2008	2009

Japanese statutory income tax rate	36.2%	36.2%
Tax credit for dividends received	(5.1)	5.7
Expenses not deductible for tax purposes	1.1	(0.9)
Other	0.5	(1.4)

Effective tax rate	32.7%	39.6%

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The tax effects of temporary differences that generate significant portions of deferred tax assets and liabilities as of March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Deferred tax assets:
Reserve for losses and LAE	¥15,190	¥13,859
Retirement and severance benefits (Liability for retirement benefits)	2,939	4,354
Impairment of investments (Impairment loss on investment securities)	4,973	11,138
Depreciation (Excess depreciation)	3,008	3,558
Net operating losses carryforwards	—	3,867
Other	5,826	5,096

Total deferred tax assets	¥31,936	¥41,872

Deferred tax liabilities:
Unearned premiums (Underwriting reserves)	¥(20,832)	¥(21,082)
Unrealized gain on Investments (Unrealized gain on available for
sale securities)	(66,888)	(23,246)
Deferred acquisition cost	(22,525)	(20,900)
Other	(735)	(728)

Total deferred tax liabilities	(110,980)	(65,956)

Total net deferred tax liabilities	¥(79,044)	¥(24,084)

As of March 31, 2009, the Company had operating loss carryforwards for tax purposes of ¥10,697 million, which expire in 2016.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax-planning strategies relating to the future reversal of temporary differences.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as of March 31, 2009.

The Company and its subsidiaries file tax returns in Japan and certain foreign tax jurisdictions, and they are periodically audited by Japanese and foreign taxing authorities. The Company has been audited by the Japanese tax authorities through the tax year ended March 31, 2008.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(11)	Stockholders’ Equity

(a)  Common Stock

The amounts of statutory capital and surplus of the Company, on a non-consolidated basis, as of March 31, 2008 and 2009, were presented as follows:

	2008	2009
	(Yen in millions)

Common stock	¥47,329	¥47,329
Additional paid-in capital	40,303	40,307
Legal reserve	7,493	7,493
Retained earnings	76,065	66,288
Unrealized gain on securities, net of tax	106,889	27,885
Treasury stock	(4,771)	(4,938)

Total statutory equity	¥273,308	¥184,364

The Company’s statutory basis net income was ¥6,450 million for the year ended March 31, 2008, and a net loss of ¥6,738 million for the year ended March 31, 2009.

The minimum capital requirement of the Insurance Business Law of Japan for a Japanese insurance company is ¥1,000 million on a statutory basis.

The Company is required to maintain solvency margin ratios of 200% or higher in accordance with the solvency margin regulations stipulated by the Japanese regulatory authorities. The solvency margin regulations are based on factors mainly for underwriting risks, investment risks and large catastrophe risks. The solvency margin must be supported by equity and other resources, including unrealized gains and losses on certain investments and catastrophe reserves based on the financial accounting standards of Japan. As of March 31, 2008 and 2009, the solvency margin ratio of the Company was 1,052.1% and 855.1%, respectively.

(b)  Retained Earnings

In Japan, Article 15 of the Insurance Business Law requires insurance companies to set aside an amount equal to 20% of all appropriations of earnings, such as cash dividends, as a legal reserve until the aggregate amount of such reserve and additional paid-in capital reaches stated capital. This reserve is not available for dividends but may be used to reduce a deficit or may be transferred to stated capital. The Company’s appropriations charged to unappropriated retained earnings for the year ended March 31, 2009 were subject to the legal reserve requirement. In addition, Article 115 of the Insurance Business Law also requires a reserve for price fluctuation which provides for possible losses arising from price fluctuations of securities and adverse changes in foreign exchange rates. The Company may reduce this reserve by: (1) the amount of net loss resulting from sales of securities or (2) the amount for which permission is granted by the Financial Services Agency of Japan, for any other purpose. Under Japanese GAAP, the Company accounts for the price fluctuation reserves as a liability in accordance with the Insurance Business Law. However, under U.S. GAAP, the Company reclassifies these reserves to retained earnings in the accompanying consolidated financial statements.

The amounts available for dividends are based on the Company’s non-consolidated financial statements in accordance with the Japanese Corporate Law and the Insurance Business Law of Japan and were ¥71,294 million and ¥61,354 million as of March 31, 2008 and 2009, respectively. The adjustments included in the accompanying consolidated financial statements to have them conform to U.S. GAAP, but not recorded in the books of account, have no effect on the determination of the amount available for dividends under the Japanese Corporate Law and the Insurance Business Law of Japan.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The accompanying consolidated financial statements do not include any provision for the dividend of ¥8.00 per share aggregating ¥3,036 million payable on June 26, 2009 which was approved by the stockholders at the meeting held on June 25, 2009.

The reconciliation of the basic and diluted earnings per share was not reported because there were no dilutive shares.

The components of the basic net income (loss) per share were as follows:

	2008	2009
	(Yen in millions)

Net income (loss)	¥17,309	¥(14,461)

(Number of shares in thousands)

Weighted average common shares outstanding	379,867	379,694

(Yen)

Earnings (loss) per share — basic	¥45.57	¥(38.08)

(c)  Other Comprehensive Income

Changes in accumulated other comprehensive income, net of tax for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Change in foreign currency translation adjustments:
Balance at beginning of period	¥—	¥(177)
Current-period change	(177)	(1,258)

Balance at end of period	(177)	(1,435)

Change in net unrealized gains on securities, net of tax:
Balance at beginning of period	237,202	131,724
Current-period change	(105,478)	(76,218)

Balance at end of period	131,724	55,506

Change in pension liability adjustments, net of tax:
Balance at beginning of period	—	(5,131)
Current-period change	(5,131)	(3,611)

Balance at end of period	(5,131)	(8,742)

Total accumulated other comprehensive income:
Balance at beginning of period	237,202	126,416
Current-period change	(110,786)	(81,087)

Balance at end of period	¥126,416	¥45,329

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The tax effect allocated to each component of other comprehensive income and the reclassification adjustments for the years ended March 31, 2008 and 2009 were as follows:

	Before Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2008:
Foreign currency transaction adjustments	¥(177)	¥—	¥(177)
Unrealized losses on securities:
Unrealized holding losses arising during period	(143,962)	52,043	(91,919)
Less reclassification adjustment for gains realized in net income	(21,236)	7,677	(13,559)

Net unrealized losses on securities:	(165,198)	59,720	(105,478)

Pension liability adjustments	(8,036)	2,905	(5,131)

Other comprehensive loss	¥(173,411)	¥62,625	¥(110,786)

	Before Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2009:
Foreign currency transaction adjustments	¥(1,258)	¥—	¥(1,258)
Unrealized losses on securities:
Unrealized holding losses arising during period	(147,613)	53,362	(94,251)
Less reclassification adjustment for losses realized in net income	28,243	(10,210)	18,033

Net unrealized losses on securities:	(119,370)	43,152	(76,218)

Pension liability adjustments	(5,656)	2,045	(3,611)

Other comprehensive loss	¥(126,284)	¥45,197	¥(81,087)

(d)  Treasury stock

Treasury stock purchases are accounted for under the cost method whereby the entire cost of acquired stock is recorded as treasury stock. Based on the resolution of board of directors, the Company retired its own share held as treasury stock during the year ended March 31, 2008. As a result of the retirement, “Additional paid-in capital” was decreased by ¥4,675 million. The number of shares of authorized common stock was not changed during the year ended March 31, 2008 and 2009.

(12)	Retirement and Severance Benefits

The Company has several defined benefit plans accounting for in accordance with, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which primarily consist of a point-based plan and other supplemental benefit plans covering substantially all employees. Under the point-based plan, each employee receives annual points every year primarily based on the individuals’ performance for the year. Employees are entitled to receive a lump-sum or annuity payment, which is determined based on the sum of cumulative points at retirement or termination of employment for reasons other than dismissal for cause. Other supplemental benefit plans mainly consist of a plan in which employees are entitled to receive lump-sum or annuity payments determined by the age of both entrance and

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

termination and a plan in which employees are entitled to receive lump-sum payments determined by the length of service.

The components of net periodic benefit cost for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Components of net periodic benefit cost:
Service cost	¥2,364	¥2,409
Interest cost	858	782
Expected return on plan assets	(470)	(477)
Recognized actuarial loss	—	313

Net periodic benefit cost	¥2,752	¥3,027

Reconciliations of the beginning and ending balances of benefit obligations and fair value of the plan assets for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009
	(Yen in millions)

Change in benefit obligations:
Benefit obligations at beginning of year	¥48,171	¥49,457
Service cost	2,364	2,409
Interest cost	858	782
Actuarial loss	1,357	479
Benefits paid	(3,293)	(2,900)

Benefit obligations at end of year	¥49,457	¥50,227

Change in plan assets:
Fair value of plan assets at beginning of year	53,356	48,835
Actual return on plan assets	(6,208)	(5,013)
Employer contributions	3,296	3,481
Benefits paid	(1,609)	(1,420)

Fair value of plan assets at end of year	¥48,835	¥45,883

Funded status	¥(622)	¥(4,344)

Amounts recognized in the balance sheets consist of:
Retirement and severance benefits	¥(2,322)	¥(4,344)
Other assets	¥1,700	¥—
Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	¥34,119	¥50,227
Accumulated benefit obligation	34,119	50,223
Fair value of plan assets	¥31,797	¥45,883

The Company uses a measurement date of March 31 for all of its pension and severance plans.

Amounts debited to accumulated other comprehensive income pre-tax were ¥8,036 million and ¥13,692 million as of March 31, 2008 and 2009, respectively, of net actuarial losses.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Amounts in accumulated other comprehensive income, pre-tax expected to be charged to net periodic benefit cost over the next fiscal year ending March 31, 2010 is ¥792 million, of net actuarial losses.

The accumulated benefit obligations for the pension plans were ¥49,453 million and ¥50,223 million as of March 31, 2008 and 2009, respectively.

Weighted-average assumptions used to determine benefit obligations as of March 31, 2008 and 2009 were as follows:

	2008	2009

Discount rate	1.6%	1.5%

Weighted-average assumptions used to determine net cost for the years ended March 31, 2008 and 2009 were as follows:

	2008	2009

Discount rate	1.8%	1.6%
Expected long-term return on plan assets	0.9%	1.0%

The discount rates were determined by reference to the Japanese government bond at the measurement date, March 31, 2008 and 2009, based on the expected terms of benefit obligations.

The Company determines its expected long-term rate of return based on the expected long-term return of various asset categories in which it invests in consideration of the current expectations for future returns and the historical returns of each plan asset category.

The asset allocations of the Company’s pension benefits as of March 31, 2008 and 2009 were as follows:

	2008	2009

Fixed maturities	51%	58%
Equity securities	45%	38%
Cash and cash equivalents	4%	4%

The Company’s investment policies are designed to provide long-range stability of investment returns in order to ensure that adequate plan assets are available to provide future payments of pension benefits to eligible participants. Plan assets are mainly invested in individual equities and fixed maturities with a consideration of its performance, expected returns and risks. The Company changes its portfolio allocation as needed.

The Company forecasts to contribute ¥3,397 million to the defined benefit pension plans in the year ending March 31, 2010.

Expected future benefit payments for the defined benefit pension plans are as follows:

(Yen in millions)

Years ending March 31:
2010	¥3,414
2011	3,400
2012	3,577
2013	3,541
2014	3,210
Thereafter (2015-2019)	17,071

Total	¥34,213

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

On April 1, 2009, the point-based plan was amended. The amendment includes revisions of the compensation and entitlement systems which are used as a base to compute the pension plan. The Company is currently assessing the impact of the amendment of the pension plans on its financial position and results of operations.

(13)	Derivative Financial Instruments

The Company utilizes derivative financial instruments to manage foreign exchange risk arising from its securities and deposits in foreign currency. All derivatives are recognized on the consolidated balance sheets at fair value as other assets or other liabilities.

All derivative transactions are controlled in accordance with the Company’s risk management rules. Under these rules, the purpose of derivative financial instruments is predetermined in writing, the balance of trading derivatives is limited to the extent permitted by the internal guidelines and derivative instruments entered into for hedging purposes require the advance approval of management. The Company’s portfolio is broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparty or group of counterparties. The Company’s policies prescribe monitoring of creditworthiness and exposure on a counterparty-by-counterparty basis. Back-office functions, such as settlements and monitoring, are designed independently from the function responsible for dealings.

The table below provides a summary of the notional amount and fair value of derivative contracts, excluding embedded derivatives.

	March 31, 2008		March 31, 2009
	Gross	Fair	Gross	Fair
	Notional	Value	Notional	Value
(Yen in millions)

Forward-exchange contracts	¥113,935	¥4,745	¥104,564	¥(5,839)

The net realized gains on derivative contracts were ¥3,231 million and ¥4,904 million for the years ended March 31, 2008 and 2009, respectively, which are reported as net realized gains on investments in the consolidated statements of operations.

(14)	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1 — Fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets or liabilities. These generally provide the most reliable evidence and are used to measure fair value whenever available. Active markets are defined as having the following for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 assets and liabilities primarily include certain fixed maturities and equity securities that are traded in an active exchange market. Prices are obtained from readily available sources for market transactions involving identical assets or liabilities.

Level 2 — Fair value is based on significant inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

similar assets and liabilities, quoted market prices in markets that are not active for identical or similar assets or liabilities and other market observable inputs.

The Company’s Level 2 assets and liabilities include: fixed maturities (certain government bonds, municipal bonds and corporate bonds including convertible debts for which fair value option under SFAS No. 155 was elected), certain equity securities traded in an inactive market and certain over-the-counter derivatives. Valuations are generally obtained from broker-dealer quotations and/or third party pricing services. In order to validate the reasonability of those values, the Company obtains an understanding of the assumptions that the broker-dealers and third party pricing services use in their valuations. In addition, prices are reviewed by internal asset managers through comparison with prices from multiple pricing services or internal estimates of current fair value, developed using market observable inputs and economic indicators. The fair values of mutual fund shares that transact regularly (but do not trade in active markets because they are not publicly available) are based on transaction prices of identical fund shares and are classified within Level 2 in the fair value hierarchy.

Level 3 — Fair value is based on at least one or more significant unobservable inputs for the asset or liability. These inputs reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability.

The Company’s Level 3 assets and liabilities primarily include: certain investment funds, certain asset-backed securities and certain corporate bonds including CMS (Constant Maturity Swap) floater bonds for which fair value option under SFAS 155 was elected. These securities are valued based on non-binding prices provided by the broker-dealers or pricing service providers. Such prices are reviewed for reasonableness as described above. Unlisted equity securities are also classified in the Level 3 of the valuation hierarchy. The fair value measurement of unlisted equity securities involves a significant degree of management judgment as no quoted prices exist and such securities are not traded in the markets. The Company initially estimates the fair value of such unlisted equity securities by reference to the transaction price. Valuation of such securities is subsequently adjusted considering evidence such as changes in the financial condition of an investee company.

Examples of unobservable inputs used to determine the fair values of such securities include cash flow projections, recovery rates and probability of defaults.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows:

	Level 1	Level 2	Level 3	Total
	(Yen in millions)

March 31, 2009:
Securities available for sale:
Fixed maturities	¥115,356	¥390,797	¥4,356	¥510,509
Equity securities	266,682	7,986	37,153	311,821
Trading securities:
Fixed maturities(a)	—	4,967	893	5,860
Equity securities	—	—	1,203	1,203
Derivatives(b)	¥—	¥(5,839)	¥—	¥(5,839)

(a)	Including CMS floater bonds and convertible debt securities for which the fair value option is elected under SFAS No. 155.

(b)	Included in other liabilities on the balance sheet.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The reconciliation of the assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from April 1, 2008 to March 31, 2009 was as follows:

		Net Realized
		and	Change in				Changes in
		Unrealized	Accumulated		Transfers		Unrealized
	Balance	Gains	Other	Purchase,	in and / or	Balance	Gains
	as of	(Losses)	Comprehensive	Issuances	Out of	as of	(Losses)
	April 1,	Included in	Income (Loss),	and	Level 3	March 31,	Held at End
	2008	Income(b)	Gross of Tax	Settlements	(a)	2009	of Period

March 31, 2009:
Securities available for sale:
Fixed maturities	¥6,006	¥(10)	¥(47)	¥(1,593)	¥—	¥4,356	¥—
Equity securities	39,526	(397)	(2,105)	(38)	167	37,153	(406)
Trading securities:
Fixed maturities	941	(48)	—	—	—	893	(48)
Equity securities	¥1,430	¥(654)	¥—	¥427	¥—	¥1,203	¥(649)

(a)	The net amount of transfers into Level 3 for equity securities of ¥167 million is due to the use of unobservable inputs within quoted price related to bankruptcy of invested companies.

(b)	Net realized and unrealized gains and losses shown above are reported in the consolidated statements of operations primarily as follows:

Major Category of Assets/Liabilities		Consolidated Statements of Operations Line Items

•	Securities available for sale	•	Net investment income
•	Trading securities	•	Net realized gains (losses) on investments

The major Level 3 assets were as follows:

Available-for-sale securities:

•	Fixed maturities classified as Level 3 primarily consist of foreign corporate bonds, of which the fair values are ¥4,322 million as of March 31, 2009.

•	Equity securities classified as Level 3 primarily consist of non-listed stocks and mutual funds, of which the fair values are ¥36,402 million and ¥472 million, respectively, as of March 31, 2009.

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a nonrecurring basis. As of March 31, 2009, the Company wrote down certain mortgage loans to their estimated fair value of ¥89 million resulting in a loss totaling ¥10 million for the year ended March 31, 2009. These loans were written down as they were made to borrowers that are effectively now bankrupt. The mortgage loans were measured based on the fair value of the underlying collateral. The fair value of the underlying collateral was measured based on valuation techniques such as current transaction prices of similar assets. These impaired loans are classified in Level 3 of the valuation hierarchy.

Accounting for certain hybrid financial instruments

The Company has elected to fair value all CMS floater bonds and convertible debt securities which were previously classified as securities available for sale because the accounting for these instruments is simplified under

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

a fair-value approach as it eliminates the complicated operational requirements of bifurcating the embedded derivatives from the host contracts and accounting for each separately. CMS floater bonds and convertible debt securities were classified in trading securities on the consolidated balance sheets. The fair values of CMS floater bonds were ¥941 million and ¥893 million as of March 31, 2008 and 2009, respectively, and those of convertible debt securities were zero and ¥4,967 million as of March 31, 2008 and 2009, respectively. The following table sets forth the gains and (losses) included in earnings for the years ended March 31, 2008 and 2009 related to CMS floater bonds and convertible debt securities for which the Company has elected to apply the fair value option under SFAS No. 155.

	2008	2009
	(Yen in millions)

Net realized gains (losses) on investments	¥(59)	¥(39)

Interest income related to CMS floater bonds and convertible debt securities for which the fair value option is elected are measured based on the contractual rates specified in the transactions and reported as investment income in the consolidated statements of operations.

Fair Value Information about Financial Instruments Not Measured at Fair Value

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments for which it is practicable to estimate such fair value. SFAS No. 107 excludes certain financial instruments, including those related to insurance contracts and lease contracts.

Information regarding the estimation of fair value for financial instruments not carried at fair value is described below:

	2008		2009
	Carrying	Estimated	Carrying	Estimated
	Amounts	Fair Value	Amounts	Fair Value
	(Yen in millions)

Financial assets:
Fixed maturities, held to maturity	¥123	¥124	¥43	¥43
Mortgage loans on real estate	7,807	7,883	7,807	7,918
Policy loans	2,322	2,322	2,118	2,118
Other long-term loans	35,539	35,506	30,695	30,690
Short-term investments	1,110	1,110	2,143	2,143
Cash and cash equivalents	83,992	83,992	58,448	58,448
Investments in affiliates	3,050	3,050	2,900	2,900
Accrued investment income	4,575	4,575	3,872	3,872
Premiums receivable and agents’ balances	17,837	17,837	19,354	19,354
Financial liabilities:
Investment deposits by policyholders	¥307,120	¥344,025	¥287,783	¥321,405

The methodologies and assumptions used to estimate the fair values of financial instruments are as follows:

The carrying amounts of cash and cash equivalents, policy loans, short-term investments, accrued investment income and premiums receivable and agents’ balances and approximate their fair values due to the short-term maturities of these instruments.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(a)  Fixed Maturities, Held to Maturity

The fair values of fixed maturities are estimated based on quoted market prices for these or similar securities.

(b)  Investments in Mortgage Loans and Other Long-term Loans

The fair values of corporate loans with fixed interest rates are measured by their future cash flows discounted by the appropriate market rates of securities with similar characteristics. The fair values of personal loans with fixed interest rates are measured by their future cash flows discounted by the current effective interest rates for similar categories of such loans.

The carrying amounts of investments with floating interest rates approximate their fair values.

(c)  Investments in Affiliates

The carrying amounts for investments in affiliates approximate their fair values

(d)  Investment Deposits by Policyholders

The fair values of investment deposits by policyholders are estimated by discounting future cash flows using the interest rates currently being offered for similar contracts.

(15)	Variable Interest Entities

The Company has entered into transactions with various types of VIEs which are described as follows:

The Company holds investments in various investment funds that collectively invest in securities. Such investment funds are managed by investment advisory companies or fund management companies that make investment decisions and administer the funds. The Company consolidates these funds if it holds a variable interest in these funds which will absorb a majority of the entity’s expected losses, receive a majority of the funds’ expected residual returns, or both.

The Company does not structure any VIEs and does not provide any form of financial support, such as credit protection, guarantees, liquidity facility, or any other commitments to any VIEs.

Consolidated VIEs

The beneficial interest holders of the consolidated VIEs do not have recourse to the general credit of the Company.

The assets and liabilities of the VIEs that are consolidated by the Company as of March 31, 2008 and 2009 were as follows:

	Assets	Liabilities
	(Yen in millions)

March 31, 2008 Investment funds	¥1,034	¥—
March 31, 2009 Investment funds	¥1,241	¥58

VIEs’ assets consolidated by the Company are classified as trading securities within the consolidated balance sheet.

NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Unconsolidated VIEs

The Company holds significant variable interests in VIEs that in turn invest in various types of equity and debt securities including non-listed stocks, but where the Company is not the primary beneficiary. Such VIEs are managed by investment advisory companies, fund management companies or general partners that make investment decisions and administer the VIEs. The purpose of the Company’s investment in the VIEs is limited to indirect investment in securities through VIEs. The Company does not absorb a majority of these VIEs’ expected losses as others do, and accordingly, the VIEs are not consolidated in the accompanying consolidated financial statements.

The carrying amount of the assets and liabilities in the Company’s consolidated balance sheet that relate to those VIEs and maximum exposure to loss for those VIEs were as follows:

		Maximum	On-Balance	Off-Balance
	VIEs’	Exposure to	Sheet	Sheet
	Assets	Loss(a)	(Assets)	(Liabilities)
	(Yen in millions)

March 31, 2008 Investment funds	¥767,009	¥16,694	¥16,694	¥—
March 31, 2009 Investment funds	¥1,778,754	¥11,353	¥11,353	¥—

(a)	The Company calculates its maximum exposure to loss to be the amount invested in the debt or equity of the VIE.

The investment VIEs not consolidated by the Company are classified as available for sales securities within the consolidated balance sheet.

(16)	Commitments and Contingent Liabilities

Commitments outstanding for the purchase of property and equipment amounted to approximately ¥5,530 million and ¥3,643 million, as of March 31, 2008 and 2009, respectively.

In the normal course of business, the Company is subject to lawsuits, regulatory inquiries, and other legal proceedings arising out of various aspects of its business. Based on information currently known to it, management believes that the ultimate outcome of all such matters, as they are resolved over time, is not likely to have a material adverse effect on the financial position or results of operations of the Company.

Appendix A

[Translation]

Share Exchange Agreement

Aioi Insurance Co., Ltd. (address: 1-28-1 Ebisu, Shibuya-ku, Tokyo; “Aioi”), Nissay Dowa General Insurance Co., Ltd. (address: 4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka; “NDGI”), and Mitsui Sumitomo Insurance Group Holdings, Inc. (address: 2-27-2 Shinkawa, Chuo-ku, Tokyo; “MSIGH”) have entered into this share exchange agreement as follows (this “Agreement”).

Article 1.

Share Exchanges

1 Aioi shall conduct a share exchange through which MSIGH will become the wholly owning parent company of Aioi and Aioi will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between Aioi and MSIGH”) and MSIGH shall acquire all of the issued shares of Aioi.

2 NDGI shall conduct a share exchange through which MSIGH will become the wholly owning parent company of NDGI and NDGI will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between NDGI and MSIGH”; collectively with the Share Exchange Between Aioi and MSIGH, the “Share Exchanges”) and MSIGH shall acquire all of the issued shares of NDGI.

Article 2.

Shares to be Delivered upon Share Exchanges and Allotments of Shares

1 Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall deliver to shareholders of Aioi (excluding MSIGH; same applies hereinafter), in exchange for the shares of Aioi’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of Aioi’s common stock held by shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.190 (any fraction of less than one share shall be rounded down to the nearest whole number).

2 Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall deliver to shareholders of NDGI (excluding MSIGH; same applies hereinafter), in exchange for the shares of NDGI’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of NDGI’s common stock held by shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.191 (any fraction of less than one share shall be rounded down to the nearest whole number).

3 Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 1 to the shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.190 shares of MSIGH’s common stock for each one share of Aioi’s common stock held by such shareholders.

4 Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 2 to the shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.191 shares of MSIGH’s common stock for each one share of NDGI’s common stock held by such shareholders.

5 With respect to any fractional shares of MSIGH’s common stock to be allotted to shareholders of Aioi or NDGI under either of the preceding two Paragraphs, MSIGH shall dispose of them in accordance with Article 234 of the Corporation Law.

Article 3.

Increase in the Amounts of Stated Capital and Reserves Due to Share Exchanges

1 The increase in the amount of stated capital and reserves of MSIGH due to the Share Exchange Between Aioi and MSIGH are as follows:

(1)	Stated capital 0 yen

(2)	Capital reserve Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.

(3)	Retained earnings reserve 0 yen

2 The increase in the amount of the stated capital and reserves of MSIGH due to the Share Exchange Between NDGI and MSIGH are as follows:

(1)	Stated capital 0 yen

(2)	Capital reserve Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.

(3)	Retained earnings reserve 0 yen

Article 4.

Commencement of Effect of Share Exchanges

1 The date on which the Share Exchanges take effect (the “Effective Date”) shall be April 1, 2010. However, this date may be changed by agreement of Aioi, NDGI and MSIGH if necessary in light of the progress of procedures for the Share Exchanges or for any other reasons.

2 The Share Exchange Between Aioi and MSIGH and the Share Exchange Between NDGI and MSIGH shall take effect on the condition that all of the requirements necessary for the Share Exchange Between NDGI and MSIGH and the Share Exchange Between Aioi and MSIGH, respectively, to take effect have been satisfied as of the moment immediately preceding the Share Exchanges taking effect.

Article 5.

General Meeting of Shareholders Approving Share Exchange Agreement

Aioi, NDGI, and MSIGH shall each convene an extraordinary general meeting of shareholders on December 22, 2009 (each such meeting, an “Extraordinary Meeting”) and seek a resolution approving this Agreement and any other such matters necessary for the Share Exchanges. However, the date of the Extraordinary Meeting may be changed if necessary by agreement of Aioi, NDGI and MSIGH.

Article 6.

Trade Name, Directors, and Corporate Auditors of MSIGH after the Share Exchanges

1 The trade name of MSIGH after the Share Exchanges take effect shall be as follows, and MSIGH shall seek a resolution approving the change of its trade name to the following name at its Extraordinary Meeting.

MS&AD Inshuaransu Gurupu Horudingusu Kabushiki Kaisha

(English name: MS&AD Insurance Group Holdings, Inc.)

2 With respect to directors and corporate auditors of MSIGH after the Share Exchanges take effect, Aioi, NDGI and MSIGH shall agree on candidates to be nominated to serve as such directors and such corporate auditors for election at MSIGH’s Extraordinary Meeting, and MSIGH shall seek a resolution approving the election of such candidates as directors or corporate auditors at its Extraordinary Meeting.

Article 7.

Management of Company Assets

During the period from the execution of this Agreement until the Effective Date, Aioi, NDGI, and MSIGH shall manage and operate their respective businesses and assets with the due care of a prudent manager, and before taking any action that could materially affect such assets, rights or obligations, Aioi, NDGI, and MSIGH shall consult with each other.

Article 8.

Dividend of Surplus and Restrictions on Acquisition of Own Shares

1 Aioi may distribute a dividend of surplus in cash up to a maximum of 7,562,014,110 yen with a record date of March 31, 2010.

2 NDGI may distribute a dividend of surplus in cash up to a maximum of 3,120,446,512 yen with a record date of March 31, 2010.

3 MSIGH may distribute a dividend of surplus in cash twice up to an aggregate maximum of 22,751,319,906 yen with record dates of September 30, 2009 and March 31, 2010. During the period up until the day immediately preceding the Effective Date, MSIGH may acquire its own shares of common stock up to a maximum total purchase price of 10,000,000,000 yen over an acquisition period from January 5, 2010 to March 24, 2010.

4 Except as provided for in the preceding three Paragraphs, if, after execution of this Agreement Aioi, NDGI, or MSIGH intends to distribute a dividend of surplus with a record date preceding the Effective Date or to acquire its own shares on a day prior to the Effective Date (except where it is required to acquire its own shares in response to a shareholder exercising its rights under applicable laws or regulations), it shall obtain the written consent of the other two parties.

Article 9.

Disposing of Own Shares and Stock Acquisition Rights

1 Aioi and NDGI shall cancel as many of their own shares held by them as practicably as possible at or before the moment immediately preceding the Share Exchanges taking effect.

2 Aioi shall cancel on or before the day immediately preceding the Effective Date all of its issued stock acquisition rights.

3 Aioi shall determine the procedures and terms of the cancellation of such stock acquisition rights upon consultation with NDGI and MSIGH.

Article 10.

Changes in Terms of the Share Exchanges; Cancellation of Agreement

Aioi, NDGI, and MSIGH may, upon consultation with each other, terminate this Agreement and cancel the Share Exchanges, or by their agreement change the terms of the Share Exchanges, if, during the period after the execution of this Agreement and before the Effective Date, (i) there is a material change in the assets or management of Aioi, NDGI, or MSIGH, (ii) a fact is discovered that may materially change the assets or management of Aioi, NDGI, or MSIGH, (iii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchanges or (iv) some other reason that makes it difficult to achieve the purpose of this Agreement.

Article 11.

Effect of this Agreement

This agreement will be rendered ineffective if (i) this Agreement is not approved at any of the Extraordinary Meetings of Aioi, NDGI or MSIGH, (ii) any of the agenda items presented at MSIGH’s Extraordinary Meeting to achieve the matters provided for in Article 6 is not approved, or (iii) any of the approvals and the like from the relevant authorities (including without limitation, registration with relevant authorities becoming effective, etc.) pursuant to Japanese or foreign laws or regulations relating to the Share Exchanges is not obtained.

Article 12.

Matters for Consultation

With respect to matters that are not provided for in this Agreement or any other matter necessary for the Share Exchanges, Aioi, NDGI, and MSIGH shall make a determination after consultation with each other.

Aioi, NDGI, and MSIGH have executed three originals of this Agreement by affixing their signature and seal to each agreement, and each shall retain one executed original.

September 30, 2009

Aioi	Aioi Insurance Co., Ltd. 1-28-1 Ebisu, Shibuya-ku, Tokyo President: Tadashi Kodama

NDGI	Nissay Dowa General Insurance Co., Ltd. 4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka President: Ichiro Tateyama

MSIGH	Mitsui Sumitomo Insurance Group Holdings, Inc. 2-27-2 Shinkawa, Chuo-ku, Tokyo President: Toshiaki Egashira

Appendix B-1

ENGLISH TRANSLATION OF FAIRNESS OPINION

September 29, 2009

Board of Directors
Aioi Insurance Company, Limited
28-1, Ebisu 1-chome,
Shibuya-ku, Tokyo

Members of the Board:

With regard to the share exchange between Aioi Insurance Company, Limited (“Aioi”) and Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”), and between Nissay Dowa General Insurance Co., Ltd. (“NDGI”) and MSIG, respectively, expected to occur on April 1, 2010 (the “Share Exchange”), you, Aioi, have requested us, Nomura Securities Co., Ltd. (“Nomura”), to provide our opinion as to the fairness of the proposed share exchange ratio between common stocks of Aioi and MSIG (the “Share Exchange Ratio”) set forth in the draft share exchange agreement (the “Share Exchange Agreement”) that is planned to be entered into by and among Aioi, MSIG and NDGI on September 30, 2009.

In the Share Exchange, shareholders of each of Aioi and NDGI will receive shares in MSIG and become MSIG shareholders, while shares of Aioi and NDGI held by their respective shareholders will transfer to MSIG, and, as a result, Aioi and NDGI will each become a wholly-owned subsidiary of MSIG.

The merger between Aioi as the surviving company and NDGI as the target company (the “Merger”) is planned with an effective date as of October 1, 2010.

According to the Share Exchange Agreement, the Share Exchange Ratio will be 0.190 share of MSIG common stock for each share of Aioi common stock.

In preparing this opinion, we have, among other things:

(i) reviewed and analyzed the Share Exchange Agreement;

(ii) reviewed and analyzed financial information, such as financial statements and business information contained in the annual securities reports and other disclosure materials of the last three fiscal years of Aioi and MSIG, respectively;

(iii) reviewed and analyzed financial and stock-related data publicly available from information providers;

(iv) reviewed and analyzed the business plans of Aioi and MSIG for the period between fiscal years ending March 31, 2010 and March 31, 2014 and other information related thereto received from Aioi;

(v) interviewed Aioi and MSIG with respect to the business and financial condition of the two companies, their financial forecasts and the possible effects of the Share Exchange on their businesses;

(vi) reviewed and analyzed market share price and market trading activities for shares of both Aioi common stock and MSIG common stock;

(vii) reviewed and analyzed financial data and market share price comparisons of publicly held companies in businesses comparable to those of Aioi and MSIG;

(viii) reviewed reports on results from due diligence on MSIG as prepared by the legal advisor, accounting and tax advisor and actuary et al. engaged by Aioi; and

(ix) reviewed and analyzed such other facts received from Aioi in response to our requests or obtained by us through our own general investigation as we considered appropriate and necessary.

Nomura is acting as financial advisor to Aioi in connection with the Share Exchange and the Merger (collectively, the “Business Combination”) and expects to receive from Aioi a fee for its services, including a fee contingent on the rendering of this letter and consummation of the Business Combination. Nomura also expects to receive from Aioi reimbursement of certain expenses incurred by Nomura and its affiliates. In rendering this opinion, the waiver and indemnity clauses provided in the agreement between Nomura and Aioi are applicable. Nomura and its affiliates may have provided in the past and may provide in the future investment banking or other financial and loan services to Aioi, MSIG, NDGI or their affiliates, for which Nomura and its affiliates may receive compensation. In addition, in the ordinary course of business, Nomura and its affiliates may from time to time trade or hold various types of financial instruments, including securities and derivatives, of Aioi, MSIG, NDGI or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

This letter is not an expression of an opinion regarding the prices at which the common stock of Aioi or MSIG will or should be traded. The opinion expressed herein is provided only for the information of the Board of Directors of Aioi in connection with its evaluation of the Share Exchange Ratio. We were not asked to provide, and do not provide herein, any opinion on any of the premises or assumptions upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Aioi to proceed with the Business Combination. The opinion set forth in this letter does not constitute a recommendation as to how any shareholder of Aioi common stock should vote or act on any matter relating to the Business Combination. Except as otherwise specifically permitted under the agreement between Aioi and us, the contents herein may not be disclosed to any third person or used for any purpose other than as originally intended, and Aioi may not disclose, refer to, transmit or use this letter, in whole or in part, without our prior consent.

We have assumed the accuracy and completeness of all public information reviewed by us and all financial and other information provided to us for purposes of rendering this opinion. We have not verified or assumed any responsibility to independently verify the accuracy or completeness of any such information. In addition, we have not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Aioi, MSIG or their affiliates, nor have we made any request to a third party for any such appraisal or assessment. With respect to the financial forecasts and other future-related information of Aioi and MSIG provided to us, we have assumed that such forecasts and information were reasonably prepared by the management of each of Aioi and MSIG on a basis reflecting the best currently available estimates and judgments of Aioi and MSIG and that the future financial conditions of Aioi and MSIG will be consistent with such forecasts. In preparing this opinion, we have relied on these forecasts and related materials without independent investigation. We have assumed that the Business Combination will be carried out lawfully and validly in accordance with the terms set forth in the Share Exchange Agreement, the draft merger agreement in connection with the Merger and other draft agreements in connection with the Business Combination (collectively, the “Agreements”) and that the Business Combination will not have any tax consequences different from the assumptions provided to us. In addition, we have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on the contemplated benefits of the Business Combination and that the Business Combination will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term or agreement therein. We are under no obligation to independently verify any of the foregoing. We were not asked to evaluate, and have not evaluated, any transaction other than the Business Combination or the relative merits of the Business Combination as compared to any other transaction. We are under no obligation to Aioi or its Board of Directors to solicit indications of interest from any third party in connection with the Business Combination, nor did we make any such solicitations.

Our opinion set forth in this letter does not express any opinion regarding the fairness of the share exchange ratio between common stocks of NDGI and MSIG set forth in the Share Exchange Agreement. Our opinion herein is based on financial, economic, market and other conditions as they exist on the date hereof and relies upon information available to us as of the date hereof. We had limited involvement in the negotiations in connection with the Agreements and other matters related to the Business Combination. Although our opinion in this letter may be affected by changes in future conditions, we do not assume any responsibility to modify, change or supplement this opinion in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Share Exchange Ratio is fair from a financial point of view to the holders of Aioi common stock.

Nomura Securities Co., Ltd.

Appendix B-2

The original written version of this letter was prepared in Japanese, and the Japanese original is the governing version. This English translation is provided for reference purposes only.

September 29, 2009

Board of Directors
Aioi Insurance Company, Limited
1-28-1, Ebisu, Shibuya-ku, Tokyo 150-8488 Japan

Members of the Board:

We understand that Aioi Insurance Company, Limited (“Aioi”), Nissay Dowa General Insurance Company, Limited (“NDGI”) and Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”) propose to enter into a share exchange agreement substantially in the form of the draft dated September 29, 2009 (the “Share Exchange Agreement”), and Aioi and NDGI propose to enter into a merger agreement substantially in the form of the draft dated September 29, 2009 (the “Merger Agreement” and together with the Share Exchange Agreement, the “Definitive Agreements”). The Share Exchange Agreement provides, among other things, for a statutory share-for-share exchange between Aioi and MSIG (the “Share Exchange”) and between NDGI and MSIG (the “MSIG-NDGI Share Exchange”), each on April 1, 2010, pursuant to which (i) each outstanding share of common stock of Aioi (the “Aioi Common Stock”) will be converted into the right to receive 0.190 shares (the “Share Exchange Ratio”) of common stock of MSIG (the “MSIG Common Stock) and (ii) each outstanding share of common stock of NDGI (the “NDGI Common Stock”) will be converted into the right to receive 0.190 shares of MSIG Common Stock (the “MSIG-NDGI Share Exchange Ratio”). Thereafter, the Merger Agreement provides, among other things, for the merger of NDGI with and into Aioi, with Aioi remaining as the surviving entity, which merger is currently intended to be effected on October 1, 2010 (the “Merger” and together with the Share Exchange and the MSIG-NDGI Share Exchange, the “Business Combination”). As a result of the Business Combination, we understand that Mitsui Sumitomo Insurance Company, Limited and the surviving company resulting from the merger of Aioi and NDGI will each be wholly-owned core non-life insurance subsidiaries of MSIG. The terms and conditions of the Business Combination are more fully set forth in the Definitive Agreements.

You have asked for our opinion as to whether the Share Exchange Ratio pursuant to the Share Exchange Agreement is fair from a financial point of view to the holders of shares of Aioi Common Stock.

For purposes of the opinion set forth herein, we have:

(a) reviewed certain publicly available financial statements and other business and financial information of Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, respectively;

(b) reviewed certain internal financial statements and other financial and operating data concerning Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, respectively;

(c) reviewed certain financial projections prepared by the managements of Aioi, MSIG and NDGI, respectively;

(d) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, prepared by the managements of Aioi, MSIG and NDGI, respectively;

(e) discussed the past and current operations and financial condition and the prospects of each of Aioi and its major affiliates, MSIG and its major affiliates and NDGI and its major affiliates, including information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, with representatives of Aioi, MSIG and NDGI, respectively;

(f) reviewed the pro forma impact of the Business Combination on MSIG’s earnings per share, consolidated capitalization and financial ratios;

(g) reviewed the reported prices and trading activity for the Aioi Common Stock, the MSIG Common Stock and the NDGI Common Stock, respectively;

(h) compared the financial performance of Aioi, MSIG and NDGI and the prices and trading activity of Aioi Common Stock, MSIG Common Stock and NDGI Common Stock with that of certain other publicly-traded companies comparable with Aioi, MSIG and NDGI, respectively, and their securities;

(i) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j) participated in discussions and negotiations between representatives of Aioi and MSIG;

(k) reviewed the accounting, tax, legal, and actuarial due diligence reports relating to MSIG and its major affiliates and NDGI and its major affiliates prepared by the respective accounting, tax, legal and actuarial advisors to MSIG and NDGI (the “Due Diligence Reports”);

(l) reviewed the draft Definitive Agreements and certain related documents; and

(m) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Aioi, MSIG and NDGI, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Business Combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Aioi, MSIG and NDGI of the future financial performance of Aioi, MSIG and NDGI, respectively. In addition, we have assumed that the Business Combination will be consummated in accordance with the terms set forth in the Definitive Agreements without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Business Combination, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Business Combination. We are not legal, tax, accounting, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Aioi, MSIG and NDGI and their respective legal, tax, accounting, or actuarial advisors with respect to legal, tax, accounting, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Aioi’s officers, directors or employees relative to the Share Exchange Ratio. We have not made any independent valuation or appraisal of the assets or liabilities of Aioi, MSIG or NDGI, nor have we been furnished with any such appraisals other than the Due Diligence Reports, upon which we have relied without independent verification. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after such date may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Aioi in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the signing and announcement of the Definitive Agreements and the remainder of which is contingent upon the closing of the Business Combination.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Aioi, MSIG, NDGI, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Aioi and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing MSIG is required to make with the U.S. Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. We express no opinion as to the fairness from a financial point of view of either the Share Exchange Ratio or the MSIG-NDGI Share Exchange Ratio to the holders of NDGI Common Stock, nor do we express any opinion as to the fairness of the MSIG-NDGI Share Exchange Ratio to the holders of Aioi Common Stock, or the fairness of the Share Exchange Ratio relative to the MSIG-NDGI Share Exchange Ratio. In addition, this opinion does not in any manner address the prices at which Aioi, MSIG or NDGI’s Common Stock will trade at any time, including following the consummation of the Business Combination and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Aioi, MSIG and NDGI should vote at the shareholders’ meetings to be held in connection with the Business Combination.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Share Exchange Ratio pursuant to the Share Exchange Agreement is fair from a financial point of view to the holders of shares of Aioi Common Stock.

Very truly yours,

MORGAN STANLEY JAPAN SECURITIES CO., LTD.

By:	Kenji Fujita
Managing Director

Appendix C

[English Translation]

Corporation Law

Law No. 86 of July 26, 2005

Part V Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

Chapter IV Share Exchange and Share Transfer

Section 1  Share Exchange

Subsection 1 Common Provisions

(Conclusion of a Share Exchange Agreement)

Article 767 A Stock Company may effect Share Exchange. In such cases, the Stock Company shall conclude a Stock Exchange agreement with the company acquiring all of its Issued Shares (limited to a Stock Company or a Limited Liability Company; hereinafter referred to as the “Wholly Owning Parent Company in Share Exchange” in this Part).

Subsection 2 Share Exchange Which Causes a Stock Company to Acquire the Issued Shares

(Share Exchange Agreement Which Causes a Stock Company to Acquire the Issued Shares)

Article 768 In the case where a Stock Company effects a Share Exchange, if the Wholly Owning Parent Company in Share Exchange is a Stock Company, it shall prescribe the following matters in the Share Exchange agreement:

(i) the trade names and domiciles of the Stock Company effecting the Share Exchange (hereinafter referred to as the “Wholly Owned Subsidiary Company in Share Exchange” in this Part) and the Wholly Owning Parent Company in Share Exchange which is a Stock Company (hereinafter referred to as the “Wholly Owning Parent Stock Company in Share Exchange” in this Part);

(ii) if the Wholly Owning Parent Stock Company in Share Exchange is to deliver to shareholders of the Wholly Owned Subsidiary Company in Share Exchange Monies, etc. in lieu of the shares thereof when effecting the Share Exchange, the following matters concerning such Monies, etc.:

(a) if such Monies, etc. are shares of the Wholly Owning Parent Stock Company in Share Exchange, the description of the number of such shares (or, for a Company with Class Shares, the classes of the shares and the number of the shares for each class) or the method for calculating such numbers, and matters concerning the amount of the stated capital and capital reserves of the Wholly Owning Parent Stock Company in Share Exchange;

(b) if such Monies, etc. are Bonds of the Wholly Owning Parent Stock Company in Share Exchange (excluding those pertaining to Bonds with Share Options), the description of the classes of such Bonds and the total amount for each class of Bonds, or the method for calculating that total amount;

(c) if such Monies, etc. are Stock Options of the Wholly Owning Parent Stock Company in Share Exchange (excluding those attached to Bonds with Share Options), the description of the features and number of such Share Options, or the method for calculating such number;

(d) if such Monies, etc. are Bonds with Share Options of the Wholly Owning Parent Stock Company in Share Exchange, the matters prescribed in (b) concerning such Bonds with Share Options and the matters prescribed in (c) concerning the Share Options attached to such Bonds with Share Options; or

(e) if such Monies, etc. are property other than shares, etc. of the Wholly Owning Parent Stock Company in Share Exchange, the description of the features and number or amount of such property, or the method for calculating such number or amount;

(iii) in the case prescribed in the preceding item, matters concerning the allotment of Monies, etc. set forth in that item to shareholders of the Wholly Owned Subsidiary Company in Share Exchange (excluding the Wholly Owning Parent Stock Company in Share Exchange);

(iv) if the Wholly Owning Parent Stock Company in Share Exchange is to deliver to holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange Share Options of the Wholly Owning Parent Stock Company in Share Exchange in lieu of such Share Options at the time of the Share Exchange, the following matters concerning such Share Options:

(a) the description of the features of the Share Options (hereinafter referred to as “Share Options under Share Exchange Agreement” in this Part) held by holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange who will receive delivery of Share Options of the Wholly Owning Parent Stock Company in Share Exchange;

(b) the description of the features and number of Share Options of the Wholly Owning Parent Stock Company in Share Exchange to be delivered to holders of Share Options under Share Exchange Agreement, or the method for calculating such number; and

(c) if Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options, a statement to the effect that the Wholly Owning Parent Stock Company in Share Exchange will succeed to the obligations relating to the Bonds pertaining to such Bonds with Share Options and the description of the classes of the Bonds subject to such succession and the total amount for each class of Bonds, or the method for calculating that total amount;

(v) in the case prescribed in the preceding item, matters concerning the allotment of the Share Options of the Wholly Owning Parent Stock Company in Share Exchange set forth in that item to holders of Share Options under Share Exchange Agreement; and

(vi) the day on which the Share Exchange becomes effective (hereinafter referred to as the “Effective Day” in this Section).

(2) In the case prescribed in the preceding paragraph, if the Wholly Owned Subsidiary Company in Share Exchange is a Company with Class Shares, the Wholly Owned Subsidiary Company in Share Exchange and the Wholly Owning Parent Stock Company in Share Exchange may provide for the following matters in prescribing the matters set forth in item (iii) of that paragraph in accordance with the features of the classes of shares issued by the Wholly Owned Subsidiary Company in Share Exchange:

(i) if there is any arrangement that no Monies, etc. are allotted to shareholders of a certain class of shares, a statement to such effect and such class of shares; and

(ii) in addition to the matters listed in the preceding item, if there is any arrangement that each class of shares shall be treated differently with respect to allotment of Monies, etc., a statement to such effect and the details of such different treatment.

(3) In the case prescribed in paragraph (1), the provisions on the matters listed in item (iii) of that paragraph shall be such that the Monies, etc. are delivered in proportion to the number of the shares (or, in cases where there are provisions on the matters listed in item (ii) of the preceding paragraph, the number of the shares of each class) held by shareholders of the Wholly Owned Subsidiary Company in Share Exchange (excluding the Wholly Owning Parent Stock Company in Share Exchange and shareholders of the class of shares referred to in item (i) of the preceding paragraph).

(Effectuation, etc. of a Share Exchange Which Causes a Stock Company to Acquire the Issued Shares)

Article 769 The Wholly Owning Parent Stock Company in Share Exchange shall acquire all of the Issued Shares of the Wholly Owned Subsidiary Company in Share Exchange (excluding shares of the Wholly Owned Subsidiary Company in Share Exchange already held by the Wholly Owning Parent Stock Company in Share Exchange) on the Effective Day.

(2) In the case set forth in the preceding paragraph, the Wholly Owned Subsidiary Company in Share Exchange shall be deemed to have given the approval set forth in Article 137(1) with regard to the acquisition of shares of the Wholly Owned Subsidiary Company in Share Exchange (limited to Shares with a Restriction on Transfer, and excluding those already held by the Wholly Owning Parent Stock Company in Share Exchange prior to the Effective Day) by the Wholly Owning Parent Stock Company in Share Exchange.

(3) In the cases listed in the following items, shareholders of the Wholly Owned Subsidiary Company in Share Exchange shall become the persons specified respectively in those items, in accordance with the provisions on the matters set forth in paragraph (1)(iii) of the preceding Article, on the Effective Day:

(i) in cases where there is a provision on the matters set forth in (a) of item (ii) of paragraph (1) of the preceding Article: shareholders of shares set forth in (a) of that item;

(ii) in cases where there is a provision on the matters set forth in (b) of item (ii) of paragraph (1) of the preceding Article: bondholders of Bonds set forth in (b) of that item;

(iii) in cases where there is a provision on the matters set forth in (c) of item (ii) of paragraph (1) of the preceding Article: holders of Share Options set forth in (c) of that item; or

(iv) in cases where there is a provision on the matters set forth in (d) of item (ii) of paragraph (1) of the preceding Article: bondholders of the Bonds pertaining to Bonds with Share Options set forth in (d) of that item, and holders of the Share Options attached to such Bonds with Share Options.

(4) In the case prescribed in paragraph (1)(iv) of the preceding Article, the Share Options under Share Exchange Agreement shall be extinguished and holders of the Share Options under Share Exchange Agreement shall become holders of the Share Options of the Wholly Owning Parent Stock Company in Share Exchange set forth in item (iv)(b) of that Article, in accordance with the provisions on the matters set forth in item (v) of that Article, on the Effective Day.

(5) In the case prescribed in (c) of item (iv) of paragraph (1) of the preceding Article, the Wholly Owning Parent Stock Company in Share Exchange shall succeed to the obligations relating to the Bonds pertaining to Bonds with Share Options set forth in (c) of that item on the Effective Day.

(6) The provisions of the preceding paragraphs shall not apply in cases where procedures under the provisions of Article 789 or Article 799 are not completed yet or where the Share Exchange is cancelled.

Chapter V Procedures of Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

Section 2  Procedures of an Absorption-type Merger, etc.

Subsection 1 Procedures for a Company Absorbed in Absorption-type Merger, a Splitting Company in Absorption-type Company Split, and a Wholly Owned Subsidiary Company in Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 782 Each of the Stock Companies listed in the following items (hereinafter referred to as an “Absorbed Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the day on which the Absorption-type Merger, Absorption-type Company Split or Share Exchange (hereinafter referred to as an “Absorption-type Merger, etc.” in this Section) becomes effective (hereinafter referred to as the “Effective Day” in this Section) (or, in the case of a Stock Company Absorbed in Absorption-type Merger, until the Effective Day), keep documents or Electromagnetic Records that state or record the contents of the matters specified respectively in those items (hereinafter referred to as the “Absorption-type Merger Agreement, etc.” in this Section) and other matters prescribed by the applicable Ordinance of the Ministry of Justice at its head office:

(i) Stock Company Absorbed in Absorption-type Merger: the Absorption-type Merger agreement;

(ii) Splitting Stock Company in Absorption-type Company Split: the Absorption-type Company Split agreement; and

(iii) Wholly Owned Subsidiary Company in Share Exchange: the Share Exchange agreement.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a Class Meeting), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) if there are shareholders who are to receive the notice under the provisions of paragraph (3) of Article 785, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iii) if there are holders of Share Options who are to receive the notice under the provisions of paragraph (3) of Article 787, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier

(iv) if the procedures under the provisions of Article 789 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier; or

(v) in cases other than those prescribed in the preceding items, the day on which two weeks have elapsed from the day of conclusion of the Absorption-type Company Split agreement or the Share Exchange agreement.

(3) Shareholders and creditors of an Absorbed Stock Company, etc. (or, in the case of a Wholly Owned Subsidiary Company in Share Exchange, shareholders and holders of Share Options) may make the following requests to said Absorbed Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Absorbed Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in paragraph (1) in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv) requests that the matters recorded in the Electromagnetic Records set forth in paragraph (1) be provided by the Electromagnetic Method designated by the Absorbed Stock Company, etc., or requests for the delivery of any document that states such matters.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 783 An Absorbed Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

(2) Notwithstanding the provisions of the preceding paragraph, in the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is not a Company with Classes of Shares, if all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange (hereinafter referred to as the “Consideration for the Merger, etc.” in this Article) are Equity Interests, etc. (meaning equity interests of a Membership Company or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Article), the consent of all shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange shall be obtained with regard to the Absorption-type Merger agreement or the Share Exchange agreement.

(3) In the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Shares with a Restriction on Transfer, etc. (meaning Shares with a Restriction on Transfer and those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Chapter), the Absorption-type Merger or the Share Exchange shall not become effective without a resolution of a Class Meeting constituted by the Class Shareholders of the class of shares subject to the allotment of the Shares with a Restriction on Transfer, etc. (excluding Shares with a Restriction on Transfer) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective Class Meetings constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such Class Meeting.

(4) In the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Equity Interests, etc., the Absorption-type Merger or the Share Exchange shall not become effective without the consent of all shareholders of the class subject to the allotment of the Equity Interests, etc.

(5) An Absorbed Stock Company, etc. shall notify its Registered Pledgees of Shares (excluding the Registered Pledgees of Shares in the cases prescribed in paragraph (3) of the following Article) and Registered Pledgees of Share Options concerning the Share Options specified in the items of Article 787(3) that it will effect the Absorption-type Merger, etc. by twenty days prior to the Effective Day.

(6) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required)

Article 784 The provisions of paragraph (1) of the preceding Article shall not apply in the cases where the Company Surviving Absorption-type Merger, the Succeeding Company in Absorption-type Company Split or the Wholly Owning Parent Company in Share Exchange (hereinafter referred to as the “Surviving Company, etc.” in this Division) is the Special Controlling Company of the Absorbed Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the value of the merger, etc. in the Absorption-type Merger or Share Exchange is Shares with a Restriction on Transfer, etc., and the Absorbed Stock Company, etc. is a Public Company and not a Company with Class Shares.

(2) In the cases prescribed in the main clause of the preceding paragraph, in any one of the following cases where shareholders of the Absorbed Stock Company, etc. are likely to suffer disadvantage, shareholders of the Absorbed Stock Company, etc. may demand that the Absorbed Stock Company, etc. refrain from effecting the Absorption-type Merger, etc.:

(i) in cases where the Absorption-type Merger, etc. violates the applicable laws and regulations or articles of incorporation; or

(ii) in cases where the matters set forth in Article 749(1)(ii) or (iii), Article 751(1)(iii) or (iv), Article 758(iv), Article 760(iv) or (v), Article 768(1)(ii) or (iii), or Article 770(1)(iii) or (iv) are grossly improper in light of the financial status of the Absorbed Stock Company, etc. or the Surviving Company, etc.

(3) The provisions of the preceding Article and the preceding paragraph shall not apply in cases where the sum of the book value of the assets that the Succeeding Company in Absorption-type Company Split succeeds to through the Absorption-type Company Split does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Splitting Stock Company in Absorption-type Company Split, such proportion) of the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Splitting Stock Company in Absorption-type Company Split.

(Dissenting Shareholders’ Share Purchase Demand)

Article 785 In cases of effecting an Absorption-type Merger, etc. (excluding the following cases), dissenting shareholders may demand that the Absorbed Stock Company, etc. purchase, at a fair price, the shares held by such shareholders:

(i) in cases prescribed in Article 783(2); or

(ii) in cases prescribed in paragraph (3) of the preceding Article.

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph):

(i) in cases where a resolution of a shareholders meeting (including a Class Meeting) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Absorbed Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders.

(3) An Absorbed Stock Company, etc. shall notify its shareholders (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph) that it will effect an Absorption-type Merger, etc. and the trade name and domicile of the Surviving Company, etc., by twenty days prior to the Effective Day; provided, however, that this shall not apply in the cases listed in the items of paragraph (1).

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Absorbed Stock Company, etc. is a Public Company; or

(ii) in cases where the Absorbed Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 783(1).

(5) Demands under the provisions of paragraph (1) (hereinafter referred to as a “Share Purchase Demand” in this Division) shall be made, within the period from the day twenty days prior to the Effective Day to the day immediately preceding the Effective Day, by disclosing the number of shares relating to such Share Purchase Demand (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class).

(6) Shareholders who made Share Purchase Demands may withdraw their Share Purchase Demands only in cases where such shareholders obtain the approval of the Absorbed Stock Company, etc.

(7) If the Absorption-type Merger, etc. is cancelled, the Share Purchase Demands shall become ineffective.

(Determination, etc. of Price of Shares)

Article 786 In cases where a Share Purchase Demand is made, if an agreement on the determination of the price of the shares is reached between the shareholder and the Absorbed Stock Company, etc. (or, after the Effective Day in cases of effecting an Absorption-type Merger, the Company Surviving Absorption-type Merger; hereinafter the same shall apply in this Article), the Absorbed Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Absorbed Stock Company, etc. may file a petition to the court for a determination of the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders may withdraw their Share Purchase Demands at any time after the expiration of such period.

(4) The Absorbed Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) The purchase of shares relating to a Share Purchase Demand shall become effective on the Effective Day (or, in the case of effecting an Absorption-type Company Split, at the time of payment of the price of such shares).

(6) If a Company Issuing Share Certificates receives a Share Purchase Demand with respect to shares for which share certificates are issued, the Company must pay the price of the shares relating to such Share Purchase Demand in exchange for the share certificates.

(Demand for Purchase of Share Options)

Article 787 In cases of carrying out any one of the acts listed in the following items, holders of Share Options of the Absorbed Stock Company, etc. provided for in those items may demand that the Absorbed Stock Company, etc. purchase, at a fair price, the Share Options held by the same:

(i) Absorption-type Merger: Share Options other than those for which provisions on the matters set forth in Article 749(1)(iv) or (v) meet the conditions set forth in item (iii) of Article 236(1) (limited to those related to (a) of that item);

(ii) Absorption-type Company Split (limited to cases where the Succeeding Company in Absorption-type Company Split is a Stock Company): among the following Share Options, Share Options other than those for which provisions on the matters set forth in Article 758(v) or (vi) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (b) of that item):

(a) Share Options under Absorption-type Company Split Agreement; and

(b) Share Options other than Share Options under Absorption-type Company Split Agreement and for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Succeeding Stock Company in Absorption-type Company Split shall be delivered to holders of such Share Options; or

(iii) Share Exchange (limited to cases where the Wholly Owning Parent Company in Share Exchange is a Stock Company): Among the following Share Options, Share Options other than those for which provisions on the matters set forth in item (iv) or item (v) of Article 768(1) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (d) of that item):

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company in Share Exchange shall be delivered to holders of such Share Options.

(2) If holders of the Share Options attached to Bonds with Share Options intend to make the demand under the preceding paragraph (hereinafter referred to as a “Share Option Purchase Demand” in this Division), they shall also make a demand for the purchase of the Bonds pertaining to Bonds with Share Options; provided, however, that this shall not apply in cases where it is otherwise provided for with respect to the Share Options attached to such Bonds with Share Options.

(3) The Absorbed Stock Companies, etc. listed in the following items shall notify holders of Share Options provided for in those items that they will effect an Absorption-type Merger, etc. and the trade name and domicile of the Surviving Company, etc., by twenty days prior to the Effective Day:

(i) Stock Company Absorbed in Absorption-type Merger: all Share Options;

(ii) Splitting Stock Company in Absorption-type Company Split in cases where the Succeeding Company in Absorption-type Company Split is a Stock Company: the following Share Options:

(a) Share Options under Absorption-type Company Split Agreement; and

(b) Share Options other than Share Options under Absorption-type Company Split Agreement and for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Succeeding Stock Company in Absorption-type Company Split shall be delivered to holders of such Share Options;

(iii) Wholly Owned Subsidiary Company in Share Exchange in cases where the Wholly Owning Parent Company in Share Exchange is a Stock Company: the following Share Options:

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company in Share Exchange shall be delivered to holders of such Share Options.

(4) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(5) A Share Option Purchase Demand shall be made, within the period from the day twenty days prior to the Effective Day to the day immediately preceding the Effective Day, by disclosing the features and number of Share Options relating to such Share Option Purchase Demand.

(6) Holders of Share Options who have made Share Option Purchase Demands may withdraw their Share Option Purchase Demands only in cases where they obtain the approval of the Absorbed Stock Company, etc.

(7) If the Absorption-type Merger, etc. is cancelled, the Share Option Purchase Demands shall become ineffective.

(Determination, etc. of Price of Share Options)

Article 788 In cases where a Share Option Purchase Demand is made, if an agreement on the determination of the price of the Share Options (in cases where such Share Options are those attached to Bonds with Share Options, if there is a demand for the purchase of Bonds pertaining to such Bonds with Share Options, they shall include such Bonds; hereinafter the same shall apply in this Article) is reached between the holder of Share Options and the Absorbed Stock Company, etc. (or, after the Effective Day in cases of effecting an Absorption-type Merger, the Company Surviving Absorption-type Merger; hereinafter the same shall apply in this Article), the Absorbed Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the Share Options is reached within thirty days from the Effective Day, holders of Share Options or the Absorbed Stock Company, etc. may file a petition to the court for a determination of the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, holders of Share Options may withdraw their Share Option Purchase Demands at any time after the expiration of such period.

(4) The Absorbed Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) The purchase of Share Options relating to a Share Option Purchase Demand shall become effective at the times provided for in the following items for the categories of Share Options set forth respectively in those items:

(i) Share Options provided for in paragraph (1)(i) of the preceding Article: the Effective Day;

(ii) Share Options set forth in paragraph (1)(ii)(a) of the preceding Article: the Effective Day.

(iii) Share Options set forth in paragraph (1)(ii)(b) of the preceding Article: the time of payment of the price of such Share Options;

(iv) Share Options set forth in paragraph (1)(iii)(a) of the preceding Article: the Effective Day.

(v) Share Options set forth in paragraph (1)(iii)(b) of the preceding Article: the time of payment of the price of such Share Options.

(6) If an Absorbed Stock Company, etc. receives a Share Option Purchase Demand with respect to a Share Option for which a Share Option certificate is issued, it shall pay the price of the Share Option relating to such Share Option Purchase Demand in exchange for the Share Option certificate.

(7) If an Absorbed Stock Company, etc. receives a Share Option Purchase Demand with respect to a Share Option attached to a Bond with a Share Option for which a certificate for a Bond with a Share Option is issued, it shall pay the price of the Share Option relating to such Share Option Purchase Demand in exchange for such certificate for a Bond with a Share Option.

(Objections of Creditors)

Article 789 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Absorbed Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Absorbed in Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Splitting Stock Company in Absorption-type Company Split who are unable to request the Splitting Stock Company in Absorption-type Company Split to perform the obligations (including performance of the guarantee obligations that the Splitting Stock Company in Absorption-type Company Split jointly and severally assumes with the Succeeding Company in Absorption-type Company Split as a guarantor) (or, in the case where there are provisions on the matter set forth in Article 758(viii) or Article 760(vii), creditors of the Splitting Stock Company in Absorption-type Company Split); and

(iii) in cases where the Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options: bondholders pertaining to such Bonds with Share Options.

(2) In cases where all or part of the creditors of the Absorbed Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Absorbed Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor (limited to one who is able to state an objection pursuant to the provisions of such paragraph), if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and domicile of the Surviving Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Absorbed Stock Company, etc. and the Surviving Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Absorbed Stock Company, etc. gives public notice under that paragraph by the Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Absorbed Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph (excluding such notices to creditors of the obligations of the Splitting Stock Company in Absorption-type Company Split that have arisen due to a tort in the case of effecting an Absorption-type Company Split).

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Absorbed Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Change in the Effective Day of an Absorption-type Merger, etc.)

Article 790 An Absorbed Stock Company, etc. may change the Effective Day by agreement with the Surviving Company, etc.

(2) In the cases prescribed in the preceding paragraph, the Absorbed Stock Company, etc. shall give public notice of the changed Effective Day by the day immediately preceding the original Effective Day (or, immediately preceding the changed Effective Day, in the case where the changed Effective Day comes before the original Effective Day).

(3) When the Effective Day is changed pursuant to the provisions of paragraph (1), the provisions of this Section and Article 750, Article 752, Article 759, Article 761, Article 769, and Article 771 shall apply by deeming the changed Effective Day to be the Effective Day.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Company Split or Share Exchange)

Article 791 The Splitting Stock Company in Absorption-type Company Split or the Wholly Owned Subsidiary Company in Share Exchange shall, without delay after the Effective Day, prepare what are provided for in the following items for the categories set forth respectively in those items, jointly with the Succeeding Company in Absorption-type Company Split or the Wholly Owning Parent Company in Share Exchange:

(i) Splitting Stock Company in Absorption-type Company Split: documents or Electromagnetic Records that state or record the rights and obligations that the Succeeding Company in Absorption-type Company Split succeeded to by transfer from the Splitting Stock Company in Absorption-type Company Split through the Absorption-type Company Split and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Company Split; and

(ii) Wholly Owned Subsidiary Company in Share Exchange: documents or Electromagnetic Records that state or record the number of shares of the Wholly Owned Subsidiary Company in Share Exchange acquired by the Wholly Owning Parent Company through the Share Exchange and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning a Share Exchange.

(2) A Splitting Stock Company in Absorption-type Company Split or a Wholly Owned Subsidiary Company in Share Exchange shall, for a period of six months from the Effective Day, keep the documents or Electromagnetic Records set forth in the items of the preceding paragraph at its head office.

(3) Shareholders, creditors and any other interested parties of a Splitting Stock Company in Absorption-type Company Split may make the following requests to the Splitting Stock Company in Absorption-type Company Split at any time during its business hours; provided, however, that the fees designated by said Splitting Stock Company in Absorption-type Company Split are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in the preceding paragraph;

(iii) requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in the preceding paragraph in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv) requests that the matters recorded in the Electromagnetic Records set forth in the preceding paragraph be provided by the Electromagnetic Method designated by the Splitting Stock Company in Absorption-type Company Split, or requests for the delivery of any document that states such matters.

(4) The provisions of the preceding paragraph shall apply mutatis mutandis to a Wholly Owned Subsidiary Company in Share Exchange. In such cases, the phrase “shareholders, creditors and any other interested parties of a Splitting Stock Company in Absorption-type Company Split” shall be deemed to be replaced with “persons who were shareholders or holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange as of the Effective Day.”

(Special Provisions on Dividends of Surplus, etc.)

Article 792 The provisions of Article 458 and Part II, Chapter V, Section 6 shall not apply to the acts listed below:

(i) acquisition of shares set forth in Article 758(viii)(a) or Article 760(vii)(a); and

(ii) distribution of dividends of surplus set forth in Article 758(viii)(b) or Article 760(vii)(b).

Subsection 2 Procedures for the Company Surviving Absorption-type Merger, the Succeeding Company in Absorption-type Company Split and the Wholly Owning Parent Company in Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.) Article 794 The Stock Company Surviving Absorption-type Merger, the Succeeding Stock Company in Absorption-type Company Split or the Wholly Owning Parent Stock Company in Share Exchange (hereinafter referred to as the “Surviving Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the Effective Day, keep documents or Electromagnetic Records that state or record the contents of the Absorption-type Merger Agreement, etc. and other matters prescribed by the applicable Ordinance of the Ministry of Justice at its head office.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a Class Meeting), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) the day of the notice under the provisions of paragraph 3 of Article 797 or the day of the public notice under paragraph (4) of that Article, whichever is earlier; or

(iii) if the procedures under the provisions of Article 799 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier.

(3) Shareholders and creditors of a Surviving Stock Company, etc. (or, in the case where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are limited to shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders) may make the following requests to said Surviving Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Surviving Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in paragraph (1) in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv) requests that the matters recorded in the Electromagnetic Records set forth in paragraph (1) be provided by the Electromagnetic Method designated by the Surviving Stock Company, etc., or requests for the delivery of any document that states such matters.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 795 A Surviving Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

(2) In the cases listed below, a director shall explain to that effect at the shareholders meeting set forth in the preceding paragraph:

(i) in cases where the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of obligations that the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split succeeds to by transfer from the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split (referred to as the “Amount of Succeeded Obligations” in the following item) exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of assets that the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split succeeds to by transfer from the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split (referred to as the “Amount of Succeeded Assets” in the following item);

(ii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split) delivered by the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split to shareholders of the Stock Company Absorbed in Absorption-type Merger, to partners of the Membership Company Absorbed in Absorption-type Merger or to the Splitting Company in Absorption-type Company Split exceeds the amount obtained by deducting the Amount of Succeeded Obligations from the Amount of Succeeded Assets; or

(iii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Wholly Owning Parent Stock Company in Share Exchange) delivered by the Wholly Owning Parent Stock Company in Share Exchange to shareholders of the Wholly Owned Subsidiary Company in Share Exchange exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of shares of the Wholly Owned Subsidiary Company in Share Exchange to be acquired by the Wholly Owning Parent Stock Company in Share Exchange.

(3) In cases where the assets of the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split include shares of the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split, a director shall explain the matters concerning such shares at the shareholders meeting set forth in paragraph (1).

(4) Where the Surviving Stock Company, etc. is a Company with Class Shares, in the cases listed in the following items, an Absorption-type Merger, etc. shall not become effective without a resolution of a Class Meeting constituted by Class Shareholders of the class of shares provided for respectively in those items (limited to Shares with a Restriction on Transfer and for which the provisions of the articles of incorporation set forth in Article 199(4) do not exist) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective Class Meetings constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such Class Meeting:

(i) in cases where the Monies, etc. delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or to partners of the Membership Company Absorbed in Absorption-type Merger are shares of the Stock Company Surviving Absorption-type Merger: the class of shares set forth in Article 749(1)(ii)(a);

(ii) in cases where the Monies, etc. delivered to the Splitting Company in Absorption-type Company Split are shares of the Succeeding Stock Company in Absorption-type Company Split: the class of shares set forth in Article 758(iv)(a); or

(iii) in cases where the Monies, etc. delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are shares of the Wholly Owning Parent Stock Company in Share Exchange: the class of shares set forth in Article 768(1)(ii)(a).

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required, etc.)

Article 796 The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in the cases where the Company Absorbed in Absorption-type Merger, the Splitting Company in Absorption-type Company Split or the Wholly Owned Subsidiary Company in Share Exchange (hereinafter referred to as the “Absorbed Company, etc.” in this Division) is the Special Controlling Company of the Surviving Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange, to partners of the Membership Company Absorbed in Absorption-type Merger or to the Splitting Company in Absorption-type Company Split are Shares with a Restriction on Transfer, etc. of the Surviving Stock Company, etc., and the Surviving Stock Company, etc. is not a Public Company.

(2) In the cases prescribed in the main clause of the preceding paragraph, in any one of the following cases where shareholders of the Surviving Stock Company, etc. are likely to suffer disadvantage, shareholders of the Surviving Stock Company, etc. may demand that the Surviving Stock Company, etc. refrain from effecting the Absorption-type Merger, etc.:

(i) in cases where the Absorption-type Merger, etc. violates the applicable laws and regulations or articles of incorporation; or

(ii) in cases where the matters set forth in Article 749(1)(ii) or (iii), Article 758(iv) or Article 768(1)(ii) or (iii) are grossly improper in light of the financial status of the Surviving Stock Company, etc. or the Absorbed Company, etc.

(3) The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in cases where the amount set forth in item (i) does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Surviving Stock Company, etc., such proportion) of the amount set forth in item (ii); provided, however, that this shall not apply in the cases listed in the items of paragraph (2) of the preceding Article or the cases prescribed in the proviso to paragraph (1):

(i) the total amount of the amounts listed below:

(a) the amount obtained by multiplying the number of shares of the Surviving Stock Company, etc. to be delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange, to partners of the Membership Company Absorbed in Absorption-type Merger or to the Splitting Company in Absorption-type Company Split (hereinafter referred to as “Shareholders, etc. of the Absorbed Company, etc.” in this item) by the amount of net assets per share;

(b) the total amount of the book value of Bonds, Share Options or Bonds with Share Options of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Absorbed Company, etc.; and

(c) the total amount of the book value of property other than shares, etc. of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Absorbed Company, etc.; and

(ii) the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Surviving Stock Company, etc.

(4) In the cases prescribed in the main clause of the preceding paragraph, if shareholders that hold the shares (limited to those that entitle the shareholders to exercise voting rights at a shareholders meeting under paragraph (1) of the preceding article) in the number prescribed by the applicable Ordinance of the Ministry of Justice notify the Surviving Stock Company, etc. to the effect that such shareholders dissent from the Absorption-type Merger, etc., within two weeks from the day of the notice under the provisions of paragraph (3) of the following Article or the public notice under paragraph (4) of that Article, such Surviving Stock Company, etc. must obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting no later than the day immediately preceding the Effective Day.

(Dissenting Shareholders’ Share Purchase Demand)

Article 797 In cases of effecting an Absorption-type Merger, etc., dissenting shareholders may demand that the Surviving Stock Company, etc. purchase, at a fair price, the shares held by such shareholders.

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items:

(i) in cases where a resolution of a shareholders meeting (including a Class Meeting) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Surviving Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders;

(3) A Surviving Stock Company, etc. shall notify its shareholders that it will effect an Absorption-type Merger, etc. and the trade name and domicile of the Absorbed Company, etc. (or, in the cases prescribed in Article 795(3), the fact that it will effect an Absorption-type Merger, etc., the trade name and domicile of the Absorbed Company, etc. and the matters concerning shares set forth in that paragraph), by twenty days prior to the Effective Day.

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Surviving Stock Company, etc. is a Public Company; or

(ii) in cases where the Surviving Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 795(1).

(5) Demands under the provisions of paragraph (1) (hereinafter referred to as the “Share Purchase Demand” in this Division) shall be made, within the period from the day twenty days prior to the Effective Day to the day immediately preceding the Effective Day, by disclosing the number of shares relating to such Share Purchase Demand (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class).

(6) Shareholders who made Share Purchase Demands may withdraw their Share Purchase Demands only in cases where such shareholders obtain the approval of the Surviving Stock Company, etc.

(7) If the Absorption-type Merger, etc. is cancelled, the Share Purchase Demands shall become ineffective.

(Determination, etc. of Price of Shares)

Article 798 In cases where a Share Purchase Demand is made, if an agreement on the determination of the price of the shares is reached between the shareholder and the Surviving Stock Company, etc., the Surviving Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Surviving Stock Company, etc. may file a petition to the court for a determination of the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders may withdraw their Share Purchase Demands at any time after the expiration of such period.

(4) The Surviving Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) The purchase of shares relating to a Share Purchase Demand shall become effective at the time of payment of the price of such shares.

(6) If a Company Issuing Share Certificates receives a Share Purchase Demand with respect to shares for which share certificates are issued, the Company must pay the price of the shares relating to such Share Purchase Demand in exchange for the share certificates.

(Objections of Creditors)

Article 799 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Surviving Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Surviving Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Succeeding Stock Company in Absorption-type Company Split; or

(iii) in cases of effecting a Share Exchange other than where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are only shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto, or in the cases prescribed in Article 768(1)(iv): creditors of the Wholly Owning Parent Stock Company in Share Exchange.

(2) In cases where the creditors of the Surviving Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Surviving Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor, if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and domicile of the Absorbed Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Surviving Stock Company, etc. and the Absorbed Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Surviving Stock Company, etc. gives public notice under that paragraph by Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Surviving Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph.

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Surviving Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Special Provisions on Cases Where the Monies, etc. to Be Delivered to Shareholders, etc. of the Absorbed Company, etc. Are the Parent Company’s Shares of the Surviving Stock Company, etc.)

Article 800 Notwithstanding the provisions of Article 135(1), in cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange, to partners of the Membership Company Absorbed in Absorption-type Merger or to the Splitting Company in Absorption-type Company Split (hereinafter referred to as “Shareholders, etc. of the Absorbed Company, etc.” in this paragraph) are the Parent Company’s Shares (meaning the Parent Company’s Shares prescribed in paragraph (1) of that Article; hereinafter the same shall apply in this Article) of the Surviving Stock Company, etc., the Surviving Stock Company, etc. may acquire such Parent Company’s Shares in a number not exceeding the total number of such Parent Company’s Shares to be delivered to the Shareholders, etc. of the Absorbed Company, etc. at the time of the Absorption-type Merger, etc.

(2) Notwithstanding the provisions of Article 135(3), the Surviving Stock Company, etc. set forth in the preceding paragraph may hold the Parent Company’s Shares of the Surviving Stock Company, etc. until the Effective Day; provided, however, that this shall not apply when the Absorption-type Merger, etc. is cancelled.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger, etc.)

Article 801 The Stock Company Surviving Absorption-type Merger shall, without delay after the Effective Day, prepare documents or Electromagnetic Records that state or record the rights and obligations that the Stock Company Surviving Absorption-type Merger succeeded to by transfer from the Company Absorbed in Absorption-type Merger through the Absorption-type Merger and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Merger.

(2) The Succeeding Stock Company in Absorption-type Company Split (limited to the Succeeding Stock Company in Absorption-type Company Split where the Limited Liability Company effects the Absorption-type Company Split) shall, without delay after the Effective Day, prepare, jointly with the Splitting Limited Liability Company in Absorption-type Company Split, documents or Electromagnetic Records that state or record the rights and obligations that the Succeeding Stock Company in Absorption-type Company Split succeeded to by transfer from the Splitting Limited Liability Company in Absorption-type Company Split through the Absorption-type Company Split and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Company Split.

(3) Each of the Surviving Stock Companies, etc. listed in the following items shall, for a period of six months from the Effective Day, keep what are specified respectively in those items at its head office:

(i) Stock Company Surviving Absorption-type Merger: documents or Electromagnetic Records set forth in paragraph (1);

(ii) Succeeding Stock Company in Absorption-type Company Split: documents or Electromagnetic Records set forth in the preceding paragraph or Article 791(1)(i); and

(iii) Wholly Owning Parent Stock Company in Share Exchange: documents or Electromagnetic Records set forth in Article 791(1)(ii).

(4) Shareholders and creditors of the Stock Company Surviving Absorption-type Merger may make the following requests to said Stock Company Surviving Absorption-type Merger at any time during its business hours; provided, however, that the fees designated by said Stock Company Surviving Absorption-type Merger are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in item (i) of the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in item (i) of the preceding paragraph;

(iii) requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in item (i) of the preceding paragraph in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv) requests that the matters recorded in the Electromagnetic Records set forth in item (i) of the preceding paragraph be provided by the Electromagnetic Method designated by the Stock Company Surviving Absorption-type Merger, or requests for the delivery of any document that states such matters.

(5) The provisions of the preceding paragraph shall apply mutatis mutandis to the Succeeding Stock Company in Absorption-type Company Split. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders, creditors and any other interested parties,” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (ii) of the preceding paragraph.”

(6) The provisions of paragraph (4) shall apply mutatis mutandis to the Wholly Owning Parent Stock Company in Share Exchange. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders and creditors (or, in cases where Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are limited to shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders of the Wholly Owning Parent Stock Company in Share Exchange),” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (iii) of the preceding paragraph.”

Appendix D

[Translation]

SUMMARY OF FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009

November 19, 2009

Name of Listed Company:	Mitsui Sumitomo Insurance Group Holdings, Inc.
Securities Code No.:	8725
Stock Exchanges:	Tokyo, Osaka, Nagoya
URL:	http://www.msig.com
Representative:	Toshiaki Egashira, President
Contact:	Keisuke Kawamoto, Manager, Accounting Department
Telephone : (03)-3297-6168
Date of filing of Quarterly Financial Report:	November 27, 2009
Date of starting payment of dividends:	December 10, 2009

(Note) Amounts are truncated.

1.	Consolidated Business Results for the six months ended September 30, 2009 (April 1, 2009 to September 30, 2009)

(1)  Results of Consolidated Operations

	Net Premiums		Ordinary		Net
	Written		Profit		Income
	(Yen in millions)

Six months ended September 30, 2009	1,015,602	(2.2)%	82,234	—%	56,836	358.4%
Six months ended September 30, 2008	1,038,846	—%	(5,268)	—%	12,399	—%

Percent figures represent changes in comparison with the corresponding period of preceding fiscal year.

		Net Income per
	Net Income per Share	Share — Diluted
	(Yen)

Six months ended September 30, 2009	135.55	—
Six months ended September 30, 2008	29.43	—

(2)  Consolidated Financial Conditions

				Net Assets
			Net Assets Less Minority	Less Minority Interests
	Total Assets	Net Assets	Interests to Total Assets	per Share (Yen)
	(Yen in millions)

As of September 30, 2009	7,559,058	1,255,768	16.5%	2,977.18
As of March 31, 2009	7,440,709	1,023,021	13.6%	2,411.70

(Reference) Net assets less minority interests: As of September 30, 2009: ¥1,248,306 million As of March 31, 2009: ¥1,011,226 million

2.	Dividends

	Dividend per Share (Yen)
	First	Second	Third
(Record Date)	Quarter-End	Quarter-End	Quarter-End	Year-End	Annual

Year ended March 31, 2009	—	27.00	—	27.00	54.00
Year ending March 31, 2010	—	27.00

3.	[Intentionally Omitted]

4.	Other information

(1) Significant changes in scope of consolidation during the period : None

(2) Changes in accounting principle, procedure and presentation preparing the consolidated financial statements

1. Changes due to revision of accounting standard: None

2. Changes due to other than above: None

(3) The number of shares outstanding (Common stock)

1. The number of shares outstanding (including treasury stock)

As of September 30, 2009:	421,320,739 shares
As of March 31, 2009:	421,320,739 shares

2. The number of treasury stock

As of September 30, 2009:	2,029,709 shares
As of March 31, 2009:	2,020,643 shares

3. The average number of shares outstanding

For the six months ended September 30, 2009:	419,294,388 shares
For the six months ended September 30, 2008:	421,218,719 shares

Qualitative Information and Financial Statements

1.	Qualitative Information on Consolidated Operating Results

During the six months ending September 30, 2009, the Japanese economy saw a recovery in exports and production, backed by further progress with inventory adjustments and an end to the drop in overseas economies. However, while individual consumption was boosted by the effects of various economic measures, capital investment fell, the employment situation continued on a worsening trend, and conditions overall remained difficult.

Under these management conditions, results for the Group for the six months ended September 30, 2009, were as follows:

As a result of underwriting income of 931.6 billion yen (including net premiums written of 710.4 billion yen), investment income of 75.3 billion yen, and other ordinary income of 8.5 billion yen, ordinary income reached 1,015.6 billion yen. Ordinary expenses were 933.3 billion yen, including underwriting expenses of 764.5 billion yen (including net claims paid of 457.5 billion yen), investment expenses of 23.7 billion yen, operating expenses and general and administrative expenses of 140.9 billion yen, and other ordinary expenses of 4.1 billion yen.

As a result, ordinary profit increased by 87.5 billion yen compared to the same period in the previous year, to 82.2 billion yen. Net income for the period, obtained by adding/deducting extraordinary income, extraordinary losses, income taxes, etc. to ordinary profit, increased by 44.4 billion yen over the same period in the previous year, to 56.8 billion yen.

2.	Qualitative Information on Consolidated Financial Condition

Total assets as of September 30, 2009 were up 118.3 billion yen versus the end of the previous consolidated accounting year to 7,559.0 billion yen. Boosted by a rise in stock markets, unrealized gains on investments, net of tax were up, leading to a 232.7 billion yen increase in net assets versus the end of the previous year, to 1,255.7 billion yen.

3.	[Intentionally Omitted]

4.	Others

(1) Changes in Significant Subsidiaries during the Period (Changes in “Specified Subsidiaries” (Tokutei Kogaisha) affecting scope of consolidation):

Not applicable

(2) Changes in Accounting Policies, Procedures, and Method of Presentation Related to the Preparation of Quarterly Consolidated Financial Statements:

Not applicable

5.	Consolidated Financial Statements

(1)  Consolidated Balance Sheets

	As of September 30, 2009	As of March 31, 2009
Items	Amount	Amount
	(Yen in millions)

(ASSETS)
Cash deposits and savings	342,180	452,057
Call loans	38,800	31,900
Securities bought under resale agreements	39,990	—
Monetary claims bought	110,242	127,339
Money trusts	14,729	14,476
Investments in securities	5,433,398	5,110,839
Loans	761,247	768,400
Tangible fixed assets	259,193	262,662
Intangible fixed assets	77,671	74,497
Other assets	457,686	463,442
Deferred tax assets	32,909	141,831
Bad debts reserve	(8,991)	(6,737)

Total assets	7,559,058	7,440,709

(LIABILITIES)
Underwriting funds:	5,819,537	5,848,454
Outstanding claims	765,255	793,498
Underwriting reserves	5,054,281	5,054,956
Debentures	164,964	164,960
Other liabilities	214,893	300,724
Reserve for pension and retirement benefits	85,836	80,958
Reserve for pension and retirement benefits for officers and operating officers	2,277	2,409
Accrued bonuses for employees	9,627	12,365
Reserve under the special law:	2,882	4,240
Reserve for price fluctuation	2,882	4,240
Deferred tax liabilities	3,271	3,574

Total liabilities	6,303,289	6,417,688

(Net assets) Shareholders’ equity:
Common stock	100,000	100,000
Capital surplus	132,690	132,689
Retained earnings	572,038	527,578
Treasury stock	(4,668)	(4,644)
Total shareholders’ equity	800,059	755,623
Valuation and translation adjustments:
Unrealized gains on investments, net of tax	476,272	295,558
Deferred hedge gains (losses), net of tax	4,604	9,671
Foreign currency translation adjustments	(32,630)	(49,625)
Total valuation and translation adjustments	448,246	255,603
Minority interests	7,462	11,794

Total net assets	1,255,768	1,023,021

Total liabilities and net assets	7,559,058	7,440,709

(2)  Consolidated Statements of Income

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
Items	Amount	Amount
	(Yen in millions)

Ordinary income and expenses:
Ordinary income:	1,038,846	1,015,602
Underwriting income:	946,979	931,693
Net premiums written	757,008	710,469
Deposit premiums from policyholders	94,411	71,059
Investment income on deposit premiums from policyholders	25,655	27,767
Life insurance premiums	69,403	62,936
Reversal of outstanding claims	—	49,488
Reversal of underwriting reserves	—	8,436
Investment income:	89,408	75,325
Interest and dividends received	86,970	73,291
Investment gains on money trusts	23	499
Gains on sale of securities	14,707	7,754
Gains on derivative transactions	9,774	18,290
Transfer of investment income on deposit premiums from policyholders	(25,655)	(27,767)
Other ordinary income	2,458	8,583

Ordinary expenses:	1,044,114	933,368
Underwriting expenses:	827,413	764,528
Net claims paid	439,538	457,584
Loss adjustment expenses	40,990	39,026
Commission and collection expenses	126,387	121,372
Maturity refunds to policyholders	140,548	126,105
Life insurance claims	16,301	18,706
Provision for outstanding claims	49,467	—
Provision for underwriting reserves	13,022	—
Investment expenses:	60,730	23,725
Investment losses on money trusts	1,504	43
Losses on sale of securities	4,575	6,533
Losses on devaluation of securities	45,049	9,083
Operating expenses and general and administrative expenses	148,316	140,928
Other ordinary expenses:	7,654	4,186
Interest paid	705	1,192

Ordinary profit (losses)	(5,268)	82,234

Extraordinary income and losses:
Extraordinary income:	28,264	1,779
Gains on sale of fixed assets	985	421
Reversal of reserve under the special law	27,279	1,357
Reversal of reserve for price fluctuation	27,279	1,357
Extraordinary losses:	2,221	1,014
Losses on sale of fixed assets	1,559	834
Impairment losses on fixed assets	662	179

Income before income taxes	20,774	82,999
Income taxes — current	9,117	29,100
Refund of income taxes for prior periods	(7,307)	(13,950)
Income taxes — deferred	6,101	10,648
Total income taxes	—	25,798
Minority Interests	464	363

Net income	12,399	56,836

(3)  Interim Consolidated Statement of Changes in Net Assets

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(Yen in millions)

Shareholders’ equity
Common stock
Balance at end of last fiscal year	—	100,000
Interim changes
Increase due to share transfer	100,000	—

Total interim changes	100,000	—

Balance at end of Interim Period	100,000	100,000

Capital surplus
Capital reserve
Balance at end of last fiscal year	—	132,689
Interim changes
Increase due to share transfer	132,703	—
Disposition of treasury stock	(3)	0

Total interim changes	132,700	0

Balance at end of Interim Period	132,700	132,690

Retained earnings
Balance at end of last fiscal year	—	527,578
Interim changes
Increase due to share transfer	534,410	—
Changes due to application of the Practical Issues Task
Force Report No. 18	8,986	—
Dividends from surplus	(12,639)	(11,321)
Change of scope of consolidation	—	(1,055)
Interim net income	12,399	56,836

Total interim changes	543,157	44,459

Balance at end of Interim Period	543,157	572,038

Treasury stock
Balance at end of last fiscal year	—	(4,644)
Interim changes
Acquisition of treasury stock	(650)	(27)
Disposition of treasury stock	41	3

Total interim changes	(609)	(24)

Balance at end of Interim Period	(609)	(4,668)

Total shareholders’ equity
Balance at end of last fiscal year	—	755,623
Interim changes
Increase due to share transfer	767,113	—
Changes due to application of the Practical Issues Task Force Report No. 18	8,986	—
Dividends from surplus	(12,639)	(11,321)
Change of scope of consolidation	—	(1,055)
Interim net income	12,399	56,836
Acquisition of treasury stock	(650)	(27)
Disposition of treasury stock	38	4

Total interim changes	775,248	44,435

Balance at end of Interim Period	775,248	800,059

	Six Months Ending	Six Months Ending
	September 30, 2008	September 30, 2009
	(Yen in millions)

Valuation and translation adjustments
Unrealized gains on investments, net of tax
Balance at end of last fiscal year	—	295,558
Interim changes
Total interim changes in items other than shareholders’ equity (net)	639,967	180,714

Total interim changes	639,967	180,714

Balance at end of Interim Period	639,967	476,272

Deferred hedge gains (losses), net of tax
Balance at end of last fiscal year	—	9,671
Interim changes
Total interim changes in items other than shareholders’ equity (net)	(154)	(5,066)

Total interim changes	(154)	(5,066)

Balance at end of Interim Period	(154)	4,604

Foreign currency translation adjustments
Balance at end of last fiscal year	—	(49,625)
Interim changes
Total interim changes in items other than shareholders’ equity (net)	3,919	16,995

Total interim changes	3,919	16,995

Balance at end of Interim Period	3,919	(32,630)

Total valuation and translation adjustments
Balance at end of last fiscal year	—	255,603
Interim changes
Total interim changes in items other than shareholders’ equity (net)	643,733	192,643

Total interim changes	643,733	192,643

Balance at end of Interim Period	643,733	448,246

Minority interests
Balance at end of last fiscal year	—	11,794
Interim changes
Total interim changes in items other than shareholders’ equity (net)	13,547	(4,332)

Total interim changes	13,547	(4,332)

Balance at end of Interim Period	13,547	7,462

Total net assets
Balance at end of last fiscal year	—	1,023,021
Interim changes
Increase due to share transfer	767,113	—
Changes due to application of the Practical Issues Task Force	8,986	—
Dividends from surplus	(12,639)	(11,321)
Change of scope of consolidation	—	(1,055)
Interim net income	12,399	56,836
Acquisition of treasury stock	(650)	(27)
Disposition of treasury stock	38	4
Total interim changes in items other than shareholders’ equity (net)	657,280	188,311

Total interim changes	1,432,528	232,747

Balance at end of Interim Period	1,432,528	1,255,768

(4)  Notes regarding Going Concern Assumption

Not Applicable

6.  [Intentionally Omitted]

7.  Other Information

(1)  Summary of Consolidated Results of Operations

	Six Months Ended	Six Months Ended		Change
Items	September 30, 2008	September 30, 2009	Change	Ratio (%)
	(Yen in millions)

Ordinary Income and Expenses:
Underwriting income:	946,979	931,693	(15,286)	(1.6)
Net premiums written	757,008	710,469	(46,538)	(6.1)
Deposit premiums from policyholders	94,411	71,059	(23,352)	(24.7)
Life insurance premiums	69,403	62,936	(6,467)	(9.3)
Underwriting expenses:	827,413	764,528	(62,884)	(7.6)
Net claims paid	439,538	457,584	18,045	4.1
Loss adjustment expenses	40,990	39,026	(1,963)	(4.8)
Commission and collection expenses	126,387	121,372	(5,015)	(4.0)
Maturity refunds to policyholders	140,548	126,105	(14,443)	(10.3)
Life insurance claims	16,301	18,706	2,405	14.8

Investment income:	89,408	75,325	(14,082)	(15.8)
Interest and dividends received	86,970	73,291	(13,679)	(15.7)
Gains on sale of securities	14,707	7,754	(6,952)	(47.3)
Investment expenses:	60,730	23,725	(37,005)	(60.9)
Losses on sale of securities	4,575	6,533	1,958	42.8
Losses on devaluation of securities	45,049	9,083	(35,965)	(79.8)

Operating expenses and general and administrative expenses	148,316	140,928	(7,388)	(5.0)

Other ordinary income and expenses	(5,195)	4,397	9,592	—
Net income and losses from equity method investments	(4,687)	6,534	11,222	—

Ordinary profit (losses)	(5,268)	82,234	87,502	—

Extraordinary Income and Losses:
Extraordinary income	28,264	1,779	(26,485)	(93.7)
Extraordinary losses	2,221	1,014	(1,207)	(54.4)

Extraordinary income and losses	26,042	765	(25,277)	(97.1)

Income before income taxes	20,774	82,999	62,224	299.5
Income taxes — current	9,117	29,100	19,983	219.2
Refund of income taxes for prior periods	(7,307)	(13,950)	(6,642)	—
Income taxes — deferred	6,101	10,648	4,547	74.5
Total income taxes	—	25,798	—	—
Minority interests	464	363	(100)	(21.6)
Net income	12,399	56,836	44,437	358.4

<Excluding the Good Result Return (GRR) premiums of the automobile insurance “ModoRich.”>
Net premiums written	759,422	711,544	(47,877)	(6.3)

Consolidated

(2)  Premiums and Claims Paid by Line of Insurance

Direct Premiums Written by Lines of Insurance
(including Deposit premiums from policyholders)

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
		Share	Change		Share
Lines of Insurance	Amount	%	%	Amount	%	Change
	(Yen in millions)

Fire and allied	160,041	17.8	(1.4)	156,501	18.7	(2.2)
Marine	62,815	7.0	0.0	49,965	6.0	(20.5)
Personal accident	146,937	16.4	(5.7)	124,744	14.9	(15.1)
Voluntary automobile	310,210	34.6	(3.0)	304,584	36.5	(1.8)
Compulsory automobile	75,973	8.5	(15.3)	64,329	7.7	(15.3)
liability Other	141,101	15.7	(8.3)	135,641	16.2	(3.9)

Total	897,079	100.0	(5.0)	835,767	100.0	(6.8)
Deposit premiums from policyholders	94,411	10.5	(6.9)	71,059	8.5	(24.7)

<Excluding the GRR premiums of the automobile insurance “ModoRich.”>
Voluntary automobile	312,624		(1.6)	305,659		(2.2)
Total	899,493		(4.5)	836,841		(7.0)

Net Premiums by Lines of Insurance

	Six Months Ended			Six Months Ended
	September 30, 2008			September 30, 2009
		Share	Change		Share	Change
Lines of Insurance	Amount	%	%	Amount	%	%
	(Yen in millions)

Fire and allied	111,525	14.7	(7.4)	108,095	15.2	(3.1)
Marine	52,911	7.0	(2.3)	39,912	5.6	(24.6)
Personal accident	72,011	9.5	(0.7)	70,405	9.9	(2.2)
Voluntary automobile	306,366	40.5	(2.6)	301,938	42.5	(1.4)
Compulsory automobile liability	83,082	11.0	(14.6)	67,572	9.5	(18.7)
Other	131,110	17.3	(5.2)	122,544	17.3	(6.5)

Total	757,008	100.0	(5.1)	710,469	100.0	(6.1)

< Excluding the GRR premiums of the automobile insurance “ModoRich.”>
Voluntary automobile	308,780		(1.2)	303,013		(1.9)
Total	759,422		(4.5)	711,544		(6.3)

Net Claims Paid by Lines of Insurance

	Six Months Ended			Six Months Ended
	September 30, 2008			September 30, 2009
		Share	Change		Share	Change
Lines of Insurance	Amount	%	%	Amount	%	%
	(Yen in millions)

Fire and allied	46,754	10.6	(4.5)	42,981	9.4	(8.1)
Marine	20,731	4.7	(5.1)	19,265	4.2	(7.1)
Personal accident	35,528	8.1	6.1	35,640	7.8	0.3
Voluntary automobile	190,581	43.4	0.3	190,516	41.6	(0.0)
Compulsory automobile liability	69,592	15.8	3.1	67,177	14.7	(3.5)
Other	76,349	17.4	15.1	102,003	22.3	33.6

Total	439,538	100.0	2.6	457,584	100.0	4.1

(Note)

1.	Since the Company was incorporated on April 1, 2008, figures of sections of “Change” for six months ended September 30, 2008 represent comparative figures against Mitsui Sumitomo Insurance Company, Limited (Consolidated), one of consolidated subsidiaries of the Company.

2.	Any figures are amounts before the off-set of intersegment transactions.

Consolidated

(3)  Securities (Marketable securities available for sale)

	As of September 30, 2009			As of March 31, 2009
	Acquisition			Acquisition
Items	Cost	Fair Value	Difference	Cost	Fair Value	Difference
	(Yen in millions)

Domestic bonds	2,185,251	2,240,160	54,908	2,119,615	2,154,062	34,446
Domestic stocks	781,445	1,496,429	714,983	788,984	1,280,211	491,226
Foreign securities	989,625	971,706	(17,919)	1,024,933	973,267	(51,665)
Others	112,249	115,935	3,686	122,191	119,662	(2,529)

Total	4,068,572	4,824,231	755,659	4,055,725	4,527,204	471,478

As of September 30, 2009	As of March 31, 2009

1. Others include beneficiary claims on loan trusts represented as monetary claims bought in the consolidated balance sheets.	1. Others include beneficiary claims on loan trusts represented as monetary claims bought in the consolidated balance sheets.
2. Impairment losses of marketable securities available for sale amount to 8,077 million yen.	2. Impairment losses of marketable securities available for sale amount to 106,810 million yen.
The Company and its domestic consolidated subsidiaries in principle recognize impairment losses on marketable securities if the fair value is declined by more than 30% of their cost or amortized cost.	The Company and its domestic consolidated subsidiaries in principle recognize impairment losses on marketable securities if the fair value is declined by more than 30% of their cost or amortized cost.

(Reference) Investment Conditions of Securitized Instruments and Exposure to the US Subprime Loan Losses

Managerial basis

1.	Investment Conditions of Specific Securitized Instruments

There were no US subprime loan instruments in the Investments/loans amount.

	As of September 30, 2009			As of March 31, 2009
	Amount of		Losses on
	Investments and		Devaluation	Amount of		Losses on
	Loans Note 1		Note 2	Investments and		Devaluation
	(Amount in	Valuation	(Including	Loans Note 1	Valuation	(Including
	Consolidated	Difference	Provision	(Amount in	Difference	Provision
	Balance	(Unrealized	for Impaired	Consolidated	(Unrealized	for Impaired
Category	Sheet)	Losses/Gains)	Losses)	Balance Sheet)	Losses/Gains)	Losses)
	(Units: 100 mil yen)

(1)RMBS	(Note 3) 1,353	15	—	1,389	(4)	—
Japan	1,321	14	—	1,355	(3)	—
Overseas	31	0	—	34	(0)	—
(2)ABS-CDO Note 4	1	(0)	—	0	(1)	(0)
AAA	—	—	—	—	—	—
AA	—	—	—	—	—	—
A	—	—	—	—	—	—
BBB or below	1	(0)	—	0	(1)	(0)
(3)CDO Note 4	125	(1)	—	129	(1)	—
CLO	125	(0)	—	129	(1)	—
AAA	125	(0)	—	129	(1)	—
AA	—	—	—	—	—	—
A	—	—	—	—	—	—
BBB or below	—	—	—	—	—	—
CBO	0	(0)	—	0	—	(0)
AAA	—	—	—	—	—	—
AA	—	—	—	—	—	—
A	—	—	—	—	—	—
BBB or below	0	(0)	—	0	—	(0)
Synthetic CDO	0	(0)	—	0	(0)	(2)
AAA	—	—	—	—	—	—
AA	—	—	—	—	—	—
A	—	—	—	—	—	—
BBB or below	0	(0)	—	0	(0)	(2)
(4)CMBS	163	(8)	—	164	(8)	—
Japan	163	(8)	—	164	(8)	—
Overseas	—	—	—	—	—	—
(5)ABCP	—	—	—	52	—	—
Portion composed by Mitsui Sumitomo Insurance Group	—	—	—	52	—	—
(6)SIV instruments	—	—	—	—	—	—
Portion composed by Mitsui Sumitomo Insurance Group	—	—	—	—	—	—
(7)LBO Loan	134	(Note 5) —	(1)	133	(Note 5) —	(12)
Japan	134	—	(1)	133	—	(12)
Overseas	—	—	—	—	—	—

(Note 1)	The above investments appear in the consolidated balance sheets as monetary claims bought, investments in securities, and loans.

(Note 2)	Losses on devaluation (Including Provision for Impaired losses) are for the six months ended September 30, 2009.

(Note 3)	Breakdown of credit ratings: AAA (133.4 billion yen), AA (1.9 billion yen)

(Note 4)	There are no hedge transactions in ABS-CDO and CDO instruments.

(Note 5)	Loans are recognized at the book values, so for the LBO loans the valuation differences are not shown.

(Note 6)	The figures of Mitsui Sumitomo MetLife Insurance Co., Ltd., accounted for under the equity method, are not included in the above table.

[Glossary]

•	Synthetic CDO: FSynthetic Collateralized Debt Obligations

•	ABCP: Asset-Backed Commercial Paper

•	ABS: Asset-Backed Securities

•	ABS-CDO: FCDOs backed by asset-backed securities

•	CBO: Collateralized Bond Obligation

•	CDO: Collateralized Debt Obligation

•	CLO: Collateralized Loan Obligation

•	CMBS: Commercial Mortgage-Backed Securities

•	LBO Loan: Leveraged Buyout Loan

•	RMBS: Residential Mortgage-Backed Securities

•	SIV: Structured Investment Vehicle

2.	Exposure to U.S. Subprime Loans

The exposure to U.S. Subprime Loans was 0.7 billion yen as of September 30, 2009.

Breakdown of U.S. Subprime related exposure:

		As of September 30, 2009		As of March 31, 2009
		Outstanding (Notional)	Exposure to U.S.	Outstanding (Notional)	Exposure to U.S.
		Par Amount	Subprime Loans	Par Amount	Subprime Loans
		(Units: billion yen)

Financial guarantee reinsurance	ABS-CDO	3.4	0.2 Note	5.2	0.5
	RMBS	0.5	0.5	0.6	0.6
Total			0.7		1.2

(Note)	Outstanding par amount of all the SPL-RMBSs contained in underlying assets of ABS CDOs referred here in excess of the amount of subordination (deductible), which is the amount we would be obligated to pay in the event all the SPL-RMBSs defaulted with no recovery, is 0.2 billion yen.

Overview of Business Results

I.	Summary of Business Results for the Six Months Ending September 30, 2009 (Net premiums written, ordinary profit, net income)

			Previous Interim	Current Interim
			Period	Period			Previous
			From April 1,	From April 1,			Fiscal Year
			2008 to	2009 to			From April 1,
			September 30,	September 30,	Increase/		2008 to
			2008	2009	Decrease	% Change	March 31, 2009
			(Unit: 100 million yen)

Net premium written (Note)	Consolidated		7,594	7,115	(478)	(6.3)%	14,510
	Mitsui Sumitomo	‚	6,424	6,082	(342)	(5.3)	12,393
	Insurance
Ordinary profit (or Ordinary loss)	Consolidated	ƒ	(52)	822	875	—	(130)
	Mitsui Sumitomo	„	352	709	357	101.3	255
	Insurance
Net income	Consolidated	…	123	568	444	358.4	81
	Mitsui Sumitomo	†	508	490	(18)	(3.6)	465
	Insurance
	Difference	‡	(384)	78	462	—	(383)
	Multiple(…÷†)	ˆ	0.24	1.16			0.18

(Note)	Net premium written excludes Good Result Return premiums of Mitsui Sumitomo Insurance Co., Ltd.’s proprietary auto insurance product “ModoRich”.

Breakdowns of Net Income

		Previous Interim	Current Interim
		Period	Period
		From April 1,	From April 1,
		2008 to	2009 to			Previous Fiscal Year
		September 30,	September 30,	Increase/		From April 1, 2008
Net Income (or Net Loss)		2008	2009	Decrease	% Change	to March 31, 2009
		(Unit: 100 million yen)

Consolidated		123	568	444	358.4%	81
Mitsui Sumitomo Insurance	‚	508	490	(18)	(3.6)	465
Overseas Non-Life Insurance Subsidiaries	ƒ	(268)	113	382	—	(229)
Mitsui Direct General Insurance	„	(4)	(4)	(0)	—	(15)
Mitsui Sumitomo Kirameki Life Insurance	…	0	0	0	145.1	0
Mitsui Sumitomo MetLife Insurance	†	(49)	64	113	—	(44)
Other	‡	3	2	(0)	(14.7)	2
Consolidated adjustment/Holding company	ˆ	(65)	(98)	(32)	—	(96)

(Note) ‚ through ‡ above are results before consolidation adjustment (the Company’s equity).

II.	Status of Non-life Insurance Subsidiaries

			Previous Interim	Current Interim			Previous Fiscal
			Period From	Period From			Year From
			April 1, 2008 to	April 1, 2009 to			April 1, 2008
			September 30,	September 30,	Increase/		to March 31,
			2008	2009	Decrease	% Change	2009
		(Unit: 100 million yen)

Non-Life Insurance
Net premiums written	Consolidated		7,594	7,115	(478)	(6.3)%	14,510
(Note 1)	Mitsui Sumitomo Insurance	‚	6,424	6,082	(342)	(5.3)	12,393
	Overseas Subsidiaries	ƒ	1,028	875	(153)	(14.9)	1,819
	(Asia)	„	382	334	(48)	(12.6)	707
	(Europe)	…	368	276	(91)	(24.8)	617
	(Americas)	†	130	136	6	4.9	239
	(Reinsurance)	‡	147	127	(20)	(13.7)	255
	Mitsui Direct	ˆ	140	157	16	11.9	296
	Mitsui Sumitomo	‰	508	490	(18)	(3.6)	465
	Insurance
Net income	Overseas Subsidiaries	Š	(268)	113	382	—	(229)
(or Net Loss)	(Asia)	(11)	30	48	18	63.0	29
(Note 2)	(Europe)	(12)	(348)	9	357	—	(313)
	(Americas)	(13)	10	12	1	13.8	11
	(Reinsurance)	(14)	38	42	4	10.7	41
	Mitsui Direct	(15)	(4)	(4)	(0)	—	(15)

(Note)

1.	Net premium written excludes Good Result Return premiums of Mitsui Sumitomo Insurance Co., Ltd.’s proprietary auto insurance product “ModoRich”.

2.	Figures in ‰ through (15) are prior to consolidation adjustments (the Company’s equity).

III.  Status of Life Insurance Subsidiaries

				Current
			Previous	Interim
			Interim	Period From			Previous
			Period	April 1,			Fiscal Year
			From	2009 to			From
			April 1,	September 30,	Increase/		April 1,
			2008	2009	Decrease	% Change	2008
			(Unit: 100 million yen)

Amount of new policies					<Compared to previous interim period>	<Compared to previous interim period>
Life Insurance
Mitsui Sumitomo	Individual insurance		8,228	7,906	(321)	(3.9)	16,204
Kirameki Life Insurance	Individual annuities	‚	181	165	(15)	(8.7)	334
Mitsui Sumitomo	Individual insurance	ƒ	140	5	(135)	(96.3)	542
MetLife Insurance	Individual annuities	„	2,932	2,402	(529)	(18.1)	5,386
Amount of Policies in Force					<Compared to period interim period>	<Compared to period interim period>
Mitsui Sumitomo	Individual insurance	…	85,676	89,165	2009	2.3	87,155
Kirameki Life
Insurance	Individual annuities	†	3,215	3,155	2	0.1	3,152
Mitsui Sumitomo	Individual insurance	‡	677	1,105	23	2.1	1,082
MetLife Insurance	Individual annuities	ˆ	25,464	28,089	4384	18.5	23,075
					<Compared to period interim period>	<Compared to period interim period>
Net income (or Net loss)		‰	(49)	64	113	—	(44	) (Note 1)
Mitsui Sumitomo Kirameki Life Insurance		Š	0	0	0	145.1	0	(Note 2)
Mitsui Sumitomo MetLife Insurance		(11)	(49)	64	113	—	(44)

(Note)

1.	Figures in ‰ through (11) are prior to consolidation adjustments (Company’s equity).

2.	Mitsui Sumitomo Kirameki Life Insurance Company, Limited increased its standard underwriting reserve by 0.9 billion yen in the six month period ended September 30, 2008, by 3.8 billion yen in the fiscal year ended March 31, 2009, and by 2.2 billion yen in the six month period ended September 30, 2009.

IV.	[Intentionally Omitted]

V.	Status of Mitsui Sumitomo Insurance Company, Limited (non-consolidated)

Figures in following charts excludes Good Result Return premiums of Mitsui Sumitomo Insurance Co., Limited’s proprietary automobile insurance product “ModoRich”, which contains a special clause related to premium adjustment and refund at maturity.

1.  Status of Underwriting Profit/losses

(1)	Underwriting Profit/losses

		Six Months Ended	Six Months Ended
		September 30,	September 30,		Increase
		2008	2009	Change	ratio
		(Yen in hundred millions)

(+) Net premiums written		6,424	6,082	(342)	(5.3)%
(−) Net claims paid	‚	3,868	3,744	(124)	(3.2)
(−) Loss adjustment expenses	ƒ	379	361	(17)	(4.7)
(−) Commission and collection expenses	„	1,068	1,037	(31)	(3.0)
(−) Operating expenses and general and administrative expenses related to underwriting	…	1,049	990	(59)	(5.6)
Underwriting balance	†	59	(50)	(109)	(185.0)
(−) Provision for outstanding claims	‡	(18)	(203)	(185)	—
(−) Provision for underwriting reserve	ˆ	42	(188)	(231)	(541.6)
(−) Provision for catastrophe reserve	‰	(140)	15	155	—
(+) Other	Š	60	41	(19)	(31.5)
Underwriting profit/losses	(11)	234	368	133	56.7
Ratios
Net loss ratio	(12)	66.1%	67.5%	1.4%
Net expense ratio	(13)	33.0%	33.3%	0.3%
Combined ratio	(14)	99.1%	100.8%	1.7%
Incurred loss ‚+‡	(15)	3,850	3,540	(309)	(8.0)

(Supplement: compulsory automobile liability excluded)
Net premiums written	(16)	5,595	5,408	(186)	(3.3)
Ratios
Net loss ratio	(17)	62.5%	62.5%	0.0%
Net expense ratio	(18)	34.7%	34.5%	(0.2)%
Combined ratio	(19)	97.2%	97.0%	(0.2)%

(Note)

1.	Net loss ration = (Net claims paid + Loss adjustment expenses) / Net premiums written × 100

2.	Net expense ratio = (Commission and collection expenses + Operating expenses and general and administrative expenses regarding underwriting) / Net premiums written × 100

3.	Combined ratio = Net loss ratio + Net expense ratio

(2)	Premiums

					Direct Premiums Written (Excluding
	Net Premiums Written				Deposit Premiums from Policyholders)
	Six Months Ended		Six Months Ended		Six Months Ended		Six Months Ended
Period	September 30, 2008		September 30, 2009		September 30, 2008		September 30, 2009
		Increase		Increase		Increase		Increase
Line of business	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	(Yen in hundred millions)

Fire	873	(1.2)%	876	0.3%	1,071	(1.2)%	1,087	1.5%
Marine	354	(3.7)	266	(24.8)	439	(0.3)	344	(21.7)
Personal accident	679	(0.8)	674	(0.7)	702	(1.2)	697	(0.7)
Voluntary automobile	2,728	(1.8)	2,663	(2.4)	2,728	(1.9)	2,668	(2.2)
Compulsory automobile liability	829	(14.6)	674	(18.7)	759	(15.3)	643	(15.3)
Other	958	(1.8)	926	(3.4)	980	(2.8)	976	(0.3)

Total	6,424	(3.6)	6,082	(5.3)	6,681	(3.5)	6,418	(3.9)

(3)	Net Claims Paid

	Six Months Ended
Period	September 30, 2008			Six Months Ended September 30, 2009
		Increase	Net Loss		Increase	Net Loss	Difference
Line of business	Amount	Ratio (%)	Ratio (%)	Amount	Ratio (%)	Ratio (%)	(%)
	(Yen in hundred millions)

Fire	337	(11.6)%	41.0%	324	(3.9)%	39.2	(1.8)%
Marine	150	(16.2)	45.4	144	(4.3)	57.4	12.0
Personal accident	338	6.6	56.9	346	2.4	57.6	0.7
Voluntary automobile	1,711	(0.4)	70.6	1,695	(0.9)	71.4	0.8
Compulsory automobile liability	695	3.1	90.3	670	(3.5)	107.5	17.2
Other	635	16.2	69.6	563	(11.4)	64.1	(5.5)

Total	3,868	1.3	66.1	3,744	(3.2)	67.5	1.4

(Note) Net loss ratio is calculated by adding loss adjustment expenses to net claims paid.

(Supplement) Status of Natural Disasters

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	Total			Total
	Incurred	Net Claims	Outstanding	Incurred	Net Claims	Outstanding
	Loss	Paid	Claims	Loss	Paid	Claims
	(Yen in hundred millions)

Fire	26	6	19	21	12	9
Voluntary automobile	24	16	7	10	10	0
Other	5	0	4	3	1	1

Total	55	24	31	35	24	11

(Note) Above figures relate to natural disasters that occurred during the respective periods. Net claims paid, including those for natural disasters that occurred prior to the periods are, ¥39 hundred million (Fire: ¥16 hundred million, Automobile: ¥17 hundred million, Other: ¥5 hundred million) for the six months ended September 30, 2008, and ¥28 hundred million (Fire: ¥14 hundred million, Automobile: ¥10 hundred million, Other: ¥3 hundred million) for the six months ended September 30, 2009.

(4)	Operating Expenses

		Six Months
		Ended	Six Months Ended September 30, 2009
		September 30,			Increase
		2008		Increase	(Decrease)
<Operating Expenses>		Amount	Amount	(Decrease)	Ratio (%)
		(Yen in hundred millions)

Personnel expenses		770	773	2	0.3%
Non-personnel expenses	‚	646	565	(81)	(12.6)
Tax,	ƒ	74	68	(6)	(8.7)

Total	„	1,492	1,406	(85)	(5.7)

(Note) Total company expenses = Loss adjustment expenses + Operating expenses and general and administrative expenses

		Six Months
		Ended	Six Months Ended September 30, 2009
		September 30,			Increase
		2008		Increase	(Decrease)
<Operating Expenses Related to Underwriting>		Amount	Amount	(Decrease)	Ratio (%)
		(Yen in hundred millions)

Operating expenses and general and administrative expenses	…	1,049	990	(59)	(5.6)%
Commission and collection expenses	†	1,068	1,037	(31)	(3.0)

Total	‡	2,118	2,027	(90)	(4.3)

Net expense ratio	ˆ	33.0%	33.3%	0.3%

(5)	Outstanding Claims

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Balance	Increase	Balance	Increase
	(Yen in hundred millions)

Fire	516	33	459	(8)
Marine	295	2	277	(11)
Personal accident	486	16	532	15
Voluntary automobile	2,764	19	2,557	(31)
Compulsory automobile liability	484	(13)	481	(10)
Other	1,336	(76)	1,084	(155)

Total	5,883	(18)	5,391	(203)

(6)	Catastrophe Reserve

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
		Ratio to			Ratio to
		Net Premiums			Net Premiums
	Balance	Written (%)	Balance	Increase	Written (%)
	(Yen in hundred millions)

Fire	1,930	112.6%	2,087	78	121.5%
Marine	591	83.3	612	10	114.9
Personal accident	853	62.8	809	(1)	60.0
Voluntary automobile	191	3.5	85	(88)	1.6
Other	1,216	63.4	1,238	16	66.8

Total	4,782	42.9	4,833	15	44.8

(Note) (Note) Ratio to net premiums written shows the ratio of balance to net premiums written (excluding premiums for earthquake insurance, compulsory automobile liability insurance and good result return of “ModoRich”). Ratio to net premiums written at the interim period is calculated by doubling net premiums paid.

2.	Status of Investment and Other Ordinary Profit/losses

		Six Months	Six Months
		Ended	Ended
		September 30,	September 30,		Increase
		2008	2009	Change	Ratio (%)
		(Yen in hundred millions)

(+) Interest and dividends received		729	639	(90)	(12.4)%
(−) Transfer of investment income on deposit premiums	‚	256	277	21	8.2
Net interest and dividends received	ƒ	473	361	(111)	(23.6)
(+) Gains/losses on sale of securities	„	101	1	(99)	(98.4)
(−) Gains/losses on devaluation of securities	…	424	80	(343)	(81.0)
(+) Gains/losses on devaluation of securities	†	97	191	94	97.7
(+) Other	‡	(118)	(126)	(8)	—

Total status of investment and other ordinary profit/losses	ˆ	128	347	219	170.1

3.	Ordinary Profit, Extraordinary Profit/losses, Interim Net Profit

		Six Months	Six Months
		Ended	Ended
		September 30,	September 30,		Increase
		2008	2009	Change	Ratio (%)
		(Yen in hundred millions)

(+) Ordinary profit		352	709	357	101.3%
(+) Extraordinary profit/losses	‚	261	9	(252)	(96.5)
(profit/losses concerning reserve for price fluctuation)	ƒ	273	14	(259)	(94.6)
Interim net profit before income taxes	„	613	718	105	17.1
(−) Income taxes	…	105	228	123	117.7
Interim net profit	†	508	490	(18)	(3.6)

[ Summary of Business Results for Primary Consolidated Subsidiaries ]

(Reference: Mitsui Sumitomo Insurance Co., Ltd., non-consolidated)

Non-consolidated Quarterly Balance Sheets

		As of March 31, 2009
		(Summarized
		Balance Sheet
	As of	for the Previous
Items	September 30, 2009	Business Year)
	(Yen in millions)

ASSETS
Cash deposits and savings	191,731	243,868
Call loans	38,800	31,900
Securities bought under resale agreements	39,990	—
Monetary claims bought	103,972	122,658
Money trusts	14,666	14,421
Investments in securities	4,314,322	4,095,321
Loans	732,154	754,645
Tangible fixed assets	242,550	247,624
Intangible fixed assets	5,481	3,535
Other assets	323,734	330,293
Deferred tax assets	25,490	133,081
Customers’ liabilities under acceptances and guarantees	5,043	5,527
Bad debts reserve	(7,765)	(5,531)

Total assets	6,030,172	5,977,347

LIABILITIES
Underwriting funds	4,438,290	4,508,974
Outstanding claims	539,145	559,493
Underwriting reserves	3,899,145	3,949,481
Bonds	164,964	164,960
Other liabilities	174,947	261,397
Income tax payable	28,701	23,278
Lease obligations	940	1,232
Other liabilities	145,306	236,886
Reserve for pension and retirement benefits	84,300	79,553
Reserve for pension and retirement benefits for officers and operating officers	2,184	2,311
Accrued bonuses for employees	8,083	10,317
Reserve under special law	1,395	2,871
Reserve for price fluctuation	1,395	2,871
Liabilities under acceptances and guarantees	5,043	5,527

Total liabilities	4,879,209	5,035,915

Net assets
Common stock	139,595	139,595
Capital surplus	93,107	93,107
Retained earnings	450,840	414,809
Total shareholders’ equity	683,543	647,512
Unrealized gains on investments, net of tax	462,814	284,248
Deferred hedge gains or losses	4,604	9,671
Total valuation and translation adjustment	467,418	293,919
Total net assets	1,150,962	941,431

Total liabilities and net assets	6,030,172	5,977,347

(Reference: Mitsui Sumitomo Insurance Co., Ltd., non-consolidated)

Non-consolidated Statements of Income

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
Items	Amount	Amount
	(Yen in millions)

Ordinary income:	876,263	841,812
Underwriting income:	799,935	776,768
Net premiums written	640,062	607,189
Deposit premiums from policyholders	94,411	71,059
Investment income on deposit premiums from policyholders	25,648	27,761
Reversal of outstanding claims	1,808	20,347
Reversal of underwriting reserves	37,960	50,336
Investment income:	73,302	63,077
Interest and dividends received	72,990	63,939
Investment gains on money trusts	23	499
Gains on sale of securities	13,391	5,418
Transfer of investment income on deposit premiums	(25,648)	(27,761)
from policyholders
Other ordinary income	3,025	1,967

Ordinary expenses:	841,009	770,841
Underwriting expenses:	672,606	641,540
Net claims paid	386,839	374,417
Loss adjustment expenses	37,906	36,111
Commission and collection expenses	106,869	103,708
Maturity refunds to policyholders	140,548	126,105
Investment expenses:	55,266	20,746
Investment losses on money trusts	1,504	43
Losses on sale of securities	3,284	5,253
Losses on devaluation of securities	42,470	8,073
Operating expenses and general and administrative expenses	111,325	104,569
Other ordinary expenses:	1,811	3,985
Interest paid	721	1,188

Ordinary profit	35,253	70,971

Extraordinary income:	28,348	1,850
Extraordinary losses:	2,216	931

Income before income taxes	61,386	71,890
Income taxes — current	7,361	27,233
Refund of income taxes for prior periods	(7,307)	(13,947)
Income taxes — deferred	10,446	9,573
Total income taxes	—	22,859

Net income	50,885	49,031

(Reference: Mitsui Sumitomo Insurance Co., Ltd., non-consolidated)

Status of Income/losses on the Current Quarter (Interim Period)

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009	Increase/
Category	to September 30, 2008)	to September 30, 2009)	Decrease	% Change
	(Yen in millions)

Direct premiums written including deposit premiums from policyholders	760,186	711,849	(48,337)	(6.4)%
Direct premiums written	665,775	640,790	(24,985)	(3.8)

Ordinary income and losses
Underwriting income	799,935	776,768	(23,167)	(2.9)
Net premiums written	640,062	607,189	(32,872)	(5.1)
Deposit premiums from policyholders	94,411	71,059	(23,352)	(24.7)
Underwriting expenses	672,606	641,540	(31,066)	(4.6)
Net claims paid	386,839	374,417	(12,421)	(3.2)
Loss adjustment expenses	37,906	36,111	(1,794)	(4.7)
Commissions and collection expenses	106,869	103,708	(3,161)	(3.0)
Maturity refunds to policyholders	140,548	126,105	(14,443)	(10.3)

Investment income	73,302	63,077	(10,225)	(14.0)
Interest and dividends received	72,990	63,939	(9,051)	(12.4)
Gains on sales of securities	13,391	5,418	(7,973)	(59.5)
Investment expenses	55,266	20,746	(34,520)	(62.5)
Losses on sales of securities	3,284	5,253	1,969	60.0
Losses on devaluation of securities	42,470	8,073	(34,397)	(81.0)

Operating expenses and general and administrative expenses	111,325	104,569	(6,755)	(6.1)
Operating and general and administrative expenses associated with underwriting	104,956	99,044	(5,912)	(5.6)

Other ordinary income or losses	1,213	(2,018)	(3,232)	(266.2)

Ordinary profit	35,253	70,971	35,717	101.3
Underwriting profit	23,498	36,814	13,315	56.7

Extraordinary income and losses
Extraordinary income	28,348	1,850	(26,497)	(93.5)
Extraordinary losses	2,216	931	(1,284)	(58.0)

Extraordinary income or losses	26,132	919	(25,212)	(96.5)

Interim net income before tax	61,386	71,890	10,504	17.1
Income taxes — current	7,361	27,233	19,872	269.9
Refund of income taxes for prior periods	(7,307)	(13,947)	(6,640)	—
Income taxes — deferred	10,446	9,573	(873)	(8.4)
Total income taxes	—	22,859	—	—
Net income	50,885	49,031	(1,854)	(3.6)

Ratios
Net loss ratio	66.4%	67.6%
Net expense ratio	33.1	33.4

<Excluding the Good Result Return premiums of the automobile insurance “ModoRich”.>
Direct premiums written including deposit premiums from policyholders	762,600	712,924	(49,676)	(6.5)%
Direct premiums written	668,189	641,865	(26,324)	(3.9)
Net premiums written	642,475	608,264	(34,211)	(5.3)
Net loss ratio	66.1%	67.5%
Net expense ratio	33.0	33.3

(Note)

1.	Underwriting profit = Underwriting income − (Underwriting expenses + Operating and general and administrative expenses associated with underwriting) ± Other income and expenses Please note that other income and expenses consists of the corporate tax on compulsory auto liability insurance, etc.

2.	Net Loss ratio = (Net claims paid + Loss adjustment expenses) / Net premiums written × 100

3.	Net expense ratio = (Commissions and collection expenses + Operating and general and administrative expenses associated with underwriting) / Net premiums written × 100

(Reference: Mitsui Sumitomo Insurance Co., Ltd., non-consolidated)

Premiums and Claims Paid by Line

Original Net Premiums (Excluding Deposit Premiums from Policyholders)

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			(From April 1, 2009 to September 30, 2009)
			% Change			% Change
Lines of Insurance	Amount	% of Total	Y/Y	Amount	% of Total	Y/Y
	(Yen in millions)			(Yen in millions)

Fire	107,138	16.1	(1.2)	108,783	17.0	1.5
Marine	43,944	6.6	(0.3)	34,407	5.4	(21.7)
Personal accident	70,273	10.6	(1.2)	69,758	10.9	(0.7)
Voluntary automobile	270,445	40.6	(3.5)	265,812	41.5	(1.7)
Compulsory automobile liability	75,973	11.4	(15.3)	64,329	10.0	(15.3)
Others	98,000	14.7	(2.8)	97,697	15.2	(0.3)

Total	665,775	100.0	(4.1)	640,790	100.0	(3.8)
Deposit premiums from policyholders	94,411		(6.9)	71,059		(24.7)

<Excluding the Good Result Return premiums of the automobile insurance “ModoRich”.>
Voluntary automobile	272,859		(1.9)	266,887		(2.2)
Total	668,189		(3.5)	641,865		(3.9)

Net Premiums Written

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			(From April 1, 2009 to September 30, 2009)
			% Change			% Change
Lines of Insurance	Amount	% of Total	Y/Y	Amount	% of Total	Y/Y
	(Yen in millions)			(Yen in millions)

Fire	87,380	13.7	(1.2)	87,683	14.4	0.3
Marine	35,492	5.5	(3.7)	26,674	4.4	(24.8)
Personal accident	67,931	10.6	(0.8)	67,483	11.1	(0.7)
Voluntary automobile	270,399	42.2	(3.4)	265,258	43.7	(1.9)
Compulsory automobile liability	82,959	13.0	(14.6)	67,442	11.1	(18.7)
Others	95,898	15.0	(1.8)	92,647	15.3	(3.4)

Total	640,062	100.0	(4.3)	607,189	100.0	(5.1)

<Excluding the Good Result Return premiums of the automobile insurance “ModoRich”.>
Voluntary automobile	272,813		(1.8)	266,333		(2.4)
Total	642,475		(3.6)	608,264		(5.3)

Net Claims Paid

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			(From April 1, 2009 to September 30, 2009)
		% Change	Net Loss		% Change	Net Loss
Lines of Insurance	Amount	Y/Y	Ratio (%)	Amount	Y/Y	Ratio (%)
	(Yen in millions)			(Yen in millions)

Fire	33,721	(11.6)	41.0	32,419	(3.9)	39.2
Marine	15,062	(16.2)	45.4	14,416	(4.3)	57.4
Personal accident	33,850	6.6	56.9	34,649	2.4	57.6
Voluntary automobile	171,158	(0.4)	71.2	169,539	(0.9)	71.6
Compulsory automobile liability	69,504	3.1	90.3	67,070	(3.5)	107.5
Others	63,541	16.2	69.6	56,321	(11.4)	64.1

Total	386,839	1.3	66.4	374,417	(3.2)	67.6

<Excluding the Good Result Return premiums of the automobile insurance “ModoRich”.>
Voluntary automobile	171,158	(0.4)	70.6	169,539	(0.9)	71.4
Total	386,839	1.3	66.1	374,417	(3.2)	67.5

(Note) The net loss ratio is calculated by adding the loss adjustment expenses to net claims paid.

(Reference: Mitsui Sumitomo Insurance Co., Ltd., non-consolidated)

Solvency Margin Ratio

Domestic insurance companies calculate solvency margin ratio based on Ministry of Finance Notification No. 50, dated 1996 and on Articles 86 and 87 of the Ordinance for Enforcement of the Insurance Business Law.

Insurance companies provide for reserves to cover payment of insurance claims for covered risks. However, it is essential to maintain sufficient capacity to enable payment even when risks exceeding those normally foreseen occur, such as the occurrence of a major disaster or a large decline in the price of assets held by the insurance company.

It is the solvency margin ratio ((C) in the table below) that serves as an indicator of the capacity to pay the “Total amount of risk” ((B) in the table below), which expresses risks exceeding those normally foreseen, with capital, reserves, and other funds held by the insurance company (namely, the total amount for the solvency margin ((A) in the table below). This ratio is calculated based on the Insurance Business Law and other related laws.

The solvency margin ratio is one objective measure used by administrative authorities in monitoring insurance companies. The company is deemed to have sufficient capacity to pay insurance claims and other expenses if the ratio is 200% or higher.

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

(A) Total solvency margin	2,169,326	1,857,520
Shareholders’ equity	678,043	634,512
Reserves for price fluctuations	1,395	2,871
Contingency reserves	1,500	1,292
Catastrophe reserves	566,197	562,522
General bad debt reserves	1,161	1,350
Difference on valuation of other securities (before adjustment for tax credits)	651,851	400,349
Latent gains (losses) on land	72,960	83,820
Reversal of excess reserves	—	—
Debt financing, etc.	—	—
Other deductions	30,583	31,083
Other	226,799	201,886
(B) Total amount of risk	543,003	536,176
General insurance risk (R1)	76,774	77,100
Third sector insurance risk (R2)	20	12
Assumed interest rate risk (R3)	6,603	6,625
Asset investment risk (R4)	293,947	281,114
Business management risk (R5)	11,963	11,826
Major disaster risk (R6)	220,831	226,455
(C) Solvency margin ratio [(A)/{(B)×1/2}]×100	799.0%	692.8%

(Reference: Mitsui Direct General Insurance Co., Ltd., non-consolidated)

Non-consolidated Interim Balance Sheets

		As of March 31, 2009
		(Summarized
		Balance Sheet
	As of	for the Previous
Items	September 30, 2009	Business Year)
	(Yen in millions)

ASSETS
Cash deposits and savings	2,607	3,328
Call loans	—	—
Monetary claims bought	—	—
Money trusts	—	—
Investments in securities	28,264	25,866
Loans	—	—
Tangible fixed assets	184	216
Intangible fixed assets	2,222	2,679
Other assets	4,089	4,740
Deferred tax assets	—	—
Customers’ liabilities under acceptances and guarantees	—	—
Bad debts reserve	(0)	(1)

Total assets	37,366	36,829

LIABILITIES
Underwriting funds	31,443	29,798
Outstanding claims	13,282	11,542
Underwriting reserves	18,161	18,255
Short-term bonds	—	—
Bonds	—	—
Other liabilities	757	1,276
Income tax payable	90	102
Lease obligations	—	—
Other liabilities	667	1,173
Reserve for pension and retirement benefits	—	—
Reserve for pension and retirement benefits for officers and operating officers	—	—
Accrued bonuses for employees	154	216
Reserve under special law	10	8
Reserve for price fluctuation	10	8
Deferred tax liabilities	78	36
Liabilities under acceptances and guarantees	—	—
Total liabilities	32,444	31,336

Net assets
Common stock	30,000	30,000
Capital surplus	—	—
Retained earnings	(25,215)	(24,571)
Treasury stock	—	—
Total shareholders’ equity	4,784	5,428
Unrealized gains on investments, net of tax	138	64
Deferred hedge losses (gains)	—	—
Total valuation and translation adjustment	138	64
Total net assets	4,922	5,493

Total liabilities and net assets	37,366	36,829

(Reference: Mitsui Direct General Insurance Co., Ltd., non-consolidated)

Non-consolidated Statements of Income

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
Items	Amount	Amount
	(Yen in millions)

Ordinary income:	14,320	15,951
Underwriting income:	14,230	15,852
Net premiums written	14,080	15,751
Deposit premiums from policyholders	—	—
Investment income on deposit premiums from policyholders	7	6
Reversal of underwriting reserves	141	94
Investment income:	89	97
Interest and dividends received	94	102
Investment gains on money trusts	—	—
Gains on sale of securities	2	0
Transfer of investment income on deposit premiums from policyholders	(7)	(6)
Other ordinary income	1	1

Ordinary expenses:	14,942	16,582
Underwriting expenses:	11,045	12,614
Net claims paid	7,992	9,694
Loss adjustment expenses	1,023	1,044
Commission and collection expenses	130	135
Maturity refunds to policyholders	—	—
Provision for outstanding claims	1,899	1,739
Provision for underwriting reserves	—	—
Investment expenses:	—	—
Investment losses on money trusts	—	—
Losses on sale of securities	—	—
Losses on devaluation of securities	—	—
Operating expenses and general and administrative expenses	3,882	3,967
Other ordinary expenses:	14	0
Interest paid	—	—

Ordinary losses	621	630

Extraordinary income:	—	0
Extraordinary losses:	3	7

Losses before income taxes	624	637
Income taxes — current	6	6
Income taxes — deferred	—	—
Total income taxes	—	6

Net losses	631	644

(Reference: Mitsui Direct General Insurance Co., Ltd., non-consolidated)

Status of Income/losses on the Current Quarter (Interim Period)

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009	Increase/
Category	to September 30, 2008)	to September 30, 2009)	Decrease	% Change
	(Yen in millions)

Direct premiums written including deposit premiums from policyholders	14,001	15,672	1,670	11.9%
Direct premiums written	14,001	15,672	1,670	11.9

Ordinary income and loss
Underwriting income	14,230	15,852	1,622	11.4
Net premiums written	14,080	15,751	1,670	11.9
Deposit premiums from policyholders	—	—	—	—
Underwriting expenses	11,045	12,614	1,568	14.2
Net claims paid	7,992	9,694	1,702	21.3
Loss adjustment expenses	1,023	1,044	20	2.0
Commissions and collection expenses	130	135	5	4.3
Maturity refunds to policyholders	—	—	—	—

Investment income	89	97	7	8.5
Interest and dividends received	94	102	8	8.5
Gains on sales of securities	2	0	(1)	(66.5)
Investment expenses	—	—	—	—
Losses on sales of securities	—	—	—	—
Losses on devaluation of securities	—	—	—	—

Operating expenses and general and administrative expenses	3,882	3,967	85	2.2
Operating and general and administrative expenses associated with underwriting	3,877	3,963	86	2.2

Other ordinary income	(13)	1	14	—

Ordinary profit	(621)	(630)	(8)	—
Underwriting profit	(692)	(725)	(33)	—

Extraordinary income and losses
Extraordinary income	—	0	0	—
Extraordinary losses	3	7	4	152.8

Extraordinary income or losses	(3)	(7)	(4)	—

Interim net income before tax or interim net losses before tax	(624)	(637)	(12)	—
Income taxes — current	6	6	0	0.3
Income taxes — deferred	—	—	—	—
Total income taxes	—	6	—	—
Net income or losses	(631)	(644)	(12)	—

Ratios
Net loss ratio	64.0%	68.2%
Net expense ratio	28.5	26.0

(Note)

1.	Underwriting profit = Underwriting income − (Underwriting expenses + Operating and general and administrative expenses associated with underwriting) ± Other income and expenses Please note that other income and expenses consists of the corporate tax on compulsory auto liability insurance, etc.

2.	Net loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

3.	Net expense ratio = (Commissions and collection expenses + Operating and general and administrative expenses associated with underwriting)/Net premiums written × 100

(Reference: Mitsui Direct General Insurance Co., Ltd., non-consolidated)

Premiums and Claims by Line

Direct Premiums Written (Excluding Deposit Premiums from Policyholders)

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			(From April 1, 2009 to September 30, 2009)
			% Change			% Change
Lines of Insurance	Amount	% of Total	Y/Y	Amount	% of Total	Y/Y
	(Yen in millions)			(Yen in millions)

Fire	—	—	—	—	—	—
Marine	—	—	—	—	—	—
Personal accident	36	0.3	227.1	61	0.4	68.7
Voluntary automobile	13,965	99.7	11.0	15,610	99.6	11.8
Compulsory automobile liability	—	—	—	—	—	—
Others	—	—	—	—	—	—

Total	14,001	100.0	11.2	15,672	100.0	11.9

Deposit premiums from policyholders	—		—	—		—

Net Premiums Written

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			(From April 1, 2009 to September 30, 2009)
			% Change			% Change
Lines of Insurance	Amount	% of Total	Y/Y	Amount	% of Total	Y/Y
	(Yen in millions)			(Yen in millions)

Fire	—	—	—	—	—	—
Marine	—	—	—	—	—	—
Personal accident	36	0.2	227.1	61	0.4	68.7
Voluntary automobile	13,921	98.9	10.9	15,560	98.8	11.8
Compulsory automobile liability	122	0.9	8.1	129	0.8	5.4
Others	—	—	—	—	—	—

Total	14,080	100.0	11.1	15,751	100.0	11.9

Net Claims Paid

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)			From April 1, 2009 to September 30, 2009)
		% Change	Net Loss		% Change	Net Loss
Lines of Insurance	Amount	Y/Y	Ratio (%)	Amount	Y/Y	Ratio (%)
	(Yen in millions)			(Yen in millions)

Fire	—	—	—	—	—	—
Marine	—	—	—	—	—	—
Personal accident	13	48.0	46.1	20	52.8	47.3
Voluntary automobile	7,890	19.1	64.0	9,567	21.3	68.1
Compulsory automobile liability	87	16.9	71.6	106	20.8	82.0
Others	—	—	—	—	—	—

Total	7,992	19.2	64.0	9,694	21.3	68.2

(Note) The net loss ratio is calculated by adding the loss adjustment expenses to net claims paid.

(Reference: Mitsui Direct General Insurance Co., Ltd., non-consolidated)

Solvency Margin Ratio

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

(A) Total solvency margin	5,494	6,473
Shareholders’ equity	4,784	5,428
Reserves for price fluctuations	10	8
Contingency reserves	0	0
Catastrophic loss reserves	505	944
General bad debt reserves	0	0
Difference on valuation of other securities (before adjustment for tax credits)	194	91
Latent losses (gains) on land	—	—
Reversal of excess reserves	—	—
Debt financing, etc.	—	—
Other deductions	—	—
Other	—	—
(B) Total amount of risk	2,773	2,771
General insurance risk (R1)	2,380	2,380
Third sector insurance risk (R2)	—	—
Assumed interest rate risk (R3)	0	1
Asset investment risk (R4)	174	162
Business management risk (R5)	85	85
Major disaster risk (R6)	300	300
(C) Solvency margin ratio [(A)/{(B)×1/2}]×100	396.3%	467.0%

(Reference: Mitsui Sumitomo Kirameki Life Insurance Company, Limited, non-consolidated)

Non-consolidated Quarterly Balance Sheets

		As of March 31, 2009
		(Summarized
		Balance Sheet
	As of	for the Previous
Items	September 30, 2009	Business Year)
	(Yen in millions)

ASSETS
Cash deposits and savings	10,997	12,771
Investments in securities	1,051,254	1,013,709
Loans	29,046	28,712
Tangible fixed assets	1,205	741
Intangible fixed assets	177	—
Agencies receivable	52	48
Reinsurance receivable	27	122
Other assets	17,098	17,691
Deferred tax assets	159	1,428
Bad debts reserve	(87)	(100)

Total assets	1,109,931	1,075,126

LIABILITIES
Underwriting funds	1,045,273	1,011,036
Outstanding claims	11,593	10,975
Underwriting reserve	1,031,334	998,145
Reserve for dividends to policyholders	2,345	1,915
Agencies payable	1,688	1,794
Reinsurance payable	128	128
Other liabilities	3,034	4,302
Income tax payable	17	349
Lease obligations	513	51
Other liabilities	2,503	3,901
Reserve for pension and retirement benefits	409	341
Reserve for pension and retirement benefits for officers and operating officers	93	98
Reserve under the special law	1,476	1,360
Reserve for price fluctuation	1,476	1,360
Total liabilities	1,052,103	1,019,062

Net assets
Common stock	35,500	35,500
Capital surplus	13,214	13,214
Retained earnings	362	333
Total shareholders’ equity	49,077	49,048
Unrealized gains on investments, net of tax	8,750	7,015
Total valuation and translation adjustments	8,750	7,015
Total net assets	57,827	56,064

Total liabilities and net assets	1,109,931	1,075,126

(Reference: Mitsui Sumitomo Kirameki Life Insurance Company, Limited, non-consolidated)

Non-consolidated Statements of Income

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
Items	Amount	Amount
	(Yen in millions)

Ordinary income:	117,838	119,108
Insurance premiums and other:	108,748	108,660
Insurance premiums	108,467	108,564
Investment income:	8,909	10,171
Interest and dividends received	8,903	9,790
Gains on sale of securities	5	380
Other ordinary income	180	276

Ordinary expenses:	116,559	117,553
Insurance claims and other:	55,646	64,431
Insurance claims	13,312	14,815
Annuity payments	743	1,249
Benefits	2,527	2,738
Surrender benefits	38,304	44,974
Other refunds	454	390
Provision for underwriting reserves and other:	42,149	33,806
Provision for outstanding claims	945	617
Provision for underwriting reserves	41,204	33,189
Provision of interest portion of reserves for dividends to policyholders	0	0
Investment expenses:	46	11
Interest paid	1	5
Losses on sale of securities	44	4
Operating expenses:	17,449	17,944
Other ordinary expenses:	1,266	1,359

Ordinary profit	1,279	1,555

Extraordinary income:	14	8
Extraordinary losses:	111	123

Provision for reserve for dividends to policyholders	1,040	1,271
Income before income taxes	141	169
Income taxes — current	(61)	(147)
Income taxes — deferred	190	287
Total income taxes	—	140

Net income	11	28

(Reference: Mitsui Sumitomo Kirameki Life Insurance Company, Limited, non-consolidated)

Major Business Results for the Current Quarter

Policies In-force and New Policies

(1)	Policies in Force

	As of September 30, 2009		As of March 31, 2009
	Policies	Amount	Policies	Amount
	(Thousand)	(Yen in millions)	(Thousand)	(Yen in millions)

Individual insurance	1,069	8,916,539	1,010	8,715,563
Individual annuities	66	315,566	65	315,285
Group insurance	—	2,669,021	—	2,591,340
Group annuities	—	—	—	—

(Note) The amount for individual annuities consists of the sum of the pension funds available when pension payments commence and discretionary reserves on policies after pension payments have commenced.

(2)	New Policies

	Six Months Ended September 30, 2008				Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)				(From April 1, 2009 to September 30, 2009)
				Net Increase				Net Increase
			New	Due to			New	Due to
	Policies	Amount	Policies	Conversion	Policies	Amount	Policies	Conversion
	(Thousand)	(Yen in	(Yen in	(Yen in	(Thousand)	(Yen in	(Yen in	(Yen in
		millions)	millions)	millions)		millions)	millions)	millions)

Individual insurance	84	822,829	822,829	—	103	790,636	790,636	—
Individual annuities	2	18,163	18,163	—	2	16,576	16,576	—
Group insurance	—	17,973	17,973	—	—	20,103	20,103	—
Group annuities	—	—	—	—	—	—	—	—

(Note) The amount for new individual annuities is the pension funds available when pension payments commence.

Annualized Premiums

(1)	Policies in Force

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

Individual insurance	174,835	175,516
Individual annuities	18,964	18,806
Total	193,799	194,322
Medical care insurance and accelerated death benefits	31,267	28,862

(2)	New Policies

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009
	to September 30, 2008)	to September 30, 2009)
	(Yen in millions)

Individual insurance	13,068	12,907
Individual annuities	933	962
Total	14,002	13,869
Medical care insurance and accelerated death benefits	2,941	3,696

(Note)

1.	Annualized premiums are the amount calculated for each year of premiums by multiplying a single premium payment by the number of premium payments designated (this would be the premium divided by the term of the insurance for policies with lump sum payments).

2.	The row listing “Medical care insurance and accelerated death benefits” includes annualized insurance premiums falling under the following categories: insurance benefits for medical care (hospitalization benefits, surgical benefits, etc.), accelerated death benefits (benefits for designated illnesses, nursing care benefits, etc.), and exemption from payment of premiums (excludes reasons due to disability and includes reasons due to contracting designated illnesses, nursing care, etc.).

(Reference: Mitsui Sumitomo Kirameki Life Insurance Company, Limited, non-consolidated)

Primary Income and Expenditure Items

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009
	to September 30, 2008)	to September 30, 2009)	Increase/Decrease
	(Yen in millions)

Premium income	108,748	108,660	(88)
Investment income	8,909	10,171	1,262
Insurance claims paid	55,646	64,431	8,784
Investment expenses	46	11	(35)

Total Assets

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

Total assets	1,109,931	1,075,126

Solvency Margin Ratio

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

(A) Total solvency margin	119,612	114,070
Shareholders’ equity	48,189	49,048
Reserves for price fluctuations	1,476	1,360
Contingency reserves	9,578	9,219
General bad debt reserves	13	21
Difference on valuation of other securities × 90%	12,334	9,889
Latent gains (losses) on land × 85%	—	—
Excess amount of Zillmerized reserve	46,846	43,409
Brought in capital, etc.	—	—
Debt financing, etc.	—	—
Other deductions	—	—
Other	1,173	1,121
(B) Total amount of risk	11,432	11,025
General insurance risk (R1)	6,461	6,288
Third sector insurance risk (R8)	1,707	1,564
Assumed interest rate risk (R2)	661	656
Asset investment risk (R3)	6,879	6,644
Business management risk (R4)	314	303
Minimum guarantee risk (R7)	—	—
(C) Solvency margin ratio [(A)/{(B)×1/2}]×100	2,092.4%	2,069.1%

(Reference: Mitsui Sumitomo MetLife Insurance Co., Ltd., non-consolidated)

Non-consolidated Quarterly Balance Sheets

		As of March 31, 2009
		(Summarized
		Balance Sheet
	As of	for the Previous
Items	September 30, 2009	Business Year)
	(Yen in millions)

ASSETS
Cash deposits and savings	41,103	43,339
Money trusts	372,161	284,120
Investments in securities	2,460,692	2,087,038
Loans	757	694
Tangible fixed assets	738	882
Intangible fixed assets	197	25
Reinsurance receivable	733	720
Other assets	24,850	29,795
Deferred tax assets	16,809	24,148

Total assets	2,918,044	2,470,766

LIABILITIES
Underwriting funds	2,862,009	2,424,052
Outstanding claims	7,276	6,605
Underwriting reserve	2,854,733	2,417,446
Agencies payable	2,234	4,288
Reinsurance payable	1,260	872
Other liabilities	12,702	14,765
Income tax payable	4	8
Lease obligations	262	222
Other liabilities	12,435	14,534
Reserve under the special law	462	293
Reserve for price fluctuation	462	293
Total liabilities	2,878,669	2,444,271

Net assets Common stock	41,060	41,060
Capital surplus	24,735	24,735
Retained earnings	(26,431)	(39,309)
Total shareholders’ equity	39,363	26,485
Unrealized gains on investments, net of tax	11	9
Total valuation and translation adjustments	11	9
Total net assets	39,375	26,495

Total liabilities and net assets	2,918,044	2,470,766

(Reference: Mitsui Sumitomo MetLife Insurance Co., Ltd., non-consolidated)

Non-consolidated Statements of Income

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
Items	Amount	Amount
	(Yen in millions)

Ordinary income:	324,675	546,912
Insurance premiums and other:	321,394	265,404
Insurance premiums	320,542	261,828
Investment income:	20	278,863
Interest and dividends received	20	13
Investment gains on money trusts	—	30,934
Gains on separate accounts	—	247,678
Other ordinary income	3,260	2,645

Ordinary expenses:	339,832	526,420
Insurance claims and other:	65,613	63,217
Insurance claims	14,525	17,018
Annuity payments	8,191	14,391
Benefits	8,389	3,991
Surrender benefits	24,198	16,735
Other refunds	1,124	898
Provision for underwriting reserves and other:	69,805	437,957
Provision for outstanding claims	1,307	671
Provision for underwriting reserves	68,498	437,286
Investment expenses:	173,224	278
Interest paid	38	32
Investment losses on money trusts	8,316	—
Losses on separate accounts	164,620	—
Operating expenses:	25,780	19,741
Other ordinary expenses:	5,407	5,225
Amortization of deferred assets under Article 113 of Insurance Business Law	4,247	4,247

Ordinary profit (losses)	(15,157)	20,492

Extraordinary income:	—	—
Extraordinary losses:	412	270

Income (losses) before income taxes	(15,569)	20,221
Income taxes — current	3	4
Income taxes — deferred	(5,702)	7,338
Total income taxes	—	7,343

Net income (losses)	(9,870)	12,878

(Reference: Mitsui Sumitomo MetLife Insurance Co., Ltd., non-consolidated)

Major Business Results for the Current Quarter

Policies In-force and New Policies

(1)	Policies in Force

	As of September 30, 2009		As of March 31, 2009
	Policies	Amount	Policies	Amount
	(Thousand)	(Yen in millions)	(Thousand)	(Yen in millions)

Individual insurance	9	110,531	9	108,206
Individual annuities	368	2,808,994	334	2,370,558
Group insurance	—	—	—	—
Group annuities	—	—	—	—

(Note)	The amount for individual annuities consists of the sum of the pension funds available when pension payments commence ( the premium reserves for individual variable annuities, however) and discretionary reserves on policies after pension payments have commenced.

(2)	New Policies

	Six Months Ended September 30, 2008				Six Months Ended September 30, 2009
	(From April 1, 2008 to September 30, 2008)				(From April 1, 2009 to September 30, 2009)
				Net Increase				Net Increase
			New	Due to			New	Due to
	Policies	Amount	Policies	Conversion	Policies	Amount	Policies	Conversion
	(Thousand)	(Yen in	(Yen in	(Yen in	(Thousand)	(Yen in	(Yen in	(Yen in
		millions)	millions)	millions)		millions)	millions)	millions)

Individual insurance	1	14,026	14,026	—	0	525	525	—
Individual annuities	35	293,227	293,227	—	36	240,232	240,232	—
Group insurance	—	—	—	—	—	—	—	—
Group annuities	—	—	—	—	—	—	—	—

(Note)	The amount for new individual annuities is the pension funds available when pension payments commence (the premium reserves at the time of contact for individual variable annuities, however).

Annualized Premiums

(1)	Policies in Force

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

Individual insurance	9,810	9,601
Individual annuities	520,168	526,087
Total	529,978	535,689
Medical care insurance and accelerated death benefits	96	82

(2)	New Policies

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009
	to September 30, 2008)	to September 30, 2009)
	(Yen in millions)

Individual insurance	1,274	43
Individual annuities	172,261	136,838
Total	173,536	136,882
Medical care insurance and accelerated death benefits	1	0

(Note)

1.	Annualized premiums are the amount calculated for each year of premiums by multiplying a single premium payment by the number of premium payments designated (this would be the premium divided by the term of the insurance for policies with lump sum payments).

2.	The row listing “Medical care insurance and accelerated death benefits” includes annualized insurance premiums falling under the following categories: insurance benefits for medical care (hospitalization benefits, surgical benefits, etc.), accelerated death benefits (benefits for designated illnesses, nursing care benefits, etc.), and exemption from payment of premiums (excludes reasons due to disability and includes reasons due to contracting designated illnesses, nursing care, etc.).

(Reference: Mitsui Sumitomo MetLife Insurance Co., Ltd., non-consolidated)

Primary Income and Expenditure Items

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	(From April 1, 2008	(From April 1, 2009
	to September 30, 2008)	to September 30, 2009)	Increase/Decrease
	(Yen in millions)

Premium income	321,394	265,404	(55,990)
Investment income	20	278,863	278,843
Insurance claims paid	65,613	63,217	(2,396)
Investment expenses	173,224	278	(172,946)

Total Assets

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

Total assets	2,918,044	2,470,766
Special account asset balance	2,465,183	2,099,798

(Reference: Mitsui Sumitomo MetLife Insurance Co., Ltd., non-consolidated)

Solvency Margin Ratio

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

(A) Total solvency margin	151,323	116,483
Shareholders’ equity	18,128	1,003
Reserves for price fluctuations	462	293
Contingency reserves	11,068	6,989
General bad debt reserves	—	—
Difference on valuation of other securities × 90% (or 100% if negative)	15	13
Latent gains (losses) on land × 85% (or 100% if negative)	—	—
Excess amount of Zillmerized reserve	120,648	106,183
Debt financing, etc.	1,000	2,000
Other deductions	—	—
Other	—	—
(B) Total amount of risk	32,132	31,926
General insurance risk equivalent (R1)	24	47
Third sector insurance risk equivalent (R8)	20	21
Assumed interest rate risk equivalent (R2)	2,414	2,209
Asset investment risk equivalent (R3)	9,367	9,261
Business management risk equivalent (R4)	937	931
Minimum guarantee risk equivalent (R7)	19,412	19,522
(C) Solvency margin ratio [(A)/{(B)×1/2}]×100	941.8%	729.6%

Supplementary Information

Mitsui Sumitomo Insurance (non-consolidated)

1-(1)  Details of Underwriting Reserves

		As of September 30, 2009
				Reserve for
		Total		Maturity Refunds
		Underwriting	Regular	and Dividends to	Catastrophe
		Reserve	Reserve	Policyholders	Loss Reserve	Reserve II, IV
		(Yen in hundred millions)

Fire	Balance	10,613	5,584	2,938	2,087	3
	Change	3	(0)	(74)	78	0
Marine	Balance	844	231	0	612	—
	Change	(25)	(35)	0	10	—
Personal accident	Balance	18,191	1,014	16,357	809	10
	Change	(168)	47	(215)	(1)	1
Voluntary automobile	Balance	1,796	1,625	85	85	0
	Change	(130)	(31)	(10)	(88)	0
Compulsory automobile liability	Balance	3,201	3,201	0	0	—
	Change	(157)	(157)	—	—	—
Others	Balance	4,343	2,279	824	1,238	1
	Change	(25)	(10)	(31)	16	0
Total	Balance	38,991	13,936	20,205	4,833	15
	Change	(503)	(188)	(332)	15	2
	Long term assets		0	20,098	0	0

(Note)

1.	Reserves for earthquake insurance and compulsory automobile liability insurance are included in regular reserve column.

2.	Long-term assets is the reserve for maturity refunds and dividends to policyholders for savings-type insurance.

1-(2)  Catastrophe Loss Reserve

	As of September 30, 2008				As of September 30, 2009
				Reserve				Reserve
	Reversal	Provision	Balance	Ratio %	Reversal	Provision	Balance	Ratio %
	(Yen in hundred millions)

Fire	—	78	1,930	112.6	—	78	2,087	121.5
Marine	—	13	591	83.3	—	10	612	114.9
Personal accident	12	20	853	62.8	22	20	809	60.0
Voluntary automobile	366	87	191	3.5	173	85	85	1.6
Other	10	48	1,216	63.4	30	46	1,238	66.8

Total	389	249	4,782	42.9	226	241	4,833	44.8

(Note)	“Reserve ratio” shows a ratio of balance to twice of net premiums written (excluding earthquake insurance, compulsory automobile liability insurance, ModoRich funds).

Mitsui Sumitomo Insurance (non-consolidated)

2-(1)  Status of Outstanding Claims

	As of September 30, 2008			As of September 30, 2009
	Balance	Change	IBNR	Balance	Change	IBNR
	(Yen in hundred millions)

Fire	516	33	8	459	(8)	2
Marine	295	2	6	277	(11)	9
Personal accident	486	16	9	532	15	11
Voluntary automobile	2,764	19	56	2,557	(31)	24
Compulsory automobile liability	484	(13)	—	481	(10)	—
Others	1,336	(76)	14	1,084	(155)	(33)

Total	5,883	(18)	95	5,391	(203)	14

2-(2)  Incurred Loss and Earned-Incurred Loss Ratio

	Six Months Ended
	September 30, 2008		Six Months Ended September 30, 2009
	Incurred	Earned-incurred	Incurred		Earned-incurred
	Loss	Loss Ratio %	Loss	Change	Loss Ratio %	Change %
	(Yen in hundred millions)

Fire	391	47.4	334	(56)	38.0	(9.4)
Marine	163	45.1	141	(22)	51.4	6.3
Personal accident	402	64.9	404	1	64.4	(0.5)
Voluntary automobile	1,944	70.8	1,868	(75)	69.3	(1.5)
Others	591	62.5	438	(152)	48.0	(14.5)

Total	3,493	63.5	3,187	(305)	59.1	(4.4)

(Note)	Earned and incurred loss ration is determined as follows:

•	Excludes earthquake insurance, Compulsory Automobile Liability Insurance, and ModoRich funds.

•	Incurred loss = (net paid loss + loss adjustment expense + change in outstanding claims)

•	Earned (elapsed) premiums is adjusted for prepaid premiums, reserves for insurance due.

•	Earned-Incurred Loss Ratio = Incurred Loss/Earned premium

Mitsui Sumitomo Insurance (non-consolidated)

3-(1)  Interest and Dividend Income and Yield

	Six Months Ended	FY2008 (Ended		Six Months Ended
	September 30, 2008	March 31, 2009)		September 30, 2009
	Interest and	Interest and	Income	Interest and
Type of asset	Dividend Income	Dividend Income	Yield (%)	Dividend Income
	(Yen in hundred millions)

Deposits, short-term assets	35	65	2.30	23
Money trusts	5	7	2.19	1
Securities	577	1,080	2.82	500
Bonds	150	296	1.78	147
Stocks	262	466	5.28	164
Foreign securities	162	296	2.49	167
Other securities	2	20	2.23	21
Loans	76	154	1.96	73
Land and Buildings	34	71	3.09	37

Total Investment Assets	730	1,379	2.67	636

(Note)	“Interest and dividend income” includes part of gain/loss on money trust that corresponds to interest/dividend income.

3-(2)  Gain/Loss on Sale of Securities

	Six Months Ended September 30, 2009
	Gain	Loss	Total
	(Yen in hundred millions)

Bonds	6	10	(4)
Stocks	39	27	11
Foreign securities	8	14	(5)
Other securities	—	—	—
Total	54	52	1
Gain/loss on Money trusts
Money trusts	4	0	4

4-(1)  Devaluation of Securities

	As of September 30, 2009
		Securities that
		have Fair Value	Securities
		(When Fair Value is	that have no
	Total	Below Book Value)	Fair Value
	(Yen in hundred millions)

Bonds	—	—	—
Stocks	23	17	6
Foreign securities	53	53	—
Other securities	3	—	3

Total	80	70	10

(Note)	Accounting policy for devaluation of stocks with fair value is to devalue stocks whose fair value is more than 30% below book value.

Mitsui Sumitomo Insurance (non-consolidated)

4-(2)  Self Assessment of Assets

	As of September 30, 2009
		Categorized asset
	Non-categorized	Category II	Category III	Category IV	Categorized
	(Normal)	(Close Watch)	(High Risk)	(Bankrupt)	Asset Total	Total
	(Yen in hundred millions)

Loans	7,058	232	29	1	263	7,321
Securities	42,180	962	—	80	1,043	43,223
Other assets	9,758	42	7	30	80	9,838

Total	58,997	1,237	36	112	1,386	60,384

(Note)

1.	“Total” shows the balance before direct depreciation (including devaluation of securities and fixed assets losses).

2.	The amount of direct depreciation based on self-assessment is 8.2 billion yen.

5-(1)  Investment Assets

	As of		As of
	March 31, 2009		September 30, 2009
	Balance	Percentage	Balance	Percentage
	(Yen in hundred millions)

Deposits, others	4,124	7.5%	3,888	6.9%
Securities	40,953	74.6%	43,143	76.2%
Bonds	16,186	29.5%	16,822	29.7%
Stocks	13,796	25.1%	15,990	28.3%
Foreign securities	10,374	18.9%	9,755	17.2%
Other securities	595	1.1%	574	1.0%
Loans	7,546	13.8%	7,321	12.9%
Land and buildings	2,252	4.1%	2,239	4.0%
Total investment assets	54,876	100.0%	56,592	100.0%

5-(2)  Domestic Bonds by Type

	As of		As of
	March 31, 2009		September 30, 2009
	Balance	Percentage	Balance	Percentage
	(Yen in hundred millions)

Government bonds	3,593	22.2%	4,416	26.3%
Municipal bonds	1,274	7.9%	1,226	7.3%
Corporate bonds	11,318	69.9%	11,180	66.4%
Public sector	3,470	21.4%	3,418	20.3%
Financial institutions	5	0.0%	5	0.0%
Corporations	7,843	48.5%	7,756	46.1%
Total domestic bonds	16,186	100.0%	16,822	100.0%

Mitsui Sumitomo Insurance (non-consolidated)

5-(3)  Stock Holdings by Industry

	As of		As of
	March 31, 2009		September 30, 2009
Industry	Balance	Percentage	Balance	Percentage
	(Yen in hundred millions)

Transportation equipments	3,671	26.6%	4,398	27.5%
Financial business	1,681	12.2%	1,728	10.8%
Trade	1,426	10.3%	1,651	10.3%
Electric appliances	1,195	8.7%	1,570	9.8%
Chemicals	1,258	9.1%	1,533	9.6%
Land freight	797	5.8%	783	4.9%
Machinery	411	3.0%	536	3.4%
Other manufacturing	525	3.8%	532	3.3%
Food	301	2.2%	366	2.3%
Real estate	252	1.8%	348	2.2%
Other	2,274	16.5%	2,540	15.9%
Total	13,796	100.0%	15,990	100.0%

(Note)

1.	Industry types correspond to types on the stock exchange.

2.	“Chemicals” includes pharmaceuticals. “Land freight” includes air freight. “Trade” includes wholesale and retail trade. “Financial business” includes banking, insurance, and other financial institutions.

6-(1) [Intentionally Omitted]

6-(2) [Intentionally Omitted]

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

(Answer to joint questions from the press)

Supplementary Information to Interim Financial Statements as of September 30, 2009

				Change from	Change from
	Six Months Ended	Fiscal Year Ended	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009	March 31, 2009	September 30, 2008
	(Yen in hundred millions)

(1) Net premiums written	6,424	12,393	6,082	—	(342)
Increase ratio (%)	(3.6)%	(5.2)%	(5.3)%	(0.1)%	(1.7)%
(2) Total assets	64,557	59,773	60,301	528	(4,256)
(3) Loss ratio (%)	66.1%	69.5%	67.5%	(2.0)%	1.4%
(4) Expense ratio (%)	33.0%	34.0%	33.3%	(0.7)%	0.3%
(5) Combined ratio (%)	99.1%	103.5%	100.8%	(2.7)%	1.7%
Underwriting balance ratio (%)	0.9%	(3.5)%	(0.8)%	2.7%	(1.7)%
(6) Automobile
— Net premiums written	2,728	5,411	2,663	—	(64)
Increase ratio (%)	(1.8)%	(1.9)%	(2.4)%	(0.5)%	(0.6)%
— Underwriting balance ratio (%)	(4.0)%	(7.2)%	(4.7)%	2.5%	(0.7)%
— Loss ratio (%)	70.6%	73.2%	71.4%	(1.8)%	0.8%
— Expense ratio (%)	33.4%	34.0%	33.3%	(0.7)%	(0.1)%
(7) Fire
— Net premiums written	873	1,761	876	—	3
Increase ratio (%)	(1.2)%	(0.1)%	0.3%	0.4%	1.5%
— Underwriting balance ratio (%)	15.0%	14.5%	20.3%	5.8%	5.3%
— Loss ratio (%)	41.0%	42.6%	39.2%	(3.4)%	(1.8)%
— Expense ratio (%)	44.0%	42.9%	40.5%	(2.4)%	(3.5)%
(8) Number of employees	14,940	15,105	15,318	213	378
(9) Number of agents	43,790	41,519	40,686	(833)	(3,104)

(Note)

1.	Net premiums written and other ratios are calculated excluding Good Result Return premiums of “ModoRich (proprietary auto insurance product which contains a special clause related to premium adjustment and refund at maturity)”.

2.	Loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

3.	Expense ratio = (Commissions and collection expenses + Operating expenses and general and administrative expenses related to underwriting)/Net premiums written × 100

4.	Combined ratio = Loss ratio + Expense ratio

5.	Underwriting balance ratio = 100 − Combined ratio

6.	Items shown with% within “Change from fiscal year ended March 31, 2009” and “Change from Six months ended September 30, 2009” column, shows amount of balance compared to amount of fiscal year ended March 31, 2009, and six months ended September 30, 2008, respectively.

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

<Reference> Consolidated Indices

				Change from	Change from
	Six Months Ended	Fiscal Year Ended	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009	March 31, 2009	September 30, 2008
	(Yen in hundred millions)

(1) Ordinary income	10,412	20,400	10,156	—	(256)
(2) Net premiums written	7,594	14,510	7,115	—	(478)
Increase ratio (%)	(4.5)%	(5.6)%	(6.3)%	(0.7)%	(1.8)%
(3) Life insurance premiums written	694	1,333	629	—	(64)
Increase ratio (%)	(10.1)%	(14.8)%	(9.3)%	5.5%	0.8%
(4) Ordinary profit	(52)	(130)	822	—	875
(5) Interim (current) net income	123	81	568	—	444

(Note)	Ordinary profit and net premiums written are calculated excluding Good Result Return premiums of “ModoRich (proprietary auto insurance product which contains a special clause related to premium adjustment and refund at maturity)”.

(1)	Disclosures on Bad Debts

[Credit Obligations under Risk Management]

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Currently in bankruptcy	3	0	0
Delinquent in payments	12	26	52
Delinquent in payments for 3 months or more	9	8	10
Favorable loan revisions completed	7	8	36

Total	32	42	99
Ratio to balance of loans (%)	0.4%	0.6%	1.4%
Reference: balance of loans	8,073	7,546	7,321

[Results of Self Evaluations]

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

No category	63,550	58,047	58,997
Category II	976	1,696	1,237
Category III	6	17	36
Category IV	456	1,112	112
Total category II-IV	1,439	2,827	1,386

Total	64,990	60,874	60,384

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

(Note)	Total indicates the amount of balance before direct depreciation based on self evaluation (including impairment of securities, etc., and loss due to impairment of fixed assets). Amount of balance before direct depreciation:

Six months ended September 30, 2008	¥432 hundred million
Fiscal year ended March 31, 2009	¥1,101 hundred million
(not including 60 hundred million yen loss due to impairment of fixed assets for the interim period)
Six months ended September 30, 2009	¥82 hundred million

(2)	Loss on Devaluation of Securities Due to Impairment

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Bonds	—	20	—
Stocks	60	357	23
Foreign securities	241	475	53
Other securities	122	242	3

Total	424	1,095	80

Devaluation rules applied

In principle, marketable securities whose fair market value declined by 30% or more of book value are devaluated.

(3)	Status of Securitized Instruments Losses, etc., due to US Subprime Loan Issues

Concerning policies including the subprime loan instruments, claim paid (including outstanding claims) of ¥0.5 billion are recorded in financial guarantee reinsurance.

There is no investment in securitized instruments relating to subprime loan instruments.

Please refer to page 16 of the summary of financial statements for the six months ended September 30, 2009 for the investment conditions of securitized instruments and our exposure to the US subprime loan.

(4)	Impairment of Fixed Assets

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Land	1	2	0
Buildings	5	7	1
Other	—	—	—

Total	6	10	1

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

(5)	Unrealized Profit/losses of Securities

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Bonds	148	223	377
Stocks	10,147	4,913	7,150
Foreign securities	(334)	(583)	(217)
Other	(31)	(25)	36

Total	9,929	4,528	7,347

(Note)

1.	Above figures show amounts for other securities with fair market value.

2.	Other includes monetary claims bought.

(6)	Status of Underwriting Operations of Third-sector Insurance

Total Number for the Six Months
	Ended September 30, 2009		Mitsui Sumitomo
		Changes from the	Insurance Company,
Lines	Number	Previous Six Months	Limited	Subsidiaries (Note 3)
(In hundreds)

Number of policies	734	119	157	577

(Note)

1.	Total and respective number of policies for Mitsui Sumitomo Insurance Company, Limited and its subsidiaries from April to September 2008.

2.	Above numbers show number of policies.

3.	Subsidiaries item show the number for Mitsui Sumitomo Kirameki Life Insurance Company, Limited.

(7)	Impact of Natural Disasters

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Direct claims paid	25	62	24
Net claims paid	24	55	24
Accrued claims	31	5	11

(Note)

1.	Above figures are based on natural disasters that occurred during respective fiscal year. Net claims paid including claims for natural disasters that occurred during the last fiscal year are ¥61 hundred million for the Six months ended September 30, 2008, ¥116 hundred million for the Fiscal year ended March 31, 2009, and ¥39 hundred million for the Six months ended September 30, 2009.

2.	Accrued claims = Excess amount of outstanding claims over estimated recoveries

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

(8)	Balance, Ratio to Balance and Amount of Provision for Catastrophe Reserve

	Six Months Ended			Fiscal Year Ended				Six Months Ended
	September 30, 2008			March 31, 2009				September 30, 2009
		Ratio to			Ratio to			Ratio to
Lines	Balance	Balance (%)	Provision	Balance	Balance (%)	Provision	Balance	Balance (%)	Provision
	(Yen in hundred millions)

Fire	1,930	112.6%	78	2,009	116.3%	157	2,087	121.5%	78
Marine	591	83.3%	13	602	93.9%	25	612	114.9%	10
Personal accident	853	62.8%	20	811	62.9%	39	809	60.0%	20
Voluntary Auto	191	3.5%	87	173	3.2%	173	85	1.6%	85
Other	1,216	63.4%	48	1,222	67.7%	92	1,238	66.8%	46
Total	4,782	42.9%	249	4,818	44.3%	486	4,833	44.8%	241

(Note)

1.	Ratio to balance = Balance of catastrophe reserve/net premiums written (excluding premiums for earthquake insurance for household customers, compulsory auto liability insurance and Good Result Return of “ModoRich”) × 100 Ratio to balance for the interim period is calculated by doubling the net premiums written.

2.	Provision = Gross provision

(9)	Status of Reinsurance Underwriting

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Net Reinsurance	Net Reinsurance	Net Reinsurance	Net Reinsurance
Lines	Premiums Assumed	Claims Paid	Premiums Assumed	Claims Paid
	(Yen in hundred millions)

Fire	120	51	117	32
Marine	73	45	50	32
Personal accident	8	6	9	6
Voluntary auto	16	7	11	5
Compulsory auto liability	586	695	468	670
Other	99	16	88	73
Total	905	822	746	821

(10)	Status of Ceded Reinsurance

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Net Reinsurance	Net Reinsurance	Net Reinsurance	Net Reinsurance
Lines	Premiums Ceded	Recoveries	Premiums Ceded	Recoveries
	(Yen in hundred millions)

Fire	317	76	328	23
Marine	158	59	128	71
Personal accident	32	18	32	20
Voluntary auto	17	6	17	8
Compulsory auto liability	516	644	437	627
Other	120	39	138	67
Total	1,162	845	1,082	819

Mitsui Sumitomo Insurance Company, Limited, non-consolidated

(11)	Actual Payout of Claims and Premiums Refund

	Six Months Ended	Fiscal Year Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in hundred millions)

Failure to properly pay claims of extraordinary expenses coverage	6	18	3
Inappropriately denied claims under third sector policies	—	—	0
Total	6	18	4
Propriety review on fire insurance solicitation	1,945	2,399	341

APPENDIX E

UNAUDITED REVERSE RECONCILIATION OF
SELECTED FINANCIAL INFORMATION OF
Mitsui Sumitomo Insurance Group Holdings, Inc.

MSIG publicly announced in Japan its unaudited consolidated financial statements as of and for the three months ended June 30, 2009 prepared in accordance with Japanese GAAP on August 10, 2009. Such unaudited consolidated financial statements are set forth in Appendix D to this prospectus. The basis of MSIG’s audited consolidated financial statements included in this prospectus, which are presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. Presented below, as supplemental information, is a reverse reconciliation from U.S. GAAP to Japanese GAAP of MSIG’s net income for the year ended March 31, 2009 and shareholders’ equity as of March 31, 2009.

	Net Income (Loss)	Shareholders’
	For the Year Ended	Equity as of
	March 31, 2009	March 31, 2009
	(Yen in millions)

Amounts reported in the consolidated financial statements under U.S. GAAP	¥(70,240)	¥1,676,684
Adjustments:
(a) Catastrophic loss reserve	9,813	(483,142)
(b) Other underwriting reserves	6,761	(179,423)
(c) Reserve for price fluctuation	25,722	(4,240)
(d) Policy acquisition costs	29,337	(311,256)
(e) Revaluation of investments in securities and related investment income	52,040	(34,859)
(f) Derivative transactions	7,038	592
(g) Retirement and severance benefits	(3,322)	44,124
(h) Gains from equity method investments	(12,902)	(32,900)
(i) Other	(22,155)	(23,631)

Total Japanese GAAP adjustments	92,332	(1,024,735)
(j) Income tax effect of Japanese GAAP adjustments	(13,900)	371,073

Effect of Japanese GAAP adjustments	78,432	(653,662)

Amounts determined in conformity with Japanese GAAP	¥8,192	¥1,023,022

The significant differences between U.S. GAAP and Japanese GAAP that would apply to the Company are as follows:

(a)  Catastrophic loss reserve

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company is required to establish catastrophic loss reserve for the payment of extraordinary losses arising out of natural catastrophes. The Company is required to retain a part of net premiums written which are funded as catastrophic loss reserve in underwriting reserves liability, by lines of insurance and the Company is permitted to release its catastrophic loss reserve when the payment of losses exceed a certain percentage (for example, 50% for fire and allied lines) of net premium written for the fiscal year.

Under U.S. GAAP, the catastrophic loss reserve recorded and included in underwriting reserves under Japanese GAAP is reversed.

(b)  Underwriting Reserves (other than catastrophic loss reserve)

Property and Casualty Insurance Operations

Under U.S. GAAP, property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Also, under U.S. GAAP, the Company establishes reserves to provide for the estimated costs of paying claims made by policyholders or against policyholders for all lines of business. These reserves include estimates for both claims that have been reported and those that have been incurred but not reported to the Company and include estimates of all expenses associated with processing and settling these claims. This estimation process is primarily based on historical experience and involves a variety of actuarial techniques, which analyze trends and other relevant factors. Under U.S. GAAP, unearned premiums, unpaid losses and claims and related adjustment expenses are presented in the balance sheet separately.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company is required to maintain underwriting reserves, which consist of premium reserve, at an amount determined whichever is the greater of the unearned premiums or the underwriting balance at the end of the year for policies written during the year, and investment deposits by policyholders, by lines of insurance and types of policy. Also, under Japanese GAAP in accordance with the regulations of the Insurance Business Law, a reserve for outstanding claims has been established to be sufficient to discharge claims incurred and reported. A provision for losses incurred but not reported has been made similarly with the computation under U.S. GAAP. However, estimates of all expenses associated with unpaid losses and claims are excluded. In addition, under Japanese GAAP, insurance companies are required to record a statutory reserve for accumulated results on underwriting compulsory automobile insurance. This reserve is reflected in net income under U.S. GAAP.

Life Insurance Operations

Under U.S. GAAP, reserves for future policy benefits for life insurance contracts are determined principally by the net level premium method. Assumed interest rates range from 1.10% to 3.10% and anticipated rates of mortality are based on the recent experience of MSIG’s life insurance subsidiary.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the MSIG’s life insurance subsidiary is required to establish underwriting reserves to provide for the fulfillment of future obligations under life insurance contracts, which are basically calculated by the five-year zillmerized reserve method under which provision for the reserve is adjusted over the zillmerized period of the initial five years so as to effectively allocate the acquisition costs over that period.

(c)  Reserve for Price Fluctuation

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, MSIG’s domestic insurance subsidiaries maintain a price fluctuation reserve as a liability in their Japanese GAAP financial statements to provide for offsetting against realized losses on securities and money trusts.

Under U.S. GAAP, price fluctuation reserve under Japanese GAAP is reversed.

(d)  Deferred Policy Acquisition Costs

Under U.S. GAAP, costs that vary with and are directly related to acquisition of insurance policies are capitalized and amortized in proportion to premiums recognized.

Under Japanese GAAP, these costs are charged to income as incurred.

(e)  Valuation of Investments in Securities

Under U.S. GAAP, trading securities are reported at fair value with unrealized gains and losses included in income. Held-to-maturity securities are reported at amortized cost. Available-for-sale securities are reported at fair value and the related net unrealized gains or losses, net of applicable income taxes, are reported in a separate component of shareholders’ equity as accumulated other comprehensive income. If the decline in fair value below its respective cost is considered to be other than temporary, the decline is recorded as a realized loss on investments by a charge to current earnings.

Under Japanese GAAP, accounting for investments in securities is substantially the same with that under U.S. GAAP except for securities earmarked for policy reserve, which are stated at amortized cost.

The Company classified its debt and equity securities into either (a) held-to-maturity securities which are reported at amortized cost, (b) trading securities which are reported at fair value with unrealized gains and losses included in income, (c) other securities. Other securities, other than securities earmarked for policy reserve, for which fair value is readily determinable are carried at fair value with corresponding unrealized gains and losses being reported, net of related tax effects, as a separate component of stockholders’ equity. All other securities for which fair value is not readily determinable are carried at cost. Securities earmarked for policy reserve are valued at amortized cost if certain conditions prescribed in Industry Audit Committee Report No. 21 “Temporary Treatment of Accounting and Auditing Concerning Securities Earmarked for Policy Reserve in Insurance Industry” (issued by The Japanese Institute of Certified Public Accountants on November 16, 2000) are met.

Under U.S. GAAP, realized gains on nonmonetary exchange of marketable equity securities are recognized pursuant to EITF No. 91-5, “Nonmonetary Exchange of Cost-Method Investments”. However, there is no accounting rule similar to EITF No. 91-5 under Japanese GAAP.

In addition, under Japanese GAAP, there is no specific accounting standard for reporting comprehensive income. The line items reported in comprehensive income under U.S. GAAP would be included within shareholders’ equity under Japanese GAAP.

(f)  Derivatives

Under U.S. GAAP, all derivatives are recognized on the balance sheet at their fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133.”

All derivatives used by the Company are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in SFAS No. 133.

Under Japanese GAAP, derivative financial instruments generally are to be recognized as either assets or liabilities at fair value and the corresponding gains and losses are to be recognized in earnings in the period of change. If certain hedging criteria are met, such gains and losses should either be deferred and accounted for as a separate component of net assets (“deferred hedge”) or recognized in earnings in the period of change together with the corresponding gains or losses of the hedged item attributable to the risk being hedged (“fair value hedge”).

(g)  Retirement and Severance Benefits

Under U.S. GAAP, the Company accounts for its defined benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires the recognition of the overfunded or underfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur.

Under Japanese GAAP, reserve for pension and retirement benefits is established in a similar manner to U.S. GAAP with some differences. For example, Japanese GAAP does not require the recognition of the over-funded or under-funded status of defined benefit plans as an asset or liability in the balance sheets and the recognition of changes in that funded status in other comprehensive income. In addition, since Japanese GAAP does not allow the corridor-approach for amortization of unrecognized actuarial gains and losses, they are amortized over certain periods within the estimated average remaining service years of employees. In estimating retirement benefit obligation of consolidated subsidiaries, the Company alternatively uses a non-actuarial method.

(h)  Gains from equity method investments

Significant affiliate companies other than consolidated subsidiaries are required to be accounted for under the equity method, both under U.S. GAAP and Japanese GAAP.

However, gains from equity method investments on the table of reverse reconciliation presented above come from the difference of net income/shareholders’ equity of investees, to which equity method is applied, between U.S. GAAP and Japanese GAAP.

(i)  Other

Other adjustments include items having a relatively small effect on net income and shareholders’ equity.

(j)  Income Taxes

Under U.S. GAAP, deferred tax assets and liabilities are computed based on the differences between the financial statement and tax bases of assets and liabilities using the asset and liability method.

Similarly, under Japanese GAAP, deferred income taxes have been recognized for temporary differences between the financial statement basis and the tax basis of assets and liabilities using the asset and liability method. However, deferred tax assets and liabilities recognized under U.S. GAAP and Japanese GAAP are different primarily due to the difference in the carrying amount of financial statement items that give rise to tax effects.

Appendix F

[Translation of unaudited Japanese GAAP summary of financial statements for the six months ended September 30, 2009]

SUMMARY OF FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED September 30, 2009

November 19, 2009

Name of Listed Company: Securities Code No.: Stock Exchanges: URL: Representative: Contact: Date of filing of Quarterly Financial Report:	Aioi Insurance Co., Ltd.
8761
Tokyo, Osaka, Nagoya
http://www.ioi-sonpo.co.jp
Tadashi Kodama, President
Hidenobu Goh, Chief of Accounting Group, Accounting Department
Telephone: (03)5424-0101
November 26, 2009
Date of payment of interim dividends:	—

(Note) Amounts are truncated and percentages are rounded.

1.	Consolidated Business Results for the six months ended September 30, 2009 (April 1, 2009 to September 30, 2009)

(1)  Results of Consolidated Operations

(Percent figures represent changes in comparison with the corresponding period of preceding fiscal year.)

	Ordinary Income		Ordinary Profit		Net Income
	Yen in millions	%	Yen in millions	%	Yen in millions	%

Six months period ended September 30, 2009	518,975	(3.4)	27,697	141.4	17,152	197.9
Six months period ended September 30, 2008	537,275	(5.5)	11,473	11.7	5,757	(43.7)

	Net Income	Net Income per
	per Share	Share-Diluted
	Yen	Yen

Six months period ended September 30, 2009	23.36	23.35
Six months period ended September 30, 2008	7.83	7.83

(2)  Consolidated Financial Conditions

	Total Assets	Net Assets	Equity Ratio	Net Assets per Share
	Yen in millions	Yen in millions	%	Yen

As of September 30, 2009	2,848,879	334,057	11.7	454.60
As of March 31, 2009	2,804,162	266,868	9.5	363.24

(Note)	Capital as of September 30, 2009 was 333,740 million yen and as of March 31, 2009 was 266,670 million yen.

2.	Dividends

Dividend per Share
(Record Date)	1Q	2Q	3Q	Year End	Annual
	Yen	Yen	Yen	Yen	Yen

March 31, 2009	—	—	—	10.00	10.00
March 31, 2010	—	—

App. F-1

3.	[Intentionally Omitted]

4.	Other information

(1)  There were no significant changes in scope of consolidation during the period.

(2)  Changes in accounting principle, procedure and presentation preparing the interim consolidated financial statements:

1. There were no changes due to the revision of an accounting standard.

2. There were no changes due to items other than those stated above.

(3)  The number of shares outstanding (Common stock)

1. The number of shares outstanding (including treasury stock)	As of September 30, 2009: 756,201,411 shares As of March 31, 2009: 756,201,411 shares
2. The number of treasury shares	As of September 30, 2009: 22,071,737 shares As of March 31, 2009: 22,067,931 shares
3. The average number of shares outstanding	For the six months ended September 30, 2009: 734,139,479 shares For the six months ended September 30, 2008: 734,431,328 shares

App. F-2

Qualitative Information, Financial Statements and Other Information

1.  Qualitative information related to the consolidated statements of operations

The Japanese economy continued to face severe conditions where operating results of enterprises were deteriorating and capital expenditures decreased drastically due to the global economic slowdown for the second quarter ended September 30, 2009. Individual consumption did not improve due to the deterioration of employment as well as uncertainties related to the future state of the economy. The business environment continues to be stagnant although there were certain indications of recoveries in the Japanese economy due to improvements in excess inventory levels and execution of large-scale measures to stimulate the economy.

Under such circumstances, our group has continued to develop our business aiming at being an insurance group which continues steady growth by achieving the best quality and high profitability based primarily on support from all stakeholders.

Results of operations, by operating segment, were as follows.

a.  Non-life insurance business

The business environment surrounding the non-life insurance industry, which is the main business of our group, continues to be adversely affected by the declining population of children and growing population of elderly people, stagnant auto sales and decreases in housing development, etc.

In such an environment, the Company has focused on sales to existing customers by working with agencies and broker dealers to improve customer satisfaction and sales. These efforts are proving to be successful as evidenced by the steady growth in the number of customers who continue their automobile insurance coverage with us. In addition, within our primary line of business, the Company has promoted the sale of eco-friendly automobile insurance products based on the “Aioi environmental declaration” released in April 2009. The Company is offering incentives to the customers who are making contributions to environmental improvement; for example, we sell automobile coverage which incorporates a 15% discount if the vehicle is a “Prius (model: ZVW30)” which was launched by Toyota Motor Corporation in May 2009.

Regarding automobile insurance, the Company is planning to expand discounts and improve systems simplification for age qualification so as to make the insurance product more customer-friendly starting in October 2009. To achieve that aim, the Company is focusing on improving customer satisfaction and sales by starting to train agencies and broker dealers beginning June 2009.

In our overseas markets, Aioi Motor and General Insurance Company of Europe Limited (“AMaGIC”) has been strengthening the business infrastructure for expanding insurance premium revenues and profits by working on “F&I business”, which is an integrated service which includes finance and automobile insurance for customers of Toyota Motor Corporation. This is a joint effort with Toyota Financial Service Corporation, which is a financing subsidiary of Toyota Motor Corporation.

As a result, the net premiums written decreased by 5.1% to ¥408.6 billion as compared to the prior-year’s second quarter. Ordinary income and ordinary profit were ¥496.9 billion and ¥25.8 billion, respectively.

b.  Life insurance business

In addition to the continuous strong sales of “Just One W”, which is a product that provides for income security during a customer’s life and provides monthly death benefits to beneficiaries in a worst case scenario, during June 2009, Aioi Life Insurance Co., Ltd. started sales of “Luna medical” which offers complete synthetic medical care and responds to broad needs of the female. Luna medical combines a variable-interest rate type life insurance policy with a comprehensive women’s medical rider. Luna medical’s rider is non-refundable on cancellation.

“Luna medical” compensates for cancer and other diseases particular to women. Aioi Life Insurance Co., Ltd. is supporting “Beauty support for women to hold onto their individualities during medical treatment of cancers” activity by making a donation to a not-for-profit organization named “Cancer Ribbonz”. The donation is based on the number of “Luna medical” contracts issued.

App. F-3

In our overseas markets, Aioi Life Insurance of Europe AG, which is a subsidiary of AMaGIC, sells credit life insurance to customers who utilize auto loans for their purchase of a car manufactured by Toyota Motor Corporation.

As a result, life insurance premiums increased by 2.0% to ¥36.9 billion as compared to the prior-year’s second quarter. Ordinary income and ordinary profits were ¥41.6 billion and ¥1.8 billion, respectively.

As a result, ordinary income for the second quarter was ¥518.9 billion which was a decrease of ¥18.2 billion or 3.4% compared with the prior-year’s second quarter.

Ordinary profits were ¥27.6 billion which is an increase of ¥16.2 billion or 141.4% compared with the prior-year’s second quarter. Net income for the current quarter, which is calculated by adjusting extraordinary gains and losses, income taxes and minority interest to ordinary profit, was ¥17.1 billion which is an increase of ¥11.3 billion compared with the prior year’s second quarter.

2.  Qualitative information related to the consolidated financial conditions

Total assets at the end of this second quarter was ¥2,848.8 billion which is an increase of ¥44.7 billion compared with total assets at the end of previous fiscal year. Net assets were ¥334.0 billion, and as a result, the equity ratio was 11.7%.

3.  [Intentionally Omitted]

4.  Others

(1)  There were no changes in the scope of significant subsidiaries during the period (Changes in “Specified Subsidiaries” resulting in changes in scope of consolidation).

(2)  There were no changes in accounting policies, procedures and the presentation used for the preparation of the interim consolidated financial statements.

App. F-4

5.	SUMMARY OF CONSOLIDATED FINANCIAL STATEMENTS under JGAAP

(1)  CONSOLIDATED BALANCE SHEETS

Aioi Insurance Company, Limited and consolidated subsidiaries
September 30, 2009 and March 31, 2009

	As of September 30, 2009	As of March 31, 2009
	Amount	Amount
	(Yen in millions)

ASSETS:
Cash deposits and savings	196,484	175,202
Receivables under resale agreements	6,198	3,298
Monetary claims bought	16,685	19,535
Money held in trust	5,212	6,718
Investments in securities	1,721,371	1,642,053
Loans	351,808	360,819
Property and equipment — net	150,585	150,333
Intangible assets	8,761	9,045
Other assets	233,239	240,800
Deferred tax assets	158,032	195,635
Customers’ liabilities for acceptances and guarantees	3,000	3,000
Allowance for doubtful accounts	(2,501)	(2,280)

Total assets	2,848,879	2,804,162

LIABILITIES:
Underwriting funds:	2,366,395	2,368,818
Outstanding claims	308,566	313,809
Underwriting reserves	2,057,828	2,055,008
Other liabilities	117,923	138,870
Liability for employees’ retirement benefits	21,397	20,111
Liability for directors’ retirement benefits	62	51
Bonus allowance	4,425	4,712
Reserve under the special law:	1,618	1,729
Price fluctuation reserve	1,618	1,729
Acceptances and guarantees	3,000	3,000

Total liabilities	2,514,822	2,537,293

NET ASSETS:
Shareholders’ equity:
Common stock	100,005	100,005
Capital surplus	44,097	44,092
Retained earnings	177,206	167,394
Treasury stock	(7,950)	(7,946)

Total shareholders’ equity	313,357	303,545

Valuation and translation adjustments:
Net unrealized gains (losses) on available-for-sale securities	22,592	(33,506)
Foreign currency translation adjustments	(2,209)	(3,368)

Total valuation and translation adjustments	20,383	(36,875)

Stock acquisition rights	147	104
Minority interests	168	93

Total net assets	334,057	266,868

Total liabilities and net assets	2,848,879	2,804,162

App. F-5

(2)  CONSOLIDATED STATEMENTS OF INCOME

Aioi Insurance Company, Limited and consolidated subsidiaries
September 30, 2008 and September 30, 2009

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

ORDINARY INCOME	537,275	518,975
Underwriting income	507,068	485,378
Net premiums written	430,476	408,633
Deposit premiums from policyholders	27,065	23,995
Investment income on deposit premiums from policyholders	11,165	9,400
Life insurance premiums	36,203	36,905
Reversal of outstanding claims	739	6,186
Investment income	28,530	31,266
Interest and dividends received	27,468	29,054
Investment gains on money held in trust	22	661
Gains on trading securities	4	—
Gains on sales of securities	12,159	3,528
Gains on derivative transactions	—	7,137
Transfer of investment income on deposit premiums from policyholders	(11,165)	(9,400)
Other income	1,675	2,330
ORDINARY EXPENSES	525,801	491,277
Underwriting expenses	431,550	401,956
Net claims paid	246,362	242,928
Loss adjustment expenses	19,112	24,877
Commissions and collection expenses	81,985	77,331
Maturity refunds to policyholders	43,153	43,926
Life insurance claims	6,375	7,824
Provision for underwriting reserves	33,876	2,270
Investment expenses	14,624	6,734
Losses on sales of securities	1,451	1,857
Losses on devaluation of securities	5,665	3,319
Losses on derivative transactions	6,167	—
Operating expenses and general and administrative expenses	79,214	81,635
Other expenses	411	950
Interest cost	27	20

Total ordinary profit	11,473	27,697

Extraordinary income	507	1,403
Reversal of reserves under the special laws	—	111
Reversal of price fluctuation reserve	—	111
Other	507	1,292
Extraordinary losses	837	2,142
Provision for reserves under the special laws	333	—
Provision for price fluctuation reserve	333	—
Other	504	2,142

Income before income taxes	11,143	26,957

INCOME TAXES
Current	5,239	3,810
Deferred	187	5,925

Total income taxes		9,736

MINORITY INTERESTS IN NET INCOME (LOSS)	(41)	69

NET INCOME	5,757	17,152

App. F-6

(3)  CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

Aioi Insurance Company, Limited and consolidated subsidiaries
September 30, 2008 and September 30, 2009

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Shareholders’ equity
Common stock
Balance at the end of previous fiscal year	100,005	100,005
Changes for the interim financial period
Total changes for the interim financial period	—	—

Ending balance as of September 30, 2009	100,005	100,005

Capital surplus
Balance at the end of previous fiscal year	44,088	44,092
Changes for the interim financial period:
Retirement of treasury stock	2	4

Total changes for the interim financial period	2	4

Ending balance as of September 30, 2009	44,090	44,097

Retained earnings
Balance at the end of previous fiscal year	185,836	167,394
Decrease due to change of accounting policies in a foreign subsidiary	(153)	—
Changes for the interim financial period:
Dividends paid	(7,344)	(7,341)
Net income	5,757	17,152

Total changes for the interim financial period	(1,586)	9,811

Ending balance as of September 30, 2009	184,096	177,206

Treasury stock
Balance at the end of previous fiscal year	(7,800)	(7,946)
Changes for the interim financial period:
Repurchase of treasury stock	(32)	(12)
Retirement of treasury stock	3	8

Total changes for the interim financial period	(28)	(3)

Ending balance as of September 30, 2009	(7,829)	(7,950)

Total Shareholders’ equity
Balance at the end of previous fiscal year	322,128	303,545
Decrease due to change of accounting policies in a foreign subsidiary	(153)	—
Changes for the interim financial period:
Dividends paid	(7,344)	(7,341)
Net income	5,757	17,152
Repurchase of treasury stock	(32)	(12)
Retirement of treasury stock	5	13

Total changes for the interim financial period	(1,613)	9,811

Ending balance as of September 30, 2009	320,362	313,357

Valuation and translation adjustments
Net unrealized gains (losses) on available-for-sale securities
Balance at the end of previous fiscal year	99,129	(33,506)
Changes for the interim financial period:
Net changes of items other than Shareholders’ equity	(62,086)	56,098

Total changes for the interim financial period	(62,086)	56,098

Ending balance as of September 30, 2009	37,043	22,592

Translation adjustments
Balance at the end of previous fiscal year	927	(3,368)
Changes for the interim financial period:
Net changes of items other than Shareholders’ equity	80	1,159

Total changes for the interim financial period	80	1,159

Ending balance as of September 30, 2009	1,007	(2,209)

App. F-7

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Total valuation and translation adjustments
Balance at the end of fiscal year	100,056	(36,875)
Changes for the interim financial period:
Net changes of items other than Shareholders’ equity	(62,005)	57,258

Total changes for the interim financial period	(62,005)	57,258

Ending balance as of September 30, 2009	38,050	20,383

Stock acquisition rights
Balance at the end of fiscal year	—	104
Changes for the interim financial period:
Net changes of items other than Shareholders’ equity	38	43

Total changes for the interim financial period	38	43

Ending balance as of September 30, 2009	38	147

Minority interests
Balance at the end of fiscal year	207	93
Changes for the interim financial period:
Net changes of items other than Shareholders’ equity	(41)	74

Total changes for the interim financial period	(41)	74

Ending balance as of September 30, 2009	165	168

Total net assets
Balance at the end of fiscal year	422,392	266,868
Decrease due to change of accounting policies in a foreign subsidiary	(153)	—
Changes for the interim financial period:
Dividend paid	(7,344)	(7,341)
Net income	5,757	17,152
Repurchase of treasury stock	(32)	(12)
Retirement of treasury stock	5	13
Net changes of items other than Shareholders’ equity	(62,008)	57,376

Total changes for the interim financial period	(63,621)	67,188

Ending balance as of September 30, 2009	358,617	334,057

App. F-8

(4)  CONSOLIDATED STATEMENTS OF CASH FLOWS

Aioi Insurance Company, Limited and consolidated subsidiaries
September 30, 2008 and September 30, 2009

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Income before income taxes and minority interests	11,143	26,957
Depreciation and amortization	5,845	5,901
Impairment losses on fixed assets	139	147
Increase (decrease) in outstanding claims	(739)	(6,186)
Increase (decrease) in underwriting reserves	33,876	2,270
Increase (decrease) in bad debt reserve	(527)	188
Increase (decrease) in reserve for pension and retirement benefits	492	1,285
Increase (decrease) in reserve for retirement benefits for officers	(1,191)	11
Increase (decrease) in accrued bonuses for employees	(249)	(287)
Increase (decrease) in reserve for price fluctuation	333	(111)
Interest and dividends income	(27,468)	(29,054)
Investment related losses (gains)	(5,049)	1,834
Interest expenses	27	20
Foreign exchange losses (gains)	(0)	(197)
Losses (gains) on disposal of tangible fixed assets	(141)	(77)
Decrease in other assets (except for assets regarding investing activities and financing activities)	430	6,865
Increase (decrease) in other liabilities (except for liabilities regarding investing activities and financing activities)	(23,739)	(9,392)
Other, net	7,356	(5,797)

Sub total	535	(5,622)

Interest and dividends received	26,861	28,566
Interest paid	(27)	(20)
Income taxes paid	5,572	(812)

Net cash provided by operating activities	32,942	22,112

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in deposits and savings	(2,450)	9,657
Purchase of monetary claims	(10)	—
Proceeds from sales or redemptions of monetary claims bought	7,094	3,025
Purchase of money trusts	(22)	(0)
Proceeds from sales or redemptions of money trusts	—	2,000
Purchase of securities	(282,982)	(187,013)
Proceeds from sales or redemptions of securities	268,982	183,430
Investment in loans	(49,912)	(36,497)
Collection of loans	43,707	45,505
Other, net	180	1,200

Total of net cash used in investment transactions	(15,411)	21,306

Total of net cash provided by (used in) operating activities and investment transactions	17,531	43,418

Acquisition of tangible fixed assets	(5,348)	(5,252)
Proceeds from sales of tangible fixed assets	1,408	303
Other, net	(1,852)	(829)

Net cash provided by (used in) investing activities	(21,203)	15,528

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of treasury stock	5	0
Repurchase of treasury stock	(32)	(12)
Dividends paid	(7,344)	(7,341)
Other, net	(183)	(252)

Net cash used in financing activities	(7,554)	(7,606)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,348)	1,849

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,836	31,883

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	127,841	163,919

CASH AND CASH EQUIVALENTS AT END OF INTERIM PERIOD	130,677	195,803

App. F-9

(5)	Notes regarding preconditions of going concern

Not applicable

(6)	Segment information

[Segment information by lines of business]

The interim period in the preceding accounting year (April 1 to September 30, 2008)

	Property and
	Casualty Insurance	Life Insurance	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit Ordinary income:
(1) attributed to external customers	496,913	40,429	537,343	(68)	537,275
(2) attributed to internal transactions between segments	608	57	665	(665)	—

Total	497,522	40,487	538,009	(734)	537,275

Ordinary expense	487,086	39,449	526,536	(734)	525,801

Ordinary profit	10,435	1,038	11,473	(0)	11,473

(Notes)

1.	Business segments are classified based on the characteristics of the Company’s businesses and its consolidated subsidiaries.

2.	Main businesses of each business segment:

Property and casualty insurance:  Property and casualty insurance (automobile, fire, personal accident, liability and other forms of property) underwriting operations and asset management business

Life insurance :  Life insurance underwriting operations and asset management business

3.	The amount presented in the column ‘Elimination’ of ordinary income attributed to external customers in this interim consolidated accounting period is mainly comprised of the transfer amount resulting from including translation losses in ordinary expense related to the property and casualty insurance segment into translation gain in ordinary income on the interim consolidated statements of operations.

The interim period in the current period (April 1 to September 30, 2009)

	Property and
	Casualty Insurance	Life Insurance	Total	Elimination	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit Ordinary income
(1) attributed to external customers	496,420	41,535	537,955	(18,980)	518,975
(2) attributed to internal transactions between segments	573	76	649	(649)	—

Total	496,993	41,611	538,605	(19,630)	518,975

Ordinary expense	471,182	39,725	510,908	(19,630)	491,277

Ordinary profit	25,811	1,885	27,697	0	27,697

(Notes)

1.	Business segments are classified based on the characteristics of the Company’s businesses and its consolidated subsidiaries.

App. F-10

2.	Main businesses of each business segment

Property and casualty insurance:  Property and casualty insurance (automobile, fire, personal accident, liability and other forms of property) underwriting operations and asset management business

Life insurance :  Life insurance underwriting operations and asset management business

3.	The amount presented in the column ‘Elimination’ of ordinary income attributed to external customers in this interim consolidated accounting period is mainly comprised of the transfer amount resulting from including the reversal of underwriting reserves in ordinary income related to the property and casualty insurance segment into the provision for underwriting reserves in ordinary expense on the interim consolidated statements of operations.

[Segment information by location]

The interim period in the preceding accounting period (April 1 to September 30, 2008)

Segment information by location is omitted since the “business in Japan” constitutes more than 90% of the aggregated amount of the ordinary income of all segments.

The interim period in the current period (April 1 to September 30, 2009)

Segment information by location is omitted since the “business in Japan” constitutes more than 90% of the aggregated amount of the ordinary income of all segments.

[Overseas sales]

The interim period in the preceding accounting period (April 1 to September 30, 2008)

Since overseas sales constitute less than 10% of the consolidated sales, information on overseas sales is omitted.

The interim period in the current period (April 1 to September 30, 2009)

Since overseas sales constitute less than 10% of the consolidated sales, information on overseas sales is omitted.

App. F-11

6.	[Intentionally Omitted]

7.	Other Information

Summary of Consolidated Results of Operations

			Six Months
		Six Months	Ended
		Ended	September 30,
		September 30, 2008	2009
		From April 1,	From April 1,
		2008 to	2009 to
		September 30,	September 30,		Change
Items		2008	2009	Change	Ratio
					%
		(Yen in millions)

Ordinary Income and Expenses	Underwriting income	507,068	485,378	(21,689)	(4.3)
	Net premiums written	430,476	408,633	(21,842)	(5.1)
	Deposit premiums from policyholders	27,065	23,995	(3,070)	(11.3)
	Life insurance premiums	36,203	36,905	701	1.9
	Reversal of outstanding claims	739	6,186	5,446	736.6
	Underwriting expenses	431,550	401,956	(29,594)	(6.9)
	Net claims paid	246,362	242,928	(3,433)	(1.4)
	Loss adjustment expenses	19,112	24,877	5,765	30.2
	Commission and collection expenses	81,985	77,331	(4,653)	(5.7)
	Maturity refunds to policyholders	43,153	43,926	772	1.8
	Life insurance claims	6,375	7,824	1,448	22.7
	Provision for underwriting reserves	33,876	2,270	(31,605)	(93.3)

	Investment income	28,530	31,266	2,735	9.6
	Interest and dividends received	27,468	29,054	1,586	5.8
	Gains on sale of securities	12,159	3,528	(8,630)	(71.0)
	Gains on derivative transactions	—	7,137	7,137	—
	Investment expenses	14,624	6,734	(7,889)	(53.9)
	Losses on sale of securities	1,451	1,857	406	28.0
	Losses on devaluation of securities	5,665	3,319	(2,345)	(41.4)
	Losses on derivative transactions	6,167	—	(6,167)	(100.0)

	Operating expenses and general and administrative expenses	79,214	81,635	2,420	3.1

	Other ordinary income and expenses	1,264	1,379	115	9.1

	Ordinary profit	11,473	27,697	16,223	141.4

Extraordinary Income and Losses	Extraordinary income	507	1,403	896	176.7
	Extraordinary losses	837	2,142	1,305	156.0

	Extraordinary income and losses	(329)	(739)	(409)	—

Income before income taxes		11,143	26,957	15,814	141.9
Income taxes — current		5,239	3,810	(1,428)	(27.3)
Income taxes — deferred		187	5,925	5,738	—
Total income taxes		5,426	9,736	4,309	79.4
Minority interests		(41)	69	110	—

Net income		5,757	17,152	11,394	197.9

App. F-12

Consolidated Premiums and Claims by Lines of Insurance

Direct Premiums Written by Lines of Insurance
(including Deposit premiums from policyholders) — Consolidated

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Share	Change	Amount	Share	Change
		%	%		%	%
	(Yen in millions)

Fire and Allied Lines	67,196	14.2	1.7	65,650	14.6	(2.3)
Marine	2,939	0.6	7.1	2,323	0.5	(21.0)
Personal Accident	43,734	9.2	(5.8)	40,912	9.1	(6.5)
Voluntary Automobile	243,800	51.4	(1.0)	238,984	53.2	(2.0)
Compulsory Automobile Liability	73,750	15.5	(14.0)	61,356	13.7	(16.8)
Other	42,923	9.1	5.4	40,180	8.9	(6.4)

Total	474,344	100.0	(2.8)	449,407	100.0	(5.3)
Deposit premiums from policyholders	27,065	5.7	(6.9)	23,995	5.3	(11.3)

Net Premiums Written by Lines of Insurance — Consolidated

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Share	Change	Amount	Share	Change
		%	%		%	%
	(Yen in millions)

Fire and Allied Lines	49,539	11.5	1.0	48,219	11.8	(2.7)
Marine	3,047	0.7	2.6	1,785	0.4	(41.4)
Personal Accident	23,925	5.5	(3.7)	23,154	5.7	(3.2)
Voluntary Automobile	246,111	57.2	(0.6)	241,772	59.2	(1.8)
Compulsory Automobile Liability	67,082	15.6	(11.6)	54,724	13.4	(18.4)
Other	40,771	9.5	2.7	38,979	9.5	(4.4)

Total	430,478	100.0	(2.2)	408,636	100.0	(5.1)

Net Claims Paid by Lines of Insurance — Consolidated

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Share	Change	Amount	Share	Change
		%	%		%	%
	(Yen in millions)

Fire and Allied Lines	15,787	6.4	(1.9)	15,915	6.5	0.8
Marine	1,288	0.5	(34.8)	1,114	0.5	(13.5)
Personal Accident	10,967	4.5	21.2	10,818	4.4	(1.4)
Voluntary Automobile	140,452	57.0	0.6	143,540	59.1	2.2
Compulsory Automobile Liability	50,817	20.6	2.4	49,032	20.2	(3.5)
Other	27,048	11.0	6.4	22,507	9.3	(16.8)

Total	246,362	100.0	1.9	242,928	100.0	(1.4)

(Note)	The amounts hereon are before the off-set of inter-segment transactions.

App. F-13

Investment in Securities (Consolidated)

1. Held to maturity securities whose fair value was readily determinable Not applicable

2. Debt securities earmarked for underwriting reserves whose fair value was readily determinable

	As of September 30, 2009			As of March 31, 2009
Items	Amortized Cost	Fair Value	Difference	Amortized Cost	Fair Value	Difference
	(Yen in millions)

Japanese Bonds	292,427	303,037	10,610	299,974	309,108	9,133
Foreign Securities	2,891	3,073	182	3,253	3,497	244

Total	295,318	306,111	10,792	303,227	312,605	9,377

3. Available-for-sale securities whose fair value was readily determinable

	As of September 30, 2009			As of March 31, 2009
		Consolidated			Consolidated
		Balance Sheet			Balance Sheet
Items	Acquisition Cost	Amount	Difference	Acquisition Cost	Amount	Difference
	(Yen in millions)

Japanese Bonds	594,490	608,210	13,720	610,967	618,938	7,971
Japanese Stocks	265,636	320,818	55,182	269,329	269,305	(23)
Foreign Securities	401,132	372,462	(28,669)	349,833	309,365	(40,468)
Other Securities	92,461	87,946	(4,514)	136,422	116,720	(19,701)

Total	1,353,720	1,389,438	35,718	1,366,552	1,314,330	(52,221)

(Note)

As of September 30, 2009	As of March 31, 2009

The item “Others” in the above table includes beneficiary right for loan receivable trust and others which are recognized as Monetary Claims Bought in the interim consolidated balance sheet.	The item “Others” in the above table includes beneficiary right for loan receivable trust and others which are recognized as Monetary Claims Bought in the consolidated balance sheet.

4. Details and Amounts Recorded in Consolidated Balance Sheet of Securities whose fair value was not readily determinable

(1)  Held to maturity securities

Items	As of September 30, 2009	As of March 31, 2009
	(Yen in millions)

Japanese Bonds	32	119

(2)  Available-for-sale securities

Items	As of September 30, 2009	As of March 31, 2009
	(Yen in millions)

Japanese Bonds	2,000	—
Japanese Stocks	27,915	26,381
Foreign Securities	8,800	3,800
Other Securities	4,724	4,898

Total	43,440	35,080

(Note)

App. F-14

As of September 30, 2009	As of March 31, 2009

The item “Others” in the above table includes beneficiary right for loan receivable trust and others which are recognized as Monetary Claims Bought in the consolidated interim balance sheet.	The item “Others” in the above table includes beneficiary right for loan receivable trust and others which are recognized as Monetary Claims Bought in the consolidated balance sheet.

5. Recognizing impairment losses of available-for-sale securities

As of September 30, 2009	As of March 31, 2009

The Company recognized impairment losses of ¥3,319 million regarding available-for-sale securities. In principle, the Company and its subsidiaries recognize impairment losses for marketable available-for-sale securities whenever their fair values as at the end of the accounting period decrease by 30% or more compared to their original costs.	The Company recognized impairment losses of ¥62,461 million regarding available-for-sale securities. In principle, the Company and its subsidiaries recognize impairment losses for marketable available-for-sale securities whenever their fair values as at the year end decrease by 30% or more compared to their original costs.

Derivative transactions (Consolidated)

		As of September 30, 2009			As of March 31, 2009
				Unrealized			Unrealized
		Contract	Fair	Gains	Contract	Fair	Gains
Type	Transaction	Amount	Value	and Losses	Amount	Value	and Losses
		(Yen in millions)

Currency-related	Foreign exchange Forward
	Buying	42,781	41,853	(927)	45,622	46,555	933
Interest rate	Interest rate swaps	2,500	125	125	3,500	156	156
Others	Credit derivatives
	Selling	84,275	(23,929)	(23,929)	85,811	(31,435)	(31,435)

	Total	—	—	(24,731)	—	—	(30,345)

Consolidated Risk-Monitored Loans

	As of	As of
	September 30,	March 31,
	2009	2009	Change
	(Yen in millions)

Loans to bankrupt borrowers	38	39	(0)
Delinquent loans	2,462	1,548	913
Loans past due 3 months or more	1,222	1,342	(120)
Restructured Loans	719	745	(25)
Total risk monitored loans(a)	4,444	3,676	767
Loans(b)	351,808	360,819	(9,010)
Ratio against the Loans(a)/(b) x 100(%)	1.3%	1.0%	0.3%

(Notes)

1.	Loans to bankrupt borrowers are loans (1) where accrued interest income is not recognized as it is probable that the principal or interest cannot be collected due to delinquencies in payment of principal or interest for a significant period of time or for other reasons (excluding loans written-off; “Non-accrual loans”,) and (2) that meet the criteria set forth in Article 96-1-3 (1) to (5) and Article 96-1- 4 of the Order Enforcement of the Corporate Tax Law (Cabinet Order No. 97 of 1965)

2.	Delinquent loans represent non-accrual loans other than loans to bankrupt borrowers and loans for which interest payments have been rescheduled for restructuring or providing support to borrowers.

App. F-15

3.	Loans past due 3 months or more represent loans whose principal or interest payments have been past due for 3 months or more from the day following the contractual due date, excluding loans to bankrupt borrowers and delinquent loans.

4.	Restructured loans represent loans for which concessions favorable to the borrowers are granted in order to restructure or provide support to borrowers. Concessions include a reduction or rescheduling of interest payments, rescheduling of principal payments and waiving of loans. Restructured loans do not include loans classified as loans to bankrupt borrowers and delinquent loans, and loans past due 3 months or more”.

Summary of Non-Consolidated Statements of Income

		Six Months	Six Months
		Ended	Ended
		September 30, 2008	September 30, 2009
		From April 1, 2008	From April 1, 2009		Change
Items		to September 30, 2008	to September 30, 2009	Change	Ratio
					%
		(Yen in millions)

Ordinary Income and Expenses	Direct net premiums including deposit premiums from policyholders	458,666	435,228	(23,437)	(5.1)
	Direct net premiums	431,601	411,233	(20,367)	(4.7)

	Underwriting income	458,352	459,166	813	0.2
	Net premiums written	418,044	397,899	(20,145)	(4.8)
	Deposit premiums from policyholders	27,065	23,995	(3,070)	(11.3)
	Reversal of reserve for outstanding claims	688	6,959	6,270	910.2
	Reversal of reserve for policy reserve and other	—	20,720	20,720	—
	Underwriting expenses	383,113	378,298	(4,814)	(1.3)
	Net claims paid	239,659	236,784	(2,875)	(1.2)
	Loss adjustment expenses	18,515	24,457	5,941	32.1
	Commissions and collection expenses	74,389	70,415	(3,974)	(5.3)
	Maturity refunds to policyholders	43,153	43,926	772	1.8
	Provision for underwriting reserves and other	6,753	—	(6,753)	(100.0)

	Investment income	24,368	26,851	2,483	10.2
	Interest and dividends received	23,315	24,814	1,499	6.4
	Gains on sale of securities	12,151	3,049	(9,101)	(74.9)
	Gains on derivative transactions	—	7,137	7,137	—
	Investment expenses	15,034	6,258	(8,775)	(58.4)
	Losses on sale of securities	1,441	1,381	(60)	(4.2)
	Losses on devaluation of securities	5,665	3,319	(2,345)	(41.4)
	Losses on derivative transactions	6,166	—	(6,166)	(100.0)

	Operating expenses and general and administrative expenses	72,671	74,800	2,128	2.9
	Operating expenses and general and administrative expenses for underwriting	68,542	70,778	2,236	3.3

	Other ordinary income and expenses	1,394	987	(406)	(29.2)

	Ordinary profit and ordinary losses	13,296	27,647	14,350	107.9
	Underwriting profit and loss	5,425	9,411	3,986	73.5

Extraordinary Income and Losses	Extraordinary income	506	395	(111)	(21.9)
	Extraordinary losses	2,318	2,142	(176)	(7.6)

	Extraordinary income and losses	(1,812)	(1,746)	65	—

App. F-16

		Six Months	Six Months
		Ended	Ended
		September 30, 2008	September 30, 2009
		From April 1, 2008	From April 1, 2009		Change
Items		to September 30, 2008	to September 30, 2009	Change	Ratio
					%
		(Yen in millions)

Income before income taxes		11,483	25,900	14,416	125.5
Income taxes-current		5,203	3,175	(2,028)	(39.0)
Income taxes- deferred		(312)	5,867	6,179	—
Total income taxes		4,890	9,042	4,151	84.9

Net income		6,593	16,858	10,265	155.7

Ratios	Loss ratio (%)	61.8	65.7
	Expense ratio (%)	34.2	35.5

(Notes)

1.	Underwriting profit = Underwriting income − (Underwriting expenses + Operating expenses and general and administrative expenses for underwriting) ± Other revenue and spending *

* Other revenue and spending include the amounts of income taxes related to compulsory automobile liability insurance and others.

2.	Loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

3.	Expense ratio = (Commissions and collection expenses + Operating expenses and general and administrative expenses for underwriting)/Net premiums written × 100

App. F-17

Non-Consolidated Premiums and Claims by Lines of Insurance

Direct Premiums Written by lines of insurance (Excluding Deposit Premiums from Policyholders)

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Share	Change	Amount	Share	Change
			%		%	%
		%
	(Yen in millions)

Fire and Allied Lines	58,473	13.5	2.2	57,170	13.9	(2.2)
Marine	2,939	0.7	7.1	1,820	0.5	(38.1)
Personal Accident	25,458	5.9	(3.2)	24,897	6.1	(2.2)
Voluntary Automobile	231,117	53.6	(1.5)	227,982	55.4	(1.4)
Compulsory Automobile Liability	73,750	17.1	(14.0)	61,356	14.9	(16.8)
Other	39,862	9.2	5.7	38,007	9.2	(4.7)

Total	431,601	100.0	(2.9)	411,233	100.0	(4.7)

(Including Deposit premiums from policyholders)	458,666		(3.1)	435,228		(5.1)

Net Premiums Written by lines of insurance

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Share	Change	Amount	Share	Change
		%	%		%	%
	(Yen in millions)

Fire and Allied Lines	49,488	11.8	1.0	48,080	12.1	(2.8)
Marine	3,028	0.7	2.6	1,755	0.4	(42.0)
Personal Accident	23,918	5.7	(3.7)	23,144	5.8	(3.2)
Voluntary Automobile	235,555	56.4	(1.1)	232,778	58.5	(1.2)
Compulsory Automobile Liability	67,082	16.1	(11.6)	54,724	13.8	(18.4)
Other	38,970	9.3	2.9	37,414	9.4	(4.0)

Total	418,044	100.0	(2.5)	397,899	100.0	(4.8)

Net Claims Paid by lines of insurance

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
	From April 1, 2008 to September 30, 2008			From April 1, 2009 to September 30, 2009
	Amount	Change	Loss Ratio	Amount	Change	Loss Ratio
		%	%		%	%
	(Yen in millions)

Fire and Allied Lines	15,751	(1.9)	33.4	15,877	0.8	35.3
Marine	1,278	(34.9)	44.2	1,064	(16.7)	63.4
Personal Accident	10,965	21.3	49.5	10,816	(1.4)	51.4
Voluntary Automobile	134,220	1.0	61.7	137,817	2.7	65.9
Compulsory Automobile Liability	50,817	2.4	81.7	49,032	(3.5)	98.8
Other	26,625	6.4	72.3	22,175	(16.7)	63.9

Total	239,659	2.1	61.8	236,784	(1.2)	65.7

(Note)	Loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

App. F-18

Non-Consolidated Solvency Margin Ratio

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

Total Amount of Solvency Margin(A)	718,674	625,050
Capital Stock, Funds, and Other	332,642	319,409
Price Fluctuation Reserve	1,109	1,262
Contingency Fund	517	517
CAT Reserve including Earthquake Insurance	277,811	282,361
Allowance for Bad Debt	368	390
90% of Net Unrealized Gains on Available-for-Sale
Securities (100% of loss)	29,106	(54,810)
85% of Unrealized Gains on Land	10,032	14,529
Deductions	25,311	24,250
Other	92,397	85,639
Total Risk(B)	179,709	173,420
General Insurance Risk (R1)	45,971	45,991
Third Sector Insurance Risk (R2)	—	—
Assumed Interest Rate Risk (R3)	2,363	2,385
Asset Management Risk (R4)	84,171	77,619
Business Management Risk (R5)	4,200	4,061
Catastrophe Risk (R6)	77,520	77,076
Solvency Margin Ratio(C) [(A)/{(B)×1/2}]×100 (%)	799.8	720.8

Note:	The above figures are calculated based on provisions in Article 86 and 87 of the Ordinance for Enforcement of Insurance Business Law and Notification No. 50 issued by the Ministry of Finance in 1996.

<Solvency Margin Ratio>

A non-life insurance company keeps reserves for payments of insurance claims, maturity repayments, and other purposes. Furthermore, a non-life insurance company needs to maintain sufficient ability to pay under the extraordinary situations, such as catastrophes, significant decline of assets value, and other unexpected situations.

Solvency margin ratio (C) is calculated based on the Insurance Business Law and relevant ordinance as an index of ability to pay. The ratio is the total amount of Solvency margin (A) divided by half of the total risk (B), then multiplied by 100.

Total risk includes the following risks.

	Insurance Risk:	Risks that payments of insurance claims will be in excess of expectations, excluding catastrophe risk
(General Insurance Risk) (Third Sector Insurance Risk)
‚	Assumed Interest Rate Risk:	Risks arising from actual yields in investments being lower than expected yields
ƒ	Asset Management Risk:	Risks of price fluctuations of securities and other assets in excess of expectations
„	Business Management Risk:	Unexpected risks arising during the course of operations except for the risks explained in -ƒ and …
…	Catastrophe Risk:	Risks arising from unexpected disasters, such as the Great Kanto Earthquake, the Ise Bay Typhoon

App. F-19

The total amount of solvency margin is the total amount of net assets of a non-life insurance company, excluding planned appropriations and others, reserves such as the price fluctuation reserve, catastrophe reserve and other reserves, and a part of unrealized holding gains on land.

Solvency margin ratio is an objective index used by the Financial Service Agency of Japan to monitor insurance companies. If the ratio is 200% or more, the ability to pay is considered sufficient.

Investment Conditions of Securitized Products

We invested in securitized products, such as securities and credit derivatives. The carrying amount of securities was 33.8 billion yen, and the notional amount of credit derivatives was 84.2 billion yen as of September 30, 2009. A part of credit derivatives (ABS-CDO) contained subprime-related loans, however the securities did not contain any subprime-related loans.

1. Investment conditions of Securities (As of September 30, 2009)

					Unrealized Gains		Losses for the
	Carrying Amount		Fair Value		and Losses		Six Months
		Change from		Change from		Change from	Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
(Yen in 100 millions)

Total Amount of Securitized Products	338	(46)	326	(41)	(11)	4	(3)

(1)  Special Purpose Entity (SPE)

There were no SPEs structured by the Company. We did not provide liquidity arrangements to SPEs.

					Unrealized Gains		Losses for the
	Carrying Amount		Fair Value		and Losses		Six Months
		Change from		Change from		Change from	Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
(Yen in 100 millions)

Total Amount	1	(1)	1	(2)	(0)	(0)	(1)
ABCP	—	—	—	—	—	—	—
Bond Issued by SIV *1	1	(1)	1	(2)	(0)	(0)	(1)
Other	—	—	—	—	—	—	—

*1	We held subordinated bonds issued by Structured Investment Vehicles (SIVs). More than 50% of assets pledged as collateral for the bonds kept AAA ratings, and approximately 70% of the assets kept A and above ratings. The 60% or more of the bonds were Residential Mortgage Backed Securities (RMBSs) and Commercial Mortgage Backed Securities (CMBSs). RMBSs did not contain subprime-related exposure but partially contained Alt-A exposure. Percentages of pledged assets by region were approximately 60% for the U.S. and approximately 35% for Europe. The average remaining period of pledged assets was 3.5 years.

(2)	Collateralized Debt Obligation (CDO)

We held Collateralized Loan Obligations (CLOs), one of CDOs. These CLOs did not contain subprime-related exposure and Alt-A exposure.

					Unrealized Gains		Losses for the
	Carrying Amount		Fair Value		and Losses		Six Months
		Change from		Change from		Change from	Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
(Yen in 100 millions)

Total Amount	2	(2)	5	0	3	3	(1)
CLO *2	2	(2)	5	0	3	3	(1)
Other	—	—	—	—	—	—	—

*2	We held equity of overseas CLOs

(3)	Other Securitized Products

App. F-20

The table below shows the amounts of investments in securitized products other than (1) and (2) above. Subprime-related exposure and Alt-A exposure are not included.

					Unrealized Gains
	Carrying Amount		Fair Value		and Losses		Gains and Losses for the
		Change from		Change from		Change from	Six Months Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Total Amount	334	(42)	319	(40)	(14)	2	—
CMBS	37	(0)	37	(0)	(0)	0	—
RMBS	209	(30)	210	(27)	1	2	—
ABS and Other	87	(11)	71	(12)	(16)	(0)	—

Overseas exposures that are included in the above table are as follows:

Unrealized Gains
	Carrying Amount		Fair Value		and Losses		Gains and Losses for the
		Change from		Change from		Change from	Six Months Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
(Yen in 100 millions)

Total Amount	80	(0)	64	(1)	(16)	(0)	—
CMBS	—	—	—	—	—	—	—
RMBS	—	—	—	—	—	—	—
ABS and Other	80	(0)	64	(1)	(16)	(0)	—

2. Investments in Credit Derivative Transaction (As of September 30, 2009)

We held credit derivatives which refer to ABS-CDOs and Corporate CDOs. These ABS-CDOs contained subprime-related exposures and Alt-A exposures, however Corporate CDOs did not contain these exposures. We entered into foreign currency exchange hedge transactions which relate to the credit derivative transactions. We did not have any other hedge transactions as of September 30, 2009.

			Appraisal Profit
	Notional Amount		or Loss		Outstanding Exposures		Gains and Losses for the
		Change from		Change from		Change from	Six Months Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Total Amount	842	(15)	(239)	75	603	59	75
ABS-CDO *3	232	(15)	(231)	12	1	(2)	*12
Corporate CDO *4	350	—	(6)	52	343	52	52
CDS	260	—	(1)	9	258	9	9
		Currency hedge loss (Exchange contract) *(14)
		Subprime related profit and loss (*Total) (1)

Overseas exposures that are included in the above table are as follows:

	Notional Amount		Appraisal Profit or Loss		Outstanding Exposures		Gains and Losses for the
		Change from		Change from		Change from	Six Months Ended
		March 31, 2009		March 31, 2009		March 31, 2009	September 30, 2009
(Yen in 100 millions)

Total Amount	232	(15)	(231)	12	1	(2)	12
ABS-CDO	232	(15)	(231)	12	1	(2)	12
Corporate CDO	—	—	—	—	—	—	—
CDS	—	—	—	—	—	—	—

*3	The losses on ABS-CDOs including foreign currency hedges (subprime-related loss) for the Six months ended September 30, 2009 was 0.1 billion yen. The ratings of ABS-CDOs, which partially contained subprime-related loans, were CC and below. This was due to conditions of underlying assets and tranches. Almost half of

App. F-21

underlying assets of these ABS-CDOs were RMBSs, and the other underlying assets were CMBSs, credit card receivables, leasing receivables, and student loans.

*4	All Corporate CDOs kept AAA ratings. Underlying assets of Corporate CDOs were all loan receivables from domestic corporations.

3. Other Conditions (As of September 30, 2009)

We did not implement leveraged finance deals and did not underwrite financial guarantee insurances and reinsurances from monoline insurers. In addition, we did not hold a bond or a securitized product such as RMBS or any other debt securities issued by the U.S. residential public corporations. The consolidated subsidiaries did not hold securitized products.

(Note) “Investment Conditions of Securitized Products” is prepared based on the guidelines issued by the Financial Stabilization Forum (“FSF”) held in April 2008.

The contents include information obtained from third party financial institutions which have business relationships with us.

(References) Glossaries

Terms	Explanations

Special purpose entities (“SPE”)	An entity created to perform specific limited objectives such as an issuance of securities secured by specific assets.
Structured investment vehicles (“SIV”)	A kind of SPE which engages in the investment business. SIV itself raises funds and makes profits by operating those funds.
Subordinated bond	A bond which is inferior to ordinary debt in terms of priority of receiving repayment. Generally, it has a characteristic that is similar to equity.
Collateralized debt obligations (“CDO”)	Securitized instruments collateralized by a variety of debt obligations including corporate bonds and loans.
Collateralized loan obligations (“CLO”)	Securitized instruments collateralized by loans of financial institutions and others.
Commercial mortgage backed securities (“CMBS”)	Securitized instruments issued by financial institutions and others backed by mortgage loans and secured by commercial properties.
Residential mortgage backed securities (“RMBS”)	Securitized instruments issued by financial institutions and others backed by mortgage loans and secured by residential properties.
Asset backed securities (“ABS”)	Securitized instruments backed by particular assets such as loans, movable properties and real estate as well as other assets.
ABS-CDO	CDO collateralized by ABS etc.
Corporate-CDO	CDO collateralized by corporate loans.
Alt-A	A type of U.S. residential loan which is rated between the “Prime loan” for borrowers of high creditworthiness and the “Subprime loan” for borrowers of low creditworthiness.
Tranche	One in a series of debt instruments that are backed by a common underlying portfolio, and which have specific risk and return profile.
U.S. residential public corporation	A kind of GSE (Government Sponsored Entities or Enterprises) which is established to provide benefits to the public in the U.S. It is the entity which engages in purchasing loans from financial institutions and issuing RMBS. Examples are Fannie Mae (“Federal National Mortgage Association”) and Freddie Mac (“Federal Home Loan Mortgage Corporation”) which are both listed companies.

App. F-22

AIOI INSURANCE COMPANY, LIMITED

Appendices of Non-Consolidated Financial Results for the
Six Months Ended September 30, 2009

1. Premiums and Claims by Lines of Insurance

2. Assumed Reinsurance Premiums and Claims by Lines of Insurance

3. Breakdown of Net Business Expenses

4. Catastrophe Reserves

5. Total Assets and Invested Assets

6. Investment Income and Expenses

7. Investments in Securities

App. F-23

1.	Premiums and Claims by Lines of Insurance

(1)	Direct Premiums Written by Lines of Insurance

	Six Months		Six Months		For the Year
	Ended		Ended		Ended
	September 30,		September 30,		March 31,
	2008	Change (%)	2009	Change (%)	2009	Change (%)
	(Yen in millions)

Fire and Allied Lines	58,473	2.2	57,170	(2.2)	122,262	4.1
Marine	2,939	7.1	1,820	(38.1)	5,006	(9.8)
Personal Accident	25,458	(3.2)	24,897	(2.2)	49,511	(2.1)
Voluntary Automobile	231,117	(1.5)	227,982	(1.4)	458,827	(1.7)
Compulsory Automobile Liability	73,750	(14.0)	61,356	(16.8)	132,713	(15.8)
Other	39,862	5.7	38,007	(4.7)	75,906	2.7

Total	431,601	(2.9)	411,233	(4.7)	844,227	(3.2)

(2)	Net Premiums Written by Lines of Insurance

	Six Months		Six Months		For the Year
	Ended		Ended		Ended
	September 30,		September 30,		March 31,
	2008	Change (%)	2009	Change (%)	2009	Change (%)
	(Yen in millions)

Fire and Allied Lines	49,488	1.0	48,080	(2.8)	102,746	2.4
Marine	3,028	2.6	1,755	(42.0)	5,589	(13.2)
Personal Accident	23,918	(3.7)	23,144	(3.2)	46,015	(3.9)
Voluntary Automobile	235,555	(1.1)	232,778	(1.2)	466,823	(1.3)
Compulsory Automobile Liability	67,082	(11.6)	54,724	(18.4)	119,731	(19.9)
Other	38,970	2.9	37,414	(4.0)	75,787	1.2

Total	418,044	(2.5)	397,899	(4.8)	816,693	(4.1)

(3)	Net Claims Paid by Lines of Insurance

	Six Months			Six Months			For the Year
	Ended			Ended			Ended
	September 30,	Loss		September 30,	Loss		March 31,	Loss
	2008	Ratio (%)*	Change (%)	2009	Ratio (%)*	Change (%)	2009	Ratio (%)*	Change (%)
	(Yen in millions)

Fire and Allied Lines	15,751	33.4	(0.7)	15,877	35.3	1.9	35,102	35.9	(1.4)
Marine	1,278	44.2	(24.9)	1,064	63.4	19.2	3,446	64.3	6.6
Personal Accident	10,965	49.5	9.7	10,816	51.4	1.9	21,466	50.0	4.3
Voluntary Automobile	134,220	61.7	1.4	137,817	65.9	4.2	279,434	64.8	1.5
Compulsory Automobile Liability	50,817	81.7	11.2	49,032	98.8	17.1	100,283	90.2	17.9
Other	26,625	72.3	2.8	22,175	63.9	(8.4)	53,816	74.7	(5.3)

Total	239,659	61.8	3.0	236,784	65.7	3.9	493,549	65.0	2.8

*	Net loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

App. F-24

2.	Assumed Reinsurance Premiums and Claims by Lines of Insurance

(1)	Net Assumed Reinsurance Premiums by Lines of Insurance

	Six Months		Six Months		For the Year
	Ended		Ended		Ended
	September 30,		September 30,		March 31,
	2008	Change (%)	2009	Change (%)	2009	Change (%)
	(Yen in millions)

Fire and Allied Lines	5,582	2.6	5,609	0.5	9,298	(2.2)
Marine	1,127	13.5	693	(38.5)	2,223	(5.9)
Personal Accident	253	11.2	97	(61.6)	134	(81.9)
Voluntary Automobile	7,112	16.8	7,408	4.2	13,260	14.9
Compulsory Automobile Liability	42,972	(22.9)	34,613	(19.5)	76,380	(30.9)
Other	2,978	(28.4)	2,764	(7.2)	6,605	(21.2)

Total	60,026	(17.4)	51,186	(14.7)	107,902	(24.6)

(2)	Net Assumed Reinsurance Claims by Lines of Insurance

	Six Months			Six Months			For the Year
	Ended			Ended			Ended
	September 30,	Loss		September 30,	Loss		March 31,	Loss
	2008	Ratio (%)*	Change (%)	2009	Ratio (%)*	Change (%)	2009	Ratio (%)*	Change (%)
	(Yen in millions)

Fire and Allied Lines	1,105	19.8	(11.7)	1,660	29.6	9.8	4,499	48.4	(1.9)
Marine	623	55.3	(58.0)	474	68.4	13.1	1,996	89.8	(3.7)
Personal Accident	568	224.4	149.5	152	156.9	(67.5)	356	265.7	222.1
Voluntary Automobile	3,662	51.5	(7.1)	4,331	58.5	7.0	7,988	60.2	(8.9)
Compulsory Automobile Liability	50,817	118.3	29.3	49,032	141.7	23.4	100,283	131.3	40.7
Other	6,485	217.8	82.0	3,430	124.1	(93.7)	12,589	190.6	(18.6)

Total	63,263	105.4	20.3	59,081	115.4	10.0	127,714	118.4	25.5

*	Loss ratio = Net assumed reinsurance premiums/Net assumed reinsurance claims × 100

3.	Breakdown of Net Business Expenses

		Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
				% of			% of
			Change (%)	Premiums		Change (%)	Premiums
		(Yen in millions)

Loss Adjustment Expenses + Operating Expenses and General and Administrative Expenses	Personnel Expenses	45,930	2.6	11.0	47,896	4.3	12.0
	Non-Personnel Expenses	39,572	7.7	9.5	45,820	15.8	11.5
	Taxes and Other	5,683	(0.5)	1.4	5,540	(2.5)	1.4
	Total	91,187	4.5	21.8	99,257	8.9	24.9

Operating Expenses and General and Administrative Expenses for Underwriting		68,542	4.1	16.4	70,778	3.3	17.8

Commissions and Collection Expenses		74,389	(0.1)	17.8	70,415	(5.3)	17.7

Total (Net Business Expenses)		142,932	1.9	34.2	141,193	(1.2)	35.5

App. F-25

		For the Year Ended March 31, 2009
				% of
			Change (%)	Premiums
		(Yen in millions)

Loss Adjustment Expenses + Operating Expenses and General and Administrative Expenses	Personnel Expenses	91,661	2.8	11.2
	Non-Personnel Expenses	82,140	1.6	10.1
	Taxes and Other	9,687	2.0	1.2
	Total	183,489	2.2	22.5

Operating Expenses and General and Administrative Expenses for Underwriting		138,311	1.4	16.9

Commissions and Collection Expenses		144,132	(2.0)	17.6

Total (Net Business Expenses)		282,444	(0.4)	34.6

4.	Catastrophe Reserves

	As of September 30, 2008		As of September 30, 2009
					Change from	Change from
	Amount	Reserve Ratio (%)*	Amount	Reserve Ratio (%)*	2Q FY2008	FY2008
	(Yen in millions)

Fire and Allied Lines	93,769	96.5	100,762	106.9	6,992	2,832
Marine	4,344	71.7	4,468	127.2	123	43
Personal Accident	33,600	70.2	35,009	75.6	1,408	708
Voluntary Automobile	90,449	19.2	66,571	14.3	(23,877)	(10,337)
Other	25,335	32.5	27,894	37.3	2,558	1,047

Total	247,500	35.4	234,706	34.3	(12,793)	(5,704)

	As of March 31, 2009
	Amount	Reserve Ratio (%)*
	(Yen in millions)

Fire and Allied Lines	97,930	97.0
Marine	4,424	79.2
Personal Accident	34,300	74.5
Voluntary Automobile	76,908	16.5
Other	26,846	35.4

Total	240,410	34.6

*	Reserve ratio = Balance of catastrophe reserve/Net premiums written (excluding dwelling earthquake + CALI) × 100

Note:	Reserve ratios for the second quarter are calculated after net premiums written (excluding dwelling earth quake + CALI) are doubled.

App. F-26

5.	Total Assets and Invested Assets

	As of	As of
	March 31, 2009	September 30, 2009	Change
	(Yen in millions)

Cash and Cash Equivalents	155,529	164,206	8,676
Monetary Claims Bought	19,535	16,685	(2,850)
Money Held in Trust	6,718	5,212	(1,506)
Investments in Securities	1,314,157	1,383,470	69,313
Domestic Bonds	535,419	499,817	(35,601)
Domestic Stocks	342,257	396,300	54,043
Foreign Securities	334,496	411,469	76,973
Other Securities	101,984	75,882	(26,102)
Loans	349,470	339,960	(9,510)
Property and Equipment-net	149,165	149,399	233
Intangible Assets	6,048	5,794	(254)
Other Assets	226,121	215,755	(10,365)
Deferred Tax Assets	192,140	154,811	(37,328)
Customers’ Liabilities for Acceptances and Guarantees	3,000	3,000	—
Allowance for doubtful accounts	(2,127)	(2,379)	(251)

Total Assets	2,419,760	2,435,918	16,157

Invested Assets	1,984,192	2,049,176	64,984

(For information purpose)
Long-Lived Assets	546,941	532,995	(13,945)

6.	Investment Income and Expenses

	Six Months Ended	Six Months Ended		For the Year Ended
	September 30, 2008	September 30, 2009	Change	March 31, 2009
	(Yen in millions)

Interest and Dividends Received	23,315	24,814	1,499	42,982
Gains and Losses on Sale of Securities	10,709	1,668	(9,040)	43,994
Losses on Devaluation of Securities	(5,665)	(3,319)	2,345	(62,461)
Gains and Losses on Derivative Transactions*	(6,166)	7,137	13,303	(11,832)
Other Investment Gains and Losses	(1,693)	(307)	1,386	(26,425)
Transfer of Investment Income on Deposit Premiums from Policyholders	(11,165)	(9,400)	1,765	(20,213)
Investment Income and Losses	9,334	20,592	11,258	(33,956)

*	Valuation profit and loss on derivative transactions at the end of the period are included.

App. F-27

(Reference) Details of Investment and Dividends Received

	Six Months	Six Months		For the Year
	Ended	Ended		Ended
	September 30, 2008	September 30, 2009	Change	March 31, 2009
	(Yen in millions)

Securities	16,532	18,301	1,768	29,645
Domestic Bonds	5,643	4,129	(1,513)	10,282
Domestic Stocks	5,093	3,586	(1,506)	9,439
Foreign Securities	5,291	5,368	77	9,129
Other Securities	504	5,216	4,711	794
Loans	3,343	3,397	54	6,783
Land and Buildings	2,571	2,563	(7)	5,201
Other	868	551	(316)	1,350

Total	23,315	24,814	1,499	42,982

7.	Investments in Securities

(1)	Unrealized Gains and Losses on Securities

			Unrealized Gains
As of September 30, 2009	Cost	Fair Value	and Losses	Change
	(Yen in millions)

Domestic Bonds	486,951	497,784	10,833	5,135
Domestic Stocks	265,381	320,438	55,057	55,200
Foreign Securities	399,382	370,725	(28,657)	11,796
Other Securities	92,361	87,843	(4,517)	15,182

Total	1,244,076	1,276,791	32,715	87,315

			Unrealized Gains
As of March 31, 2009	Cost	Fair Value	and Losses

Domestic Bonds	529,602	535,299	5,697
Domestic Stocks	269,074	268,931	(142)
Foreign Securities	347,231	306,777	(40,453)
Other Securities	136,322	116,621	(19,700)

Total	1,282,230	1,227,631	(54,599)

(Notes)

1.	Other available-for-sale securities, which are fairly valued on the market, are listed in the above tables.

2. Monetary claims bought is included in Other Securities.

(2)	Gains and Losses on Sale of Securities

	Six Months	Six Months		For the Year
	Ended	Ended		Ended
	September 30, 2008	September 30, 2009	Change	March 31, 2009
	(Yen in millions)

Domestic Bonds	2,955	282	(2,672)	6,508
Domestic Stocks	6,777	733	(6,044)	46,517
Foreign Securities	(541)	1,821	2,362	(10,548)
Other Securities	1,517	(1,169)	(2,686)	1,517

Total	10,709	1,668	(9,040)	43,994

App. F-28

(3)	Losses on Devaluation of Securities by Impairment

	As of	As of		As of
	September 30, 2008	September 30, 2009	Change	March 31, 2009
	(Yen in millions)

Domestic Bonds	—	—	—	485
Domestic Stocks	4,163	3,012	(1,151)	25,441
Foreign Securities	1,032	306	(725)	24,880
Other Securities	469	—	(469)	11,654

Total	5,665	3,319	(2,345)	62,461

App. F-29

AIOI INSURANCE COMPANY, LIMITED

Supplement of Non-Consolidated Financial Results for the
Six Months Ended September 30, 2009

1. Basic Information

2. Other Information

(1) Disclosure of Non-performing Loans

(2) Losses on Devaluation of Securities due to Recognizing Impairment Losses

(3)	Conditions of Realized Losses of Securitized Products regarding the Subprime Loan Problem in U.S.

(4) Recognition of Impairment Losses on Property and Equipment

(5) Unrealized Losses and Gains of Securities

(6) Sales Conditions of Third Sector Insurance

(7) Influences of Natural Catastrophe

(8) Balance, Reserve Ratio and Provision of Catastrophe Reserves

(9) Conditions of accepting Assumed Reinsurance Premiums and Claims

(10) Conditions of Insurance Ceded

(11) Actual Amounts of Refunds to Policyholders

App. F-30

Non-consolidated

[Supplement of Non-Consolidated Financial Results For the Six Months Ended September 30, 2009]

1.  Basic information

	Six Months	For the Year	Six Months
	Ended	Ended	Ended	Change from	Change from
	September 30, 2008	March 31, 2009	September 30, 2009	FY2008	2Q FY2008
	(Yen in 100 millions)

Net premiums written	4,180	8,166	3,978	—	(201)
Change	(2.5)%	(4.1)%	(4.8)%	(0.7)%	(2.3)%
Total assets	25,706	24,197	24,359	161	(1,347)
Loss ratio	61.8%	65.0%	65.7%	0.7%	3.9%
Expense ratio	34.2%	34.6%	35.5%	0.9%	1.3%
Combined ratio	95.9%	99.5%	101.1%	1.6%	5.2%
Balance Ratio of revenue and expenditure	4.1%	0.5%	(1.1)%	(1.6)%	(5.2)%
Voluntary Automobile
Net premiums written	2,355	4,668	2,327	—	(27)
Change	(1.1)%	(1.3)%	(1.2)%	0.1%	(0.1)%
Balance ratio of revenue and expenditure	5.8%	2.3%	0.7%	(1.6)%	(5.1)%
Loss ratio	61.7%	64.8%	65.9%	1.1%	4.2%
Expense ratio	32.4%	32.9%	33.5%	0.6%	1.1%
Fire and Allied Lines
Net premiums written	494	1,027	480	—	(14)
Change	1.0%	2.4%	(2.8)%	(5.2)%	(3.8)%
Balance ratio of revenue and expenditure	22.1%	20.6%	20.2%	(0.4)%	(1.9)%
Loss ratio	33.4%	35.9%	35.3%	(0.6)%	1.9%
Expense ratio	44.5%	43.5%	44.6%	1.1%	0.1%
Number of employee	9,118	9,075	9,421	346	303
Number of agency	40,031	39,483	39,591	108	(440)

(Notes)

1.	Loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

2.	Expense ratio = (Commissions and collection expenses + Operating expenses and general and administrative expenses for underwriting)/Net premiums written × 100

3.	Combined ratio = Loss ratio + Expense ratio

4.	Balance ratio of revenue and expenditure = 100 − Combined ratio

5.	Figures represented by% in “Change from FY2008” and “Change from 2Q FY2008” show differences between the end of the respective period and current interim period.

App. F-31

(Reference) Key Indicators (Consolidated)

	Six Months	For the Year	Six Months
	Ended	Ended	Ended	Change from	Change from
	September 30, 2008	March 31, 2009	September 30, 2009	FY2008	2Q FY2008
	(Yen in 100 millions)

Ordinary income	5,372	10,755	5,189	—	(182)
Net premiums written	4,304	8,291	4,086	—	(218)
Change	(2.2)%	(4.9)%	(5.1)%	(0.2)%	(2.9)%
Life insurance premiums	362	712	369	—	7
Change	4.0%	(1.1)%	1.9%	3.0%	(2.1)%
Ordinary profit or loss	114	(230)	276	—	162
Net income or loss	57	(109)	171	—	113

2.	Other information

(1)  Disclosure of Non-performing Loans

[Risk-Monitored Loans]

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Loans to bankrupt borrowers	0	0	0
Delinquent loans	29	15	24
Loans past due 3 months or more	9	13	12
Restructured Loans	2	7	7
Total	41	36	44
(Ratio against the Loans)	1.2%	1.1%	1.3%
(Reference) Loans	3,455	3,494	3,399

[Results of self-assessment]

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Non category	24,123	22,137	22,661

Category II	231	252	254
Category III	3	6	12
Category IV	83	657	46
Sum of Categories II - IV	319	916	313

Total	24,442	23,054	22,975

(Note)

The above table records amounts before redemption (before devaluation losses and impairment losses).

App. F-32

(2)  Losses on Devaluation of Securities by Impairment

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Domestic Bonds	—	4	—
Domestic Stocks	41	254	30
Foreign Securities	10	248	3
Other Securities	4	116	—

Total	56	624	33

* Rule of recognizing impairment losses applied

The Company recognizes impairment losses for marketable available-for-sale securities whenever their fair values at the year end decrease by 30% or more compared to their acquisition costs.

(3)	Conditions of Realized Losses of Securitized Products regarding the Subprime Loan Problem in U.S.

Refer to “Investment Conditions of Securitized Products” on page 27 of “SUMMARY OF FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED September 30, 2009”.

(4)  Recognition of Impairment Losses on Property and Equipment

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in millions)

Land	0	0	0
Buildings	0	2	0
Other assets	—	—	—

Total	1	3	1

(5)  Unrealized Gains and Losses of Securities

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in millions)

Domestic Bonds	26	56	108
Domestic Stocks	1,120	(1)	550
Foreign Securities	(402)	(404)	(286)
Other Securities	(177)	(197)	(45)

Total	566	(545)	327

(6)  Sales Conditions of Third Sector Insurance(*)

	Accumulated Numbers as of September 30, 2009
		Change from	The
	Total	2Q FY2008	Company	Subsidiaries
	(In hundreds)

Number of contracts	223	22	210	13

(Note)

The numbers of contracts for the Company, Subsidiaries and their total represent the accumulated from April 1, 2009 to September 30, 2009.

*	Summary of medical insurance and cancer insurance except for accident insurance and nursing care insurance

App. F-33

(7)  Influences of Natural Catastrophe

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in millions)

Direct claims	16	28	7
Net claims paid	16	28	7
Claims payable*	12	1	3

(Note)

The above lists records claims and claims payable regarding natural catastrophe occurred during current financial periods.

* Claims payable = net of provision and reversal of outstanding claims

(8)  Balance, Reserve Ratio and Provision of Catastrophe Reserves

	As of September 30, 2008			As of March 31, 2009			As of September 30, 2009
		Reserve			Reserve			Reserve
	Balance	Ratio	Provision	Balance	Ratio	Provision	Balance	Ratio	Provision
	(Yen in millions)

Fire and Allied Lines	937	96.5%	38	979	97.0%	80	1,007	106.9%	28
Marine	43	71.7%	1	44	79.2%	2	44	127.2%	0
Personal Accident	336	70.2%	7	343	74.5%	14	350	75.6%	7
Voluntary Automobile	904	19.2%	166	769	16.5%	328	665	14.3%	116
Other	253	32.5%	19	268	35.4%	36	278	37.3%	17
Total	2,475	35.4%	232	2,404	34.6%	461	2,347	34.3%	170

(Note)

Reserve ratio = Balance of catastrophe reserve / Net premiums written (excluding dwelling earthquake + CALI) × 100

Reserve ratios for second quarter are calculated after net premiums written (excluding dwelling earthquake + CALI) are doubled.

Provision = gross of provision

(9)  Assumed Reinsurance Premiums and Claims by Lines of Insurance

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Assumed	Assumed	Assumed	Assumed
	Reinsurance	Reinsurance	Reinsurance	Reinsurance
	Premiums	Claims	Premiums	Claims
	(Yen in 100 millions)

Fire and Allied Lines	55	11	56	16
Marine	11	6	6	4
Personal Accident	2	5	0	1
Voluntary Automobile	71	36	74	43
Compulsory Automobile Liability	429	508	346	490
Other	29	64	27	34
Total	600	632	511	590

App. F-34

(10)  Insurance Ceded by Lines of Insurance

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Ceded	Ceded	Ceded	Ceded
	Insurance	Insurance	Insurance	Insurance
	Premiums	Claims	Premiums	Claims
	(Yen in 100 millions)

Fire and Allied Lines	145	15	146	9
Marine	10	2	7	3
Personal Accident	17	7	18	8
Voluntary Automobile	26	10	26	13
Compulsory Automobile Liability	496	578	412	572
Other	38	14	33	11
Total	735	630	645	619

(11)  Actual Amounts of Refunds to Policyholders

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in millions)

Payment failure of incidental claims	17	17	—
Improper nonpayment of claims regarding third sector insurance	—	0	—
Total	17	17	—
Investigation regarding proper conditions of Fire insurance etc.	769	892	99

(Notes)

1. Actual accumulated amount of refunds is 3,811 million yen as of September 30, 2009.

2.	Expected total Accumulated amount of Refunds is 3,915 million yen.

App. F-35

APPENDIX G

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION
OF AIOI INSURANCE COMPANY, LIMITED

Aioi publicly announced in Japan its unaudited consolidated financial statements as of and for the three months ended June 30, 2009 prepared in accordance with Japanese GAAP on August 10, 2009. Such unaudited consolidated financial statements are set forth in Appendix F to this prospectus. The basis of Aioi’s audited consolidated financial statements included in this prospectus, which are presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. Presented below, as supplemental information, is a reverse reconciliation from U.S. GAAP to Japanese GAAP of Aioi net income for the year ended March 31, 2009 and shareholders’ equity as of March 31, 2009.

Unaudited Reverse Reconciliation of Selected Financial Information as of and for the Year Ended March 31, 2009

As the basis of the consolidated financial information included in this prospectus, which is prepared in accordance with U.S. GAAP, is significantly different from the consolidated financial information prepared in accordance with Japanese GAAP in certain respects, the Company presents below a reverse reconciliation of its net income for the year ended March 31, 2009 and shareholders’ equity as of March 31, 2009 from U.S. GAAP to Japanese GAAP.

	Net Loss for	Shareholders’
	the Year Ended	Equity as of
	March 31, 2009	March 31, 2009
	(Yen in millions)

Amounts reported in the consolidated financial statements under U.S. GAAP	¥(46,228)	¥571,313
Adjustments:
a) Scope of Consolidation	9,969	(2,429)
b) Business Combination	(3,284)	2,011
c) Catastrophic loss reserve	1,161	(247,367)
d) Other underwriting reserves	(6,857)	(114,477)
e) Reserve for price fluctuation	5,907	(1,730)
f) Policy acquisition costs	8,927	(169,345)
g) Revaluation of investments in securities and related investment income	31,094	27,286
h) Derivative transactions	3,274	—
i) Retirement and severance benefits	1,287	33,068
j) Other	4,223	11,651

Total adjustments from U.S. GAAP to Japanese GAAP	55,702	(461,332)
k) Income tax effect on the adjustments	(20,417)	156,887

Effect of adjustments from U.S. GAAP to Japanese GAAP, net of taxes	35,285	(304,445)
Amounts determined in conformity with Japanese GAAP	¥(10,943)	¥266,868

The significant differences between U.S. GAAP and Japanese GAAP that would apply to the Company and its consolidated subsidiaries are as follows:

(a)	Scope of Consolidation

The scope of consolidation is different under U.S. GAAP and Japanese GAAP primarily because, under U.S. GAAP, the primary beneficiary must consolidate variable interest entities in accordance with FIN No. 46(R), “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” which resulted in additional consolidation of certain variable interest entities. Japanese GAAP does not have a concept of variable interest entities. Therefore certain variable interest entities such as investment funds or special purpose entities for structured finance or private finance initiatives, which are not consolidated under Japanese GAAP based on the ownership of majority voting rights, may be consolidated under U.S. GAAP if the Company and its consolidated subsidiaries are their primary beneficiaries.

The difference in net loss of ¥7,146 million regarding VIE is mostly impact of net realized loss on investments.

(b)	Business Combination

Under U.S. GAAP, the share of net assets of Chiyoda Fire & Marine Insurance Co., Ltd. (“Chiyoda”) acquired in the business combination between Dai-Tokyo Fire & Marine Insurance Co., Ltd., (“Dai-Tokyo”) and Chiyoda (“Merger”) is recorded at fair value at the date of the Merger. In addition, identifiable intangible asset acquired should be separated from goodwill under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”. Under Japanese GAAP, the Merger has been accounted for in accordance with Japanese Commercial Code which is similar to the pooling-of-interests method. Consequently certain assets and liabilities are not fair valued and identifiable intangible assets have not been recognized at the date of the Merger.

The impact of the fair valuation of assets acquired and liabilities assumed under the purchase method of accounting has been included in the relevant categories of this reconciliation.

(c)	Catastrophic Loss Reserve

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company is required to establish catastrophic loss reserve for the payment of extraordinary losses arising out of natural catastrophes. The Company is required to retain a portion of net premiums written by lines of insurance as a catastrophic loss reserve which is a part of the underwriting reserves liability. The Company is permitted to utilize this catastrophic loss reserve when the payment of losses exceed a certain percentage (for example, 50% for fire and allied lines) of net premium written for the fiscal year.

Under U.S. GAAP, the catastrophic loss reserve recorded in underwriting reserves under Japanese GAAP is reversed.

(d)	Underwriting Reserves (Other than Catastrophic Loss Reserve)

Property and Casualty Insurance Operations

Under U.S. GAAP, property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Also, under U.S. GAAP, the Company establishes reserves to provide for the estimated costs of paying claims made by policyholders or against policyholders for all lines of business. These reserves include estimates for both claims that have been reported and those that have been incurred but not reported to the Company and include estimates of all expenses associated with processing and settling these claims. This estimation process is primarily based on historical experience and involves a variety of actuarial techniques, which analyze trends and other relevant factors. Under U.S. GAAP, unearned premiums, unpaid losses and claims and related adjustment expenses are presented in the balance sheet separately.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company is required to maintain underwriting reserves, which consist of premium reserve, at an amount determined whichever is the greater of the unearned premiums or the underwriting balance at the end of the year for policies written during the year, and investment deposits by policyholders, by lines of insurance and types of policy. Also, under Japanese GAAP in accordance with the regulations of the Insurance Business Law of Japan, a reserve for outstanding claims has been established to be sufficient to discharge claims incurred and reported. A provision for losses incurred but not reported which relates to long-tailed and material contract has been made similarly with the computation under U.S. GAAP, and the same provision relating to short-tailed or nonmaterial contract has been established based on formulae method. However, estimates of all expenses associated with unpaid losses and claims are excluded. In addition, under Japanese GAAP, insurance companies are required to record a statutory reserve for accumulated results on underwriting compulsory automobile liability insurance. This reserve is reflected in net income under U.S. GAAP.

Life Insurance Operations

Under U.S. GAAP, reserves for future policy benefits for life insurance contracts are determined principally by the net level premium method. Assumed interest rates range from 1.10% to 3.10% and anticipated rates of mortality are based on the recent experience of the Company’s life insurance subsidiary.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company’s life insurance subsidiary is required to establish underwriting reserves to provide for the fulfillment of future obligations under life insurance contracts, which are in general calculated using the net level premium method based on assumptions regulated by Japanese law. Certain key assumptions including provision for adverse deviation and lapse ratios utilized in our U.S. GAAP reserves differ from those set out under the Japanese law for Japanese GAAP purposes.

(e)	Reserve for Price Fluctuation

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company and the Company’s domestic insurance subsidiary maintain a price fluctuation reserve as a liability in their Japanese GAAP financial statements to provide for offsetting against realized losses on securities and money trusts.

Under U.S. GAAP, price fluctuation reserve under Japanese GAAP is reversed.

(f)	Deferred Policy Acquisition Costs

Under U.S. GAAP, costs that vary with and are directly related to acquisition of insurance policies are capitalized and amortized in proportion to premiums recognized.

Under Japanese GAAP, these costs are charged to income as incurred.

(g)	Valuation of Investments in Securities

Under U.S. GAAP, trading securities are reported at fair value with unrealized gains and losses included in income. Held-to-maturity securities are reported at amortized cost. Available-for-sale securities are reported at fair value and the related net unrealized gains or losses, net of applicable income taxes, are reported in a separate component of shareholders’ equity as accumulated other comprehensive income. If the decline in fair value below its respective cost is considered to be other than temporary, the decline is recorded as a realized loss on investments by a charge to current earnings.

Under Japanese GAAP, accounting for investments in securities is substantially the same with that under U.S.GAAP except for securities earmarked for policy reserve, which are stated at amortized cost.

The Company classified its debt and equity securities into either (a) held-to-maturity securities which are reported at amortized cost, (b) trading securities which are reported at fair value with unrealized gains and losses included in income, or (c) other securities. Other securities, excluding securities earmarked for policy reserve, for which quoted market prices are not available, are carried at fair value with corresponding unrealized gains and losses being reported, net of related tax effects, as a separate component of shareholders’ equity. All other securities for which quoted market prices are not available are carried at cost. Securities earmarked for policy reserve are valued at amortized cost if certain conditions prescribed in Industry Audit Committee Report No. 21 “Temporary Treatment of Accounting and Auditing Concerning Securities Earmarked for Policy Reserve in Insurance Industry” (issued by The Japanese Institute of Certified Public Accountants on November 16, 2000) are met.

Under Japanese GAAP, investments in unlisted equity securities, including private equity securities and preferred securities, are carried at cost less impairment, if any. However under U.S. GAAP they are evaluated fair value and carried at fair value in net realized loss on investment in accordance with SFAS No. 60, “Accounting and Reporting by Insurance Enterprise”.

Exchanges of investments as part of business combinations have been accounted for at cost under Japanese GAAP, while U.S. GAAP requires accounting for the transactions at fair value when investments held by acquired companies are exchanged for surviving companies in accordance with EITF 91-5, “Nonmonetary Exchange of Cost-Method Investments.”

(h)	Derivatives

Derivatives are used to manage exposure to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches of risk profile of assets and liabilities. Under U.S. GAAP, most derivatives used by the Aioi group are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” Japanese GAAP permits hedge accounting for certain derivative hedging activities, including portfolio hedges, using less restrictive hedging criteria. Under Japanese GAAP, derivative financial instruments generally are to be recognized as either assets or liabilities at fair value and the corresponding gains and losses are to be recognized in earnings in the period of change. If certain hedging criteria are met, such gains and losses should either be deferred and accounted for as a separate component of net assets (“deferred hedge”) or recognized in earnings in the period of change together with the corresponding gains or losses of the hedged item attributable to the risk being hedged (“fair value hedge”).

Also under U.S. GAAP, the fair value option may be applied to certain hybrid financial instruments in accordance with SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” Hybrid financial instruments for which fair value option is elected are measured and carried at fair value with unrealized gains and losses included in income. However Japanese GAAP does not have a concept of fair value option similar to U.S. GAAP.

(i)	Retirement and Severance Benefits

Under U.S. GAAP, the Company accounts for its defined benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires the recognition of the over-funded or under-funded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in other comprehensive income in the year in which the changes occur.

Under Japanese GAAP, reserve for pension and retirement benefits is established in a similar manner to U.S. GAAP with some differences. For example, Japanese GAAP does not require the recognition of the over-funded or under-funded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in other comprehensive income. In addition, since Japanese GAAP does not allow the corridor-approach for amortization of unrecognized actuarial gains and losses, they are amortized over certain periods within the estimated average remaining service years of employees.

(j)	Other

Other adjustments include items having a relatively small effect on net income and shareholders’ equity.

(k)	Income Taxes

Under U.S. GAAP, deferred tax assets and liabilities are computed based on the differences between the financial statement and tax bases of assets and liabilities using the asset and liability method.

Similarly, under Japanese GAAP, deferred income taxes have been recognized for temporary differences between the financial statement basis and the tax basis of assets and liabilities using the asset and liability method. Deferred tax assets and liabilities recognized under U.S. GAAP and Japanese GAAP are different primarily due to the difference in the financial statement basis that give rise to tax effects.

Also, under U.S. GAAP, all available evidence, both positive and negative, must be considered to determine whether a valuation allowance is needed. Under Japanese GAAP the assessment as to whether deferred tax assets are realizable is primarily based on estimates of future taxable income.

Unaudited Consolidated Financial Statements of the Company as of and for the Six Months Ended June 30, 2009 Prepared in Accordance with Japanese GAAP

Set forth below is an English translation of the August 10, 2009 Public Announcement.

Appendix H

Translation

SUMMARY OF FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009 (Non-Consolidated)

November 19, 2009

Name of Listed Company:	Nissay Dowa General Insurance Company, Limited
Securities Code Number:	8759
Stock Exchanges:	Tokyo and Osaka
URL:	http://www.nissaydowa.co.jp
Representative:	Ichiro Tateyama, President
Contact:	Yukie Uchiyama, Chief Manager, Accounting Department Telephone: (03)-5550-0232
Date of filing Quarterly Financial Report:	November 26, 2009
Date of starting payment of dividends:	—

Note:	Amounts less than the base unit amount have been disregarded; all ratios shown have been rounded to the nearest decimal.

1.	Business Results for the six months ended September 30, 2009 (April 1, 2009 to September 30, 2009)

(1)	Results of Operations

	Net Premiums		Ordinary		Net
	Written		Profit		Income
	(Yen in millions)

Six months ended September 30, 2009	154,945	(0.5)%	6,378	33.6%	3,538	41.5%
Six months ended September 30, 2008	155,735	(2.5)%	4,774	(31.1)%	2,500	(46.4)%

Note:	Percent figures represent changes in comparison with the corresponding period of the previous fiscal year.

		Net Income per
	Net Income per Share	Share — Diluted
	(Yen)

Six months ended September 30, 2009	9.32	—
Six months ended September 30, 2008	6.58	—

(2)	Financial Conditions

				Net Assets
				per Share
	Total Assets	Net Assets	Equity Ratio	(Yen)
	(Yen in millions)

As of September 30, 2009	1,110,456	204,029	18.4%	537.56
As of March 31, 2009	1,100,172	184,364	16.8%	485.73

Reference: Equity: As of September 30, 2009: ¥204,029 million As of March 31, 2009: ¥184,364 million

2.	Dividends

Dividend Per Share (Yen)
	First	Second	Third
(Record Date)	Quarter-End	Quarter-End	Quarter-End	Year-End	Annual

Year ended March 31, 2009	—	—	—	8.00	8.00
Year ending March 31, 2010	—	—

3.	[Intentionally Omitted]

4.	Other information

(1)  Changes in accounting principles, procedures and presentation in preparing the financial statements:

1. Changes due to revision of accounting standards: None

2. Changes due to other than above: None

(2)  The number of shares outstanding (Common stock)

1. The number of shares outstanding (including treasury stock)

As of September 30, 2009:	390,055,814 shares
As of March 31, 2009:	390,055,814 shares

2. The number of treasury stock

As of September 30, 2009:	10,510,436 shares
As of March 31, 2009:	10,495,796 shares

3. The average number of shares outstanding

For the six months ended September 30, 2009:	379,554,374 shares
For the six months ended September 30, 2008:	379,810,465 shares

Qualitative Information, Financial Statements, and Other Information

1.	Qualitative Information Regarding Business Results

In this interim fiscal period, the Japanese economy continued to face extremely difficult conditions, with major declines in corporate profits and continuing deterioration in the employment situation due to the chaos in global financial markets since last year, and the subsequent impact on the economy, resulting in deceleration.

In the midst of these economic trends, the non-life insurance industry saw a decline in income from insurance premiums, in part due to a slump in new car sales, and the impact of sluggish freight shipments on cargo insurance.

Faced with such circumstances, the company has continued to focus on innovations in management quality as our most critical issue, and have enlisted the entire company in improving customer satisfaction by further strengthening our approach to executing business from the customer’s point of view, based on the “Customers First! Quality Standard” provided for agencies, and the Nissay Dowa General Insurance Group Code of Conduct enacted on April 1, 2009.

The company also engaged in social contribution initiatives, including soliciting donations for natural disaster aid.

In addition, based on our announcement of January 23 of this year, the company has also moved ahead with talks on business integration, and on September 30 of this year, reached a final agreement with Aioi Insurance Co., Ltd. and the Mitsui Sumitomo Insurance Group (Mitsui Sumitomo Insurance Group Holdings, Inc. and Mitsui Sumitomo Insurance Co., Ltd.), concluding a share exchange agreement with Aioi Insurance Co., Ltd. and Mitsui Sumitomo Insurance Group Holdings, Inc., as well as a merger agreement with Aioi Insurance Co., Ltd., premised on approval from shareholders and the relevant authorities.

Rolling out such measures resulted in ordinary income of 187.3 billion yen, including 170.6 billion yen in underwriting income, 16.2 billion yen in investment income, and 0.4 billion yen in other ordinary income. This marked a decline of 2.5 billion yen compared to the previous interim period.

Ordinary expenses declined 4.1 billion yen compared to the previous interim period to 180.9 billion yen, including 146.9 billion yen in underwriting expenses, 6.8 billion yen in investment expenses, 26.5 billion yen in operating expenses and general and administrative expenses, and 0.6 billion yen in other ordinary expenses.

This resulted in an increase of 1.6 billion yen in ordinary profit over the previous interim period, to 6.3 billion yen.

Net income after accounting for extraordinary income and losses, corporate and resident taxes, and other tax adjustments, amounted to 3,538 million yen, marking an increase of 1,038 million yen over the previous interim period.

2.	Qualitative Information Regarding Financial Status

(1)  Financial Status

Total assets as of the end of the current interim period were 1,110.4 billion yen, an increase of 10.2 billion yen over the end of the previous fiscal year.

Net assets rose 19.6 billion yen over the end of the previous fiscal year to 204 billion, owing to an increase in unrealized gains on investments, net of tax and other factors.

This resulted in an equity ratio of 18.4% or net assets per share of 537.56 yen.

(2)  Cash Flow Status

Cash flow from operating activities in the current interim period declined by 10.7 billion yen compared to the previous interim period, due in part to an increase in net claims paid. This resulted in a cash outflow of 11 billion yen.

Cash flow from investment activities rose by 26.5 billion yen over the previous interim period, due in part to an increase in proceeds from sales and redemption of securities. This resulted in a cash inflow of 7.4 billion yen.

Cash flow from financing activities rose by 0.1 billion yen over the previous interim period, owing to a decline in expenditures for the acquisition of treasury stock. This resulted in a cash outflow of 3 billion yen.

The balance of cash and cash equivalents at the end of the current interim period was consequently 49.4 billion yen, and a decline of 6.1 billion yen compared to the end of previous interim period.

3.	[Intentionally Omitted]

4.	Other

Changes in accounting principles, procedures, methods of disclosure, etc. for the preparation of financial statements

Nothing of note to report.

5.	Financial Statements

(1)  Balance Sheet

	As of September 30, 2009	As of March 31, 2009
	Amount	Amount
	(Yen in millions)

ASSETS
Cash deposits and savings	29,281	32,803
Call loans	20,800	24,300
Securities	835,437	810,817
Loans	38,459	40,785
Tangible fixed assets	56,583	56,778
Intangible fixed assets	235	236
Other assets	84,328	78,144
Deferred tax assets	46,239	57,153
Bad debts reserve	(905)	(844)
Reserve for losses on investments	(2)	(2)

Total assets	1,110,456	1,100,172

LIABILITIES
Underwriting funds	880,114	884,604
Outstanding claims	126,114	125,808
Underwriting reserves	754,000	758,795
Other liabilities	24,715	29,678
Income taxes payable	868	780
Other liabilities	23,847	28,898
Reserve for pension and retirement benefits	684	337
Accrued bonuses for employees	—	580
Reserve under the special law	911	607
Reserve for price fluctuation	911	607

Total liabilities	906,426	915,808

Net assets
Shareholders’ equity
Common stock
Capital surplus	47,328	47,328
Legal capital surplus	40,303	40,303
Other capital surplus	3	3

Total capital surplus	40,307	40,307

Retained earnings
Legal retained earnings	7,492	7,492
Other retained earnings	66,790	66,288
Reserve for fixed asset depreciation	1,116	1,116
General reserves	58,000	68,000
Retained earnings brought forward	7,674	(2,827)

Total retained earnings	74,283	73,871

Treasury stock	(4,944)	(4,938)

Total shareholders’ equity	156,974	156,479

Valuation and translation adjustments
Unrealized gains on investments, net of tax	47,055	27,885

Total valuation and translation adjustments	47,055	27,885

Total net assets	204,029	184,364

Total liabilities and net assets	1,110,456	1,100,172

(2)  Profit and Loss Statement

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Ordinary income	189,967	187,373
Underwriting income	172,457	170,638
Net premiums written	155,735	154,945
Deposit premiums from policyholders	8,112	6,849
Investment income on deposit premiums from policyholders	4,523	4,041
Reversal of underwriting reserves	4,086	4,795
Investment income	17,078	16,253
Interest and dividends received	13,826	10,517
Gains on sales of securities	7,772	9,494
Transfer of investment income on deposit premiums from policyholders	(4,523)	(4,041)
Other ordinary income	430	481
Ordinary expenses	185,192	180,994
Underwriting expenses	150,056	146,973
Net claims paid	92,257	94,546
Loss adjustment expenses	8,638	9,110
Commission and collection expenses	26,210	26,701
Maturity refunds to policyholders	17,969	16,179
Provision for outstanding claims	4,729	306
Investment expenses	7,001	6,854
Losses on sale of securities	1,901	2,790
Losses on devaluation of securities	3,374	3,409
Operating expenses and general and administrative expenses	27,663	26,532
Other ordinary expenses	470	634
Interest paid	0	0

Ordinary profit	4,774	6,378

Extraordinary income	1	71
Extraordinary losses	428	1,358
Provision for reserve under the special law	333	303
Provision for price fluctuation reserve	333	303
Others	95	1,054

Income before income taxes	4,347	5,091

Income taxes-current	4,037	1,492
Income taxes-deferred	(2,189)	60

Total income taxes		1,552

Net income	2,500	3,538

(3)  Statement of Changes in Shareholders’ Equity

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Shareholders’ equity
Common stock
Balance as of March 31, 2009	47,328	47,328
Change during the period
Total change during the period	—	—

Balance as of September 30, 2009	47,328	47,328

Capital surplus
Legal capital surplus
Balance as of March 31, 2009	40,303	40,303
Change during the period
Total change during the period	—	—

Balance as of September 30, 2009	40,303	40,303

Other capital surplus
Balance as of March 31, 2009	—	3
Change during the period
Disposal of treasury stock	3	—

Total change during the period	3	—

Balance as of September 30, 2009	3	3

Total capital surplus
Balance as of March 31, 2009	40,303	40,307
Change during the period
Disposal of treasury stock	3	—

Total change during the period	3	—

Balance as of September 30, 2009	40,307	40,307

Retained earnings
Legal retained earnings
Balance as of March 31, 2009	7,492	7,492
Change during the period
Total change during the period	—	—

Balance as of September 30, 2009	7,492	7,492

Other retained earnings
Reserve for fixed asset depreciation
Balance as of March 31, 2009	1,138	1,116
Change during the period
Total change during the period	—	—

Balance as of September 30, 2009	1,138	1,116

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

General reserve
Balance as of March 31, 2009	68,000	68,000
Change during the period
Reversal of general reserve	—	(10,000)

Total change during the period	—	(10,000)

Balance as of September 30, 2009	68,000	58,000

Retained earnings brought forward
Balance as of March 31, 2009	6,926	(2,827)
Change during the period
Reversal of general reserve	—	10,000
Dividend of retained earnings	(3,038)	(3,036)
Net income during the period	2,500	3,538

Total change during the period	(538)	10,502

Balance as of September 30, 2009	6,388	7,674

Total retained earnings
Balance as of March 31, 2009	83,558	73,781
Change during the period
Reversal of general reserve	—	—
Dividend of retained earnings	(3,038)	(3,036)
Net income during the period	2,500	3,538

Total change during the period	(538)	502

Balance as of September 30, 2009	83,019	74,283

Treasury stock
Balance as of March 31, 2009	(4,771)	(4,938)
Change during the period
Purchase of treasury stock	(160)	(6)
Disposal of treasury stock	15	—
Total change during the period	(144)	(6)

Balance as of September 30, 2009	(4,915)	(4,944)

Total shareholders’ equity
Balance as of March 31, 2009	166,419	156,479
Change during the period
Dividend of retained earnings	(3,038)	(3,036)
Net income during the period	2,500	3,538
Purchase of treasury stock	(160)	(6)
Disposal of treasury stock	19	—

Total change during the period	(679)	495

Balance as of September 30, 2009	165,739	156,974

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Valuation and translation adjustments
Unrealized gains on investments, net of tax
Balance as of March 31, 2009	106,888	27,885
Change during the period
Change in items other than shareholders’ equity (net amount) during the period	(37,844)	19,170

Total change during the period	(37,844)	19,170

Balance as of September 30, 2009	69,043	47,055

Total valuation and translation adjustments
Balance as of March 31, 2009	106,888	27,885
Change during the period
Change in items other than shareholders’ equity (net amount) during the period	(37,844)	19,170

Total change during the period	(37,844)	19,170

Balance as of September 30, 2009	69,043	47,055

Total net assets
Balance as of March 31, 2009	273,308	184,364
Change during the period
Dividend of retained earnings	(3,038)	(3,036)
Net income during the period	2,500	3,538
Purchase of treasury stock	(160)	(6)
Disposal of treasury stock	19	—
Change in items other than shareholders’ equity (net amount) during the period	(37,844)	19,170

Total change during the period	(38,524)	19,665

Balance as of September 30, 2009	234,783	204,029

(4)  Statement of Cash Flow

	Six Months Ended	Six Months Ended
	September 30, 2008	September 30, 2009
	Amount	Amount
	(Yen in millions)

Cash flows from operating activities
Income before income taxes	4,347	5,091
Depreciation	1,808	1,586
Impairment losses	12	—
Increase (Decrease) in outstanding claims	4,729	306
Increase (Decrease) in underwriting reserves	(4,086)	(4,795)
Increase (Decrease) in bad debts reserve	(19)	61
Increase (Decrease) in reserve for losses on investments	0	(0)
Increase (Decrease) in reserve for pension and retirement benefits	(1,009)	347
Increase (Decrease) in accrued bonuses for employees	(363)	(580)
Increase (Decrease) in reserve for price fluctuations	333	303
Interest and dividends received	(13,826)	(10,517)
Losses (gains) on investment in securities	(2,408)	(3,337)
Interest expenses	0	0
Foreign exchange losses (gains)	459	(192)
Losses (gains) on disposal of tangible fixed assets	81	0
Decrease (Increase) in other assets (excluding those related to investment and financing activities)	4,219	(4,001)
Increase (Decrease) in other liabilities (excluding those related to investment and financing activities)	(3,803)	177
Others	727	(7,857)

Subtotal	(8,797)	(23,408)

Interest and dividends received	13,172	11,122
Interest paid	(0)	(0)
Income tax paid	(4,754)	(1,726)
Income tax refund	—	2,919

Cash flows from operating activities	(379)	(11,093)

Cash flows from investment activities
Net decrease (increase) in savings deposits	441	285
Purchase of monetary claims bought	(616)	—
Proceeds from sales and redemption of monetary claims bought	950	—
Purchase of securities	(119,608)	(138,834)
Proceeds from sales and redemption of securities	95,446	145,021
Investment in loans	(1,319)	(1,674)
Collection of loans	7,794	4,001

Total for asset investment activities	(16,911)	8,798

Total for operating and asset investment activities	(17,290)	(2,295)

Acquisition of tangible fixed assets	(2,198)	(1,544)
Proceeds from sales of tangible fixed assets	16	154
Others	(0)	(0)

Cash flows from investment activities	(19,093)	7,407

Cash flows from financing activities
Expenditures for loan repayment	(0)	(2)
Proceeds from sales of treasury stock	19	—
Acquisition of treasury stock	(160)	(6)
Cash dividends paid	(3,038)	(3,036)

Cash flows from financing activities	(3,180)	(3,045)

Effect of exchange rate changes on cash and cash equivalents	(472)	(6)

Increase (Decrease) in cash and cash equivalents	(23,125)	(6,737)

Cash and cash equivalents at beginning of the period	78,742	56,208

Cash and cash equivalents at the end of the period	55,616	49,471

(5)  Explanatory notes regarding the premise of a going concern

Nothing of note to report.

Reference: Profit and Loss Statement for second quarter

	FY 2008 2nd Quarter	FY 2009 2nd Quarter
	(July 1, 2008 to	(July 1, 2009 to
	September 30, 2008)	September 30, 2009)
	Amount	Amount
	(Yen in millions)

Ordinary income	98,004	96,869
Underwriting income	89,853	87,005
Net premiums written	77,542	78,131
Deposit premiums from policyholders	3,888	3,131
Investment income on deposit premiums from policyholders	2,217	1,994
Reversal of underwriting reserves	6,205	3,749
Investment income	7,930	9,604
Interest and dividends received	5,100	3,725
Gains on sales of securities	5,045	7,957
Transfer of investment income on deposit premiums from policyholders	(2,217)	(1,994)
Other ordinary income	221	258
Ordinary expenses	97,416	94,406
Underwriting expenses	77,616	76,132
Net claims paid	46,640	47,899
Loss adjustment expenses	4,595	5,055
Commission and collection expenses	12,575	13,046
Maturity refunds to policyholders	9,327	8,556
Provision for outstanding claims	4,051	1,387
Investment expenses	6,017	5,101
Losses on sale of securities	1,393	1,446
Losses on devaluation of securities	3,277	3,240
Operating expenses and general and administrative expenses	13,472	13,036
Other ordinary expenses	310	135
Interest paid	0	0

Ordinary profit	587	2,462

Extraordinary income	1	71
Extraordinary losses	189	907
Provision for reserve under the special law	166	150
Provision for price fluctuation reserve	166	150
Others	23	756

Income before income taxes	399	1,626

Income taxes — current	840	264
Income taxes — deferred	(297)	675

Total income taxes		939

Net income (loss)	(143)	686

Note:	The amounts reported above are calculated by deducting the amounts of Profit and Loss Statement for first quarter from the amounts of Profit and Loss Statement for the Six Months Ended September 30, 2009.

6.	Other Information

Summary of Results of Operations

	Six Months Ended	Six Months Ended		Change
	September 30, 2008	September 30, 2009	Change	Ratio (%)
	(Yen in millions)

Direct premiums including deposit premiums from policyholders	181,176	186,854	5,677	3.1
Direct premiums excluding deposit premiums from policyholders	173,064	180,004	6,940	4.0

Ordinary income and expenses
Underwriting income	172,457	170,638	(1,819)	(1.1)
Net premiums written	155,735	154,945	(789)	(0.5)
Deposit premiums from policyholders	8,112	6,849	(1,262)	(15.6)
Underwriting expenses	150,056	146,973	(3,083)	(2.1)
Net claims paid	92,257	94,546	2,289	2.5
Loss adjustment expenses	8,638	9,110	471	5.5
Commissions and collection expenses	26,210	26,701	490	1.9
Maturity refunds to policyholders	17,969	16,179	(1,790)	(10.0)

Investment income	17,078	16,253	(824)	(4.8)
Interest and dividends received	13,826	10,517	(3,308)	(23.9)
Gains on sale of securities	7,772	9,494	1,721	22.2
Investment expenses	7,001	6,854	(146)	(2.1)
Losses on sale of securities	1,901	2,790	889	46.8
Losses on devaluation of securities	3,374	3,409	35	1.0

Operating expenses and general and administrative expenses	27,663	26,532	(1,131)	(4.1)
Operating expenses and general and administrative expenses associated with underwriting	25,755	24,705	(1,050)	(4.1)

Other ordinary income and expenses	(39)	(153)	(114)	—

Ordinary profit	4,774	6,378	1,603	33.6
Underwriting profit	(2,903)	(814)	2,089	—

Extraordinary income and losses
Extraordinary income	1	71	69	4,522.0
Extraordinary losses	428	1,358	929	216.8

Extraordinary income and losses	(427)	(1,287)	(859)	—

Income before income taxes	4,347	5,091	743	17.1
Income taxes — current	4,037	1,492	(2,544)	(63.0)
Income taxes — deferred	(2,189)	60	2,250	—
Total income taxes	—	1,552	—	—
Net income	2,500	3,538	1,038	41.5

Ratios
Net loss ratio	64.8%	66.9%
Net expense ratio	33.4%	33.2%

Note 1:	Underwriting profit = Underwriting income - (Underwriting expenses + Operating expenses and general and administrative expenses associated with underwriting) ± Other income and expenses

Note that Other income and expenses consists of the corporate tax on compulsory auto liability insurance, etc.

Note 2:	Net loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

Note 3:	Net expense ratio = (Commissions and collection expenses + Operating expenses and general and administrative expenses associated with underwriting)/Net premiums written × 100

Premiums and Claims by Lines of Insurance

Direct Premiums (excluding deposit premiums from policyholders)

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
Lines of Insurance	Amount	Share (%)	Change (%)	Amount	Share (%)	Change (%)
	(Yen in millions)

Fire and allied	28,607	16.5	0.7	31,734	17.6	10.9
Marine	3,580	2.1	5.6	2,782	1.5	(22.3)
Personal accident	15,590	9.0	(2.4)	15,226	8.5	(2.3)
Voluntary automobile	80,100	46.3	(0.9)	80,486	44.7	0.5
Compulsory automobile liability insurance	17,632	10.2	(15.6)	16,001	8.9	(9.3)
Other	27,553	15.9	8.3	33,772	18.8	22.6

Total	173,064	100.0	(1.1)	180,004	100.0	4.0

Net Premiums

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
Lines of Insurance	Amount	Share (%)	Change (%)	Amount	Share (%)	Change (%)
	(Yen in millions)

Fire and allied	20,831	13.4	(0.6)	23,320	15.1	11.9
Marine	2,605	1.7	5.4	2,028	1.3	(22.2)
Personal accident	15,101	9.7	(2.0)	14,651	9.5	(3.0)
Voluntary automobile	79,960	51.3	(1.0)	80,293	51.8	0.4
Compulsory automobile liability insurance	17,569	11.3	(12.8)	14,586	9.4	(17.0)
Other	19,666	12.6	(2.1)	20,065	12.9	2.0

Total	155,735	100.0	(2.5)	154,945	100.0	(0.5)

Net Claims Paid

	Six Months Ended September 30, 2008			Six Months Ended September 30, 2009
			Net Loss			Net Loss
Lines of Insurance	Amount	Change (%)	Ratio (%)	Amount	Change (%)	Ratio (%)
	(Yen in millions)

Fire and allied	7,772	(2.4)	39.2	8,425	8.4	37.7
Marine	1,634	20.6	65.5	1,617	(1.1)	83.0
Personal accident	7,606	(12.1)	55.6	8,141	7.0	60.8
Voluntary automobile	50,715	(4.3)	70.6	51,727	2.0	72.2
Compulsory automobile liability insurance	14,101	1.3	87.2	13,471	(4.5)	100.5
Other	10,426	9.4	55.4	11,164	7.1	58.0

Total	92,257	(2.3)	64.8	94,546	2.5	66.9

Note:	The net loss ratio is calculated by adding the loss adjustment expenses to net claims paid.

Securities

1. Marketable bonds to be held until maturity

Current interim period end (September 30, 2009) and end of the previous fiscal year (March 31, 2009)

Nothing of note to report.

2. Marketable shares of subsidiaries and affiliates

Current interim period end (September 30, 2009) and end of the previous fiscal year (March 31, 2009)

Nothing of note to report.

3. Marketable securities available for sale

	As of September 30, 2009			As of March 31, 2009
	Acquisition	Fair Value on		Acquisition	Fair Value on
Items	Cost	Balance Sheet	Difference	Cost	Balance Sheet	Difference
	(Yen in millions)

Domestic bonds	326,451	331,297	4,846	343,912	345,601	1,689
Domestic stocks	206,710	288,789	82,079	205,900	263,897	57,996
Foreign securities	206,700	192,403	(14,297)	186,739	169,938	(16,801)
Other	4,778	6,027	1,248	13,445	14,404	958

Total	744,641	818,518	73,876	749,998	793,841	43,842

As of September 30, 2009	As of March 31, 2009

Impairment losses of 3,399 million yen were taken on marketable securities available for sale. Note that an impairment loss was taken on all securities with a decline of 30% or more below acquisition cost as of the end of the interim period.	Impairment losses of 18,737 million yen were taken on marketable securities available for sale. Note that an impairment loss was taken on all securities with a decline of 30% or more below acquisition cost as of the end of the fiscal year.

4. Details and amounts of major securities which are not valued at fair value on the balance sheet

As of September 30, 2009			As of March 31, 2009

(1)	Bonds to be held until maturity		(1)	Bonds to be held until maturity
	Domestic bonds	12 million		Domestic bonds	42 million
(2)	Shares of subsidiaries and affiliates		(2)	Shares of subsidiaries and affiliates
	Domestic stocks	235 million		Domestic stocks	235 million
	Foreign securities	2,539 million		Foreign securities	2,539 million
(3)	Securities available for sale		(3)	Securities available for sale
	Domestic bonds	2 million		Domestic bonds	2 million
	Domestic stocks	6,331 million		Domestic stocks	6,347 million
	Foreign securities	7,795 million		Foreign securities	7,805 million
	Others	1 million		Others	1 million

Money Trusts

1. Money trusts to be held until maturity

Current interim period end (September 30, 2009) and end of the previous fiscal year (March 31, 2009)

Nothing of note to report.

2. Money trusts other than those for investment and holding until maturity

Current interim period end (September 30, 2009) and end of the previous fiscal year (March 31, 2009)

Nothing of note to report.

Derivative Transactions

		As of September 30, 2009			As of March 31, 2009
				Unrealized			Unrealized
Object of		Contract	Fair	Gain	Contract	Fair	Gain
Transaction	Type of Transaction	Amount	Value	(Loss)	Amount	Value	(Loss)
(Yen in millions)

Stocks	Stock index futures transaction
	Long	3,871	3,834	(36)	—	—	—

	Total	—	—	(36)	—	—	—

Note:	Derivative transactions to which hedge accounting has been applied have been excluded.

Reference: Instruments other than those noted above to which a market price hedge has been applied are noted below.

		As of September 30, 2009			As of March 31, 2009
				Unrealized			Unrealized
Object of		Contract	Fair	Gain	Contract	Fair	Gain
Transaction	Type of Transaction	Amount	Value	(Loss)	Amount	Value	(Loss)
(Yen in millions)

Currency	Forward exchange transaction
	Short	119,610	115,193	4,416	104,563	110,402	(5,838)

	Total	—	—	4,416	—	—	(5,838)

Solvency Margin Ratio

	As of	As of
	September 30, 2009	March 31, 2009
	(Yen in millions)

(A) Solvency margin, total value	417,937	386,106

Capital, funds, etc.	156,974	153,442
Reserve for price fluctuations	911	607
Contingency reserve	192	176
Catastrophic loss reserve	136,072	135,350
General bad debts reserve	82	56
Unrealized gains on securities available for sale (before adjustment for tax credits)	66,326	39,305
Unrealized gains on land	18,316	20,129
Reversal of excess reserves	—	—
Debt financing, etc.	—	—
Other deductions	—	—
Other	39,060	37,035

(B) Total amount of risk	89,844	90,305

General insurance risk (R1)	19,986	19,996
Third sector insurance risk (R2)	—	—
Assumed interest rate risk (R3)	1,076	1,089
Asset investment risk (R4)	34,526	32,583
Business management risk (R5)	2,051	3,052
Major disaster risk (R6)	46,963	48,090

(C) Solvency margin ratio [(A)/{(B)×1/2}]×100	930.3%	855.1%

Note:	The figures and amounts noted above were calculated based on Ministry of Finance Notification No. 50, dated 1996, and on Articles 86 and 87 of the Ordinance for Enforcement of the Insurance Business Law.

Solvency margin ratio:

•	Non-life insurance companies provide for reserves to cover payment of insurance claims for covered risks that may arise, and for maturity refunds to policyholders of savings-type insurance policies. However, it is essential to maintain sufficient capacity to enable payment even when risks exceeding those normally foreseen occur, such as the occurrence of a major disaster or a large decline in the price of assets held by the non-life insurance company.

•	It is the solvency margin ratio ((C) in the table above) that serves as an indicator of the capacity to pay the “Total amount of risk” ((B) in the table above), which expresses risks exceeding those normally foreseen, with capital, reserves, and other funds held by the non-life insurance company (namely, the total amount for the solvency margin ((A) in the table above). This ratio is calculated based on the Insurance Business Law and other related laws.

•	“Risk exceeding that normally foreseen” consists of the sum of the various risks listed below:

1. Underwriting risk (General insurance risk) (Third-sector insurance risk)	Risks that can arise due to the incidence of covered risks exceeding the normal rate forecast (excluding risks associated with major disasters)
2. Assumed interest rate risk	Risks that can arise if the actual rate of return on the investment falls below the rate of return projected at the time the insurance premium was calculated.
3. Asset investment risk	Risks that can arise when the value of marketable securities and other assets held fluctuates more than normally expected.
4. Business management risk	Risks other than those noted in Points 1-3 and Point 5 that can arise in the course of managing the business, and that exceed normal projections.
5. Risk of major disasters	Risks that can arise from the occurrence of major disasters that exceed normal projections (on the scale of the Great Kanto Earthquake or the Ise Bay Typhoon).

•	The capacity of a non-life insurance company to pay from capital, reserves, and other funds (total solvency margin) is the sum of the net assets (excluding those expected to flow outside of the company, etc.), various reserves (reserve for price fluctuations, catastrophic loss reserve, etc.), and a portion of the unrealized gains on land.

•	The solvency margin ratio is one objective measure used by administrative authorities in monitoring insurance companies. The company is deemed to have sufficient capacity to pay insurance claims and other expenses if the ratio is 200% or higher.

Supplementary Data to Financial Results for the Six Months Ended September 30, 2009

	Six Months Ended
	September 30,		Six Months Ended September 30, 2009
	2008	FY 2008 Ended			Change from
	(FY 2008	March 31,	(FY 2009	Change from	FY 2008
	Interim Period)	2009	Interim Period)	FY 2008	Interim Period
	(Yen in 100 millions)

 Net premiums written	1,557	3,109	1,549	—	(7)
Change ratio	(2.5)%	(2.3)%	(0.5)%	1.8%	2.0%
‚ Total assets	11,697	11,001	11,104	102	(593)
ƒ Net loss ratio	64.8%	67.4%	66.9%	(0.5)%	2.1%
„ Net expense ratio	33.4%	34.6%	33.2%	(1.4)%	(0.2)%
… Combined ratio	98.2%	102.0%	100.1%	(1.9)%	1.9%
Underwriting balance ratio	1.8%	(2.0)%	(0.1)%	1.9%	(1.9)%
† Voluntary automobile
Net premiums written	799	1,588	802	—	3
Change ratio	(1.0)%	(0.7)%	0.4%	1.1%	1.4%
Underwriting balance ratio	(2.8)%	(6.5)%	(3.9)%	2.6%	(1.1)%
Net loss ratio	70.6%	73.2%	72.2%	(1.0)%	1.6%
Net expense ratio	32.3%	33.2%	31.7%	(1.5)%	(0.6)%
‡ Fire and allied
Net premiums written	208	470	233	—	24
Change ratio	(0.6)%	6.5%	11.9%	5.4%	12.5%
Underwriting balance ratio	17.5%	17.9%	21.2%	3.3%	3.7%
Net loss ratio	39.2%	39.0%	37.7%	(1.3)%	(1.5)%
Net expense ratio	43.3%	43.1%	41.1%	(2.0)%	(2.2)%
ˆ Number of employees	4,350	4,385	4,453	68	103
‰ Number of agencies	15,552	15,185	14,791	(394)	(761)

Note 1:	Net loss ratio = (Net claims paid + Loss adjustment expenses)/Net premiums written × 100

Note 2:	Net expense ratio = (Commissions and collection expenses + Operating expenses and general and administrative expenses associated with underwriting)/Net premiums written × 100

Note 3:	Combined ratio = Net loss ratio + Net expense ratio

Note 4:	Underwriting balance ratio = 100 − Combined ratio

Note 5:	Percent figures in “Change from FY 2008” and “Change from FY 2008 interim period” are calculated by deducting the ratios of each period from the ratios of current period.

Reference: Key Indicators (Consolidated)

Consolidated financial statements are not reported because there is no subsidiary that gives the important effect to the management result.

Six Months Ended
	September 30,		Six Months Ended September 30, 2009
	2008	FY 2008 Ended			Change from
	(FY 2008	March 31,	(FY 2009	Change from	FY 2008
	Interim Period)	2009	Interim Period)	FY 2008	Interim Period
(Yen in 100 millions)

 Ordinary income	—	—	—	—	—
‚ Net premiums written	—	—	—	—	—
Change ratio	—%	—%	—%	—%	—%
ƒ Life insurance premiums	—	—	—	—	—
Change ratio	—%	—%	—%	—%	—%
„ Ordinary profit	—	—	—	—	—
… Net income	—	—	—	—	—

  Status of bad debts

Risk monitored loans

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Loans to bankrupt borrowers	—	—	0
Delinquent loans	2	2	2
Loans delinquent longer than 3 months	—	—	—
Restructured loans	—	—	—

Total	2	2	3
Ratio to balance of loans	0.7%	0.7%	0.8%
Reference: Balance of loans	393	407	384

Self-assessment of assets

	As of	As of	As of
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Non classification	11,615	10,934	11,037

Classification II	78	63	63
Classification III	1	1	1
Classification IV	1	2	1
Sum of Classification II ~ IV	81	67	67

Total	11,697	11,001	11,104

Note:	The above table records amounts before redemption. (before devaluation losses and impairment losses)

‚  Losses on devaluation of securities by impairment

	Six Months Ended	FY 2008 Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Domestic bonds	—	—	—
Domestic stocks	20	104	33
Foreign securities	8	19	0
Others	3	65	—

Total	33	190	34

Applied impairment rule

An impairment loss was taken on all securities with a decline of 30% or more below acquisition cost as of the end of the interim period.

ƒ  Losses on securitized products related to subprime-loan

The company has no asset exposed to subprime-loan, and also no transaction related to monoline insurance.

Note:	The status of investment in other securitized products is provided in “Status of Investments in Securitized Products, etc.”.

„  Impairment losses on fixed assets

	Six Months Ended	FY 2008 Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Land	0	0	—
Buildings	0	0	—
Others	—	—	—

Total	0	0	—

…  Unrealized gains (losses) on securities

	Six Months Ended	FY 2008 Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Domestic bonds	3	16	48
Domestic stocks	1,213	579	820
Foreign securities	(104)	(168)	(142)
Others	(29)	9	12

Total	1,082	438	738

†  Sales of third-sector insurance

	Six Months Ended
	September 30, 2009
		Change from
	(FY 2009	FY 2008	Breakdown of Sales
	Interim Period)	Interim Period	The Company	Subsidiaries
	(In hundreds)

Number of policies	20	(1)	20	—

Note 1:	The numbers of policies for the company, subsidiaries and their total, accumulated from April 1, 2009 to September 30, 2009.

Note 2:	Summary of medical insurance and cancer insurance (excluding the personal accident and nursing care insurance).

‡  Effect of natural disasters

	Six Months Ended	FY 2008 Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in 100 millions)

Direct claims	17	32	11
Net claims paid	10	21	9
Accrued claims	6	3	5

Note 1:	Paid and accrued claims caused by the natural disasters occurred during each period.

Note 2:	Accrued claims = Net amount of provision and reversal of outstanding claims

ˆ  Balance of catastrophic loss reserve

	As of September 30, 2008			As of March 31, 2009			As of September 30, 2009
		Reserve			Reserve			Reserve
Lines of Insurance	Balance	Ratio	Provision	Balance	Ratio	Provision	Balance	Ratio	Provision
	(Yen in 100 millions)

Fire and allied	522	128.2%	12	551	119.4%	41	560	122.7%	9
Marine	78	151.1%	0	80	148.5%	1	79	196.2%	0
Personal accident	163	54.1%	4	159	54.7%	9	155	53.1%	4
Voluntary automobile	151	9.5%	88	127	8.1%	127	119	7.4%	101
Other	213	54.3%	8	220	55.2%	17	226	56.4%	9
Total	1,129	41.0%	115	1,139	40.8%	198	1,141	40.8%	124

Note 1:	Reserve ratio = Balance of catastrophic loss reserve/Net premiums written (excluding earthquake insurance and CALI)

Note 2:	Provision = Gross amount of provision

‰  Assumed reinsurance premiums and claims

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Assumed	Assumed	Assumed	Assumed
	Reinsurance	Reinsurance	Reinsurance	Reinsurance
Lines of Insurance	Premiums	Claims	Premiums	Claims
	(Yen in 100 millions)

Fire and allied	11	4	14	7
Marine	6	4	4	3
Personal accident	0	1	0	1
Voluntary automobile	1	0	0	0
Compulsory automobile liability insurance	116	141	94	134
Other	33	17	28	30
Total	170	169	142	178

Š  Premiums and claims ceded to reinsurance

	Six Months Ended		Six Months Ended
	September 30, 2008		September 30, 2009
	Ceded	Ceded	Ceded	Ceded
	Insurance	Insurance	Insurance	Insurance
Lines of Insurance	Premiums	Claims	Premiums	Claims
	(Yen in 100 millions)

Fire and allied	89	18	98	25
Marine	15	8	11	7
Personal accident	5	1	6	2
Voluntary automobile	2	0	2	0
Compulsory automobile liability insurance	117	137	108	139
Other	112	51	165	122
Total	343	217	392	296

(11)  Actual amounts of refunds to policyholders

	Six Months Ended	FY 2008 Ended	Six Months Ended
	September 30, 2008	March 31, 2009	September 30, 2009
	(Yen in millions)

Payment failure of incidental claims	59	63	6
Improper nonpayment of claims regarding third-sector insurance	—	—	—
Total	59	63	6
Investigation regarding proper conditions of fire insurance etc.	340	489	36

Status of Investments in Securitized Products, etc.

Status of investment:

 Special-purpose entities (SPEs), general

There is no history of investment in or possession of such assets.

‚ Collateralized debt obligations (CDO)

There is no history of investment in or possession of such assets.

ƒ Other sub-prime, Alt-A (Alternative A-paper) exposure

There is no history of investment in or possession of such assets.

„ Commercial mortgage-backed securities (CMBS)

There is no history of investment in or possession of such assets.

… Leveraged financing

There is no history of investment in or possession of such assets.

† Asset-backed securities (ABS)

There is no history of investment in or possession of such assets.

‡ Collateralized bond obligations (CBO)

		Unrealized	Realized
	Fair Value	Gain (Loss)	Gain (Loss)
	(Yen in 100 millions)

Collateralized bond obligations (CBO)	24	(0)	—
Senior	24	(0)	—
Mezzanine	—	—	—
Equity	—	—	—

* These are backed by domestic assets.

ˆ Other

		Unrealized	Realized
	Fair Value	Gain (Loss)	Gain (Loss)
	(Yen in 100 millions)

Other	15	(1)	—
Floating rate notes	9	(0)	—
Hedge funds	5	(0)	—

APPENDIX I

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION
OF NISSAY DOWA GENERAL INSURANCE COMPANY, LIMITED

NDGI publicly announced in Japan its unaudited consolidated financial statements as of and for the three months ended June 30, 2009 prepared in accordance with Japanese GAAP on August 10, 2009. Such unaudited consolidated financial statements are set forth in Appendix H to this prospectus. The basis of NDGI’s audited consolidated financial statements included in this prospectus, which are presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. Presented below, as supplemental information, is a reverse reconciliation from U.S. GAAP to Japanese GAAP of NDGI’s net income for the year ended March 31, 2009 and shareholders’ equity as of March 31, 2009.

Unaudited Reverse Reconciliation of Selected Financial Information as of and for the Year Ended March 31, 2009

As the basis of the consolidated financial information included in this prospectus, which is prepared in accordance with U.S. GAAP, is significantly different from the consolidated financial information prepared in accordance with Japanese GAAP in certain respects, the Company presents below a reverse reconciliation of its net income for the year ended March 31, 2009 and shareholders’ equity as of March 31, 2009 from U.S. GAAP to Japanese GAAP.

	Net Loss for the
	Year Ended	Shareholders’ Equity
	March 31, 2009	as of March 31, 2009
	(Yen in millions)

Amounts reported in the consolidated financial statements under U.S. GAAP	¥(14,461)	¥335,643
Adjustments:
a) Investment securities	6,297	(22,249)
b) Property and equipment	(256)	(3,897)
c) Deferred policy acquisition costs	4,496	(57,814)
d) Catastrophic loss reserve	(2,092)	(114,155)
e) Other underwriting reserves	(1,923)	(42,105)
f) Reserve for price fluctuation	6,443	(608)
g) Retirement and severance benefits	453	4,007
h) Compensated absences	135	2,133
i) Consolidation	(74)	95
j) Other	(112)	848

Total adjustments from U.S. GAAP to Japanese GAAP	13,367	(233,745)
k) Income tax effect on the adjustments	(5,644)	82,466

Effect of adjustments from U.S. GAAP to Japanese GAAP, net of taxes	7,723	(151,279)

Amounts in accordance with Japanese GAAP	¥(6,738)	¥184,364

The significant differences between U.S. GAAP and Japanese GAAP that would apply to the Company and its consolidated subsidiaries are as follows:

(a)	Investment securities

The cost basis of certain securities is different under Japanese GAAP and U.S. GAAP primarily due to the following:

•	Under U.S. GAAP, declines in the fair values of securities below their cost basis which are deemed to be other-than-temporary are required to be recognized as impairment losses. In determining whether such declines are deemed to be other-than-temporary, factors such as the extent of decline in fair value below cost, the length of time that the decline has continued, and the financial condition and near-term prospects of the issuers are considered. Under Japanese GAAP, however, when declines in the fair value below their cost basis are substantial, impairment losses are recognized.

•	Certain wash sales of securities accounted for as sales usually with recognition of gains under Japanese GAAP do not meet criteria of derecognition under U.S. GAAP and, accordingly, such sales and gains/losses arose from the sales are not recoded under U.S. GAAP.

•	Equity investments acquired by exchange for business combinations have been accounted for at cost under Japanese GAAP, while, under U.S. GAAP, such investments are required to be accounted for at fair value when the investments in acquired companies are exchanged for surviving companies in accordance with EITF 91-5, “Non-monetary Exchange of Cost-Method Investments.”

•	Changes in the fair values of available-for-sale debt securities denominated in foreign currency due to changes in foreign exchange rates are recognized as profits or losses by applying hedge accounting under Japanese GAAP, while the change in the fair values are included in other changes in equity from non-owner sources under U.S. GAAP in accordance with EITF 96-15, “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities,” because the application of hedge accounting under Japanese GAAP does not meet the requirements for hedge accounting under U.S. GAAP.

•	Under Japanese GAAP, equity investments without market value are measured at cost, while, under U.S. GAAP, those investments are required to be measured at fair value in accordance with SFAS No. 60, “Accounting and Reporting by Insurance Enterprise.”

(b)	Property and equipment

Under U.S. GAAP, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” the Company and its subsidiaries are required to recognize the fair value of a tangible long-lived asset retirement obligation as a liability. Under Japanese GAAP, however, the Company and its subsidiaries do not recognize any asset retirement obligations.

In addition, the Company and its subsidiaries record depreciation expense based on the useful life and depreciation method required in the Japanese Corporation Tax Act. Under U.S. GAAP, the Company and its subsidiaries are required to record depreciation expense based on estimated economic life and the same depreciation method for the same long-lived assets. Furthermore, deferral of gains on sale or exchange of properties which can be adopted under Japanese GAAP are not allowed to be adopted under U.S. GAAP.

(c)	Deferred policy acquisition costs

Under U.S. GAAP, policy acquisition costs are deferred and amortized over the periods in which the related premiums are earned. Acquisition costs include agent commissions and certain other costs which vary with and are directly related to the acquisition of new business, as stipulated in SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”

Under Japanese GAAP, however, policy acquisition costs are expensed as a part of operating expense as incurred.

(d)	Catastrophic loss reserve

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company is required to establish catastrophic loss reserve for the payment of extraordinary losses arising out of natural catastrophes. The Company is required to retain a portion of net premiums written by lines of insurance as a catastrophic loss reserve which is a part of the underwriting reserves liability. The Company is permitted to utilize this catastrophic loss reserve when the payment of losses exceed a certain percentage of net premium written for the fiscal year.

Under U.S. GAAP, the catastrophic loss reserve recorded in underwriting reserves under Japanese GAAP is reversed.

(e)	Underwriting reserves (other than catastrophic loss reserve)

Under U.S. GAAP, property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Also, under U.S. GAAP, the Company establishes reserves to provide for the estimated costs of paying claims made by policyholders or against policyholders for all lines of business. These reserves include estimates for both claims that have been reported and those that have been incurred but not reported to the Company and include estimates of all expenses associated with processing and settling these claims. This estimation process is primarily based on historical experience and involves a variety of actuarial techniques, which analyze trends and other relevant factors. Under U.S. GAAP, unearned premiums, unpaid losses and claims and related adjustment expenses are presented in the balance sheet separately.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company is required to maintain underwriting reserves, which consist of premium reserve, at an amount determined whichever is the greater of the unearned premiums or the underwriting balance at the end of the year for policies written during the year, and investment deposits by policyholders, by lines of insurance and types of policy. Also, under Japanese GAAP, in accordance with the regulations of the Insurance Business Law of Japan, a reserve for outstanding claims has been established to be sufficient to discharge claims incurred and reported. A provision for losses incurred but not reported which relates to long-tailed and material contracts has been made similarly with the computation under U.S. GAAP, and the same provision relating to short-tailed or nonmaterial contract has been established based on formulae method. However, estimates of all expenses associated with unpaid losses and claims are excluded. In addition, under Japanese GAAP, insurance companies are required to record a statutory reserve for accumulated results on underwriting compulsory automobile liability insurance. This reserve is reflected in net income under U.S. GAAP.

(f)	Reserve for price fluctuation

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law of Japan and related rules and regulations, the Company and the Company’s domestic insurance subsidiary maintain a price fluctuation reserve as a liability in their Japanese GAAP financial statements to provide for offsetting against realized losses on securities and money trusts.

Under U.S. GAAP, price fluctuation reserve under Japanese GAAP is reversed.

(g)	Retirement and severance benefits

Under U.S. GAAP, a Company accounts for its defined benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires the recognition of the over-funded or under-funded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in other comprehensive income in the year in which the changes occur.

Under Japanese GAAP, the reserve for pension and retirement benefits is established in a similar manner to U.S. GAAP with some differences. For example, Japanese GAAP does not require the recognition of the over-

funded or under-funded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in other comprehensive income. In addition, Japanese GAAP does not allow the corridor-approach for amortization of unrecognized actuarial gains and losses, and full amount of unrecognized actuarial gains and losses are amortized over certain periods within the estimated average remaining service years of employees.

(h)	Compensated absences

Under U.S. GAAP, in accordance with SFAS No. 43, “Accounting for Compensated Absences,” an employer is required to accrue a liability for employees’ rights to receive compensation for future absences such as unused vacations and holidays when certain conditions are met (for example, unexpired vacation benefits that employees have earned but have not yet taken). Under Japanese GAAP, however, liabilities for such short-term employee benefits are not required to be recognized.

(i)	Consolidation

Under Japanese GAAP, affiliates are not allowed to be accounted for under the equity method if such affiliates are immaterial. However, under U.S. GAAP, affiliates are required to be accounted for under the equity method regardless of their materiality.

Similarly, under Japanese GAAP, subsidiaries may be unconsolidated if the subsidiaries are immaterial while, under U.S. GAAP, such subsidiaries are required to be consolidated regardless of their materiality.

Under U.S. GAAP, if the Company is a primary beneficiary of variable interest entities (VIEs), the Company is required to consolidate such VIEs in accordance with FIN No. 46(R), while under Japanese GAAP, there is no concept for VIEs.

(j)	Other

Other adjustments include items having a relatively small effect on net income and shareholders’ equity.

(k)	Income tax effect on the adjustments

Under U.S. GAAP, deferred tax assets and liabilities are computed based on the differences between the financial statement and tax bases of assets and liabilities using the asset and liability method.

Similarly, under Japanese GAAP, deferred income taxes have been recognized for temporary differences between the financial statement basis and the tax basis of assets and liabilities using the asset and liability method. Deferred tax assets and liabilities recognized under U.S. GAAP and Japanese GAAP are different primarily due to differences in the financial statement basis that gave rise to tax effects.

Also, under U.S. GAAP all available evidence, both positive and negative, must be considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Under Japanese GAAP, the assessment as to whether deferred tax assets are realizable is primarily based on estimates of future taxable income.

I-4